Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
Allied Nevada Gold Corp., et al.,[1]	)	Case No. 15-10503 (MFW)
)
Debtors.	)	Jointly Administered
	)	Re: Docket No. 931
)

NOTICE OF FILING OF PLAN SUPPLEMENT FOR THE

DEBTORS’ AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

PLEASE TAKE NOTICE that the above-captioned debtors and debtors in possession (collectively, the “Debtors”) hereby file the plan supplement (the “Plan Supplement”), in support of the Debtors’ Amended Joint Chapter 11 Plan of Reorganization [Docket No. 931] (as amended or modified from time to time, the “Plan”)2, filed in these chapter 11 cases on August 27, 2015.

PLEASE TAKE FURTHER NOTICE that the Plan Supplement includes the following documents, as may be modified, amended, or supplemented from time to time:

•	Exhibit A – New Organizational Documents[3]

•	Exhibit B – New First Lien Term Loan Credit Agreement

•	Exhibit C – New Intercreditor Agreement

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Allied Nevada Gold Corp. (7115); Allied Nevada Gold Holdings LLC (7115); Allied VGH Inc. (3601); Allied VNC Inc. (3291); ANG Central LLC (7115); ANG Cortez LLC (7115); ANG Eureka LLC (7115); ANG North LLC (7115); ANG Northeast LLC (7115); ANG Pony LLC (7115); Hasbrouck Production Company LLC (3601); Hycroft Resources & Development, Inc. (1989); Victory Exploration Inc. (8144); and Victory Gold Inc. (8139). The corporate headquarters for each of the above Debtors are located at, and the mailing address for each of the above Debtors, except Hycroft Resources & Development, Inc., is 9790 Gateway Drive, Suite 200, Reno, NV 89521. The mailing address for Hycroft Resources & Development, Inc. is P.O. Box 3030, Winnemucca, NV 89446.
[2]	Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.
[3]	The New Organizational Documents included in this Plan Supplement reflect only those New Organizational Documents that have been amended or modified in connection with the Plan.

•	Exhibit D – Notes Purchase Agreement

•	Exhibit E – New Second Lien Convertible Notes Indenture

•	Exhibit F – New Warrant Agreement[4]

•	Exhibit G – List of Reorganized Debtors’ Directors and Officers

•	Exhibit H – Schedule of Retained Causes of Action

•	Exhibit I – Schedule of Assumed Executory Contracts and Unexpired Leases

•	Exhibit J – Stockholders Agreement

•	Exhibit K – Management Incentive Plan

•	Exhibit L – Post-Emergence Key Employee Retention Plan

•	Exhibit M – Identity of Creditor Representative

•	Exhibit N – Identity of New Warrant Representative

PLEASE TAKE FURTHER NOTICE that the documents contained in the Plan Supplement are integral to and part of the Plan and, if the Plan is confirmed, the documents in the Plan Supplement will be approved by the Bankruptcy Court pursuant to the Confirmation Order; provided, however, that the Confirmation Order shall not be deemed to be an approval or authorization of the specific terms of the Management Incentive Plan or the Post-Emergence Key Employee Retention Plan.

PLEASE TAKE FURTHER NOTICE that the Debtors the Documents contained in the Plan Supplement are drafts and the Debtors reserve the right, subject to the terms and conditions set forth in the Plan, the Amended and Restated Restructuring Support Agreement, and the Exit Facility Commitment Letter, to add additional documents to the Plan Supplement or to alter, amend, modify, or supplement any document in the Plan Supplement; provided that if any document in the Plan Supplement is altered, amended, modified, or supplemented in any material respect prior to the Confirmation Hearing, the Debtors will file a blackline of such document with the Bankruptcy Court.

[4]	The form of New Warrant is included as an Exhibit to the New Warrant Agreement.

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PLEASE TAKE FURTHER NOTICE that the Confirmation Hearing is currently scheduled for October 6, 2015, at 10:00 a.m. (prevailing Eastern Time) before the Honorable Mary F. Walrath, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, located at 824 N. Market Street, Wilmington, Delaware 19801.

PLEASE TAKE FURTHER NOTICE that the Plan, the Disclosure Statement, the Plan Supplement, as well as further information regarding these chapter 11 cases are available for inspection on the Bankruptcy Court’s website at www.deb.uscourts.gov, or free of charge on the Debtors’ restructuring website at https://cases.primeclerk.com/alliednevadagold.

Wilmington, Delaware
Date: September 18, 2015	BLANK ROME LLP

	By:	/s/ Stanley B. Tarr
Stanley B. Tarr (No. 5535) Michael D. DeBaecke (No. 3186) Victoria Guilfoyle (No. 5183) 1201 N. Market Street, Suite 800 Wilmington, Delaware 19801 Telephone: (302) 425-6400 Facsimile: (302) 425-6464

-and-

AKIN GUMP STRAUSS HAUER & FELD LLP

Ira S. Dizengoff (admitted pro hac vice)

Philip C. Dublin (admitted pro hac vice)

Alexis Freeman (admitted pro hac vice)

Matthew C. Fagen (admitted pro hac vice)

One Bryant Park

New York, New York 10036

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

Co-Counsel to the Debtors and Debtors in Possession

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EXHIBIT A

New Organizational Documents

EXHIBIT A-1(a)

Certificate of Incorporation of Allied Nevada Gold Corp.

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

ALLIED NEVADA GOLD CORP.

ALLIED NEVADA GOLD CORP., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

The name of the corporation is ALLIED NEVADA GOLD CORP. (the “Corporation”). The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 14, 2006, and amended and restated such Certificate of Incorporation on October 27, 2011 (as so amended and restated, and as further amended, supplemented or otherwise modified prior to the filing of this Second Amended and Restated Certificate of Incorporation, the “Current Certificate of Incorporation”). This Second Amended and Restated Certificate of Incorporation (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Certificate of Incorporation”) was duly adopted, without the need for approval of the Board of Directors or the stockholders of the Corporation, in accordance with §§ 242, 245 and 303 of the Delaware General Corporation Law (the “DGCL”) and in accordance with a plan of reorganization of the Corporation (the “Plan”) approved by order of the United States Bankruptcy Court for the District of Delaware in In re: Allied Nevada Gold Corp., et al., under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101-1330), as amended (the “Bankruptcy Code”), which Plan became effective on [            ], 2015 (the “Plan Effective Date”).

The Current Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

1. Name. The name of the Corporation is ALLIED NEVADA GOLD CORP.

2. Registered Office and Agent. The Corporation’s registered office in the State of Delaware is located at 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

3. Purpose. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Authorized Capital Stock; Number of Shares. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is [                 ] million ([                 ]) shares, of which (a) [                 ] million ([                     ]) shares shall be common stock, $0.001 par value per share (“Common Stock”); and (b) [                 ] million ([                 ]) shares shall be preferred stock, $0.001 par value per share (“Preferred Stock”).

Notwithstanding anything herein to the contrary, the Corporation shall not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction (i)

shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) shall only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

5. Rights of Stockholders.

5.1 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. Subject to applicable law and the provisions of this Certificate of Incorporation, the Board of Directors of the Corporation (the “Board of Directors”) is authorized to determine the designation of any series of Preferred Stock, to fix the number of shares of any series of Preferred Stock, and to determine the rights, powers (including voting powers, if any), preferences, privileges, limitations and restrictions granted to or imposed upon any series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. If the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

5.2 Common Stock.

5.2.1 Relative Rights. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of any series of Preferred Stock.

5.2.2 Dividends. Subject to the rights of holders of any outstanding series of Preferred Stock, the Board of Directors may cause dividends to be declared and paid on outstanding shares of Common Stock out of funds legally available for the payment of dividends. When, as and if dividends are declared by the Board of Directors, whether payable in cash, in property, in stock or otherwise, in accordance with this Certificate of Incorporation and the Bylaws of the Corporation, as in effect from time to time (the “Bylaws”), out of the assets of the Corporation which are at law available therefor, the holders of outstanding shares of Common Stock shall be entitled to share equally in, and to receive in accordance with the number of shares of Common Stock held by each such holder, all such dividends.

5.2.3 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of issued and outstanding shares of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by each such holder, in the remaining assets of the Corporation available for distribution to its stockholders after the payment, or provision for payment, of all debts and other liabilities of the Corporation and the payment of any outstanding Preferred Stock that has preferential rights on distributions upon a liquidation, dissolution or winding up of the Corporation.

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5.2.4 Stockholder Voting Rights. Subject to applicable law and except as otherwise expressly provided elsewhere in this Certificate of Incorporation or the Bylaws, and subject to the rights of holders of any outstanding series of Preferred Stock:

(i) each holder of record of one or more issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation; and

(ii) the holders of the issued and outstanding shares of Common Stock shall exclusively possess voting power on all matters on which the Corporation’s stockholders are entitled to vote.

5.3 Consideration. Subject to applicable law and except as otherwise provided in this Certificate of Incorporation, the capital stock of the Corporation, regardless of class or series, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

5.4 Stockholders Agreement. To the fullest extent permitted by law, every holder of shares of Common Stock shall be subject to, shall be required to enter into, shall be deemed to have entered into, and shall be deemed to be bound by, the Stockholders Agreement dated as of the Plan Effective Date among the Corporation and the stockholders of the Corporation (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Stockholders Agreement”) (including the transfer restrictions therein), at such time as such holder receives shares of Common Stock (whether by sale, gift, inheritance or other Transfer, through the exercise or conversion of warrants, options or other convertible securities, including, without limitation, the exercise of the Warrants and the conversion of the Convertible Notes, by operation of law or otherwise), regardless of whether any such holder has executed the Stockholders Agreement, and the Stockholders Agreement shall be deemed to be a valid, binding and enforceable obligation of such holder (including any obligation set forth therein to waive or refrain from exercising any appraisal, dissenters or similar rights) even if such holder has not actually executed and delivered a counterpart of the Stockholders Agreement.

If any provisions of this Section 5.4 or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Section 5.4 and the application of such provision to other Persons and circumstances shall not be affected thereby and such provision shall be enforced to the greatest extent permitted by law.

The Corporation will furnish without charge to each holder of record of shares of Common Stock a copy of the Stockholders Agreement upon written request to the Corporation at its principal place of business.

6. Transfers of Shares.

6.1 Restrictions on Transfer.

6.1.1 Prohibited Transfers. Without limiting any other provisions or restrictions or conditions of this Section 6, unless otherwise waived by the Board of Directors in its sole

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discretion, no shares of Common Stock shall be Transferred by any stockholder (regardless of the manner in which the Transferor initially acquired such shares of Common Stock), if:

(i) such Transfer would, if consummated, result in any violation of the Securities Act or any state securities laws or regulations, or any other applicable federal or state laws or order of any Governmental Authority having jurisdiction over the Corporation;

(ii) such Transfer would, if consummated (after taking into account any other proposed Transfers or transfers of Convertible Notes or Warrants for which a notice thereof has been previously delivered to the Board of Directors, but not yet consummated), result in the Corporation having, in the aggregate, [400]1 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) of shares of Common Stock, Convertible Notes and Warrants, unless at the time of such Transfer the Corporation is already subject to the reporting obligations under Sections 13 or 15(d) of the Exchange Act; provided, that (x) the number [400] as used in this Section 6.1.1(ii) shall be increased by the number of such holders that acquire shares of Common Stock from the Corporation other than on account of an exercise or conversion of Convertible Notes or Warrants and (y) the provisions of this Section 6.1.1(ii) shall not apply to a Transfer to a Transferee that is a Qualified Institutional Buyer and an Accredited Investor so long as (A) the Transferor certifies to the Corporation in the applicable Transfer Notice that such Transferee is a Qualified Institutional Buyer and an Accredited Investor, (B) the Transferee certifies to the Corporation in the representation letter delivered to the Corporation pursuant to Section 6.1.2(ii)(B)(1) that it is a Qualified Institutional Buyer and an Accredited Investor and (C) such Transfer would, if consummated (after taking into account any other proposed Transfers or transfers of Convertible Notes or Warrants for which a notice thereof has been previously delivered to the Board of Directors, but not yet consummated), not result in the Corporation having, in the aggregate, 1,900 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) of shares of Common Stock, Convertible Notes and Warrants, unless at the time of such Transfer the Corporation is already subject to the reporting obligations under Sections 13 or 15(d) of the Exchange Act; provided, further that any such Transferee that is a Qualified Institutional Buyer and an Accredited Investor described in the foregoing clause (y) shall not be counted for purposes of determining whether any Transfer made after the date the Transfer is made to such Transferee would, if consummated (after taking into account any other proposed Transfers or transfers of Convertible Notes or Warrants for which a notice thereof has been previously delivered to the Board of Directors, but not yet consummated), result in the Corporation having, in the aggregate, [400] or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) of shares of Common Stock, Convertible Notes and Warrants (unless the Corporation obtains knowledge that such Transferee ceases to be an Accredited Investor);

[1]	NTD: Subject to confirmation of the number of record holders of shares of Common Stock, Convertible Notes and Warrants.

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(iii) such Transfer would, if consummated (after taking into account any other proposed Transfers or transfers of Convertible Notes or Warrants for which a notice thereof has been previously delivered to the Board of Directors, but not yet consummated), require the Corporation to register its Common Stock or any other equity securities of the Corporation under the Exchange Act (as a result of the number of stockholders or otherwise), unless at the time of such Transfer the Corporation is already subject to the reporting obligations under Sections 13 or 15(d) of the Exchange Act; or

(iv) such Transfer is to a Competitor or an Affiliate of a Competitor, except if any such Affiliate is a holder of any of the Convertible Notes on the Effective Date or any Affiliate of any such holder.

6.1.2 Certificates; Legal Opinion. In addition to the restrictions set forth in Section 6.1.1, no shares of Common Stock shall be Transferred by any stockholder unless (i) the certificates (if any) representing such shares bear legends as provided in Section 2.1(e) of the Stockholders Agreement (and, with respect to uncertificated shares, notice of such legends is provided in accordance with applicable law), for so long as such legends are applicable, and (ii) either (A) the Transferee is an Affiliate of the Transferor or (B) prior to such Transfer (1) the Transferee and the Transferor shall have delivered to the Corporation representation letters in such form as may be approved from time to time by the Board of Directors and available from the Secretary of the Corporation and (2) the Transferor shall have delivered to the Corporation a legal opinion reasonably acceptable to the Board of Directors, stating that the registration of the shares of Common Stock that are the subject of such proposed Transfer is not required under the Securities Act or any applicable state securities or “blue sky” laws. Any of the requirements set forth in clause (B) of the immediately preceding sentence may be waived by the Board of Directors in its sole discretion.

6.1.3 Notice of Transfer. Subject to Section 7, and unless otherwise provided by the Board of Directors, any stockholder, or group of stockholders, effecting a Transfer of Common Stock must submit to the Corporation, prior to such Transfer, a written notice (a “Transfer Notice”) of such Transfer. A Transfer Notice shall be mailed or delivered to (i) the Secretary or Chief Financial Officer of the Corporation, or any of their designees, and (ii) the Chairman of the Board (the “Transfer Notice Recipients”), in each case in accordance with Section 13. A Transfer Notice shall include or be accompanied by (A) the name, address and telephone number of the Transferor and the Transferee, (B) whether the Transferee is an Affiliate of the Transferor and whether the Transferee is an Accredited Investor, (C) the number of shares of Common Stock proposed to be Transferred to, and acquired by, the Transferee, (D) the date on which the Transfer is expected to take place, (E) the percentage of the Transferor’s total number of shares of Common Stock to be Transferred, (F) a joinder agreement to the Stockholders Agreement, duly completed and executed by the Transferee to the extent such Transferee has not already signed a counterpart of the Stockholders Agreement and (G) a request that the Corporation register the Transfer on the books of the Corporation and inform the Corporation’s stock transfer agent of the Transfer. So long as the other provisions of this Section 6 are satisfied and complied with, the Board of Directors (or an officer of the Corporation to whom such determination has been delegated by the Board of Directors) shall, within ten (10) Business Days after a Transfer Notice is submitted to the Corporation, cause the Transfer to be registered on the books of the Corporation and inform the Corporation’s stock transfer agent of such Transfer unless, prior to

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the expiration of such ten (10) Business Day period, the Board of Directors (or such delegated officer) or any of the Transfer Notice Recipients request information demonstrating that the Transfer complies with this Section 6 (including information demonstrating that the Transferee or any of its Affiliates (other than any Affiliate that is a holder of any of the Convertible Notes on the Effective Date or any Affiliate of any such holder) is not a Competitor), in which case the Transfer shall be registered on the books of the Corporation no later than ten (10) Business Days after the Board of Directors (or such delegated officer) or such Transfer Notice Recipient receives such information, unless the Board of Directors (or such delegated officer) determines that the Transfer is not permitted pursuant to the terms of this Section 6, in which case the Board of Directors (or such delegated officer) shall promptly inform the Transferor of such determination.

6.2 Termination. Except for the legend requirements set forth in Section 6.1.2 (to the extent still applicable), the provisions of this Section 6 shall terminate automatically upon the consummation of a Qualified Public Offering.

7. Drag-Along Transactions.

7.1 Drag-Along Transactions.

7.1.1 In the event that one or more stockholders that own or hold, together with their Affiliates, a majority of the Fully Diluted Common Stock (the “Selling Holders”) determine to effect, approve or otherwise take any action that would cause the occurrence of, or desire to consummate, a Sale Transaction, the Corporation or the Selling Holders (or a designated representative acting on behalf of the Selling Holders) will have the right (but not the obligation) to deliver written notice thereof (a “Drag Notice”) to all other stockholders (the “Dragged Holders”). Such written notice shall be delivered in accordance with Section 13, and shall contain a general description of the material terms and conditions of the Sale Transaction, including the identity of the Third Party Purchaser, the amount and form of consideration to be paid by the Third Party Purchaser and the proposed date (which may be an estimated date or range of dates) for the closing of the Sale Transaction.

7.1.2 If a Drag Notice is delivered by the Corporation or by or on behalf of the Selling Holders to the Dragged Holders in accordance with Section 7.1.1, each of the Dragged Holders shall:

(i) if such Sale Transaction is structured as a Transfer of shares of Common Stock, be obligated to Transfer to the Third Party Purchaser (subject to the other terms of this Section 7.1.2), at the closing of such Sale Transaction, all shares of Common Stock held by such Dragged Holder (or the applicable portion of such Dragged Holder’s shares of Common Stock that are required to be Transferred in connection with such Sale Transaction, as determined in accordance with Section 7.1.3) on the same terms and conditions as the Selling Holders (excluding any investment or reinvestment opportunity given to management of the Corporation or any of its subsidiaries), free and clear of any Liens (other than Permitted Liens); provided, that each stockholder will receive the same form of consideration in respect of such stockholder’s shares of Common Stock (or, if any stockholder is given an option as to the form of consideration to be received in

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exchange for each share of Common Stock held by such stockholder, each other stockholder holding shares of Common Stock of the same class, series or type shall be given the same option (excluding any investment or reinvestment opportunity given to employees of the Corporation or any of its subsidiaries)) and the same portion of the aggregate consideration in respect of such stockholder’s shares of Common Stock that such stockholder would have received if such aggregate consideration had been distributed by the Corporation in complete liquidation pursuant to the rights and preferences set forth in this Certificate of Incorporation as in effect immediately prior to such Sale Transaction;

(ii) if such Sale Transaction is structured as a Transfer of assets (including by or through the sale, issuance or other disposition of the outstanding capital stock or other outstanding equity interests of, or reorganization, merger, share exchange, consolidation or other business combination involving, any direct and/or indirect subsidiary or subsidiaries of the Corporation), approve any subsequent dissolution and liquidation of the Corporation or any of its subsidiaries in connection therewith and execute and/or deliver any applicable documents, instruments or agreements related thereto; provided, that, in any liquidation, each stockholder shall receive on account of its shares of Common Stock the distributions pursuant to the rights and preferences set forth in this Certificate of Incorporation as in effect immediately prior to such Sale Transaction;

(iii) (A) be required to vote (including by written consent) such Dragged Holder’s shares of Common Stock, whether by proxy, voting agreement or otherwise, in favor of such Sale Transaction, and (B) not raise any objection against such Sale Transaction or the process pursuant to which it was arranged;

(iv) execute and deliver any purchase agreement, merger agreement, indemnity agreement, escrow agreement, letter of transmittal or other agreements or documents governing or relating to such Sale Transaction that the Corporation, the Selling Holders or the Third Party Purchaser may request (the “Sale Transaction Documents”); provided, however, that no Dragged Holder shall be required to become liable for any indemnification obligations that exceed the total consideration payable to such Dragged Holder in connection with such Sale Transaction;

(v) use commercially reasonable efforts to obtain or make any consents or filings necessary to be obtained or made by such Dragged Holder to effectuate such Sale Transaction;

(vi) waive and refrain from exercising any appraisal, dissenters or similar rights with respect to such Sale Transaction (and each stockholder shall be deemed to have irrevocably waived any appraisal, dissenters or similar rights arising from or relating to any Sale Transaction);

(vii) not (A) take any action that might impede, be prejudicial to or be inconsistent with, such Sale Transaction, (B) assert, to the extent that an advance waiver is permitted under applicable non-waiveable law, at any time, any claim against the Corporation, any member of the Board of Directors (or any committee thereof), any

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member of the board of directors, board of managers or similar governing body of any subsidiary of the Corporation, or any other stockholder or any of its Affiliates (including any Selling Holder and any of its Affiliates) in connection with such Sale Transaction, or (C) disclose to any Person any information related to such Sale Transaction (including, without limitation, the fact that discussions or negotiations are taking place concerning such Sale Transaction, or any of the terms, conditions or other facts with respect to such Sale Transaction); and

(viii) take all necessary or desirable actions reasonably requested by the Selling Holders and/or the Corporation in connection with the consummation of such Sale Transaction.

7.1.3 In the case of a Sale Transaction involving less than 100% of the then-issued and outstanding shares of Common Stock, a percentage of the shares of Common Stock owned or held by each Dragged Holder and each Selling Holder shall be Transferred in such Sale Transaction, which percentage shall be derived by dividing (i) the total number of shares of Common Stock owned or held by the Selling Holders (in the aggregate) that are proposed to be included in such Sale Transaction by (ii) the total number of shares of Common Stock owned or held by the Selling Holders (in the aggregate).

7.1.4 At the closing of any Sale Transaction that is structured as a sale or other Transfer of shares of Common Stock in which the Selling Holders have exercised their rights under this Section 7.1, each Dragged Holder shall deliver at such closing, against payment of the purchase price therefor in accordance with the terms of the Sale Transaction Documents, certificates or other documentation (or other evidence thereof reasonably acceptable to the Third Party Purchaser) representing such Dragged Holder’s Common Stock to be sold, duly endorsed for transfer or accompanied by duly endorsed stock powers, and such other documents as are deemed reasonably necessary by any one or more of the Selling Holders, the Third Party Purchaser and/or the Corporation for the proper transfer of such Common Stock on the books of the Corporation, free and clear of any Liens (other than Permitted Liens).

7.1.5 Each Selling Holder and each Dragged Holder will bear its pro rata share (based upon its relative percentage ownership of shares of Common Stock) of the costs and expenses of any Sale Transaction to the extent such costs and expenses are incurred for the benefit of all stockholders or the Corporation and are not otherwise paid by the Corporation or the Third Party Purchaser; provided, however, that no Dragged Holder shall be directly and personally liable for any costs and expenses of any Sale Transaction that is not consummated (other than if such failure to consummate such Sale Transaction is a result of such Dragged Holder breaching its obligations under this Agreement). Costs and expenses incurred by any stockholder on its own behalf will not be considered costs and expenses of the Sale Transaction and will be borne solely by such stockholder.

7.1.6 The Corporation shall, and shall use its commercially reasonable efforts to cause its officers, employees, agents, contractors and others under its control to, cooperate and assist in any proposed Sale Transaction and not to take any action which

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might impede, be prejudicial to or be inconsistent with, any such Sale Transaction. Pending the completion of any proposed Sale Transaction, the Corporation shall use commercially reasonable efforts to operate in the ordinary course of business and to maintain all existing business relationships in good standing.

7.1.7 The Selling Holders shall have the power and authority to cause the Corporation to enter into a Sale Transaction and to take any and all such further action in connection therewith as the Selling Holders may deem necessary or appropriate in order to consummate (or, if directed by the Selling Holders, abandon) any such Sale Transaction. Neither the Corporation nor any of the Selling Holders shall have any liability if any such Sale Transaction is not consummated for any reason. Subject to the provisions of this Section 7.1, the Selling Holders, in exercising their rights under this Section 7.1, shall have complete discretion over the terms and conditions of any Sale Transaction effected thereby, including price, payment terms, conditions to closing, representations, warranties, affirmative covenants, negative covenants, indemnification, holdbacks and escrows. Without limitation of the foregoing, the Selling Holders may authorize and cause the Corporation or any now or hereafter created subsidiary to execute such agreements, documents, applications, authorizations, registration statements and instruments (collectively “Drag-Along Documents”) as they may deem necessary or appropriate in connection with any Sale Transaction, and each third person who is party to any such Drag-Along Documents may rely on the authority vested in the Selling Holders under this Section 7.1 for all purposes.

7.1.8 IN ORDER TO SECURE THE OBLIGATIONS OF EACH DRAGGED HOLDER TO VOTE SUCH DRAGGED HOLDER’S SHARES OF COMMON STOCK IN FAVOR OF A SALE TRANSACTION AND TO WAIVE ANY APPRAISAL, DISSENTERS OR SIMILAR RIGHTS THAT SUCH DRAGGED HOLDER HAS (OR MAY HAVE) WITH RESPECT TO ANY SALE TRANSACTION, IN EACH CASE AS SET FORTH IN SECTION 7.1.2, EACH DRAGGED HOLDER SHALL BE DEEMED TO IRREVOCABLY APPOINT THE SELLING HOLDERS (AND EACH OF THEM) AS SUCH DRAGGED HOLDER’S TRUE AND LAWFUL PROXY AND ATTORNEY, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL SHARES OF COMMON STOCK OWNED OR HELD BY SUCH DRAGGED HOLDER OR OVER WHICH SUCH DRAGGED HOLDER HAS VOTING CONTROL TO EFFECTUATE SUCH VOTES AND WAIVERS FOR THE DURATION OF THE EXISTENCE OF THE CORPORATION. IN ADDITION, IN ORDER TO SECURE THE OBLIGATIONS OF EACH DRAGGED HOLDER TO EXECUTE AND DELIVER THE SALE TRANSACTION DOCUMENTS, AND TO TAKE ACTIONS IN CONNECTION WITH THE CONSUMMATION OF A SALE TRANSACTION, IN EACH CASE AS SET FORTH IN SECTION 7.1.2, EACH DRAGGED HOLDER SHALL BE DEEMED TO IRREVOCABLY GRANT TO THE SELLING HOLDERS (AND EACH OF THEM) A POWER-OF-ATTORNEY TO SIGN ANY AND ALL SUCH SALE TRANSACTION DOCUMENTS AND TO TAKE ANY AND ALL SUCH ACTIONS, IN THE NAME AND ON BEHALF OF SUCH DRAGGED HOLDER. THE PROXIES AND POWERS OF ATTORNEY GRANTED BY EACH DRAGGED HOLDER PURSUANT TO THIS SECTION 7.1.8 ARE COUPLED WITH AN INTEREST, ARE IRREVOCABLE, SHALL NOT BE AFFECTED BY AND

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SHALL SURVIVE THE DEATH, INCOMPETENCY, INCAPACITY, DISABILITY, BANKRUPTCY OR INSOLVENCY OF ANY DRAGGED HOLDER WHO IS AN INDIVIDUAL AND THE MERGER, CONSOLIDATION, LIQUIDATION, BANKRUPTCY, INSOLVENCY OR DISSOLUTION OF ANY DRAGGED HOLDER THAT IS NOT AN INDIVIDUAL. ANY SELLING HOLDER MAY EXERCISE THE PROXIES AND POWERS OF ATTORNEY GRANTED BY ANY DRAGGED HOLDER HEREUNDER AT ANY TIME SUCH DRAGGED HOLDER FAILS TO COMPLY WITH THE PROVISIONS OF THIS SECTION 7.

7.1.9 If the Selling Holders enter into any negotiation or transaction for which Rule 506 of Regulation D (or any similar rule then in effect) promulgated by the United States Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Dragged Holder who is not an Accredited Investor shall, at the request of the Corporation or the Selling Holders (as applicable), appoint a “purchaser representative” (as such term is defined in Rule 501 of Regulation D) reasonably acceptable to the Corporation or the Selling Holders in connection with such negotiation or transaction and the Corporation shall pay the fees and expenses of such purchaser representative.

7.1.10 The provisions of this Section 7.1 shall be in addition to, and not in limitation of, the provisions of Article III of the Stockholders Agreement.

7.1.11 A Transfer of shares of Common Stock in a Sale Transaction by a Selling Holder or a Dragged Holder pursuant to this Section 7.1 shall not be subject to the requirements of Section 6 other than Section 6.1.1(i).

7.2 Termination. The provisions of this Section 7 shall terminate automatically upon the consummation of a Qualified Public Offering.

8. Directors. This Section 8 is inserted for the management of the business and for the conduct of the affairs of the Corporation and it is expressly provided that it is intended to be in furtherance of and not in limitation or exclusion of the powers conferred by applicable law.

8.1 Powers. Except as may otherwise be provided in this Certificate of Incorporation, the Bylaws, the Stockholders Agreement or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

8.2 Composition of the Board of Directors.

8.2.1 Subject to the rights and preferences of any series of outstanding Preferred Stock, the number of directors constituting the whole Board of Directors shall be fixed from time to time in accordance with the provisions of the Bylaws and the Stockholders Agreement. As of the Plan Effective Date, the Board of Directors shall consist of the five (5) individuals identified in the Plan (such five individuals, the “Initial Board”). Each member of the Initial Board shall hold office until his or her respective successor is duly elected and qualified in accordance with the terms of this Certificate of Incorporation, the Bylaws and the Stockholders Agreement.

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8.2.2 Subject to the voting rights, if any, of holders of any outstanding series of Preferred Stock, the holders of the issued and outstanding shares of Common Stock shall have the right and power to elect all the directors of the Corporation by vote of holders of a plurality of the votes of the issued and outstanding shares of Common Stock present in person or represented by proxy at any meeting at which a quorum is present called for the purpose of electing directors; provided, however, that holders of shares of Common Stock shall be required to vote their shares of Common Stock to elect as directors (including by executing written consents) those individuals that are nominated and designated in accordance with the terms of the Stockholders Agreement.

8.2.3 The election of directors need not be by written ballot.

8.3 Tenure. The term of office of each director shall expire at the first meeting of the Board of Directors following the annual meeting of stockholders next occurring after the director’s election or appointment to the Board of Directors, or upon such director’s earlier death, resignation or removal.

8.4 Removal. Except as otherwise provided by this Certificate of Incorporation, the Stockholders Agreement or the DGCL, any director may be removed at any time, with or without cause, upon the affirmative vote of holders of at least a majority of the issued and outstanding shares of Common Stock; provided, however, that no removal of a director shall be made that is in violation of any restrictions or limitations set forth in the Stockholders Agreement. If the Board of Directors terminates the employment of the chief executive officer of the Corporation for any reason, and such chief executive officer is then serving as a director, the terminated chief executive officer will be required to immediately resign as a director.

8.5 Newly Created Directorships and Vacancies. Subject to the rights and preferences of any series of outstanding Preferred Stock and subject to the voting and board designation rights set forth herein and in the Stockholders Agreement, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause, shall be filled within ninety (90) days by either: (i) a majority vote of the remaining directors then in office (even if less than a quorum); or (ii) a plurality of the votes of the issued and outstanding shares of Common Stock present in person or represented by proxy at a special meeting of stockholders called for such purpose in accordance with the terms of the Bylaws. Any director(s) so chosen shall hold office until their respective successors are duly elected at the next annual meeting of stockholders, or upon such director’s earlier death, resignation or removal.

8.6 Cumulative Voting. There shall not be cumulative voting by stockholders in the election of directors of the Corporation.

9. Compromise, Arrangement or Reorganization. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or

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receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

10. Limitation of Liability. To the fullest extent permitted by the DGCL, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, including breaches resulting from such director’s grossly negligent behavior, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived any improper personal benefits. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, repeal or modification of this Section 10 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at or prior to the time of such amendment, repeal or modification.

11. Indemnification.

11.1 To the fullest extent permitted by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (“Proceeding”), whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (“Other Entity”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such Proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful. To the extent specified by the Board of Directors at any time and to the fullest extent permitted by law, the Corporation shall indemnify any person who was

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or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware (the “Court of Chancery”) or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

11.2 The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the DGCL, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

11.3 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 11 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the Bylaws, any agreement (including any policy of insurance purchased or provided by the Corporation under which directors, officers, employees and other agents of the Corporation are covered), any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

11.4 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 11 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

11.5 The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, member, manager, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 11, the Bylaws, the Stockholders Agreement or under Section 145 of the DGCL or any other provision of law.

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11.6 The provisions of this Section 11 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 11 is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be legally bound. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, no amendment, repeal or modification of this Section 11 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

11.7 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 11 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified, to the fullest extent permitted by law, for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such action.

11.8 Any director or officer of the Corporation serving in any capacity in (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (ii) any employee benefit plan of the Corporation or any corporation referred to in clause (i) shall be deemed to be doing so at the request of the Corporation.

11.9 Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 11 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

11.10 It is the intent that with respect to all advancement, reimbursement and indemnification obligations under this Section 11, the Corporation shall be the indemnitor of first resort (i.e., its obligations to indemnitees under this Certificate of Incorporation are primary and

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any obligation of any stockholder (or any of its Affiliates) to provide advancement or indemnification for the same losses incurred by indemnitees are secondary), and if a stockholder pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to this Certificate of Incorporation, the Bylaws, the Stockholders Agreement, contract, law or regulation), then (i) such stockholder (or such Affiliate, as the case may be) shall be fully subrogated to all rights hereunder of the indemnitee with respect to such payment and (ii) the Corporation shall reimburse such stockholder (or such Affiliate, as the case may be) for the payments actually made and waive any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of such stockholder (or such Affiliate, as the case may be).

12. Books and Records. The books and records of the Corporation may be kept (subject to any provision contained in the DGCL or other applicable law) at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

13. Notices. All notices, requests, waivers and other communications made pursuant to this Certificate of Incorporation shall be in writing and shall be deemed to have been effectively given or delivered (a) when personally delivered to the party to be notified; (b) if given by electronic transmission in the manner provided in Section 232 of the DGCL, in accordance with Section 232 of the DGCL; (c) three (3) Business Days after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, addressed to the party to be notified; or (d) one (1) Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified with next-Business Day delivery guaranteed, in each case as follows: (i) in the case of any stockholder, to such stockholder at its address or facsimile number set forth in the stock records of the Corporation; and (ii) in the case of the Corporation, to the Secretary of the Corporation at the Corporation’s principal place of business. A party may change its address for purposes of notice hereunder by giving notice of such change in the manner provided in this Section 13.

14. Restrictions on Transactions. The Corporation elects not to be governed by the provisions of Section 203 of the DGCL.

15. Amendments. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL and in accordance with the terms of the Stockholders Agreement. Notwithstanding the foregoing and the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Common Stock of any class may be increased or decreased (but not below the number of shares of such class then-issued and outstanding, plus the number of shares of such class then reserved for future issuance) in accordance with the preceding sentence, without a separate vote of the holders of such class of Common Stock.

16. Corporate Opportunities.

16.1.1 Each stockholder (who is not also an employee of the Corporation or any of its subsidiaries), each member of the Board of Directors or any committee thereof (other than an employee of the Corporation or any of its subsidiaries), each member of any board of directors, board of managers or similar governing body of any subsidiary of the Corporation (other than an

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employee of the Corporation or any of its subsidiaries), and any one or more of the respective Affiliates, managers, directors, principals, officers, employees and other representatives of each such stockholder, member of the Board of Directors (or committee thereof) or member of any governing body of any subsidiary of the Corporation who is not (in any such case) also an employee of the Corporation or any of its subsidiaries (the foregoing Persons being referred to, collectively, as “Identified Persons” and, each individually, as an “Identified Person”) may now engage, may continue to engage, or may, in the future, decide to engage, in the same or similar activities or lines of business as those in which the Corporation or any of its Affiliates, directly or indirectly, now engage or may engage or other business activities that overlap with, are complementary to, or compete with those in which the Corporation or any of its Affiliates, directly or indirectly, now engage or may engage (any such activity or line of business, an “Opportunity”). No Identified Person shall have any duty to refrain, directly or indirectly, from (i) engaging in any Opportunity or (ii) otherwise competing with the Corporation or any of its Affiliates. No Identified Person shall have any duty or obligation to refer or offer to the Corporation or any of its Affiliates any Opportunity, and the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered, an opportunity to participate in any Opportunity which may be a corporate (or analogous) or business opportunity for the Corporation or any of its Affiliates.

16.1.2 In the event that any Identified Person acquires knowledge of a potential transaction or other corporate (or analogous) or business opportunity which may be an Opportunity for the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such Opportunity to the Corporation or any of its Affiliates and shall not be liable to the Corporation or the stockholders for breach of any purported fiduciary duty by reason of the fact that such Identified Person pursues or acquires such Opportunity for itself, or offers or directs such Opportunity to another Person (including any Affiliate of such Identified Person).

16.1.3 The Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more other entities (such entities, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Corporation, any of the stockholders or any of their respective Affiliates, and (i) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Certificate of Incorporation and/or the Stockholders Agreement shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Certificate of Incorporation and/or the Stockholders Agreement shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (x) the ownership by an Identified Person of any interest in any Related Company, (y) the affiliation of any Related Company with an Identified Person or (z) any action taken or omitted by an Identified Person in respect of any Related Company, (ii) no Identified Person shall, by reason of such ownership, affiliation or action, become subject to any fiduciary duty to the Corporation, any of the stockholders or any of their respective Affiliates, (iii) none of the duties imposed on an Identified Person, whether by contract or law, do or shall limit or impair the right of any Identified Person lawfully to compete with the Corporation, any of the stockholders or any of their respective Affiliates and (iv) the Identified Persons are not and shall not be obligated to disclose to the Corporation, any of the stockholders or any of their respective

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Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against the Corporation, any of the stockholders or any of their respective Affiliates in any such business or as to any such opportunities.

17. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

18. Enforceability; Severability. Each provision of this Certificate of Incorporation shall be enforceable in accordance with its terms to the fullest extent permitted by law, but in case any one or more of the provisions contained in this Certificate of Incorporation shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Certificate of Incorporation, and this Certificate of Incorporation shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

19. Bylaws. In furtherance and not in limitation of the powers conferred by law and except as otherwise set forth in the Stockholders Agreement, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal any or all of the Bylaws without any action on the part of the stockholders of the Corporation, subject to the power of the stockholders of the Corporation to amend or repeal any Bylaws adopted or amended by the Board of Directors.

20. Certain Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meanings:

(i) “Accredited Investor” means an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

(ii) “Affiliate” means, with respect to any Person, any other Person that (either directly or indirectly) controls, is controlled by, or is under direct or indirect common control with the specified Person, and shall also include (i) any Related Fund of such Person and (ii) in the case of a specified Person who is an individual, any Family Member of such Person. The term “control” includes the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. No stockholder shall be deemed an Affiliate of another Person solely by virtue of being a party to the Stockholders Agreement or by being a lender to or creditor of such other Person.

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(iii) “Business Day” means any day other than a day which is a Saturday, Sunday or legal holiday on which banks in the City of New York are authorized or obligated by law to close.

(iv) “Competitor” means a Person that is engaged in competition with the Corporation, as determined by the Board of Directors.

(v) “Convertible Notes” means the Senior Secured Convertible Notes due 2020 issued by the Corporation pursuant to the Convertible Notes Indenture, as amended, supplemented, amended and restated, modified, increased, replaced, reissued or extended from time to time.

(vi) “Convertible Notes Indenture” means the Indenture, dated as of the Effective Date, between the Corporation, as issuer, and [                    ], as trustee and collateral agent, as amended, supplemented or otherwise modified from time to time.

(vii) “Derivative Securities” means direct or indirect options, rights, warrants or securities convertible into, or redeemable, exercisable or exchangeable for, shares of Common Stock.

(viii) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(ix) “Family Member” means, with respect to any individual, (i) any Related Person of such individual or (ii) any trust the sole beneficiaries of which are such individual or one or more of such individual’s Related Persons.

(x) “Fully Diluted Common Stock” means, as of any time of determination, all issued and outstanding shares of Common Stock as of such time (other than any shares of Common Stock owned by the Corporation or any subsidiary of the Corporation), assuming that all Derivative Securities (including the Convertible Notes but expressly excluding the Warrants) existing as of such time were converted into, or redeemed, exercised or exchanged for, shares of Common Stock as of such time. Any reference in this Certificate of Incorporation to shares of Fully Diluted Common Stock owned or held by any Person (or group of Persons) as of any particular time shall mean the sum of (x) the shares of Common Stock owned or held by such Person (or group of Persons) as of such time and (y) the shares of Common Stock that such Person (or group of Persons) would own or hold as of such time if all Derivative Securities (including the Convertible Notes but expressly excluding the Warrants) owned or held by such Person (or group of Persons) as of such time were converted into, or redeemed, exercised or exchanged for, shares of Common Stock as of such time.

(xi) “Liens” means any lien, encumbrance, claim, right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interest, title defect, hypothecation, easement, right of way, restrictive covenant, encroachment, right of first refusal, preemptive right, judgment, conditional sale or other title retention agreement and all other impositions, imperfections, defects, limitations or restrictions of any nature or kind whatsoever.

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(xii) “Permitted Liens” means Liens that are imposed (x) by this Certificate of Incorporation, (y) by the Stockholders Agreement, or (z) under applicable securities laws.

(xiii) “Person” means an individual, partnership, corporation, unincorporated organization, joint stock company, limited liability company, partnership, association, trust, joint venture or any other entity, or a governmental agency or political subdivision thereof.

(xiv) “Qualified Institutional Buyer” means an “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

(xv) “Qualified Public Offering” means the first underwritten public offering pursuant to an effective registration statement covering a sale of shares of Common Stock to the public that (x) results in shares of Common Stock being listed on a national securities exchange or quoted on the Nasdaq Stock Market, and (y) involves gross cash proceeds of at least $100 million.

(xvi) “Related Fund” means, with respect to any Person, any fund, account or investment vehicle that is controlled or managed by (x) such Person or (y) the same investment manager or advisor as such Person or an Affiliate of such investment manager or advisor.

(xvii) “Related Person” means, with respect to any individual, any of such individual’s parents, spouse, siblings, children and grandchildren.

(xviii) “Sale Transaction” means the sale, lease, transfer, issuance or other disposition, in one transaction or a series of related transactions, of (x) all or substantially all of the consolidated assets of the Corporation and its subsidiaries (including by or through the issuance, sale, contribution, transfer or other disposition (including by way of reorganization, merger, share exchange, consolidation or other business combination) of a majority of the capital stock or other equity interests of any direct and/or indirect subsidiary or subsidiaries of the Corporation if substantially all of the consolidated assets of the Corporation and its subsidiaries are held by such subsidiary or subsidiaries) or (y) at least a majority of the then-issued and outstanding shares of Common Stock, to (in either case of clause (x) or clause (y)) any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of Persons (other than the Selling Holders or any Affiliates thereof) (a “Third Party Purchaser”), whether directly or indirectly or by way of any merger, statutory share exchange, recapitalization, sale or contribution of equity, tender offer, reclassification, consolidation or other business combination transaction or purchase of beneficial ownership.

(xix) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(xx) “Third Party Purchaser” has the meaning specified in the definition of “Sale Transaction.”

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(xxi) “Transfer” means any direct or indirect sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Common Stock (including (x) the granting of any option or entering into any agreement for the future sale, transfer or other disposition of Common Stock, or (y) the sale, transfer, assignment or other disposition of any securities or rights convertible into, or exchangeable or exercisable for, Common Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise, including by recapitalization, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise. Notwithstanding the foregoing, any transaction in which a stockholder lends or borrows any shares of Common Stock to or from brokers, banks, or other financial institutions for the purpose of effecting margin transactions, or pledges or otherwise encumbers shares of Common Stock in connection with such stockholder’s financing arrangements, in any case in the ordinary course of business, shall not constitute a Transfer of shares of Common Stock for purposes of this Certificate of Incorporation; provided, however, that any foreclosure (including the retention of shares of Common Stock in satisfaction of any obligations) on shares of Common Stock by any such broker, bank or other financial institution shall be deemed a Transfer of shares of Common Stock for purposes of this Certificate of Incorporation. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

(xxii) “Warrants” means the Warrants to purchase shares of Common Stock issued pursuant to the Warrant Agreement, as any of the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

(xxiii) “Warrant Agreement” means the Warrant Agreement, dated as of the Effective Date, between the Corporation and [                    ], as warrant agent, as amended, supplemented or otherwise modified from time to time.

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation, which amends and restates the Corporation’s First Amended and Restated Certificate of Incorporation, to be made, executed and acknowledged by its duly authorized officer this      day of [            ], 2015, as directed by and provided for in the Order of the United States Bankruptcy Court for the District of Delaware, dated [            ], 2015, Confirming the Plan under Chapter 11 of the Bankruptcy Code.

Name:
Title:

EXHIBIT A-1(b)

Certificate of Incorporation of Allied VGH Inc.

FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION

of

ALLIED VGH INC.

ALLIED VGH INC., a corporation organized and existing under the laws of the State of Nevada, hereby certifies as follows:

The name of the corporation is ALLIED VGH INC. (the “Corporation”). The Corporation filed its original Articles of Incorporation with the Secretary of State of the State of Nevada on August 27, 1996 and amended such Articles of Incorporation on October 30, 1996 and May 11, 2007 (as so amended, and as further amended, supplemented or otherwise modified prior to the filing of these First Amended and Restated Articles of Incorporation, the “Current Articles of Incorporation”). These First Amended and Restated Articles of Incorporation (as amended, amended and restated, supplemented or otherwise modified from time to time, these “Articles of Incorporation”) were duly adopted, without the need for approval of the Board of Directors (the “Board of Directors”) or the stockholders of the Corporation, in accordance with § 78.622 of the Nevada Revised Statutes and in accordance with a plan of reorganization of the Corporation (the “Plan”) approved by order of the United States Bankruptcy Court for the District of Delaware in In re: Allied Nevada Gold Corp., et al., under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101-1330), as amended (the “Bankruptcy Code”), which Plan became effective on [            ], 2015 (the “Plan Effective Date”).

The Current Articles of Incorporation of the Corporation are hereby amended and restated to read in their entirety as follows:

1. Name. The name of the Corporation is ALLIED VGH INC.

2. Purpose; Powers. The purposes for which the Corporation is formed and its powers are to engage in any lawful activity within or without the State of Nevada.

3. Authorized Capital. The authorized capital of the Corporation shall consist of 25,000 shares consisting of no par value.

Notwithstanding anything herein to the contrary, the Corporation shall not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) shall only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

4. Board of Directors. The members of the Board of Directors shall be styled “directors”. The Corporation shall have such number of directors as is determined from time to time by the Board of Directors, though at all times shall have at least one (1) director.

5. Liability of Directors and Officers. To the full extent permitted by law, no director or officer shall be individually liable to the Corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer of the Corporation unless it is proven that:

5.1 the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and

5.2 the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

6. Indemnification. To the full extent permitted by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. To the full extent permitted by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. To the full extent permitted by law, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Corporation, and the provisions of this sentence do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. To the full extent permitted by law, the indemnification provisions included in these Articles of Incorporation do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled for either an action in the person’s official capacity or an action in another capacity while holding office. The rights to indemnification and to advancement of expenses arising under a provision of these Articles of Incorporation shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, and such rights shall continue for a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of such a person.

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7. By-Laws. The Board of Directors is expressly authorized and empowered to adopt, amend or repeal the By-Laws of the Corporation.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Incorporation, which amend and restate the Corporation’s Articles of Incorporation, to be made, executed and acknowledged by its duly authorized officer this [    ] day of [            ], 2015, as directed by and provided for in the Order of the United States Bankruptcy Court for the District of Delaware, dated [            ], 2015, Confirming the Plan under Chapter 11 of the Bankruptcy Code.

Name: Title:

EXHIBIT A-1(c)

Certificate of Incorporation of Allied VNC Inc.

FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION

of

ALLIED VNC INC.

ALLIED VNC INC., a corporation organized and existing under the laws of the State of Nevada, hereby certifies as follows:

The name of the corporation is ALLIED VNC INC. (the “Corporation”). The Corporation filed its original Articles of Incorporation with the Secretary of State of the State of Nevada on September 10, 2002 and amended such Articles of Incorporation on May 11, 2007 (as so amended, and as further amended, supplemented or otherwise modified prior to the filing of these First Amended and Restated Articles of Incorporation, the “Current Articles of Incorporation”). These First Amended and Restated Articles of Incorporation (as amended, amended and restated, supplemented or otherwise modified from time to time, these “Articles of Incorporation”) were duly adopted, without the need for approval of the Board of Directors (the “Board of Directors”) or the stockholders of the Corporation, in accordance with § 78.622 of the Nevada Revised Statutes and in accordance with a plan of reorganization of the Corporation (the “Plan”) approved by order of the United States Bankruptcy Court for the District of Delaware in In re: Allied Nevada Gold Corp., et al., under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101-1330), as amended (the “Bankruptcy Code”), which Plan became effective on [            ], 2015 (the “Plan Effective Date”).

The Current Articles of Incorporation of the Corporation are hereby amended and restated to read in their entirety as follows:

1. Name. The name of the Corporation is ALLIED VNC INC.

2. Purposes; Powers. The purposes for which the Corporation is formed and its powers are to engage in any lawful activity within or without the State of Nevada.

3. Authorized Capital. The authorized capital of the Corporation shall consist of 10,000 shares with no par value.

Notwithstanding anything herein to the contrary, the Corporation shall not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) shall only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

4. Board of Directors. The members of the Board of Directors shall be styled “directors”. The Corporation shall have such number of directors as is determined from time to time by the Board of Directors, though at all times shall have at least one (1) director.

5. Liability of Directors and Officers. To the full extent permitted by law, no director or officer shall be individually liable to the Corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer of the Corporation unless it is proven that:

5.1 the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and

5.2 the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

6. Indemnification. To the full extent permitted by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. To the full extent permitted by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. To the full extent permitted by law, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Corporation, and the provisions of this sentence do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. To the full extent permitted by law, the indemnification provisions included in these Articles of Incorporation do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled for either an action in the person’s official capacity or an action in another capacity while holding office. The rights to indemnification and to advancement of expenses arising under a provision of these Articles of Incorporation shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, and such rights shall continue for a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of such a person.

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7. By-Laws. The Board of Directors is expressly authorized and empowered to adopt, amend or repeal the By-Laws of the Corporation.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Incorporation, which amend and restate the Corporation’s Articles of Incorporation, to be made, executed and acknowledged by its duly authorized officer this [    ] day of [            ], 2015, as directed by and provided for in the Order of the United States Bankruptcy Court for the District of Delaware, dated [            ], 2015, Confirming the Plan under Chapter 11 of the Bankruptcy Code.

Name: Title:

EXHIBIT A-1(d)

Certificate of Incorporation of Hycroft Resources & Development, Inc.

FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION

of

HYCROFT RESOURCES & DEVELOPMENT, INC.

HYCROFT RESOURCES & DEVELOPMENT, INC., a corporation organized and existing under the laws of the State of Nevada, hereby certifies as follows:

The name of the corporation is HYCROFT RESOURCES & DEVELOPMENT, INC. (the “Corporation”). The Corporation filed its original Articles of Incorporation with the Secretary of State of the State of Nevada on May 23, 1985 and amended such Articles of Incorporation on October 30, 1996 (as so amended, and as further amended, supplemented or otherwise modified prior to the filing of these First Amended and Restated Articles of Incorporation, the “Current Articles of Incorporation”). These First Amended and Restated Articles of Incorporation (as amended, amended and restated, supplemented or otherwise modified from time to time, these “Articles of Incorporation”) were duly adopted, without the need for approval of the Board of Directors (the “Board of Directors”) or the stockholders of the Corporation, in accordance with § 78.622 of the Nevada Revised Statutes and in accordance with a plan of reorganization of the Corporation (the “Plan”) approved by order of the United States Bankruptcy Court for the District of Delaware in In re: Allied Nevada Gold Corp., et al., under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101-1330), as amended (the “Bankruptcy Code”), which Plan became effective on [            ], 2015 (the “Plan Effective Date”).

The Current Articles of Incorporation of the Corporation are hereby amended and restated to read in their entirety as follows:

1. Name. The name of the Corporation is HYCROFT RESOURCES & DEVELOPMENT, INC.

2. Purpose; Powers. The purposes for which the Corporation is formed and its powers are to engage in any lawful activity within or without the State of Nevada.

3. Authorized Capital. The amount of the total authorized capital stock of the Corporation shall consist of 2,500 common shares of no par value per share and 22,500 preferred shares of no par value per share. The Board of Directors of the Corporation is authorized to provide by resolution for the series and number of each series of stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of stock. The shareholders of the Corporation shall not have preemptive rights. The Corporation is authorized to accept contributions of capital from the Corporation’s shareholders upon such terms and conditions as the Board of Directors approves.

Notwithstanding anything herein to the contrary, the Corporation shall not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) shall only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

4. Board of Directors. The members of the Board of Directors shall be styled “directors”. The Corporation shall have such number of directors as is determined from time to time by the Board of Directors, though at all times shall have at least one (1) director.

5. Liability of Directors and Officers. To the full extent permitted by law, no director or officer shall be individually liable to the Corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer of the Corporation unless it is proven that:

5.1 the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and

5.2 the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

6. Indemnification. To the full extent permitted by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. To the full extent permitted by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. To the full extent permitted by law, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Corporation, and the provisions of this sentence do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. To the full extent permitted by law, the indemnification provisions included in these Articles of Incorporation do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled for either an action in the person’s official capacity or an action in another capacity while holding office. The rights to indemnification and to advancement of expenses arising under a provision of these Articles of Incorporation shall not be eliminated or

2

impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, and such rights shall continue for a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of such a person.

7. By-Laws. The Board of Directors is expressly authorized and empowered to adopt, amend or repeal the By-Laws of the Corporation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Incorporation, which amend and restate the Corporation’s Articles of Incorporation, to be made, executed and acknowledged by its duly authorized officer this [    ] day of [            ], 2015, as directed by and provided for in the Order of the United States Bankruptcy Court for the District of Delaware, dated [            ], 2015, Confirming the Plan under Chapter 11 of the Bankruptcy Code.

Name: Title:

EXHIBIT A-1(e)

Certificate of Incorporation of Victory Exploration Inc.

FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION

of

VICTORY EXPLORATION INC.

VICTORY EXPLORATION INC., a corporation organized and existing under the laws of the State of Nevada, hereby certifies as follows:

The name of the corporation is VICTORY EXPLORATION INC. (the “Corporation”). The Corporation filed its original Articles of Incorporation with the Secretary of State of the State of Nevada on July 1, 1959 and amended such Articles of Incorporation on June 27, 1990 and December 15, 2005 (as so amended, and as further amended, supplemented or otherwise modified prior to the filing of these First Amended and Restated Articles of Incorporation, the “Current Articles of Incorporation”). These First Amended and Restated Articles of Incorporation (as amended, amended and restated, supplemented or otherwise modified from time to time, these “Articles of Incorporation”) were duly adopted, without the need for approval of the Board of Directors (the “Board of Directors”) or the stockholders of the Corporation, in accordance with § 78.622 of the Nevada Revised Statutes and in accordance with a plan of reorganization of the Corporation (the “Plan”) approved by order of the United States Bankruptcy Court for the District of Delaware in In re: Allied Nevada Gold Corp., et al., under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101-1330), as amended (the “Bankruptcy Code”), which Plan became effective on [            ], 2015 (the “Plan Effective Date”).

The Current Articles of Incorporation of the Corporation are hereby amended and restated to read in their entirety as follows:

1. Name. The name of the Corporation is VICTORY EXPLORATION INC.

2. Purpose; Powers. The purposes for which the Corporation is formed and its powers are to engage in any lawful activity within or without the State of Nevada.

3. Authorized Capital. The total number of shares of the capital stock to be issued by the Corporation is 150,000 shares, at $0.50 per share.

Notwithstanding anything herein to the contrary, the Corporation shall not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) shall only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

4. Board of Directors. The members of the Board of Directors shall be styled “directors”. The Corporation shall have such number of directors as is determined from time to time by the Board of Directors, though at all times shall have at least one (1) director.

5. Liability of Directors and Officers. To the full extent permitted by law, no director or officer shall be individually liable to the Corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer of the Corporation unless it is proven that:

5.1 the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and

5.2 the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

6. Indemnification. To the full extent permitted by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. To the full extent permitted by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. To the full extent permitted by law, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Corporation, and the provisions of this sentence do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. To the full extent permitted by law, the indemnification provisions included in these Articles of Incorporation do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled for either an action in the person’s official capacity or an action in another capacity while holding office. The rights to indemnification and to advancement of expenses arising under a provision of these Articles of Incorporation shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, and such rights shall continue for a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of such a person.

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7. By-Laws. The Board of Directors is expressly authorized and empowered to adopt, amend or repeal the By-Laws of the Corporation.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Incorporation, which amend and restate the Corporation’s Articles of Incorporation, to be made, executed and acknowledged by its duly authorized officer this [    ] day of [            ], 2015, as directed by and provided for in the Order of the United States Bankruptcy Court for the District of Delaware, dated [            ], 2015, Confirming the Plan under Chapter 11 of the Bankruptcy Code.

Name:
Title:

EXHIBIT A-1(f)

Certificate of Incorporation of Victory Gold Inc.

FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION

of

VICTORY GOLD INC.

VICTORY GOLD INC., a corporation organized and existing under the laws of the State of Nevada, hereby certifies as follows:

The name of the corporation is VICTORY GOLD INC. (the “Corporation”). The Corporation filed its original Articles of Incorporation with the Secretary of State of the State of Nevada on November 22, 2005 (as amended, amended and restated, supplemented or otherwise modified prior to the filing of these First Amended and Restated Articles of Incorporation, the “Current Articles of Incorporation”). These First Amended and Restated Articles of Incorporation (as amended, amended and restated, supplemented or otherwise modified from time to time, these “Articles of Incorporation”) were duly adopted, without the need for approval of the Board of Directors (the “Board of Directors”) or the stockholders of the Corporation, in accordance with § 78.622 of the Nevada Revised Statutes and in accordance with a plan of reorganization of the Corporation (the “Plan”) approved by order of the United States Bankruptcy Court for the District of Delaware in In re: Allied Nevada Gold Corp., et al., under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101-1330), as amended (the “Bankruptcy Code”), which Plan became effective on [            ], 2015 (the “Plan Effective Date”).

The Current Articles of Incorporation of the Corporation are hereby amended and restated to read in their entirety as follows:

1. Name. The name of the Corporation is VICTORY GOLD INC.

2. Purpose; Powers. The purposes for which the Corporation is formed and its powers are to engage in any lawful activity within or without the State of Nevada.

3. Authorized Capital. The authorized capital of the Corporation shall consist of 10,000 shares without par value.

Notwithstanding anything herein to the contrary, the Corporation shall not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) shall only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

4. Board of Directors. The members of the Board of Directors shall be styled “directors”. The Corporation shall have such number of directors as is determined from time to time by the Board of Directors, though at all times shall have at least one (1) director.

5. Liability of Directors and Officers. To the full extent permitted by law, no director or officer shall be individually liable to the Corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer of the Corporation unless it is proven that:

5.1 the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and

5.2 the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

6. Indemnification. To the full extent permitted by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. To the full extent permitted by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. To the full extent permitted by law, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Corporation, and the provisions of this sentence do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. To the full extent permitted by law, the indemnification provisions included in these Articles of Incorporation do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled for either an action in the person’s official capacity or an action in another capacity while holding office. The rights to indemnification and to advancement of expenses arising under a provision of these Articles of Incorporation shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, and such rights shall continue for a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of such a person.

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7. By-Laws. The Board of Directors is expressly authorized and empowered to adopt, amend or repeal the By-Laws of the Corporation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Incorporation, which amend and restate the Corporation’s Articles of Incorporation, to be made, executed and acknowledged by its duly authorized officer this [    ] day of [            ], 2015, as directed by and provided for in the Order of the United States Bankruptcy Court for the District of Delaware, dated [            ], 2015, Confirming the Plan under Chapter 11 of the Bankruptcy Code.

Name:
Title:

EXHIBIT A-2(a)

Bylaws of Allied Nevada Gold Corp.

AMENDED AND RESTATED BYLAWS

of

ALLIED NEVADA GOLD CORP.

(Effective as of [            ], 2015)

ARTICLE I

Offices

1. Business Offices. Allied Nevada Gold Corp. (the “Corporation”) may have one or more offices at such place or places, either within or outside the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or as the business of the Corporation may require.

2. Registered Office. The registered office of the Corporation shall be as set forth in the Second Amended and Restated Certificate of Incorporation of the Corporation (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Certificate of Incorporation”), unless changed as provided by the provisions of the Delaware General Corporation Law (as amended from time to time, the “DGCL”).

ARTICLE II

Stockholders’ Meetings

1. Annual Meetings. An annual meeting of stockholders of the Corporation for the election of directors shall be held in each year beginning in 2016 on such date and at such time as the Board of Directors shall designate. At any such annual meeting, the stockholders entitled to vote thereon shall elect directors of the Corporation in accordance with the provisions of the Certificate of Incorporation and the Stockholders Agreement dated as of [            ], 2015, among the Corporation and the stockholders of the Corporation (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Stockholders Agreement”), and shall transact such other business as may properly come before the meeting; provided, however, that no annual meeting of stockholders need be held if directors are elected by written consent of the stockholders entitled to vote thereon in lieu of an annual meeting, in accordance with Section 211 of the DGCL.

2. Special Meetings. Special meetings of stockholders may be called at any time by the Chairman of the Board of Directors or the President of the Corporation, and shall be called by the President of the Corporation when directed to do so by resolution of the Board of Directors (adopted by majority vote of the directors then in office) or upon the written request

(which shall state the purpose or purposes therefor) of the holders of not less than ten percent (10%) of the issued and outstanding shares of common stock. The record date for determining the holders entitled to request a special meeting shall be the date on which the first demand for a special meeting is made. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice provided pursuant to Section 4 of this Article II.

3. Place of Meetings. Meetings of stockholders may be held (i) at any place within or outside the State of Delaware designated by the Board of Directors or, in the case of a special meeting called at the request of the stockholders, the stockholders that requested such meeting to be called, or (ii) if the Board of Directors or such stockholders so determine, solely by means of remote communication. Any stockholder participating in a meeting by remote communication is deemed to be present in person at the meeting. In the absence of any such designation by the Board of Directors or such stockholders, stockholder meetings shall be held at the principal place of business of the Corporation.

4. Notice of Meetings. Not less than ten (10) nor more than sixty (60) days prior to each annual or special meeting of the Corporation’s stockholders, written notice of the meeting shall be given to each stockholder entitled to vote at such meeting (unless such notice is waived by such stockholder as provided in Article IV of these Bylaws); provided, however, that if greater notice is required by the DGCL, the provisions of the DGCL shall govern. All notices shall be in writing and shall be deemed to have been effectively given and delivered (a) when personally delivered to the party to be notified; (b) if given by electronic transmission in the manner provided in Section 232 of the DGCL, in accordance with Section 232 of the DGCL, (c) three (3) business days after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, addressed to the party to be notified; or (d) one (1) business day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified with next-business day delivery guaranteed, in each case to such stockholder at its address or facsimile number set forth in the stock records of the Corporation. The notice of any meeting shall state the place, if any, date and time of the meeting. The notice of a special meeting shall, in addition, state the purposes of the meeting.

5. Stockholders List. A complete record of the stockholders entitled to vote at each meeting (or an adjourned meeting described in Section 9 of this Article II), arranged by class of shares and, within each class, in alphabetical order, showing the address of each stockholder and the number of shares of each class of common stock registered in the name of such stockholder, shall be prepared by the officer or agent of the Corporation who has charge of the stock transfer books of the Corporation. Such record of stockholders shall be available for inspection by any stockholder beginning ten (10) days before the meeting and continuing through the meeting and any adjournment thereof, subject to the requirements of the DGCL, either on a reasonably accessible electronic network, provided that the information required to gain access to such network is provided with the notice of the meeting, or during normal business hours at the principal place of business of the Corporation. Such record of stockholders shall also be produced and kept at the time and place of the meeting during the whole time thereof and shall be subject to inspection for any purpose germane to the meeting by any stockholder who may be present.

6. Organization. The Chairman of the Board of Directors or, in the Chairman’s absence, the President (or, in the President’s absence, any Vice President), shall call meetings of stockholders to order and act as chairperson of such meetings. In the absence of said officers, any stockholder entitled to vote at the meeting, or any proxy of any such stockholder, may call the meeting to order and a chairperson shall be elected by the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at such meeting. The Secretary or any Assistant Secretary of the Corporation or any person appointed by the chairperson may act as secretary of such meetings.

7. Agenda and Procedure. The Board of Directors shall have the responsibility of establishing an agenda for each meeting of stockholders, subject to the rights of stockholders to raise matters for consideration which may otherwise properly be brought before an annual meeting although not included within the agenda. The chairperson shall be charged with the orderly conduct of all meetings of stockholders.

8. Quorum. Unless otherwise provided in the Certificate of Incorporation, the Stockholders Agreement, these Bylaws, the DGCL or other applicable law, at any annual or special meeting of stockholders, the holders of shares representing a majority of the voting power of the then-issued and outstanding shares entitled to vote on a matter at the meeting, either present in person or represented by proxy, shall constitute a quorum with respect to action on such matter, and action may be taken with respect to any matter presented at the meeting only if a quorum exists with respect to such matter. However, in the absence of a quorum at any meeting of stockholders, the holders of shares representing a majority of the voting power of the then-issued and outstanding shares that are present in person or represented by proxy at the meeting and are entitled to vote on one (1) or more matters at the meeting may adjourn the meeting from time to time without further notice (except as provided in Section 9 of this Article II) until a quorum shall be present or represented.

9. Adjournment. When a meeting is for any reason adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting. However, if the adjournment is for more than thirty (30) days from the date of the original meeting, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

10. Voting.

a. Except as otherwise required by law or otherwise provided in the Certificate of Incorporation, the Stockholders Agreement or these Bylaws, and subject to the rights of holders of any series of preferred stock of the Corporation, (i) at every meeting of stockholders (or with respect to corporate action which may be taken without a meeting), every holder of record of stock of the Corporation entitled to vote on any matter at such meeting shall be entitled, with respect to such matter, to one (1) vote for each share of such stock held of record by such stockholder on the record date designated therefor pursuant to Article IX, Section 3 of these Bylaws (or the record date established pursuant to statute in the absence of such designation), (ii) whenever directors are to be elected by vote of stockholders, they shall be elected in accordance with the provisions of Article III, Section 1 of these Bylaws, and (iii) whenever any corporate action, other than the election of directors, is to be taken by vote of stockholders, such corporate action shall be authorized by the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote with respect to such corporate action.

b. At any meeting of stockholders, a stockholder may vote the stockholder’s shares either in person or by proxy. A stockholder may appoint a proxy in person or through an attorney-in-fact and such appointment may be transmitted by any written statement of appointment permitted by the DGCL. The appointment of a proxy shall be effective for the period expressly specified in the appointment form not to exceed three (3) years from the date of such appointment.

c. The voting rights of fiduciaries, beneficiaries, pledgors, pledgees and joint, common and other multiple owners of shares of stock shall be as provided from time to time by the DGCL and any other applicable law.

d. Shares of the Corporation held of record by another corporation or entity that are entitled to vote may be voted by such officer, agent or proxy as the bylaws of such other corporation or entity may prescribe, or, in the absence of such provision, as the board of directors or similar governing body of such other corporation or entity may determine.

11. Inspectors. The chairperson of any meeting of stockholders may at any time appoint one (1) or more inspectors to serve at such meeting. Such inspectors shall decide upon the qualifications of voters, including the validity of proxies, accept and count the votes for and against the questions presented, report the results of such votes, and subscribe and deliver to the secretary of the meeting a certificate stating the number of shares of stock issued and outstanding and entitled to vote thereon and the number of shares voted for and against the questions presented. The voting inspectors need not be stockholders of the Corporation, and any director or officer of the Corporation may be an inspector on any question other than a vote for or against such director’s or officer’s election to any position with the Corporation or on any other question in which such officer or director may be directly interested.

12. Stockholder Director Nominations.

a. Except as otherwise provided in the Stockholders Agreement, stockholders shall be entitled to submit nominees for election as directors to be voted upon by stockholders at any annual meeting or at any special meeting of the stockholders called for such purpose, provided that such nominations comply with the procedures set forth in this Section 12. Only those nominations which satisfy all requirements specified in this Section 12 shall be deemed “Qualified Stockholder Nominations”.

b. In order for nominees to constitute “Qualified Stockholder Nominations”, all of the following requirements must be satisfied:

1. The nominations must be made for an election to be held at an annual meeting of stockholders or at a special meeting of stockholders called for such purpose;

2. The nominees must be submitted by a stockholder who shall be (i) entitled to vote on the election of directors and (ii) a record holder on the record date for determining stockholders entitled to receive notice of and to vote at such annual meeting or special meeting (a “Proposing Stockholder”);

3. The Proposing Stockholder must deliver a written notice identifying such nominees to the Corporation’s Secretary at the Corporation’s principal place of business at least seven (7) business days prior to the meeting by (i) personal delivery, (ii) facsimile transmission, (iii) registered or certified mail, postage prepaid, return receipt requested, or (iv) nationally recognized overnight or other express courier service. All notices shall be effective and shall be deemed delivered (a) if by personal delivery, on the date of delivery if delivered during normal business hours of the Corporation, and if not delivered during such normal business hours, on the next business day following delivery, (b) if by facsimile transmission, on the next business day following dispatch of such facsimile, (c) if by courier service, on the second (2nd) business day after dispatch of a notice addressed to the Corporation, and (d) if by mail, on the fifth (5th) day after deposit in the mail, addressed to the Corporation;

4. The Proposing Stockholder’s notice must include (i) the name and address of the Proposing Stockholder, as they appear on the Corporation’s books, and the telephone number at which the Proposing Stockholder may be contacted during normal business hours through the time for which the meeting is scheduled, (ii) the class and number of shares of common stock which are owned by the Proposing Stockholder, and (iii) the names and qualifications of the Proposing Stockholder’s nominees; and

5. The Proposing Stockholder must also provide such other information as any officer of the Corporation shall reasonably deem relevant with respect to the nominees within such time limits as any officer of the Corporation shall reasonably impose for such information.

ARTICLE III

Board of Directors

1. Election; Term. The business and affairs of the Corporation shall be managed by or at the direction of the Board of Directors. Each director will be elected by vote of holders of a plurality of the votes of the issued and outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon. Each director shall be elected to serve and to hold office until the next succeeding annual meeting and until such director’s successor shall be elected and shall qualify, or until such director’s earlier death, resignation or removal. To the extent the Stockholders Agreement sets forth procedures governing the Board of Directors and any committees thereof, including, without limitation, with respect to composition, nomination, election, term, qualification and number of directors, the Corporation, the stockholders and the Board of Directors must act in accordance with the provisions of the Stockholders Agreement in complying with this Article III.

2. Qualification. Each director must be a natural person at least eighteen (18) years of age on the date of election but need not be a stockholder.

3. Annual Meetings. On the same day as, and immediately following, each annual stockholders’ meeting, the Board of Directors shall meet for the purpose of organization, election of officers and the transaction of any other business.

4. Regular Meetings. Regular meetings of the Board of Directors shall be held at such time or times (not less frequently than once each calendar quarter) as may be determined by the Board of Directors and specified in the notice of such meetings.

5. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, and shall be called by the Chairman of the Board on the written request of any director.

6. Place of Meetings. Any meeting of the Board of Directors may be held at such place or places as shall from time to time be determined by the Board of Directors and as shall be designated in the notice of the meeting. If no other place is designated in the notice of the meeting, such meeting shall be held at the Corporation’s principal executive offices.

7. Quorum. Except as otherwise set forth in the Stockholders Agreement, a quorum for meetings of the Board of Directors will require the attendance of at least one (1) plus a majority of the directors then in office; provided, however, that if the number of directors in office at any particular time shall be less than three (3), then a quorum for meetings of the Board of Directors at such time will require the attendance of all of the directors in office at such time. The vote of a majority of the directors present and entitled to vote at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the express provision of the DGCL, the Certificate of Incorporation or the Stockholders Agreement requires a different vote, in which case such express provision shall govern and control. In the absence of a quorum at any such meeting, a majority of the directors present and entitled to vote at such meeting may adjourn the meeting from time to time without further notice, other than announcement at the meeting, until a quorum shall be present.

8. Notice of Meetings. Notice of each meeting of the Board of Directors, whether annual, regular or special, shall be given to each director (unless such notice is waived by such director as provided in Article IV of these Bylaws). Unless a longer period is required by the DGCL, if such notice is given either (a) by personally delivering written notice to a director or (b) by personally telephoning such director, it shall be so given at least 24 hours prior to the meeting. Unless a longer period is required by the DGCL, if such notice is given either (1) by depositing a written notice by overnight courier service, postage prepaid, or (2) by facsimile or email transmission, in all cases directed to such director at that person’s residence or place of business, it shall be so given at least two (2) days prior to the meeting. The notice shall state the date and time thereof, but need not, unless otherwise required by the DGCL, state the purposes of the meeting.

9. Meetings by Telecommunication. One (1) or more members of the Board of Directors or any committee designated by the Board of Directors may hold or participate in a meeting of the Board of Directors or such committee through the use of any means of communication by which all persons participating can hear each other at the same time or by any other means permitted by the DGCL. Any director participating in a meeting by any such means of communication is deemed to be present in person at the meeting.

10. Organization, Agenda and Procedure. The directors shall choose a Chairman of the Board to preside over the meetings of the Board of Directors. The Secretary, any Assistant Secretary, or any other person appointed by the Chairman of the Board shall act as secretary of each meeting of the Board of Directors. The agenda of and procedure for such meetings shall be as determined by the Board of Directors. All proposed agenda topics to be reviewed at the annual meetings and the regular meetings shall be delivered to each director prior to, or at the time that, notice of such meeting is provided to such director.

11. Resignation. Any director of the Corporation may resign at any time by giving written notice of such director’s resignation to the Board of Directors, the President, any Vice President or the Secretary of the Corporation. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. A director who resigns may deliver to the Secretary of State for filing a statement to that effect.

12. Vacancies. Vacancies on the Board of Directors shall be filled in the manner provided in the Certificate of Incorporation and the Stockholders Agreement.

13. Committees. At its sole discretion and in accordance with the terms of the Stockholders Agreement, the Board of Directors may from time to time establish from among its members an audit committee, a compensation committee, a nominating and corporate governance committee, and any other committee deemed appropriate or necessary by the Board of Directors (each to consist of one (1) or more directors). The Board of Directors may designate a chairperson of each such committee from among its members. Each such committee, to the extent provided in the resolution establishing such committee and except as otherwise prescribed by the DGCL and the Stockholders Agreement, shall have and may exercise all of the authority of the Board of Directors in the management of the Corporation between meetings of the Board of Directors; provided, however, that no such committee shall have the authority to (a) approve or propose to stockholders any action that the DGCL requires to be approved by stockholders, or (b) adopt, amend, or repeal these Bylaws. Subject to the Certificate of Incorporation and the Stockholders Agreement, any or all members of any committee may be removed, with or without cause, by resolution of the Board of Directors. Rules governing the procedures for meetings of each committee shall be as established by the Board of Directors.

14. Compensation. Each non-employee director shall be paid such amount per annum or such fixed sum, in such form (including cash, securities or a combination thereof) as reasonably determined by the Board of Directors from time to time for attendance at meetings of the Board of Directors or any committee thereof, together with reimbursement for the reasonable expenses incurred by such director in connection with the performance of such director’s duties (including, but not limited to, expenses incurred in attending meetings of the Board of Directors or any committee thereof). Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity or any of its subsidiaries in any other capacity and receiving proper compensation therefor.

ARTICLE IV

Waiver of Notice by Stockholders and Directors; Action

of Stockholders and Directors by Consent

1. Waiver of Notice. A stockholder may waive any notice required by the DGCL, the Certificate of Incorporation, the Stockholders Agreement or these Bylaws, and a director may waive any notice of a meeting of the Board of Directors, whether before or after the date or time stated in the notice as the date or time when any action will occur or has occurred. Any such waiver shall be in writing, be signed by the stockholder or director entitled to the notice, and be delivered to the Secretary of the Corporation for inclusion in the minutes or filing with the corporate records, but such delivery and filing shall not be conditions of the effectiveness of the waiver. Attendance of a stockholder (in person or by duly authorized proxy) at a meeting of stockholders, or attendance or participation by a director at a meeting of the Board of Directors, (a) shall be deemed a waiver of objection to lack of required notice or defective notice of the meeting, unless the stockholder at the beginning of the meeting, or the director, at the beginning of the meeting or promptly upon his or her later arrival, expressly objects to holding the meeting or transacting business at the meeting because of lack of notice or defective notice, and does not thereafter vote for or assent to action taken at the meeting, and (b) shall be deemed a waiver of objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, or of a matter without special notice required by the DGCL, the Certificate of Incorporation, the Stockholders Agreement or these Bylaws, unless the stockholder or director expressly objects to considering the matter when it is presented and does not thereafter vote for or assent to action taken at the meeting with respect to such matter.

2. Action By Written Consent Without a Meeting.

a. Unless the Certificate of Incorporation, the Stockholders Agreement or the DGCL expressly requires that such action be taken solely at a stockholders’ meeting, any action required or permitted to be taken at an annual or special meeting of the stockholders of the Corporation may be taken without a meeting and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Such action shall be effective as of the time the last writing necessary to effect the action is received by the Corporation, unless all writings necessary to effect the action specify a later time, in which case the later time shall be the time of the action; provided, however, such action shall not be effective if the last writing necessary to effect the action is received by the Corporation later than sixty (60) days after the date the first such written consent was received by the Corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

b. Unless otherwise required by the Certificate of Incorporation or the Stockholders Agreement, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee. Such action shall be effective as of the time the last director signs a writing describing the action taken unless before such time the Secretary has received a written revocation of the consent of any other director, and any action so taken shall be effective at the time taken unless the directors specify a different effective time.

ARTICLE V

Officers

1. Election, Authority and Tenure. The officers of the Corporation shall consist of a Chairman of the Board, a President (who shall also be the Chief Executive Officer), a Chief Financial Officer, a Secretary and a Treasurer, each of whom shall be appointed annually by the Board of Directors. The Board of Directors may also designate and appoint such other officers and assistant officers as may be deemed necessary or advisable. The Board of Directors may expressly delegate to any such officer the power to appoint or remove subordinate officers, agents or employees. Any two or more offices may be held by the same person. Each officer so appointed shall continue in office until a successor shall be appointed and shall qualify, or until the officer’s earlier death, resignation or removal. Each officer shall be a natural person who is eighteen (18) years of age or older.

2. Resignation, Removal and Vacancies. Any officer may resign at any time by giving written notice of resignation to the Board of Directors, the President or the Secretary. Such resignation shall take effect when the notice is received by the Corporation unless the notice specifies a later date, and acceptance of the resignation shall not be necessary to render such resignation effective unless such resignation so states. The Board of Directors may at any time terminate, remove or modify the authority of, any officer with or without cause. If any office becomes vacant for any reason, the vacancy may be filled by the Board of Directors. An officer appointed to fill a vacancy shall be appointed for the unexpired term of such officer’s predecessor in office and shall continue in office until a successor shall be elected or appointed and shall qualify, or until such officer’s earlier death, resignation or removal. The appointment of an officer shall not itself create contract rights in favor of the officer, and the removal of an officer shall not affect the officer’s contract rights, if any, with the Corporation, and the resignation of an officer does not affect the Corporation’s contract rights, if any, with the officer.

3. [Intentionally Deleted]

4. Compensation. Officers of the Corporation shall be entitled to such salaries, emoluments, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors or in such manner as the Board of Directors shall provide.

5. Chairman of the Board. The Chairman of the Board shall preside over the meetings of the Board of Directors and have such powers and responsibilities as are incident thereto. However, the Chairman of the Board shall not have responsibility for the day-to-day business operations of the Corporation.

6. President. The President shall be the chief executive officer of the Corporation. The President shall (i) preside at meetings of the stockholders; (ii) have general and active management of the business of the Corporation, and preside over the day-to-day business operations of the Corporation; (iii) see that all orders and resolutions of the Board of Directors are carried into effect; and (iv) perform all duties as may from time to time be assigned by the Board of Directors.

7. Chief Financial Officer. The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the President, and shall perform such duties and have such powers and responsibilities as are incident to the office of Chief Financial Officer. In addition, the Chief Financial Officer shall have, along with the President, responsibility for the day-to-day business operations of the Corporation.

8. Vice Presidents. The Vice Presidents, if any, shall perform such duties and possess such powers as from time to time may be assigned to them by the Board of Directors or the President. In the absence of the President or in the event of the inability or refusal of the President to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of the election or appointment of the Vice Presidents) shall perform the duties of the President and when so performing shall have all the powers of and be subject to all the restrictions upon the President.

9. Secretary. The Secretary shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the President. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of Secretary, including, without limitation, the duty and power to give notice of all meetings of stockholders and the Board of Directors, the preparation and maintenance of minutes of the directors’ and stockholders’ meetings and other records and information required to be kept by the Corporation under these Bylaws and for authenticating records of the Corporation, and to be custodian of the corporate seal and to affix and attest to the same on documents, the execution of which on behalf of the Corporation is authorized by these Bylaws or by the action of the Board of Directors.

10. Treasurer. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the President. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of Treasurer, including, without limitation, the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board of Directors, making proper accounts thereof, and to render as required by the Board of Directors statements of all such transactions as Treasurer and of the financial condition of the Corporation.

11. Assistant Secretaries and Assistant Treasurers. The Assistant Secretaries and Assistant Treasurers, if any, shall perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the President or the Board of Directors. In the absence, inability or refusal to act of the Secretary or the Treasurer, the Assistant Secretaries or Assistant Treasurers, respectively, in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election or appointment, shall perform the duties and exercise the powers of the Secretary or Treasurer, as the case may be.

ARTICLE VI

Execution of Instruments; Borrowing; Checks and

Endorsements; Deposits; Proxies

1. Execution of Instruments. The President, the Chief Financial Officer or any Vice President shall have the power to execute and deliver on behalf of and in the name of the Corporation any instrument requiring the signature of an officer of the Corporation, except as otherwise provided in these Bylaws or when the execution and delivery of the instrument shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. Unless authorized to do so by these Bylaws or by the Board of Directors, no officer, agent or employee shall have any power or authority to bind the Corporation in any way, to pledge its credit or to render it liable pecuniarily for any purpose or in any amount.

2. Borrowing. No loan shall be contracted on behalf of the Corporation, and no evidence of indebtedness shall be issued, endorsed or accepted in its name, unless authorized by the Board of Directors or a committee designated by the Board of Directors so to act. Such authority may be general or confined to specific instances. When so authorized, an officer may (a) effect loans at any time for the Corporation from any bank or other entity and for such loans may execute and deliver promissory notes or other evidences of indebtedness of the Corporation; and (b) mortgage, pledge or otherwise encumber any real or personal property, or any interest therein, owned or held by the Corporation as security for the payment of any loans or obligations of this Corporation, and to that end may execute and deliver for the Corporation such instruments as may be necessary or proper in connection with such transaction.

3. Checks and Endorsements. All checks, drafts or other orders for the payment of money, obligations, notes or other evidences of indebtedness, bills of lading, warehouse receipts, trade acceptances and other such instruments shall be signed or endorsed for the Corporation by such officers or agents of the Corporation as shall from time to time be determined by resolution of the Board of Directors, which resolution may provide for the use of facsimile signatures.

4. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the Corporation’s credit in such banks or other depositories as shall from time to time be determined by resolution of the Board of Directors, which resolution may specify the officers or agents of the Corporation who shall have the power, and the manner in which such power shall be exercised, to make such deposits and to endorse, assign and deliver for collection and deposit checks, drafts and other orders for the payment of money payable to the Corporation or its order.

5. Proxies. Unless otherwise provided by the Stockholders Agreement or resolution adopted by the Board of Directors, the President, the Chief Financial Officer or any Vice President: (i) may from time to time appoint one (1) or more agents of the Corporation, in the name and on behalf of the Corporation, (a) to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, association or other entity whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, association or other entity, or (b) to consent in writing to any action by such other corporation, association or other entity; (ii) may instruct the person so appointed as to the manner of casting such votes or giving such consent; and (iii) may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, all such written proxies or other instruments as may be deemed necessary or proper.

ARTICLE VII

Shares of Stock

1. Certificates of Stock. The shares of the Corporation may, but need not, be represented by certificates. Unless the DGCL or another law expressly provides otherwise, the fact that the shares are not represented by certificates shall have no effect on the rights and obligations of stockholders. If the shares are represented by certificates, such certificates shall be signed by both of (i) any one of the Chairman of the Board or Vice Chairman of the Board, or the President or Vice President, and (ii) any one of the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, and may, but need not, be sealed with the corporate seal of the Corporation; provided, however, that where any such certificate is signed or countersigned by a transfer agent or registrar the signatures of such officers of the Corporation may be in facsimile form. In case any officer of the Corporation who shall have signed, or whose facsimile signature shall have been placed on, any certificate shall cease for any reason to be such officer before such certificate shall have been issued or delivered by the Corporation, such certificate may nevertheless be issued and delivered by the Corporation as though the person who signed such certificate, or whose facsimile signature shall have been placed thereon, had not ceased to be such officer of the Corporation. Every certificate representing shares (if any) issued by the Corporation shall state the number of shares owned by the holder in the Corporation, shall designate the class of stock to which such shares belong, and shall otherwise be in such form as is required by law and as the Board of Directors shall prescribe.

2. Shares Without Certificates. The Board of Directors may authorize the issuance of any class or series of shares of the Corporation without certificates. Such authorization shall not affect shares already represented by certificates until they are surrendered to the Corporation, or its transfer agent. Within a reasonable time following the issue or transfer of shares without certificates, the Corporation shall send, or direct its transfer agent to send, the stockholder a complete written statement of the information required on certificates by the DGCL.

3. Record. A record shall be kept of the name of each person or entity holding the stock represented by each certificate for shares of the Corporation issued, the number of shares represented by each such certificate, the date thereof and, in the case of cancellation, the date of cancellation. The person or other entity in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof, and thus a holder of record of such shares of stock, for all purposes as regards the Corporation.

4. Transfer of Stock. Except as otherwise provided by the Certificate of Incorporation and the Stockholders Agreement, transfers of shares of the stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by such registered holder’s attorney thereunto authorized, and on the surrender of the certificate or certificates (if any) for such shares properly endorsed. The stock record book and other transfer records shall be in the possession of the Secretary or of a transfer agent for the Corporation.

5. Transfer Agents and Registrars; Regulations. The Corporation, by resolution of the Board of Directors, may from time to time appoint a transfer agent and a registrar, under such arrangements and upon such terms and conditions as the Board of Directors deems advisable, but until and unless the Board of Directors appoints some other person, firm or corporation as its transfer agent (and upon the revocation of any such appointment, thereafter until a new appointment is similarly made) the Secretary of the Corporation shall be the transfer agent of the Corporation without the necessity of any formal action of the Board of Directors, and the Secretary, or any person designated by the Secretary, shall perform all of the duties of such transfer agent. The Board of Directors may make such rules and regulations as it may deem expedient and as are not inconsistent with the Certificate of Incorporation, the Stockholders Agreement and these Bylaws concerning the issue, transfer and registration of certificates for shares of the stock of the Corporation.

6. Lost, Destroyed or Mutilated Certificates. In case of the alleged loss, destruction or mutilation of a certificate representing stock of the Corporation, a new certificate may be issued in place thereof, in such manner and upon such terms and conditions as the Board of Directors may prescribe, and shall be issued in such situations as required by the DGCL.

ARTICLE VIII

Fiscal Year

The fiscal year of the Corporation shall be the calendar year ending December 31, unless another fiscal year is established by the Board of Directors.

ARTICLE IX

Corporate Books and Records

1. Books and Records. The books and records of the Corporation may be kept at such place or places as may be from time to time designated by the Board of Directors. The Corporation shall keep correct and complete books and records of account, including the amount of its assets and liabilities, minutes of the proceedings of its stockholders and the Board of Directors (and any committee having the authority of the Board of Directors), and the names and places of residence of its officers.

2. Addresses of Stockholders. Each stockholder shall furnish to the Secretary of the Corporation or the Corporation’s transfer agent an address to which notices from the Corporation, including notices of meetings, may be directed, and if any stockholder shall fail so to designate such an address, it shall be sufficient for any such notice to be directed to such stockholder at such stockholder’s address last known to the Secretary or transfer agent.

3. Fixing Record Date. Except as otherwise set forth in the Stockholders Agreement:

a. in order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date for notice and voting which shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting;

b. in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors; and

c. in order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than sixty (60) days prior to such other action.

Except as otherwise set forth in the Stockholders Agreement, if no record date is fixed: (a) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (b) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is delivered to the Corporation in accordance with applicable law; (c) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when prior action by the Board of Directors is required, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (d) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

4. Audits of Books and Accounts. The Corporation’s books and accounts shall be audited at such times and by such auditors as shall be specified and designated by the Board of Directors.

ARTICLE X

Amendments

Except as otherwise set forth in the Stockholders Agreement or the Certificate of Incorporation, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal any or all of these Bylaws without any action on the part of the stockholders of the Corporation, subject to the power of the stockholders of the Corporation to amend or repeal any Bylaws adopted or amended by the Board of Directors.

ARTICLE XI

Conflicts

These Bylaws are subject to the terms and conditions of the Stockholders Agreement. To the extent that any of the terms of these Bylaws conflict, or are otherwise inconsistent, with the terms of the Certificate of Incorporation and/or the Stockholders Agreement, the Corporation, the Board of Directors and the stockholders must and shall act in accordance with the terms of the Certificate of Incorporation and the Stockholders Agreement (including any voting agreements therein), as applicable, and to the extent that there is any ambiguity with respect to whether the Certificate of Incorporation or the Stockholders Agreement, on the one hand, and the Bylaws, on the other hand, control with respect to any matter affecting the Corporation, the terms of the Certificate of Incorporation or the Stockholders Agreement, as applicable, shall be deemed to control and the Corporation, the Board of Directors and the stockholders shall act in accordance therewith. In these Bylaws, references to law, the Certificate of Incorporation, the Stockholders Agreement and these Bylaws mean the DGCL and the laws promulgated pursuant thereto and thereunder, and the provisions of the Certificate of Incorporation, the Stockholders Agreement and these Bylaws, as may from time to time be in effect.

EXHIBIT A-2(b)

Operating Agreement of Allied Nevada Gold Holdings LLC

FIRST AMENDED AND RESTATED OPERATING AGREEMENT

of

ALLIED NEVADA GOLD HOLDINGS LLC

THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT is made and entered into effective [            ], 2015, by and between Allied Nevada Gold Holdings LLC, a Nevada limited liability company (the “Company”), and its sole member, Allied Nevada Gold Corp., a Delaware corporation (the “Member”). The Company and the Member entered into the Company’s original Operating Agreement effective November 1, 2006 (as amended, supplemented or otherwise modified prior to the date hereof, the “Current Operating Agreement”). This First Amended and Restated Operating Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Operating Agreement”) was entered into in accordance with a plan of reorganization of the Company (the “Plan”) approved by order of the United States Bankruptcy Court for the District of Delaware in In re: Allied Nevada Gold Corp., et al., under chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101-1330), as amended (the “Bankruptcy Code”), which Plan became effective on [            ], 2015 (the “Plan Effective Date”). The Member agrees as follows:

1. Formation of Company.

1.1 Formation. On November 1, 2006, the Company’s organizer organized a Nevada limited liability company by executing and delivering articles of organization to the Nevada Secretary of State in accordance with and pursuant to the Nevada Revised Statutes (“NRS”).

1.2 Name. The name of the Company is Allied Nevada Gold Holdings LLC.

1.3 Principal Place of Business. The principal place of business of the Company within the State of Nevada shall be 9790 Gateway Drive, Suite 200, Reno, Nevada 89521. The Company may locate its places of business and registered office at any place or places as the Member may from time to time deem advisable.

1.4 Registered Office and Registered Agent. The Company’s registered office shall be at the office of its registered agent at 241 Ridge Street, Suite 210, Reno, Nevada 89501, and the name of its registered agent at such address shall be Thomas P. Erwin. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and the name of the new registered agent with the Nevada Secretary of State pursuant to the NRS.

1.5 Term. The term of the Company shall be perpetual.

2. Business of the Company.

2.1 Permitted Businesses. The business of the Company shall be:

(a) To accomplish any lawful business or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets.

(b) To exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the NRS.

(c) To engage in all activities necessary, customary, convenient or incident to any of the foregoing.

3. Names and Addresses of Members. The member shall be the Member, which shall hold one hundred percent (100%) of the members’ interests. Additional members may be admitted in accordance with Section 10.

4. Management.

4.1 Member Management. The business and affairs of the Company shall be managed by the Member. The Member shall direct, manage and control the business of the Company. At any time when there is more than one member, any one member may take any action permitted to be taken by the members, unless the approval of more than one member is expressly required pursuant to this Operating Agreement, any agreements entered into or adopted by a majority of the members or the NRS.

4.2 Member’s Authority. Subject to the terms of this Operating Agreement, the Member and the officers appointed by the Member shall have all authority and rights authorized under the NRS. The Member shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

4.3 Officers. The Member may appoint officers of the Company, including a president, vice president, secretary and treasurer, by duly adopted resolution.

5. Rights and Obligations of Members.

5.1 Limitation of Liability. Each member’s liability shall be limited as prescribed in this Operating Agreement, the NRS and other applicable law.

5.2 Company Debt Liability. A member will not be personally liable for any debts or losses of the Company beyond such member’s respective capital contributions or any obligation to make capital contributions.

5.3 List of Members. Upon the written request of any member, the Member shall provide a list showing the names, addresses and membership interests of all members and each person who acquires a member’s membership interest but who does not become a member (each an “Economic Interest Owner”). This information shall also be maintained at the Company’s registered office and may be inspected by any member at any time during normal business hours.

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5.4 Company Books. The Member shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books and other relevant Company documents. Upon reasonable request, each member and Economic Interest Owner shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting member’s or Economic Interest Owner’s expense.

5.5 Priority and Return of Capital. Subject to the terms of this Operating Agreement, no member or Economic Interest Owner shall have priority over any other member or Economic Interest Owner, either as to the return of capital contributions or as to net profits, net losses or distributions; provided that this Section shall not apply to loans (as distinguished from capital contributions) which a member has made to the Company.

5.6 Liability of a Member to the Company.

(a) A member is liable to the Company (i) for the difference between such member’s capital contribution as actually made and that stated in this Operating Agreement as having been made; and (ii) for any unpaid capital contribution which such member agreed in the Operating Agreement to make in the future at the time and on the conditions stated in this Operating Agreement.

(b) A member holds as trustee for the Company specific property described in this Operating Agreement as contributed by such member, but which was not contributed or which has been wrongfully or erroneously returned and money or other property wrongfully paid or conveyed to such member on account of such member’s contribution.

(c) The liabilities of a member as prescribed in this Section can be waived or compromised only by the written consent of all members, but a waiver or compromise does not affect the right of a creditor of the Company who extended credit or whose claim arose after the filing and before a cancellation or amendment of the Articles of Organization or Operating Agreement, to enforce the liabilities.

(d) When a member has received the return, in whole or in part, of such member’s capital contribution, the member is liable to the Company for any sum, not in excess of the return with interest, necessary to discharge the Company’s liabilities to all creditors who extended credit or whose claims arose before the return.

(e) Except as otherwise provided in this Operating Agreement, to the full extent permitted by law, each member shall not:

(i) have any duties to the Company or any other person that is a party to or is otherwise bound by this Operating Agreement;

(ii) be liable for any breach of duties, if any, to the Company or any other person that is a party to or is otherwise bound by this Operating Agreement for conduct undertaken in good faith reliance on the provisions of this Operating Agreement;

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(iii) have any liability for breach of contract and breach of duties, if any, to the Company, or any other person that is a party to or is otherwise bound by this Operating Agreement; and

(iv) be personally liable for any liabilities, debts or obligations of the Company.

6. Meetings of the Members.

6.1 Annual Meeting. The annual meeting of the members shall be held on the second Monday in January or at such other time as shall be determined by the Member, commencing with the year following the year during which this Operating Agreement is executed, for the purpose of the transaction of such business as may come before the meeting.

6.2 Special Meetings. Special meetings of the members, for any purpose or purposes, unless otherwise prescribed by statute, may be called only by the Member.

6.3 Place of Meetings. The Member may designate any place, either within or outside the State of Nevada, as the place of meeting for any meeting of the members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company in the State of Nevada.

6.4 Notice of Meetings. Except as provided in this Operating Agreement, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Member, to each member. If mailed, such notice shall be deemed to be delivered two (2) calendar days after being deposited in the United States mail, addressed to the member, at its address as it appears on the books of the Company, with postage thereon prepaid.

6.5 Meeting of all Members. If all of the members shall meet at any time and place, either within or outside of the State of Nevada, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

6.6 Record Date. For the purpose of determining members entitled to notice of or to vote at any meeting of members or any meeting adjournment, or members entitled to receive payment of any distribution, or in order to make a determination of members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of members. When a determination of members entitled to vote at any meeting of members has been made as provided in this Section, such determination shall apply to any meeting adjournment.

6.7 Quorum. Members holding at least fifty percent (50%) of the members’ interests, represented in person or by proxy, shall constitute a quorum at any meeting of the members. In the absence of a quorum at any such meeting, a majority of the members so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days

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without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of a member holding the number of units whose absence would cause less than a quorum.

6.8 Manner of Acting. If a quorum is present, the affirmative vote of members holding a majority of the members’ interests shall be the act of the members, unless the vote of a greater or lesser proportion or number is otherwise required by the NRS, by the Articles of Organization, or by this Operating Agreement. Unless otherwise expressly provided in this Operating Agreement or required under applicable law, members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the members are authorized by this Operating Agreement to vote or consent may vote or consent upon any such matter and their members’ interests, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the members.

6.9 Proxies. At all meetings of members, a member may vote in person or by proxy executed in writing by the member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Member before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

6.10 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each member entitled to vote and delivered to the Member for inclusion in the minutes or for filing with the Company’s records. Action taken under this Section is effective when all members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining members entitled to take action without a meeting shall be the date the first member signs a written consent.

6.11 Waiver of Notice. When any notice is required to be given to any member, a waiver of notice in writing signed by the person entitled to such notice, whether before, at, or after the time stated in it, shall be equivalent to the giving of such notice.

7. Contributions to the Company and Capital Accounts.

7.1 Members’ Capital Contributions. Each member has contributed certain consideration as its share of the Company’s capital.

7.2 Additional Contributions. Additional contributions may be made to a member’s capital account only in the amount and upon such other terms as the Member determines.

7.3 Capital Accounts. The Company shall maintain separate capital accounts for each member.

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8. Accounting; Distributions; Tax Treatment.

(a) The net profits and net losses of the Company shall be distributed and allocated, as applicable, to the members proportionately to the members’ units. The Company’s net profits and net losses shall be accounted for in accordance with generally accepted accounting principles and in accordance with the provisions of the Internal Revenue Code.

(b) The Member acknowledges that for so long as the Company has a single member, it will be treated as a “disregarded entity” for US federal income tax purposes, as provided in Section 7701-3 of the Treasury Regulations promulgated under the Internal Revenue Code.

9. Records. The Company shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records: (a) a current list of the full name and last known business, residence or mailing address of each member and Economic Interest Owner, both past and present; (b) a copy of the Articles of Organization of the Company and all amendments, together with executed copies of any powers of attorney pursuant to which any amendment has been executed; (c) copies of the Company’s federal, state and local income tax returns and reports, if any, for the four most recent years; (d) copies of the Company’s currently effective written Operating Agreement, copies of any writings permitted or required with respect to a member’s obligation to contribute cash, property or services, and copies of any financial statements of the Company for the four most recent years; (e) minutes of every annual, special meeting and court-ordered meeting; and (f) any written consents obtained from members for actions taken by members without a meeting.

10. Additional Members. From the date of the Company’s formation, any person or entity acceptable to the members by their unanimous vote may become a member in this Company either by the issuance by the Company of membership interests for such consideration as the members by their unanimous votes shall determine, or as a transferee of a member’s membership interest or any portion of it, subject to the terms and conditions of this Operating Agreement. No new members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.

11. Dissolution. The Company shall be dissolved upon occurrence of any of the following events: (a) the agreement of the holders of a majority of the units; and (b) upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a member or of any other event which terminates the continued membership of a member in the Company, unless the business of the Company is continued by the consent of a majority of the remaining members. If the Company is dissolved, the Member or other appropriate representative of the Company shall execute, deliver and file such certificates and forms as are necessary to complete the Company’s dissolution and to comply with all requirements of the Internal Revenue Code. On dissolution, the Company’s business shall be wound down in accordance with the NRS.

12. Indemnification. To the full extent permitted by law, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative,

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including an action, suit or proceeding by or in the right of the Company to procure a judgment in its favor, by reason of the fact that the person is or was the a member, or an officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, member, officer, director, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. To the full extent permitted by law, the expenses of any member incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of a member to repay the amount if it is ultimately determined by a court of competent jurisdiction that a member is not entitled to be indemnified by the Company; the provisions of this paragraph do not affect any rights to advancement of expenses to which personnel of the Company other than a member may be entitled under any contract or otherwise by law. To the full extent permitted by law, the indemnification provisions included in this Operating Agreement do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled for either an action in the person’s official capacity or an action in another capacity while holding office. The rights to indemnification and to advancement of expenses arising under a provision of this Operating Agreement shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, and such rights shall continue for a person who has ceased to be a member, or an officer, employee or agent of the Company, and inure to the benefit of the heirs, executors and administrators of such a person.

13. Miscellaneous Provisions.

13.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by facsimile, email or registered or certified mail, postage and charges prepaid, addressed to the member’s or the Company’s address, as appropriate. The notice shall be effective on the addressee’s receipt of the notice.

13.2 Books of Account and Records. The Company shall prepare and maintain proper and complete records and books of account which shall be kept or shall be caused to kept by the Member.

13.3 Application of Nevada Law. This Operating Agreement, and its application and interpretation, shall be governed exclusively by its terms and by the laws of the State of Nevada, and specifically the NRS.

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13.4 Waiver of Action for Partition. Each member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

13.5 Amendments. This Operating Agreement may not be amended except by the unanimous written agreement of all of the members.

13.6 Execution of Additional Instruments. Each member agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

13.7 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

13.8 Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

13.9 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13.10 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13.11 Severability. If any provision of this Operating Agreement or its application to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

13.12 Successors and Assigns. Each and all of the covenants, terms, provisions and agreements in this Operating Agreement shall be binding upon and inure to the benefit of the parties and, to the extent permitted by this Operating Agreement, their respective successors and assigns.

13.13 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of any member, or any creditor of the Company.

13.14 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.15 Assignment. A member may not assign such member’s interest in the Company without the prior consent of each other member, except that any transfer resulting from a

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member’s amalgamation, merger, incapacity or death shall not require such consent. In the case of a transfer of a member’s interest resulting from the member’s incapacity or death, the transferee shall become an Economic Interest Owner, but not a member absent the other members’ consent.

13.16 Section 1123(a)(6) Prohibition on Non-Voting Equity Securities. The Company shall not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) shall only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Company and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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Dated effective [ ], 2015

MEMBER:

ALLIED NEVADA GOLD CORP.

By:
Name:
Title:

EXHIBIT A-2(c)

Operating Agreement of ANG Central LLC

FIRST AMENDED AND RESTATED OPERATING AGREEMENT

of

ANG CENTRAL LLC

THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT is made and entered into effective [            ], 2015, by and between ANG Central LLC, a Nevada limited liability company (the “Company”), and its sole member, Allied Nevada Gold Holdings LLC, a Nevada limited liability company (the “Member”). The Member entered into the Company’s original Operating Agreement effective August 18, 2010 (as amended, supplemented or otherwise modified prior to the date hereof, the “Current Operating Agreement”). This First Amended and Restated Operating Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Operating Agreement”) was entered into in accordance with a plan of reorganization of the Company (the “Plan”) approved by order of the United States Bankruptcy Court for the District of Delaware in In re: Allied Nevada Gold Corp., et al., under chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101-1330), as amended (the “Bankruptcy Code”), which Plan became effective on [            ], 2015 (the “Plan Effective Date”). The Member agrees as follows:

1. Formation of Company.

1.1 Formation. On August 17, 2010, the Company’s organizer organized a Nevada limited liability company by executing and delivering articles of organization to the Nevada Secretary of State in accordance with and pursuant to the Nevada Revised Statutes (“NRS”).

1.2 Name. The name of the Company is ANG Central LLC.

1.3 Principal Place of Business. The principal place of business of the Company within the State of Nevada shall be 9790 Gateway Drive, Suite 200, Reno, Nevada 89521. The Company may locate its places of business and registered office at any place or places as the Manager may from time to time deem advisable.

1.4 Registered Office and Registered Agent. The Company’s registered office shall be at the office of its registered agent at 241 Ridge Street, Suite 210, Reno, Nevada 89501, and the name of its registered agent at such address shall be Thomas P. Erwin. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and the name of the new registered agent with the Nevada Secretary of State pursuant to the NRS.

1.5 Term. The term of the Company shall be perpetual.

2. Business of the Company.

2.1 Permitted Businesses. The business of the Company shall be:

(a) To accomplish any lawful business or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets.

(b) To exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the NRS.

(c) To engage in all activities necessary, customary, convenient or incident to any of the foregoing.

3. Names and Addresses of Members. The member shall be the Member, which shall hold one hundred percent (100%) of the members’ interests. Additional members may be admitted in accordance with Section 10.

4. Management.

4.1 Manager. The business and affairs of the Company shall be managed by its Manager. The Manager shall direct, manage and control the business of the Company. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Managers, unless the approval of more than one Manager is expressly required pursuant to this Operating Agreement, any agreements entered into or adopted by a majority of the members or the NRS.

4.2 Appointment of Manager. The Manager shall be the Member.

4.3 Manager’s Authority. Subject to the terms of this Operating Agreement, the Manager and the officers appointed by the Manager shall have all authority and rights authorized under the NRS. Except for situations in which the approval of the members is expressly required by this Operating Agreement or by non-waivable provisions of applicable law, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. The Manager shall not incur any debt or obligation to acquire assets from third parties without first obtaining the approval of a majority of the membership interests.

4.4 Officers. The Manager may appoint officers of the Company, including a president, vice president, secretary and treasurer, by duly adopted resolution.

5. Rights and Obligations of Members.

5.1 Limitation of Liability. Each member’s liability shall be limited as prescribed in this Operating Agreement, the NRS and other applicable law.

5.2 Company Debt Liability. A member will not be personally liable for any debts or losses of the Company beyond such member’s respective capital contributions or any obligation to make capital contributions.

5.3 List of Members. Upon the written request of any member, the Manager shall provide a list showing the names, addresses and membership interests of all members and each person who acquires a member’s membership interest but who does not become a member (each an “Economic Interest Owner”). This information shall also be maintained at the Company’s registered office and may be inspected by any member at any time during normal business hours.

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5.4 Company Books. The Manager shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books and other relevant Company documents. Upon reasonable request, each member and Economic Interest Owner shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting member’s or Economic Interest Owner’s expense.

5.5 Priority and Return of Capital. Subject to the terms of this Operating Agreement, no member or Economic Interest Owner shall have priority over any other member or Economic Interest Owner, either as to the return of capital contributions or as to net profits, net losses or distributions; provided that this Section shall not apply to loans (as distinguished from capital contributions) which a member has made to the Company.

5.6 Liability of a Member or the Manager to the Company.

(a) A member is liable to the Company (i) for the difference between such member’s capital contribution as actually made and that stated in this Operating Agreement as having been made; and (ii) for any unpaid capital contribution which such member agreed in the Operating Agreement to make in the future at the time and on the conditions stated in this Operating Agreement.

(b) A member holds as trustee for the Company specific property described in this Operating Agreement as contributed by such member, but which was not contributed or which has been wrongfully or erroneously returned and money or other property wrongfully paid or conveyed to such member on account of such member’s contribution.

(c) The liabilities of a member as prescribed in this Section can be waived or compromised only by the written consent of all members, but a waiver or compromise does not affect the right of a creditor of the Company who extended credit or whose claim arose after the filing and before a cancellation or amendment of the Articles of Organization or Operating Agreement, to enforce the liabilities.

(d) When a member has received the return, in whole or in part, of such member’s capital contribution, the member is liable to the Company for any sum, not in excess of the return with interest, necessary to discharge the Company’s liabilities to all creditors who extended credit or whose claims arose before the return.

(e) Except as otherwise provided in this Operating Agreement, to the full extent permitted by law, each member and the Manager shall not:

(i) have any duties to the Company or any other person that is a party to or is otherwise bound by this Operating Agreement;

(ii) be liable for any breach of duties, if any, to the Company or any other person that is a party to or is otherwise bound by this Operating Agreement for conduct undertaken in good faith reliance on the provisions of this Operating Agreement;

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(iii) have any liability for breach of contract and breach of duties, if any, to the Company, or any other person that is a party to or is otherwise bound by this Operating Agreement; and

(iv) be personally liable for any liabilities, debts or obligations of the Company.

6. Meetings of the Members.

6.1 Annual Meeting. The annual meeting of the members shall be held on the second Monday in January or at such other time as shall be determined by the Manager, commencing with the year following the year during which this Operating Agreement is executed, for the purpose of the transaction of such business as may come before the meeting.

6.2 Special Meetings. Special meetings of the members, for any purpose or purposes, unless otherwise prescribed by statute, may be called only by the Manager.

6.3 Place of Meetings. The Manager may designate any place, either within or outside the State of Nevada, as the place of meeting for any meeting of the members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company in the State of Nevada.

6.4 Notice of Meetings. Except as provided in this Operating Agreement, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Manager, to each member. If mailed, such notice shall be deemed to be delivered two (2) calendar days after being deposited in the United States mail, addressed to the member, at its address as it appears on the books of the Company, with postage thereon prepaid.

6.5 Meeting of all Members. If all of the members shall meet at any time and place, either within or outside of the State of Nevada, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

6.6 Record Date. For the purpose of determining members entitled to notice of or to vote at any meeting of members or any meeting adjournment, or members entitled to receive payment of any distribution, or in order to make a determination of members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of members. When a determination of members entitled to vote at any meeting of members has been made as provided in this Section, such determination shall apply to any meeting adjournment.

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6.7 Quorum. Members holding at least fifty percent (50%) of the members’ interests, represented in person or by proxy, shall constitute a quorum at any meeting of the members. In the absence of a quorum at any such meeting, a majority of the members so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of a member holding the number of units whose absence would cause less than a quorum.

6.8 Manner of Acting. If a quorum is present, the affirmative vote of members holding a majority of the members’ interests shall be the act of the members, unless the vote of a greater or lesser proportion or number is otherwise required by the NRS, by the Articles of Organization, or by this Operating Agreement. Unless otherwise expressly provided in this Operating Agreement or required under applicable law, members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the members are authorized by this Operating Agreement to vote or consent may vote or consent upon any such matter and their members’ interests, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the members.

6.9 Proxies. At all meetings of members, a member may vote in person or by proxy executed in writing by the member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

6.10 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each member entitled to vote and delivered to the Manager of the Company for inclusion in the minutes or for filing with the Company’s records. Action taken under this Section is effective when all members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining members entitled to take action without a meeting shall be the date the first member signs a written consent.

6.11 Waiver of Notice. When any notice is required to be given to any member, a waiver of notice in writing signed by the person entitled to such notice, whether before, at, or after the time stated in it, shall be equivalent to the giving of such notice.

7. Contributions to the Company and Capital Accounts.

7.1 Members’ Capital Contributions. Each member has contributed the consideration described in Exhibit A as its share of the Company’s capital.

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7.2 Additional Contributions. Additional contributions may be made to a member’s capital account only in the amount and upon such other terms as the Manager determines.

7.3 Capital Accounts. The Company shall maintain separate capital accounts for each member.

8. Accounting; Distributions; Tax Treatment.

(a) The net profits and net losses of the Company shall be distributed and allocated, as applicable, to the members proportionately to the members’ units. The Company’s net profits and net losses shall be accounted for in accordance with generally accepted accounting principles and in accordance with the provisions of the Internal Revenue Code.

(b) The Member acknowledges that for so long as the Company has a single member, it will be treated as a “disregarded entity” for US federal income tax purposes, as provided in Section 7701-3 of the Treasury Regulations promulgated under the Internal Revenue Code.

9. Records. The Company shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records: (a) a current list of the full name and last known business, residence or mailing address of each member, Economic Interest Owner and Manager, both past and present; (b) a copy of the Articles of Organization of the Company and all amendments, together with executed copies of any powers of attorney pursuant to which any amendment has been executed; (c) copies of the Company’s federal, state and local income tax returns and reports, if any, for the four most recent years; (d) copies of the Company’s currently effective written Operating Agreement, copies of any writings permitted or required with respect to a member’s obligation to contribute cash, property or services, and copies of any financial statements of the Company for the four most recent years; (e) minutes of every annual, special meeting and court-ordered meeting; and (f) any written consents obtained from members for actions taken by members without a meeting.

10. Additional Members. From the date of the Company’s formation, any person or entity acceptable to the members by their unanimous vote may become a member in this Company either by the issuance by the Company of membership interests for such consideration as the members by their unanimous votes shall determine, or as a transferee of a member’s membership interest or any portion of it, subject to the terms and conditions of this Operating Agreement. No new members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.

11. Dissolution. The Company shall be dissolved upon occurrence of any of the following events: (a) the agreement of the holders of a majority of the units; and (b) upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a member or of any other event which terminates the continued membership of a member in the Company, unless the business of the Company is continued by the consent of a majority of the remaining members. If the Company is dissolved, the Manager or other appropriate representative of the Company shall execute, deliver and file such certificates and forms as are necessary to complete the Company’s dissolution and to comply with all requirements of the Internal Revenue Code. On dissolution, the Company’s business shall be wound down in accordance with the NRS.

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12. Indemnification. To the full extent permitted by law, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action, suit or proceeding by or in the right of the Company to procure a judgment in its favor, by reason of the fact that the person is or was the Manager, a member, or an officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, member, officer, director, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. To the full extent permitted by law, the expenses of the Manager and any member incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Manager or a member to repay the amount if it is ultimately determined by a court of competent jurisdiction that the Manager or a member is not entitled to be indemnified by the Company; the provisions of this paragraph do not affect any rights to advancement of expenses to which personnel of the Company other than the Manager or a member may be entitled under any contract or otherwise by law. To the full extent permitted by law, the indemnification provisions included in this Operating Agreement do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled for either an action in the person’s official capacity or an action in another capacity while holding office. The rights to indemnification and to advancement of expenses arising under a provision of this Operating Agreement shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, and such rights shall continue for a person who has ceased to be the Manager, a member, or an officer, employee or agent of the Company, and inure to the benefit of the heirs, executors and administrators of such a person.

13. Miscellaneous Provisions.

13.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by facsimile, email or registered or certified mail, postage and charges prepaid, addressed to the member’s or the Company’s address, as appropriate. The notice shall be effective on the addressee’s receipt of the notice.

13.2 Books of Account and Records. The Company shall prepare and maintain proper and complete records and books of account which shall be kept or shall be caused to kept by the Manager.

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13.3 Application of Nevada Law. This Operating Agreement, and its application and interpretation, shall be governed exclusively by its terms and by the laws of the State of Nevada, and specifically the NRS.

13.4 Waiver of Action for Partition. Each member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

13.5 Amendments. This Operating Agreement may not be amended except by the unanimous written agreement of all of the members.

13.6 Execution of Additional Instruments. Each member agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

13.7 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

13.8 Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

13.9 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13.10 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13.11 Severability. If any provision of this Operating Agreement or its application to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

13.12 Successors and Assigns. Each and all of the covenants, terms, provisions and agreements in this Operating Agreement shall be binding upon and inure to the benefit of the parties and, to the extent permitted by this Operating Agreement, their respective successors and assigns.

13.13 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of any member, or any creditor of the Company.

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13.14 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.15 Assignment. A member may not assign such member’s interest in the Company without the prior consent of each other member, except that any transfer resulting from a member’s amalgamation, merger, incapacity or death shall not require such consent. In the case of a transfer of a member’s interest resulting from the member’s incapacity or death, the transferee shall become an Economic Interest Owner, but not a member absent the other members’ consent.

13.16 Section 1123(a)(6) Prohibition on Non-Voting Equity Securities. The Company shall not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) shall only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Company and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

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Dated effective [ ], 2015

MEMBER:

ALLIED NEVADA GOLD HOLDINGS LLC

By:
Name:
Title:

EXHIBIT A

Description of Contribution of Capital

The unpatented mining claims described in Exhibit A attached to and by this reference incorporated in this Operating Agreement.

EXHIBIT A-2(d)

Operating Agreement of ANG Cortez LLC

FIRST AMENDED AND RESTATED OPERATING AGREEMENT

of

ANG CORTEZ LLC

THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT is made and entered into effective [            ], 2015, by and between ANG Cortez LLC, a Nevada limited liability company (the “Company”), and its sole member, Allied Nevada Gold Holdings LLC, a Nevada limited liability company (the “Member”). The Member entered into the Company’s original Operating Agreement effective August 18, 2010 (as amended, supplemented or otherwise modified prior to the date hereof, the “Current Operating Agreement”). This First Amended and Restated Operating Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Operating Agreement”) was entered into in accordance with a plan of reorganization of the Company (the “Plan”) approved by order of the United States Bankruptcy Court for the District of Delaware in In re: Allied Nevada Gold Corp., et al., under chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101-1330), as amended (the “Bankruptcy Code”), which Plan became effective on [            ], 2015 (the “Plan Effective Date”). The Member agrees as follows:

1. Formation of Company.

1.1 Formation. On August 17, 2010, the Company’s organizer organized a Nevada limited liability company by executing and delivering articles of organization to the Nevada Secretary of State in accordance with and pursuant to the Nevada Revised Statutes (“NRS”).

1.2 Name. The name of the Company is ANG Cortez LLC.

1.3 Principal Place of Business. The principal place of business of the Company within the State of Nevada shall be 9790 Gateway Drive, Suite 200, Reno, Nevada 89521. The Company may locate its places of business and registered office at any place or places as the Manager may from time to time deem advisable.

1.4 Registered Office and Registered Agent. The Company’s registered office shall be at the office of its registered agent at 241 Ridge Street, Suite 210, Reno, Nevada 89501, and the name of its registered agent at such address shall be Thomas P. Erwin. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and the name of the new registered agent with the Nevada Secretary of State pursuant to the NRS.

1.5 Term. The term of the Company shall be perpetual.

2. Business of the Company.

2.1 Permitted Businesses. The business of the Company shall be:

(a) To accomplish any lawful business or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets.

(b) To exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the NRS.

(c) To engage in all activities necessary, customary, convenient or incident to any of the foregoing.

3. Names and Addresses of Members. The member shall be the Member, which shall hold one hundred percent (100%) of the members’ interests. Additional members may be admitted in accordance with Section 10.

4. Management.

4.1 Manager. The business and affairs of the Company shall be managed by its Manager. The Manager shall direct, manage and control the business of the Company. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Managers, unless the approval of more than one Manager is expressly required pursuant to this Operating Agreement, any agreements entered into or adopted by a majority of the members or the NRS.

4.2 Appointment of Manager. The Manager shall be the Member.

4.3 Manager’s Authority. Subject to the terms of this Operating Agreement, the Manager and the officers appointed by the Manager shall have all authority and rights authorized under the NRS. Except for situations in which the approval of the members is expressly required by this Operating Agreement or by non-waivable provisions of applicable law, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. The Manager shall not incur any debt or obligation to acquire assets from third parties without first obtaining the approval of a majority of the membership interests.

4.4 Officers. The Manager may appoint officers of the Company, including a president, vice president, secretary and treasurer, by duly adopted resolution.

5. Rights and Obligations of Members.

5.1 Limitation of Liability. Each member’s liability shall be limited as prescribed in this Operating Agreement, the NRS and other applicable law.

5.2 Company Debt Liability. A member will not be personally liable for any debts or losses of the Company beyond such member’s respective capital contributions or any obligation to make capital contributions.

5.3 List of Members. Upon the written request of any member, the Manager shall provide a list showing the names, addresses and membership interests of all members and each person who acquires a member’s membership interest but who does not become a member (each an “Economic Interest Owner”). This information shall also be maintained at the Company’s registered office and may be inspected by any member at any time during normal business hours.

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5.4 Company Books. The Manager shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books and other relevant Company documents. Upon reasonable request, each member and Economic Interest Owner shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting member’s or Economic Interest Owner’s expense.

5.5 Priority and Return of Capital. Subject to the terms of this Operating Agreement, no member or Economic Interest Owner shall have priority over any other member or Economic Interest Owner, either as to the return of capital contributions or as to net profits, net losses or distributions; provided that this Section shall not apply to loans (as distinguished from capital contributions) which a member has made to the Company.

5.6 Liability of a Member or the Manager to the Company.

(a) A member is liable to the Company (i) for the difference between such member’s capital contribution as actually made and that stated in this Operating Agreement as having been made; and (ii) for any unpaid capital contribution which such member agreed in the Operating Agreement to make in the future at the time and on the conditions stated in this Operating Agreement.

(b) A member holds as trustee for the Company specific property described in this Operating Agreement as contributed by such member, but which was not contributed or which has been wrongfully or erroneously returned and money or other property wrongfully paid or conveyed to such member on account of such member’s contribution.

(c) The liabilities of a member as prescribed in this Section can be waived or compromised only by the written consent of all members, but a waiver or compromise does not affect the right of a creditor of the Company who extended credit or whose claim arose after the filing and before a cancellation or amendment of the Articles of Organization or Operating Agreement, to enforce the liabilities.

(d) When a member has received the return, in whole or in part, of such member’s capital contribution, the member is liable to the Company for any sum, not in excess of the return with interest, necessary to discharge the Company’s liabilities to all creditors who extended credit or whose claims arose before the return.

(e) Except as otherwise provided in this Operating Agreement, to the full extent permitted by law, each member and the Manager shall not:

(i) have any duties to the Company or any other person that is a party to or is otherwise bound by this Operating Agreement;

(ii) be liable for any breach of duties, if any, to the Company or any other person that is a party to or is otherwise bound by this Operating Agreement for conduct undertaken in good faith reliance on the provisions of this Operating Agreement;

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(iii) have any liability for breach of contract and breach of duties, if any, to the Company, or any other person that is a party to or is otherwise bound by this Operating Agreement; and

(iv) be personally liable for any liabilities, debts or obligations of the Company.

6. Meetings of the Members.

6.1 Annual Meeting. The annual meeting of the members shall be held on the second Monday in January or at such other time as shall be determined by the Manager, commencing with the year following the year during which this Operating Agreement is executed, for the purpose of the transaction of such business as may come before the meeting.

6.2 Special Meetings. Special meetings of the members, for any purpose or purposes, unless otherwise prescribed by statute, may be called only by the Manager.

6.3 Place of Meetings. The Manager may designate any place, either within or outside the State of Nevada, as the place of meeting for any meeting of the members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company in the State of Nevada.

6.4 Notice of Meetings. Except as provided in this Operating Agreement, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Manager, to each member. If mailed, such notice shall be deemed to be delivered two (2) calendar days after being deposited in the United States mail, addressed to the member, at its address as it appears on the books of the Company, with postage thereon prepaid.

6.5 Meeting of all Members. If all of the members shall meet at any time and place, either within or outside of the State of Nevada, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

6.6 Record Date. For the purpose of determining members entitled to notice of or to vote at any meeting of members or any meeting adjournment, or members entitled to receive payment of any distribution, or in order to make a determination of members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of members. When a determination of members entitled to vote at any meeting of members has been made as provided in this Section, such determination shall apply to any meeting adjournment.

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6.7 Quorum. Members holding at least fifty percent (50%) of the members’ interests, represented in person or by proxy, shall constitute a quorum at any meeting of the members. In the absence of a quorum at any such meeting, a majority of the members so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of a member holding the number of units whose absence would cause less than a quorum.

6.8 Manner of Acting. If a quorum is present, the affirmative vote of members holding a majority of the members’ interests shall be the act of the members, unless the vote of a greater or lesser proportion or number is otherwise required by the NRS, by the Articles of Organization, or by this Operating Agreement. Unless otherwise expressly provided in this Operating Agreement or required under applicable law, members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the members are authorized by this Operating Agreement to vote or consent may vote or consent upon any such matter and their members’ interests, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the members.

6.9 Proxies. At all meetings of members, a member may vote in person or by proxy executed in writing by the member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

6.10 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each member entitled to vote and delivered to the Manager of the Company for inclusion in the minutes or for filing with the Company’s records. Action taken under this Section is effective when all members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining members entitled to take action without a meeting shall be the date the first member signs a written consent.

6.11 Waiver of Notice. When any notice is required to be given to any member, a waiver of notice in writing signed by the person entitled to such notice, whether before, at, or after the time stated in it, shall be equivalent to the giving of such notice.

7. Contributions to the Company and Capital Accounts.

7.1 Members’ Capital Contributions. Each member has contributed the consideration described in Exhibit A as its share of the Company’s capital.

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7.2 Additional Contributions. Additional contributions may be made to a member’s capital account only in the amount and upon such other terms as the Manager determines.

7.3 Capital Accounts. The Company shall maintain separate capital accounts for each member.

8. Accounting; Distributions; Tax Treatment.

(a) The net profits and net losses of the Company shall be distributed and allocated, as applicable, to the members proportionately to the members’ units. The Company’s net profits and net losses shall be accounted for in accordance with generally accepted accounting principles and in accordance with the provisions of the Internal Revenue Code.

(b) The Member acknowledges that for so long as the Company has a single member, it will be treated as a “disregarded entity” for US federal income tax purposes, as provided in Section 7701-3 of the Treasury Regulations promulgated under the Internal Revenue Code.

9. Records. The Company shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records: (a) a current list of the full name and last known business, residence or mailing address of each member, Economic Interest Owner and Manager, both past and present; (b) a copy of the Articles of Organization of the Company and all amendments, together with executed copies of any powers of attorney pursuant to which any amendment has been executed; (c) copies of the Company’s federal, state and local income tax returns and reports, if any, for the four most recent years; (d) copies of the Company’s currently effective written Operating Agreement, copies of any writings permitted or required with respect to a member’s obligation to contribute cash, property or services, and copies of any financial statements of the Company for the four most recent years; (e) minutes of every annual, special meeting and court-ordered meeting; and (f) any written consents obtained from members for actions taken by members without a meeting.

10. Additional Members. From the date of the Company’s formation, any person or entity acceptable to the members by their unanimous vote may become a member in this Company either by the issuance by the Company of membership interests for such consideration as the members by their unanimous votes shall determine, or as a transferee of a member’s membership interest or any portion of it, subject to the terms and conditions of this Operating Agreement. No new members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.

11. Dissolution. The Company shall be dissolved upon occurrence of any of the following events: (a) the agreement of the holders of a majority of the units; and (b) upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a member or of any other event which terminates the continued membership of a member in the Company, unless the business of the Company is continued by the consent of a majority of the remaining members. If the Company is dissolved, the Manager or other appropriate representative of the Company shall execute, deliver and file such certificates and forms as are necessary to complete the Company’s dissolution and to comply with all requirements of the Internal Revenue Code. On dissolution, the Company’s business shall be wound down in accordance with the NRS.

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12. Indemnification. To the full extent permitted by law, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action, suit or proceeding by or in the right of the Company to procure a judgment in its favor, by reason of the fact that the person is or was the Manager, a member, or an officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, member, officer, director, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. To the full extent permitted by law, the expenses of the Manager and any member incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Manager or a member to repay the amount if it is ultimately determined by a court of competent jurisdiction that the Manager or a member is not entitled to be indemnified by the Company; the provisions of this paragraph do not affect any rights to advancement of expenses to which personnel of the Company other than the Manager or a member may be entitled under any contract or otherwise by law. To the full extent permitted by law, the indemnification provisions included in this Operating Agreement do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled for either an action in the person’s official capacity or an action in another capacity while holding office. The rights to indemnification and to advancement of expenses arising under a provision of this Operating Agreement shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, and such rights shall continue for a person who has ceased to be the Manager, a member, or an officer, employee or agent of the Company, and inure to the benefit of the heirs, executors and administrators of such a person.

13. Miscellaneous Provisions.

13.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by facsimile, email or registered or certified mail, postage and charges prepaid, addressed to the member’s or the Company’s address, as appropriate. The notice shall be effective on the addressee’s receipt of the notice.

13.2 Books of Account and Records. The Company shall prepare and maintain proper and complete records and books of account which shall be kept or shall be caused to kept by the Manager.

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13.3 Application of Nevada Law. This Operating Agreement, and its application and interpretation, shall be governed exclusively by its terms and by the laws of the State of Nevada, and specifically the NRS.

13.4 Waiver of Action for Partition. Each member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

13.5 Amendments. This Operating Agreement may not be amended except by the unanimous written agreement of all of the members.

13.6 Execution of Additional Instruments. Each member agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

13.7 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

13.8 Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

13.9 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13.10 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13.11 Severability. If any provision of this Operating Agreement or its application to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

13.12 Successors and Assigns. Each and all of the covenants, terms, provisions and agreements in this Operating Agreement shall be binding upon and inure to the benefit of the parties and, to the extent permitted by this Operating Agreement, their respective successors and assigns.

13.13 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of any member, or any creditor of the Company.

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13.14 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.15 Assignment. A member may not assign such member’s interest in the Company without the prior consent of each other member, except that any transfer resulting from a member’s amalgamation, merger, incapacity or death shall not require such consent. In the case of a transfer of a member’s interest resulting from the member’s incapacity or death, the transferee shall become an Economic Interest Owner, but not a member absent the other members’ consent.

13.16 Section 1123(a)(6) Prohibition on Non-Voting Equity Securities. The Company shall not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) shall only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Company and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

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9

Dated effective [ ], 2015

MEMBER:

ALLIED NEVADA GOLD HOLDINGS LLC

By:
Name:
Title:

EXHIBIT A

Description of Contribution of Capital

The unpatented mining claims described in Exhibit A attached to and by this reference incorporated in this Operating Agreement.

EXHIBIT A-2(e)

Operating Agreement of ANG Eureka LLC

FIRST AMENDED AND RESTATED OPERATING AGREEMENT

of

ANG EUREKA LLC

THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT is made and entered into effective [            ], 2015, by and between ANG Eureka LLC, a Nevada limited liability company (the “Company”), and its sole member, Allied Nevada Gold Holdings LLC, a Nevada limited liability company (the “Member”). The Member entered into the Company’s original Operating Agreement effective August 18, 2010 (as amended, supplemented or otherwise modified prior to the date hereof, the “Current Operating Agreement”). This First Amended and Restated Operating Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Operating Agreement”) was entered into in accordance with a plan of reorganization of the Company (the “Plan”) approved by order of the United States Bankruptcy Court for the District of Delaware in In re: Allied Nevada Gold Corp., et al., under chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101-1330), as amended (the “Bankruptcy Code”), which Plan became effective on [            ], 2015 (the “Plan Effective Date”). The Member agrees as follows:

1. Formation of Company.

1.1 Formation. On August 17, 2010, the Company’s organizer organized a Nevada limited liability company by executing and delivering articles of organization to the Nevada Secretary of State in accordance with and pursuant to the Nevada Revised Statutes (“NRS”).

1.2 Name. The name of the Company is ANG Eureka LLC.

1.3 Principal Place of Business. The principal place of business of the Company within the State of Nevada shall be 9790 Gateway Drive, Suite 200, Reno, Nevada 89521. The Company may locate its places of business and registered office at any place or places as the Manager may from time to time deem advisable.

1.4 Registered Office and Registered Agent. The Company’s registered office shall be at the office of its registered agent at 241 Ridge Street, Suite 210, Reno, Nevada 89501, and the name of its registered agent at such address shall be Thomas P. Erwin. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and the name of the new registered agent with the Nevada Secretary of State pursuant to the NRS.

1.5 Term. The term of the Company shall be perpetual.

2. Business of the Company.

2.1 Permitted Businesses. The business of the Company shall be:

(a) To accomplish any lawful business or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets.

(b) To exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the NRS.

(c) To engage in all activities necessary, customary, convenient or incident to any of the foregoing.

3. Names and Addresses of Members. The member shall be the Member, which shall hold one hundred percent (100%) of the members’ interests. Additional members may be admitted in accordance with Section 10.

4. Management.

4.1 Manager. The business and affairs of the Company shall be managed by its Manager. The Manager shall direct, manage and control the business of the Company. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Managers, unless the approval of more than one Manager is expressly required pursuant to this Operating Agreement, any agreements entered into or adopted by a majority of the members or the NRS.

4.2 Appointment of Manager. The Manager shall be the Member.

4.3 Manager’s Authority. Subject to the terms of this Operating Agreement, the Manager and the officers appointed by the Manager shall have all authority and rights authorized under the NRS. Except for situations in which the approval of the members is expressly required by this Operating Agreement or by non-waivable provisions of applicable law, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. The Manager shall not incur any debt or obligation to acquire assets from third parties without first obtaining the approval of a majority of the membership interests.

4.4 Officers. The Manager may appoint officers of the Company, including a president, vice president, secretary and treasurer, by duly adopted resolution.

5. Rights and Obligations of Members.

5.1 Limitation of Liability. Each member’s liability shall be limited as prescribed in this Operating Agreement, the NRS and other applicable law.

5.2 Company Debt Liability. A member will not be personally liable for any debts or losses of the Company beyond such member’s respective capital contributions or any obligation to make capital contributions.

5.3 List of Members. Upon the written request of any member, the Manager shall provide a list showing the names, addresses and membership interests of all members and each person who acquires a member’s membership interest but who does not become a member (each an “Economic Interest Owner”). This information shall also be maintained at the Company’s registered office and may be inspected by any member at any time during normal business hours.

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5.4 Company Books. The Manager shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books and other relevant Company documents. Upon reasonable request, each member and Economic Interest Owner shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting member’s or Economic Interest Owner’s expense.

5.5 Priority and Return of Capital. Subject to the terms of this Operating Agreement, no member or Economic Interest Owner shall have priority over any other member or Economic Interest Owner, either as to the return of capital contributions or as to net profits, net losses or distributions; provided that this Section shall not apply to loans (as distinguished from capital contributions) which a member has made to the Company.

5.6 Liability of a Member or the Manager to the Company.

(a) A member is liable to the Company (i) for the difference between such member’s capital contribution as actually made and that stated in this Operating Agreement as having been made; and (ii) for any unpaid capital contribution which such member agreed in the Operating Agreement to make in the future at the time and on the conditions stated in this Operating Agreement.

(b) A member holds as trustee for the Company specific property described in this Operating Agreement as contributed by such member, but which was not contributed or which has been wrongfully or erroneously returned and money or other property wrongfully paid or conveyed to such member on account of such member’s contribution.

(c) The liabilities of a member as prescribed in this Section can be waived or compromised only by the written consent of all members, but a waiver or compromise does not affect the right of a creditor of the Company who extended credit or whose claim arose after the filing and before a cancellation or amendment of the Articles of Organization or Operating Agreement, to enforce the liabilities.

(d) When a member has received the return, in whole or in part, of such member’s capital contribution, the member is liable to the Company for any sum, not in excess of the return with interest, necessary to discharge the Company’s liabilities to all creditors who extended credit or whose claims arose before the return.

(e) Except as otherwise provided in this Operating Agreement, to the full extent permitted by law, each member and the Manager shall not:

(i) have any duties to the Company or any other person that is a party to or is otherwise bound by this Operating Agreement;

(ii) be liable for any breach of duties, if any, to the Company or any other person that is a party to or is otherwise bound by this Operating Agreement for conduct undertaken in good faith reliance on the provisions of this Operating Agreement;

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(iii) have any liability for breach of contract and breach of duties, if any, to the Company, or any other person that is a party to or is otherwise bound by this Operating Agreement; and

(iv) be personally liable for any liabilities, debts or obligations of the Company.

6. Meetings of the Members.

6.1 Annual Meeting. The annual meeting of the members shall be held on the second Monday in January or at such other time as shall be determined by the Manager, commencing with the year following the year during which this Operating Agreement is executed, for the purpose of the transaction of such business as may come before the meeting.

6.2 Special Meetings. Special meetings of the members, for any purpose or purposes, unless otherwise prescribed by statute, may be called only by the Manager.

6.3 Place of Meetings. The Manager may designate any place, either within or outside the State of Nevada, as the place of meeting for any meeting of the members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company in the State of Nevada.

6.4 Notice of Meetings. Except as provided in this Operating Agreement, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Manager, to each member. If mailed, such notice shall be deemed to be delivered two (2) calendar days after being deposited in the United States mail, addressed to the member, at its address as it appears on the books of the Company, with postage thereon prepaid.

6.5 Meeting of all Members. If all of the members shall meet at any time and place, either within or outside of the State of Nevada, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

6.6 Record Date. For the purpose of determining members entitled to notice of or to vote at any meeting of members or any meeting adjournment, or members entitled to receive payment of any distribution, or in order to make a determination of members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of members. When a determination of members entitled to vote at any meeting of members has been made as provided in this Section, such determination shall apply to any meeting adjournment.

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6.7 Quorum. Members holding at least fifty percent (50%) of the members’ interests, represented in person or by proxy, shall constitute a quorum at any meeting of the members. In the absence of a quorum at any such meeting, a majority of the members so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of a member holding the number of units whose absence would cause less than a quorum.

6.8 Manner of Acting. If a quorum is present, the affirmative vote of members holding a majority of the members’ interests shall be the act of the members, unless the vote of a greater or lesser proportion or number is otherwise required by the NRS, by the Articles of Organization, or by this Operating Agreement. Unless otherwise expressly provided in this Operating Agreement or required under applicable law, members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the members are authorized by this Operating Agreement to vote or consent may vote or consent upon any such matter and their members’ interests, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the members.

6.9 Proxies. At all meetings of members, a member may vote in person or by proxy executed in writing by the member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

6.10 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each member entitled to vote and delivered to the Manager of the Company for inclusion in the minutes or for filing with the Company’s records. Action taken under this Section is effective when all members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining members entitled to take action without a meeting shall be the date the first member signs a written consent.

6.11 Waiver of Notice. When any notice is required to be given to any member, a waiver of notice in writing signed by the person entitled to such notice, whether before, at, or after the time stated in it, shall be equivalent to the giving of such notice.

7. Contributions to the Company and Capital Accounts.

7.1 Members’ Capital Contributions. Each member has contributed the consideration described in Exhibit A as its share of the Company’s capital.

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7.2 Additional Contributions. Additional contributions may be made to a member’s capital account only in the amount and upon such other terms as the Manager determines.

7.3 Capital Accounts. The Company shall maintain separate capital accounts for each member.

8. Accounting; Distributions; Tax Treatment.

(a) The net profits and net losses of the Company shall be distributed and allocated, as applicable, to the members proportionately to the members’ units. The Company’s net profits and net losses shall be accounted for in accordance with generally accepted accounting principles and in accordance with the provisions of the Internal Revenue Code.

(b) The Member acknowledges that for so long as the Company has a single member, it will be treated as a “disregarded entity” for US federal income tax purposes, as provided in Section 7701-3 of the Treasury Regulations promulgated under the Internal Revenue Code.

9. Records. The Company shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records: (a) a current list of the full name and last known business, residence or mailing address of each member, Economic Interest Owner and Manager, both past and present; (b) a copy of the Articles of Organization of the Company and all amendments, together with executed copies of any powers of attorney pursuant to which any amendment has been executed; (c) copies of the Company’s federal, state and local income tax returns and reports, if any, for the four most recent years; (d) copies of the Company’s currently effective written Operating Agreement, copies of any writings permitted or required with respect to a member’s obligation to contribute cash, property or services, and copies of any financial statements of the Company for the four most recent years; (e) minutes of every annual, special meeting and court-ordered meeting; and (f) any written consents obtained from members for actions taken by members without a meeting.

10. Additional Members. From the date of the Company’s formation, any person or entity acceptable to the members by their unanimous vote may become a member in this Company either by the issuance by the Company of membership interests for such consideration as the members by their unanimous votes shall determine, or as a transferee of a member’s membership interest or any portion of it, subject to the terms and conditions of this Operating Agreement. No new members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.

11. Dissolution. The Company shall be dissolved upon occurrence of any of the following events: (a) the agreement of the holders of a majority of the units; and (b) upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a member or of any other event which terminates the continued membership of a member in the Company, unless the business of the Company is continued by the consent of a majority of the remaining members. If the Company is dissolved, the Manager or other appropriate representative of the Company shall execute, deliver and file such certificates and forms as are necessary to complete the Company’s dissolution and to comply with all requirements of the Internal Revenue Code. On dissolution, the Company’s business shall be wound down in accordance with the NRS.

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12. Indemnification. To the full extent permitted by law, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action, suit or proceeding by or in the right of the Company to procure a judgment in its favor, by reason of the fact that the person is or was the Manager, a member, or an officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, member, officer, director, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. To the full extent permitted by law, the expenses of the Manager and any member incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Manager or a member to repay the amount if it is ultimately determined by a court of competent jurisdiction that the Manager or a member is not entitled to be indemnified by the Company; the provisions of this paragraph do not affect any rights to advancement of expenses to which personnel of the Company other than the Manager or a member may be entitled under any contract or otherwise by law. To the full extent permitted by law, the indemnification provisions included in this Operating Agreement do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled for either an action in the person’s official capacity or an action in another capacity while holding office. The rights to indemnification and to advancement of expenses arising under a provision of this Operating Agreement shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, and such rights shall continue for a person who has ceased to be the Manager, a member, or an officer, employee or agent of the Company, and inure to the benefit of the heirs, executors and administrators of such a person.

13. Miscellaneous Provisions.

13.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by facsimile, email or registered or certified mail, postage and charges prepaid, addressed to the member’s or the Company’s address, as appropriate. The notice shall be effective on the addressee’s receipt of the notice.

13.2 Books of Account and Records. The Company shall prepare and maintain proper and complete records and books of account which shall be kept or shall be caused to kept by the Manager.

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13.3 Application of Nevada Law. This Operating Agreement, and its application and interpretation, shall be governed exclusively by its terms and by the laws of the State of Nevada, and specifically the NRS.

13.4 Waiver of Action for Partition. Each member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

13.5 Amendments. This Operating Agreement may not be amended except by the unanimous written agreement of all of the members.

13.6 Execution of Additional Instruments. Each member agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

13.7 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

13.8 Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

13.9 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13.10 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13.11 Severability. If any provision of this Operating Agreement or its application to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

13.12 Successors and Assigns. Each and all of the covenants, terms, provisions and agreements in this Operating Agreement shall be binding upon and inure to the benefit of the parties and, to the extent permitted by this Operating Agreement, their respective successors and assigns.

13.13 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of any member, or any creditor of the Company.

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13.14 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.15 Assignment. A member may not assign such member’s interest in the Company without the prior consent of each other member, except that any transfer resulting from a member’s amalgamation, merger, incapacity or death shall not require such consent. In the case of a transfer of a member’s interest resulting from the member’s incapacity or death, the transferee shall become an Economic Interest Owner, but not a member absent the other members’ consent.

13.16 Section 1123(a)(6) Prohibition on Non-Voting Equity Securities. The Company shall not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) shall only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Company and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

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9

Dated effective [ ], 2015

MEMBER:

ALLIED NEVADA GOLD HOLDINGS LLC

By:
Name:
Title:

EXHIBIT A

Description of Contribution of Capital

The unpatented mining claims described in Exhibit A attached to and by this reference incorporated in this Operating Agreement.

EXHIBIT A-2(f)

Operating Agreement of ANG North LLC

FIRST AMENDED AND RESTATED OPERATING AGREEMENT

of

ANG NORTH LLC

THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT is made and entered into effective [            ], 2015, by and between ANG North LLC, a Nevada limited liability company (the “Company”), and its sole member, Allied Nevada Gold Holdings LLC, a Nevada limited liability company (the “Member”). The Member entered into the Company’s original Operating Agreement effective August 18, 2010 (as amended, supplemented or otherwise modified prior to the date hereof, the “Current Operating Agreement”). This First Amended and Restated Operating Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Operating Agreement”) was entered into in accordance with a plan of reorganization of the Company (the “Plan”) approved by order of the United States Bankruptcy Court for the District of Delaware in In re: Allied Nevada Gold Corp., et al., under chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101-1330), as amended (the “Bankruptcy Code”), which Plan became effective on [            ], 2015 (the “Plan Effective Date”). The Member agrees as follows:

1. Formation of Company.

1.1 Formation. On August 17, 2010, the Company’s organizer organized a Nevada limited liability company by executing and delivering articles of organization to the Nevada Secretary of State in accordance with and pursuant to the Nevada Revised Statutes (“NRS”).

1.2 Name. The name of the Company is ANG North LLC.

1.3 Principal Place of Business. The principal place of business of the Company within the State of Nevada shall be 9790 Gateway Drive, Suite 200, Reno, Nevada 89521. The Company may locate its places of business and registered office at any place or places as the Manager may from time to time deem advisable.

1.4 Registered Office and Registered Agent. The Company’s registered office shall be at the office of its registered agent at 241 Ridge Street, Suite 210, Reno, Nevada 89501, and the name of its registered agent at such address shall be Thomas P. Erwin. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and the name of the new registered agent with the Nevada Secretary of State pursuant to the NRS.

1.5 Term. The term of the Company shall be perpetual.

2. Business of the Company.

2.1 Permitted Businesses. The business of the Company shall be:

(a) To accomplish any lawful business or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets.

(b) To exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the NRS.

(c) To engage in all activities necessary, customary, convenient or incident to any of the foregoing.

3. Names and Addresses of Members. The member shall be the Member, which shall hold one hundred percent (100%) of the members’ interests. Additional members may be admitted in accordance with Section 10.

4. Management.

4.1 Manager. The business and affairs of the Company shall be managed by its Manager. The Manager shall direct, manage and control the business of the Company. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Managers, unless the approval of more than one Manager is expressly required pursuant to this Operating Agreement, any agreements entered into or adopted by a majority of the members or the NRS.

4.2 Appointment of Manager. The Manager shall be the Member.

4.3 Manager’s Authority. Subject to the terms of this Operating Agreement, the Manager and the officers appointed by the Manager shall have all authority and rights authorized under the NRS. Except for situations in which the approval of the members is expressly required by this Operating Agreement or by non-waivable provisions of applicable law, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. The Manager shall not incur any debt or obligation to acquire assets from third parties without first obtaining the approval of a majority of the membership interests.

4.4 Officers. The Manager may appoint officers of the Company, including a president, vice president, secretary and treasurer, by duly adopted resolution.

5. Rights and Obligations of Members.

5.1 Limitation of Liability. Each member’s liability shall be limited as prescribed in this Operating Agreement, the NRS and other applicable law.

5.2 Company Debt Liability. A member will not be personally liable for any debts or losses of the Company beyond such member’s respective capital contributions or any obligation to make capital contributions.

5.3 List of Members. Upon the written request of any member, the Manager shall provide a list showing the names, addresses and membership interests of all members and each person who acquires a member’s membership interest but who does not become a member (each an “Economic Interest Owner”). This information shall also be maintained at the Company’s registered office and may be inspected by any member at any time during normal business hours.

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5.4 Company Books. The Manager shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books and other relevant Company documents. Upon reasonable request, each member and Economic Interest Owner shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting member’s or Economic Interest Owner’s expense.

5.5 Priority and Return of Capital. Subject to the terms of this Operating Agreement, no member or Economic Interest Owner shall have priority over any other member or Economic Interest Owner, either as to the return of capital contributions or as to net profits, net losses or distributions; provided that this Section shall not apply to loans (as distinguished from capital contributions) which a member has made to the Company.

5.6 Liability of a Member or the Manager to the Company.

(a) A member is liable to the Company (i) for the difference between such member’s capital contribution as actually made and that stated in this Operating Agreement as having been made; and (ii) for any unpaid capital contribution which such member agreed in the Operating Agreement to make in the future at the time and on the conditions stated in this Operating Agreement.

(b) A member holds as trustee for the Company specific property described in this Operating Agreement as contributed by such member, but which was not contributed or which has been wrongfully or erroneously returned and money or other property wrongfully paid or conveyed to such member on account of such member’s contribution.

(c) The liabilities of a member as prescribed in this Section can be waived or compromised only by the written consent of all members, but a waiver or compromise does not affect the right of a creditor of the Company who extended credit or whose claim arose after the filing and before a cancellation or amendment of the Articles of Organization or Operating Agreement, to enforce the liabilities.

(d) When a member has received the return, in whole or in part, of such member’s capital contribution, the member is liable to the Company for any sum, not in excess of the return with interest, necessary to discharge the Company’s liabilities to all creditors who extended credit or whose claims arose before the return.

(e) Except as otherwise provided in this Operating Agreement, to the full extent permitted by law, each member and the Manager shall not:

(i) have any duties to the Company or any other person that is a party to or is otherwise bound by this Operating Agreement;

(ii) be liable for any breach of duties, if any, to the Company or any other person that is a party to or is otherwise bound by this Operating Agreement for conduct undertaken in good faith reliance on the provisions of this Operating Agreement;

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(iii) have any liability for breach of contract and breach of duties, if any, to the Company, or any other person that is a party to or is otherwise bound by this Operating Agreement; and

(iv) be personally liable for any liabilities, debts or obligations of the Company.

6. Meetings of the Members.

6.1 Annual Meeting. The annual meeting of the members shall be held on the second Monday in January or at such other time as shall be determined by the Manager, commencing with the year following the year during which this Operating Agreement is executed, for the purpose of the transaction of such business as may come before the meeting.

6.2 Special Meetings. Special meetings of the members, for any purpose or purposes, unless otherwise prescribed by statute, may be called only by the Manager.

6.3 Place of Meetings. The Manager may designate any place, either within or outside the State of Nevada, as the place of meeting for any meeting of the members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company in the State of Nevada.

6.4 Notice of Meetings. Except as provided in this Operating Agreement, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Manager, to each member. If mailed, such notice shall be deemed to be delivered two (2) calendar days after being deposited in the United States mail, addressed to the member, at its address as it appears on the books of the Company, with postage thereon prepaid.

6.5 Meeting of all Members. If all of the members shall meet at any time and place, either within or outside of the State of Nevada, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

6.6 Record Date. For the purpose of determining members entitled to notice of or to vote at any meeting of members or any meeting adjournment, or members entitled to receive payment of any distribution, or in order to make a determination of members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of members. When a determination of members entitled to vote at any meeting of members has been made as provided in this Section, such determination shall apply to any meeting adjournment.

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6.7 Quorum. Members holding at least fifty percent (50%) of the members’ interests, represented in person or by proxy, shall constitute a quorum at any meeting of the members. In the absence of a quorum at any such meeting, a majority of the members so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of a member holding the number of units whose absence would cause less than a quorum.

6.8 Manner of Acting. If a quorum is present, the affirmative vote of members holding a majority of the members’ interests shall be the act of the members, unless the vote of a greater or lesser proportion or number is otherwise required by the NRS, by the Articles of Organization, or by this Operating Agreement. Unless otherwise expressly provided in this Operating Agreement or required under applicable law, members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the members are authorized by this Operating Agreement to vote or consent may vote or consent upon any such matter and their members’ interests, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the members.

6.9 Proxies. At all meetings of members, a member may vote in person or by proxy executed in writing by the member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

6.10 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each member entitled to vote and delivered to the Manager of the Company for inclusion in the minutes or for filing with the Company’s records. Action taken under this Section is effective when all members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining members entitled to take action without a meeting shall be the date the first member signs a written consent.

6.11 Waiver of Notice. When any notice is required to be given to any member, a waiver of notice in writing signed by the person entitled to such notice, whether before, at, or after the time stated in it, shall be equivalent to the giving of such notice.

7. Contributions to the Company and Capital Accounts.

7.1 Members’ Capital Contributions. Each member has contributed the consideration described in Exhibit A as its share of the Company’s capital.

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7.2 Additional Contributions. Additional contributions may be made to a member’s capital account only in the amount and upon such other terms as the Manager determines.

7.3 Capital Accounts. The Company shall maintain separate capital accounts for each member.

8. Accounting; Distributions; Tax Treatment.

(a) The net profits and net losses of the Company shall be distributed and allocated, as applicable, to the members proportionately to the members’ units. The Company’s net profits and net losses shall be accounted for in accordance with generally accepted accounting principles and in accordance with the provisions of the Internal Revenue Code.

(b) The Member acknowledges that for so long as the Company has a single member, it will be treated as a “disregarded entity” for US federal income tax purposes, as provided in Section 7701-3 of the Treasury Regulations promulgated under the Internal Revenue Code.

9. Records. The Company shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records: (a) a current list of the full name and last known business, residence or mailing address of each member, Economic Interest Owner and Manager, both past and present; (b) a copy of the Articles of Organization of the Company and all amendments, together with executed copies of any powers of attorney pursuant to which any amendment has been executed; (c) copies of the Company’s federal, state and local income tax returns and reports, if any, for the four most recent years; (d) copies of the Company’s currently effective written Operating Agreement, copies of any writings permitted or required with respect to a member’s obligation to contribute cash, property or services, and copies of any financial statements of the Company for the four most recent years; (e) minutes of every annual, special meeting and court-ordered meeting; and (f) any written consents obtained from members for actions taken by members without a meeting.

10. Additional Members. From the date of the Company’s formation, any person or entity acceptable to the members by their unanimous vote may become a member in this Company either by the issuance by the Company of membership interests for such consideration as the members by their unanimous votes shall determine, or as a transferee of a member’s membership interest or any portion of it, subject to the terms and conditions of this Operating Agreement. No new members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.

11. Dissolution. The Company shall be dissolved upon occurrence of any of the following events: (a) the agreement of the holders of a majority of the units; and (b) upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a member or of any other event which terminates the continued membership of a member in the Company, unless the business of the Company is continued by the consent of a majority of the remaining members. If the Company is dissolved, the Manager or other appropriate representative of the Company shall execute, deliver and file such certificates and forms as are necessary to complete the Company’s dissolution and to comply with all requirements of the Internal Revenue Code. On dissolution, the Company’s business shall be wound down in accordance with the NRS.

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12. Indemnification. To the full extent permitted by law, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action, suit or proceeding by or in the right of the Company to procure a judgment in its favor, by reason of the fact that the person is or was the Manager, a member, or an officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, member, officer, director, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. To the full extent permitted by law, the expenses of the Manager and any member incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Manager or a member to repay the amount if it is ultimately determined by a court of competent jurisdiction that the Manager or a member is not entitled to be indemnified by the Company; the provisions of this paragraph do not affect any rights to advancement of expenses to which personnel of the Company other than the Manager or a member may be entitled under any contract or otherwise by law. To the full extent permitted by law, the indemnification provisions included in this Operating Agreement do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled for either an action in the person’s official capacity or an action in another capacity while holding office. The rights to indemnification and to advancement of expenses arising under a provision of this Operating Agreement shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, and such rights shall continue for a person who has ceased to be the Manager, a member, or an officer, employee or agent of the Company, and inure to the benefit of the heirs, executors and administrators of such a person.

13. Miscellaneous Provisions.

13.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by facsimile, email or registered or certified mail, postage and charges prepaid, addressed to the member’s or the Company’s address, as appropriate. The notice shall be effective on the addressee’s receipt of the notice.

13.2 Books of Account and Records. The Company shall prepare and maintain proper and complete records and books of account which shall be kept or shall be caused to kept by the Manager.

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13.3 Application of Nevada Law. This Operating Agreement, and its application and interpretation, shall be governed exclusively by its terms and by the laws of the State of Nevada, and specifically the NRS.

13.4 Waiver of Action for Partition. Each member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

13.5 Amendments. This Operating Agreement may not be amended except by the unanimous written agreement of all of the members.

13.6 Execution of Additional Instruments. Each member agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

13.7 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

13.8 Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

13.9 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13.10 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13.11 Severability. If any provision of this Operating Agreement or its application to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

13.12 Successors and Assigns. Each and all of the covenants, terms, provisions and agreements in this Operating Agreement shall be binding upon and inure to the benefit of the parties and, to the extent permitted by this Operating Agreement, their respective successors and assigns.

13.13 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of any member, or any creditor of the Company.

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13.14 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.15 Assignment. A member may not assign such member’s interest in the Company without the prior consent of each other member, except that any transfer resulting from a member’s amalgamation, merger, incapacity or death shall not require such consent. In the case of a transfer of a member’s interest resulting from the member’s incapacity or death, the transferee shall become an Economic Interest Owner, but not a member absent the other members’ consent.

13.16 Section 1123(a)(6) Prohibition on Non-Voting Equity Securities. The Company shall not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) shall only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Company and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

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Dated effective [ ], 2015

MEMBER:

ALLIED NEVADA GOLD HOLDINGS LLC

By:
Name:
Title:

EXHIBIT A

Description of Contribution of Capital

The unpatented mining claims described in Exhibit A attached to and by this reference incorporated in this Operating Agreement.

EXHIBIT A-2(g)

Operating Agreement of ANG Northeast LLC

FIRST AMENDED AND RESTATED OPERATING AGREEMENT

of

ANG NORTHEAST LLC

THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT is made and entered into effective [            ], 2015, by and between ANG Northeast LLC, a Nevada limited liability company (the “Company”), and its sole member, Allied Nevada Gold Holdings LLC, a Nevada limited liability company (the “Member”). The Member entered into the Company’s original Operating Agreement effective August 18, 2010 (as amended, supplemented or otherwise modified prior to the date hereof, the “Current Operating Agreement”). This First Amended and Restated Operating Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Operating Agreement”) was entered into in accordance with a plan of reorganization of the Company (the “Plan”) approved by order of the United States Bankruptcy Court for the District of Delaware in In re: Allied Nevada Gold Corp., et al., under chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101-1330), as amended (the “Bankruptcy Code”), which Plan became effective on [            ], 2015 (the “Plan Effective Date”). The Member agrees as follows:

1. Formation of Company.

1.1 Formation. On August 17, 2010, the Company’s organizer organized a Nevada limited liability company by executing and delivering articles of organization to the Nevada Secretary of State in accordance with and pursuant to the Nevada Revised Statutes (“NRS”).

1.2 Name. The name of the Company is ANG Northeast LLC.

1.3 Principal Place of Business. The principal place of business of the Company within the State of Nevada shall be 9790 Gateway Drive, Suite 200, Reno, Nevada 89521. The Company may locate its places of business and registered office at any place or places as the Manager may from time to time deem advisable.

1.4 Registered Office and Registered Agent. The Company’s registered office shall be at the office of its registered agent at 241 Ridge Street, Suite 210, Reno, Nevada 89501, and the name of its registered agent at such address shall be Thomas P. Erwin. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and the name of the new registered agent with the Nevada Secretary of State pursuant to the NRS.

1.5 Term. The term of the Company shall be perpetual.

2. Business of the Company.

2.1 Permitted Businesses. The business of the Company shall be:

(a) To accomplish any lawful business or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets.

(b) To exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the NRS.

(c) To engage in all activities necessary, customary, convenient or incident to any of the foregoing.

3. Names and Addresses of Members. The member shall be the Member, which holds one hundred percent (100%) of the members’ interests. Additional members may be admitted in accordance with Section 10.

4. Management.

4.1 Manager. The business and affairs of the Company shall be managed by its Manager. The Manager shall direct, manage and control the business of the Company. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Managers, unless the approval of more than one Manager is expressly required pursuant to this Operating Agreement, any agreements entered into or adopted by a majority of the members or the NRS.

4.2 Appointment of Manager. The Manager shall be the Member.

4.3 Manager’s Authority. Subject to the terms of this Operating Agreement, the Manager and the officers appointed by the Manager shall have all authority and rights authorized under the NRS. Except for situations in which the approval of the members is expressly required by this Operating Agreement or by non-waivable provisions of applicable law, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. The Manager shall not incur any debt or obligation to acquire assets from third parties without first obtaining the approval of a majority of the membership interests.

4.4 Officers. The Manager may appoint officers of the Company, including a president, vice president, secretary and treasurer, by duly adopted resolution.

5. Rights and Obligations of Members.

5.1 Limitation of Liability. Each member’s liability shall be limited as prescribed in this Operating Agreement, the NRS and other applicable law.

5.2 Company Debt Liability. A member will not be personally liable for any debts or losses of the Company beyond such member’s respective capital contributions or any obligation to make capital contributions.

5.3 List of Members. Upon the written request of any member, the Manager shall provide a list showing the names, addresses and membership interests of all members and each person who acquires a member’s membership interest but who does not become a member (each an “Economic Interest Owner”). This information shall also be maintained at the Company’s registered office and may be inspected by any member at any time during normal business hours.

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5.4 Company Books. The Manager shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books and other relevant Company documents. Upon reasonable request, each member and Economic Interest Owner shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting member’s or Economic Interest Owner’s expense.

5.5 Priority and Return of Capital. Subject to the terms of this Operating Agreement, no member or Economic Interest Owner shall have priority over any other member or Economic Interest Owner, either as to the return of capital contributions or as to net profits, net losses or distributions; provided that this Section shall not apply to loans (as distinguished from capital contributions) which a member has made to the Company.

5.6 Liability of a Member or the Manager to the Company.

(a) A member is liable to the Company (i) for the difference between such member’s capital contribution as actually made and that stated in this Operating Agreement as having been made; and (ii) for any unpaid capital contribution which such member agreed in the Operating Agreement to make in the future at the time and on the conditions stated in this Operating Agreement.

(b) A member holds as trustee for the Company specific property described in this Operating Agreement as contributed by such member, but which was not contributed or which has been wrongfully or erroneously returned and money or other property wrongfully paid or conveyed to such member on account of such member’s contribution.

(c) The liabilities of a member as prescribed in this Section can be waived or compromised only by the written consent of all members, but a waiver or compromise does not affect the right of a creditor of the Company who extended credit or whose claim arose after the filing and before a cancellation or amendment of the Articles of Organization or Operating Agreement, to enforce the liabilities.

(d) When a member has received the return, in whole or in part, of such member’s capital contribution, the member is liable to the Company for any sum, not in excess of the return with interest, necessary to discharge the Company’s liabilities to all creditors who extended credit or whose claims arose before the return.

(e) Except as otherwise provided in this Operating Agreement, to the full extent permitted by law, each member and the Manager shall not:

(i) have any duties to the Company or any other person that is a party to or is otherwise bound by this Operating Agreement;

(ii) be liable for any breach of duties, if any, to the Company or any other person that is a party to or is otherwise bound by this Operating Agreement for conduct undertaken in good faith reliance on the provisions of this Operating Agreement;

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(iii) have any liability for breach of contract and breach of duties, if any, to the Company, or any other person that is a party to or is otherwise bound by this Operating Agreement; and

(iv) be personally liable for any liabilities, debts or obligations of the Company.

6. Meetings of the Members.

6.1 Annual Meeting. The annual meeting of the members shall be held on the second Monday in January or at such other time as shall be determined by the Manager, commencing with the year following the year during which this Operating Agreement is executed, for the purpose of the transaction of such business as may come before the meeting.

6.2 Special Meetings. Special meetings of the members, for any purpose or purposes, unless otherwise prescribed by statute, may be called only by the Manager.

6.3 Place of Meetings. The Manager may designate any place, either within or outside the State of Nevada, as the place of meeting for any meeting of the members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company in the State of Nevada.

6.4 Notice of Meetings. Except as provided in this Operating Agreement, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Manager, to each member. If mailed, such notice shall be deemed to be delivered two (2) calendar days after being deposited in the United States mail, addressed to the member, at its address as it appears on the books of the Company, with postage thereon prepaid.

6.5 Meeting of all Members. If all of the members shall meet at any time and place, either within or outside of the State of Nevada, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

6.6 Record Date. For the purpose of determining members entitled to notice of or to vote at any meeting of members or any meeting adjournment, or members entitled to receive payment of any distribution, or in order to make a determination of members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of members. When a determination of members entitled to vote at any meeting of members has been made as provided in this Section, such determination shall apply to any meeting adjournment.

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6.7 Quorum. Members holding at least fifty percent (50%) of the members’ interests, represented in person or by proxy, shall constitute a quorum at any meeting of the members. In the absence of a quorum at any such meeting, a majority of the members so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of a member holding the number of units whose absence would cause less than a quorum.

6.8 Manner of Acting. If a quorum is present, the affirmative vote of members holding a majority of the members’ interests shall be the act of the members, unless the vote of a greater or lesser proportion or number is otherwise required by the NRS, by the Articles of Organization, or by this Operating Agreement. Unless otherwise expressly provided in this Operating Agreement or required under applicable law, members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the members are authorized by this Operating Agreement to vote or consent may vote or consent upon any such matter and their members’ interests, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the members.

6.9 Proxies. At all meetings of members, a member may vote in person or by proxy executed in writing by the member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

6.10 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each member entitled to vote and delivered to the Manager of the Company for inclusion in the minutes or for filing with the Company’s records. Action taken under this Section is effective when all members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining members entitled to take action without a meeting shall be the date the first member signs a written consent.

6.11 Waiver of Notice. When any notice is required to be given to any member, a waiver of notice in writing signed by the person entitled to such notice, whether before, at, or after the time stated in it, shall be equivalent to the giving of such notice.

7. Contributions to the Company and Capital Accounts.

7.1 Members’ Capital Contributions. Each member has contributed the consideration described in Exhibit A as its share of the Company’s capital.

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7.2 Additional Contributions. Additional contributions may be made to a member’s capital account only in the amount and upon such other terms as the Manager determines.

7.3 Capital Accounts. The Company shall maintain separate capital accounts for each member.

8. Accounting; Distributions; Tax Treatment.

(a) The net profits and net losses of the Company shall be distributed and allocated, as applicable, to the members proportionately to the members’ units. The Company’s net profits and net losses shall be accounted for in accordance with generally accepted accounting principles and in accordance with the provisions of the Internal Revenue Code.

(b) The Member acknowledges that for so long as the Company has a single member, it will be treated as a “disregarded entity” for US federal income tax purposes, as provided in Section 7701-3 of the Treasury Regulations promulgated under the Internal Revenue Code.

9. Records. The Company shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records: (a) a current list of the full name and last known business, residence or mailing address of each member, Economic Interest Owner and Manager, both past and present; (b) a copy of the Articles of Organization of the Company and all amendments, together with executed copies of any powers of attorney pursuant to which any amendment has been executed; (c) copies of the Company’s federal, state and local income tax returns and reports, if any, for the four most recent years; (d) copies of the Company’s currently effective written Operating Agreement, copies of any writings permitted or required with respect to a member’s obligation to contribute cash, property or services, and copies of any financial statements of the Company for the four most recent years; (e) minutes of every annual, special meeting and court-ordered meeting; and (f) any written consents obtained from members for actions taken by members without a meeting.

10. Additional Members. From the date of the Company’s formation, any person or entity acceptable to the members by their unanimous vote may become a member in this Company either by the issuance by the Company of membership interests for such consideration as the members by their unanimous votes shall determine, or as a transferee of a member’s membership interest or any portion of it, subject to the terms and conditions of this Operating Agreement. No new members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.

11. Dissolution. The Company shall be dissolved upon occurrence of any of the following events: (a) the agreement of the holders of a majority of the units; and (b) upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a member or of any other event which terminates the continued membership of a member in the Company, unless the business of the Company is continued by the consent of a majority of the remaining members. If the Company is dissolved, the Manager or other appropriate representative of the Company shall execute, deliver and file such certificates and forms as are necessary to complete the Company’s dissolution and to comply with all requirements of the Internal Revenue Code. On dissolution, the Company’s business shall be wound down in accordance with the NRS.

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12. Indemnification. To the full extent permitted by law, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action, suit or proceeding by or in the right of the Company to procure a judgment in its favor, by reason of the fact that the person is or was the Manager, a member, or an officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, member, officer, director, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. To the full extent permitted by law, the expenses of the Manager and any member incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Manager or a member to repay the amount if it is ultimately determined by a court of competent jurisdiction that the Manager or a member is not entitled to be indemnified by the Company; the provisions of this paragraph do not affect any rights to advancement of expenses to which personnel of the Company other than the Manager or a member may be entitled under any contract or otherwise by law. To the full extent permitted by law, the indemnification provisions included in this Operating Agreement do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled for either an action in the person’s official capacity or an action in another capacity while holding office. The rights to indemnification and to advancement of expenses arising under a provision of this Operating Agreement shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, and such rights shall continue for a person who has ceased to be the Manager, a member, or an officer, employee or agent of the Company, and inure to the benefit of the heirs, executors and administrators of such a person.

13. Miscellaneous Provisions.

13.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by facsimile, email or registered or certified mail, postage and charges prepaid, addressed to the member’s or the Company’s address, as appropriate. The notice shall be effective on the addressee’s receipt of the notice.

13.2 Books of Account and Records. The Company shall prepare and maintain proper and complete records and books of account which shall be kept or shall be caused to kept by the Manager.

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13.3 Application of Nevada Law. This Operating Agreement, and its application and interpretation, shall be governed exclusively by its terms and by the laws of the State of Nevada, and specifically the NRS.

13.4 Waiver of Action for Partition. Each member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

13.5 Amendments. This Operating Agreement may not be amended except by the unanimous written agreement of all of the members.

13.6 Execution of Additional Instruments. Each member agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

13.7 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

13.8 Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

13.9 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13.10 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13.11 Severability. If any provision of this Operating Agreement or its application to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

13.12 Successors and Assigns. Each and all of the covenants, terms, provisions and agreements in this Operating Agreement shall be binding upon and inure to the benefit of the parties and, to the extent permitted by this Operating Agreement, their respective successors and assigns.

13.13 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of any member, or any creditor of the Company.

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13.14 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.15 Assignment. A member may not assign such member’s interest in the Company without the prior consent of each other member, except that any transfer resulting from a member’s amalgamation, merger, incapacity or death shall not require such consent. In the case of a transfer of a member’s interest resulting from the member’s incapacity or death, the transferee shall become an Economic Interest Owner, but not a member absent the other members’ consent.

13.16 Section 1123(a)(6) Prohibition on Non-Voting Equity Securities. The Company shall not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) shall only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Company and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

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9

Dated effective [ ], 2015

MEMBER:

ALLIED NEVADA GOLD HOLDINGS LLC

By:
Name:
Title:

EXHIBIT A

Description of Contribution of Capital

The unpatented mining claims described in Exhibit A attached to and by this reference incorporated in this Operating Agreement.

EXHIBIT A-2(h)

Operating Agreement of ANG Pony LLC

FIRST AMENDED AND RESTATED OPERATING AGREEMENT

of

ANG PONY LLC

THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT is made and entered into effective [            ], 2015, by and between ANG Pony LLC, a Nevada limited liability company (the “Company”), and its sole member, Allied Nevada Gold Holdings LLC, a Nevada limited liability company (the “Member”). The Member entered into the Company’s original Operating Agreement effective August 18, 2010 (as amended, supplemented or otherwise modified prior to the date hereof, the “Current Operating Agreement”). This First Amended and Restated Operating Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Operating Agreement”) was entered into in accordance with a plan of reorganization of the Company (the “Plan”) approved by order of the United States Bankruptcy Court for the District of Delaware in In re: Allied Nevada Gold Corp., et al., under chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101-1330), as amended (the “Bankruptcy Code”), which Plan became effective on [            ], 2015 (the “Plan Effective Date”). The Member agrees as follows:

1. Formation of Company.

1.1 Formation. On August 17, 2010, the Company’s organizer organized a Nevada limited liability company by executing and delivering articles of organization to the Nevada Secretary of State in accordance with and pursuant to the Nevada Revised Statutes (“NRS”).

1.2 Name. The name of the Company is ANG Pony LLC.

1.3 Principal Place of Business. The principal place of business of the Company within the State of Nevada shall be 9790 Gateway Drive, Suite 200, Reno, Nevada 89521. The Company may locate its places of business and registered office at any place or places as the Manager may from time to time deem advisable.

1.4 Registered Office and Registered Agent. The Company’s registered office shall be at the office of its registered agent at 241 Ridge Street, Suite 210, Reno, Nevada 89501, and the name of its registered agent at such address shall be Thomas P. Erwin.s of the new registered office and the name of the new registered agent with the Nevada Secretary of State pursuant to the NRS.

1.5 Term. The term of the Company shall be perpetual.

2. Business of the Company.

2.1 Permitted Businesses. The business of the Company shall be:

(a) To accomplish any lawful business or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets.

(b) To exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the NRS.

(c) To engage in all activities necessary, customary, convenient or incident to any of the foregoing.

3. Names and Addresses of Members. The member shall be the Member, which shall hold one hundred percent (100%) of the members’ interests. Additional members may be admitted in accordance with Section 10.

4. Management.

4.1 Manager. The business and affairs of the Company shall be managed by its Manager. The Manager shall direct, manage and control the business of the Company. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Managers, unless the approval of more than one Manager is expressly required pursuant to this Operating Agreement, any agreements entered into or adopted by a majority of the members or the NRS.

4.2 Appointment of Manager. The Manager shall be the Member.

4.3 Manager’s Authority. Subject to the terms of this Operating Agreement, the Manager and the officers appointed by the Manager shall have all authority and rights authorized under the NRS. Except for situations in which the approval of the members is expressly required by this Operating Agreement or by non-waivable provisions of applicable law, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. The Manager shall not incur any debt or obligation to acquire assets from third parties without first obtaining the approval of a majority of the membership interests.

4.4 Officers. The Manager may appoint officers of the Company, including a president, vice president, secretary and treasurer, by duly adopted resolution.

5. Rights and Obligations of Members.

5.1 Limitation of Liability. Each member’s liability shall be limited as prescribed in this Operating Agreement, the NRS and other applicable law.

5.2 Company Debt Liability. A member will not be personally liable for any debts or losses of the Company beyond such member’s respective capital contributions or any obligation to make capital contributions.

5.3 List of Members. Upon the written request of any member, the Manager shall provide a list showing the names, addresses and membership interests of all members and each person who acquires a member’s membership interest but who does not become a member (each an “Economic Interest Owner”). This information shall also be maintained at the Company’s registered office and may be inspected by any member at any time during normal business hours.

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5.4 Company Books. The Manager shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books and other relevant Company documents. Upon reasonable request, each member and Economic Interest Owner shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting member’s or Economic Interest Owner’s expense.

5.5 Priority and Return of Capital. Subject to the terms of this Operating Agreement, no member or Economic Interest Owner shall have priority over any other member or Economic Interest Owner, either as to the return of capital contributions or as to net profits, net losses or distributions; provided that this Section shall not apply to loans (as distinguished from capital contributions) which a member has made to the Company.

5.6 Liability of a Member or the Manager to the Company.

(a) A member is liable to the Company (i) for the difference between such member’s capital contribution as actually made and that stated in this Operating Agreement as having been made; and (ii) for any unpaid capital contribution which such member agreed in the Operating Agreement to make in the future at the time and on the conditions stated in this Operating Agreement.

(b) A member holds as trustee for the Company specific property described in this Operating Agreement as contributed by such member, but which was not contributed or which has been wrongfully or erroneously returned and money or other property wrongfully paid or conveyed to such member on account of such member’s contribution.

(c) The liabilities of a member as prescribed in this Section can be waived or compromised only by the written consent of all members, but a waiver or compromise does not affect the right of a creditor of the Company who extended credit or whose claim arose after the filing and before a cancellation or amendment of the Articles of Organization or Operating Agreement, to enforce the liabilities.

(d) When a member has received the return, in whole or in part, of such member’s capital contribution, the member is liable to the Company for any sum, not in excess of the return with interest, necessary to discharge the Company’s liabilities to all creditors who extended credit or whose claims arose before the return.

(e) Except as otherwise provided in this Operating Agreement, to the full extent permitted by law, each member and the Manager shall not:

(i) have any duties to the Company or any other person that is a party to or is otherwise bound by this Operating Agreement;

(ii) be liable for any breach of duties, if any, to the Company or any other person that is a party to or is otherwise bound by this Operating Agreement for conduct undertaken in good faith reliance on the provisions of this Operating Agreement;

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(iii) have any liability for breach of contract and breach of duties, if any, to the Company, or any other person that is a party to or is otherwise bound by this Operating Agreement; and

(iv) be personally liable for any liabilities, debts or obligations of the Company.

6. Meetings of the Members.

6.1 Annual Meeting. The annual meeting of the members shall be held on the second Monday in January or at such other time as shall be determined by the Manager, commencing with the year following the year during which this Operating Agreement is executed, for the purpose of the transaction of such business as may come before the meeting.

6.2 Special Meetings. Special meetings of the members, for any purpose or purposes, unless otherwise prescribed by statute, may be called only by the Manager.

6.3 Place of Meetings. The Manager may designate any place, either within or outside the State of Nevada, as the place of meeting for any meeting of the members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company in the State of Nevada.

6.4 Notice of Meetings. Except as provided in this Operating Agreement, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Manager, to each member. If mailed, such notice shall be deemed to be delivered two (2) calendar days after being deposited in the United States mail, addressed to the member, at its address as it appears on the books of the Company, with postage thereon prepaid.

6.5 Meeting of all Members. If all of the members shall meet at any time and place, either within or outside of the State of Nevada, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

6.6 Record Date. For the purpose of determining members entitled to notice of or to vote at any meeting of members or any meeting adjournment, or members entitled to receive payment of any distribution, or in order to make a determination of members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of members. When a determination of members entitled to vote at any meeting of members has been made as provided in this Section, such determination shall apply to any meeting adjournment.

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6.7 Quorum. Members holding at least fifty percent (50%) of the members’ interests, represented in person or by proxy, shall constitute a quorum at any meeting of the members. In the absence of a quorum at any such meeting, a majority of the members so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of a member holding the number of units whose absence would cause less than a quorum.

6.8 Manner of Acting. If a quorum is present, the affirmative vote of members holding a majority of the members’ interests shall be the act of the members, unless the vote of a greater or lesser proportion or number is otherwise required by the NRS, by the Articles of Organization, or by this Operating Agreement. Unless otherwise expressly provided in this Operating Agreement or required under applicable law, members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the members are authorized by this Operating Agreement to vote or consent may vote or consent upon any such matter and their members’ interests, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the members.

6.9 Proxies. At all meetings of members, a member may vote in person or by proxy executed in writing by the member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

6.10 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each member entitled to vote and delivered to the Manager of the Company for inclusion in the minutes or for filing with the Company’s records. Action taken under this Section is effective when all members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining members entitled to take action without a meeting shall be the date the first member signs a written consent.

6.11 Waiver of Notice. When any notice is required to be given to any member, a waiver of notice in writing signed by the person entitled to such notice, whether before, at, or after the time stated in it, shall be equivalent to the giving of such notice.

7. Contributions to the Company and Capital Accounts.

7.1 Members’ Capital Contributions. Each member has contributed the consideration described in Exhibit A as its share of the Company’s capital.

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7.2 Additional Contributions. Additional contributions may be made to a member’s capital account only in the amount and upon such other terms as the Manager determines.

7.3 Capital Accounts. The Company shall maintain separate capital accounts for each member.

8. Accounting; Distributions; Tax Treatment.

(a) The net profits and net losses of the Company shall be distributed and allocated, as applicable, to the members proportionately to the members’ units. The Company’s net profits and net losses shall be accounted for in accordance with generally accepted accounting principles and in accordance with the provisions of the Internal Revenue Code.

(b) The Member acknowledges that for so long as the Company has a single member, it will be treated as a “disregarded entity” for US federal income tax purposes, as provided in Section 7701-3 of the Treasury Regulations promulgated under the Internal Revenue Code.

9. Records. The Company shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records: (a) a current list of the full name and last known business, residence or mailing address of each member, Economic Interest Owner and Manager, both past and present; (b) a copy of the Articles of Organization of the Company and all amendments, together with executed copies of any powers of attorney pursuant to which any amendment has been executed; (c) copies of the Company’s federal, state and local income tax returns and reports, if any, for the four most recent years; (d) copies of the Company’s currently effective written Operating Agreement, copies of any writings permitted or required with respect to a member’s obligation to contribute cash, property or services, and copies of any financial statements of the Company for the four most recent years; (e) minutes of every annual, special meeting and court-ordered meeting; and (f) any written consents obtained from members for actions taken by members without a meeting.

10. Additional Members. From the date of the Company’s formation, any person or entity acceptable to the members by their unanimous vote may become a member in this Company either by the issuance by the Company of membership interests for such consideration as the members by their unanimous votes shall determine, or as a transferee of a member’s membership interest or any portion of it, subject to the terms and conditions of this Operating Agreement. No new members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.

11. Dissolution. The Company shall be dissolved upon occurrence of any of the following events: (a) the agreement of the holders of a majority of the units; and (b) upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a member or of any other event which terminates the continued membership of a member in the Company, unless the business of the Company is continued by the consent of a majority of the remaining members. If the Company is dissolved, the Manager or other appropriate representative of the Company shall execute, deliver and file such certificates and forms as are necessary to complete the Company’s dissolution and to comply with all requirements of the Internal Revenue Code. On dissolution, the Company’s business shall be wound down in accordance with the NRS.

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12. Indemnification. To the full extent permitted by law, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action, suit or proceeding by or in the right of the Company to procure a judgment in its favor, by reason of the fact that the person is or was the Manager, a member, or an officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, member, officer, director, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. To the full extent permitted by law, the expenses of the Manager and any member incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Manager or a member to repay the amount if it is ultimately determined by a court of competent jurisdiction that the Manager or a member is not entitled to be indemnified by the Company; the provisions of this paragraph do not affect any rights to advancement of expenses to which personnel of the Company other than the Manager or a member may be entitled under any contract or otherwise by law. To the full extent permitted by law, the indemnification provisions included in this Operating Agreement do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled for either an action in the person’s official capacity or an action in another capacity while holding office. The rights to indemnification and to advancement of expenses arising under a provision of this Operating Agreement shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, and such rights shall continue for a person who has ceased to be the Manager, a member, or an officer, employee or agent of the Company, and inure to the benefit of the heirs, executors and administrators of such a person.

13. Miscellaneous Provisions.

13.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by facsimile, email or registered or certified mail, postage and charges prepaid, addressed to the member’s or the Company’s address, as appropriate. The notice shall be effective on the addressee’s receipt of the notice.

13.2 Books of Account and Records. The Company shall prepare and maintain proper and complete records and books of account which shall be kept or shall be caused to kept by the Manager.

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13.3 Application of Nevada Law. This Operating Agreement, and its application and interpretation, shall be governed exclusively by its terms and by the laws of the State of Nevada, and specifically the NRS.

13.4 Waiver of Action for Partition. Each member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

13.5 Amendments. This Operating Agreement may not be amended except by the unanimous written agreement of all of the members.

13.6 Execution of Additional Instruments. Each member agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

13.7 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

13.8 Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

13.9 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13.10 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13.11 Severability. If any provision of this Operating Agreement or its application to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

13.12 Successors and Assigns. Each and all of the covenants, terms, provisions and agreements in this Operating Agreement shall be binding upon and inure to the benefit of the parties and, to the extent permitted by this Operating Agreement, their respective successors and assigns.

13.13 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of any member, or any creditor of the Company.

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13.14 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.15 Assignment. A member may not assign such member’s interest in the Company without the prior consent of each other member, except that any transfer resulting from a member’s amalgamation, merger, incapacity or death shall not require such consent. In the case of a transfer of a member’s interest resulting from the member’s incapacity or death, the transferee shall become an Economic Interest Owner, but not a member absent the other members’ consent.

13.16 Section 1123(a)(6) Prohibition on Non-Voting Equity Securities. The Company shall not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) shall only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Company and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

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9

Dated effective [ ], 2015

MEMBER:

ALLIED NEVADA GOLD HOLDINGS LLC

By:
Name:
Title:

EXHIBIT A

Description of Contribution of Capital

The unpatented mining claims described in Exhibit A attached to and by this reference incorporated in this Operating Agreement.

EXHIBIT A-2(i)

Operating Agreement of Hasbrouck Production Company LLC

FIRST AMENDED AND RESTATED OPERATING AGREEMENT

of

HASBROUCK PRODUCTION COMPANY LLC

THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT is made and entered into effective [            ], 2015, by and between Hasbrouck Production Company LLC, a Nevada limited liability company (the “Company”), and its sole member, Allied VGH Inc., a Nevada corporation (the “Member”). The Member entered into the Company’s original Operating Agreement effective July 11, 2012 (as amended, supplemented or otherwise modified prior to the date hereof, the “Current Operating Agreement”). This First Amended and Restated Operating Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Operating Agreement”) was entered into in accordance with a plan of reorganization of the Company (the “Plan”) approved by order of the United States Bankruptcy Court for the District of Delaware in In re: Allied Nevada Gold Corp., et al., under chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101-1330), as amended (the “Bankruptcy Code”), which Plan became effective on [            ], 2015 (the “Plan Effective Date”). The Member agrees as follows:

1. Formation of Company.

1.1 Formation. On July 11, 2012, the Company’s organizer organized a Nevada limited liability company by executing and delivering articles of organization to the Nevada Secretary of State in accordance with and pursuant to the Nevada Revised Statutes (“NRS”).

1.2 Name. The name of the Company is Hasbrouck Production Company LLC.

1.3 Principal Place of Business. The principal place of business of the Company within the State of Nevada shall be 9790 Gateway Drive, Suite 200, Reno, Nevada 89521. The Company may locate its places of business and registered office at any place or places as the Manager may from time to time deem advisable.

1.4 Registered Office and Registered Agent. The Company’s registered office shall be at the office of its registered agent at 241 Ridge Street, Suite 210, Reno, Nevada 89501, and the name of its registered agent at such address shall be Thomas P. Erwin. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and the name of the new registered agent with the Nevada Secretary of State pursuant to the NRS.

1.5 Term. The term of the Company shall be perpetual.

2. Business of the Company.

2.1 Permitted Businesses. The business of the Company shall be:

(a) To accomplish any lawful business or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets.

(b) To exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the NRS.

(c) To engage in all activities necessary, customary, convenient or incident to any of the foregoing.

3. Names and Addresses of Members. The member shall be the Member, which shall hold one hundred percent (100%) of the members’ interests. Additional members may be admitted in accordance with Section 10.

4. Management.

4.1 Manager. The business and affairs of the Company shall be managed by its Manager. The Manager shall direct, manage and control the business of the Company. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Managers, unless the approval of more than one Manager is expressly required pursuant to this Operating Agreement, any agreements entered into or adopted by a majority of the members or the NRS.

4.2 Appointment of Manager. The Manager shall be Allied VNC Inc., a Nevada corporation.

4.3 Manager’s Authority. Subject to the terms of this Operating Agreement, the Manager and the officers appointed by the Manager shall have all authority and rights authorized under the NRS. Except for situations in which the approval of the members is expressly required by this Operating Agreement or by non-waivable provisions of applicable law, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. The Manager shall not incur any debt or obligation to acquire assets from third parties without first obtaining the approval of a majority of the membership interests.

4.4 Officers. The Manager may appoint officers of the Company, including a president, vice president, secretary and treasurer, by duly adopted resolution.

5. Rights and Obligations of Members.

5.1 Limitation of Liability. Each member’s liability shall be limited as prescribed in this Operating Agreement, the NRS and other applicable law.

5.2 Company Debt Liability. A member will not be personally liable for any debts or losses of the Company beyond such member’s respective capital contributions or any obligation to make capital contributions.

5.3 List of Members. Upon the written request of any member, the Manager shall provide a list showing the names, addresses and membership interests of all members and each person who acquires a member’s membership interest but who does not become a member (each an “Economic Interest Owner”). This information shall also be maintained at the Company’s registered office and may be inspected by any member at any time during normal business hours.

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5.4 Company Books. The Manager shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books and other relevant Company documents. Upon reasonable request, each member and Economic Interest Owner shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting member’s or Economic Interest Owner’s expense.

5.5 Priority and Return of Capital. Subject to the terms of this Operating Agreement, no member or Economic Interest Owner shall have priority over any other member or Economic Interest Owner, either as to the return of capital contributions or as to net profits, net losses or distributions; provided that this Section shall not apply to loans (as distinguished from capital contributions) which a member has made to the Company.

5.6 Liability of a Member or the Manager to the Company.

(a) A member is liable to the Company (i) for the difference between such member’s capital contribution as actually made and that stated in this Operating Agreement as having been made; and (ii) for any unpaid capital contribution which such member agreed in the Operating Agreement to make in the future at the time and on the conditions stated in this Operating Agreement.

(b) A member holds as trustee for the Company specific property described in this Operating Agreement as contributed by such member, but which was not contributed or which has been wrongfully or erroneously returned and money or other property wrongfully paid or conveyed to such member on account of such member’s contribution.

(c) The liabilities of a member as prescribed in this Section can be waived or compromised only by the written consent of all members, but a waiver or compromise does not affect the right of a creditor of the Company who extended credit or whose claim arose after the filing and before a cancellation or amendment of the Articles of Organization or Operating Agreement, to enforce the liabilities.

(d) When a member has received the return, in whole or in part, of such member’s capital contribution, the member is liable to the Company for any sum, not in excess of the return with interest, necessary to discharge the Company’s liabilities to all creditors who extended credit or whose claims arose before the return.

(e) Except as otherwise provided in this Operating Agreement, to the full extent permitted by law, each member and the Manager shall not:

(i) have any duties to the Company or any other person that is a party to or is otherwise bound by this Operating Agreement;

(ii) be liable for any breach of duties, if any, to the Company or any other person that is a party to or is otherwise bound by this Operating Agreement for conduct undertaken in good faith reliance on the provisions of this Operating Agreement;

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(iii) have any liability for breach of contract and breach of duties, if any, to the Company, or any other person that is a party to or is otherwise bound by this Operating Agreement; and

(iv) be personally liable for any liabilities, debts or obligations of the Company.

6. Meetings of the Members.

6.1 Annual Meeting. The annual meeting of the members shall be held on the second Monday in January or at such other time as shall be determined by the Manager, commencing with the year following the year during which this Operating Agreement is executed, for the purpose of the transaction of such business as may come before the meeting.

6.2 Special Meetings. Special meetings of the members, for any purpose or purposes, unless otherwise prescribed by statute, may be called only by the Manager.

6.3 Place of Meetings. The Manager may designate any place, either within or outside the State of Nevada, as the place of meeting for any meeting of the members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company in the State of Nevada.

6.4 Notice of Meetings. Except as provided in this Operating Agreement, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Manager, to each member. If mailed, such notice shall be deemed to be delivered two (2) calendar days after being deposited in the United States mail, addressed to the member, at its address as it appears on the books of the Company, with postage thereon prepaid.

6.5 Meeting of all Members. If all of the members shall meet at any time and place, either within or outside of the State of Nevada, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

6.6 Record Date. For the purpose of determining members entitled to notice of or to vote at any meeting of members or any meeting adjournment, or members entitled to receive payment of any distribution, or in order to make a determination of members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of members. When a determination of members entitled to vote at any meeting of members has been made as provided in this Section, such determination shall apply to any meeting adjournment.

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6.7 Quorum. Members holding at least fifty percent (50%) of the members’ interests, represented in person or by proxy, shall constitute a quorum at any meeting of the members. In the absence of a quorum at any such meeting, a majority of the members so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of a member holding the number of units whose absence would cause less than a quorum.

6.8 Manner of Acting. If a quorum is present, the affirmative vote of members holding a majority of the members’ interests shall be the act of the members, unless the vote of a greater or lesser proportion or number is otherwise required by the NRS, by the Articles of Organization, or by this Operating Agreement. Unless otherwise expressly provided in this Operating Agreement or required under applicable law, members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the members are authorized by this Operating Agreement to vote or consent may vote or consent upon any such matter and their members’ interests, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the members.

6.9 Proxies. At all meetings of members, a member may vote in person or by proxy executed in writing by the member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

6.10 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each member entitled to vote and delivered to the Manager of the Company for inclusion in the minutes or for filing with the Company’s records. Action taken under this Section is effective when all members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining members entitled to take action without a meeting shall be the date the first member signs a written consent.

6.11 Waiver of Notice. When any notice is required to be given to any member, a waiver of notice in writing signed by the person entitled to such notice, whether before, at, or after the time stated in it, shall be equivalent to the giving of such notice.

7. Contributions to the Company and Capital Accounts.

7.1 Members’ Capital Contributions. Each member has contributed the consideration described in Exhibit A as its share of the Company’s capital.

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7.2 Additional Contributions. Additional contributions may be made to a member’s capital account only in the amount and upon such other terms as the Manager determines.

7.3 Capital Accounts. The Company shall maintain separate capital accounts for each member.

8. Accounting; Distributions; Tax Treatment.

(a) The net profits and net losses of the Company shall be distributed and allocated, as applicable, to the members proportionately to the members’ units. The Company’s net profits and net losses shall be accounted for in accordance with generally accepted accounting principles and in accordance with the provisions of the Internal Revenue Code.

(b) The Member acknowledges that for so long as the Company has a single member, it will be treated as a “disregarded entity” for US federal income tax purposes, as provided in Section 7701-3 of the Treasury Regulations promulgated under the Internal Revenue Code.

9. Records. The Company shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records: (a) a current list of the full name and last known business, residence or mailing address of each member, Economic Interest Owner and Manager, both past and present; (b) a copy of the Articles of Organization of the Company and all amendments, together with executed copies of any powers of attorney pursuant to which any amendment has been executed; (c) copies of the Company’s federal, state and local income tax returns and reports, if any, for the four most recent years; (d) copies of the Company’s currently effective written Operating Agreement, copies of any writings permitted or required with respect to a member’s obligation to contribute cash, property or services, and copies of any financial statements of the Company for the four most recent years; (e) minutes of every annual, special meeting and court-ordered meeting; and (f) any written consents obtained from members for actions taken by members without a meeting.

10. Additional Members. From the date of the Company’s formation, any person or entity acceptable to the members by their unanimous vote may become a member in this Company either by the issuance by the Company of membership interests for such consideration as the members by their unanimous votes shall determine, or as a transferee of a member’s membership interest or any portion of it, subject to the terms and conditions of this Operating Agreement. No new members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.

11. Dissolution. The Company shall be dissolved upon occurrence of any of the following events: (a) the agreement of the holders of a majority of the units; and (b) upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a member or of any other event which terminates the continued membership of a member in the Company, unless the business of the Company is continued by the consent of a majority of the remaining members. If the Company is dissolved, the Manager or other appropriate representative of the Company shall execute, deliver and file such certificates and forms as are necessary to complete the Company’s dissolution and to comply with all requirements of the Internal Revenue Code. On dissolution, the Company’s business shall be wound down in accordance with the NRS.

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12. Indemnification. To the full extent permitted by law, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action, suit or proceeding by or in the right of the Company to procure a judgment in its favor, by reason of the fact that the person is or was the Manager, a member, or an officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, member, officer, director, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. To the full extent permitted by law, the expenses of the Manager and any member incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Manager or a member to repay the amount if it is ultimately determined by a court of competent jurisdiction that the Manager or a member is not entitled to be indemnified by the Company; the provisions of this paragraph do not affect any rights to advancement of expenses to which personnel of the Company other than the Manager or a member may be entitled under any contract or otherwise by law. To the full extent permitted by law, the indemnification provisions included in this Operating Agreement do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled for either an action in the person’s official capacity or an action in another capacity while holding office. The rights to indemnification and to advancement of expenses arising under a provision of this Operating Agreement shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, and such rights shall continue for a person who has ceased to be the Manager, a member, or an officer, employee or agent of the Company, and inure to the benefit of the heirs, executors and administrators of such a person.

13. Miscellaneous Provisions.

13.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by facsimile, email or registered or certified mail, postage and charges prepaid, addressed to the member’s or the Company’s address, as appropriate. The notice shall be effective on the addressee’s receipt of the notice.

13.2 Books of Account and Records. The Company shall prepare and maintain proper and complete records and books of account which shall be kept or shall be caused to kept by the Manager.

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13.3 Application of Nevada Law. This Operating Agreement, and its application and interpretation, shall be governed exclusively by its terms and by the laws of the State of Nevada, and specifically the NRS.

13.4 Waiver of Action for Partition. Each member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

13.5 Amendments. This Operating Agreement may not be amended except by the unanimous written agreement of all of the members.

13.6 Execution of Additional Instruments. Each member agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

13.7 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

13.8 Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

13.9 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13.10 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13.11 Severability. If any provision of this Operating Agreement or its application to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

13.12 Successors and Assigns. Each and all of the covenants, terms, provisions and agreements in this Operating Agreement shall be binding upon and inure to the benefit of the parties and, to the extent permitted by this Operating Agreement, their respective successors and assigns.

13.13 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of any member, or any creditor of the Company.

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13.14 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.15 Assignment. A member may not assign such member’s interest in the Company without the prior consent of each other member, except that any transfer resulting from a member’s amalgamation, merger, incapacity or death shall not require such consent. In the case of a transfer of a member’s interest resulting from the member’s incapacity or death, the transferee shall become an Economic Interest Owner, but not a member absent the other members’ consent.

13.16 Section 1123(a)(6) Prohibition on Non-Voting Equity Securities. The Company shall not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) shall only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Company and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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Dated effective [ ], 2015

MEMBER:

ALLIED VGH INC.

By:
Name:
Title:

EXHIBIT A

Description of Contribution of Capital

The patented mining claims and unpatented mining claims in Esmeralda County and Nye County, Nevada, known as the Hasbrouck Project and Three Hills Project, more particularly described in Exhibit A attached to and by this reference incorporated in this Operating Agreement, and all data, information, maps, reports and studies, all permits, all agreements and contracts and all core, cuttings and samples relating to the patented mining claims and unpatented mining claims in the lands adjacent to or near the patented mining claims and unpatented mining claims.

EXHIBIT B

New First Lien Term Loan Credit Agreement

ALLIED NEVADA GOLD CORP.,

as Borrower,

and

THE BANK OF NOVA SCOTIA,

as Administrative Agent and Collateral Agent,

and

THE SEVERAL LENDERS

FROM TIME TO TIME PARTIES HERETO

FIRST LIEN TERM LOAN CREDIT AGREEMENT1

Dated as of [            ], 2015

[1]	NTD: Subject to ongoing review and comment by all parties and by local counsel, tax specialists and BNS loan ops teams.

TABLE OF CONTENTS2

ARTICLE 1 INTERPRETATION		1

1.1	Defined Terms	1

1.2	Other Usages	32

1.3	Plural and Singular	32

1.4	Headings	32

1.5	Currency	32

1.6	Applicable Law	32

1.7	Time of the Essence	33

1.8	Non-Banking Days	33

1.9	Consents and Approvals	33

1.10	Amount of Credit	33

1.11	Schedules	33

1.12	Extension of Credit	34

1.13	Accounting Terms – GAAP	34

1.14	Rule of Construction	34

1.15	Successors and Permitted Assigns of Parties	34

1.16	Meaning of Include	34

ARTICLE 2 CREDIT FACILITY		34

2.1	Establishment of Term Loan Credit Facility	34

ARTICLE 3 GENERAL PROVISIONS RELATING TO CREDITS		34

3.1	Types of Credit Availments	34

3.2	[Reserved]	34

3.3	[Reserved]	34

3.4	Timing of Credit Availments	35

3.5	Inability to Fund LIBOR Loan in the United States	35

3.6	Time and Place of Payments	35

3.7	Remittance of Payments	36

3.8	Evidence of Indebtedness	36

3.9	[Reserved]	36

3.10	Notice Periods	36

3.11	[Reserved]	36

3.12	Cost of Funds	36

[2]	NTD: Subject to updating

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ARTICLE 4 [RESERVED]		37

ARTICLE 5 ROLLOVERS		37

5.1	LIBOR Loans	37

5.2	Rollover Notice	37

ARTICLE 6 CONVERSIONS		37

6.1	Converting Loan to Other Type of Loan	37

6.2	Conversion Notice	38

6.3	Absence of Notice	38

6.4	Conversion by Lenders	38

ARTICLE 7 INTEREST AND FEES		38

7.1	Interest Rates	38

7.2	Calculation and Payment of Interest	39

7.3	General Interest Rules	39

7.4	Selection of Interest Periods	39

ARTICLE 8 RESERVE, CAPITAL, INDEMNITY AND TAX PROVISIONS		40

8.1	Conditions of Credit	40

8.2	Change of Circumstances	40

8.3	[Reserved]	42

8.4	Indemnity Relating to Credits	42

8.5	Indemnity for Transactional and Environmental Liability	42

8.6	Gross-Up for Taxes	43

ARTICLE 9 REPAYMENTS AND PREPAYMENTS		47

9.1	Repayment of Credit Facility	47

9.2	Voluntary Prepayments under Credit Facility	47

9.3	Prepayment Notice	48

9.4	Excess Cash Flow Repayments	48

9.5	Cap Amount Payment	49

9.6	Currency of Repayment; Amounts May Not Be Reborrowed; Allocations	49

9.7	Repayment with Proceeds of Asset Dispositions	49

ARTICLE 10 REPRESENTATIONS AND WARRANTIES		49

10.1	Representations and Warranties	49

10.2	Survival of Representations and Warranties	56

ARTICLE 11 COVENANTS		57

11.1	Affirmative Covenants	57

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11.2	Restrictive Covenants	67

11.3	Performance of Covenants by Administrative Agent	69

ARTICLE 12 CONDITIONS PRECEDENT TO OBTAINING CREDIT		69

12.1	[Reserved]	69

12.2	Conditions Precedent to Effectiveness of Agreement	69

12.3	[Reserved]	71

12.4	Waiver	71

ARTICLE 13 DEFAULT AND REMEDIES		72

13.1	Events of Default	72

13.2	[Reserved]	75

13.3	Remedies Cumulative	75

13.4	Set-Off	75

ARTICLE 14 THE ADMINISTRATIVE AGENT; THE COLLATERAL AGENT		76

14.1	Appointment and Authorization of Administrative Agent and Collateral Agent	76

14.2	Interest Holders	76

14.3	Consultation with Counsel	77

14.4	Documents	77

14.5	Administrative Agent and Collateral Agent as Finance Party; Bank Product Providers and Qualified Risk Management Lenders	77

14.6	Responsibility of Administrative Agent and Collateral Agent	78

14.7	Action by Administrative Agent or Collateral Agent	78

14.8	Notice of Events of Default	78

14.9	Responsibility Disclaimed	79

14.10	Indemnification	79

14.11	Credit Decision	79

14.12	Successor Administrative Agent and Collateral Agent	80

14.13	Delegation by Administrative Agent or Collateral Agent	81

14.14	Waivers and Amendments	81

14.15	Determination by Administrative Agent Conclusive and Binding	83

14.16	Adjustments among Lenders after Acceleration	83

14.17	Redistribution of Payment	84

14.18	Distribution of Notices	84

14.19	Other Security Not Permitted	84

14.20	Discharge of Security	84

14.21	Determination of Exposures	85

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14.22	Decision to Enforce Security	85

14.23	Enforcement	86

14.24	Application of Cash Proceeds of Realization	86

14.25	Survival	86

14.26	Affiliated Lenders	87

ARTICLE 15 MISCELLANEOUS		89

15.1	Notices	89

15.2	Severability	89

15.3	Counterparts	89

15.4	Successors and Assigns	89

15.5	Assignment	89

15.6	Entire Agreement	91

15.7	Further Assurances	92

15.8	Judgment Currency	92

15.9	Waivers of Jury Trial	93

15.10	Consultant	93

15.11	Patriot Act	93

SCHEDULE A LENDERS AND LOANS		1

SCHEDULE B COMPLIANCE CERTIFICATE		1

SCHEDULE C FORM OF ASSIGNMENT		1

SCHEDULE D INITIAL BASE RATE AND LIBOR LOANS		1

SCHEDULE E FORM OF ROLLOVER NOTICE		1

SCHEDULE F FORM OF CONVERSION NOTICE		1

SCHEDULE G CORPORATE STRUCTURE		1

SCHEDULE H SECURITY DOCUMENTS		1

SCHEDULE I QUALIFIED AFFILIATE INSTRUMENT OF ADHESION		1

SCHEDULE J BORROWING BASE CERTIFICATE		1

SCHEDULE K EXISTING CAPITAL EXPENDITURES		1

SCHEDULE L CAPITAL LEASES AND PURCHASE MONEY INDEBTEDNESS		1

SCHEDULE M LOCATIONS		1

iv

FIRST LIEN TERM LOAN CREDIT AGREEMENT (this “Agreement”) dated as of [            ], 2015 between Allied Nevada Gold Corp., a corporation incorporated under the laws of the State of Delaware (the “Borrower”), the lending institutions from time to time parties hereto as Lenders and The Bank of Nova Scotia, as Administrative Agent.

WHEREAS, on March 10, 2015, Allied Nevada Gold Corp. and certain of its Subsidiaries commenced Chapter 11 Cases No. 15-10503 – 15-10516 (each a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”) by filing a voluntary petition for reorganization with the Bankruptcy Court and have continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code; and

WHEREAS, in connection with the emergence of the Borrower from bankruptcy, Allied Nevada Gold Corp.’s existing Third Amended and Restated Credit Agreement, dated as of May 8, 2014, among Allied Nevada Gold Corp., The Bank of Nova Scotia, as administrative agent, and certain lenders will be terminated, and the Borrower will be deemed to have incurred the term loans provided for under this Agreement as of the date hereof;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

The following defined terms shall for all purposes of this Agreement, or any amendment, substitution, supplement, replacement, restatement or addition hereto, have the following respective meanings unless the context otherwise specifies or requires or unless otherwise defined herein:

[“Additional Guarantor” means any direct or indirect Subsidiary of an Obligor which has become a Guarantor pursuant to Section 11.1(z)[; provided, however, that no Excluded Subsidiary shall be an Additional Guarantor.]]

“Administrative Agent” means BNS, in its capacity as administrative agent of the Lenders, and any successor thereto pursuant to Section 14.12.

“Affiliate” shall mean, when used with respect to a specified person, another person or group of persons that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 11.2(l), the term “Affiliate” shall also include any person or group of persons that directly or indirectly owns 5% or more of any class of equity interests of the person specified or that is an officer or director of the person specified.

“Affiliated Lender” means any Person that, when taken together with any Affiliate thereof and any Person(s) who would be deemed to be part of a “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) with such Person or any Affiliate(s) thereof, owns, beneficially or of record, directly or indirectly, equity, or instruments convertible or exchangeable into equity (which, for purposes of this definition, shall be assumed to have been converted or exchanged into the maximum amount of equity which may be received therefor at the time of determination in accordance with this definition, regardless of whether the conditions or other requirements to such conversion or exchange have been met as of such time), representing more than 5% of the voting or economic power of all equity of the Borrower; provided that any such interests held by BNS as custodian for, or otherwise on behalf of, any other Person who is not an Affiliate thereof, or otherwise in connection with broker-dealer or market-making activities thereof, shall not be considered to be “owned” by BNS for purposes of this provision.

“Alternate Base Rate Canada” means, at any particular time, the variable rate of interest per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, which is equal to the greater of (a) the Base Rate Canada at such time, (b) the aggregate of (i) the Federal Funds Effective Rate at such time and (ii)  1⁄2 of 1% per annum and (c) LIBOR (which rate shall be calculated based upon an interest period of one month and shall be determined on a daily basis) plus 1.00%.

“Applicable Law” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgment, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, request, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Official Body; in each case having the force of law and binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into the ordinary course of business consistent with past practice [and with Section 11.1(c) hereof]), transfers, issuances or dispositions that are part of a common plan, of shares of capital stock of a Subsidiary, or other property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any Guarantor or any Subsidiary of either the Borrower or any Guarantor, including any disposition by means of a merger, consolidation or similar transaction and including the disposition of any assets identified as “Held for Sale” on the Borrower’s balance sheet. Notwithstanding the preceding, (x) sales of gold and silver Inventory in the ordinary course of business and (y) dispositions of assets or properties between or among Obligors, in each case, shall not be deemed to be Asset Dispositions.

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“Bank Product” means any one or more of the following financial products or accommodations extended to Borrower or its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, or (e) Cash Management Services.

“Bank Product Agreements” means those agreements entered into from time to time by Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Provider” means any Lender (other than any Affiliated Lender) or any of its Affiliates; provided that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Secured Obligations.

“Bank Product Reserves” means, as of any date of determination, those reserves that Administrative Agent deems necessary or appropriate in its Permitted Discretion to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of Borrower and its Subsidiaries under Bank Product Agreements) in respect of Bank Product Agreements in effect as of such date of determination.

“Banking Day” means (a) any day, other than Saturday and Sunday, on which banks generally are open for business in Reno, Nevada; Toronto, Ontario; New York, New York; and London, England and (b) when used in respect of LIBOR Loans, means any such day which is also a day on which banks generally are open for business in London, England and on which transactions can be carried on in the London interbank market.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

[“Base Rate Canada” means the variable rate of interest per annum determined by the Administrative Agent from time to time as its base rate for United States dollar loans made by the Administrative Agent in Canada from time to time, being a variable per annum reference rate of interest adjusted automatically upon change by the Administrative Agent, calculated on the basis of a year of 365 or 366 days, as the case may be.]1

[1]	Interest rate mechanics remain subject to review.

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“Base Rate Loan” means monies lent by the Lenders to the Borrower hereunder and upon which interest accrues at a rate referable to the Alternate Base Rate Canada.

“BNS” means The Bank of Nova Scotia.

“Board of Directors” means the board of directors of the Borrower.

“Borrowing Base” means, as of any date of determination, the result of:

(a)	80% of the Gross Value of Eligible Gold as of such date, plus

(b)	80% of the Gross Value of Eligible Silver as of such date, plus

(c)	80% of the Incremental Value of Hedged Gold as of such date, minus

(d)	80% of the sum of Processing and Selling Costs and Selling Taxes as of such date, minus

(e)	the aggregate amount of Reserves, Bank Product Reserves, and Risk Management Reserves.

Anything to the contrary notwithstanding, Risk Management Reserves shall be established automatically against the Borrowing Base in an amount equal to 100% of the “mark to market” value of each Risk Management Agreement to which an Obligor is a party in accordance with the definition of “Risk Management Reserves”, if any. Additionally, anything to the contrary notwithstanding, the Administrative Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion and where applicable, to establish and increase or decrease Bank Product Reserves and other Reserves against the Borrowing Base. The amount of any Bank Product Reserve or other Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained. For certainty, at no time shall any cash reserves (whether in respect of Bank Product Reserves, Risk Management Reserves or other Reserves) be established or required.

“Borrowing Base Certificate” means a certificate of a senior financial officer of the Borrower in the form of Schedule J hereto certifying the Borrowing Base as of the last day of each month or week (as the case may be), attaching the calculation thereof.

“Branch of Account” means the main branch of the Administrative Agent located at Scotia Plaza, 44 King Street West, Toronto, Ontario, or such other branch of the Administrative Agent located in Canada or the United States as the Borrower and the Administrative Agent may agree upon.

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“Cap Amount” means, for any date, the Borrowing Base as of such date, minus $15,000,000.

“Capital Expenditures” means, for any particular period, those expenditures of the Borrower on a consolidated basis which would, in accordance with GAAP, be considered capital expenditures of the Borrower for such period.

“Capital Lease”, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed and including, without limitation, equipment) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a finance lease obligation on the balance sheet of that Person.

“Cash” means, at any particular time, cash and Cash Equivalents determined on a consolidated basis at such time.

“Cash Collar Arrangement” means a Risk Management Agreement pursuant to which [an Obligor sells a call option in respect of gold and/or silver and uses the proceeds of such sale to purchase a put option in respect of gold and/or silver].

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the governments of the United States or Canada or any agency or instrumentality thereof with maturities of 12 months or less from the date of acquisition, (b) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank incorporated in the United States or Canada having capital and surplus in excess of $500,000,000 or any other commercial bank having a rating of at least A3 (Moody’s) or A- (S&P), (c) repurchase obligations for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) to (c) above and (e) readily marketable direct obligations issued by the United States or Canada or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s, or S&P with maturities of 24 months or less from the date of acquisition.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“Cash Proceeds of Realization” means the aggregate of (a) all Proceeds of Realization in the form of cash and (b) all cash proceeds of the sale or disposition of non-cash Proceeds of Realization, in each case expressed in United States dollars.

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“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 of the United States, as amended by the Superfund Amendments and Reauthorization Act and as further amended from time to time, and any successor statute and including all regulations issued under all such statutes.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any Applicable Law by any Official Body.

“Change of Control” means and shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, or any successor provision), other than one or more Initial Investors, (i) becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act of 1934, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Shares of the Borrower or (ii) acquires the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the directors of the Borrower; or (b) the occurrence of any “Change of Control” as defined in the New Second Lien Convertible Notes or any other Material Indebtedness.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986 of the United States, as amended from time to time, and any successor statute and including all regulations issued under all such statutes.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgment agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s or its Subsidiaries’ gold in the form of doré bars, in each case, in form and substance reasonable satisfactory to Administrative Agent.

“Collateral Agent” means BNS, acting in its capacity as collateral agent, for its own benefit and the benefit of the other Lenders and Secured Parties, or any successor collateral agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Companies” means, collectively, the Borrower and each Subsidiary of the Borrower and “Company” means any one of the Companies.

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[“Consultant” means any independent engineer, technical consultant, financial advisor, auditor and/or advisor from time to time retained by the Administrative Agent for the benefit of the Lenders pursuant to, and subject to the limitations in, Section 15.10 and that is reasonably acceptable to the Borrower (it being understood that each of (i) JDS Energy & Mining USA LLC and (ii) RPA Advisors, LLC is reasonably acceptable to the Borrower).]

“Control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting equity, by contract or otherwise and “Controlled” shall have a similar meaning.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by an Obligor or one of its Subsidiaries, the Administrative Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Account” shall have the meaning ascribed thereto in Section 11.1(bb)(i).

“Controlled Account Bank” shall have the meaning ascribed thereto in Section 11.1(bb)(i).

“Conversion Notice” shall have the meaning ascribed thereto in Section 6.2.

“Corporate Reorganization” means any change in the legal existence of any Company including by way of amalgamation, merger, winding up, continuance or plan of arrangement.

“Credit Documents” means this Agreement, the Fee Letter, the Intercreditor Agreement, the Guarantees, the Security Documents, each Postponement and Subordination Undertaking, the Perfection Certificates and all instruments and agreements executed and delivered by the Obligors in favour of any one or more of the Finance Parties from time to time in connection with this Agreement or any other Credit Document and any confirmation of obligations under any such Credit Documents executed and delivered by any such Company, but specifically excluding the Bank Product Agreements, Qualified Risk Management Agreements and any other Risk Management Agreements.

“Credit Facility” means the term loan credit facility established by the Lenders in favour of the Borrower pursuant to Section 2.1.

“Default” means any event which is or which, with the passage of time, the giving of notice, or both, would be an Event of Default.

“Deposit Account” means any deposit account (as that term is defined in the UCC).

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“Derivative Exposure” in relation to any Person (the “relevant party”) and any counterparty of the relevant party at any time means the amount which would be payable by the relevant party to that counterparty, or by that counterparty to the relevant party, as the case may be, pursuant to all Risk Management Agreements entered into between them and in effect at that time if the transactions governed thereby were to be terminated as the result of the early termination thereof. If the Derivative Exposure would be payable by the relevant party to the counterparty of the relevant party at the relevant time of determination, it is referred to herein as “Out-of-the-Money Derivative Exposure”.

“Designated Account” means, with respect to transactions in a particular currency for the Borrower, the account of the Borrower maintained by the Administrative Agent at the Branch of Account for the purposes of transactions in such currency under this Agreement.

[“Disqualified Institution” means (a) each Person or institution identified on a list made available to the Administrative Agent prior to the Closing Date [and updated by the Borrower from time to time] and (b) any reasonably identifiable affiliate of any entity referenced in clause (a) of this definition.]

“Distribution” means:

(a)	the declaration, payment or setting aside for payment of any dividend or other distribution on or in respect of any shares in the capital of the Borrower, other than a dividend declared, paid or set aside for payment by the Borrower which is payable in shares of the Borrower; and

(b)	the redemption, retraction, purchase, retirement or other acquisition, in whole or in part, of any shares in the capital of the Borrower or any securities, instruments or contractual rights capable of being converted into, exchanged or exercised for shares in the capital of the Borrower, including, without limitation, options, warrants, conversion or exchange privileges and similar rights.

“$” denotes U.S. dollars.

“Eligible Gold” means gold owned by Borrower or Hycroft Resources that complies with each of the representations and warranties respecting Eligible Gold made hereunder, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. Gold shall not be included in Eligible Gold if:

(a)	Borrower or Hycroft Resources does not have good and valid title thereto,

(b)	such gold is not on heap leach pads of the Hycroft Mine, not in carbon at the Hycroft Mine, not in precipitate at Hycroft Mine or not in the form of doré bars,

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(c)	Borrower or Hycroft Resources does not have actual and exclusive possession thereof (either directly or through a bailee or agent of Borrower or Hycroft Resources),

(d)	if such gold is in the form of doré bars, (i) it is not located at one of the locations in the continental United States set forth on Schedule M (or in transit from one such location to another such location), (ii) it is located on real property leased by Borrower or Hycroft Resources, in a contract warehouse or in a refinery, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor, warehouseman or refiner, as the case may (provided that the foregoing requirement of this clause (ii) shall not apply for the first 30 days after the Closing Date) and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, or (iii) it constitutes goods held on consignment, or

(e)	it is not subject to a valid and perfected first priority Lien in favour of Administrative Agent.

“Eligible Silver” means silver owned by Borrower or Hycroft Resources that complies with each of the representations and warranties respecting Eligible Silver made hereunder, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. Silver shall not be included in Eligible Silver if:

(a)	Borrower or Hycroft Resources does not have good and valid title thereto,

(b)	such silver is not on heap leach pads of the Hycroft Mine, not in carbon at the Hycroft Mine or not in precipitate at Hycroft Mine,

(c)	Borrower or Hycroft Resources does not have actual and exclusive possession thereof (either directly or through a bailee or agent of Borrower or Hycroft Resources), or

(d)	it is not subject to a valid and perfected first priority Lien in favour of Administrative Agent.

“Enforcement Date” means:

(a)	the date on which the Administrative Agent notifies the Borrower, pursuant to Section 13.1, that all Secured Obligations of the Borrower to the Lenders hereunder have become immediately due and payable or on which such Secured Obligations automatically become due and payable pursuant to Section 13.1, whichever occurs first; or

(b)

if all Secured Obligations of the Borrower to the Lenders hereunder have been repaid in full and the Credit Facility has been terminated, the date on which a Qualified Risk Management Lender notifies an Obligor that all Indebtedness of the Borrower to such Qualified Risk Management Lender

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under the relevant Qualified Risk Management Agreement has become immediately due and payable or on which such Indebtedness automatically becomes due and payable, whichever occurs first.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” means any Legal Requirement that addresses, is related to or is otherwise concerned with environmental, health or safety issues, including any Legal Requirement relating to any emissions, discharges, releases or threatened releases of Hazardous Materials into the Environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, transport, handling, clean-up or control of Hazardous Materials, including CERCLA, as amended from time to time.

“Equity” means, at any particular time, the amount which would, in accordance with GAAP, be classified on the consolidated balance sheet of the Borrower at such time as shareholders’ equity of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, as amended from time to time, and any successor statute and including all regulations issued under all such statutes.

“ERISA Affiliate” shall mean Person that is a member of a group of which the Borrower is a member and which group is treated as a single employer under Section 414(b), (c) or (m) of the Code, Section 4001 of ERISA or as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such Person.

“ERISA Companies” means the Borrower and the ERISA Affiliates and “ERISA Company” means any of the ERISA Companies.

“Event of Default” means any one of the events set forth in Section 13.1.

“Excess Cash Flow” shall mean, for any period and without duplication:

(a)	the Borrower’s net Cash provided by operating activities during such period (as determined in accordance with GAAP); minus

(b)	solely to the extent clause (a) is not reduced thereby for such period, Cash Capital Expenditures during such period which are consistent with the Mining Suspension Plan (other than Capital Expenditures related to the development of the Pilot Plant) in an amount not to exceed $100,000 in the aggregate in any fiscal month; minus

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(c)	solely to the extent clause (a) is not reduced thereby for such period, the repayment of obligations owed under the Jacobs Agreements during such period to the extent such payments are not prohibited by this Agreement; provided that such payments shall not exceed $4 million in April 2016 and $1,189,706 in October 2016; minus

(d)	solely to the extent that any Asset Disposition made during such period increases clause (a) for such period, an amount equal to the Net Available Cash from such Asset Disposition which so increased clause (a) and which are used to make mandatory prepayments in accordance with Section 9.7 of this Agreement; minus

(e)	solely to the extent clause (a) is not reduced thereby for such period, (i) required or scheduled payments in respect of Capital Leases and/or equipment financings paid during such period not to exceed $400,000 in the aggregate for such period, (ii) any scheduled cash interest paid in respect of the Loans during such period and (iii) any fees or expenses paid by the Borrower to its or its shareholders’ advisors, consultants, attorneys or other professionals (collectively, “Fees”) during such period; provided that any such Fees, when taken together with all Fees paid to such persons on or after August 1, 2015, do not exceed $15.0 million in the aggregate; plus

(f)	solely to the extent clause (a) is reduced thereby for such period, (i) payments in respect of Capital Leases and/or equipment financings paid during such period to the extent such payments (x) exceed $400,000 in the aggregate for such period or (y) are voluntary or otherwise paid prior to the date due and payable under the terms thereof as of the date hereof, (ii) any cash fees or cash interest paid in respect of Indebtedness during such period (other than the Loans) and (iii) any Fees paid during such period, which, when taken together with all Fees paid on or after August 1, 2015, exceed $15.0 million in the aggregate.

“Excess Cash Flow Payment Amount” shall mean, for any Excess Cash Flow Period, (x) 50% of Excess Cash Flow for such Excess Cash Flow Period less (y) the amount of voluntary prepayments of the Loans made pursuant to Section 9.2 of this Agreement during such Excess Cash Flow Period.

“Excess Cash Flow Period” means any fiscal month of the Borrower, beginning with the fiscal month ended [            ], 2015.3

“Exchange Equivalent” means as of any particular date, with reference to any amount (the “original amount”) expressed in a particular currency (the “original currency”), the amount expressed in another currency which would be required to buy the original amount of the original currency using the quoted spot rates at which the principal office in New York of the Administrative Agent offers to provide such other currency in exchange for such original currency at 12:00 noon (New York time) on such date.

[3]	To be the first fiscal month ended on or after the date which is 21 calendar days prior to the date of this Agreement.

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“Excluded Assets” means (i) any asset to the extent the pledge of, or grant of a security interest in, such asset is, or would be, prohibited by Applicable Law [and (ii) any asset subject to a Lien securing Purchase Money Indebtedness to the extent the definitive documentation governing any such Purchase Money Indebtedness prohibits the grant of any other Lien thereon; provided that any such limitation described in clauses (i) and (ii) shall only apply to the extent such prohibition could not be rendered ineffective pursuant to the UCC or any Applicable Law, as applicable, and shall not apply to any proceeds or receivables thereof].

[“Excluded Subsidiary” means (i) a Foreign Subsidiary that is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) a Subsidiary substantially all of whose assets consist, directly or indirectly, of equity interests in one or more “controlled foreign corporations” as defined in Section 957 of the Code, (iii) a New Entity or (iv) a Subsidiary of an entity described in clauses (i), (ii) or (iii) of this definition.]

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes or any similar tax imposed by any jurisdiction as a result of any such Lender or recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (c) for any period with respect to which a Lender has failed to provide the Borrower with the forms, certificates or other documents required by Section 8.6(i), any Taxes imposed solely by reason of such failure, (d) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender

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with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 8.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Exposure” means, with respect to a particular Finance Party at a particular time, the amount of the Secured Obligations owing to such Finance Party at such time, determined by such Finance Party in good faith in accordance with Section 14.21.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” means, for any particular day, the variable rate of interest per annum, calculated on the basis of a year of 365 days (or 366 days in the case of a leap year) and for the actual number of days elapsed, equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York or, for any Banking Day on which such rate is not so published by the Federal Reserve Bank of New York, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the fee letter, dated [            ], 2015, entered into between BNS and the Borrower.4

“Finance Documents” means the Credit Documents, Bank Product Agreements and the Qualified Risk Management Agreements.

“Finance Parties” means the Administrative Agent, the Collateral Agent, the Lenders, the Bank Product Providers, and the Qualified Risk Management Lenders.

“Fiscal Quarter” means any of the three-month periods ending on the last day of March, June, September and December in each Fiscal Year.

[4]	Admin agent fee letter to be on same terms as admin agent fee letter for existing credit agreement.

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“Fiscal Year” means the twelve-month period ending on the last day of December in each year.

[“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.]

“F.R.S. Board” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time consistently applied, as recommended by the American Institute of Certified Public Accountants.

“Gold Equivalent” means, at any particular time, gold ounces plus the gold equivalent of silver ounces, with silver ounces converted to gold ounces based upon the spot gold and silver prices at the time of such conversion.

“Gold Price” means, as of any date of determination, the lesser of (a) the 60 day trailing average afternoon London Bullion Market Association price for gold as of the last day of the month most recently ended prior to such date and (b) the London Bullion Market Association spot price for gold as of the last day of the month most recently ended prior to such date.

“Gross Value of Eligible Gold” means, as of any date of determination, the aggregate number of recoverable gold ounces set forth in the Leach Pad Rollforward and NRV Report most recently delivered to the Administrative Agent pursuant to Section 11.1(b)(vii) which meets the criteria of “Eligible Gold”, multiplied by the Gold Price; provided that the assumptions set forth in the Leach Pad Rollforward and NRV Report may be revised from time to time by Collateral Agent in Collateral Agent’s Permitted Discretion; provided that such Permitted Discretion shall only be exercised to reflect a change in results based on any Consultant report or any field examination or appraisal performed by Administrative Agent or Collateral Agent from time to time after the Closing Date.

“Gross Value of Eligible Silver” means, as of any date of determination, the aggregate number of recoverable silver ounces set forth in the Leach Pad Rollforward and NRV Report most recently delivered to the Administrative Agent pursuant to Section 11.1(b)(vii) which meets the criteria of “Eligible Silver”, multiplied by the Silver Price; provided that the assumptions set forth in the Leach Pad Rollforward and NRV Report may be revised from time to time by Collateral Agent in Collateral Agent’s Permitted Discretion; provided that such Permitted Discretion shall only be exercised to reflect a change in results based on any Consultant report or any field examination or appraisal performed by Administrative Agent or Collateral Agent from time to time after the Closing Date.

“Guarantees” means the one or more guarantees to be entered into by the Guarantors in favour of the Administrative Agent for the benefit of the Finance

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Parties, each in form and substance satisfactory to the Administrative Agent as the same may be amended, modified, supplemented or replaced from time to time, and pursuant to which each Obligor shall guarantee on a full recourse basis the Secured Obligations of each other Obligor under this Agreement and the other Finance Documents.

“Guarantors” means [Allied Nevada Gold Holdings LLC, Allied VGH Inc., Allied VNC Inc., Hycroft Resources & Development, Inc., Victory Exploration Inc., Victory Gold Inc., ANG Central LLC, ANG Cortez LLC, ANG Eureka LLC, ANG North LLC, ANG Northeast LLC, ANG Pony LLC and Hasbrouck Production Company LLC,]2 and each Additional Guarantor[; provided, however, that no Excluded Subsidiary shall be a Guarantor.]

“Hazardous Materials” means any waste, chemical or other substance that is hazardous, radioactive, toxic, a pollutant or a contaminant, or that is regulated, listed, defined, designated, or classified, or otherwise determined to be, as such under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes thereof, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas.

“Hycroft Mine” means Hycroft Resources’ gold and silver mine located 54 miles west of Winnemucca, Nevada along the border of Humboldt and Pershing Counties, all as more fully described in the Borrower’s Form 10-K filed with the United States Securities and Exchange Commission for the Fiscal Year ended December 31, 2014.

“Hycroft Resources” means Hycroft Resources & Development, Inc., a corporation incorporated under the laws of Nevada.

“Incremental Value of Hedged Gold” means, as of any date of determination, the result of (a) the lesser of (i) the aggregate number of recoverable gold ounces set forth in the Leach Pad Rollforward and NRV Report most recently delivered to the Administrative Agent pursuant to Section 11.1(b)(vii) which meets the criteria of “Eligible Gold”, and (ii) the aggregate number of gold ounces owned by Borrower or Hycroft Resources which meets the criteria of “Eligible Gold” and is subject to a Risk Management Agreement for the price of gold (such lesser amount, the “Attributable Ounces of Gold”), multiplied by (b) the result of (i) the weighted average hedged price of the Attributable Ounces of Gold, minus (ii) the Gold Price; provided that if the result of this clause (b) is a negative number, then the “Incremental Value of Hedged Gold” shall be equal to zero; provided, further, that the assumptions set forth in the Leach Pad Rollforward and NRV Report may be revised from time to time by Collateral Agent in Collateral Agent’s Permitted Discretion; provided that such Permitted Discretion shall only be exercised to reflect a change in results based on any Consultant report or any field examination or appraisal performed by Administrative Agent or Collateral Agent from time to time after the Closing Date.

[2]	To be updated.

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“Indebtedness” of any Person means, without duplication, (i) indebtedness of such Person for borrowed money or for the deferred purchase price of property and services, other than trade payables incurred in the ordinary course of business and payable in accordance with customary practices, (ii) other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) obligations of such Person under any Capital Lease, (iv) contingent obligations of such Person in respect of any letter of credit, bank guarantee or surety bond, (v) to the extent accelerated, the Out-of-the-Money Derivative Exposure of such Person, and (vi) the contingent obligations of such Person under any guarantee or other agreement assuring payment of any obligations of any Person of the type described in the foregoing clauses (i) to (v) (for greater certainty, the contingent obligations assuring payment of any Out-of-the-Money Derivative Exposure will only be treated as Indebtedness if such Out-of-the-Money Derivative Exposure has in fact been accelerated).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Investors” means the holders of the New Second Lien Convertible Notes as of the Closing Date.

“Intellectual Property” shall mean all issued patents and patent applications, industrial design registrations, trademarks, registrations and applications therefor, trade names and styles, logos, copyright registrations and applications therefor, all of the foregoing owned by or licensed to any Obligor and used in or necessary to the operation of its business.

“Intercreditor Agreement” shall mean that certain [Intercreditor Agreement], dated as of the date hereof, among BNS, [                    ], and the Borrower.

“Interest Period” means, in the case of any LIBOR Loan, the applicable period for which interest on such LIBOR Loan shall be calculated pursuant to Article 7.

“Inventory” shall mean all gold and silver which has been mined by the Obligors in the ordinary course of the Obligors’ business, regardless of whether it is unrefined, in the process of refinement or is refined and held for sale or lease and all documents of title at any time evidencing or representing any part of the foregoing.

“Investment” shall mean any advance, loan, extension of credit or capital contribution to, purchase of Shares, bonds, notes, debentures or other securities of, or any other investment made in, any Person or any acquisition of a series of related assets but shall exclude any acquisition of unrelated items of tangible personal property and any capital or exploration expenditures (including, for greater certainty, the acquisition of permanent and/or temporary housing for any independent contractors, employees of an Obligor or any individuals otherwise engaged by an Obligor with respect to the development of the Hycroft Mine). The

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amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity, or distributions or dividends paid, thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair value of such property at the time of such Investment, as determined in good faith by the Borrower.

“Jacobs Agreements” has the meaning given to it in the definition of “Permitted Repayments”.

“Leach Pad Rollforward and NRV Report” means a leach pad rollforward and NRV report delivered by Borrower to Administrative Agent and Collateral Agent in substantially the form attached hereto as Schedule N.

“Legal Requirement” means any requirement under federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, ordinance, regulation, statute or treaty having the force of law.

“Lenders” means the individual financial institutions and other lenders set out and described in Schedule A, as amended from time to time, and “Lender” means any of the Lenders.

“LIBOR” means, with respect to any Interest Period applicable to a LIBOR Loan, the per annum rate of interest determined by the Administrative Agent, based on a three hundred sixty (360) day year as the rate for deposits in United States dollars appearing on the display referred to as the “LIBOR 01 Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service for a period equal to the number of days in the applicable Interest Period, at or about 11:00 a.m. (London, England time) on the second Banking Day prior to the first day of such Interest Period. If such “LIBOR 01 Page” is not available, then “LIBOR” shall mean, with respect to any such Interest Period, the per annum rate of interest, based on a three hundred sixty (360) day year (rounded upwards, if necessary, to the nearest 1/100th of one percent) determined by the Administrative Agent at approximately 11:00 a.m. (London, England time) (or so soon thereafter as practicable) on the second Banking Day prior to the first day of such Interest Period offered to the Administrative Agent by leading banks in the London interbank market for the placing of United States dollar deposits with the Administrative Agent having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Pro Rata Share of the Administrative Agent in respect of the applicable LIBOR Loan.

“LIBOR Loans” means monies lent by the Lenders to the Borrower in United States dollars and upon which interest accrues at a rate referable to LIBOR and “LIBOR Loan” means any one of the LIBOR Loans.

“Lien” means any deed of trust, mortgage, charge, hypothec, assignment, pledge, lien, vendor’s privilege, vendor’s right of reclamation or other security interest or encumbrance of whatever kind or nature, regardless of form and whether consensual or arising by law (statutory or otherwise), that secures the payment of any indebtedness or liability or the observance or performance of any obligation.

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“Loans” has the meaning given to it in Section 2.1.

“Majority Lenders” means, at any time with respect to any matter relating to the Credit Facility but subject in all respects to Section 14.26 hereof, such Lender(s) whose Loans with respect to the Credit Facility aggregate at least 50.01% of the aggregate Loans outstanding at such time.

“Material Adverse Change” and “Material Adverse Effect” each mean any material adverse change in or material adverse effect on (a) the business, results of operations, assets or properties or financial condition of the Companies, taken as a whole; (b) the ability of the Obligors, taken as a whole, to observe, perform and/or comply with their obligations under any of the Credit Documents; or (c) the rights and remedies of, as applicable, the Administrative Agent or any Lender under any of the Credit Documents.

“Material Agreement” means any agreement which, if terminated, could reasonably be expected to have a Material Adverse Effect.

[“Material Indebtedness” means Indebtedness of the Borrower or any Subsidiary referred to in clause (i) of the definition thereof in aggregate principal amount in excess of $1,500,000.]

“Maturity Date” means March 31, 2017.

“Mineral Title Opinion” means the mineral status report of [[Erwin & Thompson LLP dated June 3, 2010]].

“Mining Claims” means the unpatented mining claims relating to the Hycroft Mine.

“Mining Suspension Plan” means the mining suspension plan implemented on July 8, 2015, pursuant to which the Borrower, among other things, suspended mining operations and terminated approximately 230 of 368 employees.

“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA, any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, or any “multiple employer plan” within the meaning of Section 210 of ERISA or Code Section 413(c), or any “multiple employer welfare arrangement,” as defined in ERISA Section 3(40) to which any ERISA Company is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

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“Net Available Cash” from an Asset Disposition means cash proceeds received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but, in each case, only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(a)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses reasonably incurred, and all federal, state, municipal and local taxes, and all foreign taxes, required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(b)	all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, which is secured by the asset sold in such Asset Disposition and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset);

(c)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(d)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Borrower or any Guarantor after such Asset Disposition.

[“New Entity” means (i) any direct or indirect Subsidiary of the Borrower that (x) holds any assets acquired by the Borrower or any Subsidiary of the Borrower or (y) was acquired by the Borrower or any Subsidiary of the Borrower, in each case, of clauses (x) and (y), with the proceeds of any Cash contribution to the capital of the Borrower after the Closing Date or the incurrence of Indebtedness after the Closing Date pursuant to clause (f) of the definition of Permitted Indebtedness and (ii) each Subsidiary of each entity described in clause (i) of this definition.]

“New Second Lien Convertible Notes” means the Second Lien Convertible Notes issued pursuant to that certain Indenture, dated as of [                    ] (the “Indenture”), among the Borrower, as issuer, and [                    ], as trustee. The obligations under the New Second Lien Convertible Notes shall at all times be subordinated in right of payment to the Secured Obligations on the terms set forth in the subordination provisions of the Indenture as in effect on the date hereof, and the liens securing the New Second Lien Convertible Notes shall at all times be subordinated to the liens securing the Secured Obligations, in accordance with the Intercreditor Agreement.

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“NPI” means the unsecured net profits interest in the Hycroft Mine of 4% per annum payable to Daniel M. Crowfoot and Blackrock Properties, Inc.

“Obligors” means, collectively, the Borrower and the Guarantors and “Obligor” means any of the Obligors.

“Official Body” means any national, state, provincial or municipal government or government of any political subdivision thereof, or any agency, authority, board, central bank, monetary authority, commission, department or instrumentality thereof, or any court, tribunal, grand jury, mediator, arbitrator or referee, whether foreign or domestic having jurisdiction and the ability to make decisions having the force of law.

“Other Taxes” means all present and future stamp or documentary Taxes or any other excise tax or property Taxes, charges or similar levies arising from the execution, delivery, registration or enforcement of this Agreement or any other Finance Document, in each case, including any additions to Tax, interest or penalties applicable thereto.

“Out-of-the-Money Derivative Exposure” has the meaning given to it in the definition of “Derivative Exposure”.

“Participant Register” shall have the meaning ascribed thereto in Section 15.5(b).

“Participants” shall have the meaning ascribed thereto in Section 15.5(b).

“Patriot Act” shall mean the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“PBGC” means Pension Benefit Guaranty Corporation or any governmental body succeeding to its functions.

“Perfection Certificate” means, in respect of each Obligor, the certificate of a senior officer of such Obligor, addressed to the Administrative Agent, in form and substance satisfactory to the Administrative Agent and pursuant to which certain factual matters relating to such Obligor and the Secured Assets of such Obligor are certified true and correct, together with all schedules and exhibits attached thereto or referred to therein, as the same may be updated from time to time pursuant to Section 11.1(b).

“Permitted Discretion” means a determination made in the exercise of reasonable business judgment (from the perspective of a secured asset-based lender).

“Permitted Indebtedness” means any one or more of the following:

(a)	the Secured Obligations;

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(b)	Indebtedness of the Borrower on a consolidated basis arising under Capital Leases and Purchase Money Indebtedness that is (i) outstanding on the date hereof and set forth on Schedule L [and/or (ii) incurred after the Closing Date in an aggregate principal amount not to exceed $[ ] million at any time outstanding];

(c)	the New Second Lien Convertible Notes outstanding on the date hereof and Refinancing Indebtedness in respect thereof;

(d)	Indebtedness in respect of bonds, letters of credit or bank guarantees in favour of a public utility or any other Official Body when required by such utility or other Official Body in connection with the operations of any Company (including for the reclamation or remediation of mining properties), all in the ordinary course of business consistent with past practice;

(e)	Indebtedness owing by any Obligor to any Subsidiary of the Borrower that is subordinated and postponed pursuant to the Postponement and Subordination Undertaking;

(f)	[(i) Subordinated Indebtedness incurred after the Closing Date and/or (ii) New Second Lien Convertible Notes issued after the Closing Date; provided that aggregate principal amount of Indebtedness outstanding under this clause (f) does not to exceed $50.0 million at any time outstanding;]

(g)	[Indebtedness in respect of Cash Management Services not to exceed $50,000 at any time outstanding;] and

(h)	any guarantee by any Obligor of any Indebtedness permitted under clauses (a) through [(g)]; provided that, in the case of clauses (c) [and (f)], such guarantee is subordinated to the Guarantees to the same extent as such Indebtedness is subordinated to the payment in full of the Secured Obligations.

“Permitted Liens” means any one or more of the following with respect to the property and assets of the Companies:

(a)	Liens for taxes, assessments or governmental charges or levies not at the time due or delinquent or the validity or amount of which are being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with GAAP, so long as forfeiture of any part of such property or assets will not result from the failure to pay such taxes, assessments or governmental charges or levies during the period of such contest;

(b)	the Lien of any judgment rendered or the Lien of any claim filed which is being contested in good faith by appropriate proceedings and as to which

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reserves are being maintained in accordance with GAAP, so long as forfeiture of any part of such property or assets will not result from the failure to satisfy such judgment or claim during the period of such contest;

(c)	Liens and charges incidental to construction or current operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent or the validity or amount of which are being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with GAAP, so long as forfeiture of any part of such property or assets will not result from the failure to pay such obligations during the period of such contest;

(d)	restrictions, easements, rights of way, servitudes or other similar rights in land granted to or reserved by other Persons which in the aggregate do not materially impair the usefulness, in the operation of the business of any Company, of the property subject to such restrictions, easements, rights of way, servitudes or other similar rights in land granted to or reserved by other Persons;

(e)	the right reserved to or vested in any Official Body by the terms of any lease, licence, franchise, grant or permit acquired by any Company or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(f)	Liens resulting from the deposit of cash or Cash Equivalents (i) in connection with contracts, tenders or expropriation proceedings, or (ii) to secure workers’ compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations, or (iii) in connection with the discharge of Liens or claims incidental to construction and mechanics’, warehouseman’s, carriers’ and other similar liens;

(g)	security given to a public utility or any other Official Body when required by such utility or other Official Body in connection with the operations of any Company, all in the ordinary course of business consistent with past practice (whether such security is given directly or indirectly (i.e., as security for a letter of credit or bank guarantee that is given as security to the public utility or other Official Body));

(h)	the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the United States of America or any other Official Body;

(i)	title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the property for the purpose for which it is held;

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(j)	applicable municipal and other Official Body restrictions affecting the use of land or the nature of any structures which may be erected thereon, provided that such restrictions have been complied with and will not materially impair the use of the property for the purpose for which it is held;

(k)	Liens on concentrates or minerals or the proceeds of sale of such concentrates or minerals arising or granted pursuant to a processing arrangement entered into in the ordinary course and upon usual market terms, securing the payment of a Company’s portion of the fees, costs and expenses attributable to the processing of such concentrates or minerals under any such processing arrangement, but only insofar as such Liens relate to obligations which are at such time not past due or the validity of which are being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with GAAP; provided that such Liens to not attach to any of the assets included in the Borrowing Base;

(l)	the Security;

(m)	[royalties on the production or profits from mining and other Liens arising under Third Party Mining Arrangements, provided that such royalties (x) are in existence as at the date hereof (including, for certainty, the NPI) and set forth on Schedule L or (y) do not relate to a property in production at the time the royalty was granted;]

(n)	customary Liens in respect of service charges and other obligations, other than Indebtedness, in respect of bank, custodian, investment, customs and other accounts opened in the ordinary course of business;

(o)	Liens securing Indebtedness to be incurred and outstanding pursuant to paragraph (b) of the definition of “Permitted Indebtedness”; provided, however, that any such Lien shall attach only to the asset in respect of which such Indebtedness is incurred and any proceeds thereof;

(p)	Liens securing Indebtedness permitted by paragraph (d) of the definition of “Permitted Indebtedness”;

(q)	Liens securing Indebtedness permitted by paragraphs (c) [and (f)(ii)] of the definition of “Permitted Indebtedness”, provided that such Liens (i) are at all times subordinated to the Liens securing the Secured Obligations pursuant to the terms of the Intercreditor Agreement [and (ii) do not extend to any assets or property which are not subject to a Lien securing the Secured Obligations];

(r)	any exceptions or limitations set forth in the Mineral Title Opinion;

(s)	a Lien ranking junior to the Security on the Hycroft Mine in favour of Jacobs Field Services pursuant to the [Jacobs Security Agreement], as in effect on the date hereof, which secures the payment of the amounts set forth in clause (c) of the definition of Permitted Repayments; and

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(t)	[other Liens so long as the liabilities or other obligations secured thereby do not exceed $[1.0] million in the aggregate and do not secure Indebtedness.]

“Permitted Repayments” means any one or more of the following:

(a)	repayments of Indebtedness in the form of common stock of the Borrower;

(b)	payments made in respect of the New Second Lien Convertible Notes from the proceeds of Refinancing Indebtedness in respect thereof;

(c)	amounts required to be paid to Jacobs Field Services North America Inc. (“Jacobs Field Services”) pursuant to (i) Section 1 of that certain Release and Settlement Agreement, dated October 15, 2014, between Jacobs Field Services and Hycroft Resources, (ii) Section 1 of that certain Promissory Note, dated as of October 15, 2014 made by Hycroft Resources in favour of Jacobs Field Services and/or (iii) that certain Guarantee, dated as of October 15, 2014 (the agreements referred to in clauses (i), (ii) and (iii), collectively, the “Jacobs Agreements”), made by the Borrower for the benefit of Hycroft and Jacobs Field Services; provided that such repayments shall only be permitted on the dates set forth in the Jacobs Agreements as in effect as of the date hereof, and no repayments shall be permitted prior to such dates; and

(d)	regularly scheduled payments of interest, paid in kind, on the New Second Lien Convertible Notes.

“Person” means any natural person, corporation, firm, partnership, joint venture, joint stock company, incorporated or unincorporated association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Pilot Plant” means the sulfide demonstration plant that the Borrower plans to build to test Hycroft Mine’s ability to process its sulfide reserves.

“Plan” means each “employee benefit plan”, as defined in Section 3(3) of ERISA (including any Multiemployer Plan), and each other employment, consulting, bonus or other incentive compensation, salary continuation during any absence from active employment for disability or other reasons, supplemental retirement, cafeteria benefit (Section 125 of the Code) or dependent care (Section 129 of the Code), sick pay, tuition assistance, club membership, employee discount, employee loan, vacation pay, severance, deferred compensation, incentive, fringe benefit, perquisite, change in control, retention, stock option, stock purchase, restricted stock or other compensatory plan, policy, agreement or arrangement (including any collective bargaining agreement) (i) that is currently, or has been at any time in the six prior calendar years, maintained, administered, contributed to or required to be

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contributed to by the Borrower, (ii) to which the Borrower is a party or has any liability, or (iii) that covers any current or former officer, director, employee or independent contractor, (or any of their dependents) of the Borrower or any ERISA Affiliate.

“Plan and Financial Model” has the meaning specified therefor in Section 11.1(b)(v).

“Plan Effective Date” means the effective date of the Plan of Reorganization.

“Plan of Reorganization” means that certain Debtors’ Amended Joint Chapter 11 Plan of Reorganization of the Borrower and the other debtors pursuant to Chapter 11 of the Bankruptcy Code, dated August 26, 2015, as amended, modified or supplemented from time to time in a manner consistent with Section 12.2(h).

“Postponement and Subordination Undertaking” means the postponement and subordination undertaking to be entered into by the non-Obligor Subsidiaries of the Borrower in favour of the Administrative Agent pursuant to Section 11.1(v), in form and substance satisfactory to the Administrative Agent as the same may be amended, modified, supplemented or replaced from time to time.

“Pro Rata Share” means at any particular time with respect to a particular Lender, the ratio of the Loans of such Lender with respect to the Credit Facility at such time to the aggregate of the Loans of all of the Lenders with respect to the Credit Facility at such time.

“Proceeds of Realization” means all cash and non-cash proceeds derived from any sale, disposition or other realization of the Secured Assets or received from any Obligor pursuant to this Agreement (a) on or after the Enforcement Date, (b) upon any dissolution, liquidation, winding-up, reorganization, bankruptcy, insolvency or receivership of any Obligor (or any other arrangement or marshalling of the Secured Assets that is similar thereto) or (c) upon the enforcement of, or any action taken with respect to the enforcement of, any of the Credit Documents.

“Processing and Selling Costs” means, as of any date of determination, $250.00 multiplied by the aggregate number of recoverable gold ounces set forth in the Leach Pad Rollforward and NRV Report most recently delivered to the Administrative Agent pursuant to Section 11.1(b)(vii) which meets the criteria of “Eligible Gold”. The factor set forth in this definition may be revised from time to time by Collateral Agent in its Permitted Discretion; provided that such Permitted Discretion shall only be exercised to reflect a change in results based on any Consultant report or field examination or appraisal performed by Administrative Agent or Collateral Agent from time to time after the Closing Date.

“Prohibited Transaction” means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and is not eligible for an exemption under those sections.

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“Purchase Money Indebtedness” means Indebtedness assumed by an Obligor as part of, or issued or incurred by an Obligor to pay or provide funds to pay, all or a part of the purchase price of any equipment hereafter or previously acquired by an Obligor.

“Qualified Affiliate” means an Affiliate of a Lender (other than an Affiliated Lender) who has executed and delivered to the Administrative Agent an instrument of adhesion in the form set forth in Schedule I.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Obligor that has total assets exceeding $10,000,000 at the time the relevant guaranty, keepwell, or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Risk Management Agreements” means any Risk Management Agreement entered into between an Obligor on the one hand and a Qualified Risk Management Lender on the other hand.

“Qualified Risk Management Lender” means (a) any Person that enters into a Risk Management Agreement at a time when such Person is a Lender (other than an Affiliated Lender) or (b) any Qualified Affiliate that enters into a Risk Management Agreement at a time when the Lender with which such Qualified Affiliate is affiliated is a Lender.

“Receiver” means a receiver, receiver and manager or other Person having similar powers or authority appointed by the Administrative Agent or by a court at the instance of the Administrative Agent in respect of the Secured Assets or any part thereof.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the

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maturity of such Original Indebtedness; (d) such Refinancing Indebtedness is not subject to any scheduled amortization payments (however denominated) of such Refinancing Indebtedness in excess of those provided in the Original Indebtedness (e.g., at no time during the life of the Refinancing Indebtedness shall the amount of amortization payments paid in respect thereof exceed the amount of amortization payments which would have been owed under the Original Indebtedness at such time), and in any case the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing; (e) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of the Borrower or any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and shall constitute an obligation of the Borrower or such Subsidiary only to the extent of their obligations in respect of such Original Indebtedness; (f) if such Original Indebtedness shall have been subordinated to the Secured Obligations, such Refinancing Indebtedness shall also be subordinated to the Secured Obligations to the same extent as the Original Indebtedness had been subordinated to the Secured Obligations; (g) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof); (h) any Liens on the Secured Assets securing such Refinancing Indebtedness shall be subordinated to the Liens on the Secured Assets securing the Secured Obligations to the same extent as the Liens on the Secured Assets securing the Original Indebtedness had been subordinated to the Liens on the Secured Assets securing the Secured Obligations; (i) such Refinancing Indebtedness will not include restrictive covenants less favorable to the Borrower and its Subsidiaries than those in the Original Indebtedness; and (j) to the extent interest on the Original Indebtedness was payable solely in kind, payments on the Refinancing Indebtedness will be payable solely in kind.

“Register” shall have the meaning ascribed thereto in Section 15.5(e).

“Release” means any spilling, leaking, emitting, discharging, depositing, disposing, escaping, emptying, leaching, seeping, dumping, placing or other releasing into, upon or under any land, water or air or otherwise entering into the Environment, whether intentional or unintentional.

“Reserves” means, as of any date of determination, those reserves (other than Bank Product Reserves or Risk Management Reserves) that the Administrative Agent deems necessary or appropriate, in its Permitted Discretion, to establish and maintain (including reserves with respect to (a) sums that Borrower or its Subsidiaries are required to pay under any Section of the agreement or any other Finance Document (such as taxes (other than taxes being contested in good faith by appropriate proceedings with reserves being maintained in accordance with GAAP), assessments, insurance premiums, or, in the case of leased assets, rents or

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other amounts payable under such leases) and has failed to pay, (b) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Secured Assets (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Administrative Agent likely would have a priority superior to the Administrative Agent’s Liens (such as Liens or trusts in favour of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under Applicable Law) in and to such item of the Security), and (c) amounts owing by Borrower or its Subsidiaries to any mechanic, materialman, or laborer which are secured by a Lien on the Closing Date, with respect to the Borrowing Base; provided that all such reserves, if any, shall be established by reduction of the then-applicable Borrowing Base only and at no time shall any cash reserves be required as a result of the Reserve provisions of this Agreement.

“Risk Management Agreements” means present or future agreements which evidence any gold, silver or other commodity hedging transaction, spot or forward foreign exchange transaction, interest rate swap transaction, currency swap transaction, forward rate transaction, rate cap transaction, rate floor transaction, rate collar transaction, and any other exchange or rate protection transaction, any combination of such transactions or any option with respect to any such transaction entered into by an Obligor.

“Risk Management Reserves” means, as of any date of determination, reserves established against the Borrowing Base in an amount equal to 100% of the then applicable “mark to market” value of each Risk Management Agreement to which an Obligor is a party, as determined by the applicable Risk Management Agreement counterparty in accordance with the terms thereof; provided that (a) such reserves shall be established by reduction of the then-applicable Borrowing Base only and at no time shall any cash reserves be required as a result of the Risk Management Reserve provisions of this Agreement, and (b) no reserve will be established or applied against the Borrowing Base where the applicable Obligor is “in the money” under the relevant Risk Management Agreement; provided further that, if as of such date of determination, Administrative Agent disagrees in any respect with a Risk Management Agreement counterparty’s determination of the applicable “mark to market” value of any Risk Management Agreement to which an Obligor is a party, “Risk Management Reserves” with respect to such Risk Management Agreement shall be reserves established against the Borrowing Base based upon Administrative Agent’s determination of 100% of the then-applicable “mark to market” value of such Risk Management Agreement; provided that (i) such reserves shall be established by reduction of the then-applicable Borrowing Base only and at no time shall any cash reserves be required as a result of the Risk Management Reserve provisions of this Agreement, and (ii) no reserve will be established or applied against the Borrowing Base where the applicable Obligor is “in the money” under the relevant Risk Management Agreement.

“Rollover Notice” shall have the meaning ascribed thereto in Section 5.2.

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“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies Inc. and its successors.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Secured Assets” means all present and after-acquired real and personal property of the Obligors and all proceeds of such real and personal property, including, without limitation, the Hycroft Mine, all patented and unpatented mining claims, licenses and permits required for the extraction of minerals or metals, all oil, gas, hydrocarbons or minerals (including, but not limited to, all gold, silver, and other precious and base metals) and their intermediate products such as mineral bearing products including mineral bearing ores and concentrates, coal, and other substances of any kind or character, whether located in the ground or as-extracted; provided, however, that “Secured Assets” shall not include Excluded Assets.

“Secured Obligations” shall mean all indebtedness, obligations and liabilities, present or future, absolute or contingent, matured or not, at any time owing by any of the Obligors to any of the Finance Parties, or remaining unpaid to any of the Finance Parties, under or in connection with any of the Finance Documents, and Secured Obligations of a particular Obligor shall mean all indebtedness, obligations and liabilities, present or future, absolute or contingent, matured or not, at any time owing by such Obligor to any of the Finance Parties, or remaining unpaid to any of the Finance Parties, under or in connection with any of the Finance Documents to which such Obligor is a party; provided that, anything to the contrary contained in the foregoing notwithstanding, the Secured Obligations shall exclude any Excluded Swap Obligation. For certainty, “Secured Obligations” shall include interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, in accordance with and at the rate (including any rate applicable upon any Default or Event of Default to the extent lawful) specified herein, whether or not such interest is an allowable claim in such bankruptcy proceeding.

“Secured Obligations Termination Date” means the date on which all Secured Obligations of the Obligors (other than those provisions which by their terms survive the termination of the Finance Documents) have been paid in full and no Finance Party has any commitment to provide credit under any Finance Document.

“Securities Account” means any securities account (as that term is defined in the UCC).

“Security” means the collateral security constituted by the Security Documents.

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“Security Documents” means the security documents which, in the reasonable opinion of the Administrative Agent, are required to be entered into from time to time by each Obligor in favour of the Administrative Agent in order to grant to the Administrative Agent a Lien on the Secured Assets as continuing collateral security for the payment and performance of the Secured Obligations of such Obligor, such security documents to be in form and substance satisfactory to the Administrative Agent and to include the security documents described in Schedule H hereto.

“Selling Taxes” mean, as of any date of determination, 5% multiplied by the result of (i) the total Gross Value of Eligible Gold and the Gross Value of Eligible Silver as of such date less (ii) the recoverable gold ounces of Eligible Gold and Eligible Silver set forth in the Leach Pad Rollforward and NRV Report most recently delivered to the Administrative Agent pursuant to Section 11.1(b)(vii) multiplied by $1,100. Each of the factors set forth in this definition may be revised from time to time by Collateral Agent in its Permitted Discretion; provided that such Permitted Discretion shall only be exercised to reflect a change in results based on any field examination or appraisal performed by Administrative Agent from time to time after the Closing Date.

“Shares”, as applied to the shares of any corporation or other entity, means the shares or other ownership interests of every class whether now or hereafter authorized, regardless of whether such shares or other ownership interests shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding-up of such corporation or other entity.

“Silver Price” means, as of any date of determination, the lesser of (a) the 60 day trailing average London Bullion Market Association price for silver as of such date and (b) the London Bullion Market Association spot price for silver as of such date.

“Subordinated Indebtedness” means Indebtedness that (a) is unsecured; (b) is subordinated in right of payment to the payment of the Secured Obligations on terms acceptable to the Administrative Agent in its sole discretion; (c) does not require any payments of principal, interest, fees or other amounts prior to the date that is six months after the Maturity Date (whether on a scheduled or contingent basis), other than payments in (i) kind, (ii) common equity of the Borrower or (iii) [                    ]; (d) is a direct obligation of the Borrower and is not guarantee; and (e) does not include restrictive covenants more restrictive than those contained in the Indenture for the New Second Lien Convertible Notes, as in effect on the date hereof.

“Subsidiary” means, with respect to any Person, any corporation, company or other similar business entity (including, for greater certainty, a chartered bank) of which more than fifty per cent (50%) of the outstanding Shares or other equity interests (in the case of Persons other than corporations) having ordinary voting power to elect a majority of the board of directors or the equivalent thereof of such corporation, company or similar business entity (irrespective of whether at the time Shares of any other class or classes of the Shares of such corporation, company or

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similar business entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Sweep Instruction” shall have the meaning ascribed thereto in Section 11.1(bb)(ii).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax, penalties or similar liabilities applicable thereto.3

“Termination Event” means (i) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder; (ii) the Borrower’s, or any ERISA Affiliate’s, withdrawal from a Multiemployer Plan during a year in which it was a “substantial employer”, as this term is defined in Section 4001(a)(2) of ERISA; (iii) the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiemployer Plan; (iv) providing notice of intent to terminate a Plan under 4041(a)(2) of ERISA or the treatment of a Multiemployer Plan amended as a termination under 4041 of ERISA; (v) the PBGC instituting proceeding to terminate a Plan under Section 4041 of ERISA; (vi) any other event or condition that might constitute grounds under Section 4042 of ERISA to terminate or appoint a trustee to administer a Multiemployer Plan; (vii) the occurrence of an event described in Section 302(f), 4069, 4070, or 4212(c) of ERISA; (viii) any complete or partial withdrawal from a Multiemployer Plan, any termination of a Multiemployer Plan, or any Multiemployer Plan being insolvent or in reorganization status; or (ix) any occurrence similar to any of those referenced in clauses (i) – (viii) above under the applicable law of a foreign country.4

“Third Party Mining Arrangements” means any arrangement with another Person or Persons of a nature that is, or shall have become, customary in the mining business for the purposes of sharing the risks or costs of exploring, acquiring, developing or producing minerals from property owned by a Company, including, operating, processing, farm-in, farm-out, development, area of mutual interest, unitization, pooling, joint bidding, joint venture, service, partnership, subscription and stock purchase agreement and other similar agreements.

“UCC” means the Uniform Commercial Code of any applicable state of the United States of America as in effect from time to time.

[3]	Tax provisions are subject to negotiation.
[4]	ERISA provisions are subject to negotiation.

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“U.S.” and “United States” means the United States of America.

“Voting Shares” means Shares of a Person which carries voting rights or the right to Control such Person under any circumstances.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2	Other Usages

References to “this Agreement”, “the Agreement”, “hereof”, “herein”, “hereto” and like references refer to this Agreement in its entirety and not to any particular Article, Section or other subdivision of this Agreement. Any references herein to any agreements or documents shall mean such agreements or documents as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof and thereof (subject to any restrictions on such amendments, supplements or restatements set forth herein).

1.3	Plural and Singular

Where the context so requires, words importing the singular number shall include the plural and vice versa.

1.4	Headings

The division of this Agreement into Articles and Sections and the insertion of headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.5	Currency

Unless otherwise specified herein, all statements of or references to dollar amounts in this Agreement shall mean lawful money of the United States. All Loans made pursuant to this Agreement shall be made in lawful money of the United States.

1.6	Governing Law; Jurisdiction; Consent to Service of Process.

(a)	This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)

Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and the Borrower and each Obligor hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Credit Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined,

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exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Obligor or any of its properties in the courts of any jurisdiction.

(c)	The Borrower and each Obligor hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)	Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 15.1. Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

1.7	Time of the Essence

Time shall in all respects be of the essence of this Agreement.

1.8	Non-Banking Days

Subject to Section 7.4(c), whenever any payment to be made hereunder shall be stated to be due or any action to be taken hereunder shall be stated to be required to be taken on a day other than a Banking Day, such payment shall be made or such action shall be taken on the next succeeding Banking Day and, in the case of the payment of any amount, the extension of time shall be included for the purposes of computation of interest, if any, thereon.

1.9	Consents and Approvals

Whenever the consent or approval of a party hereto is required in a particular circumstance, unless otherwise expressly provided for therein, such consent or approval shall not be unreasonably withheld or delayed by such party.

1.10	Amount of Credit

Any reference herein to the amount of credit outstanding shall mean, at any particular time, in the case of a LIBOR Loan or Base Rate Loan, the principal amount thereof.

1.11	Schedules

Each and every one of the schedules which is referred to in this Agreement and attached to this Agreement shall form a part of this Agreement.

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1.12	Extension of Credit

For the purposes hereof, each rollover and conversion shall be deemed to be an extension of credit to the Borrower hereunder.

1.13	Accounting Terms – GAAP

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP.

1.14	Rule of Construction

The Finance Documents have been negotiated by each party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of the Finance Documents.

1.15	Successors and Permitted Assigns of Parties

Any reference in this Agreement to a party to this Agreement shall include the successors and permitted assigns of such party.

1.16	Meaning of Include

The words “include”, “includes” and “including”, when used in this Agreement, shall be deemed to be followed by the phrase “without limitation”.

ARTICLE 2

CREDIT FACILITY

2.1	Establishment of Term Loan Credit Facility

Subject to the terms and conditions hereof and in connection with the conclusion of the Chapter 11 Cases, as of the date hereof, the Lenders shall be deemed to have made term loans denominated in United States dollars to the Borrower in the principal amounts set forth on Schedule A (the “Loans”).

ARTICLE 3

GENERAL PROVISIONS RELATING TO CREDITS

3.1	Types of Credit Availments

The Loans made pursuant to Section 2.1 shall be in the form of one or more Base Rate Loans and/or LIBOR Loans. Notwithstanding the foregoing, the Loans deemed made on the date hereof pursuant to Section 2.1 shall initially be as set forth on Schedule D.

3.2	[Reserved]

3.3	[Reserved]

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3.4	Timing of Credit Availments

No LIBOR Loan under the Credit Facility may have a maturity date later than the Maturity Date.

3.5	Inability to Fund LIBOR Loan in the United States

If a Lender determines in good faith, which determination shall be final, conclusive and binding on the Borrower, and the Administrative Agent notifies the Borrower that (i) adequate and fair means do not exist for ascertaining the interest rate on the basis provided in the definition of LIBOR, (ii) the making or continuation of LIBOR Loans in the United States has been made impracticable by the occurrence of a contingency (other than a mere increase in rates payable by such Lender to fund the advance) which materially and adversely affects the funding of the advances at any interest rate computed on the basis of LIBOR, or by reason of a change since the date hereof in any Applicable Law or government regulation, guideline or order (whether or not having the force of law but, if not having the force of law, one with which a responsible U.S. or Canadian commercial bank would comply) or in the interpretation thereof by any Official Body affecting such Lender or any relevant financial market, which results in LIBOR no longer representing the effective cost to such Lender of deposits in such market for a relevant Interest Period, or (iii) any change to present law or any future law, regulation, order, treaty or official directive (whether or not having the force of law but, if not having the force of law, one with which a responsible U.S. or Canadian commercial bank would comply) or any change therein or any interpretation or application thereof by any Official Body has made it unlawful for such Lender to make or maintain or give effect to its obligations in respect of LIBOR Loans in the United States as contemplated herein, then:

(a)	the right of the Borrower to obtain any credit in United States dollars by way of LIBOR Loans, shall be suspended until such Lender determines, acting reasonably, that the circumstances causing such suspension no longer exist and such Lender so notifies the Borrower;

(b)	[reserved]; and

(c)	if any LIBOR Loan is already outstanding at any time when the right of the Borrower to obtain credit by way of a LIBOR Loan is suspended, it shall, subject to the Borrower having the right to obtain credit by way of a Base Rate Loan at such time, be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto (or on such earlier date as may be required to comply with any Applicable Law).

3.6	Time and Place of Payments

Unless otherwise expressly provided herein, the Borrower shall make all payments pursuant to this Agreement or pursuant to any document, instrument or agreement delivered pursuant hereto by deposit to the Designated Account before 10 a.m. (Reno, Nevada time) on the day specified for payment and the Administrative Agent shall be entitled to withdraw the amount of any payment due to the Administrative Agent or the Lenders hereunder from such account on the day specified for payment.

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3.7	Remittance of Payments

Forthwith after the withdrawal from the Designated Account by the Administrative Agent of any payment of principal, interest, fees or other amounts for the benefit of the Lenders pursuant to Section 3.6, the Administrative Agent shall remit to each Lender, in immediately available funds, such Lender’s Pro Rata Share of such payment; provided that if the Administrative Agent, on the assumption that it will receive, on any particular date, a payment of principal (including, without limitation, a prepayment), interest, fees or other amount under the Credit Facility, remits to each Lender its Pro Rata Share of such payment and the Borrower fails to make such payment, each Lender agrees to repay to the Administrative Agent, forthwith on demand, to the extent that such amount is not recovered from the Borrower on demand such Lender’s Pro Rata Share of the payment made to it pursuant hereto together with interest thereon at the then prevailing interbank rate for each day from the date such amount is remitted to the Lenders until the date such amount is paid or repaid to the Administrative Agent, the exact amount of the repayment required to be made by the Lenders pursuant hereto to be as set forth in a certificate delivered by the Administrative Agent to each Lender, which certificate shall constitute prima facie evidence of such amount of repayment.

3.8	Evidence of Indebtedness

The Administrative Agent shall maintain accounts wherein the Administrative Agent shall record the amount of credit outstanding, each payment of principal and interest on account of each Loan and all other amounts becoming due to and being paid to the Lenders or the Administrative Agent hereunder. The Administrative Agent’s accounts constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower pursuant to this Agreement.

3.9	[Reserved]

3.10	Notice Periods

Each Rollover Notice, Conversion Notice and Prepayment Notice shall be given to the Administrative Agent:

(a)	prior to 12:00 p.m. (Reno, Nevada time) on the second Banking Day prior to the date of any voluntary prepayment or the date of a rollover of, conversion into or conversion of a LIBOR Loan; and

(b)	prior to 12:00 p.m. (Reno, Nevada time) on the Banking Day prior to the date of any other rollover or conversion.

3.11	[Reserved]

3.12	Cost of Funds

If the Majority Lenders notify the Administrative Agent at least one Banking Day before the date of any proposed conversion or rollover of a LIBOR Loan that LIBOR, for any interest period for such LIBOR Loans, will not adequately reflect the cost to such Majority

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Lenders of making, funding or maintaining their respective LIBOR Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each LIBOR Loan will automatically, on the last day of the then existing interest period therefor, convert into a Base Rate Loan and (ii) the obligation of the Lenders to convert into LIBOR Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

ARTICLE 4

[RESERVED]

ARTICLE 5

ROLLOVERS

5.1	LIBOR Loans

Subject to Section 3.5 and provided that the Borrower has, by giving notice to the Administrative Agent in accordance with Section 5.2, requested the Lenders to continue to extend credit by way of a LIBOR Loan to replace all or a portion of an outstanding LIBOR Loan as it matures, each Lender shall, on the maturity of such LIBOR Loan, continue to extend credit to the Borrower by way of a LIBOR Loan (without a further advance of funds to the Borrower) in the principal amount equal to such Lender’s Pro Rata Share of the principal amount of the matured LIBOR Loan or the portion thereof to be replaced.

5.2	Rollover Notice

The notice to be given to the Administrative Agent pursuant to Section 5.1 (“Rollover Notice”) shall be irrevocable, shall be given in accordance with Section 3.10, shall be in substantially the form of Schedule E hereto and shall specify:

(a)	the maturity date of the maturing LIBOR Loan;

(b)	the principal amount of the maturing LIBOR Loan and the portion thereof to be replaced; and

(c)	the Interest Period or Interest Periods of the replacement LIBOR Loans.

ARTICLE 6

CONVERSIONS

6.1	Converting Loan to Other Type of Loan

Subject to Sections 3.1 and 3.5 and provided that the Borrower has, by giving notice to the Administrative Agent in accordance with Section 6.2, requested the Lenders to convert all or a portion of an outstanding Loan into another type of Loan, each Lender shall, on the date of conversion (which, in the case of the conversion of all or a portion of an outstanding LIBOR Loan, shall be the date on which such Loan matures), continue to extend credit to the Borrower by way of the type of Loan into which the outstanding Loan or a portion thereof is converted (with a repayment and a subsequent advance of funds to the Borrower) in the aggregate principal amount equal to such Lender’s Pro Rata Share of the principal amount of the outstanding Loan or the portion thereof which is being converted.

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6.2	Conversion Notice

The notice to be given to the Administrative Agent pursuant to Section 6.1 (“Conversion Notice”) shall be irrevocable, shall be given in accordance with Section 3.10, shall be in substantially the form of Schedule F hereto and shall specify:

(a)	the type of Loan to be converted;

(b)	the date on which the conversion is to take place;

(c)	the principal amount of the Loan or the portion thereof which is to be converted;

(d)	the type and amount of the Loan into which the outstanding Loan is to be converted; and

(e)	if an outstanding Loan is to be converted into a LIBOR Loan, the applicable Interest Period.

6.3	Absence of Notice

Subject to Section 3.5, in the absence of a Rollover Notice or Conversion Notice within the appropriate time periods referred to herein, a maturing LIBOR Loan in favour of the Borrower shall be automatically converted to a Base Rate Loan as though a notice to such effect had been given in accordance with Section 6.2.

6.4	Conversion by Lenders

Upon written notice to such effect to the Borrower at such time as a Default has occurred and is continuing, the Administrative Agent may, on the maturity date of a LIBOR Loan, convert such LIBOR Loan into a Base Rate Loan, as though a notice to such effect had been given in accordance with Section 6.2.

ARTICLE 7

INTEREST AND FEES

7.1	Interest Rates

The Borrower shall pay to the Lenders, in accordance with Section 3.6, interest on the outstanding principal amount from time to time of each Loan and on overdue interest thereon, at the rate per annum equal to:

(a)	in the case of each Base Rate Loan, the Alternate Base Rate Canada plus 4.50%; and

(b)	in the case of each LIBOR Loan, LIBOR plus 5.50%.

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7.2	Calculation and Payment of Interest

(a)	Interest on the outstanding principal amount from time to time of each LIBOR Loan shall accrue from day to day from and including the date on which credit is obtained by way of such Loan, to but excluding the date on which such Loan is repaid in full (both before and after maturity and as well after as before judgment) and shall be calculated on the basis of the actual number of days elapsed divided by 360.

(b)	Accrued interest shall be paid,

(i)	in the case of Base Rate Loans, in arrears monthly on the first day of each calendar month; and

(ii)	in the case of interest on LIBOR Loans, on the last day of the applicable Interest Period.

7.3	General Interest Rules

(a)	[For the purposes hereof, whenever interest is calculated on the basis of a year of 360 or 365 days, each rate of interest determined pursuant to such calculation expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365 days, respectively.]

(b)	Interest on each Loan and on overdue interest thereon shall be payable in the currency of United States dollars.

(c)	If the Borrower fails to pay any principal, interest, fee or other amount of any nature payable by it to the Administrative Agent or the Lenders hereunder or under any document, instrument or agreement delivered pursuant hereto on the due date therefor, the Borrower shall pay to the Administrative Agent or the Lenders, as the case may be, interest on such overdue amount in the same currency as such overdue amount is payable from and including such due date to but excluding the date of actual payment (as well after as before judgment) at the rate per annum, calculated and compounded monthly, which is equal to the Alternate Base Rate Canada plus 6.50% in the case of overdue amounts denominated in U.S. dollars.

Such interest on overdue amounts shall become due and be paid on demand made by the Administrative Agent.

7.4	Selection of Interest Periods

With respect to each LIBOR Loan, the Borrower shall specify in the Rollover Notice or Conversion Notice the duration of the Interest Period, provided that:

(a)	Interest Periods shall have a duration of one, two or three months (or such longer period if agreed to by the Administrative Agent in its sole discretion) (subject to availability and to the aggregate number of Interest Periods with different dates outstanding under the Credit Facility at any time being less than five);

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(b)	the first Interest Period for a LIBOR Loan shall commence on and include the day on which credit is obtained by way of such Loan and each subsequent Interest Period applicable thereto shall commence on and include the date of the expiry of the immediately preceding Interest Period applicable thereto; and

(c)	if any Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day falls in the next calendar month, in which case such Interest Period shall be shortened to end on the immediately preceding Banking Day.

ARTICLE 8

RESERVE, CAPITAL, INDEMNITY AND TAX PROVISIONS

8.1	Conditions of Credit

The obtaining or maintaining of credit hereunder shall be subject to the terms and conditions contained in this Article 8.

8.2	Change of Circumstances

(a)	Increased Costs Generally. If from time to time any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)	subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof, except for (A) Indemnified Taxes or Other Taxes covered by Section 8.6 and (B) the imposition, or any change in the rate, of any Taxes described in clauses (c) through (e) of the definition of Excluded Taxes payable by such Lender; or

(iii)	impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then upon request of such Lender from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, such amount or amounts to be determined in the sole and absolute discretion of the relevant Lender.

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(b)	Capital and Liquidity Requirements. If any Lender determines in its sole and absolute discretion that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company with respect to, as applicable, capital adequacy or liquidity requirements), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

(c)	Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 8.2, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower from time to time shall be prima facie evidence of such amounts absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)	Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 8.2 shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section 8.2 for any increased costs incurred or reductions suffered more than four months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the four-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e)	Alternate Booking Points. Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to seek additional amounts from the Borrower pursuant to this Section 8.2, it will use reasonable efforts to make, fund or maintain the affected credit of such Lender through another lending office or take such other actions as it deems appropriate if, as a result thereof, the additional moneys which would otherwise be required to be paid in respect of such credit pursuant to this Section 8.2 would be reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such affected credit through such other lending office or the taking of such other actions would not otherwise adversely affect such credit or such Lender and would not, in such Lender’s sole discretion, be commercially unreasonable.

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8.3	[Reserved]

8.4	Indemnity Relating to Credits

Upon notice from the Administrative Agent to the Borrower (which notice shall be accompanied by a detailed calculation of the amount to be paid by the Borrower), the Borrower shall pay to the Administrative Agent such amount or amounts as will compensate the Administrative Agent or the Lenders for any loss, cost or expense incurred by them in the liquidation or redeposit of any funds acquired by the Lenders to fund or maintain any portion of a LIBOR Loan as a result of:

(a)	the failure of the Borrower to make repayments on the dates specified under this Agreement or in any notice from the Borrower to the Administrative Agent; or

(b)	the repayment or prepayment of any LIBOR Loan at any time other than its maturity date.

8.5	Indemnity for Transactional and Environmental Liability

(a)	The Borrower hereby agrees to indemnify and hold the Administrative Agent, each Lender and each of their respective Affiliates, shareholders, officers, directors, employees, and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all claims, demands, actions, causes of action, suits, losses, costs, charges, liabilities and damages, and expenses in connection therewith (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought) (which (x) in the case of fees and expenses of counsel, shall be limited to the reasonable and documented fees and out -of -pocket disbursements of (A) one firm of counsel to the Administrative Agent and Lenders, taken as a whole, which firm shall be selected by the Administrative Agent, (B) applicable local and regulatory counsel and (C) and, in the case of an actual or perceived conflict of interest where such person affected by such conflict retains its own counsel, counsel for such affected person, and (y) in the case of amounts paid in settlement, shall be limited to only those amounts paid in settlement which are approved by the Borrower in writing in advance of such settlement) (collectively in this Section 8.5(a), the “Indemnified Liabilities”), incurred or suffered by, or asserted against, the Indemnified Parties or any of them as a result of, or arising out of, or relating to (i) the Loans, (ii) this Agreement and the Credit Documents and the transactions contemplated herein and therein, (iii) any actual or threatened investigation, litigation or other proceeding relating to any credit extended or proposed to be extended as contemplated herein or (iv) the execution, delivery, performance or enforcement of the Credit Documents and any instrument, document or agreement executed pursuant hereto, except, in each case, for any such Indemnified Liabilities that a court of competent jurisdiction determined arose on account of the relevant Indemnified Party’s gross negligence or willful misconduct.

(b)	Without limiting the generality of the indemnity set out in the preceding Section 8.5(a), the Borrower hereby further agrees to indemnify and hold the Indemnified

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Parties free and harmless from and against any and all claims, demands, actions, causes of action, suits, losses, costs, charges, liabilities and damages, and expenses in connection therewith (which (x) in the case of fees and expenses of counsel, shall be limited to the reasonable and documented fees and out -of -pocket disbursements of (A) one firm of counsel to the Administrative Agent and Lenders, taken as a whole, which firm shall be selected by the Administrative Agent, (B) applicable local and regulatory counsel and (C) and, in the case of an actual or perceived conflict of interest where such person affected by such conflict retains its own counsel, counsel for such affected person , and (y) in the case of amounts paid in settlement, shall be limited to only those amounts paid in settlement which are approved by the Borrower in writing in advance of such settlement) (collectively in this Section 8.5(b), the “Indemnified Liabilities”), incurred or suffered by, or asserted against, the Indemnified Parties or any of them for, with respect to, or as a direct or indirect result of, (i) the presence on, at, or under, or the Release from, on or under, any real property legally or beneficially owned (or any estate or interest which is owned), leased, used or operated by any Obligor of any Hazardous Materials, and (ii) any other violation of, or liability pursuant to, an Environmental Law with respect to any Obligor or the operation of the Hycroft Mine, and regardless of whether caused by, or within the control of, such Obligor, except for any such Indemnified Liabilities that a court of competent jurisdiction determined arose on account of the relevant Indemnified Party’s gross negligence or willful misconduct.

(c)	All obligations provided for in this Section 8.5 shall survive indefinitely the permanent repayment of the outstanding credit hereunder and the termination of this Credit Agreement. The obligations provided for in this Section 8.5 shall not be reduced or impaired by any investigation made by or on behalf of the Administrative Agent or any of the Lenders.

(d)	The Borrower hereby agrees that, for the purposes of effectively allocating the risk of loss placed on the Borrower by this Section 8.5, the Administrative Agent and each Lender shall be deemed to be acting as the agent or trustee on behalf of and for the benefit of their respective shareholders, officers, directors, employees and agents.

(e)	If, for any reason, the obligations of the Borrower pursuant to this Section 8.5 shall be unenforceable, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each obligation that is permissible under Applicable Law.

(f)	The indemnity under this Section 8.5 shall not apply to any matters specifically dealt with in Sections 8.2, 8.4, 8.6 or 11.1(f).

8.6	Gross-Up for Taxes

(a)

Any and all payments made by or on behalf of the Borrower under this Agreement or under any other Credit Document (any such payment being hereinafter referred to as a “Payment”) to or for the benefit of a Lender shall be made without set-off or

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counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any and all present or future Taxes, except to the extent that such deduction or withholding is required by Applicable Law or the administrative practice of any Official Body. If any such Taxes are so required to be deducted or withheld from or in respect of any Payment made to or for the benefit of a Lender, the Borrower shall:

(i)	promptly notify the Administrative Agent of such requirement;

(ii)	if the Taxes are Indemnified Taxes, pay to such Lender in addition to the Payment to which such Lender is otherwise entitled, such additional amount as is necessary to ensure that the net amount actually received by such Lender (free and clear of, and net of, any such Indemnified Taxes, including the full amount of any Taxes required to be deducted or withheld from any additional amount paid by the Borrower under this Section 8.6(a), whether assessable against the Borrower, the Administrative Agent or such Lender) equals the full amount the Lender, would have received had no such deduction or withholding been required;

(iii)	make such deduction or withholding;

(iv)	pay to the relevant Official Body in accordance with Applicable Law the full amount of Taxes required to be deducted or withheld (including the full amount of Taxes required to be deducted or withheld from any additional amount paid by the Borrower to a Lender under this Section 8.6(a)), within the time period required by Applicable Law; and

(v)	as promptly as possible thereafter, forward to the relevant Lender an original official receipt (or a certified copy), or other documentation reasonably acceptable to the Administrative Agent and such Lender, evidencing such payment to such Official Body.

(b)	If the Administrative Agent or any Lender is subject to Indemnified Taxes in respect of any Payment made by the Borrower but such Taxes are not levied by way of deduction or withholding (all such Taxes being “Non-Withheld Taxes”), the Borrower shall pay to the Administrative Agent or such Lender, as the case may be, at the time the Borrower makes such Payment and in addition to such Payment, such additional amount as is necessary to ensure that the total amount received by the Administrative Agent or such Lender, as the case may be, is equal to the Payment plus the amount of Non-Withheld Taxes exigible in respect of the aggregate of the Payment and the additional amount payable under this Section 8.6(b).

(c)	In addition, the Borrower agrees to pay any and all Other Taxes.

(d)

The Borrower hereby indemnifies and holds harmless each Lender, on an after-Taxes basis, for the full amount of Indemnified Taxes including Other Taxes and Non-Withheld Taxes, interest, penalties and other liabilities, levied, imposed or

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assessed in connection therewith against (and whether or not paid directly by) the Administrative Agent or such Lender, as applicable, and for all expenses, resulting from or relating to the Borrower’s failure to:

(i)	remit to the Administrative Agent or such Finance Party the documentation referred to in Section 8.6(a)(v);

(ii)	pay any Taxes or Other Taxes when due to the relevant Official Body (including, without limitation, any Taxes imposed by any Official Body on amounts payable under this Section 8.6); or

(iii)	pay to the Administrative Agent or applicable Lender any Non-Withheld Taxes in accordance with this Section 8.6.

(e)	Whether or not such Taxes were correctly or legally assessed, the Administrative Agent or any Lender who pays any Taxes or Other Taxes (other than Non-Withheld Taxes), and the Administrative Agent or any Lender who pays any Non-Withheld Taxes in excess of the amount (if any) paid by the Borrower on account thereof under Section 8.6(b), shall promptly notify the Borrower of such payment; provided, however, that failure to provide such notice shall not detract from, or compromise, the obligations of the Borrower under this Section 8.6. Payment pursuant to this indemnification shall be made within 30 days from the date the Administrative Agent or the relevant Lender, as the case may be, makes written demand therefor accompanied by a certificate as to the amount of such Taxes or Other Taxes and the calculation thereof, which calculation shall be prima facie evidence of such amount.

(f)	If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which a payment has been made under this Section 8.6, the relevant Lender or the Administrative Agent, as applicable, shall, if so requested by the Borrower, cooperate with the Borrower in challenging such Taxes at the Borrower’s expense.

(g)

If any Lender or the Administrative Agent, as applicable, receives a refund of, or credit for, Taxes for which a payment has been made by the Borrower under this Section 8.6, which refund or credit in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to the Taxes giving rise to such payment made by the Borrower, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount (if any, but not exceeding the amount of any payment made under this Section 8.6 that gives rise to such refund or credit), net of out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, which the Administrative Agent or such Lender, as the case may be, determines in its absolute discretion will leave it, after such reimbursement, in no better or worse position than it would have been in if such Taxes had not been exigible. The Borrower, upon the request of the Administrative Agent or any Lender, agrees to repay the Administrative Agent or such Lender, as the case may be, any portion of any such refund or credit paid over to the Borrower that the Administrative Agent or such Lender, as the case may be,

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is required to pay to the relevant Official Body and agrees to pay any interest, penalties or other charges paid by such Lender or the Administrative Agent, as the case may be, as a result of or related to such payment to such Official Body. Neither the Administrative Agent nor any Lender shall be under any obligation to arrange its tax affairs in any particular manner so as to claim any refund or credit. None of the Lenders nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower or any other Person in connection with this Section 8.6(g) or any other provision of this Section 8.6.

(h)	The Borrower also hereby indemnifies and holds harmless the Administrative Agent and each Lender, on an after-Taxes basis, for any additional Taxes on net income that the Administrative Agent or such Lender may be obliged to pay as a result of the receipt of amounts under this Section 8.6.

(i)

(A) Each Lender shall, to the extent it is legally able to do so, on or prior to the date that it becomes a Lender, provide each of the Administrative Agent and the Borrower with two original copies of such forms (such as, without limitation, Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI or Form W-8EXP, as applicable), certificates and other documents (collectively, “Exemption Forms”) as may be required by the Internal Revenue Service in order for the Borrower to be able to make Payments without having to deduct or withhold any Indemnified Taxes or having any Non-Withheld Taxes exigible against the Administrative Agent or the Lender. In addition, each Lender agrees to update such Exemption Forms upon the reasonable written request of the Borrower or the Administrative Agent where required to maintain the exempt status of the Payments pursuant to Applicable Law. Notwithstanding the foregoing, the updating of such Exemption Forms shall not be required if the Lender is unable to do so due to a Change in Law occurring after the date on which the Lender became a Lender or if the Lender is otherwise not legally able to do so; however, the Lender shall, in such case if it is able to do so, provide each of the Administrative Agent and the Borrower with two original copies of such other forms, certificates and other documents (collectively, the “Rate Reduction Forms”) as may be required by the Internal Revenue Service in order for the Borrower to be able to make Payments or withholdings at a reduced rate of Indemnified Taxes or having Non-Withheld Taxes exigible against the Administrative Agent or the Lender at a reduced rate. In addition, each Lender agrees to update such Rate Reduction Forms upon the reasonable written request of the Borrower or the Administrative Agent, to the extent it is legally able to do so, where required to maintain or obtain the most advantageous tax status for the Payments pursuant to Applicable Law. Notwithstanding the foregoing, if the updating of any Exemption Forms or the provision or updating of any Rate Reduction Forms would, in the Lender’s judgment, subject such Lender to any material unreimbursed cost or expense or would prejudice the legal or commercial position of the Lender, it will not be required to update such Exemption Forms or to provide or update such Rate Reduction Forms. (B) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such

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Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (B), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j)	Additional amounts payable under Section 8.6(a) and Non-Withheld Taxes payable under Section 8.6(b) have the same character as the Payments to which they relate. For greater certainty, for example, additional amounts payable under Section 8.6(a) or Non-Withheld Taxes payable under Section 8.6(b), in respect of interest payable under a Credit Document, shall be payments of interest under such Credit Document. All payments made under this Section 8.6 shall be subject to the provisions of this Section 8.6.

(k)	The Borrower’s obligations under this Section 8.6 shall survive without limitation the termination of the Credit Facility and this Agreement and all other Credit Documents and the permanent repayment of the outstanding credit and all other amounts payable hereunder.

ARTICLE 9

REPAYMENTS AND PREPAYMENTS

9.1	Repayment of Credit Facility

The Borrower shall repay to the Administrative Agent on the Maturity Date, for the account of the Lenders, an aggregate principal amount equal to the aggregate amount of the Loans outstanding on the Maturity Date, together with all accrued and unpaid interest thereon and all accrued and unpaid fees with respect thereto.

9.2	Voluntary Prepayments under Credit Facility

Subject to Section 9.3, the Borrower shall be entitled to prepay all or any portion of the outstanding Loans under the Credit Facility at any time, without penalty, provided that Section 8.4 shall be complied with in connection with any such prepayment. Other than any payments required pursuant to Section 8.4, there are no premiums, penalties or other additional payments associated with any voluntary prepayments under this Section 9.2.

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9.3	Prepayment Notice

The Borrower shall give written notice to the Administrative Agent of each voluntary prepayment pursuant to Section 9.2. Such notice (a “Prepayment Notice”) (i) shall, except as set forth in clause (c) below, be irrevocable, (ii) shall be given in accordance with Section 3.10 and (iii) shall specify:

(a)	the date on which the prepayment is to take place;

(b)	the type and principal amount of the Loan or the portion thereof which is to be prepaid; and

(c)	whether such Prepayment Notice is conditioned upon (i) the closing of applicable refinancing indebtedness or (ii) the closing of any applicable asset sale.

9.4	Excess Cash Flow Repayments

Not later than 21 days after the last day of each Excess Cash Flow Period, the Borrower shall prepay (an “Excess Cash Flow Payment”) the Loans, by way of a payment made to the Administrative Agent, in an amount equal to the Excess Cash Flow Payment Amount for such Excess Cash Flow Period; provided, however, that, if (i) on the last day of the applicable Excess Cash Flow Period, the Companies would have had less than $7.5 million of Cash on hand in the aggregate on a pro forma basis after giving effect to such Excess Cash Flow Payment had such payment been made on such date, the amount of such Excess Cash Flow Payment shall be reduced to the maximum amount that would have resulted in the Companies having at least $7.5 million of Cash on hand on such date had such Excess Cash Flow Payment been made on such date (such reduction, the “Excess Cash Flow Period-End Reduction”) or (ii) on the date of such Excess Cash Flow Payment, the Companies will have less than $4.0 million of Cash on hand in the aggregate on such date after giving effect to such Excess Cash Flow Payment, the amount of such Excess Cash Flow Payment shall be reduced to the maximum amount that will result in the Companies having at least $4.0 million of Cash on hand on such date (such reduction, the “Excess Cash Flow Payment Date Reduction”) (it being understood and agreed, for the avoidance of doubt, that if both the Excess Cash Flow Period-End Reduction and the Excess Cash Flow Payment Date Reduction are applicable, then the amount the Borrower shall have to pay in respect of the Excess Cash Flow Payment Amount shall be equal to the lesser of (x) the amount calculated after taking into account the Excess Cash Flow Period-End Reduction and (y) the amount calculated after taking into account the Excess Cash Flow Payment Date Reduction); provided, further, that the amount of any such reduction pursuant to the foregoing proviso shall be automatically due and payable on the first day after the date of the applicable Excess Cash Flow Payment on which the Companies has greater than $7.5 million of Cash on hand (such that any Cash on hand in excess of $7.5 million shall be used to repay Loans on such day in an amount not to exceed the applicable reduction).

On or prior to the earlier of (a) the date which is 21 days after the last day of each Excess Cash Flow Period and (b) the date of any Excess Cash Flow Payment for such Excess Cash Flow Period, the Borrower shall provide the Administrative Agent with a certificate, signed by the Chief Financial Officer of the Borrower, (i) stating the date on which the prepayment, if any, is to take place (which may be the same date on which such written notice is given), (ii) designating the type and principal amount of the Loan or portion thereof which is to be repaid (if an Excess Cash Flow Payment is required by the terms of the first paragraph Section 9.4) and (iii) attaching a

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calculation, in reasonable detail, of the Excess Cash Flow Payment Amount for the applicable Excess Cash Flow Period (which calculation shall be required to be delivered even if no prepayment is required by the terms of the first paragraph of Section 9.4).

9.5	Cap Amount Payment

If, on the date that a Borrowing Base Certificate is delivered pursuant to Section 11.1(b)(vi) of this Agreement, the aggregate amount of outstanding Loans exceeds the Cap Amount as of such date, the Borrower shall, within two Banking Days of such date, repay the Loans, by way of a payment made to the Administrative Agent, in an amount such that, immediately after giving effect to such repayment, the Loans outstanding are less than the Cap Amount.

9.6	Currency of Repayment; Amounts May Not Be Reborrowed; Allocations

All payments and repayments of Loans hereunder shall be made in United States dollars.

All repayments or prepayments of the Loans or any other obligations under the Credit Facility pursuant to this Article 9 or otherwise shall be permanent, and amounts which are repaid or prepaid may not be reborrowed.

Each prepayment pursuant to Section 9.4, 9.5 or 9.7 shall first be applied to repay Base Rate Loans outstanding under the Credit Facility and, to the extent that the amount of such repayment exceeds the aggregate amount of credit outstanding by way of Base Rate Loans which have been repaid, shall be applied to LIBOR Loans as selected by the Administrative Agent (and the Borrower shall pay any amounts owed thereby pursuant to Section 8.4(a) on account of any such prepayments).

9.7	Repayment with Proceeds of Asset Dispositions

No later than the second Banking Day after the receipt of Net Available Cash from the consummation of any Asset Disposition by any Company, the Borrower shall repay Loans, by way of a payment made to the Administrative Agent, in an amount equal to 100% of such Net Available Cash. Nothing contained in this Section 9.7 shall permit any Company to consummate an Asset Disposition other than in accordance with Section 11.2(c).

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1	Representations and Warranties

To induce the Lenders and the Administrative Agent to enter into this Agreement, the Borrower hereby represents and warrants to the Lenders and the Administrative Agent, as of the date of this Agreement and as of the last day of each Fiscal Quarter, as follows and

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acknowledges and confirms that the Lenders and the Administrative Agent are relying upon such representations and warranties in entering into this Agreement and in extending credit hereunder:

(a)	Status and Power of Obligors. Each Obligor is a corporation or limited liability company duly created and organized and validly subsisting in good standing under the laws of its governing jurisdiction, as set forth in its Perfection Certificate. Each Obligor is duly qualified, registered or licensed in all jurisdictions where the nature of its business makes such qualification, registration or licensing necessary, except where the lack of such qualification, registration or licensing would not reasonably be expected to have a Material Adverse Effect. Each Obligor has all requisite corporate capacity, power and authority to own, hold under licence or lease its properties and to carry on its business as now conducted, except where the failure to have such capacity, power and authority would not reasonably be expected to have a Material Adverse Effect. Each Obligor has all necessary corporate capacity to enter into, and carry out the transactions contemplated by, the Finance Documents to which is a party.

(b)	Authorization and Enforcement. All necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance by each Obligor of the Finance Documents to which it is a party. Each Obligor has duly executed and delivered the Finance Documents to which it is a party. The Finance Documents to which each Obligor is a party are legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and (ii) the fact that the courts may deny the granting or enforcement of equitable remedies.

(c)	Compliance with Other Instruments. The execution, delivery and performance by each Obligor of the Finance Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, do not and will not conflict with, result in any breach or violation of, or constitute a default under, the terms, conditions or provisions of the charter or constating documents or by-laws of, or any shareholder agreement or declaration relating to, such Obligor. The execution, delivery and performance by each Obligor of the Finance Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, (i) do not and will not conflict with, result in any material breach or violation of, or constitute a material default under, the terms, conditions or provisions of (x) any law, regulation, judgment, decree or order binding on or applicable to such Obligor or to which its property is subject or (y) any Material Agreement or any material, lease, licence, permit or other instrument to which such Obligor is a party or is otherwise bound or by which such Obligor benefits or to which its property is subject and (ii) do not require the consent or approval of any Official Body or any other party, except for (A) filings and registrations necessary to perfect the Liens on the Secured Assets in favor of the Finance Parties, (B) consents or approvals which have been duly obtained, taken, given or made and are in full force and effect [and (C) those consents or approvals, the failure of which to obtain would not reasonably be expected to have an adverse impact on the ability of the Obligors, taken as whole, to observe, perform and/or comply with their obligations under any of the Credit Documents].

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(d)	Financial Statements. The financial statements of the Borrower for the most recently completed Fiscal Quarter or Fiscal Year, as the case may be, were prepared in accordance with GAAP and no Material Adverse Change has occurred in the condition, financial or otherwise, of the Borrower since the date of such financial statements, other than, in the case of the financial statements delivered prior to the date of this Agreement, those which customarily occur as a result of events and circumstances leading up to and following the commencement of the Chapter 11 Cases. The balance sheet of the aforesaid financial statement presents a fair statement of the financial condition and assets and liabilities of the Borrower as at the date thereof and the statements of operations, retained earnings and cash flows contained in the aforesaid financial statements fairly present the results of the operations of the Borrower throughout the period covered thereby. Except to the extent (i) reflected or reserved against in the aforesaid balance sheet (including the notes thereto), (ii) incurred in the ordinary and usual course of the business of the Borrower and/or (iii) set forth in the Plan of Reorganization, the Borrower does not have any outstanding Indebtedness or any liability or obligations (whether accrued, absolute, contingent or otherwise) of a material nature customarily reflected or reserved against in a balance sheet (including the notes thereto) prepared in accordance with GAAP.

(e)	Litigation. There are no actions, suits, inquiries, claims or proceedings (whether or not purportedly on behalf of any Company) pending or threatened in writing against or affecting any Company before any Official Body which in any case or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(f)	Title to Assets. Each Obligor has good and marketable title to its property, assets and undertaking, free from any Lien other than Permitted Liens. As to gold or silver that is identified by the Borrower as Eligible Gold or Eligible Silver in a Borrowing Base Certificate submitted to the Administrative Agent, such gold or silver is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Gold or Eligible Silver (as the case may be).

(g)	Conduct of Business. No Company is in violation of any agreement, mortgage, franchise, licence, judgment, decree, order, statute, statutory trust, rule or regulation relating in any way to itself or to the operation of its business or to its property or assets (other than Environmental Laws) and which would reasonably be expected to have a Material Adverse Effect. No Company is in violation of any Environmental Law which violation would reasonably be expected to have a Material Adverse Effect. Each Company holds all licences, certificates of approval, approvals, registrations, permits and consents which are required to operate its businesses where they are currently being operated, except where the failure to have such licenses, certificates of approval, approvals, registrations, permits and consents would not reasonably be expected to have a Material Adverse Effect.

(h)	Outstanding Defaults. No Default or Event of Default exists. Other than those events occurring prior to the date of this Agreement which customarily occur as a

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result of events and circumstances leading up to and following the commencement of the Chapter 11 Cases, since December 31, 2014, no event has occurred which constitutes or which, with the giving of notice, lapse of time or both, would constitute a default under or in respect of any Material Agreement, undertaking or instrument to which any Company is a party or to which its respective property or assets may be subject, and which would reasonably be expected to have a Material Adverse Effect.

(i)	[Reserved]

(j)	Tax Returns and Taxes. Each Obligor has filed all material Tax returns and Tax reports required by law to have been filed by it and has paid all Taxes thereby shown to be owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(k)	Expropriation or Condemnation. There is no present or threatened (in writing) expropriation or condemnation of the property or assets of any Company, which expropriation would reasonably be expected to have a Material Adverse Effect.

(l)	Environmental Compliance.

(i)	All facilities and properties (including underlying groundwater) owned, leased, used or operated by any Company have been, and continue to be, owned or leased in compliance with all Environmental Laws, except where such non-compliance would not reasonably be expected have a Material Adverse Effect;

(ii)	There are no pending or threatened (in writing):

(A)	claims, complaints, notices or requests for information received by any Company with respect to any alleged violation of any Environmental Law which alleged violation would reasonably be expected to have a Material Adverse Effect; or

(B)	complaints, notices or inquiries to any Company regarding potential material liability under any Environmental Law which would reasonably be expected to have a Material Adverse Effect;

(iii)	There have been no Releases of any Hazardous Materials, at, on, under or from any property now or previously owned, operated, used or leased by any Company that, singly or in the aggregate have, or would reasonably be expected to have, a Material Adverse Effect;

(iv)	Each Company has been issued and is in compliance with all permits, certificates, approvals, licenses and other authorizations under any Environmental Laws to carry on its business, except where any such non-issuance or non-compliance would not reasonably be expected to have a Material Adverse Effect; and

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(v)	No conditions exist at, on or under any property now or previously owned, operated, used or leased by any Company which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law, which liability would reasonably be expected to have a Material Adverse Effect.

(m)	Investment Company. No Obligor is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to enter into any Finance Document to which it is a party or otherwise render any such Finance Document unenforceable.

(n)	Subsidiaries and Partnerships. No Company is, directly or indirectly, a member of, or a partner or participant in, any partnership, joint venture or syndicate that would reasonably be expected to have a Material Adverse Effect.

(o)	Corporate Structure. As of the date hereof, and hereafter, except as such information may change as a result of a transaction permitted hereby and reported to the Administrative Agent in accordance with Section 11.1(b)(iv), the chart attached hereto as Schedule G accurately sets out the corporate structure of the Borrower and all of its Subsidiaries and evidences (i) intercorporate share ownership and (ii) ownership of mines.

(p)	Solvency. As of the date hereof, on a consolidated basis with respect to the Obligors:

(i)	the assets of the Obligors, taken as a whole, exceed their liabilities, including contingent liabilities at a fair valuation;

(ii)	the capital of the Obligors, taken as a whole, is not unreasonably small to conduct its business; and

(iii)	the Obligors have not incurred debts beyond their abilities to pay such debts as they mature.

(q)	Employee Benefit Plans. Each of the ERISA Companies is in compliance with ERISA and all Applicable Law, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. There have been no Prohibited Transactions or breaches of fiduciary duty with respect to any Plan that could be reasonably expected to have a Material Adverse Effect. No Termination Event has occurred or is expected to occur with respect to any Plan or Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect.

(r)	Regulation U or X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock.

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(s)	Assets Insured. The property and assets of the Obligors are insured with insurers, in amounts, for risks and as otherwise reasonable in relation to such property and assets (subject to the amount of such deductibles as are reasonable and normal in the circumstances) against loss or damage, and there has been no default or failure by the party or parties insured under the provisions of such policies of insurance maintained which would prevent the recovery by the relevant Obligor insured thereunder of the full amount of any material insured loss.

(t)	Foreign Assets Control Regulations. Neither the execution and delivery of this Agreement nor the Borrower’s use of the proceeds of the Credit Facility will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any other enabling legislation or executive order relating thereto. Without limiting the foregoing, no Obligor nor any of its Subsidiaries (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. Each Obligor and its Subsidiaries are in compliance, in all material respects, with the Patriot Act. No part of the proceeds from the Credit Facility will be used, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official party capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(u)	Intellectual Property. Each Company owns or is licensed or otherwise has the right to use all Intellectual Property that is used in the operation of its businesses without conflict with the rights of any other Person (other than any Intellectual Property the absence of which or any such conflict with respect to which would not have a Material Adverse Effect). No Company has received any notice of any claim of infringement or similar claim or proceeding relating to any of the Intellectual Property which, if determined against such Company, could reasonably be expected to have a Material Adverse Effect. No present or former employee of any Company and no other Person owns or claims to own or has or claims to have any interest, direct or indirect, in whole or in part, in any of the Intellectual Property of the Borrower that could reasonably be expected to have a Material Adverse Effect.

(v)	Employment and Labour Agreements. Each Company is in compliance with the terms and conditions of all collective bargaining agreements (if any) and other labour agreements (if any), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(w)

Liens. The Liens granted to the Administrative Agent pursuant to the Security Documents are fully perfected first priority Liens in and to the Secured Assets, subject only to Permitted Liens, and will, upon the acquisition of additional

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Secured Assets by each Obligor, constitute first charges or security interests upon all such Secured Assets of such Obligor free and clear of all Liens except for the Permitted Liens.

(x)	Consents, Approvals, etc. No consents, approvals, acknowledgements, undertakings, non-disturbance agreements, directions or other documents or instruments which have not already been provided to the Administrative Agent are required to be entered into by any Person (i) to make effective the Security created or intended to be created by the Obligors in favour of the Administrative Agent pursuant to the Security Documents in the issued and outstanding Shares of the Obligors or the Securities Accounts of the Obligors, (ii) to ensure the perfection and the intended priority of such Security other than the consents and approvals referred to in the last sentence of Section 10.1(c) and (iii) to implement the transactions contemplated hereby.

(y)	Share Capital of Guarantors. As of the date hereof and hereafter, except as such information may change as a result of transactions permitted hereby (which shall be reported to the Administrative Agent pursuant to Section 11.1(b)(iii)(B)), the Perfection Certificates set out (X) the issued capital of each Guarantor, all of which issued Shares have been issued and are outstanding; (Y) the owner of record of all such issued Shares; and (Z) the outstanding warrants, options or other agreements which require or may require the issuance of any Shares of any Guarantor or the issuance of any debt or securities convertible into Shares of any Guarantor.

(z)	Perfection Certificates. All information in each Perfection Certificate is hereby certified to be true and correct.

(aa)	Information Required for Perfection of Security Interests in Secured Assets. Except as reported or to be reported to the Administrative Agent in accordance with Section 11.1(i), the location of the chief executive office and places of business and the jurisdiction of organization of each Obligor (for the purposes of perfecting security interests in personal property of the Obligors under the UCC or the Personal Property Security Act (Ontario)) and the branch and location of each bank account and each Securities Account owned by each Obligor are as set forth in its Perfection Certificate.

(bb)	Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada). The Borrower’s most recent audited balance sheet states that the Borrower has net assets of at least CDN [$75,000,000]. The Borrower operates in a country that is a member of the Financial Action Task Force.

(cc)

Foreign Assets, Control Regulations, and Anti-Money Laundering. Each of the Borrower and each Subsidiary thereof is and will remain in compliance in all material respects with all United States economic sanctions, laws, executive orders, and implementing regulations as promulgated by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. Neither the Borrower nor any

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Subsidiary thereof (a) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of United States economic sanctions laws such that a United States Person cannot deal or otherwise engage in business transactions with such Person or (c) is controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of United States economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Credit Document would be prohibited under United States law.

(dd)	Patriot Act. The Borrower and each of its Subsidiaries is in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to anti-money laundering rules and regulations.

(ee)	FCPA and Related. Neither the Borrower nor any of its Subsidiaries nor any director, officer or, to the knowledge of the Borrower or any Guarantor, agent or employee of the Borrower or Subsidiary, is aware of or has taken any action, directly or indirectly, that would result in a material violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA. Each of the Borrower and its Subsidiaries have conducted their businesses in compliance with, in all material respects, the FCPA and maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein and will ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. Neither the Borrower, any Subsidiary thereof, or any of its employees, officers, directors, agents, independent contractors, consultants, joint venture partners or representatives, in carrying out or representing its business anywhere in the world, has violated the Corruption of Foreign Public Officials Act (Canada) (or any successor statute thereto).

10.2	Survival of Representations and Warranties

All of the representations and warranties of the Borrower contained in Section 10.1 shall survive the execution and delivery of this Agreement until the Secured Obligations Termination Date, notwithstanding any investigation made at any time by or on behalf of the Administrative Agent or any of the Lenders.

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ARTICLE 11

COVENANTS

11.1	Affirmative Covenants

The Borrower hereby covenants and agrees with the Administrative Agent and the Lenders that, until the Secured Obligations Termination Date, and unless waived in writing in accordance with Section 14.14:

(a)	Prompt Payment. The Borrower shall, and shall cause each other Obligor to, duly and punctually pay, or cause to be duly and punctually paid to the Finance Parties, all amounts payable by each Obligor under the Credit Documents at the times and places and in the currency and manner mentioned therein.

(b)	Financial Reporting. The Borrower shall furnish the Administrative Agent with the following statements and reports (with sufficient copies for all of the Lenders):

(i)	within 90 days after the end of each Fiscal Year, copies of the audited consolidated financial statements of the Borrower for such Fiscal Year together with the auditors’ report on such audited consolidated financial statements in accordance with GAAP, as well as a chart setting out the corporate structure of the Borrower and all of its Subsidiaries, whether direct or indirect, and evidencing (A) intercorporate share ownership and (B) mine ownership;

(ii)	within 30 days after the end of each month in each Fiscal Year, the unaudited consolidated balance sheet and income statement and [statement of cash flows] of the Borrower for such month, in accordance with GAAP, subject to periodic adjustments;

(iii)	within 45 days after the end of each of the first three Fiscal Quarters:

(A)	written updates, if any, to the Plan and Financial Model referenced in Section 11.1(b)(v);

(B)	written updates detailing any change in information in any Perfection Certificate; and

(C)	[projections prepared by the Borrower, showing in reasonable detail (1) the projected Borrowing Base of the Borrower as of the last day of, and (2) the projected consolidated cash flows of the Borrower for, each of the four Fiscal Quarters immediately succeeding the Fiscal Quarter most recently ended;]

(iv)	concurrent with the deliveries of financial statements pursuant to any of clauses (i) and (ii) above, a duly executed and completed compliance certificate, in the form attached as Schedule B hereto and signed by a senior financial officer of the Borrower;

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(v)	within 90 days after the end of each Fiscal Year:

(A)	an updated life of mine plan and financial model for the Hycroft Mine (the “Plan and Financial Model”);

(B)	the Borrower’s annual consolidated budget as approved by the Board of Directors; and

(C)	[projections prepared by the Borrower, showing in reasonable detail (1) the projected Borrowing Base of the Borrower as of the last day of, and (2) the projected consolidated cash flows of the Borrower for, each of the four Fiscal Quarters immediately succeeding the Fiscal Quarter most recently ended;]

(vi)	within 20 days after the end of each calendar month, (A) a flash report and a cost report and (B) a Borrowing Base Certificate setting out the Borrowing Base as of the last day of the preceding month;

(vii)	concurrent with the delivery of any Borrowing Base Certificate, pursuant to clause (vi) above, a Leach Pad Rollforward and NRV Report covering at least the period covered by such Borrowing Base Certificate;

(viii)	promptly after delivery thereof, copies of any written notices provided to the trustee or the holders of the New Second Lien Convertible Notes or any amendments or supplements thereto or waivers or other modifications thereof; and

(ix)	such other statements, reports and information as the Administrative Agent may reasonably request from time to time.

(c)	Business Activities. [The Borrower shall, and shall cause each other Company to, (i) conduct operations in a manner consistent with the Mining Suspension Plan and (ii) shall engage only in activities relating to the business of (A) producing and selling the approximately 260,000 ounces of gold (and additional silver) that were on the heap leach pads as of July 8, 2015, (B) completing, and temporarily running on an initial provisional basis, a sulfide demonstration plant and collecting data related thereto, (C) complying with environmental and other regulatory requirements related to the Mining Suspension Plan, including continuing controls related to flows to and from the pads and (D) selling or disposing of the assets of the Companies, and/or of the Companies as a whole.]

(d)	Insurance. The Borrower shall, and shall cause each other Obligor to, insure and keep insured, with insurers, for risks, in amounts in a manner consistent with industry practice and otherwise upon terms satisfactory to the Administrative Agent acting reasonably, all of the Obligors assets, property and undertaking. [The Borrower shall cause the Administrative Agent to be named as additional insured and loss payee, as applicable, in respect of each of its policies of insurance.]

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(e)	Access to Senior Financial Officers. Upon the request of the Administrative Agent at reasonable intervals, the Borrower shall, and shall cause each other Obligor to, make available its senior financial officers to answer questions concerning such Obligor’s business and affairs.

(f)	Reimbursement of Expenses. The Borrower shall reimburse the Administrative Agent, promptly on written demand for (i) all reasonable and documented out-of-pocket costs, charges and expenses incurred by or on behalf of the Administrative Agent, including fees, charges or disbursements of counsel, in connection with (A) the negotiation, preparation, execution, delivery, syndication, participation, administration and interpretation of the Credit Documents and the closing documentation ancillary to the completion of the transactions contemplated hereby and thereby and any amendments and waivers hereto, (B) the enforcement of the Credit Documents or protection of its rights in connection therewith, or (C) any workout, restructuring or negotiations, which (which, in the case of fees and expenses of counsel, shall be limited to the reasonable and documented fees and out-of-pocket disbursements of (A) one firm of counsel to the Administrative Agent and Lenders, taken as a whole, which firm shall be selected by the Administrative Agent, (B) applicable local and regulatory counsel and (C) and, in the case of an actual or perceived conflict of interest where such person affected by such conflict retains its own counsel, counsel for such affected person), (ii) [the reasonable and documented costs and expenses of any Consultant (including the preparation and provision, as applicable, of any reports, models and/or advice provided thereby)], and (iii) all reasonable and documented out-of-pocket expenses of such agents or officers in connection with any visit of the nature referred to in Section 11.1(t).

(g)	Notice of Expropriation or Condemnation, Litigation, Default/Event of Default, Matters Related to Risk Management Agreements.

(i)	The Borrower shall promptly notify the Administrative Agent in writing of:

(A)	the commencement or the written threat of any expropriation or condemnation of any material assets, property or undertaking of any Obligor or of the institution of any proceedings related thereto;

(B)	any actions, suits, inquiries, disputes, claims or proceedings (whether or not purportedly on behalf of a Company) commenced or threatened in writing against or affecting a Company before any Official Body which in any case or in the aggregate could reasonably be expected to have a Material Adverse Effect; or

(C)	upon the occurrence of either a Default or an Event of Default of which the Borrower is aware, the nature and date of occurrence of such Default or Event of Default, the Borrower’s assessment of the duration and effect thereof and the action which such Borrower (or the relevant Obligor, as applicable) proposes to take with respect thereto.

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(ii)	The Borrower shall notify the Administrative Agent in writing within two Banking Days of any date that it has any notice or knowledge (A) that any Qualified Risk Management Lender intends to terminate or close, or has terminated or closed out, any Qualified Risk Management Agreement, and (B) any event of default under any Qualified Risk Management Agreement.

(iii)	The Borrower shall promptly provide to the Administrative Agent copies of any material written notice that it receives from a Qualified Risk Management Lender that relates to (A) the termination or close out of any Qualified Risk Management Agreement and/or (B) any event of default under any Qualified Risk Management Agreement.

(h)	Inspection of Assets and Operations. The Borrower shall, and shall cause each other Obligor to, permit representatives of the Administrative Agent and/or the Consultant from time to time and representatives of the Lenders to inspect the assets, property or undertaking of each Obligor and for that purpose to enter on any property which is owned and controlled by an Obligor and where any of the assets, property or undertaking of any Obligor may be situated during reasonable business hours and, unless a Default has occurred and is continuing, upon reasonable notice. The Borrower shall make itself and its officers and advisors available on reasonable notice to provide information reasonably requested by and to hold discussions with the Administrative Agent and the Consultant as may be reasonably requested thereby from time to time.

(i)	Change of Name, Office or Other Information. The Borrower shall notify the Administrative Agent in writing at least ten Banking Days prior to any change in (A) the corporate name of any Obligor; (B) the location of any Obligor for purposes of the UCC or the Personal Property Security Act (Ontario), (C) the jurisdiction of incorporation of any Obligor and (D) the locations of each bank account and each Securities Account owned by each Obligor[, and, in the case of clauses (A)-(D), shall deliver an updated Perfection Certificate in connection therewith].

(j)	Corporate Existence. The Borrower shall, and shall cause each of the other Obligors to, maintain its corporate existence in good standing and qualify and remain duly qualified to carry on business and own property in each jurisdiction where the nature of its business makes such qualification necessary[, except for any failure to do so as a result of a transaction that is not prohibited by Section 11.2(b)].

(k)

Conduct of Business. The Borrower shall, and shall cause each other Company to, conduct its business in such a manner so as to comply with all laws and regulations (including, without limitation, Environmental Laws), so as to observe and perform all its obligations under leases, licences and agreements necessary for the proper conduct of its business in accordance with the Mining Suspension Plan and so as to preserve and protect its property and assets and the earnings, income and profits therefrom, except where such non-compliance, non-observance or non-performance would not reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each other Company to, obtain and maintain all licenses, permits, government approvals, franchises, authorizations

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and other rights necessary for the operation of its business in accordance with the Mining Suspension Plan, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(l)	Taxes. The Borrower shall pay, and shall cause each of the other Obligors to pay, all material Taxes levied, assessed or imposed upon it and upon its property or assets or any part thereof, as and when the same become due and payable, save and except when and so long as the validity or amount of any such Taxes is being contested in good faith by appropriate proceedings and reserves are being maintained in accordance with GAAP.

(m)	Environmental Matters. The Borrower shall, and shall cause each other Company to, promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or material compliance with Environmental Laws and shall proceed diligently to resolve any such claims, complaints, notices or inquiries relating to material compliance with Environmental Laws which claims, complaints, notices or inquiries relate to matters which would reasonably be expected to have a Material Adverse Effect and provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 11.1(m).

(n)	[Reserved]

(o)	[Reserved]

(p)	[Reserved]

(q)	[Reserved]

(r)	[Reserved]

(s)	ERISA. The Borrower shall, and shall cause each ERISA Affiliate to, furnish to the Administrative Agent:

(i)	promptly after receipt thereof (but in no event later than 30 days after such receipt), a copy of any notice any ERISA Company receives after the date of this Agreement from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans or to appoint a trustee to administer any Plan or Plans, if such termination or appointment would result in a Material Adverse Effect;

(ii)	within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required instalment or other payment with respect to a Plan, a statement of a financial officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC, but only if such failure to make a required instalment would result in a Material Adverse Effect; and

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(iii)	promptly and in any event within 30 days after receipt thereof by any ERISA Company from the sponsor of a Multiemployer Plan, a copy of each notice received by any ERISA Company concerning (A) the imposition of any Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA, but only if the imposition of such Withdrawal Liability, in the case of clause (A), or such termination or reorganization, in the case of clause (B), would result in a Material Adverse Effect.

(t)	Books and Records. The Borrower shall, and shall cause each other Company to, keep proper books of account and records covering all its business and affairs on a current basis, make full, true and correct entries of its transactions in such books, set aside on its books from their earnings all such proper reserves as required by GAAP and permit representatives of the Administrative Agent to inspect such books of account, records and documents and to make copies therefrom during reasonable business hours and upon reasonable notice and to discuss the affairs, finances and accounts of such Company with its auditors during reasonable business hours and upon reasonable notice.

(u)	[Reserved]

(v)	Intercompany Indebtedness. The Borrower shall cause all Indebtedness owing by any Obligor to any Subsidiary of the Borrower which is not an Obligor to be subordinated and postponed, pursuant to the Postponement and Subordination Undertaking, to the Secured Obligations of such Obligor for so long as a Default has occurred and is continuing. The Borrower shall cause any Subsidiary of the Borrower which is not an Obligor, prior to the incurrence of any such Indebtedness, to execute and deliver to the Administrative Agent the Postponement and Subordination Undertaking or an instrument of adhesion thereto.

(w)	Maintenance of Secured Assets. The Borrower shall, and shall cause each other Obligor to, maintain, preserve, protect and keep:

(i)	all of its ownership, lease, use, licence and other interests in the Secured Assets as are necessary or advisable to be able to operate the Hycroft Mine substantially in accordance with sound mining and business practice; and

(ii)	all of the Secured Assets owned by each in good repair, working order, and condition, and make necessary and proper repairs, renewals, and replacements so that the business carried on in connection therewith may be properly conducted at all times.

(x)	Ownership and Maintenance of Hycroft Mine. The Borrower shall cause Hycroft Resources to (i) maintain ownership of 100% of the Hycroft Mine and all

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Mining Claims as are necessary or advisable to be able to operate the Hycroft Mine substantially in accordance with sound mining and business practice; and (ii) to maintain and operate the Hycroft Mine in accordance with sound mining and business practice.

(y)	[Reserved]

(z)	Additional Guarantors and Security.

(i)	Subject to clause (iv) of this Section 11.1(z), on or before the 15th Banking Day following the formation or acquisition by the Borrower of a Subsidiary:

(A)	the Borrower shall cause each such Subsidiary to duly execute and deliver to the Administrative Agent the Guarantee and the Security Document to which it is a party for the purpose of charging all of such Subsidiary’s present and after-acquired property;

(B)	the Borrower shall deliver, or cause to be delivered, to the Administrative Agent, in form and substance satisfactory to the Administrative Agent:

(I)	a duly certified copy of the articles of incorporation and by-laws or comparable constitutional documents of such Subsidiary;

(II)	a certificate of status or good standing for such Subsidiary issued by the appropriate governmental body or agency of the jurisdiction in which such Subsidiary is incorporated or otherwise formed (other than with respect to any Subsidiary whose jurisdiction of incorporation or formation does not customarily offer such certificates);

(III)	a duly certified copy of the resolution of the board of directors of such Subsidiary or other comparable authorization authorizing it to execute, deliver and perform its obligations under each Finance Document to which such Subsidiary is a signatory;

(IV)	a certificate of an officer of such Subsidiary, in such capacity, setting forth specimen signatures of the individuals authorized to sign the Finance Documents to which such Subsidiary is a signatory;

(V)	a Perfection Certificate signed by an Officer of such Subsidiary;

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(VI)	an opinion of such Subsidiary’s counsel addressed to the Lenders, the Administrative Agent and its counsel, relating to the status and capacity of such Subsidiary, the due authorization, execution and delivery and the validity and enforceability of the Finance Documents to which such Subsidiary is a party and such other matters as the Administrative Agent may reasonably request; and

(VII)	an opinion of the Lenders’ counsel with respect to such matters as may be reasonably required by the Administrative Agent in connection with such Subsidiary (including, without limitation, the legality, validity and binding nature of the obligations of such Subsidiary under, and the enforceability against such Subsidiary of, the Finance Documents);

(C)	the Administrative Agent and its counsel shall be satisfied, acting reasonably, that all necessary approvals, acknowledgements, directions and consents have been given and that all relevant laws have been complied with in respect of all agreements and transactions referred to herein; and

(D)	all documents and instruments shall have been properly registered, recorded and filed in all places which, searches shall have been conducted in all jurisdictions which, and deliveries of all consents, approvals, acknowledgements, undertakings, directions, negotiable documents of title and other documents and instruments to the Administrative Agent shall have been made which, in the opinion of the Administrative Agent’s counsel, acting reasonably, are desirable or required to make effective the Security created or intended to be created pursuant to this Section 11.1(z) and to ensure the perfection and the intended first-ranking priority of such Security;

whereupon the Subsidiary shall become an Additional Guarantor.

(ii)	On or before the 20th Banking Day following the date that any Obligor opens or establishes any Deposit Account or Securities Account in the United States or Canada after the Closing Date, the Borrower shall cause such Obligor to deliver to the Administrative Agent an executed Control Agreement, in form and substance reasonably acceptable to the Administrative Agent.

(iii)

Each of the Borrower and each Guarantor shall execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions

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contemplated by the Credit Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents.

(iv)	Notwithstanding anything in this clause (z) to the contrary, no Obligor shall be required to satisfy this clause (z) with respect to Excluded Assets.

(aa)	[Reserved]

(bb)	Cash Management.

(i)	Each of the Borrower and Hycroft Resources shall (A) establish and maintain Cash Management Services of a type and on terms reasonably satisfactory to the Administrative Agent at one or more financial institutions reasonably acceptable to the Administrative Agent (each, a “Controlled Account Bank”), and shall take reasonable steps to ensure that all of its and its Subsidiaries’ account debtors forward payment of the amounts owed by them directly to such Controlled Account Banks, and (B) deposit or cause to be deposited promptly, and in any event no later than the one Banking Day after the date of receipt thereof, all of their Collections (including those sent directly by their account debtors to an Obligor) into a Deposit Account of such Obligor (each, a “Controlled Account”) at one of the Controlled Account Banks; provided that, so long as no Event of Default has occurred and is continuing, the Borrower and Hycroft Resources shall have three Banking Days to deposit over the counter checks in a Controlled Account.

(ii)

Each of the Borrower and Hycroft Resources shall establish and maintain Control Agreements with the Administrative Agent and the applicable Controlled Account Bank, in form and substance reasonably acceptable to the Administrative Agent. Each such Control Agreement shall provide, among other things (except as otherwise agreed by the Administrative Agent), that (A) the Controlled Account Bank will comply with any instructions originated by the Administrative Agent directing the disposition of the funds in such Controlled Account without further consent by the applicable Obligor, (B) the Controlled Account Bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Controlled Account other than for payment of its service fees and other charges directly related to the administration of such Controlled Account and for returned checks or other items of payment, and (C) after the occurrence and during the continuance of an Event of Default, upon the instruction of the Administrative Agent, the Controlled Account Bank will forward by daily sweep all amounts in the applicable Controlled Account to the Administrative Agent (any such instruction, a “Sweep Instruction”). The Administrative Agent shall, and hereby agrees to, issue a Sweep Instruction to any Controlled Account Bank upon the written request of the Majority Lenders; provided that the Administrative Agent is (1) permitted to issue such Sweep Instruction under

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any applicable Control Agreement, and (2) not restricted from issuing such Sweep Instruction under Applicable Law. The Administrative Agent and each Lender agrees that instructions regarding the dispositions of funds, including a Sweep Instruction, with respect to the Controlled Accounts shall not be provided unless an Event of Default has occurred and is continuing at the time such instruction, including any Sweep Instruction, is issued.

(cc)	Keepwell. The Borrower shall cause each Qualified ECP Guarantor to jointly and severally, absolutely, unconditionally and irrevocably undertake to provide such funds or other credit support (the form of which shall be in the sole discretion of the Borrower) as may be needed from time to time by each Guarantor to guaranty all Secured Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under such guaranty for the maximum amount of such liability that can be incurred without rendering its obligations under such guaranty, or otherwise under the Credit Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower and each Qualified ECP Guarantor under this provision shall remain in full force and effect until payment in full of the Secured Obligations in accordance with the provisions of this Agreement. This Section 11.1(cc) constitutes, and this Section 11.1(cc) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(dd)	Monthly Calls. The Borrower shall, within the first 15 Banking Days of each fiscal month thereof, hold a conference call for the benefit of the Lenders at a time to be reasonably agreed with the Administrative Agent, on which call the senior officers of the Borrower will (i) update the Lenders on the performance of the Borrower and Hycroft mine, (ii) discuss any recent asset sales or material events or agreements, (iii) update the Administrative Agent on any pending or contemplated material asset sales (including any sale of all or substantially all equity interests or assets of the Borrower or Hycroft Mine or any parent thereof) to the extent that any such disclosure is not prohibited by the terms of any confidentiality, non-disclosure or similar agreement or undertaking with the applicable purchaser and (iv) discuss any questions raised by the Administrative Agent or the Lenders.

(ee)	Pilot Plant. The Borrower shall have received the results from the Pilot Plant by November 30, 2015, and will promptly share such results with the Administrative Agent.

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11.2	Restrictive Covenants

The Borrower hereby covenants and agrees with the Administrative Agent and the Lenders that, until the Secured Obligations Termination Date, and unless waived in writing in accordance with Section 14.14:

(a)	Liens. The Borrower shall not, and shall not permit or suffer any other Obligor to, enter into or grant, create, assume or suffer to exist any Lien affecting any of their respective properties, assets or undertaking, whether now owned or hereafter acquired, save and except only for the Permitted Liens.

(b)	Corporate Existence. The Borrower shall not, and shall not permit or suffer any other Company to, take part in any amalgamation, merger, dissolution, winding up, Corporate Reorganization, capital reorganization or similar proceeding or arrangement or discontinue any businesses[, except for (i) the amalgamation or merger of any Company with any other Company; provided that an Obligor may only amalgamate or merge with another Obligor and (ii) the dissolution, winding up or similar proceeding of any Company owning assets with a fair market value of not more than $[25,000];]

(c)	Disposition of Assets. The Borrower shall not, and shall not suffer or permit any other Obligor to, sell, transfer or otherwise dispose of (by way of Sale Leaseback or otherwise) any of their respective assets other than sales, transfers or other dispositions of (i) gold or silver Inventory disposed of in the ordinary course of business and [(ii) worn out, unserviceable, surplus or obsolete equipment of the Companies sold for fair market value and 90% Cash consideration, the proceeds of which are promptly applied in accordance with Section 9.7 in an amount not to exceed $5,000,000 in the aggregate.]

(d)	[Reserved]

(e)	Regulation U or X. The Borrower shall not, and shall not suffer or permit any other Obligor to, engage in the business of extending credit for the purpose of purchasing or carrying margin stock. The Borrower shall not use any of the proceeds of any credit extended hereunder to “purchase” or “carry” any “margin stock” as defined in Regulations U and X of the F.R.S. Board.

(f)	Risk Management Agreements. The Borrower shall not, and shall not suffer or permit any other Obligor to enter into any Risk Management Agreement, [other than any Cash Collar Arrangement]. Notwithstanding anything in this Agreement to the contrary, the Borrower shall not, nor shall it suffer or permit any other Obligor or any Subsidiary thereof to, grant any liens to secure any obligations under any Risk Management Agreement.

(g)	Amendments to Constating Documents. The Borrower shall not, and shall not suffer or permit any other Obligor to, amend their constating documents.

(h)	Distributions. The Borrower shall not make any Distributions.

(i)	Indebtedness. The Borrower shall not, and shall not suffer or permit any other Obligor to, create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

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(j)	Investments. The Borrower shall not, and shall not permit any other Obligor to, make any Investments other than [(i) Investments in the Obligors and (ii) Investments in Cash Equivalents]. Notwithstanding the foregoing, the Borrower shall not, and shall not suffer or permit any other Obligor to, save and except for Investments in an Obligor, make any Investment at any time that an Event of Default has occurred and is continuing, except pursuant to clause (i) of the immediately preceding sentence.

(k)	[Reserved]

(l)	Transactions with Affiliates. The Borrower shall not, and shall not permit any other Company to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates other than at prices and on terms and conditions not less favourable to such Company than could be obtained on an arm’s-length basis from unrelated third parties. The provisions of the immediately preceding sentence shall not apply to (i) transactions between or among the Obligors, (ii) Investments not prohibited by Section 11.2(j), (iii) the sale, issuance or transfer of common stock of the Borrower, (iv) the sale and issuance of Subordinated Indebtedness [and New Second Lien Convertible Notes], (v) employee and officer compensation arrangements including payments as provided under any Plan, and/or (vi) the payment of fees and reimbursement of expenses (pursuant to indemnity arrangements or otherwise) of [directors, officers and employees] of the Borrower or any of its Subsidiaries.

(m)	Sale Leasebacks. The Borrower shall not, and shall not suffer or permit any other Obligor to, enter into any Sale Leasebacks.

(n)	[Reserved]

(o)	Capital Expenditures. The Borrower shall not, nor shall it suffer or permit, Capital Expenditures in excess of [(i) $[500,000] in the aggregate for the period starting on the Closing Date and ending on December 31, 2015 and (ii) $2,000,000 in the aggregate for each Fiscal Year ending thereafter.]

(p)	Repayments. The Borrower shall not, and shall not suffer or permit any other Obligor to, make any prepayments or repayments of, or redemptions or purchases or other acquisitions of, or other payments on or of, Indebtedness (including the New Second Lien Convertible Notes) which is (i) unsecured, (ii) contractually subordinated in right of payment to the Loans or (iii) secured by Liens which are junior in priority to the Liens securing the Secured Obligations, whether in cash or otherwise, in each case, other than Permitted Repayments. For the avoidance of doubt, this clause (p) shall not prohibit any prepayments or repayments of, or redemptions or purchases or other acquisitions of, or other payments on or of Indebtedness in respect of, Capital Leases and/or Purchase Money Indebtedness [which do not meet the criteria described in clauses (i)-(iii) of the foregoing].

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11.3	Performance of Covenants by Administrative Agent

The Administrative Agent may, on the instructions of the Majority Lenders and upon notice by the Administrative Agent to the Borrower, perform any covenant of the Borrower under this Agreement which the Borrower fails to perform or cause to be performed and which the Administrative Agent is capable of performing, including any covenants the performance of which requires the payment of money, provided that the Administrative Agent shall not be obligated to perform any such covenant on behalf of the Borrower and no such performance by the Administrative Agent shall require the Administrative Agent to further perform the Borrower’s covenants or shall operate as a derogation of the rights and remedies of the Administrative Agent and the Lenders under this Agreement or as a waiver of such covenant by the Administrative Agent. Any amounts paid by the Administrative Agent as aforesaid shall be reimbursed by the Lenders in their Pro Rata Shares and shall be repaid by the Borrower to the Administrative Agent on behalf of the Lenders on demand.

ARTICLE 12

CONDITIONS PRECEDENT TO OBTAINING CREDIT

12.1	[Reserved]

12.2	Conditions Precedent to Effectiveness of Agreement

This Agreement shall become effective upon completion of the following:

(a)	the Obligors shall have duly executed and delivered to the Administrative Agent the Credit Documents to which each is a party, and each Company which is not an Obligor and to whom any Obligor owes any Indebtedness shall have executed and delivered to the Administrative Agent a Postponement and Subordination Undertaking, in each case form and substance satisfactory to the Administrative Agent;

(b)	the Administrative Agent has received, in form and substance satisfactory to the Administrative Agent:

(i)	a duly certified copy of the articles of incorporation, articles of amalgamation or similar documents and by-laws of each Obligor;

(ii)	a certificate of status or good standing (or other like document) for each Obligor (where available) issued by the appropriate governmental body or agency of the jurisdiction which governs the legal existence of such Obligor;

(iii)	a duly certified copy of the resolutions of the board of directors of each Company authorizing it to execute, deliver and perform its obligations under each Credit Document to which such Company is a signatory;

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(iv)	a certificate of an officer of each Obligor, in such capacity, setting forth specimen signatures of the individuals authorized to sign the Credit Documents to which such Obligor is a signatory;

(v)	a certificate of a senior officer of the Borrower, in such capacity, certifying that, to the best of his knowledge after due inquiry, no Default has occurred and is continuing;

(vi)	certificates representing all of the issued and outstanding Shares of each Guarantor (other than, for certainty, any Guarantor which is a limited liability company and has not issued certificates representing its Shares), duly endorsed in blank or accompanied by an executed stock transfer power of attorney; and

(vii)	an opinion of counsel to each Obligor addressed to the Finance Parties and their counsel, relating to the status and capacity of such Obligor, the due authorization, execution and delivery and the validity and enforceability of this Agreement and the Security Documents listed on Schedule H and such other matters as the Administrative Agent may reasonably request.

(c)	there has not occurred a Material Adverse Change since December 31, 2014, other than those which customarily occur as a result of events and circumstances leading up to and following the commencement of the Chapter 11 Cases;

(d)	there shall exist no pending or threatened (in writing) litigation, proceedings or investigations which (x) contest the consummation of the Credit Facility or any part thereof or (y) would reasonably be expected to have a Material Adverse Effect;

(e)	the Administrative Agent and its counsel shall be satisfied, acting reasonably, that all necessary approvals, acknowledgements, directions and consents have been given and that all relevant laws have been complied with in respect of all agreements and transactions referred to herein;

(f)	all documents and instruments shall have been properly registered, recorded and filed in all places which, searches shall have been conducted in all jurisdictions which, and deliveries of all consents, approvals, directions, acknowledgements, undertakings and non-disturbance agreements contemplated herein, negotiable documents of title, ownership certificates and other documents and instruments to the Administrative Agent shall have been made which, in the opinion of the Administrative Agent’s counsel, are desirable or required to make effective the Security created or intended to be created by the Obligors in favour of the Administrative Agent pursuant to the Security Documents and to ensure the perfection and the intended priority of the Security;

(g)	the Borrower shall have paid to BNS, in its capacity as Lead Arranger, the Lenders, the Administrative Agent, the Collateral Agent, the Qualified Risk Management Lenders and counsel and consultants to the Lenders all fees and expenses required to be paid pursuant to the Finance Documents;

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(h)	the Plan of Reorganization as filed with the Bankruptcy Court on August 26, 2015 shall not have been amended, modified or supplemented in any manner that is materially adverse (as determined in good faith by the Administrative Agent) to the rights and interests of the Administrative Agent, the Collateral Agent, any Lender or any of their respective Affiliates, in their capacities as such, without the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed);

(i)	the Plan of Reorganization shall have been confirmed pursuant to an order entered by the Bankruptcy Court, which order (i) shall be in form and substance reasonably satisfactory to the Administrative Agent; (ii) shall authorize and approve (A) the extensions of credit under this Agreement, (B) the payment of fees provided for in the Credit Documents and (C) all transactions contemplated by the Credit Documents; (iii) shall be in full force and effect, unstayed and not subject to any motion to stay, unless waived by the Administrative Agent in writing in its Permitted Discretion; and (iv) shall not have been reversed, vacated, amended, supplemented or otherwise modified in any manner that is materially adverse (as determined in good faith by the Administrative Agent) to the rights and interests of the Administrative Agent, any Lender or any of their respective Affiliates without the written consent of the Administrative Agent, and the Borrower and each Subsidiary shall have emerged from bankruptcy;

(j)	all conditions precedent to effectiveness of the Plan of Reorganization shall have been or shall substantially concurrently be satisfied or waived. The Plan Effective Date shall have occurred on or before the Closing Date and the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Plan of Reorganization in accordance with its terms shall occur substantially contemporaneously with the Closing Date; and

(k)	Each of (i) the Intercreditor Agreement, (ii) each Security Document listed on [Schedule H] and (iii) the Guarantee of each Guarantor shall be in form and substance satisfactory to the Administrative Agent and shall have been duly executed by all parties thereto and shall constitute a valid and binding obligation of all parties thereto.

12.3	[Reserved]

12.4	Waiver

The terms and conditions of Section 12.2 are inserted for the sole benefit of the Administrative Agent and the Lenders, and the Lenders may waive them in accordance with Section 14.14, in whole or in part, with or without terms or conditions, in respect of any extension of credit, without prejudicing their right to assert the terms and conditions of Section 12.2 in whole or in part in respect of any other extension of credit.

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ARTICLE 13

DEFAULT AND REMEDIES

13.1	Events of Default

Upon the occurrence of any one or more of the following events, unless expressly waived in writing in accordance with Section 14.14:

(a)	the breach by the Borrower of the provisions of Section 9.1, 9.4, 9.5, 9.6 or 9.7;

(b)	the failure of any Obligor to pay any amount due under the Credit Documents (other than amounts due pursuant to Section 9.1, 9.4, 9.5, 9.6 or 9.7) within two Banking Days after the payment is due;

(c)	[the commencement by any Obligor or by any other Person of proceedings for the dissolution, liquidation or winding up of any Obligor (other than (i) such proceedings commenced by an Obligor in connection with a transaction that is not prohibited by Section 11.2(b) and/or (ii) proceedings commenced by another Person which are diligently defended and are discharged, vacated or stayed within thirty days of commencement) or for the suspension of operations of any Obligor (other than in connection with the Mining Suspension Plan);]

(d)	if an Obligor ceases or threatens to cease to carry on its business or is adjudged or declared bankrupt or insolvent or admits its inability to pay its debts generally as they become due or fails to pay its debts generally as they become due or makes an assignment for the benefit of creditors, petitions or applies to any tribunal for the appointment of a receiver or trustee for it or for any part of its property (or such a receiver or trustee is appointed for it or any part of its property), or commences (or any other Person commences) any proceedings relating to it under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect (other than such proceedings commenced by another Person which are diligently defended and are discharged, vacated or stayed within thirty days after commencement), or by any act indicates its consent to, approval of, or acquiescence in, any such proceeding for it or for any part of its property, or suffers the appointment of any receiver or trustee, sequestrator or other custodian;

(e)	if any representation or warranty made by any Obligor in this Agreement or in any other document, agreement or instrument delivered pursuant hereto or referred to herein or any material information furnished in writing to the Administrative Agent by any Obligor proves to have been incorrect in any respect when made or furnished which, if capable of being cured, has not been remedied within 30 Banking Days after written notice to do so has been given by the Administrative Agent to the Borrower;

(f)	if a writ, execution, attachment or similar process is issued or levied against all or any portion of the property of any Obligor in connection with any judgment against it in an amount of at least $1,500,000, and such writ, execution, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within thirty days after its entry, commencement or levy;

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(g)	any breach of any provision of Section 11.1(b)(vi), 11.1(b)(vii), 11.1(d) or 11.2;

(h)	the breach or failure of due observance or performance by any Obligor of Section 11.1(b)(i) through 11.1(b)(v) and such breach or failure continues for five days after the earlier of (x) the Borrower becoming aware of such breach or failure or (y) the Administrative Agent giving the Borrower notice of such breach or failure;

(i)	the breach or failure of due observance or performance by any Obligor of any covenant or provision of any Finance Document (other than those previously referred to in this Section 13.1) and such breach or failure continues for fifteen Banking Days after the earlier of (x) the Borrower becoming aware of such breach or failure or (y) the Administrative Agent giving the Borrower notice of such breach or failure;

(j)	if one or more encumbrances, liens or landlords take possession of any part of the property of any Obligor or attempt to enforce their security or other remedies against such property and their claims remain unsatisfied for such period as would permit such property to be sold thereunder and such property which has been repossessed or is capable of being sold has an aggregate fair market value of at least $1,500,000;

(k)	if (i) any Material Indebtedness of any Obligor (other than Indebtedness owing to another Company) is not paid when due and payable (whether on demand, maturity, acceleration or otherwise) or is accelerated by the holders thereof;

(l)	the occurrence of a Change of Control;

(m)

(i) any Termination Event occurs (not otherwise described in this Section 13.1(m)) that, when taken together with all other Termination Events that have occurred, would reasonably be expected, in the reasonable opinion of Lender, to result in a liability of the Borrower, when added to any liability of any other ERISA Company, in excess of $1,500,000; (ii) failure to make full payment (including all required instalments) when due of all amounts that, under the provisions of any Plan or Applicable Law, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, which, together with all such other failures, would result in a liability to the Borrower, when added to any liability of a Guarantor, in excess of $1,500,000; (iii) failure of the Borrower or any ERISA Company to timely pay an amount or amounts aggregating in excess of $1,500,000 for which it is liable under Section 4062, 4063 or 4064 of ERISA and for which the Borrower or any ERISA Company does not reasonably dispute the amount or validity thereof; (iv) notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any ERISA Company, any plan administrator, or both if such termination would be reasonably expected to result in a Material Adverse Effect; (v) the PBGC institutes proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to

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be appointed to administer any Plan, if such action by the PBGC would result in a Material Adverse Effect; or (vi) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more ERISA Companies to incur a current annual payment obligation in excess of $1,500,000;

(n)	the occurrence of an event of default under any Material Agreement or the termination or amendment of any Material Agreement if such termination or amendment would reasonably be expected to have a Material Adverse Effect;

(o)	the expropriation, condemnation or abandonment of the Hycroft Mine or any part thereof unless such part is not material to the Hycroft Mine taken as a whole and would not reasonably be expected to have a Material Adverse Effect or the Borrower ceases to own, directly or indirectly, 100% of the Hycroft Mine or the Borrower fails to maintain the Mining Claims necessary or advisable to be able to operate the Hycroft Mine substantially in accordance with sound mining and business practice;

(p)	any Credit Document shall terminate (other than in accordance with its terms) or cease in whole or in any material part to be a legal, valid and binding obligation of any Obligor which is a party thereto, enforceable by the Administrative Agent, the Lenders or any of them against such Obligor and such Credit Document has not been replaced by a legal, valid, binding and enforceable document which is equivalent in effect to such Credit Document, assuming such Credit Document had originally been legal, valid, binding and enforceable, in form and substance acceptable to the Administrative Agent, within 20 days of such determination, provided, however, that such grace period shall only be provided if such Obligor actively cooperates with the Administrative Agent to so replace such Credit Document;

(q)	the validity, enforceability or priority of any of the Credit Documents is contested in any manner by any Obligor;

(r)	the Postponement and Subordination Undertaking shall terminate (other than in accordance with its terms) or ceases in whole or in any material part to be the legal, valid, binding and enforceable obligations of any party thereto and the Postponement and Subordination Undertaking has not been replaced by a legal, valid, binding and enforceable document which is equivalent in effect to the Postponement and Subordination Undertaking, assuming the Postponement and Subordination Undertaking had originally been legal, valid, binding and enforceable, in form and substance acceptable to the Administrative Agent, within 21 days of the Administrative Agent giving written notice to the Borrower, or a senior officer of the Borrower obtaining actual knowledge, of such termination or cessation, provided, however, that such grace period shall only be provided if the Companies actively cooperate with the Administrative Agent to so replace the Postponement and Subordination Undertaking;

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(s)	any Security Document does not constitute a first ranking, priority Lien on any Securities Account of the Obligors or on 100% of the issued and outstanding Shares of the Guarantors, subject only to Permitted Liens arising by operation of law and customary Liens in respect of service charges and other obligations, other than Indebtedness, in respect of a Securities Account;

(t)	a Material Adverse Change occurs; or

(u)	the Intercreditor Agreement ceases to be in full force and effect;

the Administrative Agent may, or upon the instruction of the Majority Lenders, shall, by notice to the Borrower, terminate the Credit Facility (provided, however, that the Credit Facility shall automatically terminate, without notice of any kind, upon the occurrence of an event described in clause (c) or (d) above) and the Administrative Agent may, or upon the instruction of the Majority Lenders, shall by the same or further notice to the Borrower, declare all Indebtedness of the Borrower to the Lenders pursuant to this Agreement to be immediately due and payable whereupon all such indebtedness shall immediately become and be due and payable without further demand or other notice of any kind, all of which are expressly waived by the Borrower (provided, however, that all such Indebtedness of the Borrower to the Lenders shall automatically become due and payable, without notice of any kind, upon the occurrence of an event described in clause (c) or (d) above).

13.2	[Reserved]

13.3	Remedies Cumulative

The Borrower expressly agrees that the rights and remedies of the Administrative Agent and the Lenders under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by the Administrative Agent or any Lender of any right or remedy for a default or breach of any term, covenant or condition in this Agreement does not waive, alter, affect or prejudice any other right or remedy to which the Administrative Agent or such Lender may be lawfully entitled for the same default or breach. Any waiver by the Administrative Agent with the approval of the Majority Lenders or all of the Lenders in accordance with Section 14.14 of the strict observance, performance or compliance with any term, covenant or condition of this Agreement is not a waiver of any subsequent default and any indulgence by the Lenders with respect to any failure to strictly observe, perform or comply with any term, covenant or condition of this Agreement is not a waiver of the entire term, covenant or condition or any subsequent default. No failure or delay by the Administrative Agent or any Lender in exercising any right shall operate as a waiver of such right nor shall any single or partial exercise of any power or right preclude its further exercise or the exercise of any other power or right.

13.4	Set-Off

In addition to any rights now or hereafter granted under Applicable Law, and not by way of limitation of any such rights, each Finance Party is authorized, on and after the Enforcement Date without notice to the Borrower or to any other Person, any such notice being expressly waived by the Borrower, to set-off, appropriate and apply any and all deposits, matured

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or unmatured, general or special, and any other indebtedness at any time held by or owing by a Finance Party to or for the credit of or the account of the Borrower against and on account of the obligations and liabilities of the Borrower which are due and payable to such Finance Party under the Finance Documents.

ARTICLE 14

THE ADMINISTRATIVE AGENT; THE COLLATERAL AGENT

14.1	Appointment and Authorization of Administrative Agent and Collateral Agent

(a)	Each Finance Party hereby appoints and authorizes, and hereby agrees that it will require any assignee of any of its interests in the Credit Documents (other than the holder of a participation in its interests herein or therein) to appoint and authorize the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by such Finance Party by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any of the Finance Parties for any action taken or omitted to be taken by it or them hereunder or thereunder or in connection herewith or therewith, except for its or their own gross negligence or wilful misconduct, and each Finance Party hereby acknowledges that the Administrative Agent is entering into the provisions of this Section 14.1 on its own behalf and as agent and trustee for its directors, officers, employees and agents.

(b)	Each Finance Party hereby appoints and authorizes, and hereby agrees that it will require any assignee of any of its interests in the Credit Documents (other than the holder of a participation in its interests herein or therein) to appoint and authorize the Collateral Agent to take such actions as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Collateral Agent by such Finance Party by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable to any of the Finance Parties for any action taken or omitted to be taken by it or them hereunder or thereunder or in connection herewith or therewith, except for its or their own gross negligence or wilful misconduct, and each Finance Party hereby acknowledges that the Collateral Agent is entering into the provisions of this Section 14.1 on its own behalf and as agent and trustee for its directors, officers, employees and agents.

14.2	Interest Holders

The Administrative Agent and the Collateral Agent may treat each Lender set forth in Schedule A hereto or the person designated in the last notice delivered to such Lender under Section 15.5 as the holder of all of the interests of such Lender under the Credit Documents.

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14.3	Consultation with Counsel

The Administrative Agent and the Collateral Agent may consult with legal counsel selected by the Administrative Agent or the Collateral Agent as counsel for it and shall not be liable for any action taken or not taken or suffered by it in good faith and in accordance with the advice and opinion of such counsel.

14.4	Documents

Neither the Administrative Agent nor the Collateral Agent shall be under any duty to the Finance Parties to examine, enquire into or pass upon the validity, effectiveness or genuineness of the Credit Documents or any instrument, document or communication furnished pursuant to or in connection with the Credit Documents, and the Administrative Agent and the Collateral Agent shall, as regards the Finance Parties, be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

14.5	Administrative Agent and Collateral Agent as Finance Party; Bank Product Providers and Qualified Risk Management Lenders

With respect to those portions of a particular Credit Facility made available by it, the Administrative Agent and the Collateral Agent shall have the same rights and powers under the Credit Documents as any other Finance Party and may exercise the same as though it were not the Administrative Agent or the Collateral Agent. The Administrative Agent and the Collateral Agent and each of their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower and its Affiliates and persons doing business with the Borrower and/or any of its Affiliates as if it were not the Administrative Agent or the Collateral Agent and without any obligation to account to the Finance Parties therefor.

It is understood and agreed that the rights and benefits of each Bank Product Provider and Qualified Risk Management Lender under the Credit Documents consist exclusively of such Bank Product Provider or Qualified Risk Management Lender being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Administrative Agent and the right to share in payments and collections out of the Security as more fully set forth herein. In addition, each Bank Product Provider and Qualified Risk Management Lender, by virtue of entering into or being a party to a Bank Product Agreement or Qualified Risk Management Agreement, shall be automatically deemed to have agreed that Administrative Agent and the Collateral Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Finance Obligations arising under Bank Product Agreements or Qualified Risk Management Agreements and that if reserves are established there is no obligation to any Bank Product Provider or Qualified Risk Management Lender in its capacity as such to determine or insure whether the amount of any such reserve is appropriate or not. Except as expressly set forth in Sections 14.14(c) and (f), no Bank Product Agreement or Qualified Risk Management Agreement that obtains the benefits of Section 14.24, any Guarantee or any Security by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents.

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14.6	Responsibility of Administrative Agent and Collateral Agent

The duties and obligations of the Administrative Agent and Collateral Agent to the Finance Parties under the Credit Documents are only those expressly set forth herein. Neither the Administrative Agent nor Collateral Agent shall have any duty to the Finance Parties to investigate whether a Default or an Event of Default has occurred. The Administrative Agent and Collateral Agent shall, as regards the Lenders, be entitled to assume that no Default or Event of Default has occurred and is continuing unless the Administrative Agent or Collateral Agent has actual knowledge or has been notified by the Borrower of such fact or has been notified by a Finance Party that such Finance Party considers that a Default or Event of Default has occurred and is continuing, such notification to specify in detail the nature thereof.

14.7	Action by Administrative Agent or Collateral Agent

The Administrative Agent or Collateral Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it on behalf of the Finance Parties by and under this Agreement; provided, however, that the Administrative Agent shall not exercise any rights under Section 13.1 or under the Guarantee or the Security Documents or expressed to be on behalf of or with the approval of the Majority Lenders without the request, consent or instructions of the Majority Lenders. Furthermore, any rights of the Administrative Agent expressed to be on behalf of or with the approval of the Majority Lenders shall be exercised by the Administrative Agent upon the request or instructions of the Majority Lenders. Neither the Administrative Agent nor Collateral Agent shall incur any liability to the Finance Parties under or in respect of any of the Credit Documents with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or wilful misconduct. The Administrative Agent and Collateral Agent shall in all cases be fully protected in acting or refraining from acting under any of the Credit Documents in accordance with the instructions of the Majority Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all Finance Parties. In respect of any notice by or action taken by the Administrative Agent or Collateral Agent hereunder, the Borrower shall at no time be obliged to enquire as to the right or authority of the Administrative Agent or Collateral Agent to so notify or act.

14.8	Notice of Events of Default

In the event that the Administrative Agent shall acquire actual knowledge or shall have been notified of any Default or Event of Default, the Administrative Agent shall promptly notify the Lenders and shall take such action and assert such rights under Section 13.1 of this Agreement and under the other Credit Documents as the Majority Lenders shall request in writing and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Lenders shall fail for five Banking Days after receipt of the notice of any Default or Event of Default to request the Administrative Agent to take such action or to assert such rights under any of the Credit Documents in respect of such Default or Event of Default, the Administrative Agent may, but shall not be required to, and subject to subsequent specific instructions from the Majority Lenders, take such action or assert such rights (other than rights under Section 13.1 of this Agreement or under the other Credit Documents and other than giving an express waiver of any Default or any Event of Default) as it deems in its discretion to be advisable for the protection of the Lenders except that, if the Majority Lenders have instructed the Administrative Agent not to take such action or assert such rights, in no event shall the Administrative Agent act contrary to such instructions unless required by law to do so.

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14.9	Responsibility Disclaimed

Neither the Administrative Agent nor Collateral Agent shall be under any liability or responsibility whatsoever as agent hereunder:

(a)	to the Borrower or any other Person as a consequence of any failure or delay in the performance by, or any breach by, any Finance Party or Finance Parties of any of its or their obligations under any of the Credit Documents;

(b)	to any Finance Party or Finance Parties as a consequence of any failure or delay in performance by, or any breach by, any Obligor of any of its obligations under any of the Credit Documents; or

(c)	to any Finance Party or Finance Parties for any statements, representations or warranties in any of the Credit Documents or in any other documents contemplated hereby or thereby or in any other information provided pursuant to any of the Credit Documents or any other documents contemplated thereby or for the validity, effectiveness, enforceability or sufficiency of any of the Credit Documents or any other document contemplated hereby or thereby.

14.10	Indemnification

The Finance Parties agree to indemnify the Administrative Agent and Collateral Agent (to the extent not reimbursed by the Borrower) in their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or Collateral Agent in any way relating to or arising out of any of the Credit Documents or any other document contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or Collateral Agent under any of the Credit Documents or any document contemplated hereby or thereby, except that no Finance Party shall be liable to the Administrative Agent or Collateral Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Administrative Agent or Collateral Agent.

14.11	Credit Decision

Each Lender represents and warrants to the Administrative Agent that:

(a)	in making its decision to enter into this Agreement and to make its Pro Rata Share of a Credit Facility available to the Borrower, it is independently taking whatever steps it considers necessary to evaluate the financial condition and affairs of the Obligors and that it has made an independent credit judgment without reliance upon any information furnished by the Administrative Agent; and

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(b)	so long as any portion of a Credit Facility is being utilized by the Borrower, it will continue to make its own independent evaluation of the financial condition and affairs of the Obligors.

14.12	Successor Administrative Agent and Collateral Agent

(a)	Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may, with the prior written consent of the Borrower (which consent shall not be required for so long as a Default has occurred and is continuing), resign at any time by giving 30 days’ written notice thereof to the Borrower and the Lenders. Upon any such resignation, the Majority Lenders, with the prior written consent of the Borrower (which consent shall not be required (x) if the successor Administrative Agent is an Affiliate or Subsidiary of the Administrative Agent on the date hereof or (y) for so long as a Default has occurred and is continuing), shall have the right to appoint a successor Administrative Agent who shall be one of the Lenders unless none of the Lenders wishes to accept such appointment. If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment by the time of such resignation, then the retiring Administrative Agent may, on behalf of the Finance Parties and with the prior written consent of the Borrower (which consent shall not be required for so long as a Default has occurred and is continuing), appoint a successor Administrative Agent which shall be a bank which has combined capital and reserves in excess of CDN$250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Administrative Agent (in its capacity as Administrative Agent but not in its capacity as a Finance Party) and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (in its capacity as Administrative Agent but not in its capacity as a Finance Party). After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, provisions of this Article 14 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

(b)

The Collateral Agent may, with the prior written consent of the Borrower (which consent shall not be required for so long as a Default has occurred and is continuing), resign at any time by giving 30 days’ written notice thereof to the Borrower and the Lenders. Upon any such resignation, the Majority Lenders, with the prior written consent of the Borrower (which consent shall not be required (x) if the successor Administrative Agent is an Affiliate or Subsidiary of the Collateral Agent on the date hereof or (y) for so long as a Default has occurred and is continuing), shall have the right, but not the obligation, to appoint a successor Collateral Agent who shall be one of the Lenders. There shall be no obligation for a successor Collateral Agent to be appointed upon the resignation of a Collateral Agent. Upon the acceptance of any appointment as Collateral Agent hereunder by any successor Collateral Agent, such successor Collateral Agent shall thereupon

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succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Collateral Agent (in its capacity as Collateral Agent but not in its capacity as a Finance Party) and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder (in its capacity as Collateral Agent but not in its capacity as a Finance Party). After any retiring Collateral Agent resignation hereunder as the Collateral Agent, provisions of this Article 14 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent.

14.13	Delegation by Administrative Agent or Collateral Agent

The Administrative Agent or Collateral Agent shall have the right to delegate any of its duties or obligations hereunder as Administrative Agent or Collateral Agent to any Affiliate of the Administrative Agent or Collateral Agent so long as the Administrative Agent or Collateral Agent shall not thereby be relieved of such duties or obligations.

14.14	Waivers and Amendments

(a)	Subject to Sections 14.14(b) and (c), any term, covenant or condition of any of the Credit Documents may only be amended with the prior consent of the Borrower and the Majority Lenders or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Majority Lenders, and in any such event the failure to observe, perform or discharge any such covenant, condition or obligation, so amended or waived (whether such amendment is executed or such consent or waiver is given before or after such failure), shall not be construed as a breach of such covenant, condition or obligation or as a Default or Event of Default.

(b)	Notwithstanding Section 14.14(a), without the prior written consent of each Lender, no such amendment or waiver shall directly:

(i)	increase the amount of the Credit Facility or the amount of the Loans of any Lender;

(ii)	extend the Maturity Date;

(iii)	extend the time for the payment of interest on Loans, forgive any portion of principal thereof, reduce the stated rate of interest thereon or amend the requirement of pro rata application of all amounts received by the Administrative Agent in respect of the Credit Facility;

(iv)	reduce the stated amount or postpone the date for payment of any fees or other amount to be paid pursuant to Article 7 or Article 8 of this Agreement;

(v)	permit any subordination of any of the Secured Obligations;

(vi)	except as otherwise permitted pursuant to Section 14.20, release or discharge any Guarantee or any Security Documents, in whole or in part;

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(vii)	change the percentage of the Lenders’ requirement to constitute the Majority Lenders or otherwise amend the definition of Majority Lenders;

(viii)	amend or alter the terms of Section 13.4, Section 14.14, Section 14.16, Section 14.21 or Section 14.24;

(ix)	amend the definitions of “Borrowing Base”, “Eligible Gold”, “Eligible Silver”, or any of the defined terms used therein; or

(x)	amend the definitions of “Qualified Risk Management Agreements”, “Enforcement Date”, “Exposure”, “Finance Document”, “Finance Party”, “Qualified Affiliate”, “Qualified Risk Management Lender”, “Risk Management Agreement” or “Secured Obligations”.

(c)	Notwithstanding Section 14.14(a), but subject to Section 14.14(f), without the prior written consent of each Qualified Risk Management Lender, no such amendment or waiver shall directly:

(i)	permit any subordination of any of the Secured Obligations;

(ii)	except as otherwise permitted pursuant to Section 14.20, release or discharge any Guarantee or the Security Documents, in whole or in part;

(iii)	amend or alter the terms of Section 14.14, Section 14.16, Section 14.21 or Section 14.24; or

(iv)	amend the definitions of “Enforcement Date”, “Exposure”, “Finance Document”, “Finance Party”, “Qualified Affiliate”, “Qualified Risk Management Agreements”, “Qualified Risk Management Lender”, “Risk Management Agreement” or “Secured Obligations” or any constituent definitions therein.

(d)	No amendment to or waiver of any provision hereof to the extent it affects the rights or obligations of the Administrative Agent or Collateral Agent shall be effective without the prior written consent of the Administrative Agent or Collateral Agent.

(e)	[Reserved]

(f)

A Qualified Risk Management Lender that is no longer a Lender or an Affiliate of a Lender shall not be entitled to vote on, consent to, waive or veto any of the matters set forth in Section 14.14(c) unless specifically set forth in this Section 14.14(f). Notwithstanding any other provisions of this Agreement, the Secured Obligations of each Qualified Risk Management Lender (including, for certainty, each Qualified Risk Management Lender that is no longer a Lender or an Affiliate of a Lender) shall at all times rank pari passu with the Secured Obligations of each other Finance Party and the Secured Obligations of the Finance Parties (including, for certainty, any Qualified Risk Management Lender that is no longer a Lender or an Affiliate of a Lender) shall be paid pro rata in accordance with their relative

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Exposures that are then due and payable, in each case regardless of any amendments made to this Agreement after the date hereof. Notwithstanding any other provisions of this Agreement, no amendment shall be made to this Section 14.14(f) without the written consent of each Qualified Risk Management Lender that is no longer a Lender or an Affiliate of a Lender and each other Finance Party.

14.15	Determination by Administrative Agent Conclusive and Binding

Any determination to be made by the Administrative Agent on behalf of or with the approval of the Lenders or the Majority Lenders under this Agreement shall be made by the Administrative Agent in good faith and, if so made, shall be binding on all parties, absent manifest error. The Obligors are entitled to assume that any action taken by the Administrative Agent under or in connection with any Credit Document has been appropriately authorized by the Lenders or the Majority Lenders, as the case may be, pursuant to the terms hereof.

14.16	Adjustments among Lenders after Acceleration

(a)	The Lenders agree that, at any time after all Indebtedness of the Borrower to the Lenders pursuant hereto has become immediately due and payable pursuant to Section 13.1 or after the cancellation or termination of the Credit Facility, they will at any time or from time to time upon the request of any Lender through the Administrative Agent purchase portions of the availments made available by the other Lenders which remain outstanding, and make any other adjustments which may be necessary or appropriate, in order that the amounts of the availments made available by the respective Lenders which remain outstanding, as adjusted pursuant to this Section 14.16, will be in the same proportions as their respective Pro Rata Shares thereof with respect to the Credit Facility immediately prior to such acceleration, cancellation or termination.

(b)	The Finance Parties agree that, at any time after all Indebtedness of the Borrower to the Lenders pursuant hereto has become immediately due and payable pursuant to Section 13.1 or after the cancellation or termination of the Credit Facility, the amount of any repayment made by the Borrower under this Agreement, and the amount of any proceeds of the exercise of any rights or remedies of the Finance Parties under the Finance Documents, which are to be applied against amounts owing hereunder or thereunder as principal and/or other indebtedness then due and payable under any Finance Document, will be so applied in a manner such that to the extent possible, (i) the Exposure of each of the Finance Parties, after giving effect to such application, will be pro rata in accordance with the Finance Parties’ relative Exposures that are then due and payable and (ii) the amount of credit outstanding under the Credit Facility which is owing to each Lender, after giving effect to such application, will be pro rata in accordance with the Lenders’ Pro Rata Shares immediately prior to such acceleration, cancellation or termination.

(c)	For greater certainty, each Finance Party acknowledges and agrees that without limiting the generality of Section 14.16(b), such provision will have application if and whenever any Finance Party shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, compensation, or otherwise), other than the excess portion of the proportionately greater payment referred to in Section 14.17.

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(d)	The Borrower agrees to be bound by and to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Finance Parties pursuant to this Section 14.16.

14.17	Redistribution of Payment

If a Finance Party shall receive payment, at any time after all Indebtedness of the Borrower to the Lenders pursuant hereto has become immediately due and payable pursuant to Section 13.1 or after the cancellation or termination of the Credit Facility, of a portion of the aggregate amount of Secured Obligations then due and payable by an Obligor to the Finance Party (whether by set-off, repayment, the proceeds of the exercise of any rights or remedies of the Finance Parties under the Finance Documents or otherwise) which is greater than the proportion received by any other Finance Party in respect of the aggregate amount of Secured Obligations then due and payable to it (having regard to the respective Exposures of the Finance Parties that are then due and payable), the Finance Party receiving such proportionately greater payment shall purchase a participation (which shall be deemed to have been done simultaneously with receipt of such payment) in that portion of the aggregate outstanding Secured Obligations due and payable to the other Finance Party or Finance Parties so that the respective receipts shall be pro rata to their respective participation in the Secured Obligations that are then due and payable; provided, however, that if all or part of such proportionately greater payment received by such purchasing Finance Party shall be recovered from the Borrower, such purchase shall be rescinded and the purchase price paid for such participation shall be returned by such selling Finance Party or Finance Parties to the extent of such recovery, but without interest.

14.18	Distribution of Notices

Except as otherwise expressly provided herein, promptly after receipt by the Administrative Agent of any notice or other document which is delivered to the Administrative Agent hereunder on behalf of the Lenders, the Administrative Agent shall provide a copy of such notice or other document to each of the Lenders; provided, however, that a copy of any such notice delivered at any time during the continuance of an Event of Default shall be delivered by the Administrative Agent to each of the Finance Parties.

14.19	Other Security Not Permitted

None of the Finance Parties shall be entitled to enjoy any Lien with respect to any of the Secured Assets other than the Security.

14.20	Discharge of Security

To the extent a sale or other disposition of the Secured Assets is permitted pursuant to the provisions hereof, the Lenders hereby authorize the Administrative Agent, at the cost and expense of the Borrower, to execute such discharges and other instruments which are necessary for the purposes of releasing and discharging the Security therein or for the purposes of recording the provisions or effect thereof in any office where the Security Documents may be registered or recorded or for the purpose of more fully and effectively carrying out the provisions of this Section 14.20.

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14.21	Determination of Exposures

Concurrent with any request for any approval or instructions of the Majority Lenders and prior to any distribution of Cash Proceeds of Realization to the Finance Parties, the Administrative Agent shall request each Finance Party to provide to the Administrative Agent a written calculation of such Finance Party’s Exposure, each such calculation to be certified true and correct by the Finance Party providing same. Each Finance Party shall so provide such calculation within two Banking Days following the request of the Administrative Agent. Any such calculation provided by a particular Finance Party shall, absent manifest error, constitute prima facie evidence of such Finance Party’s Exposure at such time. With respect to each determination of the Exposure of the Finance Parties, the Administrative Agent shall promptly notify the Finance Parties. For the purposes of determining a particular Finance Party’s Exposure:

(a)	the Exposure of a Finance Party under any Credit Documents shall be the aggregate amount (expressed in United States dollars) owing to such Finance Party thereunder on such date;

(b)	the Exposure of a Qualified Risk Management Lender in respect of Qualified Risk Management Agreements shall be measured as the net exposure of such Qualified Risk Management Lender under all Qualified Risk Management Agreements less the aggregate exposure of the Borrower thereunder; the exposure of party to a Qualified Risk Management Agreement shall be, in the case of a Qualified Risk Management Agreement which has not been terminated as of such date, the total amount which would be owing to such party by the other party under such Qualified Risk Management Agreement in the event of the early termination as of such date of such Qualified Risk Management Agreement as a result of the occurrence of a default, event of default or termination event (however specified or designated) with respect to such party thereunder or, in the case of a Qualified Risk Management Agreement which has been terminated as of such date, the total amount which is owing to such party by the other party under such Qualified Risk Management Agreement, in each case expressed in United States dollars.

14.22	Decision to Enforce Security

Upon the Security becoming enforceable in accordance with its terms, the Administrative Agent shall promptly so notify each of the Finance Parties. The Administrative Agent or any Qualified Risk Management Lender may thereafter provide the Administrative Agent with a written request to enforce the Security. Forthwith after the receipt of such a request, the Administrative Agent shall seek the instructions of the Majority Lenders as to whether the Security should be enforced and the manner in which the Security should be enforced. In seeking such instructions, the Administrative Agent shall submit a specific proposal to the Finance Parties. From time to time, the Administrative Agent or any Qualified Risk Management Lender may submit a proposal to the Administrative Agent as to the manner in which the Security should be enforced and the Administrative Agent shall submit any such proposal to the Finance Parties for approval of the Majority Lenders. The Administrative Agent shall promptly notify the Finance

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Parties of all instructions and approvals of the Majority Lenders. If the Majority Lenders instruct the Administrative Agent to enforce the Security, each of the Finance Parties agree to accelerate the Secured Obligations owed to it to the extent permitted under the relevant Finance Document and in accordance with the relevant Finance Document.

14.23	Enforcement

The Administrative Agent reserves the sole right to enforce, or otherwise deal with, the Security and to deal with the Obligors in connection therewith; provided, however, that the Administrative Agent shall so enforce, or otherwise deal with, the Security as the Majority Lenders shall instruct.

14.24	Application of Cash Proceeds of Realization

(a)	All Proceeds of Realization not in the form of cash shall be forthwith delivered to the Administrative Agent and disposed of, or realized upon, by the Administrative Agent in such manner as the Majority Lenders may approve so as to produce Cash Proceeds of Realization.

(b)	Subject to the claims, if any, of secured creditors of the Obligors whose security ranks in priority to the Security, all Cash Proceeds of Realization shall be applied and distributed, and the claims of the Finance Parties shall be deemed to have the relative priorities which would result in the Cash Proceeds of Realization being applied and distributed, as follows:

(i)	firstly, to the payment of all reasonable costs and expenses incurred by the Administrative Agent (including, without limitation, all legal fees and disbursements) in the exercise of all or any of the powers granted to it hereunder or under the Security Documents and Guarantees and in payment of all of the remuneration of any Receiver and all costs and expenses properly incurred by such Receiver (including, without limitation, all legal fees and disbursements) in the exercise of all or any powers granted to it under the Security Documents;

(ii)	secondly, to the payment of the Secured Obligations of the Obligors (including holding as cash collateral to be applied against Secured Obligations of the Borrower which have not then matured) to the Finance Parties pro rata in accordance with their relative Exposures; and

(iii)	the balance, if any, in accordance with Applicable Law.

14.25	Survival

The provisions of Article 8, Article 10, Article 11, Article 13 and Article 14 (and all other provisions of this Agreement which are necessary to give effect to each of the provisions of such Articles), the Guarantee and the Security Documents shall survive repayment in full of all credit outstanding under the Credit Facility and the termination of the Credit Facility. All references in the Articles set out above (and all other provisions of this Agreement which are

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necessary to give effect to each of the provisions of such Articles), the Guarantee and the Security Documents to “Lenders” and “Lender”, as the case may be, shall, after the repayment in full of all credit outstanding under the Credit Facility and the termination of the Credit Facility, be references to the “Finance Parties” and “Finance Party”, as the case may be, mutatis mutandis.

14.26	Affiliated Lenders

(a)	With respect to any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action under this Agreement or any Credit Document, (ii) other action on any matter related to any Credit Document or the approval of any plan of reorganization, or (iii) direction to the Administrative Agent or any other agent hereunder or Lender to undertake any action (or refrain from taking any action) with respect to any Credit Document (each of clauses (i), (ii) and (iii), a “Lender Consent Matter”), the Loans and other Secured Obligations held by the Affiliated Lenders would be automatically and without further action voted or directed in the same percentage as the votes or directions by all other Lenders under this Agreement (e.g., (x) if other Lenders under this Agreement voted or directed 60% in favour and 40% against an action, the Affiliated Lenders would be deemed to have voted 60% in favour and 40% against such action and (y) if there is only one other Lender under this Agreement, the Affiliated Lenders would be deemed to vote in the same manner as such other Lender). Notwithstanding the foregoing, the Affiliated Lenders shall have the right to consent (or decide not to consent) to any Lender Consent Matter that (i) requires the consent or approval of each Lender or (ii) affects the applicable Affiliated Lender, solely in its capacity as a Lender, in a disproportionately adverse manner as compared to other Lenders in their capacities as such.

(b)	The Affiliated Lenders will not have any right to participate in any meetings, presentations, calls, e-mail updates or other communications among the Administrative Agent, any other agent(s) and/or any Lender(s) or other holders of Secured Obligations, except to the extent that they are invited to attend such by the Administrative Agent (which decision shall be in the Administrative Agent’s sole and absolute discretion).

(c)	The Affiliated Lenders shall not be provided and shall not seek to access any legal, financial or other information prepared by, prepared at the request of or provided to the Administrative Agent or the other agents, Lenders or holders of Secured Obligations (including, without limitation, such information prepared by legal and financial advisors to the Administrative Agent or the other Lenders, including Wachtell, Lipton, Rosen & Katz; Morris, Nichols, Arsht & Tunnell LLP; Fennemore Craig, P.C.; RPA Advisors, LLC; JDS Energy & Mining USA LLC; McMillan LLP; and DuMoulin Black LLP), except to the extent the Administrative Agent agrees to provide such legal, financial or other information (which shall be in the Administrative Agent’s sole and absolute discretion).

(d)

In connection with any bankruptcy or insolvency proceeding relating to the Borrower and its subsidiaries, the Affiliated Lenders, solely in their capacity as a Lender, (x) will support and not object to, solely in their capacity as a Lender, (1)

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any use of cash collateral (including any and all terms of any cash collateral order, a “Use of Cash Collateral”) and/or any debtor-in-possession financing (including any and all terms of any financing agreement, related documents and financing order, a “DIP Financing”)) that is supported by or consented to by the Administrative Agent, (2) any sale of any assets, whether under section 363 of the Bankruptcy Code or otherwise, that is supported by or consented to by the Administrative Agent (including the terms and conditions of any bidding procedures orders, sale orders and any and all purchase and sale agreements and related documents, a “363 Sale”) or (3) any other action taken by the Administrative Agent in connection with any Lender Consent Matter (unless, in the case of this clause (3), the applicable Affiliated Lender has the right to consent (or decide not to consent) to such matter pursuant to the terms of clause (a) above); provided that any such Use of Cash Collateral, DIP Financing or 363 Sale would not affect the applicable Affiliated Lender, solely in its capacity as a Lender, in a disproportionately adverse manner as compared to other Lenders in their capacities as such and (y) would, solely to effectuate or consummate a Use of Cash Collateral, DIP Financing, 363 Sale or matter described in the foregoing clause (3), in accordance with, and subject to the limitations set forth in, the preceding clause (x), irrevocably authorize and empower the Administrative Agent to vote the Loans and Secured Obligations of the Affiliated Lenders on behalf of such Affiliated Lenders with respect to the Loans and Secured Obligations held thereby in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote its Loans and Secured Obligations as the Administrative Agent directs.

(e)	Solely to give effect to the foregoing Section 14.26(d), each of the Affiliated Lenders will constitute and appoint the Administrative Agent and any officer or agent of the Administrative Agent, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the place of such Affiliated Lender with respect to such Affiliated Lender’s Loans and Secured Obligations, to take any and all appropriate action and to execute any and all documents and instruments as, in the opinion of such attorney, may be necessary or desirable solely to accomplish the purposes of Section 14.26(d), which appointment as attorney shall be irrevocable and coupled with an interest.

(f)	In connection with the entry into any facility which refinances, amends, replaces or otherwise modifies this Agreement, the Affiliated Lenders will consent to the inclusion of restrictions thereon consistent with the foregoing Affiliated Lender Provisions.

(g)	For the avoidance of doubt, the terms of this Section 14.26 shall apply to this Agreement and any other Credit Documents, notwithstanding anything herein or therein to the contrary.

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ARTICLE 15

MISCELLANEOUS

15.1	Notices

All notices and other communications provided for herein shall be in writing and shall be personally delivered to an officer or other responsible employee of the addressee or sent by telefacsimile, charges prepaid, at or to the applicable addresses or telefacsimile numbers, as the case may be, set out opposite the parties’ name on the signature page hereof or at or to such other address or addresses, telefacsimile number or numbers as any party hereto may from time to time designate to the other parties in such manner. Any communication which is personally delivered as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Banking Day and such delivery received before 12:00 p.m. (Reno, Nevada time); otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of delivery. Any communication which is transmitted by telefacsimile as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Banking Day and such transmission was received before 12:00 p.m. (Reno, Nevada time); otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of transmission.

15.2	Severability

Any provision hereof which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

15.3	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

15.4	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

15.5	Assignment

(a)	Neither the Credit Documents nor the benefit thereof may be assigned by any Obligor and any assignment in contravention of the foregoing shall be null and void.

(b)

A Lender may at any time sell to one or more other Persons [that are not Disqualified Institutions] (“Participants”) participating interests in any credit outstanding hereunder, any commitment of such Lender hereunder or any other interest of the Lender hereunder. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the Borrower shall remain unchanged, such Lender shall remain solely responsible for the performance thereof and the Borrower shall continue to be obligated to such Lender in connection with such Lender’s rights under this Agreement. The Borrower agrees that if amounts outstanding under this Agreement are due and unpaid, or shall have been declared to be or shall have

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become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as the relevant Lender under this Agreement. The Borrower also agrees that each Participant shall be entitled to the benefits of Article 8 with respect to its participation hereunder and for the purposes of Article 8 such Participant shall be deemed to be a Lender to the extent of such participation; provided that such Participant shall have complied with obligations of a Lender provided in Article 8 and that no Participant shall be entitled to receive any greater amount pursuant to such Article than the relevant Lender would have been entitled to receive in respect of the amount of the participation transferred by the relevant Lender to such Participant had no such transfer occurred.[[[ Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.]][under review]

(c)

With the prior written consent of the Administrative Agent, a Lender may at any time sell all or any part of its rights and obligations under the Credit Documents to one or more Persons [that are not Disqualified Institutions] (a “Purchasing Lender”). For certainty, no consent shall be required for (x) any sale by a Lender to another Lender or by a Lender to any of its affiliates or (y) any pledge by a Lender to the central bank of any nation with a credit rating of at least A3 (Moody’s) or A- (S&P) or a commercial bank having a credit rating of at least A3 (Moody’s) or A- (S&P) of such Lender’s interest hereunder. Upon such sale, the relevant Lender shall, to the extent of such sale, be released from its obligations under the Credit Documents and each of the Purchasing Lenders shall become a party to the Credit Documents to the extent of the interest so purchased. Any such assignment by a Lender shall not be effective unless and until such Lender has paid to the Administrative Agent an assignment fee in the amount of $3,500 for each Purchasing Lender, unless and until the Purchasing Lender has executed an instrument substantially in the form of Schedule C hereto whereby the Purchasing Lender has agreed to be bound by the terms of the Credit Documents as a Lender

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and has agreed a specific address and telefacsimile number for the purpose of notices as provided in Section 15.1, unless and until the requisite consents to such assignment have been obtained, and unless and until a copy of a fully executed copy of such instrument has been delivered to each of the Administrative Agent and the Borrower. Upon any such assignment becoming effective, Schedule A hereto shall be deemed to be amended to include the Purchasing Lender as a Lender with the specific Loan amount, address and telefacsimile number as aforesaid and the Loan amount of the Lender making such assignment shall be deemed to be reduced by the amount of the Loan amount of the Purchasing Lender with respect to the Credit Facility.

(d)	The Borrower authorizes the Administrative Agent and the Lenders to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee or any professional advisor of any Transferee or prospective Transferee and authorizes each of the Lenders to disclose to any other Lender any and all financial information in their possession concerning the Borrower which has been delivered to them by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to them by or on behalf of the Borrower in connection with their credit evaluation of the Obligors prior to becoming a party to this Agreement, so long as any such Transferee agrees not to disclose any confidential, non-public information to any person other than its non-brokerage affiliates, employees, accountants or legal counsel, unless required by law. The Borrower authorizes each of the Lenders to disclose such information to any other Lender and to any Person where disclosure is required by law, regulation, legal process or regulatory authority (for certainty, under any circumstance and not solely in connection with assignment of rights). Each Lender shall advise the Borrower, upon request, of the identity of the Participants to whom it has sold participating interests and the nature and extent of the interests sold unless prohibited by Applicable Law.

(e)	[[[The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each instrument substantially in the form of Schedule C delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.]]][Under review]

15.6	Entire Agreement

This Agreement and the agreements referred to herein and delivered pursuant hereto constitute the entire agreement between the parties hereto and supersede any prior agreements, undertakings, declarations, representations and understandings, both written and verbal, in respect of the subject matter hereof.

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15.7	Further Assurances

The Borrower shall, and shall cause each other Obligor to, from time to time and at all times hereafter, upon every reasonable request of the Administrative Agent, make, do, execute, and deliver or cause to be made, done, executed and delivered all such further acts, deeds, assurances and things as may be necessary in the opinion of the Administrative Agent for more effectually implementing and carrying out the true intent and meaning of the Credit Documents or any agreement delivered pursuant hereto or thereto and such additional security, legal opinions, consents, approvals, acknowledgements, undertakings, non-disturbance agreements, directions and negotiable documents of title in connection with the property and assets of the Obligors, in form and substance satisfactory to the Administrative Agent, as the Administrative Agent may from time to time reasonably request, to ensure (i) that all Secured Assets are subject to a Lien in favour of the Administrative Agent and (ii) the intended first ranking priority of such Liens.

15.8	Judgment Currency

(a)	If, for the purpose of obtaining or enforcing judgment against the Borrower in any court in any jurisdiction, it becomes necessary to convert into a particular currency (such currency being hereinafter in this Section 15.8 referred to as the “Judgment Currency”) an amount due in another currency (such other currency being hereinafter in this Section 15.8 referred to as the “Indebtedness Currency”) under this Agreement, the conversion shall be made at the rate of exchange prevailing on the Banking Day immediately preceding:

(i)	the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(ii)	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 15.8(a)(ii) being hereinafter in this Section 15.8 referred to as the “Judgment Conversion Date”).

(b)	If, in the case of any proceeding in the court of any jurisdiction referred to in Section 15.8(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrower shall pay to the appropriate judgment creditor or creditors such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Indebtedness Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

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(c)	Any amount due from the Borrower under the provisions of Section 15.8(b) shall be due to the appropriate judgment creditor or creditors as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

(d)	The term “rate of exchange” in this Section 15.8 means the noon spot rate of exchange for Canadian interbank transactions applied in converting the Indebtedness Currency into the Judgment Currency published by the Bank of Canada for the day in question.

15.9	Waivers of Jury Trial

EACH OF THE BORROWER, EACH OBLIGOR, THE LENDERS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT TO WHICH IT IS A PARTY AND FOR ANY COUNTERCLAIM THEREIN OR TO THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15.10	Consultant

[The Borrower hereby acknowledges and agrees that the Administrative Agent shall have the right to retain, at any time, one Consultant to analyze the financial status of the Borrower and/or the Hycroft Mine (the “Financial Consultant”) and one Consultant to analyze the operational status of the Hycroft Mine (the “Operational Consultant”).]

15.11	Patriot Act

Each Lender subject to the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Patriot Act.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement on the date first written above.

Allied Nevada Gold Corp. 9790 Gateway Drive, Suite 200 Reno, Nevada 89521	ALLIED NEVADA GOLD CORP.

By:

Attention: Chief Financial Officer Telefax: (775) 358-4458	By:

[Signature Page to First Lien Credit Agreement]

[The Bank of Nova Scotia Corporate Banking – Loan Syndications Agency Services 40 King Street West	THE BANK OF NOVA SCOTIA, as Administrative Agent

Scotia Plaza, 62nd Floor	By:
Toronto, Ontario M5W 2X6	Name:
Title:

Attention:Director, Head Agency Services Telefax:(416) 866-3329

By:
Name:
Title:

The Bank of Nova Scotia Corporate Banking – Global Mining 40 King Street West Scotia Plaza, 62nd Floor	THE BANK OF NOVA SCOTIA, as a Lender
Toronto, Ontario M5W 2X6	By:
Name:
Title:

Attention: Managing Director Telefax:(416) 866-2009]

By:
Name:
Title:

EXHIBIT C

New Intercreditor Agreement

INTERCREDITOR AGREEMENT1

Among

THE BANK OF NOVA SCOTIA,

as First Lien Collateral Agent,

[                    ],

as Second Lien Collateral Agent,

[ALLIED NEVADA GOLD CORP.],

as the Borrower,

and

the other Grantors from time to time party hereto

Dated as of [            ], 2015

[1]	NTD: Subject to negotiation and revision, including as to all bracketed matters.

i

ii

INTERCREDITOR AGREEMENT dated as of [            ], 2015 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among ALLIED NEVADA GOLD CORP., a Delaware corporation (the “Borrower”), the other Grantors (as defined below) party hereto, THE BANK OF NOVA SCOTIA, as Representative for the Senior Secured Parties (in such capacity and together with its successors in such capacity, the “Senior Representative”) and [                    ], as Representative for the Junior Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Junior Priority Representative”).

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Senior Representative (for itself and on behalf of the Senior Secured Parties) and the Junior Priority Representative (for itself and on behalf of the Junior Lien Secured Parties):

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein, if defined in the Nevada UCC, have the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Authorized Officer” means, with respect to any Person, the chief executive officer, the chief financial officer, principal accounting officer, the president, any vice president, treasurer, general counsel, secretary or another executive officer of such Person.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

[[“Cap Amount” has the meaning assigned to such term in the definition of Senior Obligations.]]

“Capitalized Lease”, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed and including, without limitation, equipment) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a finance lease obligation on the balance sheet of that Person.

[[“Closing Date” shall have the meaning assigned to such term in the Senior Credit Agreement.]]

“Collateral” means the Senior Collateral and the Junior Priority Collateral.

“Collateral Agents” means the Senior Representative and the Junior Priority Representative.

“Collateral Documents” means the Senior Collateral Documents and the Junior Priority Collateral Documents.

“Debt Facility” means the Senior Credit Agreement and the Junior Lien Agreement.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

[[“Disposition” means any sale, lease, exchange, transfer, assignment or other disposition, and “Dispose” and “Disposed of” shall have correlative meanings.]]

“Discharge” means, with respect to any Shared Collateral and any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Junior Lien Obligations thereunder, as the case may be, are paid in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) and no longer secured by such Shared Collateral pursuant to the terms of such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of Senior Obligations” means the date on which the Senior Credit Agreement has been Discharged.

[[“Excess Senior Obligation” has the meaning assigned to such term in the definition of Senior Obligations.]]

“GAAP” means generally accepted accounting principles in effect in the United States from time to time consistently applied, as recommended by the American Institute of Certified Public Accountants.

“Governmental Authority” means any nation or government, any state, provincial, country, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

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“Grantors” means the Borrower, the other Guarantors, and each of their respective Subsidiaries or direct or indirect parent company of the Borrower which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are listed on the signature pages hereto as Grantors.

“Guarantors” means each Person that guarantees any Senior Obligations pursuant to any Senior Debt Documents.

“Indebtedness” has the meaning assigned to such term in the Senior Credit Agreement or the Junior Lien Agreement, as applicable.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Junior Lien Agreement” means that certain Senior Secured Convertible Notes Indenture Due 2020, dated as of [            ], 2015, by and among the Borrower and [                    ] as trustee and collateral agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, and one or more other financing arrangements (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing, consolidating or otherwise restructuring all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders (provided that such Indebtedness is permitted to be incurred under the Senior Debt Documents and the Junior Lien Debt Documents); provided, (a) the obligations in respect of any such Refinancing are secured by Liens on the Shared Collateral that rank junior to the Liens securing the Senior Obligations and (b) that the holders of any such Refinancing debt (or their agent on their behalf) shall bind themselves in writing to the terms of this Agreement.

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“Junior Lien Debt Documents” means the Junior Lien Agreement and the other related facility “Loan Documents” as defined in the Junior Lien Agreement.

“Junior Lien Obligations” means the “Obligations” as such term is defined in the Junior Lien Debt Documents.

“Junior Lien Secured Parties” means “Secured Parties” as such term is defined in the Junior Lien Agreement.

“Junior Lien Security Documents” means the “Security Documents” as such term is defined in the Junior Lien Agreement.

“Junior Priority Collateral” means any “Collateral” as defined in any Junior Lien Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Junior Priority Collateral Document as security for any Junior Lien Obligation.

“Junior Priority Collateral Documents” means the Junior Lien Security Documents and the other “Collateral Documents” as defined in the Junior Lien Agreement.

“Junior Priority Enforcement Date” means the date which is 180 days after the occurrence of both (i) an Event of Default (under and as defined in any of the Junior Lien Debt Documents) and (ii) the Senior Representative’s and each other Representative’s receipt of written notice from such Junior Priority Representative that [(x)] an Event of Default (under and as defined in any of the Junior Lien Debt Documents) has occurred and is continuing [[and (y) the Junior Lien Obligations are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Junior Lien Debt Document]]; provided that the Junior Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral [[(1)]] at any time the Senior Representative has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral[[                ]].

“Junior Priority Lien” means the Liens on the Junior Priority Collateral in favor of Junior Lien Secured Parties under Junior Priority Collateral Documents.

“Junior Priority Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, assignment (by way of security or otherwise), deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

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“Nevada UCC” means the Uniform Commercial Code as from time to time in effect in the State of Nevada.

[[“Lien Enforcement Action” means (a) any action by any Secured Party to foreclose on the Lien of such Person in any Collateral, (b) any action by any Secured Party to take possession of (other than taking “possession” (as such term is defined in the UCC) for the sole purpose of perfecting such Secured Party’s Lien on such Collateral), or sell or otherwise realize upon, or to exercise any other rights or remedies with respect to, any Collateral, (including any Disposition after the occurrence of a “Default” or “Event of Default” (each, as defined in the Senior Credit Agreement) of any Collateral conducted by an Obligor with the consent of, or at the direction of, the Senior Representative), (c) the taking of any other actions by a Secured Party against any Collateral, including the taking of control or possession of (other than taking “control” or “possession” (as such terms are defined in the UCC) for the sole purpose of perfecting such Secured Party’s Lien on such Collateral), or the exercise of any right of setoff with respect to, any Collateral and/or (d) the commencement by any Secured Party of any legal proceedings or actions against or with respect to any Obligor or any of such Obligor’s property or assets or any Collateral to facilitate any of the actions described in the foregoing clauses (a), (b) and (c).]]

“Obligors” means, collectively, the Borrower and the Guarantors and “Obligor” means any of the Obligors.

“Officer’s Certificate” has the meaning provided to such term in Section 8.08.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of any Collateral Agent under the terms of the Senior Collateral Documents or the Junior Priority Collateral Documents.

[[“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by the Senior Representative or any Senior Secured Party from a Junior Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.]]

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

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“Refinance” means, in respect of any Indebtedness, to refinance, extend, exchange, renew, refund, repay, prepay, redeem, purchase, defease, retire, restructure, amend, increase, modify, supplement or replace, or to issue other Indebtedness or enter alternative financing arrangements in exchange or replacement for, such Indebtedness, in whole or in part, including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” shall have correlative meanings.

“Replacement Senior Obligations” has the meaning assigned to such term in Section 8.10.

“Representatives” means the Senior Representative and the Junior Priority Representative.

“Secured Obligations” means the Senior Obligations and the Junior Lien Obligations.

“Secured Parties” means the Senior Secured Parties and the Junior Lien Secured Parties.

“Senior Collateral” means any “Collateral” as defined in any Senior Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the Senior Credit Agreement Security Agreement and the other “Security Documents” as defined in the Senior Credit Agreement and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Credit Agreement” means the First Lien Term Loan Credit Agreement dated as of [            ], 2015 by and among the Borrower, the guarantors party thereto from time to time, the several lenders party thereto from time to time, THE BANK OF NOVA SCOTIA, as administrative agent and collateral agent (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement, indenture, credit facility, commercial paper facility or new agreement extending the maturity of, refinancing, replacing, consolidating or otherwise restructuring all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Indebtedness that may be incurred thereunder.

“Senior Credit Agreement Security Agreement” means the “Security Documents” as defined in the Senior Credit Agreement.

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“Senior Debt Documents” means the Senior Credit Agreement and the other “Credit Documents” as defined in the Senior Credit Agreement.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the “Secured Obligations” as defined in the Senior Credit Agreement.

[[                    ]]

“Senior Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Senior Secured Parties” means the “Finance Parties” as defined in the Senior Credit Agreement.

“Shared Collateral” means, at any time, assets of the Grantors in which the holders of Senior Obligations under the Senior Credit Agreement and the holders of Junior Lien Obligations (or their respective Representatives) hold a security interest at such time [[(or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest)]].

“Subsidiary” of a Person means a corporation, company, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) any references to any Senior Secured Party will refer to such Senior Secured

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Party solely in its capacity as such and any reference to any Junior Lien Secured Party will refer to such Junior Lien Secured Party solely in its capacity as such and not in any other role or capacity, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (vi) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) the term “or” is not exclusive.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Subordination.1

(a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to the Junior Priority Representative or any Junior Lien Secured Parties on the Shared Collateral or of any Liens granted to the Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the Nevada UCC or the Uniform Commercial Code in any other applicable jurisdiction, any applicable law, any Junior Lien Debt Document or any Senior Debt Document or any other circumstance whatsoever, the Junior Priority Representative, on behalf of itself and each Junior Lien Secured Party under the Junior Lien Agreement, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of the Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Junior Lien Obligations and (b) any Lien on the Shared Collateral securing any Junior Lien Obligations now or hereafter held by or on behalf of the Junior Priority Representative, any Junior Lien Secured Parties or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing the Junior Lien Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02. Nature of Senior Lender Claims. [[Subject to the limitations set forth in this Agreement,]] the Junior Priority Representative, on behalf of

[1]	NTD: Payment subordination to be contained in 2L notes documents themselves.

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itself and each Junior Lien Secured Party under the Junior Lien Agreement, acknowledges that (a) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, [[and the Senior Obligations, or a portion thereof, may be Refinanced from time to time]] and (b) the aggregate amount of the Senior Obligations may be increased from time to time, in each case, without notice to or consent by the Junior Priority Representative or the Junior Lien Secured Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any such amendment, supplement or other modification or Refinancing of either the Senior Obligations or the Junior Lien Obligations[[, or any portion thereof]]. As between the Borrower and the other Grantors and the Junior Lien Secured Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Grantors contained in any Junior Lien Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03. Prohibition on Contesting Liens.

(a) The Junior Priority Representative, for itself and on behalf of each Junior Lien Secured Party under the Junior Lien Agreement, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of the Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral.

(b) [[The Senior Representative, for itself and on behalf of each Senior Secured Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Junior Lien Obligations held (or purported to be held) by or on behalf of the Junior Priority Representative or any other Junior Lien Secured Party or other agent or trustee therefor in any Junior Priority Collateral.]]

SECTION 2.04. No Other Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, none of the Grantors shall[[, or shall permit any of its subsidiaries to,]] grant or permit any Lien on any asset to secure any Junior Lien Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Senior Obligations. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to the Senior Representative or any other Senior Secured Party, the Junior Priority Representative agrees, for itself and on behalf of the other Junior Lien Secured Parties, that any amounts received by or distributed to any Junior Lien Secured Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Section 4.02.

SECTION 2.05. Perfection of Liens. Except for the limited agreements of the Senior Representative pursuant to Section 5.05 hereof, none of the Senior Representative or the Senior Secured Parties shall be responsible for perfecting and

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maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Junior Priority Representative or the Junior Lien Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Junior Lien Secured Parties and shall not impose on the Senior Representative, the Senior Secured Parties, the Junior Priority Representative, the Junior Lien Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or Governmental Authority or any applicable law.

SECTION 2.06. Excess Senior Obligations. [[                    ]].

SECTION 2.07. Payment Subordination. [[                    ]].

ARTICLE III

Enforcement

SECTION 3.01. Exercise of Remedies.

(a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither the Junior Priority Representative nor any Junior Lien Secured Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Junior Lien Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by the Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by the Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Shared Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) the Senior Representative and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff [[and the right to credit bid their debt or any portion thereof]]) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of the Junior Priority Representative or any Junior Lien Secured Party; provided, however, that, notwithstanding the preceding clauses (i) and (ii), (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, the Junior Priority Representative may file a claim or statement of

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interest with respect to the Junior Lien Obligations, (B) the Junior Priority Representative and/or the Junior Lien Secured Parties may deliver any notice of default in respect of the Junior Lien Obligations, notice of acceleration of the Junior Lien Obligations, reservation of rights or similar letters or notices to the Obligors under any Junior Lien Debt Document, (C) the Junior Priority Representative and/or the Junior Lien Secured Parties may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representative or the Senior Secured Parties to exercise remedies [[(to the extent expressly set forth herein and consistent with the terms hereof)]] in respect thereof) in order to create, prove, perfect, preserve or protect (but, except as otherwise provided in this proviso, not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (D) the Junior Priority Representative and the Junior Lien Secured Parties may exercise their rights and remedies as unsecured creditors, to the extent provided in Section 5.04, (E) the Junior Lien Secured Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Lien Secured Parties or the avoidance of any Junior Priority Lien to the extent not [[inconsistent with/prohibited under]] the [[express]] terms of this Agreement, (F) [[(i) bid or credit bid for or purchase the Collateral at any public, private or judicial foreclosure upon or sale of any Collateral (including a “partial credit bid”), provided that if such foreclosure or sale is initiated by the Senior Representative or the Senior Secured Parties, cash proceeds of any such credit bid are sufficient to cause a Discharge of Senior Obligations and (ii)]] from and after the Junior Priority Enforcement Date, the Junior Priority Representative may exercise or seek to exercise any other rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Junior Lien Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure) [[(including a Lien Enforcement Action); and (G) vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions with respect to the Junior Lien Obligations and the Collateral in an Insolvency or Liquidation Proceeding, in each case, that do not violate the express terms of this Agreement (it being understood that any power of attorney granted to the Senior Representative shall not be applicable to the actions contemplated by this clause)]]. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representative and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies in accordance with the terms thereof, all in such order and in such manner as they may determine in the exercise of their sole discretion. [[In exercising rights and remedies with respect to the Junior Priority Collateral, the Junior Priority Representative and the Junior Lien Secured Parties may enforce the provisions of the Junior Lien Debt Documents and exercise remedies in accordance with the terms thereof, all in such order and in such manner as they may determine in the exercise of their sole discretion.]] Such exercise and enforcement by the foregoing parties shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Nevada UCC or the Uniform Commercial Code of any other applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

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(b) So long as the Discharge of Senior Obligations has not occurred, except as expressly provided in the first proviso to the first sentence of Section 3.01(a), the Junior Priority Representative, on behalf of itself and each Junior Lien Secured Party under the Junior Lien Agreement, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Junior Lien Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the pfirst roviso to the first sentence of Section 3.01(a), the sole right of the Junior Priority Representative and the Junior Lien Secured Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Junior Lien Obligations pursuant to any of the Junior Lien Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c) Subject to the first proviso to the first sentence of Section 3.01(a), so long as the Discharge of Senior Obligations has not occurred, (i) the Junior Priority Representative, for itself and on behalf of each Junior Lien Secured Party under the Junior Lien Agreement, agrees that neither the Junior Priority Representative nor any such Junior Lien Secured Party will take any action that would hinder any exercise of remedies undertaken by the Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) the Junior Priority Representative, for itself and on behalf of each Junior Lien Secured Party under the Junior Lien Agreement, hereby waives any and all rights it or any such Junior Lien Secured Party may have [[solely in its capacity ]]as a junior lien creditor [[or otherwise ]]to object to the manner in which the Senior Representative or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of the Senior Representative or any other Senior Secured Party is adverse to the interests of the Junior Lien Secured Parties.

(d) The Junior Priority Representative hereby acknowledges and agrees that, so long as the Discharge of Senior Obligations has not occurred, no covenant, agreement or restriction contained in any Junior Lien Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representative or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e) Subject to Section 3.01(a), so long as the Discharge of Senior Obligations has not occurred, the Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto, in each case in accordance with the terms of the Senior Debt Documents. Following the Discharge of Senior Obligations, the Junior Priority Representative shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Junior Priority Representative

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shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Junior Lien Secured Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Junior Priority Representative, or for the taking of any other action authorized by the Junior Priority Collateral Documents; provided, however, that nothing in this Section 3.01(e) shall impair the right of the Junior Priority Representative or other agent or trustee acting on behalf of the Junior Lien Secured Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations.

(f) [[The Liens granted to secure the Junior Lien Obligations shall attach to any Proceeds resulting from any exercise of remedies (including any Lien Enforcement Action) taken by the Senior Representative or any Senior Secured Party in accordance with this Agreement, subject to the relative priorities set forth in Section 2 of this Agreement]].

SECTION 3.02. Cooperation. Subject to the first proviso to the first sentence of Section 3.01(a), the Junior Priority Representative, on behalf of itself and each Junior Lien Secured Party under the Junior Lien Agreement, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representative upon the request of the Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Junior Lien Debt Documents or otherwise in respect of the Junior Lien Obligations.

SECTION 3.03. Actions upon Breach. Should the Junior Priority Representative or any Junior Lien Secured Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, the Senior Representative or any other Senior Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower may seek relief against the Junior Priority Representative or such Junior Lien Secured Party by injunction, specific performance or other appropriate equitable relief. The Junior Priority Representative, on behalf of itself and each Junior Lien Secured Party, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Junior Priority Representative or any Junior Lien Secured Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the Senior Representative or any other Senior Secured Party.

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ARTICLE IV

Payments

SECTION 4.01. Application of Proceeds. After an “Event of Default” under any Senior Debt Document has occurred and is continuing and until such “Event of Default” under such Senior Debt Document is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied to the Senior Obligations in such order as specified in the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, the Senior Representative shall deliver promptly to the Junior Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Junior Priority Representative to the Junior Lien Obligations in such order as specified in the Junior Lien Debt Documents.

SECTION 4.02. Payments Over. Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by the Junior Priority Representative or any Junior Lien Secured Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral, in contravention of this Agreement or otherwise, shall be segregated and held in trust for the benefit of and forthwith paid over to the Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Senior Representative is hereby authorized to make any such endorsements as agent for the Junior Priority Representative or any such Junior Lien Secured Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01. Releases.

(a) The Junior Priority Representative, for itself and on behalf of each Junior Lien Secured Party under the Junior Lien Agreement, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral [[(including all or substantially all of the equity interests of any subsidiary of the Borrower)]][[(but not all or substantially all of the Shared Collateral)]] /[[in connection with the exercise of foreclosure remedies by the Senior Representative to the extent permitted hereunder]], the Liens granted to the Junior Priority Representative and the Junior Lien Secured Parties upon such Shared Collateral to secure Junior Lien Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations, unless such release or termination is granted upon, following or in connection with the

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Discharge of Senior Obligations. Upon delivery to the Junior Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Junior Lien Secured Parties and the Junior Priority Representative) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Junior Priority Representative will promptly execute, deliver or acknowledge, at the Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of the Junior Priority Representative, for itself and on behalf of the Junior Lien Secured Parties under the Junior Lien Agreement, to release the Liens on the Junior Priority Collateral as set forth in the relevant Junior Lien Debt Documents.

(b) Until the Discharge of the Senior Obligations, the Junior Priority Representative, for itself and on behalf of each Junior Lien Secured Party under the Junior Lien Agreement, hereby irrevocably constitutes and appoints the Senior Representative and any officer or agent of the Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Priority Representative or such Junior Lien Secured Party or in the Senior Representative’s own name, from time to time in the Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c) Notwithstanding anything to the contrary in any Junior Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Junior Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Senior Representative and the Junior Priority Representative or Junior Lien Secured Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the applicable Junior Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Senior Representative.

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(d) [[                    ]]

(e) [[                    ]].

SECTION 5.02. Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Junior Priority Representative for the benefit of the Junior Lien Secured Parties pursuant to the terms of the applicable Junior Lien Debt Documents and (iii) third, if no Junior Lien Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If the Junior Priority Representative or any Junior Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03. Amendments to Debt Documents.

(a) [[Subject to Section 8.10]], the Senior Debt Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms, and the Indebtedness under the Senior Debt Documents may be Refinanced, in each case, without the consent of any Junior Lien Secured Party.

(b) Without the prior written consent of the Senior Representative, no Junior Lien Debt Document may be amended, restated, supplemented or otherwise modified, or entered into, and no Indebtedness under the Junior Lien Debt Documents may be Refinanced, to the extent such amendment, restatement, supplement or modification or Refinancing, or the terms of such new Junior Lien Debt Document, would (i) contravene the provisions of this Agreement [[or any then extant Senior Debt Document]] or (ii) change to earlier dates any scheduled dates for payment of principal (including the final maturity date) or of interest on Indebtedness under such Junior Lien Debt Document.

(c) The Junior Priority Representative, for itself and on behalf of each Junior Lien Secured Party under the Junior Lien Agreement, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect reasonably approved by the Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Junior Priority Representative pursuant to this Agreement

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are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to [                    ], as collateral agent, pursuant to or in connection with the First Lien Credit Agreement, dated as of [            ], 2015, among the Borrower, the other guarantors from time to time party thereto, the lenders from time to time party thereto, The Bank of Nova Scotia, as administrative agent and collateral agent, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and (ii) the exercise of any right or remedy by the Junior Priority Representative hereunder is subject to the limitations and provisions of the Intercreditor Agreement dated as of [            ], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among The Bank of Nova Scotia, as Senior Representative, [                    ], as Junior Priority Representative, the Borrower and its subsidiaries party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern. The parties hereto acknowledge, authorize and consent to the entry by each of the Senior Representative and the Junior Representative into the Intercreditor Agreement.”

(d) In the event that the Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representative, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to the [[Senior Facility/Shared Collateral]], then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Junior Priority Collateral Document without the consent of the Junior Priority Representative or any Junior Lien Secured Party and without any action by the Junior Priority Representative, the Borrower or any other Grantor.

(e) The Borrower agrees to deliver to each of the Senior Representative and the Junior Priority Representative copies of (i) any amendments, supplements or other modifications to the Senior Debt Documents or the Junior Lien Debt Documents and (ii) any new Senior Debt Documents or Junior Lien Debt Documents promptly after effectiveness thereof.

SECTION 5.04. Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, prior to, on and after the Junior Priority Enforcement Date, the Junior Priority Representative and the Junior Lien Secured Parties may exercise rights and remedies[[, including the right to object or otherwise act]], as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Junior Lien Debt Documents and applicable law[[ so long as such rights and remedies do not violate any provision of this Agreement]]. Nothing in this Agreement shall prohibit the receipt by the Junior Priority Representative or any Junior Lien Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Junior Lien Debt Documents so long as such receipt is not the direct or indirect

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result of the exercise in contravention of this Agreement by the Junior Priority Representative or any Junior Lien Secured Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event the Junior Priority Representative or any Junior Lien Secured Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Junior Lien Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Junior Lien Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representative or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05. Bailment for Perfection of Security Interest.

(a) The Possessory Collateral shall be delivered to the Senior Representative and by accepting such Possessory Collateral such Senior Representative agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of the Junior Priority Representative and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Junior Priority Collateral Documents, in each case, subject to the terms and conditions of this Section 5.05.

(b) Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representative and the Senior Secured Parties shall be entitled to deal with the Possessory Collateral in accordance with the terms of [[the Senior Debt Documents as if the Liens under the Junior Priority Collateral Documents did not exist/this Agreement]]. The rights of the Junior Priority Representative and the Junior Lien Secured Parties with respect to the Possessory Collateral shall at all times be subject to the terms of this Agreement.

(c) The Senior Representative and the Senior Secured Parties shall have no obligation whatsoever to the Junior Priority Representative or any Junior Lien Secured Party to assure that any of the Possessory Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representative under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Junior Priority Representative [[(such bailment being intended, among other things, to satisfy the requirements of Section 9-313(c) of the UCC) and any assignee]] for purposes of perfecting the Lien held by such Junior Priority Representative.

(d) The Senior Representative shall not have by reason of the Junior Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of the Junior Priority Representative or any Junior Lien Secured Party, and the Junior Priority Representative, for itself and on behalf of each Junior Lien

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Secured Party under the Junior Lien Agreement, hereby waives and releases the Senior Representative from all claims and liabilities arising pursuant to the Senior Representative’s roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral[[                    ]].

(e) Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, deliver to the Junior Priority Representative, to the extent that it is legally permitted to do so, all remaining Possessory Collateral in its control. The Senior Representative has no obligations to follow instructions from the Junior Priority Representative or any other Junior Lien Secured Party in contravention of this Agreement.

(f) None of the Senior Representative nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to the Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06. When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with the occurrence of the Discharge of Senior Obligations, the Borrower or any Subsidiary consummates any Refinancing of any Senior Obligations, then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), the Junior Priority Representative shall promptly (a) enter into such documents and agreements, including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of the Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Junior Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Possessory Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any Governmental Authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

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SECTION 5.07. Purchase Right. Without prejudice to the enforcement of the Senior Secured Parties remedies, the Senior Secured Parties agree that following (a) the acceleration of all Senior Obligations in accordance with the terms of the Senior Debt Documents, (b) the commencement of an Insolvency Proceeding[[, (c) any payment default under the Senior Credit Agreement that remains uncured for 30 days or (d) any exercise of remedies by the Senior Representative or the Senior Secured Parties under any of the Senior Debt Documents]] (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Junior Lien Secured Parties may request, and the Senior Secured Parties hereby offer the Junior Lien Secured Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase at par, plus any expenses, premium or related amounts, if any, that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest and fees, without warranty or representation or recourse. If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within five Business Days of the request. If one or more of the Junior Lien Secured Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Senior Representative and the Junior Priority Representative. If none of the Junior Lien Secured Parties exercise such right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

ARTICLE VI

Insolvency or Liquidation Proceedings.

SECTION 6.01. Financing Issues. [                    ]

SECTION 6.02. Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, the Junior Priority Representative, for itself and on behalf of each Junior Lien Secured Party under the Junior Lien Agreement, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Senior Representative.

SECTION 6.03. Adequate Protection. The Junior Priority Representative, for itself and on behalf of each Junior Lien Secured Party under the Junior Lien Agreement, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (i) any request by the Senior Representative or any Senior Secured Parties for adequate protection, (ii) any objection by the Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on the Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (iii) the payment of interest, fees, expenses or other amounts of the Senior Representative or any other Senior Secured Party under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (B) assert or support any claim [[against the Senior Priority Representative]] for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of

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any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) [[if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then]]the Junior Priority Representative, for itself and on behalf of each Junior Lien Secured Party under the Junior Lien Agreement, may seek or request adequate protection in the form of a replacement lien or superpriority claim on such additional collateral [[or in any other form granted to the Senior Secured Parties]], which (A) Lien granted to the Junior Priority Representative is subordinated to the Liens securing all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Junior Lien Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (B) superpriority claim granted to the Junior Priority Representative is subordinated to all superpriority claims of the Senior Secured Parties on the same basis as the other claims of the Junior Lien Secured Parties are so subordinated to the claims of the Senior Secured Parties under this Agreement, (ii) in the event the Junior Priority Representative, for itself and on behalf of the Junior Lien Secured Parties under the Junior Lien Agreement, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of additional or replacement collateral, then the Junior Priority Representative, for itself and on behalf of each Junior Lien Secured Party under the Junior Lien Agreement, agree that the Senior Representative shall also be granted a Senior Lien on such additional or replacement collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional or replacement collateral securing the Junior Lien Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Junior Lien Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Junior Lien Secured Party pursuant to or as a result of any Lien on such additional or replacement collateral so granted to the Junior Lien Secured Parties shall be subject to Section 4.02), and (iii) in the event the Junior Priority Representative, for themselves and on behalf of the Junior Lien Secured Parties under the Junior Lien Agreement, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim, then such Junior Priority Representative, for itself and on behalf of each Junior Lien Secured Party under the Junior Lien Agreement, agree that the Senior Representative shall also be granted adequate protection in the form of a superpriority claim, which superpriority claim shall be senior to the superpriority claim of the Junior Lien Secured Parties (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Junior Lien Secured Party pursuant to or as a result of any such superpriority claim so granted to the Junior Lien Secured Parties shall be subject to Section 4.02).

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SECTION 6.04. Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Junior Priority Representative, for itself and on behalf of each Junior Lien Secured Party under the Junior Lien Agreement, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05. Separate Grants of Security and Separate Classifications. The Junior Priority Representative, for itself and on behalf of each Junior Lien Secured Party under the Junior Lien Agreement, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Junior Lien Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Junior Lien Secured Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then the Junior Priority Representative, for itself and on behalf of each Junior Lien Secured Party under the Junior Lien Agreement, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral, with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Junior Lien Secured Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (whether or not allowed or allowable) before any distribution is made in respect of the Junior Lien Obligations, and the Junior Priority Representative, for itself and on behalf of each Junior Lien Secured Party under the Junior Lien Agreement, hereby acknowledges and agrees to turn over to the

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Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Lien Secured Parties.

SECTION 6.06. No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit the Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Lien Secured Party, including the seeking by any Junior Lien Secured Party of adequate protection or the assertion by any Junior Lien Secured Party of any of its rights and remedies under any of the Junior Lien Debt Documents or otherwise.

SECTION 6.07. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08. Other Matters. To the extent that the Junior Priority Representative or any Junior Lien Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, [[except as provided for in Section 6.03,]] such Junior Priority Representative, on behalf of itself and each Junior Lien Secured Party under the Junior Lien Agreement, or such Junior Lien Secured Party agrees not to assert any such rights without the prior written consent of the Senior Representative, provided that if requested by the Senior Representative, such Junior Priority Representative shall timely exercise such rights in the manner requested by the Senior Representative (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09. 506(c) Claims. [[Until the Discharge of Senior Obligations has occurred, the Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.]]

SECTION 6.10. Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the

23

Junior Lien Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Junior Lien Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) [[No Junior Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that does not provide for the payment in full in cash of the Senior Obligations at consummation thereof, other than with the prior written consent of the Senior Representative or to the extent any such plan is proposed or supported by the number of Senior Secured Debt Parties required under Section 1126(d) of the Bankruptcy Code.]]

SECTION 6.11. Section 1111(b) of the Bankruptcy Code. [[The Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code. The Junior Priority Representative, for itself and on behalf of each Junior Lien Secured Party under the Junior Lien Agreement, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code.]]

ARTICLE VII

Reliance; Etc.

SECTION 7.01. Reliance. All loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. The Junior Priority Representative, on behalf of itself and each Junior Lien Secured Party under the Junior Lien Agreement, acknowledges that it and such Junior Lien Secured Parties have, independently and without reliance on the Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Junior Lien Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Junior Lien Debt Documents or this Agreement.

SECTION 7.02. No Warranties or Liability. The Junior Priority Representative, on behalf of itself and each Junior Lien Secured Party under the Junior Lien Agreement, acknowledges and agrees that neither the Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty,

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including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Junior Priority Representative and the Junior Lien Secured Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither the Senior Representative nor any other Senior Secured Party shall have any duty to the Junior Priority Representative or Junior Lien Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Junior Lien Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representative, the Senior Secured Parties, the Junior Priority Representative and the Junior Lien Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Junior Lien Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03. [[Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representative, the Senior Secured Parties, the Junior Priority Representative and the Junior Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Document or any Junior Lien Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Junior Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Senior Credit Agreement or any other Senior Debt Document or of the terms of the Junior Lien Agreement or any other Junior Lien Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Junior Lien Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

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(e) any other circumstances that otherwise might constitute a defense available to (i) the Borrower or any other Grantor in respect of the Senior Obligations (other than the Discharge of Senior Obligations subject to Sections 5.06 and 6.04) or (ii) the Junior Priority Representative or Junior Priority Debt Party in respect of this Agreement.]]

ARTICLE VIII

Miscellaneous

SECTION 8.01. Conflicts. Subject to Section 8.22, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Junior Lien Debt Document, the provisions of this Agreement shall govern.

SECTION 8.02. Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Junior Priority Representative or any Junior Lien Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03. Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

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(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of, or otherwise materially adversely affects, the Borrower or any Grantor, shall require the consent of the Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Junior Lien Secured Parties and their respective successors and assigns.

SECTION 8.04. Information Concerning Financial Condition of the Borrower and the Subsidiaries. The Senior Representative, the Senior Secured Parties, the Junior Priority Representative and the Junior Lien Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Junior Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Junior Lien Obligations. The Senior Representative, the Senior Secured Parties, the Junior Priority Representative and the Junior Lien Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the Senior Representative, any Senior Secured Party, the Junior Priority Representative or any Junior Lien Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representative, the Senior Secured Parties, the Junior Priority Representative and the Junior Lien Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05. Subrogation. The Junior Priority Representative, on behalf of itself and each Junior Lien Secured Party under the Junior Lien Agreement, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06. Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, the Junior Priority Representative, on behalf of itself and each Junior Lien Secured Party under the Junior Lien Agreement, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

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SECTION 8.07. Additional Grantors. The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08. Dealings with Grantors. Upon any application or demand by the Borrower or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the request of such Representative, the Borrower or such Grantor, as appropriate, shall furnish to such Representative a certificate of an Authorized Officer (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09. [Reserved].

SECTION 8.10. Refinancings.

(a) The Senior Obligations may be increased, exchanged, refinanced or replaced, in whole or in part, in each case, without notice to, or the consent of the Junior Priority Representative or any Junior Lien Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof. Without limiting Section 5.06, the Junior Priority Representative hereby agrees that at the request of the Borrower in connection with amendment, refinancing or replacement of Senior Obligations (“Replacement Senior Obligations”) it will, upon the demand of the Borrower, enter into with the agent for the Replacement Senior Obligations containing terms and conditions substantially similar to the terms and conditions of this Agreement.

(b) [[The holders of such Replacement Senior Obligations shall bind themselves in a writing, addressed to the Junior Priority Representative and the Junior Lien Secured Parties, to the terms of this Agreement and any such Refinancing shall not, without the consent of the Junior Lien Secured Parties in accordance with the Junior Lien Agreement:]]

(i) [[                    ]].

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SECTION 8.11. Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York or the United States of America located in the Borough of Manhattan, City of New York, and appellate courts from any thereof;

(b) consents and agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.12;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

SECTION 8.12. Notices.2 All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(a)	if to the Borrower or any Grantor, to the Borrower, at its address at:

[                    ]

With a copy (which shall not constitute notice) to:

[                    ]

(b)	if to the Senior

Representative, to it at:

[                    ]

(c)	if to the Junior Priority Representative, to it at:

[                    ]

[2]	NTD: To be updated

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Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 8.13. Further Assurances. The Junior Priority Representative, on behalf of itself, and each Junior Lien Secured Party under the Junior Lien Agreement, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Senior Representative may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.14. GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.15. Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representative, the Senior Secured Parties, the Junior Priority Representative, the Junior Lien Secured Parties, the Borrower, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.16. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.17. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

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SECTION 8.18. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

SECTION 8.19. No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representative, the Senior Secured Parties, the Junior Priority Representative and the Junior Lien Secured Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights. Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any other Grantor, which are absolute and unconditional, to pay the Senior Obligations and the Junior Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 8.20. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.21. Collateral Agent and Representative. It is understood and agreed that (a) the Senior Representative is entering into this Agreement in its capacity as administrative agent and collateral agent under the Senior Credit Agreement and the provisions of Article 14 of the Senior Credit Agreement applicable to the Senior Representative and the other agents thereunder, and any other indemnifications, waivers, or disclaimers for the benefit of the Senior Representative and the other agents contained therein, shall also apply to the Senior Representative hereunder and [[[(b) the Junior Priority Representative is entering into this Agreement in its capacity as administrative agent and collateral agent under the Junior Lien Agreement and the provisions of Article IX of the Junior Lien Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Junior Priority Representative hereunder]]]3.

SECTION 8.22. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Sections 5.01(a), 5.01(c) or 5.03(d)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Senior Credit Agreement, any other Senior Debt Document, the Junior Lien Agreement or any other Junior Lien Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Borrower or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Senior Credit Agreement, any other Senior Debt Document, the Junior Lien Agreement or any other Junior Lien Debt Document.

[3]	NTD: Stroock to update

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SECTION 8.23. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE BANK OF NOVA SCOTIA,
as Senior Representative

By:
Name:
Title:

By:
Name:
Title:

[ ], as Junior Priority Representative

By:
Name:
Title:

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

33

[EACH SUBSIDIARY GUARANTOR], as a Grantor

By:
Name:
Title:

34

ANNEX I

SUPPLEMENT NO. [                    ], dated as of [                    ], to the INTERCREDITOR AGREEMENT, dated as of [            ], 2015 (the “Intercreditor Agreement”) among [ALLIED NEVADA GOLD CORP.], a [                    ] [corporation] (the “Borrower”), [                    ], certain subsidiaries of the Borrower (each a “Grantor”), THE BANK OF NOVA SCOTIA, as Representative for the Senior Secured Parties (in such capacity and together with its successors in such capacity, the “Senior Representative”) and [                    ], as Representative for the Junior Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Junior Priority Representative”).

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B. The Grantors have entered into the Intercreditor Agreement. Pursuant to the Senior Credit Agreement, the Junior Lien Agreement, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the Intercreditor Agreement. Section 8.07 of the Intercreditor Agreement provides that such Subsidiaries may become party to the Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Senior Credit Agreement and the Junior Lien Agreement.

Accordingly, the Senior Representative and the New Subsidiary Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Intercreditor Agreement shall be deemed to include the New Grantor. The Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

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SECTION 4. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse the Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Senior Representative as required by the applicable Senior Debt Documents.

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IN WITNESS WHEREOF, the New Grantor, and the Senior Representative have duly executed this Supplement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by:

[ ], as Senior Representative

By:
Name:
Title:

[ ], as Junior Priority Representative

By:
Name:
Title:

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EXHIBIT D

Notes Purchase Agreement

ALLIED NEVADA GOLD CORP.

NOTE PURCHASE AGREEMENT

Dated as of [            ], 2015

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4.	Covenants of the Debtors		15

	4.1.	Conditions Precedent	15
	4.2.	Use of Proceeds	15
	4.3.	Stamp Taxes	15
	4.4.	DTC Eligibility	15

5.	Covenants of the Purchasers		15

	5.1.	Conditions Precedent	15
	5.2.	Transfer Restrictions	15

6.	Conditions to Closing		16

	6.1.	Conditions Precedent to Obligations of the Purchasers	16
	6.2.	Conditions Precedent to Obligations of the Company	18

7.	Termination		19

8.	Indemnification		20

9.	Survival of Representations and Warranties		21

10.	Amendments and Waivers		21

11.	Notices, etc		22

12.	Miscellaneous		23

	12.1.	Assignments	23
	12.2.	Severability	23
	12.3.	Entire Agreement	23
	12.4.	Counterparts	24
	12.5.	Governing Law	24
	12.6.	Submission to Jurisdiction	24
	12.7.	Waiver of Trial by Jury; Waiver of Certain Damages	24
	12.8.	Further Assurances	25
	12.9.	Specific Performance	25
	12.10.	Headings	25
	12.11.	Interpretation; Rules of Construction	25
	12.12.	Several, Not Joint, Obligations	25
	12.13.	Disclosure	25
	12.14.	No Recourse Party	26
	12.15.	Settlement Discussions	26
	12.16.	No Third Party Beneficiaries	26

13.	Definitions		26

	13.1.	Undefined Terms	26
	13.2.	Certain Defined Terms	27

	Schedules
	1.1	Purchasers
	1.3	Wire Transfer Instructions
	2.16	Taxes

ii

THIS NOTE PURCHASE AGREEMENT is entered into as of [            ], 2015 (as amended, supplemented or otherwise modified from time to time, together with any schedules, exhibits and annexes hereto, this “Agreement”), by and among (a) Allied Nevada Gold Corp., a Delaware corporation (as in existence on the date hereof, as a debtor-in-possession in the Chapter 11 Cases (as defined below) and as a reorganized debtor, as applicable, the “Company”), (b) each of the Affiliates (as defined below) of the Company listed on the signature pages hereto under the title “Debtors” (such Affiliates, each as in existence on the date hereof, as a debtor-in-possession in the Chapter 11 Cases and as a reorganized debtor, as applicable, together with the Company, each a “Debtor” and, collectively, the “Debtors”), and (c) each of the undersigned entities and/or their investment advisors, managers, managed funds or accounts, intermediaries or nominees set forth on Schedule 1 hereto (each, a “Purchaser” and, collectively, the “Purchasers”). Capitalized terms used in this Agreement are defined in Section 13 hereof.

RECITALS

WHEREAS, on March 10, 2015, the Debtors commenced voluntary, pre-arranged jointly administered cases captioned In re Allied Nevada Gold Corp., et al., Ch. 11 Case No. 15-10503 (MFW) (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

WHEREAS, pursuant to (and subject to the terms and conditions set forth in) the Plan and this Agreement, on the Effective Date, the Company will issue and sell to each Purchaser an aggregate principal amount of Second Lien Convertible Notes due 2020 set forth opposite such Purchaser’s name on Schedule 1 hereto (each, a “Note” and, collectively, the “Notes”).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Debtors and the Purchasers agree as follows:

1. Purchase and Sale of Notes.

1.1. Purchase and Sale. On the basis of the representations, warranties, agreements and covenants set forth herein and subject to the terms and conditions set forth herein, the Company hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees to purchase from the Company, at the Closing, the aggregate principal amount of Notes set forth opposite such Purchaser’s name on Schedule 1.1 hereto under the title “Face Amount of Purchased Notes” at the purchase price set forth opposite such Purchaser’s name on Schedule 1.1 hereto under the title “Notes Purchase Price” (such purchase price, the “Notes Purchase Price” and, the Notes Purchase Price of each Purchaser, collectively, the “Aggregate Purchase Price”).

1.2. Private Placement. The Notes will be sold to the Purchasers pursuant to (a) the exemption from registration afforded by Section 4(a)(2) of the Securities Act and the rules and regulations of the SEC thereunder and (b) the indenture attached to this Agreement as Exhibit A (the “Indenture”). Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes shall bear the legends applicable to each such Note as set forth in the Indenture.

1.3. Closing. The closing of the purchase and sale of the Notes hereunder (the “Closing”) will occur at 10:00 a.m., New York City time, on the Effective Date. At the Closing, (i) each Purchaser shall deliver or cause to be delivered its respective Notes Purchase Price to the Company by wire transfer of immediately available funds in U.S. dollars in accordance with the wire transfer instructions set forth on Schedule 1.3 hereto and (ii) the Debtors shall deliver to each Purchaser such certificates, counterparts to agreements, documents or instruments required to be delivered by the Debtors (or any of them) to such Purchaser pursuant to Section 6.1 hereof. The agreements, instruments, certificates and other documents to be delivered on the Effective Date by or on behalf of the Debtors will be delivered to the Purchasers at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038.

1.4. Settlement. At the Closing and upon the satisfaction of the conditions precedent set forth in Section 6.1 hereof, (a) the Notes shall be registered in the name of Cede & Co., as a nominee of the Depository Trust Company (“DTC”), and be evidenced by global securities held on behalf of members or participants in DTC as nominees for the Purchasers and (b) the Purchasers and the Company shall cause [                    ] (the “Settlement Agent”) to settle the Notes issued through DTC by having the Notes deposited into the Settlement Agent’s DTC Participant Account whereafter the Settlement Agent shall deliver interests in the Notes to the participants identified in that certain settlement agreement, dated as of [            ], 2015 (the “Settlement Agreement”), between the Settlement Agent and the Company.

1.5. Original Issue Discount. The Company and each Purchaser agree (a) to treat the Notes as debt for U.S. federal income tax purposes, (b) to treat the Notes as issued with original issue discount (“OID”), and as a debt instrument described in Treasury Regulations Section 1.1272-1(c)(5) (which therefore is governed by the rules set out in Treasury Regulations Section 1.1272-1(c), and not by the rules set out in Treasury Regulations Section 1.1275-4), (c) that the Purchasers’ receipt of different amounts of the Put Option Payment shall be treated, for U.S. federal income tax purposes, as an adjustment to the issue price of the Notes, resulting in “market discount” or “acquisition premium,” as the case may be, in a manner determined by the Company in good faith and in consultation with appropriate tax advisors, which determination shall be binding on each Purchaser, (d) that any calculation by the Company or its agents regarding the amount of OID for any accrual period on the Notes shall be as set forth by the Company or its agents in accordance with applicable U.S. tax law, Treasury Regulation, and other applicable guidance, and will be available, after preparation, to such Purchaser with respect to the Notes held by such Purchaser, for any accrual period in which such Purchaser held such Notes, promptly upon request, and (e) to adhere to this Agreement for U.S. federal income tax purposes with respect to such Purchaser for so long as such Purchaser holds Notes and not to take any action or file any tax return, report or declaration inconsistent herewith (including, with respect to the amount of OID on the Notes, as determined in accordance with the preceding clause (c)). This Section 1.5 is not an admission by any Purchaser that it is subject to United States taxation.

1.6. Affiliates and Related Funds. Anything in this Agreement to the contrary notwithstanding (but without limiting the provisions of Section 12.1 hereof), any

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Purchaser, in its sole discretion, may designate that some or all of the Notes be issued in the name of, and delivered to, one or more of its Affiliates or Related Funds so long as any such Affiliate or Related Fund confirms in writing the representations and warranties set forth in Section 3 with respect to such Affiliate or Related Fund.

2. Representations and Warranties of the Debtors. Except as set forth in the SEC Reports (excluding any risk factor disclosure and disclosure included in any “forward-looking statements” disclaimer or other statements included in such SEC Reports that are forward-looking in nature and only to the extent that the relevance of a disclosure or statement therein to a representation or warranty in this Section 2 is reasonably apparent on its face), Debtors hereby, jointly and severally, represent and warrant to the Purchasers as set forth below. Except for representations and warranties that are expressly limited as to a particular date, each representation and warranty is made as of the date of this Agreement and as of the Effective Date.

2.1. Organization of the Debtors. Each Debtor and each of its Subsidiaries is a corporation or limited liability company (as the case may be) duly organized or formed (as applicable), validly existing and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization or formation (as applicable), and has full corporate or limited liability company (as applicable) power and authority to conduct its business as it is now conducted. Each Debtor and each of its Subsidiaries is duly qualified or registered to do business as a foreign corporation or limited liability company (as the case may be) and is in good standing (to the extent such concept is applicable) under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.2. Authority; No Conflict; Consents.

(a) Each Debtor (i) has the requisite corporate or limited liability company (as applicable) power and authority (A) to enter into, execute and deliver this Agreement and each other Transaction Document to which it is (or will be) a party, and to enter into, execute and file with the Bankruptcy Court the Plan and (B) to perform and consummate the Contemplated Transactions, and (ii) has taken all necessary corporate or limited liability company (as applicable) action required for (x) the due authorization, execution and delivery of this Agreement and each other Transaction Document to which it is (or will be) a party, (y) the due authorization, execution and filing with the Bankruptcy Court of the Plan and (z) the performance and consummation of the Contemplated Transactions. This Agreement has been (or, in the case of each other Transaction Document to be entered into by a Debtor at or prior to the Closing, will be) duly executed and delivered by each Debtor (or, in the case of any other Transaction Document, the Debtor party thereto). This Agreement constitutes (or, in the case of each other Transaction Document to be entered into by a Debtor at or prior to the Closing, will constitute) the legal, valid and binding obligation of each Debtor (or, in the case of any other Transaction Document, the Debtor party thereto), enforceable against such Debtor in accordance with its terms, except to the extent that the enforceability thereof may be limited by (I) applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application

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limiting the enforcement of creditors’ rights generally and (II) the fact that the courts may deny the granting or enforcement of equitable remedies. Subject to the expiration or waiver by the Bankruptcy Court of the fourteen (14) day period set forth in Bankruptcy Rules 6004(h) and 3020(e), the Plan constitutes the legal, valid and binding obligation of each Debtor, enforceable against such Debtor in accordance with its terms.

(b) Neither the execution and delivery by the Debtors of this Agreement or any of the other Transaction Documents, the execution or filing with the Bankruptcy Court by the Debtors of the Plan nor the performance or consummation by the Debtors of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with or result in a violation or breach of any provision of the Organizational Documents of any Debtor;

(ii) after entry of the Confirmation Order, contravene, conflict with or result in a violation of any Law or Order to which any Debtor or any of its Subsidiaries, or any of the properties, assets, rights or interests owned or used by any Debtor or any of its Subsidiaries, may be subject;

(iii) contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any Contract to which any Debtor or any of its Subsidiaries is a party or which any Debtor’s or any of its Subsidiaries’ properties, assets, rights or interests are bound; or

(iv) result in the imposition or creation of any Encumbrance (except for Permitted Encumbrances described in clause (e) of the definition thereof) upon or with respect to any of the assets, properties, rights, interests or businesses owned or used by any Debtor or any of its Subsidiaries that will not be released and discharged pursuant to the Plan;

except, in the case of clauses (ii) and (iii) above, where such occurrence, event or result (x) would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to any Debtor or any of its Subsidiaries, or (y) arises as a result of the filing of the Chapter 11 Cases or the discharge or compromise of claims as a result thereof.

(c) Subject to the Approvals, none of the Debtors will be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or any other Transaction Document, or the execution and filing with the Bankruptcy Court of the Plan, or the performance or consummation of any of the Contemplated Transactions, except any of the foregoing that are required to be given, made or obtained under Law in connection with the Chapter 11 Cases.

2.3. Proceedings. There are no pending, outstanding or, to the knowledge of the Debtors, threatened Proceedings to which any Debtor or any of its Subsidiaries is a party or to which any properties, assets, rights or interests of any of them are subject, except for (a) claims of creditors or parties in interest in the Chapter 11 Cases, (b) the class action securities

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litigations currently pending (and which were pending as of the Petition Date) in federal court in the State of Nevada and the Ontario Superior Court in Canada, (c) the shareholder demand to compel an annual meeting currently pending (and which was not pending as of the Petition Date) in the Court of Chancery for the State of Delaware, and (d) Proceedings that if adversely determined to such Debtor or any of its Subsidiaries would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to such Debtor or any of its Subsidiaries.

2.4. Brokers or Finders. Except for Moelis & Company and Houlihan Lokey Capital, Inc. (to the extent provided for in the engagement letter between the Company and Moelis & Company and the engagement letter with Houlihan Lokey Capital, Inc., acknowledged and agreed by the Company, each in effect on the date of this Agreement), neither any Debtor, any of its Subsidiaries nor any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or any of the other Transaction Documents, the Plan or any of the Contemplated Transactions.

2.5. Exemption from Registration. Assuming the accuracy of the Purchasers’ representations set forth in Section 3 hereof, each of the Specified Issuances will be exempt from the registration and prospectus delivery requirements of the Securities Act.

2.6. Issuance.

(a) The Notes issued and delivered to the Purchasers pursuant to this Agreement and the Indenture will be free and clear of all taxes, Encumbrances, pre-emptive rights, rights of first refusal, subscription and similar rights (other than any such Encumbrances created by a Purchaser).

(b) Upon the issuance and delivery of the Notes in accordance with this Agreement and the Indenture, the Notes will be convertible at the option of the holder thereof into shares of New Common Stock in accordance with the terms of the Indenture and the Notes, and such shares of New Common Stock have been duly authorized and reserved and, when issued and delivered upon conversion of the Notes in accordance with the terms thereof and the Indenture, will be validly issued, fully paid and non-assessable, and will be free and clear of all taxes, Encumbrances, pre-emptive rights, rights of first refusal, subscription and similar rights.

2.7. No Violation or Default. Neither any Debtor nor any of its Subsidiaries is in violation of its Organizational Documents. Neither any Debtor nor any of its Subsidiaries is: (a) except for any defaults arising as a result of the Chapter 11 Cases, in default, and no event has occurred that, with notice or lapse of time or both, would constitute a default, under any Contract to which such Debtor or any of its Subsidiaries is a party or by which such Debtor or any of its Subsidiaries is bound or to which any of the properties, assets, rights or interests of such Debtor or any of its Subsidiaries is subject; or (b) in violation of any Law or Order, except, in the case of clauses (a) and (b) above, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to any Debtor or any of its Subsidiaries.

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2.8. Title to Intellectual Property. Each of the Debtors and its Subsidiaries owns, or is licensed or otherwise has the right to use, all patents, inventions and discoveries (whether patentable or not), trademarks, service marks, trade names, trade dress, internet domain names, copyrights, published and unpublished works of authorship (including software), and all registrations, recordations and applications of the foregoing and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and licenses related to any of the foregoing (“IP Rights”) owned by or used in the conduct of the businesses of each Debtor and its Subsidiaries (“Debtor IP Rights”), except where the failure to own or possess such rights to (or have licenses related to) any such IP Rights would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to any of the Debtors; and, to the knowledge of the Debtors, the conduct of the businesses of each Debtor and its Subsidiaries does not infringe or misappropriate in any material respect with any IP Rights of others, and each Debtor and its Subsidiaries have not received any written notice of any claim of infringement or misappropriation of any IP Rights of others. None of the Debtor IP Rights owned by any Debtor and/or any of its Subsidiaries have been adjudged invalid or unenforceable, and the Debtors have maintained all registered patents, trademarks and copyrights in full force and effect and used commercially reasonable efforts to protect all trade secrets, except where such adjudication or failure to maintain would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to any Debtor or any of its Subsidiaries. To the knowledge of the Debtors, no third party has infringed or misappropriated any Debtor IP Rights, except where such infringement or misappropriation of any such IP Rights would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to any Debtor or any of its Subsidiaries.

2.9. Licenses and Permits. Each Debtor and its Subsidiaries holds all material licenses, certificates of approval, approvals, registrations, permits and consents by, and have given all material notices to, the appropriate Governmental Bodies that are required to operate their businesses where they are currently being operated, except where the failure to have such licenses, certificates of approval, approvals, registrations, permits and consents could not reasonably be expected to be adverse in any material respect to any Debtor or any of its Subsidiaries. Neither any Debtor nor any of its Subsidiaries has received notice of any revocation or modification of any such license, certificate, permit, or authorization, or has any reason to believe that any such license, certificate, permit, or authorization will not be renewed in the ordinary course, or that any such renewal will be materially impeded, delayed, hindered or burdensome to obtain, except to the extent that any of the foregoing would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to any Debtor or any of its Subsidiaries.

2.10. Compliance With Environmental Laws. Except in the case of any of the following that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to any Debtor or any of its Subsidiaries, each Debtor and its Subsidiaries:

(a) is in compliance with any and all material applicable Environmental Laws;

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(b) have received and are in compliance with all material permits, licenses, approvals or other Consents required of them under applicable Environmental Laws to conduct their respective businesses; and

(c) have no knowledge and have not received written notice from any Governmental Body or any Person of (i) any material violations of, or liability under, Environmental Laws with respect to the presence of any hazardous or toxic substances or wastes, pollutants or contaminants at, on, under, or emanating from any of their respective businesses and (ii) any actual or potential material liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants at, on, under or emanating from any of their respective currently owned, operated or leased real properties or tangible personal properties, or any of their respective formerly owned, operated or leased real properties or tangible personal properties, or any of their respective divested businesses or predecessors in interest.

For purposes of this Section 2.10, “Disposal” and “Release” shall have the same meanings as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.).

2.11. Compliance With ERISA. All material employee benefit, compensation and incentive plans, arrangements and agreements (including, but not limited to, employee benefit plans within the meaning of Section 3(3) of ERISA) (all such plans, arrangements and agreements, whether or not material, the “Benefit Plans”) maintained, administered or contributed to by any Debtor or any of its Subsidiaries for or on behalf of any employees or former employees of such Debtor or any of its Affiliates have been maintained in compliance in all material respects with its terms and the requirements of any applicable Laws or Orders, including, but not limited to, ERISA and the Code. None of the Benefit Plans are, and neither the Debtors, any of their respective Subsidiaries nor any of their respective ERISA Affiliates maintain, contribute to, or have an obligation to contribute to, or in the past six (6) years has maintained, contributed to, or had an obligation to contribute to, or have any liability with respect to, (i) a plan subject to Title IV of ERISA or Sections 412 or 4971 of the Code or (ii) a multiemployer plan (within the meaning of Section 4001(3) of ERISA or 413(c) of the Code).

2.12. No Unlawful Payments. Neither any Debtor nor any of its Subsidiaries nor, to the knowledge of any Debtor, any current or former director, officer or employee of any Debtor or any of its Subsidiaries has, directly or indirectly: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any employee or official of a Governmental Body, candidate for public office, political party or political campaign, for the purpose of (i) influencing any act or decision of such employee, official, candidate, party or campaign, (ii) inducing such employee, official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; (b) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate

7

monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of any of the Debtors or any of their respective Subsidiaries related to any of the foregoing; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or any other applicable anti-corruption or anti-bribery law.

2.13. Absence of Certain Changes or Events. Since December 31, 2014, and excluding any transactions effected in connection with the Chapter 11 Cases, (a) each Debtor and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices; provided, that the conduct by the Debtors of their business in accordance with “Mining Suspension Plan (B)” as set forth in the “Allied Nevada – Project Aztec: Projection Update” dated June 2015 shall not be deemed to be a breach of the representation made in this clause (a); (b) there has not been any change with respect to any finance or tax accounting elections, methods, principles or practices of any Debtor or any of its Subsidiaries; and (c) neither any Debtor nor any of its Subsidiaries has incurred any damage, destruction, loss or casualty (not covered by insurance) to its property or assets with a value, individually or in the aggregate, in excess of $350,000. Except as set forth in the “Allied Nevada – Project Aztec: Projection Update” dated June 2015, since December 31, 2014, there has not been any Material Adverse Effect.

2.14. Title to Property; Leases.

(a) The Debtors and their respective Subsidiaries have good, valid and marketable title to (or, (i) in the case of leased assets or property (including, without limitation, all real property rights and interests, mining claims (whether patented or unpatented), mining leases or concessions leased by each Debtor or any of its Subsidiaries (the “Leased Real Property”)), a valid and subsisting leasehold interest in, or (ii) in the case of real property rights and interests, mining claims (whether patented or unpatented), mining leases or concessions owned by each Debtor or any of its Subsidiaries (the “Owned Real Property”), good, valid and marketable title to) all assets and properties that, individually or in the aggregate, are material to the conduct of the business of each Debtor and its Subsidiaries, free and clear of all Encumbrances other than Permitted Encumbrances. As of the date hereof all leases relating to the Leased Real Property are, and immediately after the Effective Date all leases relating to the Leased Real Property shall be, in full force and effect and enforceable by the Debtors and their respective Subsidiaries in accordance with their respective terms.

(b) To the knowledge of the Debtors, none of the buildings or structures situated on or forming part of the Owned Real Property or the Leased Real Property, or the operation or maintenance thereof, encroaches on any property owned by others, other than any such encroachments that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to any Debtor or any of its Subsidiaries. To the knowledge of the Debtors, the Owned Real Property and the Leased Real Property and the current uses thereof by the Debtors and their respective Subsidiaries comply in all respects with applicable Laws, other than any such noncompliance that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to any Debtor or any of its Subsidiaries. Except as set forth in the SEC Reports, no taking has been commenced or, the knowledge of the Debtors, is contemplated with respect to all or any portion of any Owned Real Property or Leased Real Property.

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(c) With respect to all patented and unpatented mining claims included in the Leased Real Property and the Owned Real Property (the “Mining Claims”), (i) such Mining Claims are validly located and recorded and are maintained, in each case, in accordance, in all material respects, with the Laws of the United States and the State of Nevada, (ii) neither the Debtors nor any of their respective Subsidiaries have any liability or obligations to any Person with respect to any Mining Claims (other than obligations in respect of the payment of royalties under a mining lease with the owner of certain patented and unpatented Mining Claims relating to the gold and silver mine commonly referred to as the “Hycroft Mine”), (iii) there is no material adverse claim against or challenge to the title of the Debtors or any of their respective Subsidiaries with respect to any Mining Claim that, if determined adversely to the Debtors or any of their respective Subsidiaries, would materially and adversely affect the ability of the Debtors or any of their respective Subsidiaries to make use of, transfer or otherwise exploit such Mining Claim, (iv) no other Person has any material interest in any Mining Claim that would affect the interest of the Debtors or any of their respective Subsidiaries in the Mining Claims, and (v) no Debtor or any of its Subsidiaries has received any written notice or, to the knowledge of the Debtors, any oral notice from any Governmental Body of any revocation or intent to revoke any Debtor’s or any of its Subsidiaries’ interest in any of the Mining Claims.

(d) The Debtors and their respective Subsidiaries own or have valid rights to use all water rights, surface use rights, access rights or agreement, easements and rights of way, tunnels, drifts, powerlines and roads that are necessary for the Debtors and their respective Subsidiaries to operate their business in the ordinary course of business.

2.15. Financial Statements. Each of (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2014, and the related consolidated statements of (loss) income and comprehensive (loss) income, stockholders’ equity and cash flows for the twelve-month period then ended included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014 (the “Audited Financial Statements”), and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2015, and the related condensed consolidated statements of (loss) income and comprehensive income, stockholders’ equity (deficit) and cash flows for the six-month period then ended, included in the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2015 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), (i) comply as to form in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (subject, in the case of the Unaudited Financial Statements to normal recurring year-end adjustments (that will not, individually or in the aggregate, be material in amount or effect) and the absence of all required footnotes thereto (that, if presented, would not, individually or in the aggregate, differ materially from those included in the Audited Financial Statements); and (iii) fairly present in all material respects the consolidated financial condition, stockholders’ equity and results of operations and cash flows (as applicable) of the Company and its Subsidiaries as of the respective dates thereof and for the periods referred to therein.

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2.16. Tax Matters.

(a) Except as set forth in the SEC Reports, (i) all tax returns required to be filed by or on behalf of any Debtor or any of its Subsidiaries, or any Affiliated Group of which any Debtor or any of its Subsidiaries is or was a member, have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such tax returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings); (ii) all material taxes payable by or on behalf of any Debtor or any of its Subsidiaries either directly, as part of the consolidated tax return of another taxpayer, or otherwise, have been fully and timely paid, and adequate reserves or accruals for taxes have been provided in the balance sheet included as part of the Financial Statements in respect of any period for which tax returns have not yet been filed or for which taxes are not yet due and owing; (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of a material amount of taxes (including any applicable statute of limitations) has been executed or filed with the IRS or any other Governmental Body by or on behalf of any Debtor, any of its Subsidiaries or any Affiliated Group of which any Debtor or any of its Subsidiaries is or was a member, and no power of attorney in respect of any tax matter is currently in force; and (iv) Schedule 2.16 represents, to the knowledge of the Debtors, the expected material (A) tax consequences of the Restructuring Transaction to the Debtor and its Affiliates and (B) tax basis of the Debtor and its Affiliates in their respective assets (including stock of other affiliates) as of the first day of the taxable year immediately following the Restructuring Transaction.

(b) Except as set forth in the SEC Reports, each Debtor and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of taxes and have duly and timely withheld from employee salaries, wages, and other compensation and have paid over to the appropriate taxing authorities or other applicable Governmental Bodies all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(c) Except as set forth in the SEC Reports, (i) all material deficiencies asserted or assessments made as a result of any examinations by the IRS or any other Governmental Body of the tax returns of or covering or including any Debtor or any of its Subsidiaries have been fully paid, and there are no other material audits or investigations by any taxing authority or any other Governmental Body in progress, nor has any Debtor, any of its Subsidiaries or any Affiliated Group of which any Debtor or any of its Subsidiaries is or was a member received notice from any taxing authority or other applicable Governmental Body that it intends to conduct such an audit or investigation; (ii) no issue has been raised by a federal, state, local, or foreign taxing authority or other applicable Governmental Body in any current or prior examination that, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency for any subsequent taxable period; and (iii) there are no Encumbrances for taxes with respect to any Debtor or any of its Subsidiaries, or with respect to the assets or business of any Debtor or any of its Subsidiaries, nor is there any such Encumbrance that is pending or threatened, other than Permitted Encumbrances.

2.17. Labor and Employment Compliance. Except as set forth in the SEC Reports, each Debtor and each of its Subsidiaries is in compliance with all applicable Laws or Orders respecting employment and employment practices, except where the failure to comply with such applicable Laws or Orders would not, individually or in the aggregate, reasonably be

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expected to be adverse in any material respect to any Debtor or any of its Subsidiaries. Except as set forth in the SEC Reports, there is no Proceeding pending or, to the Debtors’ knowledge, threatened against any Debtor or any of its Subsidiaries alleging unlawful discrimination in employment before any Governmental Body and there is no Proceeding with regard to any unfair labor practice against any Debtor or any of its Subsidiaries pending before the National Labor Relations Board or any other Governmental Body, except for any such Proceedings that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to any Debtor or any of its Subsidiaries. None of the employees of any Debtor or any of its Subsidiaries is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by any Debtor or any of its Subsidiaries.

2.18. SEC Reports and Disclosure Statement. Since the Petition Date, the Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) with the SEC as required by the Securities Act or the Exchange Act. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, each of the SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such SEC Reports, except to the extent of any noncompliance with the form of the SEC Report used to file this Agreement or other agreements during the Chapter 11 Cases results from the Company’s compliance with the last sentence of Section 12.13 or the requests of lenders to such agreements, as the case may be. The Company has filed with the SEC all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the SEC Reports.

2.19. Internal Control Over Financial Reporting. As is set forth in the SEC Reports, the Debtors have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that, as of December 31, 2014, was effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

2.20. Disclosure Controls and Procedures. As is set forth in the SEC Reports, as of December 31, 2014, the Debtors (a) maintain disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Debtors in the reports that the Debtors file and submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Debtors in the reports that they file and submit under the Exchange Act is accumulated and communicated to management of the Debtors as appropriate to allow timely decisions regarding required disclosure, and (b) have disclosed, based upon the most recent evaluation by the Chief Executive Officer and Chief Financial Officer of the Debtors of the Debtors’ internal control over financial reporting, to its auditors and the audit committee of the Company’s board of directors (i) all material weaknesses in the design or operation of the Debtors’ internal control over financial reporting which are reasonably likely to adversely affect their ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Debtors’ internal control over financial reporting.

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2.21. Full Disclosure. No representations or warranties by any of the Debtors in this Agreement, and no statement contained in any document (including the Financial Statements, the SEC Reports, certificates or other writing furnished or to be furnished by the Debtors or any of their respective Representatives pursuant to the provisions hereof or in connection with the any of the Contemplated Transactions), contains any untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was made, not misleading in any material respect.

2.22. Arm’s Length. Each Debtor acknowledges and agrees that the Purchasers are acting solely in the capacity of arm’s length contractual counterparties to the Debtors with respect to the transactions contemplated hereby (including in connection with determining the terms of the Indenture and the Notes) and not as financial advisors or fiduciaries to, or agents of, the Debtors or any other Person. Additionally, the Purchasers are not advising the Debtors or any other Person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. Each Debtor shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby and the other Contemplated Transactions, and the Purchasers shall have no responsibility or liability to any Debtor with respect thereto. Any review by a Purchaser of the Debtors, the Contemplated Transactions or other matters relating to the Contemplated Transactions will be performed solely for the benefit of such Purchaser and shall not be on behalf of the Debtors.

3. Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly, hereby represents and warrants to the Debtors as set forth below. Except for representations and warranties that are expressly limited as to a particular date, each representation and warranty is made as of the date hereof and as of the Effective Date.

3.1. Organization of Such Purchaser. Such Purchaser is duly organized or formed (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation (as applicable), with full corporate, partnership or limited liability company (as applicable) power and authority to conduct its business as it is now conducted.

3.2. Authority; No Conflict; Consents.

(a) Such Purchaser (i) has the requisite corporate, partnership or limited liability company (as applicable) power and authority (A) to enter into, execute and deliver this Agreement and (B) to perform and consummate the transactions contemplated hereby, and (ii) has taken all necessary corporate, partnership or limited liability company (as applicable) action required for (x) the due authorization, execution and delivery of this Agreement and (y) the performance and consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Purchaser. This Agreement constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

(b) Except (x) for Consents which have been obtained, notices which have been given and filings which have been made and (y) where the failure to give any notice, obtain

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any Consent or make any filing would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, such Purchaser is not and will not be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery by such Purchaser of this Agreement or the consummation or performance by such Purchaser of any of the transactions contemplated hereby.

3.3. Notes Not Registered. Such Purchaser has been advised by the Company and understands that (a) the Notes are being privately placed by the Company pursuant to an exemption from registration provided under Section 4(a)(2) of the Securities Act and neither the offer nor sale of any Notes pursuant to this Agreement has been registered under the Securities Act or any state “blue sky” laws; (b) the Notes being acquired by such Purchaser pursuant to this Agreement are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired by such Purchaser from the Company in a transaction not involving a public offering and, subject to such Purchaser’s rights under the Indenture, such Purchaser must continue to bear the economic risk of the investment in its Notes indefinitely unless the offer and sale of its Notes is subsequently registered under the Securities Act and all applicable state securities or “blue sky” laws or an exemption from such registration is available; (c) the Notes being acquired by such Purchaser pursuant to this Agreement have not been and will not be registered under the Securities Act or any state “blue sky” laws, and, except as set forth in the Indenture, the Company is under no obligation to assist such Purchaser in complying with any exemption from such registration; (d) it is not anticipated that there will be any public market for the Notes; (e) a restrictive legend in the form set forth in the Stockholders Agreement shall be placed on the certificates representing the Notes; and (f) a notation shall be made in the appropriate records of the trustee for the Notes indicating that the Notes are subject to restrictions on transfer.

3.4. Acquisition for Own Account. Such Purchaser is acquiring Notes pursuant to this Agreement for its own account (or for the accounts for which it is acting as investment advisor or manager) for investment purposes and not with a view toward, or for resale or transfer in connection with, the sale or distribution thereof within the meaning of the Securities Act that would be in violation of the Securities Act or any securities or “blue sky” laws of any state of the United States or other applicable law, and has no contract, agreement, undertaking or arrangement, and no intention to enter into any contract, agreement, undertaking or arrangement, to pledge such Notes or any part thereof (other than pledges to its own lenders or brokers).

3.5. Institutional Accredited Investor or Qualified Institutional Buyer. Such Purchaser is an Institutional Accredited Investor or a Qualified Institutional Buyer, and has such knowledge, skill and experience in business, financial and investment matters so that such Purchaser is capable of evaluating the merits, risks and consequences of an investment in the Notes and is able to bear the economic risk of loss of such investment, including the complete loss of such investment.

3.6. No Advertising or General Solicitation. Such Purchaser is not purchasing Notes as a result of any advertisement, article, notice or other communication regarding the Notes published in any newspaper, magazine or similar media or broadcast over

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television or radio or presented at any seminar or, to such Purchaser’s knowledge, any other general solicitation or general advertisement. Neither such Purchaser nor its Affiliates or any person acting on its or any of their behalf has engaged, or will engage, in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Notes.

3.7. No ERISA Plans. Either (a) such Purchaser is not purchasing or holding Notes (or any interest in Notes) with the assets of (i) an employee benefit plan that is subject to Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code, (iii) an entity whose underlying assets are considered to include “plan assets” of any of the foregoing by reason of such plan’s, account’s or arrangement’s investment in such entity, or (iv) a governmental, church, non-U.S. or other plan that is subject to any similar laws; or (b) the purchase and holding of such Notes by such Purchaser, throughout the period that it holds such Notes, and the disposition of such Notes or an interest therein will not constitute (x) a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, (y) a breach of fiduciary duty under ERISA or (z) a similar violation under any applicable similar laws.

3.8. Access to Data. Such Purchaser has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning the Transaction Documents, the exhibits and schedules attached hereto and thereto, and the transactions contemplated by the Transaction Documents, as well as the Company’s business, management and financial affairs, which questions were answered to its satisfaction. Such Purchaser acknowledges that any business plans prepared by the Company have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results, but such acknowledgement is given by such Purchaser only under the premise that such projections were prepared in good faith and represent the Debtors’ best estimate of the Debtors’ future financial performance and such assumptions are believed by the Debtors to be fair in light of current business conditions.

3.9. No “Bad Actor” Disqualification Events. Neither (a) such Purchaser, (b) any of its directors, executive officers, general partners or managing members, nor (c) any beneficial owner of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) owned by such Purchaser is subject to any “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act, except for such disqualification events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Closing in writing in reasonable detail to the Company.

3.10. Brokers or Finders. Such Purchaser has not, and its Representatives have not, incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the other Transaction Documents, for which the Debtors may be liable.

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3.11. Proceedings. There is no pending, outstanding or, to the knowledge of such Purchaser, threatened Proceedings against such Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, which, if adversely determined, would reasonably be expected to prohibit, materially delay or materially and adversely impact such Purchaser’s performance or consummation of its obligations under this Agreement.

3.12. Sufficiency of Funds. At the Closing, such Purchaser will have available funds sufficient to pay its Notes Purchase Price.

4. Covenants of the Debtors. The Debtors hereby, jointly and severally, agree with the Purchasers as set forth in this Section 4:

4.1. Conditions Precedent. The Debtors shall use their commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Section 6.1 hereof (including, without limitation, procuring and obtaining all Consents, authorizations and waivers of, making all filings with, and giving all notices to, Persons (including Governmental Bodies) which may be necessary or required on its part in order to consummate or effect the transactions contemplated herein); provided, however, that nothing contained in this Section 4 shall obligate the Debtors to waive any right or condition under this Agreement.

4.2. Use of Proceeds. The Debtors shall use the Proceeds solely for the purposes set forth in the Plan.

4.3. Stamp Taxes. To pay all stamp or other issuance or transfer taxes or duties other similar fees or charges which may be imposed by any governmental or regulatory authority in connection with the execution and delivery of this Agreement or the issuance or sale of the Notes.

4.4. DTC Eligibility. The Debtors shall use their commercially reasonable efforts to promptly make all Notes eligible for deposit with DTC.

5. Covenants of the Purchasers. Each of the Purchasers hereby agrees, severally and not jointly, with the Debtors as set forth in this Section 5:

5.1. Conditions Precedent. Each of the Purchasers shall use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent applicable to such Purchaser set forth in Section 6.2 hereof; provided, however, that nothing contained in this Section 5.1 shall obligate any Purchaser to waive any right or condition under this Agreement.

5.2. Transfer Restrictions. Each Purchaser agrees not to offer, sell or otherwise transfer any Notes except (a) to the Company or any Subsidiary thereof, (b) for so long as the Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a Person it reasonably believes is a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to which notice is given that the transfer is being made in reliance on such Rule 144A, (c) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (d)

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to an Institutional Accredited Investor that is acquiring the Notes for its own account, or for the account of such an Institutional Accredited Investor, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act, (e) pursuant to a registration statement which has been declared effective under the Securities Act, or (f) pursuant to another available exemption from the registration requirements of the Securities Act and, in each case, in compliance with any applicable securities laws of any state of the United States and any other applicable jurisdiction.

6. Conditions to Closing.

6.1. Conditions Precedent to Obligations of the Purchasers. The obligation of each Purchaser to purchase Notes hereunder is subject to the satisfaction (or waiver by the Requisite Purchasers) of each of the following conditions prior to or on the Effective Date:

(a) Amended and Restated Restructuring Support Agreement. The Amended and Restated Restructuring Support Agreement shall not have been terminated.

(b) Plan. The Plan, as confirmed by the Bankruptcy Court, shall be (including all schedules, documents and forms of documents contained in, or constituting a part of, the Plan Supplement) in form and substance reasonably acceptable to the Requisite Purchasers and the Debtors.

(c) Disclosure Statement. The Disclosure Statement shall be consistent in all material respects with the terms set forth in the Plan and otherwise in form and substance reasonably acceptable to the Requisite Purchasers and the Debtors.

(d) Note Purchase Agreement. Each of the Purchasers and the Debtors shall have executed and delivered this Agreement.

(e) Transaction Documents. The Debtors shall have executed and/or delivered, and all other parties thereto shall have executed and/or delivered, (x) each Note Document, (y) all documents, instruments and agreements required to be entered into and/or delivered by the Debtors in connection with the New First Lien Term Loans and (z) all other documents, instruments and agreements to be entered into and/or delivered by the Debtors in connection with the Contemplated Transactions (the documents, instruments and agreements referred to in clauses (x), (y) and (z), the “Transaction Documents”), all such Transaction Documents to be consistent with the Plan and the Amended and Restated Restructuring Support Agreement (as in effect on the date of this Agreement) and, if applicable, the Commitment Letter and otherwise in form and substance reasonably acceptable to the Requisite Purchasers and the Debtors.

(f) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, the Confirmation Order shall be in form and substance reasonably acceptable to the Requisite Purchasers and the Debtors, and the Confirmation Order shall be a Final Order.

(g) Disclosure Statement. The Bankruptcy Court shall have entered an order approving the Disclosure Statement (the “Disclosure Statement Order”) and the Disclosure Statement Order shall be in form and substance reasonably acceptable to the Requisite Purchasers and the Debtors.

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(h) Conditions to Effective Date. The conditions to the Effective Date set forth in the Plan shall have been satisfied (or waived with the prior written consent of the Requisite Purchasers) in accordance with the Plan, and the Effective Date shall have occurred or shall occur simultaneously with the Closing.

(i) Liens. All liens on all of the collateral to secure the obligations under the Notes and the Indenture and the guarantees thereof shall have been perfected in a manner that is acceptable to the Requisite Purchasers and such liens shall be second-priority liens subject only to the priority of the liens that secure the New First Lien Term Loans and certain permitted liens under the New First Lien Term Loan Credit Facility that are acceptable to the Requisite Purchasers and the Debtors.

(j) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, judgment or other Order preventing the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding seeking any of the foregoing be commenced, pending or threatened; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to the Purchasers or the Debtors which makes the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions (including, without limitation, each of the Specified Issuances) illegal, void or rescinded.

(k) Notices and Consents. All governmental and third party notifications, filings, waivers, authorizations and Consents necessary or required to be obtained by the Debtors (other than such notifications, filings, waivers, authorizations or consents which are not required due to the Bankruptcy Code or order of the Bankruptcy Court) for the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions, if any, shall have been made or received and shall be in full force and effect.

(l) Representations and Warranties. Each of (i) the representations and warranties of the Debtors in this Agreement that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects and (ii) the representations and warranties of the Debtors in this Agreement that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct, in each case of clauses (i) and (ii), at and as of the date of this Agreement and as of the Effective Date as if made at and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(m) Covenants. Each of the Debtors shall have complied in all material respects with all covenants in the Commitment Letter and/or this Agreement which are applicable to the Debtors.

(n) Reimbursed Fees and Expenses. The Debtors shall have paid all Reimbursed Fees and Expenses that have accrued and remain unpaid as of the Effective Date in accordance with the terms of the Commitment Letter, and no Reimbursed Fees and Expenses shall be required to be repaid or otherwise disgorged to the Debtors or any other Person.

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(o) Material Adverse Effect. Since the date of the Commitment Letter, there shall not have occurred any Material Adverse Effect.

(p) Opinions and Other Documentation. The Debtor shall have delivered to the Purchasers (i) opinions of counsel to the Debtors, dated as of the Effective Date and addressed to the Purchasers, addressing such matters that the Requisite Purchasers reasonably request related to the Indenture and the Notes, the liens securing the obligations thereunder and the Contemplated Transactions, which opinions shall be in form and substance reasonably acceptable to the Requisite Purchasers, and which shall be customary in scope and shall not include any opinion in respect of the disclosure or any “10b-5 negative assurance”, and (ii) any other agreement, certificate or other documentation reasonably requested by the Purchasers.

(q) New Common Stock. On the Effective Date, other than (i) the shares of New Common Stock issued to the Holders of General Unsecured Claims in exchange for such General Unsecured Claims under the Plan, (ii) the shares of New Common Stock reserved for issuance upon conversion of the Notes in accordance with the Indenture, and (iii) the shares of New Common Stock that are reserved for issuance upon exercise of the New Warrants issued to the Holders of Allowed Subordinated Securities Claims and Holders of Existing Equity Interests under the Plan, no shares of New Common Stock or pre-emptive rights, rights of first refusal, subscription and similar rights to acquire equity securities of the Company will be outstanding or in effect (other than as may be set forth in the Stockholders Agreement).

(r) No Registration; Compliance with Securities Laws. No Proceeding shall be pending or threatened by any Governmental Body or other Person that alleges that any of the Specified Issuances is not exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act.

(s) Officer’s Certificate. The Purchasers shall have received on and as of the Effective Date a certificate of the chief financial officer of the Debtors confirming that the conditions set forth in Sections 6.1 hereof have been satisfied.

6.2. Conditions Precedent to Obligations of the Company. The obligations of the Company to issue and sell the Notes to each of the Purchasers pursuant to Section 1 hereof are subject to the following conditions precedent, each of which may be waived in writing by the Company:

(a) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order and the Confirmation Order shall be a Final Order.

(b) Conditions to Effective Date. The conditions to the Effective Date set forth in the Plan shall have been satisfied or waived in accordance with the Plan, and the Effective Date shall have occurred or shall occur simultaneously with the Closing.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, judgment or other Order preventing the consummation of

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any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding seeking any of the foregoing be commenced, pending or threatened; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to the Purchasers or the Debtors which makes the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions (including, without limitation, each of the Specified Issuances) illegal, void or rescinded.

(d) Representations and Warranties. Each of (x) the representations and warranties of each Purchaser in this Agreement that are not qualified as to “materiality” or “adverse in any material respect” shall be true and correct in all material respects and (y) the representations and warranties of each Purchaser that are qualified as to “materiality” or “adverse in any material respect” shall be true and correct, in each case of clauses (x) and (y), at and as of the date of this Agreement and as of the Effective Date as if made at and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

7. Termination.

(a) Unless earlier terminated in accordance with the terms of this Agreement, this Agreement shall terminate automatically and immediately, without a need for any further action on the part of (or notice provided to) any Person, upon the earlier to occur of:

(i) November 30, 2015 (the “Termination Date”); and

(ii) the date of termination of the Amended and Restated Restructuring Support Agreement.

(b) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time by the Purchasers upon the giving by the Requisite Purchasers of three (3) Business Days’ written notice of termination to the Debtors:

(i) if (x) any of the Debtors shall have breached or failed to perform by any of their respective representations, warranties, covenants or other obligations contained in this Agreement, or any representation or warranty of any of the Debtors in this Agreement shall have become untrue, and (y) any such breach, failure to perform or occurrence referred to in clause (x) above is not curable or able to be performed by the Termination Date, or, if curable or able to be performed by the Termination Date, is not cured or performed within seven (7) days after written notice of such breach, failure or occurrence is given to the Debtors by the Requisite Purchasers;

(ii) if any of the conditions set forth in Section 6.1 hereof become incapable of fulfillment;

(iii) if any of the Debtors makes a public announcement, enters into an agreement, or files any pleading or document with the Bankruptcy Court, evidencing its intention to support, or otherwise supports, any Alternative Transaction; or

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(iv) if the Commitments are terminated in accordance with the Commitment Letter.

(c) This Agreement may be terminated at any time by written consent of the Debtors and the Requisite Purchasers.

(d) In the event of termination of this Agreement in accordance with this Section 7, the provisions of this Agreement shall immediately become void and of no further force or effect (other than Sections 7, 8, 10, 11 and 12 hereof (and any defined terms used in any such Sections), and other than in respect of any liability of any party for any breach of this Agreement prior to such termination, which shall in each case expressly survive any such termination).

(e) Each Debtor hereby acknowledges and agrees and shall not dispute that the giving of notice of termination by the Requisite Purchasers pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and each Debtor hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

8. Indemnification.

Whether or not the transactions contemplated by this Agreement or in the Plan are consummated or any of the other Contemplated Transactions are consummated, the Debtors hereby agree, jointly and severally, to indemnify and hold harmless each of the Purchasers and each of their respective Affiliates, Related Funds, stockholders, equity holders, members, partners, managers, officers, directors, employees, attorneys, accountants, financial advisors, consultants, agents, advisors and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, imposed on, sustained, incurred or suffered by, or asserted against, any Indemnified Party as a result of or arising out of or in any way related to, directly or indirectly, this Agreement or any of the other Transaction Documents, any of the transactions contemplated by this Agreement and/or any other Contemplated Transaction, or any breach by any Debtor of any of its representations, warranties and/or covenants set forth in this Agreement, or any claim, litigation, investigation or Proceeding relating to any of the foregoing, regardless of whether any such Indemnified Party is a party thereto, and to reimburse each such Indemnified Party for the reasonable and documented legal or other out-of-pocket costs and expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing; provided, that the foregoing indemnification will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or expenses to the extent that they are (i) determined by a final, non-appealable decision by a court of competent jurisdiction to have resulted from (x) any act by such Indemnified Party that constitutes fraud, gross negligence or willful misconduct or (y) the material breach by such Indemnified Party of its obligations under this Agreement; or (ii) incurred in connection with any dispute solely among the Indemnified Parties other than as a result of, or arising from, any act or omission by any of the Debtors or their respective Affiliates. If for any reason the foregoing

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indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, then the Debtors shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Debtors, on the one hand, and such Indemnified Party, on the other hand, but also the relative fault of the Debtors, on the one hand, and such Indemnified Party, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Debtors, on the one hand, and all Indemnified Parties, on the other hand, shall be deemed to be in the same proportion as (A) the total value received or proposed to be received by the Debtors pursuant to the sale of the Notes to the Purchasers bears to (B) the Put Option Payment paid to the Purchasers in connection with such sales. The Debtors also agree that no Indemnified Party shall have any liability based on its exclusive or contributory negligence or otherwise to the Debtors, any Person asserting claims on behalf of or in right of the Debtors, or any other Person in connection with or as a result of the Commitment Letter, this Agreement or any other Transaction Document, the Plan or any of the Contemplated Transactions, except as to any Indemnified Party to the extent that any losses, claims, damages, liability or expenses incurred by the Debtors solely resulted from the fraud or willful misconduct of such Indemnified Party, as determined by a final, non-appealable decision by a court of competent jurisdiction. The terms set forth in this Section 8 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated. The indemnity and reimbursement obligations of the Debtors under this Section 8 are in addition to, and do not limit, the Debtors’ obligations under Commitment Letter.

9. Survival of Representations and Warranties. Notwithstanding any investigation at any time made by or on behalf of any party hereto with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any representation or warranty made by or on behalf of any party hereto, all representations and warranties contained in this Agreement and in the certificate delivered pursuant to Section 6.1(s) hereof shall survive for a period of one year after the execution, delivery and performance of this Agreement.

10. Amendments and Waivers. Any term of this Agreement may be amended or modified and the compliance with any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only if such amendment, modification or waiver is signed, in the case of an amendment or modification, by the Requisite Purchasers and the Debtors, or in the case of a waiver, by the party waiving compliance; provided, however, that (a) Schedule 1 hereto may be amended in accordance with the terms of Section 12.1 hereof and (b) any modification of, or amendment or supplement to, this Agreement that would have the effect of changing the Notes Purchase Price of any Purchaser shall require the prior written consent of such Purchaser unless otherwise expressly contemplated by this Agreement. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, or any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

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11. Notices, etc. Except as otherwise provided in this Agreement, all notices, requests, demands, document deliveries and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided or made (a) when delivered personally, (b) when sent by electronic mail (“e-mail”) or facsimile, (c) one (1) Business Day after deposit with an overnight courier service or (d) three (3) Business Days after mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses, facsimile numbers or e-mail addresses (or at such other address, facsimile number or e-mail address for a party as shall be specified by like notice):

(a) if to a Purchaser, to the address, facsimile number or e-mail address for such Purchaser set forth on Schedule 1 hereto,

with a copy to: Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038
Attention:	Brett Lawrence, Esq.
-and-
Jayme T. Goldstein, Esq.

Fax:	(212) 806-6006
Email:	blawrence@stroock.com
jgoldstein@stroock.com
(b) If to the Debtors at:

Allied Nevada Gold Corp. 9790 Gateway Drive, Suite 200 Reno, NV 89521
Attention:	Stephen Jones

Fax:	(775) 358-4458
Email:	Steve.jones@alliednevada.com

with a copy to:

Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036-6745
Attention:	Ira Dizengoff, Esq. Philip C. Dublin, Esq.

Fax:	(212) 872-1002
Email:	idizengoff@akingump.com pdublin@akingump.com

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and

Neal, Gerber & Eisenberg LLP 2 N. LaSalle Street, Suite 1700 Chicago, Illinois 60602
Attention:	David Stone, Esq.

Fax:	(312) 269-8411
Email:	dstone@ngelaw.com

12. Miscellaneous.

12.1. Assignments. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties. Notwithstanding the immediately preceding sentence, any Purchaser’s rights, obligations or interests hereunder may be freely assigned, delegated or transferred, in whole or in part, by such Purchaser, to (a) any Purchaser, (b) any Affiliate of a Purchaser or (c) any Related Fund of a Purchaser; provided, that any such assignee assumes the obligations of the assigning Purchaser hereunder and agrees in writing prior to such assignment to be bound by the terms hereof in the same manner as the assigning Purchaser (including by making all of the representations and warranties set forth in Section 3 as to such assignee). Following any assignment described in the immediately preceding sentence, Schedule 1 hereto shall be updated by the Debtors (in consultation with the assigning Purchaser and the assignee) solely to reflect the name and address of the applicable assignee or assignees and the Notes Purchase Price that shall apply to such assignee or assignees, and any changes to the Notes Purchase Price applicable to the assigning Purchaser. Any update to Schedule 1 hereto described in the immediately preceding sentence shall not be deemed an amendment to this Agreement. Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve the assigning Purchaser of its obligations hereunder if any such assignee fails to perform such obligations.

12.2. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by Law) not invalidate or render unenforceable such provision in any other jurisdiction.

12.3. Entire Agreement. Except as expressly set forth herein, this Agreement, the Commitment Letter, the Amended and Restated Restructuring Support Agreement and the Plan constitute the entire understanding among the parties hereto with respect to the subject matter hereof and replace and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. For the avoidance of

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doubt, the provisions in the Commitment Letter relating to expense reimbursement (including Reimbursed Fees and Expenses), indemnity, the Termination Payment and confidentiality will survive the execution and delivery of this Agreement.

12.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (PDF) will be effective as delivery of a manually executed counterpart of this Agreement.

12.5. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

12.6. Submission to Jurisdiction. Each party to this Agreement hereby (a) consents to submit itself to the personal jurisdiction of the federal court of the Southern District of New York or any state court located in New York County, State of New York in the event any dispute arises out of or relates to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including, without limitation, a motion to dismiss on the grounds of forum non conveniens, and (c) agrees that it will not bring any action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the federal court of the Southern District of New York or any state court located in New York County, State of New York; provided, however, that during the pendency of the Chapter 11 Cases, all such actions shall be brought in the Bankruptcy Court; provided further that if the Bankruptcy Court lacks jurisdiction, the parties consent and agree that such actions or disputes shall be brought in a court referenced in clause (a) of this Section 12.6.

12.7. Waiver of Trial by Jury; Waiver of Certain Damages. EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by Law, the Debtors hereby waive any right which they may have to claim or recover in any action or claim referred to in the immediately preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Debtors (a) certifies that none of the Purchasers nor any Representative of any Purchaser has represented, expressly or otherwise, that the Purchasers would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into this Agreement, the Purchasers are relying upon, among other things, the waivers and certifications contained in this Section 12.7.

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12.8. Further Assurances. From time to time after the date of this Agreement, the parties hereto will execute, acknowledge and deliver to the other parties hereto such other documents, instruments and certificates, and will take such other actions, as any other party hereto may reasonably request in order to consummate the transactions contemplated by this Agreement.

12.9. Specific Performance. The Debtors and the Purchasers acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (b) remedies at law would not be adequate to compensate the non-breaching party. Accordingly, the Debtors and the Purchasers agree that each of them shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. The right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement. Each of the Debtors and the Purchasers hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.

12.10. Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

12.11. Interpretation; Rules of Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (d) the words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any regulation, holding, rule of construction or Law providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

12.12. Several, Not Joint, Obligations. The representations, warranties, covenants and other obligations of the Purchasers under this Agreement are, in all respects, several and not joint or joint and several, such that no Purchaser shall be liable or otherwise responsible for any representations, warranties, covenants or other obligations of any other Purchaser, or any breach or violation thereof.

12.13. Disclosure. Unless otherwise required by applicable Law, the Debtors will not, without the prior written consent of the Requisite Purchasers, disclose to any Person any of the information set forth on Schedule 1 hereto (including the identities of the Purchasers and the Notes Purchase Price of each Purchaser), other than to the Debtors’ Representatives, in each

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case in connection with the transactions contemplated hereby and subject to their agreement to be bound by the confidentiality provisions hereof; provided, however, that each Purchaser agrees to permit disclosure in any filings by the Debtors with the Bankruptcy Court regarding the contents of this Agreement, including, but not limited to, the Aggregate Purchase Price; provided, that the Debtors shall not disclose in any such filing the Commitment or Notes Purchase Price of any Purchaser (including the amount of the Put Option Payment that will be paid to such Purchaser), except as otherwise required by applicable Law or with the prior written consent of such Purchaser. The Debtors agree to use their commercially reasonable efforts (including by filing all necessary applications and other filings under the Securities Act, the Exchange Act and/or any of the rules or regulations promulgated thereunder) to cause any copy of this Agreement that may be filed with the SEC to be accorded confidential treatment such that the Note Purchase Price of each Purchaser (including the Put Option Payment that will be paid to such Purchaser) shall be redacted.

12.14. No Recourse Party. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Purchasers may be partnerships or limited liability companies, the Debtors and the Purchasers covenant, agree and acknowledge that no recourse under this Agreement shall be had against any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers, employees, stockholders or equity holders of any party hereto, or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers, employees, stockholders or equity holders of any of the foregoing, as such (any such Person, a “No Recourse Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any No Recourse Party for any obligation of any Purchaser under this Agreement for any claim based on, in respect of or by reason of such obligations or their creation; provided, that nothing in this Section 12.14 shall relieve the Purchasers of their obligations under this Agreement.

12.15. Settlement Discussions. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any Proceeding other than a Proceeding to enforce the terms of this Agreement.

12.16. No Third Party Beneficiaries. This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto and other than (a) the Indemnified Parties with respect to Section 8 hereof and (b) the No Recourse Parties with respect to Section 12.14 hereof.

13. Definitions.

13.1. Undefined Terms. Each defined term used in this Agreement but not defined in this Agreement shall have the meaning given to such term in the Plan.

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13.2. Certain Defined Terms. As used in this Agreement, the following terms have the following respective meanings:

Affiliate: means, with respect to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise).

Affiliated Group: has the meaning given to such term in Section 1504(a) of the Code.

Alternative Transaction: has the meaning given to such term in the Amended and Restated Restructuring Support Agreement.

Aggregate Purchase Price: has the meaning given to such term in Section 1.1 hereof.

Agreement: has the meaning given to such term in the preamble hereof.

Amended and Restated Restructuring Support Agreement: means the Amended and Restated Restructuring Support Agreement, dated as of July 23, 2015, by and among the Debtors, the parties thereto from time to time as “Consenting Noteholders” and the parties thereto from time to time as “Secured Lenders,” as amended, supplemented or otherwise modified from time to time.

Approvals: means all approvals and authorizations that are required under the Bankruptcy Code for the Debtors to take corporate or limited liability company (as applicable) action.

Audited Financial Statements: has the meaning given to such term in Section 2.15 hereof.

Bankruptcy Code: has the meaning given to such term in the recitals hereof.

Bankruptcy Court: has the meaning given to such term in the recitals hereof.

Bankruptcy Rules: means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases and/or the transactions contemplated by this Agreement, and any Local Rules of the Bankruptcy Court.

Benefit Plan(s): has the meaning given to such term in Section 2.11 hereof.

Business Day: means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to be closed.

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Chapter 11 Cases: has the meaning given to such term in the recitals hereof.

Closing: has the meaning given to such term in Section 1.3 hereof.

Code: means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

Commitment Letter: means that certain Exit Facility Commitment Letter, dated as of July 23, 2015, by and among the Company and the Purchasers, including all annexes, exhibits and schedules thereto.

Commitments: has the meaning given to such term in the Commitment Letter.

Company: has the meaning given to such term in the preamble hereof.

Confirmation Order: means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

Consent: means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Body or other Person.

Contemplated Transactions: means all of the transactions contemplated by the Plan, the Commitment Letter or any of the other Transaction Documents.

Contract: means any agreement, contract, obligation, promise, undertaking or understanding, whether written or oral.

Debtor IP Rights: has the meaning given to such term in Section 2.8 hereof.

Debtors: has the meaning given to such term in the preamble hereof.

Disclosure Statement: means the disclosure statement that relates to the Plan, as such disclosure statement may be amended, modified or supplemented (including all exhibits and schedules annexed thereto or referred to therein).

Disclosure Statement Order: has the meaning given to such term in Section 6.1(g) hereof.

DTC: has the meaning given to such term in Section 1.4 hereof.

Effective Date: means the first Business Day on which all conditions to the “Effective Date” set forth in Section 8.1 of the Plan have been satisfied or waived, and no stay of the Confirmation Order is in effect.

Encumbrance: means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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Environmental Laws: means all applicable Laws and Orders relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Materials Transportation Uniform Safety Act, as amended (49 U.S.C. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Oil Pollution Act of 1990, as amended (33 U.S.C. § 2701 et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and their state, municipal and local counterparts or equivalents and any transfer of ownership notification or approval statutes.

ERISA: means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate(s): means any entity which is a member of any Debtor or its Subsidiaries’ controlled group, or under common control with any Debtor or its Subsidiaries, within the meaning of Section 414 of the Code.

Exchange Act: means the Securities Exchange Act of 1934, as amended, and the rules promulgated pursuant thereto.

Financial Statements: has the meaning given to such term in Section 2.15 hereof.

GAAP: means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

Governmental Body: means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body.

Indemnified Party: has the meaning given to such term in Section 8 hereof.

Indenture: has the meaning given to such term in Section 1.2 hereof.

IP Rights: has the meaning given to such term in Section 2.8 hereof.

IRS: means the Internal Revenue Service and any Governmental Body succeeding to the functions thereof.

Institutional Accredited Investor: means an institutional “accredited investor” within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act.

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Law: means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, writ, injunction, decree, guideline, policy, ordinance, regulation, rule, code, Order, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Body.

Leased Real Property: has the meaning given to such term in Section 2.14 hereof.

Material Adverse Effect: means any event, change, effect, occurrence, development, circumstance or change of fact that has had, or would reasonably be expected to have, a material adverse effect on the business, affairs, results of operations, condition (financial or otherwise), assets, properties or liabilities of the Debtors, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, change, effect, occurrence, development, circumstance or change of fact arising out of, resulting from or relating to the commencement or existence of the Chapter 11 Cases, the announcement of the Plan and the Contemplated Transactions, or compliance by any Debtor with the covenants and agreements contained herein or in the Plan.

Mining Claims: has the meaning given to such term in Section 2.14 hereof.

New Common Stock: means the common stock of the Company to be authorized and issued by the Company on the Effective Date.

No Recourse Party: has the meaning given to such term in Section 12.14 hereof.

Note Documents: means, collectively, this Agreement, the Indenture, the Notes, the Security Documents, the New Intercreditor Agreement, the Settlement Agreement and, in each case, each certificate, agreement or document (other than this Agreement) that any Debtor is required to execute and/or deliver pursuant to any of the foregoing documents or agreements.

Notes: has the meaning given to such term in the recitals hereof.

Notes Purchase Price: has the meaning given to such term in Section 1.1 hereof.

OID: has the meaning given to such term in Section 1.5 hereof.

Order: means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Body, whether preliminary, interlocutory or final.

Organizational Documents: means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

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Owned Real Property: has the meaning given to such term in Section 2.14 hereof.

Permitted Encumbrances: means (a) Encumbrances for utilities and current taxes not yet due and payable or that are due but may not be paid as a result of the commencement of the Chapter 11 Cases, (b) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the assets of the Debtors which do not, individually or in the aggregate, adversely affect the operation of the business of the Debtors, (c) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law (but not restrictions arising from a violation of any such Law), (d) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the ordinary course of business for sums not yet due and payable or that are due but may not be paid as a result of the commencement of the Chapter 11 Cases and do not result from a breach, default or violation by a Debtor or any of its Subsidiaries of any Contract or Law, and (e) any obligations, liabilities or duties created by this Agreement or any of the other Transaction Documents.

Person: means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a Governmental Body.

Petition Date: means March 10, 2015.

Plan: means that certain Debtors’ Amended Joint Chapter 11 Plan of Reorganization, Docket No. 917, as filed with the Bankruptcy Court on August 26, 2015.

Proceeds: means the net cash proceeds from the sale of the Notes pursuant to this Agreement.

Proceeding: means any action, arbitration, audit, hearing, investigation, inquiry, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

Purchaser: has the meaning given to such term in the preamble hereof.

Put Option Payment: has the meaning given to such term in the Commitment Letter.

Qualified Institutional Buyer: means an “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

Reimbursed Fees and Expenses: has the meaning given to such term in the Commitment Letter.

Related Fund: means, with respect to any Purchaser, any fund, account or investment vehicle that is controlled or managed by (a) such Purchaser, (b) an Affiliate of such Purchaser or (c) the same investment manager or advisor as such Purchaser or an Affiliate of such investment manager or advisor.

31

Representatives: means, as to any Person, such Person’s employees, officers, directors, accountants, attorneys and other advisors.

Requisite Purchasers: means, as of any date of determination, the Purchasers whose aggregate Notes Purchase Price constitute more than 75% of the Aggregate Purchase Price as of such date.

SEC: means the United States Securities and Exchange Commission.

SEC Reports: means all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) filed (but not furnished) by the Company with the SEC.

Securities Act: means the Securities Act of 1933, as amended, and the rules promulgated pursuant thereto.

Security Documents: means the security agreements, pledge agreements, collateral assignments, mortgages and related agreements, creating, evidencing or perfecting the security interests in and Liens on the collateral securing the obligations under the Notes.

Settlement Agent: has the meaning given to such term in Section 1.4 hereof.

Settlement Agreement: has the meaning given to such term in Section 1.4 hereof.

Specified Issuances: means, collectively, (a) the issuance and sale by the Company of the Notes to the Purchasers pursuant to this Agreement, (b) the issuance by the Company of shares of New Common Stock in connection with any conversion of the Notes in accordance with the terms of the Indenture, (c) the issuance of shares of New Common Stock to the Holders of General Unsecured Claims pursuant to the Plan, (d) the issuance by the Company of the New Warrants and (e) the issuance of shares of New Common Stock in connection with any exercise of the New Warrants in accordance with the terms of the New Warrant Agreement.

Stockholders Agreement: means the Stockholders Agreement, dated as of the date hereof, by and among the Company and the stockholders of the Company, as amended, supplemented, amended and restated, or otherwise modified from time to time.

Subsidiary: means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

Termination Date: has the meaning given to such term in Section 7(a)(i) hereof.

Termination Payment: has the meaning given to such term in the Commitment Letter.

32

Transaction Documents: has the meaning given to such term in Section 6.1(e) hereof.

Unaudited Financial Statements: has the meaning given to such term in Section 2.15 hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

33

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

DEBTORS:

[ ]

By:
Name:
Title:

PURCHASERS:

[ ]

By:
Name:
Title:

[Signature Page to Notes Purchase Agreement]

Schedule 1.1

Purchasers

Name of Purchaser	Face Amount of Purchased Notes			Purchase Price		Notes Purchase Price			Mailing Address, Email Address and Fax Number
[ ]	$	[	]	[	]%	$	[	]	[	]

Schedule 1.3

Wire Transfer Instructions

Wire Transfer Instructions are as follows:

Account Name:	Allied Nevada Gold Corp.
9790 Gateway Dr., Suite 200
Reno, NV 89521
Bank:	Wells Fargo Bank, NA
San Francisco, CA
ABA #	121000248
Account Number	4126096528

Schedule 2.16

Taxes

EXHIBIT E

New Second Lien Convertible Notes Indenture

ALLIED NEVADA GOLD CORP.

SENIOR SECURED CONVERTIBLE NOTES DUE 2020

INDENTURE

DATED AS OF [●], 2015

[●],

AS TRUSTEE AND COLLATERAL AG

List of Reorganized Debtors’ Directors and Officers

A.	Board of Directors of Reorganized Debtors

As of the Effective Date, the board of directors of the Reorganized Debtors will consist of the following individuals:

Randy Buffington (Chief Executive Officer and Chairman)
David Kirsch
Jacob Mercer
Jonathan Segal
The remaining member of the board of directors has not yet been identified, and shall be disclosed as soon as such member is selected.

B.	Officers of Reorganized Debtors

As of the Effective Date, the officers of the Reorganized Debtors will consist of the following individuals, to the extent they continue to serve as officers immediately prior to the Effective Date:1

Officer	Position
Randy Buffington	Chief Executive Officer and Chairman
Stephen M. Jones	Executive Vice President, Secretary and Chief Financial Officer
Joseph Doherty	Corporate Treasurer
Theresa Marie Thom	Vice President of Investor Relations
Brandon Long	Vice President and Corporate Controller
Jeffery Snyder	Vice President and General Manager

[1]	The officers employed by the Reorganized Debtors as of and after the Effective Date will continue to receive the same base salaries that those officers received during the Chapter 11 Cases and will have such other benefits and other terms and conditions of employment as shall be agreed between such officers and the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders.

ENT

THIS AGREEMENT OR INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT DATED AS OF [●], 2015 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED, MODIFIED, EXTENDED, RENEWED, REPLACED, REFINANCED OR RESTRUCTURED FROM TIME TO TIME) BY AND AMONG [SCOTIA BANK, N.A.], AS AGENT FOR THE [FIRST LIEN SECURED PARTIES] (AS DEFINED THEREIN), [●], AS TRUSTEE AND COLLATERAL AGENT FOR THE [SECOND LIEN SECURED PARTIES] (AS DEFINED THEREIN), ALLIED NEVADA GOLD CORP., AND EACH OF THE OTHER [GRANTORS] (AS DEFINED THEREIN) PARTY THERETO (THE “INTERCREDITOR AGREEMENT”), AND EACH PARTY TO OR HOLDER UNDER THIS AGREEMENT OR INSTRUMENT, BY ITS ACCEPTANCE OF THIS INDENTURE OR ANY NOTES ISSUED HEREUNDER, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. TO THE EXTENT THERE IS A CONFLICT BETWEEN THIS AGREEMENT AND THE INTERCREDITOR AGREEMENT, THE TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.

i

LIST OF EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF NOTE GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE

Schedule I	List of Guarantors
Schedule II	List of Initial Mortgaged Properties

v

INDENTURE

THIS INDENTURE is dated as of [●], 2015 (this “Indenture”), by and between ALLIED NEVADA GOLD CORP., a Delaware corporation (the “Company”), and [●], as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

RECITALS

The Company has duly authorized the creation and issuance of its Senior Secured Convertible Notes due 2020 of substantially the tenor and amount hereinafter set forth, and to provide therefor, the Company has duly authorized the execution and delivery of this Indenture.

All things necessary to make the Notes (as defined below), when executed by the Company and authenticated and delivered by the Trustee hereunder and duly issued by the Company, the valid obligations of the Company and this Indenture a valid instrument of the Company, in accordance with their respective terms, have been done.

NOW, THEREFORE, THIS INDENTURE WITNESSETH, that, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined below) of the Notes:

ARTICLE I.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend, the OID Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02, 4.08 and 4.10 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of Section 4.09 and Section 4.15 beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Affiliate Transaction” has the meaning set forth in Section 4.15(a).

“After-Acquired Property” means any and all assets or property (other than Excluded Assets) acquired after the Initial Issuance Date, including any property or assets acquired by the Company or a Guarantor from another Guarantor, which in each case constitutes Collateral as defined in this Indenture.

“Agent” means any Collateral Agent, Registrar, Paying Agent, Conversion Agent or co-registrar.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or (b) Indebtedness assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary of the Company and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than an operating lease entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(a) a disposition of assets by a Restricted Subsidiary to the Company or by the Company or any of its Restricted Subsidiaries to a Restricted Subsidiary of the Company;

(b) a disposition of Cash Equivalents in the ordinary course of business;

(c) a disposition of inventory in the ordinary course of business;

(d) a disposition of obsolete, damaged or worn out property or equipment, or property or equipment that are no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(e) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;

(f) an issuance, sale or transfer of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary;

(g) any Permitted Investment or Restricted Payment in compliance with Section 4.07;

(h) dispositions of assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $[        ];

(i) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(j) the issuance by a Restricted Subsidiary of the Company of Preferred Stock that is permitted under Section 4.08;

(k) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(l) foreclosure on assets;

(m) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(n) the unwinding of any Hedging Obligations;

(o) the surrender of contract rights or the settlement or surrender of contract, tort or other claims;

(p) any exchange of assets for assets (including a combination of assets (which assets may include Capital Stock or any securities convertible into, or exercisable or exchangeable for, Capital Stock, but which assets may not include any Indebtedness) and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries;

(q) dispositions to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements; and

(r) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business.

“Authentication Order” has the meaning set forth in Section 2.02 hereof.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors as now or hereinafter constituted.

“Board of Directors” means (i) with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control”, a duly authorized committee thereof, (ii) with respect to a partnership, the Board of Directors of the general partner of the partnership or, if the partnership has more than one general partner, the managing general partner of the partnership and (iii) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification.

“Business Day” means any day other than a Legal Holiday.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided, however, the term “Capital Stock” shall exclude any debt securities that are convertible into Capital Stock (whether or not such debt securities include any right of voting or other participation with Capital Stock) until such conversion occurs.

“Capitalized Lease Obligation” means an obligation that would have been required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP as of the Initial Issuance Date.

“Cash Equivalents” means:

(a) Canadian dollars, U.S. dollars or, in the case of any Foreign Subsidiary, such other local currencies held by it from time to time in the ordinary course of business;

(b) securities issued or directly and fully Guaranteed or insured by the Canadian or U.S. government or any agency or instrumentality of Canada or the United States (provided that the full faith and credit of Canada or the United States, as applicable, is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(c) marketable general obligations issued by any state of the United States or province of Canada or any political subdivision of any such province or state or any public instrumentality thereof maturing within two years from the date of acquisition and, at the time of acquisition, having a credit rating of at least “A-” or the equivalent thereof by S&P or “A3” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(d) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof, in each case, with or issued by any commercial bank incorporated in the United States or Canada having capital and surplus in excess of $500,000,000 or any other commercial bank having a credit rating of at least “A-” or the equivalent thereof by S&P or “A3” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency;

(e) repurchase obligations for underlying securities of the types described in clauses (b), (c) and (d) entered into with any bank meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(g) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (f) above.

“Certificate of Incorporation” means the Company’s certificate of incorporation, as it may be amended from time to time.

“Certificated Note” means a Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of the Notes attached hereto as Exhibit A, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases and Decreases of Interests in the Global Note” attached thereto.

“Change of Control” means the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder, (ii) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution, (iii) any “person” or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than a Permitted Holder, as a result of a single transaction or a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision, except that for purposes of this definition, such person or group will be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, or (iv) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, other than any transaction pursuant to which the holders of the Voting Stock of the Company immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of the Voting Stock of the surviving or resulting Person; provided, that for the avoidance of doubt, the consummation of the Restructuring Transaction (as defined in the Plan of Reorganization) shall not constitute, or be deemed to constitute, a Change of Control. No “person” (as that term is used in Section 13(d)(3) of the Exchange Act) shall be deemed to be part of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) solely by reason of such person being a party to, or bound by, the Stockholders Agreement.

“Change of Control Offer” has the meaning set forth in Section 4.14 hereof.

“Change of Control Payment” has the meaning set forth in Section 4.14 hereof.

“Change of Control Payment Date” has the meaning set forth in Section 4.14 hereof.

“Change of Control Threshold” has the meaning set forth in Section 4.14(h) hereof.

“Clearstream” means Clearstream, société anonyme Luxembourg (or any successor securities clearing agency).

“Closing Sale Price” means, with respect to Common Stock on any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal national or regional securities exchange, if any, on which the Common Stock is traded, or if no such closing price is available, the last quoted bid price for such Common Stock in the over-the-counter market as reported by Pink Sheets LLC or any similar organization, or, if the Common Stock is not traded on the over-the-counter market or no such price is available, Closing Sale Price per share shall be the fair market value of a share of Common Stock as determined in good faith by the Board of Directors (which determination shall be conclusive and shall be evidenced by an Officer’s Certificate delivered to the Trustee).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Collateral” means, collectively, the assets and property (and rights and interests in assets and property), now owned or hereafter acquired, of any Grantor subject to, or intended or required to be subject to, the Liens created by the Collateral Documents; provided, that neither

“Collateral” nor any defined term used in the Collateral Documents shall include any Excluded Assets so long as such assets and property (or rights and interests in assets and property) continue to be Excluded Assets.

“Collateral Agent” means the party named as such in the introductory paragraph until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Mortgages, the Intercreditor Agreement, and all other pledges, agreements, financing statements, patent, trademark or copyright filings, mortgages or other filings or documents that create or purport to create a Lien in any property or assets in favor of the Collateral Agent (for the benefit of the Trustee and the Holders of Notes), as they may be amended, modified, supplemented, restated, amended and restated, extended or replaced from time to time, and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.

“Commission” means the United States Securities and Exchange Commission.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.

“Company Request” means a written request or order signed in the name of the Company by the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer or an Executive Vice President of the Company, and by its Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the General Counsel, any Vice President, the Secretary or an Assistant Secretary, and delivered to the Trustee.

“Common Stock” shall mean shares of the Company’s common stock, $[0.01] par value per share, or any other shares of Capital Stock of the Company into which the Common Stock shall thereafter be reclassified or changed.

“Confirmation Order” means that certain order confirming the Plan of Reorganization pursuant to section 1129 of the United States Bankruptcy Code, 11 U.S.C. ss. 101 et seq., as amended, entered by the United States Bankruptcy Court for the District of Delaware on [            ], 2015.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are internally available to (y) the total cash interest expense of such Person and its consolidated Restricted Subsidiaries, net of any cash interest income received by such Person and its consolidated Restricted Subsidiaries, whether paid or accrued, for such four fiscal quarters (“Consolidated Cash Interest Expense”); provided, however, that:

(a) if the Company or any of its Restricted Subsidiaries:

(i) has Incurred any Indebtedness (other than Indebtedness that constitutes ordinary working capital borrowings) since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness (other than Indebtedness that constitutes ordinary working capital borrowings), Consolidated EBITDA and Consolidated Cash Interest Expense for such period will be calculated after giving effect on a pro forma basis to (x) such Indebtedness as if such Indebtedness had been Incurred on the first day of such period, and (y) the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(ii) has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Credit Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA and Consolidated Cash Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(b) if since the beginning of such period, the Company or any of its Restricted Subsidiaries will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition, the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(c) Consolidated Cash Interest Expense for such period will be reduced by an amount equal to the Consolidated Cash Interest Expense directly attributable to any Indebtedness of the Company or any of its Restricted Subsidiaries repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary of the Company is sold, the Consolidated Cash Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(d) if since the beginning of such period the Company or any of its Restricted Subsidiaries (by merger, consolidation or otherwise) will have made an Investment in any Restricted Subsidiary of the Company (or any Person that becomes a Restricted Subsidiary of the Company or is merged with or into the Company or any of its Restricted Subsidiaries) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Cash Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness and any applicable Pro Forma Cost Savings) as if such Investment or acquisition occurred on the first day of such period; and

(e) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (a), (b), (c) or (d) above if made by the Company or its Restricted Subsidiary during such period, Consolidate EBITDA and Consolidated Cash Interest Expense for such period will be calculated after giving pro forma effect thereto (including any applicable Pro Forma Cost Savings) as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” for any period means, with respect to any Person, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income, without duplication:

(i) Consolidated Interest Expense; plus

(ii) Consolidated Income Taxes; plus

(iii) consolidated amortization, depletion and depreciation expense; plus

(iv) other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs; plus

(v) any expenses or charges related to any Equity Offering, Permitted Investment, merger, consolidation, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by this Indenture (including a refinancing thereof) (whether or not successful), including any amendment or other modification of the Notes; plus

(vi) any restructuring charges, integration costs or costs associated with establishing new facilities (which, for the avoidance of doubt, shall include retention, severance, relocation, workforce reduction, contract termination, systems establishment costs and facilities consolidation costs) certified by the chief financial officer of the Company and deducted (and not added back) in computing Consolidated Net Income; plus

(vii) accretion of asset retirement obligations, net of cash payments for such asset retirement obligations;

(b) decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period), and

(c) increased or decreased (without duplication) to eliminate the following items to the extent reflected in Consolidated Net Income:

(i) any net gain or loss resulting in such period from currency translation gains or losses; and

(ii) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements resulting from the application of purchase accounting in relation to any completed acquisition.

Notwithstanding the foregoing, clauses (a)(ii) through (vii) above relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, federal, provincial, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries, net of any interest income received by such Person and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(a) interest expense attributable to Capitalized Lease Obligations;

(b) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(c) non-cash interest expense;

(d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(e) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(f) costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(g) interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(h) the product of (i) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Non-Guarantors payable to a party other than the Company or a Wholly Owned Subsidiary, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, municipal and local statutory tax rate of such Person, expressed as a decimal, in each case on a consolidated basis and in accordance with GAAP;

(i) Receivables Fees; and

(j) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are intended to be used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Cash Interest Expense shall include all interest expense (including any amounts described in clauses (a) through (j) above) relating to any Indebtedness of such Person or any of its Restricted Subsidiaries described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by such Person and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of such Person. Notwithstanding anything to the contrary contained herein, without duplication of clause (i) above, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which such Person or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person if such Person is not a Restricted Subsidiary of the Company or that is accounted for by the equity method of accounting, except that:

(i) subject to the limitations contained in clauses (c) through (h) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or any of its Restricted Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary of the Company, to the limitations contained in clause (b) below); and

(ii) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or any of its Restricted Subsidiaries;

(b) solely for the purpose of calculating clause (A) of the definition of Cumulative Credit Amount, any net income (but not loss) of any Restricted Subsidiary of the Company (other than a Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(i) subject to the limitations contained in clauses (c) through (h) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary of the Company as a dividend (subject, in the case of a dividend to another Restricted Subsidiary of the Company, to the limitation contained in this clause); and

(ii) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(c) any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by Senior Management;

(d) any income or loss from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(e) any extraordinary or non-recurring gain or loss;

(f) any unrealized net gain or loss resulting in such period from Hedging Obligations or other derivative instruments;

(g) any net income or loss included in the consolidated statement of operations with respect to noncontrolling interests;

(h) the cumulative effect of a change in accounting principles;

(i) consolidated impairment charges;

(j) any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity- incentive programs; and

(k) any fees, expenses and debt issuance costs paid in connection with issuance of the Notes.

“Conversion Agent” has the meaning set forth in Section 2.03 hereof.

“Conversion Date” has the meaning set forth in Section 10.02 hereof.

“Conversion Price” means, as of any date, $1.00 divided by the Conversion Rate in effect as of such date.

“Conversion Rate” means the initial conversion rate of [                ] shares of Common Stock per $1.00 in principal amount of Notes, as adjusted from time to time in accordance with Section 10.06 hereof.

“Conversion Threshold” has the meaning set forth in Section 4.14(i) hereof.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 15.01 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means that certain credit agreement, dated as of the Initial Issuance Date, by and among the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto and [Scotia Bank, N.A.], as administrative agent and collateral agent, including any related notes, guarantees, security documents, instruments and agreements executed in connection therewith and, in each case, as amended, restated, amended and restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities, indentures or agreements (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders, commercial finance companies, creditors, investors or other lenders providing for revolving credit loans, term loans, bonds, debentures, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), capital leases or letters of credit, pursuant to agreements or indentures, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and without limitation as to amount, terms, conditions, covenants and other provisions, including increasing the amount of available borrowings thereunder, changing or replacing agent banks and lenders thereunder or adding, removing or reclassifying Subsidiaries of the Company as borrowers or guarantors thereunder).

“Cumulative Credit Amount” means the sum of (without duplication):

(A) 50% of Consolidated Net Income for the period (treated as one accounting period) from [            ], 2015 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available; plus

(B) 100% of the aggregate Net Cash Proceeds or the Fair Market Value of any assets received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Initial Issuance Date, other than:

(1) any Net Cash Proceeds or the Fair Market Value of assets received by the Company from the issue or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination; and

(2) Excluded Contributions; plus

(C) the amount by which Indebtedness of the Company or any of its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Company) subsequent to the Initial Issuance Date of any Indebtedness of the Company or any of its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

(D) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(1) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any of its Restricted Subsidiaries; or

(2) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries of the Company or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Company or any of its Restricted Subsidiaries in such Unrestricted Subsidiary, which amount in each case under this clause (2) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (2) to the extent it is already included in Consolidated Net Income; less

(E) any Investment that is a Similar Business Investment (other than a Similar Business Investment in the Company or a Restricted Subsidiary)

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means any receiver, trustee, assignee, liquidator, sequester or similar official under any Bankruptcy Law.

“Debtor Relief Laws” means the Title 11 of the U.S. Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided, that any Default that results solely from the taking of any action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, DTC until a successor shall have been appointed and become such pursuant to the applicable provision of this Indenture, and, thereafter, “Depositary” shall mean or include such successor.

“Designated Amount” has the meaning set forth in Section 4.16 hereof.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Disposition, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or its Restricted Subsidiaries (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(c) is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the Holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable).

“Distributed Property” has the meaning set forth in Section 10.06(e) hereof.

“DTC” means The Depository Trust Company (or any successor securities clearing agency).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public offering or private placement for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (1) any issuances pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees, (2) an issuance to any Subsidiary or (3) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Euroclear” means Euroclear Bank, SA/NV as operator of the Euroclear Clearance System (or any successor securities clearing agency).

“Event of Default” has the meaning set forth in Section 6.01 hereof.

“Excluded Taxes” means, with respect to any Holder or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Holder, in which its applicable lending office is located, (b) any branch profits taxes or any similar tax imposed by any jurisdiction as a result of any such Holder or recipient being organized under the laws of, or having its principal office or, in the case of any Holder, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (c) for any period with respect to which a Holder has failed to provide the Company with the forms, certificates or other documents required by Section 2.12(i), any Taxes imposed solely by reason of such failure, (d) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Holder with respect to an applicable interest in a Note pursuant to a law in effect on the date on which (i) such Holder acquires such interest in the Note or (ii) such Holder changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Holder’s transferor or assignor immediately before such Holder became a party hereto or to such Holder immediately before it changed its lending office, and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.

“Excluded Assets” means [                    ].

“Excluded Contributions” means the net cash proceeds and Cash Equivalents, or the Fair Market Value of other assets, received by the Company after the Closing Date from:

(1) contributions to its common equity capital; and

(2) the sale of Equity Interest (other than Disqualified Stock) of the Issuer, in each case, which are designated as Excluded Contributions by the Company.

“Exemption Forms” has the meaning set forth in Section 2.12(i)(A) hereof.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by an executive officer of the Company.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Indenture (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements enacted pursuant to the foregoing, including any current or future regulations or official interpretations with respect to any such intergovernmental agreement.

“First Lien Collateral Agent” means [Scotia Bank, N.A.] or such other financial institution or entity which serves as collateral agent under the Credit Agreement.

“First Lien Lenders” means each lender under the Credit Agreement and any other Person that shall have become a party thereto as a lender pursuant to an assignment and assumption, other than any Person that ceases to be a party thereto pursuant to an assignment and assumption.

“Fixed Charge Coverage Ratio” means [                    ].

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect at the Initial Issuance Date.

“Global Note” means a Note substantially in the form attached hereto as Exhibit A that bears the Global Note Legend and has the “Schedule of Increases and Decreases of Interests in the Global Note” attached thereto.

“Global Note Legend” means the legend set forth in Section 2.06(f)(iii), which is required to be placed on all Global Notes issued under this Indenture.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit are pledged.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central bank).

“Grantors” means the Company and the Guarantors.

“Guarantee” means, as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person. The amount of any Guarantee by any Person shall be deemed to be an amount equal to the stated amount or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Initial Issuance Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee pursuant to a written agreement.

“Guarantors” means each Subsidiary of the Company that executes this Indenture and a Note Guarantee on the Initial Issuance Date and each Subsidiary of the Company that executes a supplemental indenture after the Initial Issuance Date in accordance with the provisions of this Indenture, and their respective successors and assigns until released from their obligations under their Note Guarantees and this Indenture in accordance with the terms of this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” mean the global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend, the OID Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued on the Initial Issuance Date or thereafter in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(b) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(d) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations) that are recorded as liabilities under GAAP, and which purchase price is due after the date of placing such property in service or taking delivery and title thereto, excluding(a) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (b) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(e) Capitalized Lease Obligations of such Person;

(f) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(h) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor); and

(i) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time).

Notwithstanding the foregoing, the following items shall not be deemed to be “Indebtedness”:

(i) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness; provided that such money is held to secure the payment of such interest;

(ii) post-closing payment adjustments or earn-out or similar obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter;

(iii) obligations or liabilities in respect of operating leases;

(iv) prepaid or deferred revenue; and

(v) Reclamation Obligations.

Indebtedness shall be calculated without giving effect to any increase or decrease in Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Investors” means the Persons that are parties to the Note Purchase Agreement on the Initial Issuance Date as “Purchasers” thereunder.

“Initial Issuance Date” means [            ], 2015, the date of original issuance of the Initial Notes under this Indenture.

“Initial Mortgaged Property” means each of the properties listed on Schedule II hereto.

“Initial Notes” has the meaning set forth in Section 2.02 hereof.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3), (7) under the Securities Act, who is not also a QIB.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of [●], 2015, by and among [Scotia Bank, N.A.], as agent for the [First Lien Secured Parties] (as defined therein), [                    ], as trustee and collateral agent for the [Second Lien Secured Parties] (as defined therein), the Company and each of the other [Grantors] (as defined therein) party thereto, as it may be amended, modified, supplemented, restated, renewed, extended, amended and restated, replaced, refinanced or restructured from time to time in accordance with its terms.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers, suppliers or vendors in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(a) Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(b) endorsements of negotiable instruments and documents in the ordinary course of business; and

(c) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of Section 4.07:

(a) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary of the Company that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary of the Company, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary of the Company; and

(b) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

“Joinder Agreement” means a joinder agreement to the Stockholders Agreement, the form of which is attached as an exhibit to the Stockholders Agreement.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, deed of trust, deemed trust, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Mandatory Conversion Notice” has the meaning set forth in Section 4.14(i) hereof.

“Mandatory Redemption Notice” has the meaning set forth in Section 4.14(h) hereof.

“Moody’s” means Moody’s Investor Service, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar document, together with any assignment of leases and rents referred to therein, in each case in form and substance reasonably satisfactory to the Collateral Agent.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor” means any Subsidiary of the Company that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(a) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness, but excluding any off-take agreement), other than Indebtedness secured by Liens permitted by clause (y) of the definition of Permitted Liens or (b) directly or indirectly liable (as a guarantor or otherwise), other than as a result of Indebtedness secured by Liens permitted by clause (y) of the definition of Permitted Liens; and

(b) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries, other than Indebtedness secured by Liens permitted by clause (y) of the definition of Permitted Liens, to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Non-Withheld Taxes” has the meaning set forth in Section 2.12(b) hereof.

“Notes” means the Initial Notes, the Additional Notes and any other Notes (including any PIK Notes) authenticated and delivered under this Indenture, as amended or supplemented from time to time, substantially in the form set forth in Exhibit A. For purposes of this Indenture, all references to “principal amount” of the Notes shall include any increase in the principal amount of the Notes as a result of the payment of PIK Interest.

“Note Custodian” means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.

“Note Guarantee” means a Guarantee of the Notes pursuant to Article XII hereof, including a notation in the Notes substantially in the form included in Exhibit E or a supplemental indenture substantially in the form of Exhibit F.

“Note Obligations” means (i) all principal of, interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to any of the Company or any Guarantor, whether or not allowed or allowable as a claim in any such proceeding), and premium, if any, on any Note, (ii) all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by the Company or any Guarantor to the Holders, the Collateral Agent and the Trustee (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to the Company or any Guarantor, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Indenture, the Notes, the Intercreditor Agreement or any Collateral Document, (iii) all expenses of the Trustee and the Collateral Agent (and any agent, sub-agent and counsel thereof) under this Indenture as to which the Trustee and the Collateral Agent and one or more of such agents have a right to reimbursement or under any other similar provision of any Collateral Document, including, without limitation, any and all sums advanced by the Trustee and the Collateral Agent to preserve the Collateral or preserve its security interests, mortgages or Liens in the Collateral to the extent permitted under this Indenture, the Notes, the Intercreditor Agreement or any other Collateral Document or applicable law, and (iv) in the case of each Guarantor, all amounts now or hereafter payable by such Guarantor to the Holders, the Collateral Agent and the Trustee and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to the Company or such Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on the part of such Guarantor owing to the Holders, the Collateral Agent and the Trustee pursuant to the Notes, this Indenture, the Note Guarantees, the Intercreditor Agreement or any other Collateral Document, together in each case with all renewals, modifications, consolidations or extensions thereof.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of [             ], 2015, by and among the Company, the Subsidiaries of the Company party thereto and the Persons party thereto as “Purchasers” thereunder, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Notes Register” has the meaning set forth in Section 2.03 hereof.

“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the General Counsel, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company.

“OID Legend” means the legend set forth in Section 2.06(g)(iv) hereof to be placed on all Notes.

“Opinion of Counsel” means an opinion from legal counsel acceptable to the Trustee that meets the requirements of Section 15.03 hereof, which legal counsel may be an employee of, or counsel to, the Company.

“Other Taxes” means all present and future stamp or documentary Taxes or any other excise tax or property Taxes, charges or similar levies arising from the execution, delivery, registration or enforcement of this Indenture or any other Collateral Document, in each case, including any additions to Tax, interest or penalties applicable thereto.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Paying Agent” has the meaning set forth in Section 2.03 hereof.

“Payment” has the meaning set forth in Section 2.12(a) hereof.

“Permitted Holders” means (i) the Initial Investors, (ii) any Affiliates of the Initial Investors, (iii) any funds under common management, or having a common advisor, with one or more of the Initial Investors, and (iv) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority or more controlling interest of which consist of any one or more of the Persons described in the preceding clauses (i), (ii) and (iii).

“Permitted Investments” means an Investment by the Company or any of its Restricted Subsidiaries in:

(a) a Restricted Subsidiary of the Company;

(b) any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary of the Company; or

(ii) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(c) cash and Cash Equivalents;

(d) endorsements for collection or deposit in the ordinary course of business and (b) receivables owing to the Company or any of its Restricted Subsidiaries created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(e) payroll, travel, commission, entertainment, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f) loans or advances to employees, Officers or directors of the Company or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount outstanding at any time not in excess of $[        ] with respect to all loans or advances made since the Initial Issuance Date (giving effect to the repayment of any such loan, but without giving effect to the forgiveness of any such loan);

(g) any Investment acquired by the Company or any of any of its Restricted Subsidiaries:

(i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or in satisfaction of judgments or otherwise in resolution or compromise of litigation, arbitration or disputes; or

(ii) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 4.09 or any other disposition of assets not constituting an Asset Disposition;

(i) Investments in existence on the Initial Issuance Date, or an Investment consisting of any extension, modification or renewal of any such Investment existing on the Initial Issuance Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (i) as required by the terms of such Investment or (ii) as otherwise permitted under this Indenture;

(j) Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.08;

(k) Guarantees issued in accordance with Section 4.08;

(l) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(m) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(n) Similar Business Investments;

(o) any purchases of Notes; and

(p) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (p), in an aggregate amount at the time of such Investment not to exceed the greater of (x) $[        ] and (y) [    ]% of Total Assets, at an one time outstanding (in each case, with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(a) Liens securing Indebtedness permitted to be Incurred under the provisions of Section 4.08(b)(i) and other related obligations, including interest, fees and other obligations relating thereto or for related banking services or cash management obligations and Liens on assets of Restricted Subsidiaries of the Company securing Guarantees of such Indebtedness and such other obligations of the Company;

(b) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws, pension laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations, including Reclamation Obligations, of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(c) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;

(d) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(e) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(f) minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(g) Liens securing Hedging Obligations that are not Incurred for speculative purposes;

(h) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(i) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(j) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance, the acquisition, construction, improvement or lease of assets or property; provided that:

(i) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(ii) such Liens are created within 365 days of completion of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any of its Restricted Subsidiaries other than such assets or property and assets affixed or appurtenant thereto;

(k) Liens arising solely by virtue of any statutory or common law provisions relating to Liens in favor of trustee and escrow agents, banker’s Liens, margin Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; provided that:

(i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the U.S. Federal Reserve Board; and

(ii) such deposit account is not intended by the Company or any of its Restricted Subsidiaries to provide collateral to the depository institution;

(l) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and any of its Restricted Subsidiaries in the ordinary course of business;

(m) Liens existing on the Initial Issuance Date (other than Liens permitted under clause (a));

(n) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary of the Company; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary of the Company; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(o) Liens on property at the time the Company or a Restricted Subsidiary of the Company acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(p) Liens securing Indebtedness or other obligations of a Restricted Subsidiary of the Company owing to the Company or another Restricted Subsidiary of the Company;

(q) Liens securing the Notes and the Note Guarantees;

(r) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (j), (m), (n), (o), (q) above and this clause (r); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(s) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(t) Liens in favor of the Company or any of its Restricted Subsidiaries;

(u) Liens under industrial revenue, municipal or similar bonds;

(v) (i) Liens incurred in the ordinary course of business not securing Indebtedness and not in the aggregate materially detracting from value of the properties of the Company and its Restricted Subsidiaries or the use of such properties in the operation of their business and (ii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(w) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(x) deposits made in the ordinary course of business to secure liability to insurance carriers;

(y) Liens on the Capital Stock or Indebtedness of an Unrestricted Subsidiary (or any other right, title or interest relating thereto, including any right to receive interest on such Indebtedness or dividends or other distributions on Capital Stock, or any right, title or interest in or to any agreements or instruments relating thereto, including under any related shareholder, limited partnership, loan or security agreements) or on any assets of an Unrestricted Subsidiary;

(z) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(aa) Liens securing Indebtedness in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $[        ] and (y) [    ]% of Total Assets; and

(bb) Liens arising by operation of law or by contract in each case encumbering insurance policies and proceeds thereof to secure the financing of premiums of such insurance policies.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or Governmental Authority or other entity.

“PIK Interest” means interest paid in the form of (i) an increase in the outstanding principal amount of the Notes or (ii) the issuance of PIK Notes.

“PIK Interest Payment” means the payment of PIK Interest.

“PIK Notes” has the meaning set forth in Section 2.01(c) hereof.

“Plan Confirmation Order” means the order entered by the Bankruptcy Court on [            ], 2015, which confirmed the Plan of Reorganization.

“Plan of Reorganization” means that certain Debtors’ Amended Joint Chapter 11 Plan of Reorganization filed by the Company and certain of its affiliates on August 26, 2015 [Docket No. 917] in the Bankruptcy Court, as altered, amended, modified, or supplemented from time to time prior to entry of the Confirmation Order, including any exhibits, supplements, annexes, appendices and schedules thereto, as confirmed by such Bankruptcy Court pursuant to the Plan Confirmation Order.

[“Pledge Agreement” means the pledge agreement, dated as of the Initial Issuance Date, among the Company, the other parties thereto from time to time, and the Collateral Agent, as such agreement may be amended, supplemented, restated, amended and restated, or otherwise modified from time to time.]

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(ii) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs that (1) were directly attributable to any sale, merger, consolidation, acquisition, Investment or other transaction and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and as applied as of the Initial Issuance Date or (2) the Company projects in good faith to be realized within 12 months of any sale, merger, consolidation, acquisition, Investment or other transaction as a result of actions taken or to be taken by the Company or any Restricted Subsidiary, net of any amounts described in clause (1) that are actually realized.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Exchange” means the New York Stock Exchange or NASDAQ.

“Qualified Public Offering” means an underwritten public offering of Common Stock by the Company or any selling stockholders pursuant to an effective registration statement filed by the Company with the Commission under the Securities Act (other than (i) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, (ii) a registration incidental to an issuance of securities under Rule 144A, (iii) a registration on Form S-4 or any successor form, or (iv) a registration on Form S-8 or any successor form), pursuant to which the aggregate offering price of the Common Stock (by the Company and/or selling stockholders) sold in such offering (together with the aggregate offering prices from any prior such offerings) is at least $100.0 million if, following such offering, the Common Stock is listed on a national securities exchange.

“Rate Reduction Forms” has the meaning set forth in Section 2.12(i)(A)

“Rating Agency” means each of S&P and Moody’s, if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account”, “chattel paper”, “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a securitization transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a securitization transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary of the Company or an Unrestricted Subsidiary.

“Reclamation Obligations” means statutory, contractual, constructive or legal obligations, including the principal component of any obligations in respect of letters of credit, bank guarantees, performance or surety bonds or other similar instruments, associated with decommissioning of mining operations and reclamation and rehabilitation costs, including the cost of complying with applicable environmental regulation.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, contract or otherwise).

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Initial Issuance Date or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any of its Restricted Subsidiaries and Indebtedness of any of its Restricted Subsidiaries that refinances Indebtedness of another Restricted Subsidiary of the Company) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(b) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(c) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);

(d) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(e) Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor that refinances Indebtedness of the Company or a Guarantor.

“Registrar” has the meaning set forth in Section 2.03 hereof.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note bearing the OID Legend and the Private Placement Legend and deposited with or on behalf of the Depositary and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Requisite Holders” means Holders holding more than 75% of the aggregate principal amount of outstanding Notes.

“Responsible Officer” means, with respect to the Trustee, any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture to whom a particular corporate trust matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Certificated Note” means a Certificated Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning set forth in Section 4.07 hereof.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, a “Restricted Subsidiary” shall be deemed to be a Restricted Subsidiary of the Company.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group Inc.

“Second Commitment” has the meaning set forth in Section 4.09 hereof.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute.

“Security Agreement” means the security agreement, dated as of the Initial Issuance Date, among the Company, the other parties thereto from time to time, and the Collateral Agent, as such agreement may be amended, supplemented, restated, amended and restated, or otherwise modified from time to time.

“Senior Debt” means all principal of and interest on the loans deemed made pursuant to the Credit Agreement and all other amounts payable under the Credit Agreement to the Senior Parties; provided that the aggregate outstanding principal amount of Senior Debt shall not exceed at any time $125,000,000, as reduced by the amount of all payments or prepayments of the loans under the Credit Agreement.

“Senior Management” means the chief executive officer, the chief financial officer or any other executive officer of the Company.

“Senior Parties” means, collectively, the holders of Senior Debt.

“Subordinated Note Obligations” means principal of, and/or interest on, the Notes (other than any PIK Interest Payment), but excluding all other Note Obligations

“Significant Group” means any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission, determined as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Initial Issuance Date or any other business that is similar, reasonably related, incidental or ancillary thereto.

“Similar Business Investments” means Investments made in (i) the ordinary course of, or of a nature that is customary in, the mining business as a means of exploiting, exploring for, acquiring, developing, processing, refining, gathering, producing, transporting or marketing gold, silver or other precious or base metals used, useful or created in the mining business, including through agreements, acquisitions, transactions, interests or arrangements (whether on a royalty or non- royalty basis) which permit one to share (or have the effect of sharing) risks or costs, comply with regulatory requirements regarding ownership or satisfy other customary objectives in the mining business, and in any event including, without limitation, Investments made in connection with or in the form of (a) direct or indirect ownership interests in mining properties, gathering or upgrading systems or facilities and (b) operating agreements, development agreements, area of mutual interest agreements, pooling agreements, service contracts, joint venture agreements, partnership or limited liability company agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto; and (ii) Persons engaged in a Similar Business.

“Specified Holder” means (i) any Permitted Holder, and (ii) any future holder of Notes that may be considered an Affiliate of the Company but is approved to be a “Specified Holder” by the Board of Directors.

“Spin-Off” has the meaning set forth in Section 10.06(e) hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof. The Stated Maturity of any intercompany Indebtedness payable upon demand shall be the date of demand of payment under such Indebtedness.

“Stockholders Agreement” means the Stockholders Agreement, dated as of [             ], 2015, by and among the Company and the stockholders of the Company, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Subsidiary” means, with respect to any specified Person, (i) any corporation, association, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Initial Issuance Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Surviving Entity” has the meaning set forth in Section 5.01 hereof.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C.ss.ss.77aaa-77bbbb) as in effect on the Initial Issuance Date.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Company; provided that, for purposes of calculating “Total Assets” for purposes of testing the covenants under this Indenture in connection with any transaction, the total consolidated assets of the Company and its Restricted Subsidiaries shall be adjusted to reflect any acquisitions and dispositions of assets that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination.

“Trading Day” means any day on which the principal national or regional securities exchange on which the Common Stock is listed is open for trading, or, if the Common Stock is not listed on a national or regional securities exchange, any Business Day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Underlying Shares” has the meaning set forth in Section 10.06(b) hereof.

“Unrestricted Certificated Note” means one or more Certificated Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Increases and Decreases of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing a series of Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with Section 4.16, and any Subsidiary of such Subsidiary.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Valuation Period” has the meaning set forth in Section 10.06(e).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

Section 1.02. Incorporation by Reference of Trust Indenture Act.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Note Guarantees;

“indenture security Holder” means a Holder of a Note;

“indenture trustee” means the Trustee; and

“obligor” on the Notes means the Company and any successor obligor upon the Notes or any Guarantor.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.03. Rules of Construction.

Unless the context otherwise requires

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined herein has the meaning assigned to it under GAAP;

(iii) “or” is not exclusive;

(iv) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders;

(v) references in this Indenture to any Article, Section, clause or subclause refer to such Article, Section, clause or subclause as contained in this Indenture;

(vi) the words “herein,” “hereof” and “hereunder” and other words of similar import in this Indenture refer to this Indenture as a whole, and not to any particular Section, clause or subclause contained in this Indenture;

(vii) the words “including,” “includes” and “include”, in each case, shall be deemed to be followed by the words “without limitation”;

(viii) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(ix) the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(x) the word “cash” shall be construed to mean United States Dollars;

(xi) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time;

(xii) unless the context requires otherwise, references to “Notes” for all purposes of this Indenture shall include any PIK Notes that are actually issued and any increase in the principal amount of the outstanding Notes (including PIK Notes) as a result of a PIK Interest Payment, and references to “principal amount” of the Notes include any increase in the principal amount of the outstanding Notes (including PIK Notes) as a result of a PIK Interest Payment; and

(xiii) unless otherwise specified, all references to “interest” on the Notes means PIK Interest.

Section 1.04. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent, or of the holding by any Person of a Note (based on the Notes Register), shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee reasonably deems sufficient.

(c) The ownership of Notes shall be proved by the Notes Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e) Whenever the Company or the Trustee solicits the taking of any action by the Holders, the Company or the Trustee may (but shall not be required to) set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.04(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC or its nominee, that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person that is the Holder of a Global Note, including DTC or its nominee, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through DTC’s standing instructions and customary practices.

(h) The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC or its nominee entitled under DTC’s procedures to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE II.

THE NOTES

Section 2.01. Form and Dating.

(a) General. The Notes and the certificate of authentication of the Trustee thereon shall be substantially in the form included in Exhibit A hereto, which is incorporated in and expressly made a part of this Indenture. The notations of the Note Guarantees shall be substantially in the form of Exhibit E hereto, the terms of which are incorporated in and made part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto bearing the Global Note Legend and with the “Schedule of Increases and Decreases of Interests in the Global Note” attached thereto. Notes issued in certificated form shall be substantially in the form of Exhibit A attached hereto but without the Global Note Legend and without the “Schedule of Increases and Decreases of Interests in the Global Note” attached thereto. Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions, transfers of Notes and payments of PIK Interest. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) PIK Notes. In connection with the payment of PIK Interest in respect of the Notes, the Company shall be entitled, without the consent of the Holders, to increase the outstanding principal amount of the Notes or issue additional Notes (the “PIK Notes”) under this Indenture on the same terms and conditions as the Notes issued on the Initial Issuance Date (other than the issuance dates and the date from which interest will accrue). The Initial Notes and any PIK Notes, subsequently issued under this Indenture shall be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase.

(d) Euroclear and Clearstream Procedures Applicable. The procedures and terms and conditions of Euroclear and Clearstream shall be applicable to transfers of beneficial interests in Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02. Execution and Authentication.

An Officer shall sign the Notes for the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate and deliver: (i) on the Initial Issuance Date, an aggregate principal amount of $[        ] million of Notes (the “Initial Notes”), (ii) any Additional Notes in accordance with Sections 4.08 and 4.10 hereof, and (iii) any PIK Notes in accordance with Section 4.01, which shall constitute a distinct issuance of Notes but be considered the same class and shall be in the same form as the Notes and which are not limited in principal amount except as otherwise provided in Section 4.01, in each case of clauses (i) through (iii), upon receipt of a written order of the Company signed by one Officer (an “Authentication Order”). Such Authentication Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of the Notes is to be authenticated. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

On any interest payment date on which the Company pays PIK Interest with respect to a Global Note, the Trustee shall increase the aggregate principal amount of such Global Note by an amount equal to the interest payable, rounded up to the nearest $1.00, for the relevant interest period on the aggregate principal amount of such Global Note as of the relevant record date for such interest payment date, to the credit of the Holders on such record date, pro rata in accordance with their interests, and an adjustment shall be made on the books and records of the Trustee or of the Depositary (together with an endorsement made on such Global Note reflecting such increase), by the Trustee or the Depositary at the direction of the Trustee, to reflect such increase. The foregoing notwithstanding, PIK Interest on a Global Note may be paid in the form of PIK Notes should the procedures of the Depositary so require, in which case PIK Notes in a principal amount equal to the interest payable, rounded up to the nearest $1.00, for the relevant interest period will be issued to the Holders on such record date, pro rata in accordance with their interests.

On any interest payment date on which the Company pays PIK Interest with respect to a Certificated Note, the Trustee shall increase the aggregate principal amount of such Certificated Note by an amount equal to the interest payable, rounded up to the nearest $1.00, for the relevant interest period on the aggregate principal amount of such Certificated Note as of the relevant record date for such interest payment date, to the credit of the Holder of such Certificated Note on such record date, and an adjustment shall be made on the books and records of the Trustee or of the Registrar, by the Trustee or the Registrar at the direction of the Trustee, to reflect such increase. The foregoing notwithstanding, PIK Interest on a Certificated Note may be paid in the form of PIK Notes should the procedures of the Trustee or Registrar so require, in which case PIK Notes in a principal amount equal to the interest payable, rounded up to the nearest $1.00, for the relevant interest period will be issued to the Holders on such record date.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company or an Affiliate of the Company.

Section 2.03. Registrar, Paying Agent and Conversion Agent.

The Company shall maintain an office or agency where Notes shall be presented for registration of transfer or for exchange (“Registrar”), an office or agency where Notes may be presented for payment (“Paying Agent”) and an office or agency where Notes may be presented for conversion (“Conversion Agent”). The Registrar shall keep a register of the Notes (the “Notes Register”) and of their transfer and exchange. The Notes Register shall contain the names and addresses of the Holders and principal amounts (and stated interest) of the amounts owing to, each Holder pursuant to the terms hereof from time to time. The entries in the Notes Register shall be conclusive absent manifest error, and the Company, the Trustee and the Holders shall treat each person whose name is recorded in the Notes Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Agreement. The Notes Register shall be available for inspection by the Company and any Holder at any reasonable time and from time to time upon reasonable prior notice. The Company may appoint one or more co-registrars, one or more additional paying agents and one or more additional conversion agents. The term “Registrar” includes any co-registrar, the term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Company may change any Paying Agent, Registrar or Conversion Agent without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar, Paying Agent or Conversion Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent, Registrar or Conversion Agent.

The Company initially appoints the Trustee to act as Registrar, Paying Agent and Conversion Agent.

Section 2.04. Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the Notes, and will notify the Trustee of any default by the Company or any Guarantor in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money received from the Company or a Subsidiary. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company or a Guarantor, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall, or shall cause the Registrar to, furnish to the Trustee at least seven Business Days before each interest payment date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Global Notes will not be exchanged by the Company for Certificated Notes unless (i) the Depositary (A) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary within ninety (90) days of delivery of such notice or (B) has ceased to be a clearing agency registered under the Exchange Act, and the Company fails to appoint a successor depositary within ninety (90) days of delivery of such notice or (ii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes. Beneficial interests in a Global Note may also be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of the Depositary in accordance with this Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Except as set forth in this Section 2.06, every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Certificated Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Certificated Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications and certificates and opinion of counsel required by item (3) thereof, if applicable.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in the Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, if the Registrar so requests or if the Applicable Procedures so require, an opinion of counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(v) Through and including the 40th day after the Initial Issuance Date, beneficial interests in the Regulation S Global Note may be held only through Euroclear or Clearstream, unless transferred to a person that takes delivery through a Rule 144A Global Note.

If any such exchange or transfer is effected pursuant to subparagraphs (A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests so exchanged or transferred.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Certificated Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Certificated Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Certificated Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Certificated Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Certificated Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and opinion of counsel required by item (3)(d) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Certificated Note in the appropriate principal amount.

Any Certificated Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Certificated Notes to the Persons in whose names such Notes are so registered. Any Certificated Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Restricted Global Notes to Unrestricted Certificated Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Certificated Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Certificated Note only if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Certificated Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Certificated Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, if the Registrar so requests or if the Applicable Procedures so require, an opinion of counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Beneficial Interests in Unrestricted Global Notes to Unrestricted Certificated Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Certificated Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Certificated Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Certificated Note in the appropriate principal amount. Any Certificated Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Certificated Notes to the Persons in whose names such Notes are so registered. Any Certificated Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Certificated Notes for Beneficial Interests in a Global Note.

(i) Restricted Certificated Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Certificated Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Certificated Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Certificated Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Certificated Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Certificated Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Certificated Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Certificated Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and opinion of counsel required by item (3)(d) thereof, if applicable;

(F) if such Restricted Certificated Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof;

(G) if such Restricted Certificated Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof;

the Trustee shall cancel the Restricted Certificated Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(ii) Restricted Certificated Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Certificated Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Certificated Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Certificated Note proposes to exchange such Note for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Certificated Note proposes to transfer such Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests or if the Applicable Procedures so require, an opinion of counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the applicable Certificated Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Certificated Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Certificated Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Certificated Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Certificated Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Certificated Note to a beneficial interest is effected pursuant to subparagraphs (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Certificated Notes so exchanged or transferred.

(e) Transfer and Exchange of Certificated Notes for Certificated Notes. Upon request by a Holder of Certificated Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Certificated Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Certificated Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i) Restricted Certificated Notes to Restricted Certificated Notes. Any Restricted Certificated Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Certificated Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and opinion of counsel required by item (3)(d) thereof, if applicable.

(ii) Restricted Certificated Notes to Unrestricted Certificated Notes. Any Restricted Certificated Note may be exchanged by the Holder thereof for an Unrestricted Certificated Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Certificated Note if the Registrar receives the following:

(A) if the Holder of such Restricted Certificated Note proposes to exchange such Note for an Unrestricted Certificated Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Certificated Note proposes to transfer such Note to a Person who shall take delivery thereof in the form of an Unrestricted Certificated Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests, an opinion of counsel in form reasonably acceptable to the Company and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Certificated Notes to Unrestricted Certificated Notes. A Holder of Unrestricted Certificated Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Certificated Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Certificated Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends shall appear on the face of all Global Notes and Certificated Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Intercreditor Agreement. Each Global Note and each Certificated Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT DATED AS OF [            ], 2015 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED, MODIFIED, EXTENDED, RENEWED, REPLACED, REFINANCED OR RESTRUCTURED FROM TIME TO TIME) BY AND AMONG [SCOTIA BANK, N.A.], AS AGENT FOR THE [FIRST LIEN SECURED PARTIES] (AS DEFINED THEREIN), [                    ], AS TRUSTEE AND COLLATERAL AGENT FOR THE [SECOND LIEN SECURED PARTIES] (AS DEFINED THEREIN), ALLIED NEVADA GOLD CORP. AND EACH OF THE OTHER [GRANTORS] (AS DEFINED THEREIN) PARTY THERETO (THE “INTERCREDITOR AGREEMENT”),

AND EACH PARTY TO OR HOLDER UNDER THIS NOTE, BY ITS ACCEPTANCE OF THIS NOTE, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. TO THE EXTENT THERE IS A CONFLICT BETWEEN THIS NOTE AND THE INTERCREDITOR AGREEMENT, THE TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.”

(ii) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Certificated Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF Section 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF ALLIED NEVADA GOLD CORP. (THE “COMPANY”) THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (d) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED

AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

(B) Notwithstanding the foregoing, any Global Note or Certificated Note issued pursuant to subparagraphs (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(iii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(g) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE

MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.”

(iv) OID Legend. Each Note shall bear a legend in substantially the following form:

“THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: [                    ], ATTENTION: [                    ].”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Certificated Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee, upon receipt of an Authentication Order, an Officer’s Certificate and an Opinion of Counsel, shall authenticate Global Notes and Certificated Notes upon the Company’s order or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Certificated Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.02, 4.14 and 9.05 hereof).

(iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(v) The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 4.14 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.02 hereof.

(viii) All certifications, certificates and opinions of counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer that may be imposed under this Indenture with respect to the Notes or under applicable law, other than to require delivery of such certificates, documentation or other evidence as are expressly required by, and to do so if and when expressly required by, this Indenture. The Trustee shall have no responsibility for any actions taken or not taken by the Depositary.

Section 2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee, or the Company and the Trustee receives evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon the written order of the Company signed by an Officer of the Company, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee each may charge for their respective expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.08. Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, those described in Section 4.14(h) as not outstanding, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, such Note ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, the Note ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

If a Note is converted or deemed to be converted in accordance with Article X, then from and after the time of conversion or deemed conversion on the Conversion Date, such Note shall cease to be outstanding and interest, if any, shall cease to accrue on such Note.

Section 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company (other than a Specified Holder), shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trustee knows are so owned shall be so disregarded.

Section 2.10. Temporary Notes.

Until Certificated Notes are ready for delivery, the Company may prepare and execute, and the Trustee, upon receipt of an Authentication Order, an Officer’s Certificate, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and execute, and the Trustee, upon receipt of an Authentication Order, an Officer’s Certificate, shall authenticate Certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar, Paying Agent and Conversion Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, conversion or payment. The Trustee (and no one else) shall cancel all Notes surrendered for registration of transfer, exchange, conversion, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes, if applicable, shall be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12. Gross-Up for Taxes.

Any and all payments made by or on behalf of the Company under this Indenture or under any other Collateral Documents (any such payment being hereinafter referred to as a “Payment”) to or for the benefit of a Holder shall be made without set-off or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any and all present or future Taxes, except to the extent that such deduction or withholding is required by applicable law or the administrative practice of any Governmental Authority. If any such Taxes are so required to be deducted or withheld from or in respect of any Payment made to or for the benefit of a Holder, the Company shall:

(i) promptly notify the any relevant Agent (including for purposes of this Section 2.12, if applicable, the Collateral Agent) of such requirement;

(ii) if the Taxes are Indemnified Taxes, pay to such Holder in addition to the Payment to which such Holder is otherwise entitled, such additional amount as is necessary to ensure that the net amount actually received by such Holder (free and clear of, and net of, any such Indemnified Taxes, including the full amount of any Taxes required to be deducted or withheld from any additional amount paid by the Company under this Section 2.12(a), whether assessable against the Company, an Agent or such Holder) equals the full amount the Holder, would have received had no such deduction or withholding been required;

(iii) make such deduction or withholding;

(iv) pay to the relevant Governmental Authority in accordance with applicable law the full amount of Taxes required to be deducted or withheld (including the full amount of Taxes required to be deducted or withheld from any additional amount paid by the Company to a Holder under this Section 2.12(a)), within the time period required by applicable law; and

(v) as promptly as possible thereafter, forward to the relevant Holder an original official receipt (or a certified copy), or other documentation reasonably acceptable to the relevant Agent and such Holder, evidencing such payment to such Governmental Authority.

(b) If an Agent or any Holder is subject to Indemnified Taxes in respect of any Payment made by the Company but such Taxes are not levied by way of deduction or withholding (all such Taxes being “Non-Withheld Taxes”), the Company shall pay to the relevant Agent or such Holder, as the case may be, at the time the Company makes such Payment and in addition to such Payment, such additional amount as is necessary to ensure that the total amount received by such Agent or such Holder, as the case may be, is equal to the Payment plus the amount of Non-Withheld Taxes exigible in respect of the aggregate of the Payment and the additional amount payable under this Section 2.12(b).

(c) In addition, the Company agrees to pay any and all Other Taxes.

(d) The Company hereby indemnifies and holds harmless each Holder for the full amount of Indemnified Taxes including Other Taxes and Non-Withheld Taxes, interest, penalties and other liabilities, levied, imposed or assessed in connection therewith against (and whether or not paid directly by) an Agent or such Holder, as applicable, and for all expenses, resulting from or relating to the Company’s failure to:

(i) remit to the relevant Agent or such Holder the documentation referred to in Section 2.12(a)(v);

(ii) pay any Taxes or Other Taxes when due to the relevant Governmental Authority (including, without limitation, any Taxes imposed by any Governmental Authority on amounts payable under this Section 2.12); or

(iii) pay to the relevant Agent or applicable Holder any Non-Withheld Taxes in accordance with this Section 2.12.

(e) Whether or not such Taxes were correctly or legally assessed, an Agent or any Holder who pays any Taxes or Other Taxes (other than Non-Withheld Taxes), and an Agent or any Holder who pays any Non-Withheld Taxes in excess of the amount (if any) paid by the Company on account thereof under Section 2.12(b), shall promptly notify the Company of such payment; provided, however, that failure to provide such notice shall not detract from, or compromise, the obligations of the Company under this Section 2.12, except to the extent such failure results in amounts (such as interest or penalties) that reasonably could have been avoided if such notice had been delivered to Company promptly. Payment pursuant to this indemnification shall be made within 30 days from the date the relevant Agent or the relevant Holder, as the case may be, makes written demand therefor accompanied by a certificate as to the amount of such Taxes or Other Taxes and the calculation thereof, which calculation shall be prima facie evidence of such amount.

(f) If the Company determines in good faith that a reasonable basis exists for contesting any Taxes for which a payment has been made under this Section 2.12, the relevant Holder or Agent, as applicable, shall, if so requested by the Company, cooperate with the Company in challenging such Taxes at the Company’s expense.

(g) If any Holder or Agent, as applicable, receives a refund of, or credit for, Taxes for which a payment has been made by the Company under this Section 2.12, which refund or credit in the good faith judgment of such Holder or Agent, as the case may be, is attributable to the Taxes giving rise to such payment made by the Company, then the Holder or Agent, as the case may be, shall reimburse the Company for such amount (if any, but not exceeding the amount of any payment made under this Section 2.12 that gives rise to such refund or credit), net of out-of-pocket expenses of such Holder or Agent, as the case may be, which Agent or Holder, as the case may be, determines in its absolute discretion will leave it, after such reimbursement, in no better or worse position than it would have been in if such Taxes had not been exigible. The Company, upon the request of a relevant Agent or any Holder, agrees to repay such Agent or such Holder, as the case may be, any portion of any such refund or credit paid over to the Company that the Agent or Holder, as the case may be, is required to pay to the relevant Governmental Authority and agrees to pay any interest, penalties or other charges paid by such Holder or Agent, as the case may be, as a result of or related to such payment to such Governmental Authority. Neither any Agent nor any Holder shall be under any obligation to arrange its tax affairs in any particular manner so as to claim any refund or credit. None of the Holders or Agents shall be obliged to disclose any information regarding its tax affairs or computations to the Company or any other Person in connection with this Section 2.12(g) or any other provision of this Section 2.12.

(h) [Reserved].

(i)

(A) Each Holder shall, to the extent it is legally able to do so, on or prior to the date that it becomes a Holder, provide the Paying Agent and the Company with two original copies of such forms (such as, without limitation, Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI or Form W-8EXP, as applicable), certificates and other documents (collectively, “Exemption Forms”) as may be required by the Internal Revenue Service in order for the Company to be able to make Payments without having to deduct or withhold any Indemnified Taxes or having any Non-Withheld Taxes exigible against the Paying Agent or the Holder. In addition, each Holder agrees to update such Exemption Forms upon the reasonable written request of the Company or the Paying Agent where required to maintain the exempt status of the Payments pursuant to applicable law or upon such forms expiring or becoming obsolete or in accurate in any respect. Notwithstanding the foregoing, the updating of such Exemption Forms shall not be required if the Holder is unable to do so due to a change in law occurring after the date on which the Holder became a Holder or if the Holder is otherwise not legally able to do so; however, the Holder shall, in such case if it is able to do so, provide each of the Paying Agent and the Company with two original copies of such other forms, certificates and other documents (collectively, the “Rate Reduction Forms”) as may be required by the Internal Revenue Service in order for the Company to be able to make Payments or withholdings at a reduced rate of Indemnified Taxes or having Non-Withheld Taxes exigible against the Paying Agent or the Holder at a reduced rate. In addition, each Holder agrees to update such Rate Reduction Forms upon the reasonable written request of the Company or the Paying Agent, to the extent it is legally able to do so, where required to maintain or obtain the most advantageous tax status for the Payments pursuant to applicable law, or upon such forms expiring or becoming obsolete or in accurate in any respect.

(B) If a payment made to a Holder under this Indenture or any Collateral Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Holder shall deliver to the Company and the Paying Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Paying Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Paying Agent as may be necessary for the Company and the Paying Agent to comply with their obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (B), “FATCA” shall include any amendments made to FATCA after the date of this Indenture.

(j) Additional amounts payable under Section 2.12(a) and Non-Withheld Taxes payable under Section 2.12(b) have the same character as the Payments to which they relate. For greater certainty, for example, additional amounts payable under Section 2.12(a) or Non-Withheld Taxes payable under Section 2.12(b), in respect of interest payable under this Indenture or a Collateral Document, shall be payments of interest under this Indenture or such Collateral Document. All payments made under this Section 2.12 shall be subject to the provisions of this Section 2.12.

(k) The Company’s obligations under this Section 2.12 shall survive without limitation the termination of this Indenture and the Collateral Documents and the permanent repayment of the outstanding credit and all other amounts payable hereunder.

(l) The Company agrees that each transferee, assignee or successor of a Holder shall be entitled to the benefits of this Section 2.12 with respect to its interest in this Indenture and the Collateral Documents and for the purposes of this Section 2.12 such transferee, assignee or successor shall be deemed to be a Holder to the extent of such interest; provided that such transferee, assignee or successor shall have complied with obligations of a Holder provided in Section 2.12 and that no such transferee, assignee or successor shall be entitled to receive any greater amount pursuant to this Section 2.12 than the relevant Holder would have been entitled to receive in respect of the amount of the interest transferred by the relevant Holder to such transferee, assignee or successor had no such transfer occurred.

Section 2.13. CUSIP or ISIN Numbers.

The Company in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” or “ISIN” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or notice of an offer to purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or offer to purchase shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee of any change in the “CUSIP” or “ISIN” numbers.

ARTICLE III.

REDEMPTION AND PREPAYMENT

Section 3.01. Optional Redemption.

Except as set forth in Section 4.14(h), the Notes will not be redeemable at the Company’s option prior to [             ], 2020.

Section 3.02. Mandatory Redemption; Open Market Purchases.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, the Company shall comply with the provisions of Section 4.14. The Company may at any time and from time to time purchase the Notes in the open market or otherwise if such purchase complies with the then-applicable provisions of this Indenture.

ARTICLE IV.

COVENANTS1

Section 4.01. Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

[1]	Covenants remain subject to negotiation.

PIK Interest shall be considered paid on the date due if on such date the Trustee has received (i) an Officer’s Certificate, pursuant to Section 2.02, to increase the outstanding amount of any Global Note or Certificated Note to reflect such PIK Interest and, if requested by the Trustee, an Officer’s Certificate, and (ii) with respect to any PIK Interest to be paid through issuance of PIK Notes, PIK Notes duly executed by the Company together with an Authentication Order, and, if requested by the Trustee, an Officer’s Certificate and Opinion of Counsel, pursuant to Section 2.02, requesting the authentication of such PIK Notes by the Trustee.

With respect to interest on the Notes for an annual period due on an interest payment date, the Company shall pay the interest due on the Notes on such interest payment date by payment of PIK Interest for such annual period at the rate of 15% per annum.

PIK Interest on the Notes will be payable with respect to Notes represented by one or more Global Notes (x) by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded to the nearest whole dollar) as provided in an Authentication Order from the Company to the Trustee or (y) if so required by the procedures of the Depositary, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded to the nearest whole dollar). PIK Interest on the Notes will be payable with respect to Notes represented by one or more Certificated Notes (A) by increasing the principal amount of the outstanding Certificated Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded to the nearest whole dollar) as provided in an Authentication Order from the Company to the Trustee or (B) if so required by the procedures of the Trustee or Registrar, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded to the nearest whole dollar). In the case of Certificated Notes (if any), Holders shall be entitled to surrender to the Registrar for transfer or exchange Certificated Notes to receive one or more new Certificated Notes reflecting such increase in principal amount in accordance with the terms of this Indenture. Following an increase in the principal amount of the outstanding Global Notes, or any Certificated Notes, as a result of a PIK Interest Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Interest Payment. Any PIK Notes will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Interest Payment will mature on the same date as the Notes issued on the Initial Issuance Date, will be governed by, and subject to the terms, provisions and conditions of, this Indenture and shall have the same rights and benefits as the Notes issued on the Initial Issuance Date. Any PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

During the continuance of any Event of Default, the Company shall pay interest (including without limitation any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to the Company or any Guarantor, whether or not allowed or allowable as a claim in such proceeding) on all outstanding Note Obligations at the rate equal to 17% per annum. Prior to an Event of Default, the Company shall pay interest on overdue installments of interest at the rate equal to 15% per annum.

Section 4.02. Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar, or Paying Agent or Conversion Agent) where Notes may be surrendered for registration of transfer, exchange, purchase, redemption or conversion and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company also from time to time may designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and from time to time may rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03. Investment Company Act.

The Company shall not, and shall not permit any of the Guarantors to, become an investment company subject to registration under the Investment Company Act of 1940, as amended.

Section 4.04. Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate signed by the Company’s principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to the officer signing such certificate, that to his or her knowledge the Company is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) as of the date of such certificate and that to his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, and interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, promptly upon the Company or any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default in reasonable detail and what action the Company is taking or proposes to take with respect thereto.

Section 4.05. Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies, except (i) such as are contested in good faith and by appropriate proceedings that are timely instituted and diligently conducted and in respect of which the Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP or (ii) where the failure to effect such payment could not reasonably be expected to result in a material adverse effect on the business, assets, operation or financial condition of the Company and its subsidiaries taken as a whole.

Section 4.06. Stay, Extension and Usury Laws.

The Company and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power granted herein (or in any Collateral Document) to the Trustee or the Collateral Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(i) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(1) dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

(2) dividends or distributions by a Restricted Subsidiary of the Company, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary of the Company that is not a Wholly Owned Subsidiary, the Company or any of its Restricted Subsidiaries holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(ii) purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Company held by Persons other than the Company or any of its Restricted Subsidiaries (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(iii) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(1) Indebtedness of the Company owing to and held by any Restricted Subsidiary that is a Wholly Owned Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary that is a Wholly Owned Restricted Subsidiary permitted under Section 4.08(b)(v); or

(2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations of any Guarantor purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(iv) make any Restricted Investment

(all such payments and other actions referred to in Section 4.07(a)(i) through (iv) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default shall have occurred and be continuing (or would result therefrom);

(2) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur US$1.00 of additional Indebtedness under Section 4.08(a); and

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Initial Issuance Date (excluding Restricted Payments made pursuant to Section 4.07(b)) would not exceed the Cumulative Credit Amount.

(b) The provisions of Section 4.10(a) shall not prohibit:

(i) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company; provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from the Cumulative Credit Amount;

(ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Guarantor Subordinated Obligations of a Guarantor, so long as such refinancing Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be Incurred pursuant to Section 4.09 and constitute Refinancing Indebtedness;

(iii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or any of its Restricted Subsidiaries made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant Section 4.09 and constitutes Refinancing Indebtedness;

(iv) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 4.16; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered and not withdrawn for payment in connection with such Change of Control Offer; or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with any Asset Disposition;

(v) any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations from net cash proceeds from an Asset Disposition;

(vi) (i) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this Section 4.07 and (ii) the redemption of Subordinated Obligations or Guarantor Subordinated Obligations within 60 days after the date on which notice of such redemption was given, if on the date of the giving of such notice of redemption, such redemption would have complied with this Section 4.07;

(vii) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock or equity appreciation rights of the Company held by any existing or former employees, management or directors of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case upon death, disability, retirement, severance or termination of employment or in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees approved by the Board of Directors; provided that such Capital Stock or equity appreciation rights were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided, further, that such redemptions or repurchases pursuant to this clause (vii) will not exceed $[         ] in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to the immediately succeeding calendar year, not to exceed $[         ] in any calendar year), although such amount in any calendar year may be increased by an amount not to exceed:

(A) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company to existing or former employees or members of management of the Company or any of its Subsidiaries that occurs after the Initial Issuance Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from the Cumulative Credit Amount); plus

(B) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Initial Issuance Date; less

(C) the amount of any Restricted Payments previously made with the Net Cash Proceeds described in clauses (1) and (2) of this clause (vii);

(viii) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of this Indenture;

(ix) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities or similar securities if such Capital Stock represents a portion of the exercise price thereof (or withholding of Capital Stock to pay related withholding taxes with regard to the exercise of such stock options or the vesting of any such restricted stock, restricted stock units, deferred stock units or any similar securities);

(x) payments in lieu of the issuance of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this covenant;

(xi) payments or distributions to holders of the Capital Stock of the Company or any of its Restricted Subsidiaries pursuant to appraisal or dissenter rights required under applicable law or pursuant to a court order in connection with any merger, consolidation or sale, assignment, conveyance, transfer, lease or other disposition of assets;

(xii) the payment of any dividend by a Restricted Subsidiary of the Company that is not a Wholly Owned Subsidiary to the holders of Capital Stock on a pro rata basis;

(xiii) distributions of Capital Stock, assets or Indebtedness of an Unrestricted Subsidiary;

(xiv) Excluded Contributions;

(xv) the repurchase, redemption or other acquisition for value of Capital Stock of the Company or any direct or indirect parent of the Company representing fractional shares of such Capital Stock in connection with a merger, consolidation or other combination involving the Company or any direct or indirect parent of the Company;

(xvi) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (xvi) (as reduced by the Fair Market Value returned from any such Restricted Payments that constituted Restricted Investments) not to exceed $[        ]; and

(xvii) Investments in Unrestricted Subsidiaries in an aggregate amount, when taken together with all other Investments made pursuant to this clause (xvii) (as reduced by the Fair Market Value returned from any such Investment) not to exceed $[        ].

(c) The amount of any Restricted Payment, other than those effected in cash, shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(d) The amount of all Restricted Payments paid in cash shall be its face amount. For purposes of determining compliance with any U.S. dollar-denominated restriction on Restricted Payments, the U.S. dollar-equivalent of a Restricted Payment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date the Company or the Restricted Subsidiary, as the case may be, first commits to such Restricted Payment.

(e) For purposes of designating any Restricted Subsidiary of the Company as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment”. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of “Unrestricted Subsidiary”.

Section 4.08. Incurrence of Indebtedness and Issuance of Disqualified Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), provided, however, that the Company and the Guarantors may Incur Indebtedness, if on the date thereof and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00.

(b) The provisions of Section 4.08(a) shall not prohibit the Incurrence of the following Indebtedness:

(i) Indebtedness of the Company or any Restricted Subsidiary Incurred under a Credit Facility and the issuance and creation of letters of credit, bankers’ acceptances, performance or surety bonds and other similar instruments thereunder in an aggregate amount not to exceed $[        ];

(ii) Indebtedness represented by (a) the Initial Notes and (b) Additional Notes in an aggregate principal amount not to exceed $[        ] million, including, in the case of (a) and (b), the related Note Guarantees;

(iii) Indebtedness of the Company and any of its Restricted Subsidiaries in existence on the Initial Issuance Date (other than Indebtedness described in clauses (i), (ii), (vi), (v), (vii), (ix), (x) and (xi) of Section 4.08(b));

(iv) Guarantees by (a) the Company or Guarantors of Indebtedness permitted to be Incurred by the Company or a Guarantor in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, and (b) Non-Guarantors of Indebtedness Incurred by Non-Guarantors in accordance with the provisions of this Indenture;

(v) Indebtedness of the Company owing to and held by any of its Restricted Subsidiaries or Indebtedness of a Restricted Subsidiary of the Company owing to and held by the Company or any other Restricted Subsidiary of the Company; provided, however,

(1) if the Company is the obligor on Indebtedness owing to a Non-Guarantor, such Indebtedness is expressly subordinated in right of payment to all Obligations with respect to the Notes;

(2) if a Guarantor is the obligor on such Indebtedness and a Non-Guarantor is the obligee, such Indebtedness is expressly subordinated in right of payment to the Note Guarantee of such Guarantor; and

(3) (A) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or any of its Restricted Subsidiaries; and (B) any sale or other transfer of any such Indebtedness to a Person other than the Company or any of its Restricted Subsidiaries, shall be deemed, in each case under this Section 4.08(b)(v)(3), to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

(vi) Indebtedness of (x) any Person Incurred and outstanding on the date on which such Person became a Restricted Subsidiary of the Company or was acquired by, or merged into or amalgamated, arranged or consolidated with, the Company or any of its Restricted Subsidiaries or (y) such Persons or the Company or any of its Restricted Subsidiaries Incurred (1) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of the Company or otherwise was acquired by, or merged into or consolidated with the Company or (2) otherwise in connection with, or in contemplation of, such acquisition, merger or consolidation; provided, however, in each case set forth in clause (x) or (y), that at the time such Person is acquired or such Indebtedness was Incurred, either:

(1) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.08(a) after giving effect to the Incurrence of such Indebtedness pursuant to this Section 4.08(b)(vi); or

(2) the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries would have been at least the same or greater than such ratio immediately prior to such acquisition, merger or consolidation, in each case after giving effect to the Incurrence of such Indebtedness pursuant to this Section 4.08(b)(vi);

(vii) Indebtedness under Hedging Obligations that are Incurred not for speculative purposes;

(viii) Indebtedness (including Capitalized Lease Obligations) of the Company or any of its Restricted Subsidiaries Incurred to finance the purchase, design, lease, construction, repair, replacement or improvement of any property (real or personal), plant or equipment used or to be used in a Similar Business through the direct purchase of such property, plant or equipment, and any Indebtedness of the Company or any of its Restricted Subsidiaries that serves to refund or refinance any Indebtedness Incurred pursuant to this clause (viii), in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (viii) and then outstanding, will not exceed $[        ] at any time outstanding;

(ix) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries in respect of (a) worker’s compensation claims, health, disability or other employee benefits; (b) property, casualty or liability insurance self-insurance obligations; and (c) statutory, appeal, completion, export, import, customs, revenue, performance, bid, surety and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business and reimbursement obligations relating to same;

(x) Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, Incurred or assumed in connection with the disposition or acquisition of any business or assets of the Company or any business, assets or Capital Stock of any of its Restricted Subsidiaries, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(xi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(xii) Indebtedness in the form of letters of credit and reimbursement obligations relating to letters of credit that are satisfied within 30 days of being drawn;

(xiii) the Incurrence or issuance by the Company or any of its Restricted Subsidiaries of Refinancing Indebtedness that serves (or will serve) to refund or refinance any Indebtedness Incurred as permitted under Section 4.08(a) and Section 4.08(b), (ii), (iii), (vi) of this Section 4.09(b)(xiii), or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by Senior Management, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith;

(xiv) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of the financing of insurance premiums incurred in the ordinary course of business;

(xv) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(xvi) Indebtedness of the Company or any of its Restricted Subsidiaries with respect to Guarantees of Indebtedness of joint ventures, in an aggregate amount under this clause (xvi) not to exceed the greater of (x) $[         ] and (y) [    ]% of Total Assets, at a time outstanding;

(xvii) Non-Recourse Debt;

(xviii) Indebtedness of the Company, to the extent the net proceeds thereof are promptly used to purchase the Notes tendered in connection with a Change of Control Offer; and

(xix) Other Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xix) and then outstanding, will not exceed the greater of (x) $[         ] and (y) [     ]% of Total Asset at any time outstanding.

(c) Notwithstanding anything in this Section 4.08:

(i) The Company will not Incur any Indebtedness under Section 4.08(b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

(ii) No Guarantor will Incur any Indebtedness under Section 4.08(b) if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Guarantor unless such Indebtedness will be subordinated to the obligations of such Guarantor under its Note Guarantee to at least the same extent as such Guarantor Subordinated Obligations.

(iii) No Restricted Subsidiary of the Company (other than a Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Guarantor.

(iv) The Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary of the Company, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under Section 4.08 the Company will be in Default of this Section 4.08).

(d) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.08:

(i) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the second paragraph of this Section 4.08, the Company in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later classify such item of Indebtedness in any manner that complies with Section 4.08(b) and only be required to include the amount and type of such Indebtedness in one of such clauses under Section 4.08(b);

(ii) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iii) if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to Section 4.08(b)(1) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(iv) the principal amount associated with any Disqualified Stock of the Company or any of its Restricted Subsidiaries, or Preferred Stock of a Non-Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(v) Indebtedness permitted by this Section 4.08 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(vi) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(e) Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.08. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(f) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.08, the maximum amount of Indebtedness that the Company may Incur pursuant to this Section 4.08 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.09. Asset Dispositions.

Neither the Company nor any Restricted Subsidiary will, directly or indirectly, consummate an Asset Disposition unless:

(a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition; and

(b) at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Disposition consists of:

(i) cash and Cash Equivalents;

(ii) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any of its Restricted Subsidiaries (other than liabilities that are by their terms subordinated to the Notes or the Note Guarantees) that are assumed by the transferee of any such assets and from which the Company and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(iii) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this Section 4.09(a)(iii) that is at that time outstanding, not to exceed the greater of (x) $[         ] a (y) [    ]% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and/or

(iv) any securities, notes or other obligations received by the Company or any of its Restricted Subsidiaries from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition.

The Company and/or any Restricted Subsidiary may invest or utilize the net cash proceeds from any Asset Disposition in any manner that is not prohibited by this Indenture.

Section 4.10. Liens.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), whether owned on the Initial Issuance Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(i) in the case of Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Notes and related Note Guarantees are secured by a Lien on such property or assets that is senior in priority to such Liens; or

(ii) in all other cases, the Notes and related Note Guarantees are equally and ratably secured or are secured by a Lien on such property or assets that is senior in priority to such Liens.

(b) Any Lien created for the benefit of Holders pursuant to this Section 4.10 shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses Section 4.10(a)(i) and Section 4.10(a)(ii) above.

Section 4.11. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(ii) make any loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any of its Restricted Subsidiaries to other Indebtedness Incurred by the Company or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(iii) sell, lease or transfer any of its property or assets to the Company or any of its Restricted Subsidiaries (it being understood that such transfers shall not include any type of transfer described in Section 4.11(a)(i) or (ii) above).

(b) The restrictions set forth in Section 4.11(a) shall not prohibit encumbrances or restrictions existing under or by reason of:

(i) this Indenture, the Notes or the Note Guarantees;

(ii) any agreement or instrument existing on the Initial Issuance Date (except for this Indenture, the Notes or the Note Guarantees);

(iii) (x) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof) or (y) any agreement or other instrument with respect to a Restricted Subsidiary of the Company that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary of the Company (but not created in contemplation thereof), in the case of (x) and (y) above, which encumbrance or restriction is no applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or so designated or deemed, as applicable (including after-acquired property);

(iv) any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement or instrument referred to in clauses (ii), (iii) or (v) of this paragraph; provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of Senior Management, not materially more restrictive, when taken as a whole, than the encumbrances and restrictions contained in the agreements referred to in clauses (ii), (iii) or (v) of this paragraph on the Initial Issuance Date or the date such Restricted Subsidiary became a Restricted Subsidiary of the Company or was merged into a Restricted Subsidiary of the Company, whichever is applicable;

(v) (x) customary non-assignment or subletting provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder and (y) security agreements or mortgages securing Indebtedness of a Restricted Subsidiary of the Company to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(vi) in the case of Section 4.11(a)(iii), Liens permitted to be Incurred under Section 4.10 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(vii) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (iii) of the first paragraph of this covenant on the property so acquired;

(viii) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(ix) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(x) any customary provisions in joint venture, partnership and limited liability company agreements relating to joint ventures that are not Restricted Subsidiaries of the Company and other similar agreements entered into in the ordinary course of business;

(xi) any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(xii) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(xiii) (x) other Indebtedness Incurred or Preferred Stock issued by a Guarantor in accordance with Section 4.08 that, in the good faith judgment of Senior Management, is not materially more restrictive, taken as a whole, than those applicable to the Company in this Indenture on the Initial Issuance Date (which results in encumbrances or restrictions at a Restricted Subsidiary of the Company level comparable to those applicable to the Company) or (y) other Indebtedness Incurred or Preferred Stock issued by a Non-Guarantor, in each case permitted to be Incurred subsequent to the Initial Issuance Date pursuant to the provisions of Section 4.08 ; provided that with respect to the immediately preceding clause (y), such encumbrances or restrictions will not materially affect the Company’s ability to make anticipated principal and interest payments on the Notes (in the good faith judgment of Senior Management);

(xiv) any agreement with a governmental entity providing for developmental financing; and

(xv) customary non-assignment and non-transfer provisions of any contract, license or lease entered into in the ordinary course of business.

Section 4.12. [Reserved].

Section 4.13. Corporate Existence.

Subject to, and except as permitted by, Article V hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, limited liability company or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (b) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, limited liability company or other existence of any of its Subsidiaries, if (i) the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes, (ii) any such Subsidiary was designated to be dissolved pursuant to the terms of the Plan or (iii) the effect of not preserving any such right, license or franchise, or the corporate, limited liability company or other existence of any of its Subsidiaries, would not reasonably be expected to Material Adverse Effect (as defined in the Note Purchase Agreement).

Section 4.14. Offer to Convert or Repurchase upon Change of Control.

(a) If a Change of Control occurs, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof) of such Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Indenture. In the Change of Control Offer, the Company shall offer payment (a “Change of Control Payment”) in cash equal to 100% of the aggregate principal amount of Notes plus accrued and unpaid interest, if any, thereon, to the date of repurchase (the “Change of Control Payment Date,” which date shall be no earlier than the date of such Change of Control).

No later than 30 days following any Change of Control, the Company shall mail a notice to each Holder stating that a Change of Control has occurred or is expected to occur, as applicable, and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 20 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by this Section 4.14 and described in such notice.

The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes for conversion or pursuant to the Change of Control Offer and shall state:

(i) that the Change of Control Offer is being made pursuant to this Section 4.14;

(ii) the amount of the Change of Control Payment and the Change of Control Payment Date and the per share fair market value of the Common Stock as of the date of such Change of Control, any or all of which may be phrased in a descriptive manner or as an estimate if the same are not known as of the date such notice is mailed;

(iii) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(iv) that Holders electing to have a Note purchased pursuant to any Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Change of Control Payment Date;

(v) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(vi) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer); provided, that each such new Note shall be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(c) The Paying Agent shall promptly (but in any case not later than five days after the Change of Control Payment Date) mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note shall be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Change of Control Offer. Subject to Section 4.14(d) below, the provisions described herein that require the Company to make a Change of Control Offer following a Change of Control shall be applicable regardless of whether any other provisions of this Indenture are applicable.

(d) The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(e) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.14, the Company shall comply with the applicable securities laws or regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue of such compliance.

(f) Notwithstanding anything to the contrary in this Section 4.14, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the consummation of such Change of Control.

(g) The Company and the Holders shall comply with the procedures for conversion specified in Article X.

(h) In the event that 75% or more of the aggregate principal amount of the outstanding Notes are tendered in a Change of Control Offer (the “Change of Control Threshold”), then the Company shall have the right, in accordance with the terms of this Section 4.14(h), to elect to redeem all of the Notes that were not tendered in the Change of Control Offer at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed plus accrued and unpaid interest on such Notes to the date of redemption. The Company may elect to redeem Notes pursuant to this Section 4.14(h) by mailing a notice of redemption (the “Mandatory Redemption Notice”) to each Holder whose Notes are to be redeemed at its registered address. A Mandatory Redemption Notice may be sent by the Company at any time after the Change of Control Threshold is met, but not later than sixty (60) days after the occurrence of the Change of Control, and shall state:

(i) that an optional redemption of Notes is being made pursuant to this Section 4.14(h);

(ii) [the redemption date for such optional redemption (which date shall be no earlier than 10 days and no later than the later of (x) 60 days after the date such Mandatory Redemption Notice is mailed and (y) 60 days after the occurrence of the Change of Control);]

(iii) the redemption price for the Notes to be redeemed (which may be phrased in a descriptive manner or as an estimate if the redemption date is not known as of the date such Mandatory Redemption Notice is mailed);

(iv) that, unless the Company defaults in paying such redemption price, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(v) that, if the Mandatory Redemption Notice is mailed prior to the occurrence of the Change of Control, the optional redemption is conditioned upon the occurrence of such Change of Control; and

(vi) that, if the Change of Control Threshold shall cease to continue to be met after such Mandatory Redemption Notice is mailed as a result of Notes previously tendered in such Change of Control Offer being withdrawn, the Redemption Notice shall be deemed withdrawn unless and until the Change of Control Threshold is thereafter met.

For purposes of determining whether the Change of Control Threshold has been met, any Notes which have been elected to be converted pursuant to Article X shall not be deemed to be outstanding.

(i) In the event that 75% or more of the aggregate principal amount of the outstanding Notes are elected to be converted pursuant to Article X after notice of a Change of Control has been mailed (the “Conversion Threshold”), the Company shall have the right, in accordance with the terms of this Section 4.14(i), to elect to cause all Notes that have not been so elected for conversion to be converted pursuant to Article X. The Company may elect to cause Notes to be converted pursuant to this Section 4.14(i) by mailing a notice of conversion (the “Mandatory Conversion Notice”) to each Holder whose Notes are to be converted at its registered address. A Mandatory Conversion Notice may be sent by the Company at any time after the Conversion Threshold is met, but not later than sixty (60) days after the occurrence of the Change of Control, and shall state:

(i) that a mandatory conversion of Notes is being made pursuant to this Section 4.14(i);

(ii) the date on which the Notes will be deemed converted (which date shall (x) not be earlier than the date on which the Mandatory Conversion Notice is mailed, (y) be subject to the occurrence of the Change of Control and (z) be the “Conversion Date” for all purposes of this Indenture); and

(iii) the then-current Conversion Rate and Conversion Price.

Any Notes subject to a mandatory conversion pursuant to this Section 4.14(i) shall convert into Common Stock in accordance with the terms of Section 10.01 as if such Note had been surrendered for conversion in accordance with the terms thereof and, concurrently with such conversion, (A) the Holder of such Note shall be deemed to have executed and delivered to the Company a Joinder Agreement and shall be bound by all of the terms and provisions of the Stockholder Agreement as a “Stockholder” thereunder, and (B) such Note shall be deemed cancelled and satisfied in full.

Notwithstanding anything to the contrary, the terms of this Section 4.14 are subject to the terms, conditions and provisions of the Intercreditor Agreement.

Section 4.15. Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of $[        ], unless:

(i) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arms’ length dealings with a Person that is not an Affiliate; and

(ii) in the event such Affiliate Transaction involves an aggregate consideration in excess of $[        ], the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company (and such majority determines that such Affiliate Transaction satisfies the criteria in Section 4.15(a)(i) above).

(b) The following items shall be deemed not to constitute Affiliate Transactions, and therefore, shall not be subject to the provisions of Section 4.15(a):

(i) any transaction between the Company and any of its Restricted Subsidiaries or between any Restricted Subsidiaries of the Company and any Guarantees issued by the Company or a Restricted Subsidiary of the Company for the benefit of the Company or any of its Restricted Subsidiaries, as the case may be, in accordance with Section 4.08.

(ii) any Restricted Payment permitted to be made pursuant to Section 4.07 and any Permitted Investments;

(iii) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and severance and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of Officers, directors and employees approved by the Board of Directors of the Company;

(iv) the payment of reasonable and customary fees and reimbursements or employee benefits paid to, and indemnity provided on behalf of, directors, Officers, employees or consultants of the Company or any of its Restricted Subsidiaries;

(v) loans or advances (or cancellations of loans or advances) to employees, Officers or directors of the Company or any of its Restricted Subsidiaries in the ordinary course of business, in an aggregate amount not in excess of $[        ] (without giving effect to the forgiveness of any such loan);

(vi) any agreement as in effect as of the Initial Issuance Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors of the Company, when taken as a whole, than the terms of the agreements in effect on the Initial Issuance Date;

(vii) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by, merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such agreement was not entered into in contemplation of such acquisition, merger or consolidation and any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Board of Directors of the Company, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition, merger or consolidation);

(viii) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services or any management services or support agreements, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the members of the Board of Directors or Senior Management of the Company, such transactions or agreements are on terms that are not materially less favorable, when taken as a whole, to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions or agreements in a comparable transaction or agreement by the Company or such Restricted Subsidiary with an unrelated Person;

(ix) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and any agreement that grants registration and other customary rights in connection therewith or otherwise to the direct or indirect security holders of the Company (and the performance of such agreements);

(x) any transaction with a Restricted Subsidiary of the Company, joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or any of its Restricted Subsidiaries owns any equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity; provided that no Affiliate of the Company, other than the Company or any of its Restricted Subsidiaries, shall have a beneficial interest or otherwise participate in such Restricted Subsidiary, joint venture or similar entity other than through such Affiliate’s ownership of the Company;

(xi) transactions between the Company or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of the Company or any of its Restricted Subsidiaries; provided that such director abstains from voting as a director of the Company or such Restricted Subsidiary, as the case may be, on any matter involving such other Person;

(xii) any merger, consolidation or other reorganization of the Company with an Affiliate solely for the purpose and with the sole effect of forming a holding company or reincorporating the Company in a new jurisdiction;

(xiii) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Company and one or more Subsidiaries, on the one hand, and any other Person with which the Company and such Subsidiaries are required or permitted to file a consolidated tax return or with which the Company and such Subsidiaries are part of a consolidated group for tax purposes, on the other hand;

(xiv) any employment, deferred compensation, consulting, non-competition, confidentiality or similar agreement entered into by the Company or any of its Restricted Subsidiaries with its employees or directors in the ordinary course of business and payments and other benefits (including bonus, retirement, severance, health, stock option and other benefit plans) pursuant thereto;

(xv) pledges of Capital Stock or Indebtedness of Unrestricted Subsidiaries;

(xvi) transactions in which the Company or any of its Restricted Subsidiaries delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate; and

(xvii) any purchase and sale, and issuance, of Notes and the Note Guarantees and the grant of Liens on assets of the Company and the Guarantors to secure the same.

Section 4.16. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary; provided, that:

(1) any Guarantee by the Company or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of

Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described under Section 4.08;

(2) (A) the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any of its Restricted Subsidiaries of any Indebtedness of such Subsidiary) (such amount, the “Designated Amount”) will be deemed to be a Restricted Investment made as of the time of such designation, and such Investment would be permitted to be made under Section 4.07 or (B) the Designated Amount is less than $10,000;

(3) such Subsidiary does not hold any Liens on any property of the Company or any of its Restricted Subsidiaries; and

(4) the Subsidiary being so designated:

(A) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries (i) provides credit support for, or Guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (ii) is directly or indirectly liable for any Indebtedness of such Subsidiary or any Subsidiary of such Subsidiary, in each case of clauses (i) and (ii), other than limited recourse pledges of the Equity Interests in such Subsidiary by the Company or the relevant Restricted Subsidiary in connection with a limited recourse guarantee or otherwise; and

(B) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(5) no Default or Event of Default would be in existence following such designation.

(b) If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under this Indenture, the Company will be in default under this Indenture.

(c) The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that:

(1) such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under Section 4.08, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable four-quarter reference period;

(2) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 4.10; and

(3) no Default or Event of Default would be in existence following such designation.

(d) Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary or redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, as the case may be, shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officer’s Certificate certifying that such designation or redesignation complied with the preceding conditions, as applicable, and was permitted by this Indenture.

Section 4.17. Note Guarantees.

(a) After the Initial Issuance Date, the Company will cause each Restricted Subsidiary (other than each Foreign Subsidiary) created or acquired by the Company or one or more of its Restricted Subsidiaries to execute and deliver to the Trustee a supplemental indenture to this Indenture pursuant to which such Restricted Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal, premium, if any, and interest on the Notes and all other obligations under this Indenture; provided, however, that a Restricted Subsidiary shall not be required to Guarantee the Notes if such Restricted Subsidiary is prohibited from guaranteeing any Indebtedness pursuant to the terms of any Acquired Indebtedness for so long as such Acquired Indebtedness remains outstanding and such Restricted Subsidiary does not Incur any Indebtedness other than such Acquired Indebtedness (provided that such Acquired Indebtedness was not Incurred in anticipation or contemplation of such entity becoming a Restricted Subsidiary and such Restricted Subsidiary does not guarantee any Indebtedness of any other Person).

(b) The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution Obligations under this Indenture, result in the Obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

(c) A Note Guarantee provided pursuant to Section 4.17 shall otherwise be subject to release in accordance with the provisions of Section 12.04 of this Indenture.

(d) A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, except in accordance with the provisions of Article V and Section 12.03 of this Indenture.

Section 4.18. Financial Reporting and Delivery of Certain Information.

(a) So long as any Notes are outstanding, the Issuer shall furnish to the Trustee, and will cause to be furnished to the Holders of Notes:

(i) within 90 days after the end of each fiscal year, copies of audited annual consolidated financial statements of the Company, prepared in accordance with GAAP, accompanied by a report on the annual financial statements by the Company’s certified independent accountants; and

(ii) within 30 days after the end of each month in each fiscal year, the unaudited consolidated balance sheet and income statement for such month, prepared in accordance with GAAP, subject to periodic adjustments.

(b) The Company shall be deemed to have furnished to the Holders the information referred to in Section 4.18(a) if the Company has posted such information on the Company Website. For purposes of this Section 4.18, the term “Company Website” means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.alliednevada.com or such other address as the Company may from time to time designate in writing to the Trustee.

(c) The Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders, beneficial owners of Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.19. Creation and Perfection of Liens Securing Collateral; Further Assurances.

(a) On or prior to the Initial Issuance Date, the Company and the Guarantors shall have granted, created and perfected the Liens created or purported to be created by the Collateral Documents in the Collateral in favor of the Collateral Agent for the benefit of the Trustee, the Collateral Agent and the Holders; provided, that to the extent any such security interest, mortgage or other Lien was not perfected by the Initial Issuance Date, the Company and the Guarantors shall use commercially reasonable efforts to have such Lien perfected as promptly as practicable following the Initial Issuance Date, and so long as such Lien is perfected concurrently with the perfection of Liens in the same assets pursuant to the Credit Facilities, the Company and the Guarantors shall be deemed to have satisfied their obligations under this Section 4.19(a).

(b) Subject to the terms, conditions and provisions of the Collateral Documents and this Indenture, the Company and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Holders, the Trustee or the Collateral Agent may reasonably request, in order to grant, create, preserve, maintain, enforce, protect and perfect the validity and priority of the Liens created or purported to be created by this Indenture and the Collateral Documents in the Collateral.

(c) Subject to the terms, conditions and provisions of the Collateral Documents and this Indenture, from time to time, the Company and the Guarantors shall reasonably promptly secure the Note Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to the Collateral. Such security interests, mortgages and Liens shall be created under the Collateral Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance substantially similar to the security agreements, mortgages, deeds of trust and other instruments and documents delivered in connection with the Credit Facilities (if any), with such changes as may be reasonably necessary to reflect the different obligations being secured.

(d) The Company and each of the Guarantors shall do or cause to be done all acts and things that may be required, or that the Trustee or the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Trustee, the Collateral Agent and the Holders, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the Initial Issuance Date), in each case, as contemplated by, and with the lien priority required under, this Indenture and the Collateral Documents; provided, that the Company and the Guarantors shall not be required to provide, and the Collateral Agent shall not request, any additional Liens in respect of any Excluded Assets.

(e) Upon request of the Trustee or the Collateral Agent at any time after an Event of Default has occurred and is continuing, the Company and the Guarantors shall, and shall cause the Restricted Subsidiaries to, (i) permit the Trustee or the Collateral Agent or any advisor, auditor, consultant, attorney or representative acting for the Trustee or the Collateral Agent, upon reasonable prior notice to the Company and during normal business hours, to visit and inspect any of the property of the Company and its Subsidiaries, to review, make extracts from and copy the books and records (other than documents and records subject to any attorney-client privilege or confidentiality obligations owed to a third party) of the Company and its Subsidiaries relating to any such property, and to discuss any matter pertaining to any such property with the officers and employees of the Company and its Subsidiaries, and (ii) deliver to the Trustee or the Collateral Agent such reports, including valuations, relating to any such property or any Lien thereon as the Trustee or the Collateral Agent may reasonably request. The Company shall promptly following written demand reimburse the Trustee and Collateral Agent for all reasonable costs and out-of-pocket expenses incurred by the Trustee or Collateral Agent in connection therewith, including all reasonable fees and charges of any advisors, auditors, consultants, attorneys or representatives acting for the Trustee or for the Collateral Agent.

ARTICLE V.

SUCCESSORS

Section 5.01. Merger, Consolidation or Sale of Assets.

(a) The Company shall not: (i) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (ii) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties and assets of the Company, in one or more related transactions, to another Person, unless at the time and after giving effect thereto:

(1) either: (A) the Company is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition will have been made (the “Surviving Entity”) (x) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (y) assumes, by supplemental indenture, all the obligations of the Company under the Notes, this Indenture and the Collateral Documents;

(2) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default exists;

(3) immediately after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (A) the Company or the Surviving Entity (if other than the Company) would, on the date of such transaction, be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.08(a), or (B) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such transaction;

(4) each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this Section 5.01, will have confirmed in writing that its Note Guarantee will continue to apply to the obligations of the Company or the Surviving Entity in accordance with the Notes and this Indenture; and

(5) prior to the execution of any supplemental indenture pursuant to this Article V, the Company delivers to the Trustee, in addition to the documents required by Section 9.05, an Officer’s Certificate stating that such transaction and such supplemental indenture comply with this Indenture, including this Section 5.01 and that all conditions precedent provided for herein relating to such transaction and any such assumption have been complied with.

(b) No Guarantor may (other than any Guarantor whose Note Guarantee is to be released in accordance with the terms of this Indenture in a transaction not prohibited by Section 4.09 and Section 12.04) (i) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving Person), or (ii) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties and assets of the Guarantor, in one or more related transactions to another Person unless:

(1) the other Person is the Company or any Restricted Subsidiary that is a Guarantor or that becomes a Guarantor concurrently with the transaction; or

(2) (A) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia;

(B) such Person (if other than the Guarantor) assumes by supplemental indenture all of the obligations of the Guarantor on the Note Guarantee; and

(C) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default exists, no Default or Event of Default shall have occurred and be continuing.

Section 5.02. Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company or the Company and its Restricted Subsidiaries taken as a whole, in accordance with Section 5.01 hereof, the Surviving Entity will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the Surviving Entity and not to the Company), and may exercise every right and power of, the Company under this Indenture with the same effect as if such Surviving Entity had been named as the Company herein. In any such event (other than any transfer by way of lease), the predecessor Company shall be released and discharged from all liabilities and obligations in respect of the Notes and this Indenture and the predecessor Company may be dissolved, wound up or liquidated at any time thereafter.

ARTICLE VI.

DEFAULTS AND REMEDIES2

Section 6.01. Events of Default.

Each of the following shall constitute an “Event of Default”:

(a) the Company fails to pay any interest on the Notes when the same becomes due and payable and such failure continues for a period of 30 days;

(b) the Company fails to pay any principal of or premium, if any, on any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, upon required repurchase, upon declaration or otherwise;

[2]	Events of Default remain subject to negotiation.

(c) failure by the Company or any Guarantor to comply with any of the obligations under the covenants contained in Article IV (other than (i) a failure to purchase Notes, which constitutes an Event of Default under clause (b) above or (ii) a failure to comply with Section 4.18, which constitute Events of Default under clause (d) below and such failure continues for 45 days after written notice thereof is given to the Company by the Trustee or the registered Holders of not less than 25% in aggregate principal amount of the Notes then outstanding;

(d) failure by the Company or any Guarantor to comply with all other provisions contained in this Indenture or the Notes and such failure continues for 90 days after written notice thereof is given to the Company by the Trustee or the registered Holders of not less than 25% in aggregate principal amount of the Notes then outstanding;

(e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Initial Issuance Date, if that default (i) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration, extension or waiver of the grace period provided in such Indebtedness on the date of such default or (ii) enables or permits (with all applicable grace periods having expired) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, in each case of clauses (i) and (ii), the principal amount of any such Indebtedness described in clauses (i) and (ii) aggregates $[        ] or more (or its foreign currency equivalent) in the aggregate;

(f) failure by the Company or any Significant Subsidiary or any Significant Group to pay any final judgment or judgments for the payment of money in an aggregate amount in excess of $[        ] (or its foreign currency equivalent) (net of any amounts with respect to which a reputable and credit worthy insurance company has acknowledged liability in writing) rendered against the Company or any Significant Subsidiary or any Significant Group by a court of competent jurisdiction which have not been waived or discharged or stayed for a period of 60 days or more after such judgments become final and non-appealable;

(g) the Company or a Significant Subsidiary or a Significant Group pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case or proceeding;

(ii) applies for or consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii) applies for or consents to the appointment of a Custodian of it or for all or substantially all of its assets; or

(iv) makes a general assignment for the benefit of its creditors;

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Significant Subsidiary or any Significant Group debtor in an involuntary case or proceeding;

(ii) appoints a Custodian of the Company or any Significant Subsidiary or any Significant Group, or a Custodian for all or substantially all of the assets of the Company or any Significant Subsidiary or Significant Group; or

(iii) orders the liquidation of the Company or any Significant Subsidiary or any Significant Group, and the order or decree remains unstayed and in effect for 60 days;

(i) any Note Guarantee of a Significant Subsidiary or a Significant Group ceases to be in full force and effect (except as contemplated by the terms of this Indenture or such Note Guarantee) or is declared null and void in a judicial proceeding, or any Guarantor that is a Significant Subsidiary or Significant Group denies or disaffirms its obligations under this Indenture or its Note Guarantee (other than by reason of release of such Guarantor from its Note Guarantee in accordance with the terms of this Indenture or such Note Guarantee); and

(j) failure by the Company or any Guarantor to comply with Section 5.01.

Section 6.02. Acceleration.

If any Event of Default (other than an Event of Default specified in Section 6.01(g) or (h)) occurs and is continuing, the Trustee may (and if so directed in writing by Holders of at least 25% in aggregate principal amount of the then outstanding Notes, the Trustee shall) declare all Note Obligations to be due and payable immediately by notice in writing to the Company specifying the Event of Default(s). Upon any such declaration, the Notes shall become due and payable in cash on the Business Day following delivery of such notice in writing. Notwithstanding the foregoing, if an Event of Default specified in Section 6.01(g) or (h) hereof occurs with respect to the Company, all outstanding Note Obligations shall become due and payable immediately without further action, notice or declaration on the part of the Trustee or any Holder.

After a declaration of acceleration, but before any exercise of remedies by the Trustee, the Requisite Holders, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all Notes then outstanding, (3) the principal of, and premium, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes, (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in this Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

At any time after a declaration of acceleration with respect to the Notes, but before a judgment or decree based on acceleration is obtained by the Trustee, the Requisite Holders (by notice to the Trustee) may rescind and cancel such declaration and its consequences if:

(a) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived;

(b) rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(c) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances.

Section 6.03. Other Remedies.

If an Event of Default occurs and is continuing, subject to the terms and conditions of the Intercreditor Agreement, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or any Collateral Document.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee, the Collateral Agent or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults.

Subject to Section 6.07 and 9.02 hereof, the Requisite Holders by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture or the Collateral Documents except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (including in connection with an offer to purchase); provided, however, that the Requisite Holders may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.05. Control by Majority.

Requisite Holders may direct, subject to the terms and conditions of the Intercreditor Agreement, the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it; provided, however, the

Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

Section 6.06. Limitation on Suits.

Subject to Section 6.07 hereof, Holders of the Notes may not enforce this Indenture or the Notes except as provided herein. A Holder of a Note may not pursue any remedy with respect to this Indenture or the Notes unless:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer the Trustee indemnity or security satisfactory to the Trustee against any costs, liability or expense relating to such action or any amounts due and unpaid to the Trustee under this Indenture;

(d) the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer of indemnity; and

(e) during such sixty (60)-day period, the Requisite Holders do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07. Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture (including Section 6.06) or any Collateral Document, the right of any Holder of a Note to receive payment of principal of, and premium, if any, or interest on, such Note, to convert the Notes in accordance with Article X or to bring suit for the enforcement of any such payment on or after the respective due dates expressed in the Note (including in connection with an offer to purchase) or such right to convert, vote or receive dividends or distributions with respect to Common Stock, shall be absolute and unconditional and shall not be impaired or affected without the consent of such Holder, except to the extent that the institution or prosecution thereof or the entry of judgment thereon would, under applicable law, result in the surrender, impairment, waiver or loss of any Lien of a Collateral Document upon any property subject to such Lien.

Section 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01 [payment default provisions] occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company or any Guarantor for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

If the Trustee collects or receives any money pursuant to this Article VI or pursuant to any of the Collateral Documents, it shall pay out the money in the following order, at the date or dates fixed by the Trustee for the distribution of such monies or property, upon presentation of the several Notes, and stamping thereon the payment, if only partially paid, and upon surrender thereof, if fully paid:

FIRST: to the Trustee, (in all its capacities hereunder) and the Collateral Agent, their agents and attorneys for amounts due under Sections 7.07 and 13.09 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the reasonable costs and out-of-pocket expenses of collection reimbursable hereunder;

SECOND: to Holders of Notes for amounts due and unpaid on the Notes for principal of, premium, if any, and interest on, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, premium, and interest on, respectively; and

THIRD: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12. Restoration of Rights and Remedies.

If the Trustee or any Holder of Notes has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Company, the Trustee and the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13. Rights and Remedies Cumulative.

Except as otherwise provided in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14. Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article VI or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE VII.

TRUSTEE

Section 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall, with respect to the Notes, exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture, and shall be fully protected in acting or refraining from acting upon such certificates or opinions.

However, in the case of any such certificates or opinions which by any provisions of this Indenture are required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(ii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture or the Collateral Documents that in any way relates to the Trustee is subject to the provisions of this Section 7.01. No provision of this Indenture or the Collateral Documents shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to enforce any of its rights or remedies under this Indenture or any of the Collateral Documents at the request of any Holder, unless such Holder shall have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense related to the exercise of such right or power or amounts due and unpaid to the Trustee hereunder.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f) The Trustee shall not be deemed to have knowledge of any Default or Event of Default unless (i) the Trustee or a Responsible Officer shall have actual knowledge of a Default or an Event of Default, (ii) the Trustee or a Responsible Officer shall have received notice of a Default or an Event of Default in accordance with the provisions of this Indenture or (iii) a Default or an Event of Default occurred or is occurring pursuant to Section 4.01 hereof.

Section 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely, and shall be protected in acting or refraining from acting, upon any document or paper believed by it to be genuine and to have been signed or presented by the proper Person. Except as provided in Section 7.01(b), the Trustee need not investigate any fact or matter stated in the document or paper.

(b) Before the Trustee acts or refrains from acting, the Trustee may require an Officer’s Certificate. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care. The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture; provided, that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(d) Unless otherwise specifically provided in this Indenture, any demand, request, direction, order or notice from the Company mentioned herein shall be sufficient if signed by an Officer of the Company.

(e) Except with respect to Section 4.01, the Trustee shall have no duty to inquire as to the performance of the Company with respect to the covenants contained in Article IV. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Default or Event of Default occurring pursuant to Sections 4.01, 6.01 [payment default provisions] or (ii) any Default or Event of Default of which a Responsible Officer of the Trustee shall have received written notification or obtained actual knowledge.

(f) Delivery of reports, information and documents to the Trustee under Section 4.18 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

The rights, privileges, protections, immunities and benefits given to the Trustee by the terms of this Indenture, including without limitation, its rights to be reimbursed or indemnified, are extended to, and shall be enforceable by, the Trustee in all of its capacities under this Indenture and each of the Collateral Documents, and to each agent, custodial and other Person employed to act hereunder.

Section 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee; provided, however, in the event that the Trustee acquires any conflicting interest, the Trustee must (a) eliminate such conflict within 90 days, (b) if a registration statement with respect to the Notes is effective, apply to the Commission for permission to continue as Trustee or (c) resign as Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the Collateral Documents (including the Intercreditor Agreement), it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture or any of the Collateral Documents, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any Collateral Document or other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults.

If a Default or an Event of Default occurs and is continuing and if it is actually known to a Responsible Officer, the Trustee shall mail to registered Holders of Notes as the names and addresses of such Holders appear upon the Notes Register a notice of the Default or Event of Default within 90 days after it occurs, unless such Default or Event of Default shall have been cured or waived before the giving of such notice.

Section 7.06. Reports by Trustee to Holders of the Notes.

Within 60 days after [                    ] of each year commencing with the year 2016, and for so long as Notes remain outstanding, the Trustee shall mail to the registered Holders of the Notes a brief report dated as of such reporting date:

(a) that would comply with TIA §313(a) if this Indenture had been qualified under the TIA (but if no event described in TIA §313(a) has occurred within the 12 months preceding the reporting date, no report need be transmitted), and

(b) describing the character and amount of any advances made by it as such since the date of the last report transmitted pursuant to this Section 7.06 (or if no such report has yet been so transmitted, since the Initial Issuance Date), for the reimbursement of which it claims or may claim a lien or charge, prior to that of the Notes, on the trust estate or on property or funds held or collected by it as such trustee, and which it has not previously reported pursuant to this Section 7.06, if such advances remaining unpaid at any time aggregate more than 10% of the principal amount of the Notes outstanding at such time, such report to be so transmitted within 90 days after such time.

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with each stock exchange on which the Notes are listed, if any. The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07. Compensation and Indemnity.

The Company shall pay to the Trustee from time to time such reasonable compensation as shall be agreed in writing between the Company and the Trustee for its acceptance of this Indenture and all services rendered by it in any of its capacities under this Indenture (including as Collateral Agent hereunder and under any of the Collateral Documents including the Mortgages). The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee in any of its capacities under this Indenture (including as Collateral Agent hereunder and under any of the Collateral Documents including the Mortgages) promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in any capacity in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company shall indemnify the Trustee in any of its capacities under this Indenture, any of the Collateral Documents and any other document or transaction entered into in connection herewith or therewith (including as Collateral Agent under any of the Collateral Documents including the Mortgages) and its agents and any authenticating agent against any and all losses, liabilities or expenses incurred by them arising out of or in connection with the acceptance or administration of its duties under this Indenture or any such other document or transaction, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending themselves against any claim (whether asserted by the Company or any Holder or any other person) or liability in connection with the exercise or performance of any of their powers or duties hereunder or under any such other document or transaction, except to the extent any such loss, liability or expense may be attributable to its gross negligence, willful misconduct or bad faith on the part of the Trustee, its officers, directors, agents or employees, or such agent or authenticating agent, as the case may be. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder (except to the extent such failure prejudices the Company). The Company shall defend the claim and the Trustee shall cooperate in the defense. The Company need not pay for any settlement made without its consent. The Company need not reimburse any expense or indemnify against any loss incurred by the Trustee through the Trustee’s own gross negligence, willful misconduct or bad faith.

The obligations of the Company under this Section 7.07 shall constitute Note Obligations and shall survive the satisfaction and discharge of this Indenture, the resignation or removal of the Trustee or the Collateral Agent and any rejection or termination of this Indenture under any Bankruptcy Law.

To secure the Company’s payment obligations in this Section 7.07, the Trustee in all of its capacities hereunder and under each of the Collateral Documents shall have a Lien (which Lien shall be a Permitted Lien) prior to the Notes on all money or property held, received or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture, the resignation or removal of the Trustee and any rejection or termination of this Indenture under any Bankruptcy Law.

Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01 [bankruptcy/insolvency Events of Default] hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Requisite Holders may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee at any time and for any reason.

If the Trustee has been removed by the Requisite Holders, the Requisite Holders may appoint a successor Trustee. Otherwise, if the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.

If a successor Trustee does not deliver a written acceptance of its appointment to the retiring or removed Trustee and to the Company within 30 days after the retiring or removed Trustee resigns or is removed, the retiring or removed Trustee, the Company, or the Requisite Holders may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring or removed Trustee and to the Company. Thereupon, the resignation or removal of the retiring or removed Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring or removed Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided, all sums owing to the retiring or removed Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring or removed Trustee.

Section 7.09. Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee; provided, that such corporation shall be otherwise qualified and eligible under this Article VII, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In the event that any Notes shall not have been authenticated by such predecessor Trustee, any such successor Trustee may authenticate and deliver such Notes, in either its own name or that of its predecessor Trustee, with the full force and effect which this Indenture provides for the certificate of authentication of the Trustee.

Section 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus (with its affiliates) of at least $50.0 million as set forth in its most recent published annual report of condition.

If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 7.10, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. None of the Company or any of its Affiliates shall serve as Trustee hereunder. If at any time the Trustee shall cease to be eligible to serve as Trustee hereunder pursuant to the provisions of this Section 7.10, it shall resign immediately in the manner and with the effect specified in this Article VII.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5).

Section 7.11. Preferential Collection of Claims Against Company.

If and when the Trustee shall become a creditor of the Company (or any other obligor under the Notes), the Trustee shall be subject to the requirements of TIA §311(a) regarding the collection of claims against the Company or any Guarantor (or any such other obligor) as if this

Indenture had been qualified under the TIA, excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall still be subject to the requirements of TIA §311(a) to the extent indicated therein.

ARTICLE VIII.

[Intentionally Omitted.]

ARTICLE IX.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Note Guarantees or any of the Collateral Documents without the consent of any Holder of a Note:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(d) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights under this Indenture or any Collateral Document of any such Holder;

(e) to comply with the provisions of Sections 4.17 and/or 4.19;

(f) to comply with the rules of any applicable securities depositary;

(g) to evidence and provide for the acceptance of appointment by a successor Trustee;

(h) to mortgage, pledge, hypothecate or grant a security interest in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes as additional security for the payment and performance of the Company’s and any Guarantor’s obligations under this Indenture, in any property or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Collateral Agent pursuant to this Indenture or otherwise;

(i) to provide for the succession of any parties to the Collateral Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Credit Facilities or any other agreement that is not prohibited by this Indenture;

(j) to provide for the release or addition of Collateral or Guarantees (or otherwise subordinate liens under the Collateral Documents) in accordance with the terms of this Indenture and the Collateral Documents;

(k) to provide security for borrowings under a Credit Facility that are incurred in accordance with this Indenture;

(l) to amend the Intercreditor Agreement or otherwise enter into a new intercreditor agreement in respect of any Credit Facility permitted hereby to the extent permitted under the Intercreditor Agreement and provided such amended or such new intercreditor agreement is not less favorable to the Holders (taken as a whole) than the Intercreditor Agreement in effect as of the Initial Issuance Date;

(m) to the extent required under the Intercreditor Agreement, to conform any Collateral Documents to reflect permitted amendments or modifications to comparable provisions under any security documents in respect of obligations incurred pursuant to a Credit Facility;

(n) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture; or

(o) to make provisions with respect to the conversion right of the Holders pursuant to the requirements of Article X.

Upon the request of the Company and the Guarantors accompanied by a resolution of their respective Boards of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 9.05 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02. With Consent of Holders of Notes.

Except as provided below in this Section 9.02, this Indenture, any of the Collateral Documents, the Notes and the Note Guarantees may be amended or supplemented with the consent of the Requisite Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Requisite Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

Upon the request of the Company and the Guarantors accompanied by a resolution of their respective Boards of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.05 hereof, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture. It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Trustee and the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.

However, without the consent of each affected Holder, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the percentage of principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of this Indenture or the Collateral Documents;

(b) reduce the principal of or change the fixed maturity of any Note;

(c) reduce the rate of or extend the time for payment of interest on any Note;

(d) waive a Default or Event of Default in the payment of principal of, or interest, or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Requisite Holders and a waiver of the payment Default that resulted from such acceleration);

(e) make any Note payable in money other than U.S. dollars;

(f) adversely affect the conversion rights provided in Article X; or

(g) make any change in this Section 9.02, except to increase any such percentage required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

Collateral may be released in accordance with this Indenture (including without limitation Sections 13.03 and 13.04 hereof) and to the extent that such a release is not prohibited by the Intercreditor Agreement.

Upon the execution of any supplemental indenture under this Article IX, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Section 9.03. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05. Trustee to Sign Amendments, Etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX. Notwithstanding any other provisions of this Indenture, the Trustee shall not be required to enter into any amended or supplemental indenture if the amendment or supplement adversely affects the rights, duties, liabilities or immunities of the Trustee. The Company and each Guarantor may not sign an amendment or supplemental Indenture until each of their respective Boards of Directors approves it. In addition to the documents specified in Section 7.02, in executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate.

ARTICLE X.

CONVERSION3

Section 10.01. Voluntary Conversion Privilege.

Subject to the provisions of this Indenture, a Holder of a Note shall have the right, at such Holder’s option, at any time prior to the close of business on the Business Day immediately preceding [            ], 2020, to voluntarily convert such Note, together with any accrued and unpaid interest thereon to the Conversion Date, into Common Stock at any time.

The number of shares of Common Stock issuable upon conversion of a Note shall be determined by dividing the principal amount of the Note or portion thereof surrendered for

[3]	Conversion mechanics (including anti-dilution protections) remain subject to negotiation.

conversion, plus the amount of any accrued and unpaid interest thereon to the Conversion Date, by the Conversion Price in effect on the Conversion Date. In the event that a conversion of a Note results in fractional shares of Common Stock, the Company may, at its option, issue such fractional shares or pay cash in lieu of issuing such fractional shares.

A Note in respect of which a Holder has exercised the option of such Holder to require the Company to repurchase such Note pursuant to a Change of Control Offer may be converted only if such Holder withdraws such Note from such Change of Control Offer in accordance with the terms of such Change of Control Offer.

Upon conversion of any Note, no adjustment to the Conversion Price or the Conversion Rate for dividends for such Note shall be made.

Section 10.02. Conversion Procedure.

To convert a Note, a Holder must satisfy the requirements of the Note and (i) complete and manually sign the conversion notice on the back of the Note and deliver such notice to the Conversion Agent, (ii) surrender the Note to the Conversion Agent, (iii) furnish appropriate endorsements and transfer documents if required by the Registrar or the Conversion Agent, (iv) complete and manually sign, or, if such Holder requests that shares be issued in a name other than such Holder’s name, cause such other Person to complete and manually sign, a Joinder Agreement and deliver such Joinder Agreement to the Conversion Agent, and (v) pay any transfer or other tax, if required by Section 10.04; provided, however, if the Note is held in book-entry form such Holder must surrender the Note to the Conversion Agent, and complete and deliver to the Depositary appropriate instructions pursuant to the Depositary’s book-entry conversion programs. The date on which the Holder satisfies all of the foregoing requirements is the “Conversion Date”; provided, however, that if the conversion is subject to the occurrence of a Change of Control, then the Conversion Date shall not occur until the occurrence of such Change of Control. As soon as practicable, but in no event more than three (3) Business Days after the Conversion Date, the Company shall deliver to the Holder a book-entry notation of the number of whole shares of Common Stock issuable upon the conversion.

The Person in whose name the Note is registered shall be deemed to be a stockholder of record on the Conversion Date.

In the event any Notes are converted, the Conversion Rate and the Conversion Price shall be calculated by the Company and communicated to the Trustee and Conversion Agent in the form of an Officer’s Certificate.

If a Holder converts more than one Note at the same time, the number of shares of Common Stock issuable upon the conversion shall be based on the aggregate principal amount of and accrued and unpaid interest on all Notes converted.

Upon surrender of a Note that is converted in part, the Company shall execute, and the Trustee shall, upon receipt of an Officer’s Certificate, authenticate and deliver to the Holder, a new Note equal in principal amount to the unconverted portion of the principal amount of the Note surrendered.

Section 10.03. Adjustments Below Par Value.

Before taking any action which would cause an adjustment decreasing the Conversion Price so that the shares of Common Stock issuable upon conversion of the Notes would be issued for less than the par value of such Common Stock, the Company will take all corporate action which may be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of such Common Stock at such adjusted Conversion Price.

Section 10.04. Taxes on Conversion.

Upon conversion of a Note, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon such conversion. However, the Holder shall pay any such tax which is due because the Holder requests the shares to be issued in a name other than the Holder’s name. The Company may refuse to deliver the certificates representing the Common Stock being issued in a name other than the Holder’s name until the Company receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulations.

Section 10.05. Company to Provide Stock.

The Company shall from time to time as may be necessary, reserve, out of its authorized but unissued Common Stock a sufficient number of shares of Common Stock to permit the conversion of all outstanding Notes and accrued and unpaid interest thereon for shares of Common Stock.

The Company covenants that all shares of Common Stock delivered upon conversion of the Notes shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, fully paid and non-assessable and shall be free from preemptive rights and free of any lien or adverse claim (other than any lien created under the Stockholders Agreement).

The Company will endeavor promptly to comply with all federal and state securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Notes, if any, and will list or cause to be approved for listing or included for quotation, as the case may be, such shares of Common Stock on each national securities exchange or in the over-the-counter market or such other market on which the Common Stock is then listed or quoted, if any.

Section 10.06. Adjustment of Conversion Rate.

Subject to Section 10.07, the Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs:

(a) If the Company, at any time or from time to time while any of the Notes are outstanding, issues shares of Common Stock as a dividend or distribution on shares of Common

Stock, or if the Company effects a share split or share combination, then the Conversion Rate will be adjusted based on the following formula:

CR’=	CR0 × OS’
OS0

where

CR0 =	the Conversion Rate in effect immediately prior to the Record Date of such dividend or distribution, or the effective date of such share split or share combination, as applicable;

CR’ =	the Conversion Rate in effect immediately after such Record Date or effective date;

OS0 =	the number of shares of Common Stock outstanding immediately prior to such Record Date or effective date; and

OS’ =	the number of shares of Common Stock outstanding immediately after such Record Date or effective date.

Such adjustment shall become effective immediately after the opening of business on the day following the Record Date for such dividend or distribution, or the date fixed for determination for such share split or share combination. If any dividend or distribution of the type described in this Section 10.06(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

(b) If the Company, at any time or from time to time while any of the Notes are outstanding, issues to all holders of Common Stock any rights, options or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of Common Stock at a price per share less than the Closing Sale Price per share of Common Stock on the Trading Day immediately prior to the Record Date for such issuance, the Conversion Rate shall be adjusted based on the following formula:

CR’= CR0 ×	OS1 + X
OS1 + Y

Where

CR0 =	the Conversion Rate in effect immediately prior to the Record Date for such issuance;

CR’ =	the Conversion Rate in effect immediately after the Record Date for such issuance;

OS1 =	the number of shares of Common Stock outstanding immediately prior to the Record Date for such issuance;

X =	the total number of shares of Common Stock issuable pursuant to such rights, options and warrants (the “Underlying Shares”); and

Y =	the number of shares of Common Stock equal to (i) the aggregate exercise price to exercise such rights, options or warrants divided by (ii) the Closing Sale Price per share of Common Stock on the Trading Day immediately prior to the Record Date for such issuance.

To the extent such rights, options or warrants are not fully exercised prior to their expiration or termination, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if the date fixed for the determination of stockholders entitled to receive such rights, options or warrants had not been fixed. In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than the Closing Sale Price per share of Common Stock on the Trading Day immediately prior to the Record Date for an issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights, options or warrants and the value of such consideration, if other than cash, as shall be determined in good faith by the Board of Directors.

For the purposes of this Section 10.06(b), rights, options or warrants distributed by the Company to all holders of Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 10.06(b) (and no adjustment to the Conversion Rate under this Section 10.06(b) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 10.06(b).

(c) If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Stock, to the extent that the cash and fair market value (as determined by the Board of Directors) of any other consideration included in the payment per share of Common Stock exceeds the Closing Sale Price per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR’= CR0 ×	AC + (SP’ × OS’)
OSo × SP’

CR0 =	the Conversion Rate in effect on the date the tender or exchange offer expires;

CR’ =	the Conversion Rate in effect on the day next succeeding the date the tender or exchange offer expires;

AC =	the aggregate value of all cash and fair market value (as determined by the Board of Directors) of any other consideration paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase or exchange of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS’ =	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP’ =	the Closing Sale Price per share of Common Stock on the Trading Day (or, if a Qualified Public Offering has not yet occurred, the Business Day) next succeeding the date such tender or exchange offer expires.

The adjustment to the Conversion Rate under this Section 10.06(c) shall occur on the Trading Day following the date such tender or exchange offer expires.

If the Company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange had not been made.

(d) If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR’ = CR0 ×	SP0
SP0 – C

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Record Date for such dividend or distribution;

CR’	=	the Conversion Rate in effect immediately after the open of business on the Record Date for such dividend or distribution;

SP0	=	the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the Record Date for such dividend or distribution; and

C	=	the amount in cash per share of Common Stock the Company distributes to all or substantially all holders of the Common Stock.

Any increase pursuant to this Section 10.06(d) shall become effective immediately after the open of business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 principal amount of Notes it holds, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate immediately prior to the open of business on the Record Date for such cash dividend or distribution.

(e) If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding (i) dividends, distributions or issuances of rights, options or warrants as to which an adjustment was effected pursuant to Section 10.06(a) or Section 10.06(b), (ii) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to Section 10.06(d), and (iii) Spin-Offs as to which the provisions set forth below in this Section 10.06(e) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

CR’ = CR0 ×	SP0
SP0 – FMV

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Record Date for such distribution;

CR’	=	the Conversion Rate in effect immediately after the open of business on the Record Date for such distribution;

SP0	=	the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the Record Date for such distribution; and

FMV	=	the fair market value (as determined by the Board of Directors) of the Distributed Property with respect to each outstanding share of the Common Stock on the Record Date for such distribution.

Any increase made under the portion of this Section 10.06(e) above shall become effective immediately after the open of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1,000 principal amount of Notes it holds, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Record Date for the distribution.

With respect to an adjustment pursuant to this Section 10.06(e) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to any Subsidiaries or other business units of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

CR’ = CR0 ×	FMV0+ MP0
MP0

where,

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR’	=	the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0	=	the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Closing Sale Price as set forth in Section 1.01 as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the effective date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of Closing Sale Prices of the Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall occur on the last Trading Day of the Valuation Period; provided, that if the relevant Conversion Date occurs during the Valuation Period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective date for such Spin-Off and such Conversion Date in determining the Conversion Rate. If the distribution constituting such Spin-Off is not paid or made, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such distribution had not been declared.

(f) All calculations under this Article X shall be made by the Company in good faith.

(g) For purposes of this Section 10.06, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(h) Notwithstanding the foregoing, if the application of the foregoing formulas would result in a decrease in the Conversion Rate (other than as a result of a reverse stock split or a stock combination), no adjustment to the Conversion Rate (or the Conversion Price) shall be made.

Section 10.07. No Adjustment.

(a) No adjustment to the Conversion Rate (or the Conversion Price) will be required unless the adjustment would require an increase or decrease of at least 1% of the Conversion Rate; provided, however, if the adjustment is not made because the adjustment does not change the Conversion Rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment; provided, further, however, that such adjustment will be made upon any conversion of the Notes with respect to the Notes being converted. All calculations under this Article X will be made to the nearest cent or to the nearest 1/1,000th of a share of Common Stock, as the case may be.

(b) No adjustment to the Conversion Rate shall be made pursuant to Section 10.06 if the Holders of the Notes participate in the transaction (solely as a result of holding Notes and in no other capacity) that would otherwise give rise to an adjustment pursuant to Section 10.06 without having to convert their Notes.

(c) Notwithstanding anything to the contrary in this Article X, no adjustment to the Conversion Rate (or the Conversion Price) shall be made:

(1) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(2) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

(3) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (2) above outstanding as of the Initial Issuance Date;

(4) for a change in the par value of the Common Stock or a change to no par value of the Common Stock; or

(5) for accrued and unpaid interest.

Section 10.08. Equivalent Adjustments.

In the event that, as a result of an adjustment made pursuant to Section 10.06 above, the Holder of any Note thereafter surrendered for conversion shall become entitled to receive any shares of Capital Stock of the Company other than shares of its Common Stock, thereafter the Conversion Rate (and the Conversion Price) for such other shares so receivable upon conversion of any Notes shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Article X.

Section 10.09. Adjustment for Tax Purposes.

The Company shall be entitled to make such increases in the Conversion Rate (and resulting reductions in the Conversion Price), in addition to any adjustments made pursuant to Section 10.06, as the Board of Directors considers to be advisable in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for shares of Common Stock or other Capital Stock hereafter made by the Company to its stockholders shall not be taxable or such tax shall be diminished.

Section 10.10. Notice of Adjustment.

Whenever the Conversion Rate (or the Conversion Price) is adjusted, the Company shall promptly file with the Trustee and any Conversion Agent an Officer’s Certificate setting forth the Conversion Rate and the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee and the Conversion Agent shall have received such Officer’s Certificate at the Corporate Trust Office of the Trustee, neither the Trustee nor the Conversion Agent shall be deemed to have knowledge of any adjustment of the Conversion Rate and the Conversion Price and may assume without inquiry that the last Conversion Rate and Conversion Price of which it has knowledge is still in effect. Promptly after delivery of such Officer’s Certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate and the Conversion Price setting forth the adjusted Conversion Rate and the adjusted Conversion Price and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate and the Conversion Price to each Holder at such Holder’s last address appearing on the list of Holders, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

Section 10.11. Notice of Certain Transactions.

In case:

(a) the Company shall declare a dividend (or any other distribution) on its Common Stock; or

(b) the Company shall authorize the granting to the holders of its Common Stock of rights, warrants or options to subscribe for or purchase any share of any class or any other rights, warrants or options; or

(c) of any reclassification of the Common Stock (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation, merger, or share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

(d) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then the Company shall cause to be filed with the Trustee and the Conversion Agent and to be mailed to each Holder, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, warrants or options, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or grant of rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, share exchange, transfer, dissolution, liquidation or winding-up.

Section 10.12. Effect of Reclassification, Consolidation, Merger, Share Exchange or Sale on Conversion Privilege.

If any of the following shall occur: (i) any reclassification or change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); (ii) any consolidation, combination, merger or share exchange to which the Company is a party other than a merger in which the Company is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock; or (iii) any sale or conveyance of all or substantially all of the assets of the Company, then the Company, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, share exchange, sale or conveyance, execute and deliver to the Trustee a supplemental indenture providing that the Holder of each Note then outstanding shall have the right to convert such Note into the kind and amount of shares of Capital Stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, share exchange, sale or conveyance by a holder of the number of shares of Common Stock deliverable upon conversion of such Note immediately prior to such reclassification, change, consolidation, merger, share exchange, sale or conveyance. Such supplemental indenture shall provide for adjustments of the Conversion Price which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Price provided for in this Article X. If, in the case of any such consolidation, merger, share exchange, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock includes shares of Capital Stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, share exchange, sale or conveyance, then such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing.

The provisions of this Section 10.12 shall similarly apply to successive reclassifications, changes, consolidations, mergers, share exchanges, sales or conveyances. Notwithstanding the foregoing, a distribution by the Company to all holders of its Common Stock for which an adjustment to the Conversion Price or provision for conversion of the Notes may be made pursuant to Section 10.06 shall not be deemed to be a sale or conveyance of all or substantially all of the assets of the Company for purposes of this Section 10.12.

In the event the Company shall execute a supplemental indenture pursuant to this Section 10.12, the Company shall promptly file with the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any such reclassification, change, consolidation, merger, share exchange, sale or conveyance, any adjustment to be made with respect thereto and that all conditions precedent have been complied with.

Section 10.13. Trustee’s Disclaimer.

The Trustee and any Conversion Agent shall not at any time be under any duty to or have any responsibility to any Holder to determine or make any calculations in this Article X nor shall it or they have any duty to or responsibility to any Holder to determine when an adjustment under this Article X should be made, how it should be made or what such adjustment should be made or to confirm the accuracy of any such adjustment, but may accept as conclusive evidence of the correctness of any such adjustment, and shall be protected in relying upon, the Officer’s Certificate with respect thereto which the Company is obligated to file with the Trustee pursuant to Section 10.10 or upon request therefor. The Trustee and any Conversion Agent shall not be accountable for and make no representation as to the validity or value (or the kind or amount) of any securities or assets or cash, that may at any time be issued upon conversion of Notes; and the Trustee and any Conversion Agent shall not be responsible for the Company’s failure to comply with any provisions of this Article X. Neither the Trustee nor the Conversion Agent shall be responsible for any failure of the Company to make or calculate any cash payment or to issue, transfer or deliver any shares of Common Stock or share certificates or other securities or property or cash upon surrender of any Note for the purpose of conversion. The Company will make all calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Trustee and/or Conversion Agent will forward such calculations to any Holder upon the request of such Holder. Each Conversion Agent (other than the Company or an Affiliate of the Company) shall have the same protection under this Section 10.13 as the Trustee.

The Trustee and any Conversion Agent shall not be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to Section 10.12, but may accept as conclusive evidence of the correctness thereof, and shall be protected in relying upon, the Officer’s Certificate with respect thereto which the Company is obligated to file with the Trustee pursuant to Section 10.12.

The rights, privileges, protections, immunities and benefits given to the Trustee under this Indenture, including, without limitation, its right to be compensated, reimbursed, and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including its capacity as Conversion Agent.

Section 10.14. Voluntary Increase of the Conversion Rate.

The Company from time to time may increase the Conversion Rate (and thereby reduce the Conversion Price) by any amount for a period of at least twenty (20) days and the Board of Directors shall have made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. Whenever the Conversion Rate is increased (and the Conversion Price reduced) pursuant to this Section 10.14, a notice of the increase in the Conversion Rate and resulting decrease in the Conversion Price must be disclosed in accordance with Section 10.10 and must be mailed to Holders at least fifteen (15) days prior to the date the increased Conversion Rate and decreased Conversion Price take effect, which notice shall state the increased Conversion Rate, the decreased Conversion Price and the period during which such Conversion Rate and Conversion Price will be in effect.

Section 10.15. Simultaneous Adjustments.

If more than one event requiring adjustment pursuant to this Article X shall occur before completing the determination of the Conversion Rate and the Conversion Price for the first event requiring such adjustment, then the Board of Directors of the Company (whose determination shall be conclusive) shall make such adjustments to the Conversion Rate (and the calculation thereof) after giving effect to all such events as shall preserve for Holders the Conversion Rate and Conversion Price protection provided in this Article X.

ARTICLE XI.

[Intentionally Omitted.]

ARTICLE XII.

NOTE GUARANTEES

Section 12.01. Note Guarantees.

Each of the Guarantors hereby, jointly and severally, fully and unconditionally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the Collateral Documents or the obligations of the Company hereunder or thereunder, that all Note Obligations will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture or the Collateral Documents, the absence of any action to enforce the same or exercise remedies against the Collateral, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives, to the extent permitted by law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture and as otherwise provided in this Indenture. If any Holder or the Trustee is required by any court or otherwise to return to the Company or Guarantors, or any Custodian, trustee, liquidator or other similar official acting in relation to either the Company or Guarantors, any amount paid by the Company or any Guarantor to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full in cash of all obligations (other than unasserted contingent indemnity obligations) guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Note Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of the Note Obligations as provided in Article VI, such Note Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Note Guarantee.

Section 12.02. Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 12.01, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form included in Exhibit E hereto shall be endorsed by an officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by its President or one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 12.01, shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Each Person that is required to become a Guarantor pursuant to Section 4.17 will also execute and deliver to the Trustee a supplemental indenture in the form attached hereto as Exhibit F and satisfying the requirements of Section 4.17. No Opinion of Counsel or Officer’s Certificate shall be required in connection with any Person becoming a Guarantor pursuant to Section 4.17.

Section 12.03. Guarantors May Consolidate or Merge on Certain Terms.

(a) Upon any consolidation, merger, sale or conveyance of a Guarantor as permitted by Article V, upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(b) Except as set forth in Article IV or Article V, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety, to the Company or another Guarantor.

Section 12.04. Releases of Note Guarantees.

(a) The Note Guarantee of a Guarantor will be released automatically:

(1) in connection with any sale or other disposition of all of the Capital Stock, or all or substantially all of the assets, of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale of all such Capital Stock, or all or substantially all of the assets, of that Guarantor is not prohibited by Section 4.09;

(2) if the Company designates the Restricted Subsidiary that is such Guarantor as an Unrestricted Subsidiary under and in compliance with this Indenture;

(3) upon the applicable Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest as security for the [First Priority Obligations] (as defined in the Intercreditor Agreement) or [the Second Priority Obligations] (as defined in the Intercreditor Agreement), subject to, in each case, the application of the proceeds of such foreclosure in the manner described in the Intercreditor Agreement; or

(4) upon the release of such Guarantor’s Guarantee under the Credit Agreement to the extent required by the Intercreditor Agreement.

(b) If all or substantially all of the assets of any Guarantor or all of the Capital Stock of any Guarantor are sold or disposed of in compliance with Section 12.04(a)(1), then such Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Guarantor) or the corporation acquiring the assets (in the event of a sale or other disposition of all or substantially all of the assets of a Guarantor) shall be released and relieved of its obligations under its Note Guarantee or Section 12.03 hereof, as the case may be. The Trustee shall execute and deliver at the sole expense of the Company an appropriate instrument or instruments, prepared by the Company, evidencing such release upon receipt of a Company Request accompanied by an Officer’s Certificate certifying as to the compliance with this Section 12.04 and the other applicable provisions of this Indenture.

(c) Any Guarantor not released from its obligations under its Note Guarantee pursuant to this Section 12.04 shall remain liable for the full amount of principal of, premium, and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article XII.

Section 12.05. Trustee to Include Paying Agent.

In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article XII, shall in such case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named, in this Article XII, in place of the Trustee.

Section 12.06. Limits on Note Guarantees.

Notwithstanding anything to the contrary in this Article XII, the aggregate amount of the Obligations guaranteed under this Indenture by any Guarantor shall be reduced to the extent necessary to prevent the Note Guarantee of such Guarantor from violating or becoming voidable under any law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors.

ARTICLE XIII.

COLLATERAL AND SECURITY

Section 13.01. Collateral Documents.

The due and punctual payment of the Note Obligations are secured as provided (and subject to the terms and conditions therein) in the Collateral Documents, which the Company and the Guarantors have entered into simultaneously with the execution of this Indenture, and the other Collateral Documents in effect from time to time. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Collateral Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended, supplemented or otherwise modified from time to time in accordance with their terms and authorizes and directs the Collateral Agent and/or the Trustee (as the case may be) to enter into the Collateral Documents (including Mortgages and the Intercreditor Agreement) and to perform their obligations and exercise their rights thereunder in accordance therewith. The Company and the Guarantors will deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Collateral Documents, and subject to the terms and conditions of the Collateral Documents, will do or cause to be done all such acts and things as may be necessary, or as may be required by the provisions of the Collateral Documents, to assure and confirm to the Trustee and the Collateral Agent the security interest, mortgage or other Lien in the Collateral contemplated hereby or by the Collateral Documents, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.

Section 13.02. Release of Collateral.

(a) The Collateral Agent’s Liens upon the Collateral will no longer secure the Notes and Note Guarantees outstanding under this Indenture or any other Obligations under this Indenture (including the Note Obligations), and the right of the Holders of the Notes and such Obligations (including the Note Obligations) to the benefits and proceeds of the Collateral Agent’s Liens on the Collateral will automatically terminate and be discharged:

(1) in whole, as to all property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2) in whole, as to all property subject to such Liens, upon:

(A) payment in full in cash of the principal of, accrued and unpaid interest and premium, if any, on the Notes; or

(B) satisfaction and discharge of this Indenture as set forth in Article XIV hereof;

(3) in part, as to any property that (A) is sold, transferred or otherwise disposed of by the Company or one of the Guarantors in a transaction not prohibited by this Indenture, at the time of such sale, transfer or disposition, to the extent of the interest sold, transferred or disposed of or (B) is owned or at any time acquired by a Guarantor that has been released from its Note Guarantee (and any guarantee of other Note Obligations), concurrently with the release of such Note Guarantee (and any guarantee of other Note Obligations);

(4) as to property that constitutes all or substantially all of the Collateral securing the Note Obligations, with the consent of the Requisite Holders (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes);

(5) as to property that constitutes less than all or substantially all of the Collateral securing the Note Obligations, with the consent of the Requisite Holders (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, purchase of, the Notes); or

(6) in whole or in part, in accordance with the applicable provisions of the Collateral Documents, including the Intercreditor Agreement.

Upon receipt of an Officer’s Certificate certifying that all conditions precedent and covenants under this Indenture, including the specific conditions precedent set forth in any of sub-paragraphs (1) through (6) above, as applicable, and the Collateral Documents, if any, relating to such release have been complied with, and any necessary or proper instruments of termination, satisfaction or release prepared by the Company and satisfactory to the Trustee and Collateral Agent, the Trustee shall, or shall cause the Collateral Agent to, execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken pursuant to the provisions of the Intercreditor Agreement or in good faith in reliance upon any such Officer’s Certificate; and notwithstanding any term hereof or in any Collateral Document to the contrary, except as provided pursuant to the Intercreditor Agreement, the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate.

(b) The release of any Collateral from the terms of the Collateral Documents, or the release, in whole or in part, of the Liens created by the Collateral Documents, will not be deemed to impair the security under this Indenture in contravention of the provisions hereof and of the Collateral Documents if and to the extent that the Collateral is released pursuant to this Indenture and the Collateral Documents, including the Intercreditor Agreement, and any Person that is required to deliver an Officer’s Certificate shall be entitled to rely upon the foregoing as a basis for delivery of such certificate.

Section 13.03. Disposition of Collateral Without Release.

(a) Notwithstanding Section 13.02 hereof relating to releases of Collateral, but subject to and in accordance with the provisions of the Collateral Documents and this Indenture, so long as the Collateral Agent, the Trustee, the [First Lien Collateral Agent] or the [First Lien Lenders] have not exercised their rights with respect to the Collateral upon the occurrence and during the continuance of an Event of Default, the Company and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral, to operate the Collateral, to alter and repair the Collateral and to collect, invest and dispose of any income therefrom.

(b) Notwithstanding the foregoing, the Company and the Guarantors may, among other things, without any release or consent by the Trustee or the Collateral Agent, use and dispose of the Collateral in any lawful manner not in violation of the provisions of this Indenture or any of the Collateral Documents, including, without limitation, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Collateral Documents which has become worn out, defective or obsolete or that would no longer be used or useful in the business (including but not limited to certain SAG mill and certain ball mill); (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of this Indenture or any of the Collateral Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Lien of this Indenture or any of the Collateral Documents which it may own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) selling, collecting, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the scheduled repayment of Indebtedness) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by this Indenture and the Collateral Documents; (ix) abandoning any intellectual property which is no longer used or useful in the Company’s business and (x) selling or otherwise disposing of any property to the extent not in violation of Section 4.09 of this Indenture.

Section 13.04. Authorization of Actions to Be Taken by the Trustee and the Collateral Agent Under the Collateral Documents.

(a) Subject to the provisions of this Indenture, the Intercreditor Agreement and the other Collateral Documents, the Trustee, at the direction of the Requisite Holders, shall direct the Collateral Agent to take all actions necessary or appropriate in order to:

(1) enforce any of the terms of any Collateral Document (including Mortgages); and

(2) collect and receive any and all amounts payable in respect of the Note Obligations of the Company and the Guarantors hereunder.

(b) Subject to the provisions of this Indenture, the Intercreditor Agreement and the other Collateral Documents, the Trustee will have power (but without any obligation) to institute and maintain, or to direct, on behalf of the Holders of the Notes, the Collateral Agent to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of this Indenture or any of the Collateral Documents, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee).

(c) Unless otherwise provided herein, all instructions to the Trustee under this Indenture or any of the Collateral Documents are to be made pursuant to the vote of the Holders of a majority in aggregate principal amount of Notes.

Section 13.05. Authorization of Receipt of Funds by the Trustee under the Security Agreement.

The Trustee is authorized to receive any funds for the benefit of the Holders of Notes distributed under any of the Collateral Documents, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture and the Intercreditor Agreement.

Section 13.06. Intercreditor Agreement.

The Trustee agrees for itself and on behalf of the Holders of the Notes, and by holding Notes each such Holder shall be deemed to agree:

(a) that the holders of Obligations in respect of this Indenture, the Notes and the Note Guarantees are bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of Liens, the order of application of proceeds from enforcement of Liens and release of Liens on Collateral; and

(b) to consent to and direct the Collateral Agent and, in the case of the Holders, the Trustee to enter into and perform its obligations under the Intercreditor Agreement (including, without limitation, entering into instruments or releases to evidence the release of any Collateral permitted to be released) and the other Collateral Documents.

Section 13.07. Limitation on Duty of Trustee and Collateral Agent in Respect of Collateral.

(a) Beyond the exercise of reasonable care in the custody of the Collateral in their possession, and accounting for money actually received, the Trustee and the Collateral Agent shall have no duty as to any Collateral in their possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in their possession if the Collateral is accorded treatment equal to that which it accords their own property.

(b) The Trustee and the Collateral Agent shall not be responsible for any of: (i) the existence, genuineness or value of any of the Collateral, (ii) the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of its failure to take actions as specifically required hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee or the Collateral Agent, (iii) the validity or sufficiency of the Collateral or any agreement or assignment contained therein, (iv) the validity of the title of the Company or any Guarantor to the Collateral, (v) insuring the Collateral or (vi) the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee and the Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Collateral Documents by the Company, the Guarantors or the Collateral Agent (if the Trustee is not the Collateral Agent).

Section 13.08. Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XIII upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any officer or officers thereof required by the provisions of this Article XIII; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 13.09. Collateral Agent.

The rights, privileges, protections, immunities and benefits given to the Trustee under this Indenture, including, without limitation, its right to be compensated, reimbursed, and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including its capacity as Collateral Agent.

Without limiting the foregoing:

(a) The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its collateral agent under this Indenture and the Collateral Documents and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Collateral Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture and the Collateral Documents, together with such powers as are reasonably incidental thereto. The Collateral Agent agrees to act as such on the express conditions contained in this Section 13.09. Notwithstanding any provision to the contrary contained elsewhere in this Indenture or any of the Collateral Documents, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Collateral Documents, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder, the Company or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Collateral Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Indenture, the Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Collateral Agent is expressly entitled to take or assert under this Indenture and the Collateral Documents, including the exercise of remedies pursuant to Article VI, and any action so taken or not taken shall be deemed consented to by the Trustee and the Holders.

(b) The Collateral Agent may execute any of its duties under this Indenture or any of the Collateral Documents by or through agents, employees, attorneys-in-fact or through its Affiliates and shall be entitled to advice of counsel and to an Officer’s Certificate concerning all matters pertaining to such duties under this Indenture and the other Collateral Documents. The Collateral Agent shall not be responsible for the negligence or misconduct of any agent, employee, attorney-in-fact or Affiliate that it selects as long as such selection was made in good faith without gross negligence or willful misconduct.

(c) None of the Collateral Agent or any of its Affiliates, agents or employees shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with the Collateral Documents or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any Guarantor, or any officer thereof, contained in this Indenture or the Collateral Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture or the Collateral Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture or the Collateral Documents, or for any failure of the Company, any Guarantor or any other party to this Indenture or the Collateral Documents to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its Affiliates, agents or employees shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture or the Collateral Documents or to inspect the properties, books, or records of the Company, any Guarantor or their respective Affiliates.

(d) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telephone message or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any Guarantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture or the Collateral Documents unless it shall first receive such advice or concurrence of the Trustee as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture or the Collateral Documents in accordance with a request or consent of the Trustee and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” Subject to the terms of the Intercreditor Agreement, the Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI (subject to this Section 13.09); provided, however, that unless and until the Collateral Agent has received any such request, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

(f) [                    ] and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Company, any Guarantor or their respective Affiliates as though it was not the Collateral Agent hereunder and without notice to or consent of the Trustee. The Trustee and the Holders acknowledge that, pursuant to such activities, [                    ] (and any successor Collateral Agent and its respective Affiliates) or its respective Affiliates may receive information regarding the Company or any Guarantor or any of their Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or any Guarantor or any of their Affiliates) and acknowledge that the Collateral Agent shall not be under any obligation to provide such information to the Trustee or the Holders. Nothing herein shall impose or imply any obligation on the part of [                    ] (or any successor Collateral Agent and their respective Affiliates) to advance funds.

(g) The Collateral Agent may resign at any time upon thirty (30) days prior written notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Trustee, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition, at the expense of the Company, a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 13.09 (and Section 7.07) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(h) The Trustee shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Collateral Documents, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(i) The Trustee, as such and as Collateral Agent, is authorized and directed by the Holders, and the Holders by acquiring the Notes are deemed to have authorized the Trustee and Collateral Agent to (i) enter into the Intercreditor Agreement and the other Collateral Documents, (ii) bind the Holders on the terms as set forth in the Collateral Documents and (iii) perform and observe its obligations under the Collateral Documents; provided, however, that neither the Trustee nor the Collateral Agent will enter into any amendments or supplements of the Intercreditor Agreement or any other Collateral Documents except as authorized by this Indenture.

(j) The Trustee agrees that it shall not be obligated to instruct the Collateral Agent, unless specifically directed by the Requisite Holders, to take or cause to be taken any action to enforce its rights under this Indenture or the Collateral Documents or against the Company or the Guarantors, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral, subject to the terms of the Intercreditor Agreement.

If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture or any Collateral Document, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VII, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent.

(k) The Trustee is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession or control. Should the Trustee obtain possession of any such Collateral, the Trustee shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(l) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or any part of the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture or any Collateral Document, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given the Collateral Agent’s own interest in the Collateral and that the Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(m) The Collateral Agent may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act. The Collateral Agent shall be indemnified by the Company and the Guarantors to the same extent as the indemnification of the Trustee herein.

(n) Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Notwithstanding anything to the contrary, none of the Collateral Agent nor the Trustee shall be liable to any of the other parties hereto for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(o) Whether or not therein expressly so provided, every provision of this Indenture or the Collateral Document that in any way relates to the Collateral Agent is subject to the provisions of this Section 13.09.

(p) Notwithstanding anything herein or in any of the Collateral Documents to the contrary, in acting as Collateral Agent hereunder and under any of the Collateral Documents, the Collateral Agent may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits given to the Trustee under this Indenture, including, without limitation, the right to be compensated, reimbursed and indemnified hereunder.

ARTICLE XIV.

SATISFACTION AND DISCHARGE

Section 14.01. Satisfaction And Discharge Of Indenture.

This Indenture will be discharged and will cease to be of further effect as to all outstanding Notes hereunder, and the Trustee, upon receipt from the Company of an Officer’s Certificate stating that all conditions precedent to satisfaction and discharge have been satisfied, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when either

(1) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(2) (A) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, and accrued and unpaid interest to the date of maturity or redemption;

(B) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(C) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture and not provided for by the deposit required by clause (A) above; and

(D) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

Notwithstanding the satisfaction and discharge hereof, the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith, the obligations of the Company to the Trustee under Section 7.07 and, if United States dollars shall have been deposited with the Trustee pursuant to subclause (A) of subsection (2) of this Section 14.01, the obligations of the Trustee under Section 14.02 shall survive.

Section 14.02. Application of Trust Money.

All United States dollars deposited with the Trustee pursuant to Section 14.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal of, premium, if any, and interest on, the Notes for whose payment such United States dollars have been deposited with the Trustee.

ARTICLE XV.

MISCELLANEOUS

Section 15.01. Notices.

Any notice or communication by the Company, a Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company or a Guarantor:

Allied Nevada Gold Corp.

9790 Gateway Drive

Suite 200

Reno, NV 89521, USA

Facsimile No.: 775 358 4458

Attention: Stephen M. Jones

If to the Trustee:

[●]

Facsimile No.: [●]

Attention: [●]

The Company, a Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except a notice of change of address shall not be deemed to have been given until actually received by the addressee.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee at the same time.

Section 15.02. Certificate As to Conditions Precedent.

Upon any request or application by the Company and/or any Guarantor to the Trustee or the Collateral Agent to take any action or refrain from taking any action under this Indenture or any of the Collateral Documents, the Company and/or such Guarantor, as the case may be, shall furnish to the Trustee an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee or Collateral Agent, as applicable (which shall include the statements set forth in Section 15.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture or any Collateral Document, as applicable, relating to the proposed action have been satisfied.

In any case where several matters are required to be certified by an Officer’s Certificate, it is not necessary that all such matters be certified by only one Person, or that they be so certified or covered by only one document, but one such Person may certify with respect to some matters and one or more other such eligible and qualified Persons as to other matters, and any such Person may certify as to such matters in one or several documents.

Any certificate of an Officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate is based are erroneous.

Any Opinion of Counsel that may be required to be delivered under this Indenture may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of the Company stating the information on which counsel is relying unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Section 15.03. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04(a)) or any of the Collateral Documents shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 15.04. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar, Paying Agent or Conversion Agent may make reasonable rules and set reasonable requirements for its functions; provided, that no such rule shall conflict with the terms of this Indenture.

Section 15.05. No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

Section 15.06. Governing Law.

THIS INDENTURE, THE NOTES, ANY NOTE GUARANTEES AND THE COLLATERAL DOCUMENTS WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST CREATED BY ANY OF THE COLLATERAL DOCUMENTS OR REMEDIES THEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 15.07. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture, the Notes or the Note Guarantees.

Section 15.08. Successors.

All agreements of the Company and the Guarantors in this Indenture, the Note Guarantees and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 15.09. Severability.

In case any provision in this Indenture, the Note Guarantees or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 15.10. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 15.11. Table of Contents, Headings, Etc.

The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 15.12. Further Instruments and Acts.

Promptly following the reasonable request of the Trustee, and subject to any applicable terms and conditions of the Intercreditor Agreement and the other Collateral Documents, the Company and the Guarantors will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

Section 15.13. Subordination4.

(a) Agreement to Subordinate. The Company and each Guarantor agrees, and the Trustee and each Holder, by accepting a Note, agrees, that payments of the Subordinated Note Obligations are subordinated, to the extent and in the manner provided in this Section 15.13, to the prior payment in full of all Senior Debt, and that the subordination is for the benefit of the Senior Parties.

(b) Liquidation; Dissolution; Bankruptcy. Upon any distribution to creditors of the Company or the Guarantors in a liquidation or dissolution of the Company or the Guarantors or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the

[4]	Subordination provisions remain subject to negotiation.

Company or the Guarantors or their property, in an assignment for the benefit of creditors or any marshaling of the Company’s or the Guarantor’s assets and liabilities:

(i) the Senior Parties will be entitled to receive payment in full of the Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the Credit Agreement) before Holders will be entitled to receive any payment of Subordinated Note Obligations (subject to clause (ii) below); and

(ii) until the Senior Debt is paid in full, any distribution to which Holders would be entitled but for this Section 15.13 will be made to the Senior Parties (other than any payment or distribution in the form of Capital Stock or subordinated securities of any of the Company or Guarantors or any successor obligor with respect to the Subordinated Note Obligations provided for by a plan of reorganization (collectively, “Reorganized Securities”).

(c) Default on Senior Debt.

(i) The Company and the Guarantors may not make any payment in cash or distribution in cash to the Trustee or any Holder in respect of the Subordinated Note Obligations and may not acquire for cash or other property any Notes from the Trustee or any Holder (other than Reorganized Securities) until all principal and other Obligations with respect to the Senior Debt have been paid in full if:

(A) any payment default in an amount that exceeds $100,000 under the Credit Agreement occurs and is continuing; or

(B) any other default occurs and is continuing under the Credit Agreement that permits (without further notice (except as such notice may be required to effect such acceleration) and following the expiration of any applicable grace periods) the Senior Parties to accelerate its maturity during the period commencing when the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Senior Parties; provided that (A) no more than four Payment Blockage Notices may be given so long as this clause (c) is in effect, and (B) in any 365 consecutive day period, irrespective of the number of defaults or events of default with respect to Senior Debt during such period, (I) no Payment Blockage Notices may be in effect for more than 180 days in the aggregate and (II) no more than one Payment Blockage Notice may be given; and provided further, that, if the Trustee receives any Payment Blockage Notice, no subsequent Payment Blockage Notice will be effective for purposes of this clause (c) unless and until (A) at least 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice and (B) all scheduled payments Subordinated Note Obligations that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee may be, or may be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

(ii) The Company may and will resume payments on and distributions in respect of the Subordinated Note Obligations upon:

(A) in the case of a payment default on Senior Debt, upon the date upon which such default is cured or waived, and

(B) in the case of a nonpayment default on Senior Debt, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of the Senior Debt has been accelerated, if this clause (C) otherwise does not prohibit such payment, distribution or acquisition at the time of such payment, distribution or acquisition.

(d) Acceleration of Notes. If payment of the Notes is accelerated because of an Event of Default, the Company will promptly notify (or cause to be notified) the Senior Parties (and the administrative agent of the Senior Debt) of the acceleration.

(e) When Distribution Must Be Paid Over. In the event that the Trustee or any Holder receives any payment of any Subordinated Note Obligations (other than Reorganized Securities) at a time when the payment is prohibited by this Section 15.13 and the Trustee or the Holder, as applicable, has actual knowledge that the payment is prohibited by Article 15.13 hereof, such payment will be held by the Trustee or such Holder, in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, to the holders of Senior Debt as their interests may appear or their representative under the agreement, indenture or other document (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all outstanding Senior Debt remaining unpaid to the extent necessary to pay such Senior Debt to the full extent due and payable in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

With respect to the Senior Parties, the Trustee undertakes to perform only those obligations on the part of the Trustee as are specifically set forth in this Section 15.13, and no implied covenants or obligations with respect to the holders of Senior Debt will be read into this Indenture against the Trustee. The Trustee will not be deemed to owe any fiduciary duty to the Senior Parties, and will not be liable to the Senior Parties if the Trustee pays over or distributes to or on behalf of holders or the Company or any other Person money or assets to which any Senior Parties are then entitled by virtue of this Section 15.13, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

(f) Notice by Company. The Company will promptly notify the Trustee and the Paying Agent of any facts known to the Company that would cause a payment of any Subordinated Note Obligations to violate this Section 15.13, but failure to give such notice will not affect the subordination of the Subordinated Note Obligations to the Senior Debt as provided in this Section 15.13.

(g) Subrogation. After all Senior Debt is paid in full and until the Subordinated Note Obligations are paid in full, Holders will be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes) to the rights of Senior Parties to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to holders of Notes have been applied to the payment of Senior Debt. A distribution made under this Section 15.13 to the Senior Parties that otherwise would have been made to holders of Notes is not, as among between the Company and the holders, a payment by the Company on the Notes.

(h) Relative Rights. This Section 15.13 defines the relative rights of holders of Notes and Senior Parties. Nothing in this Indenture will:

(i) impair, as between the Company and the Guarantors and holders of Notes, the obligations of the Company and the Guarantors, which are absolute and unconditional, to pay principal of, premium on, if any, and interest, if any, on, the Notes in accordance with their terms and any other Note Obligations payable under this Indenture;

(ii) affect the relative rights of holders of Notes and creditors of the Company and the Guarantors other than their rights in relation to of the Senior Parties; or

(iii) prevent the Trustee, the Collateral Agent, any Agent or any holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and the Senior Parties to receive distributions and payments otherwise payable to holders of Subordinated Note Obligations.

If the Company fails because of this Section 15.13 to pay any Subordinated Note Obligations with respect to a Note on the due date, the failure is still a Default or Event of Default.

(i) Subrogation May Not Be Impaired by Company. No right of any Senior Party to enforce the subordination of the Subordinated Note Obligations may be impaired by any act or failure to act by the Company or any holder or by the failure of the Company or any holder to comply with this Indenture.

(j) Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their representative. Upon any payment or distribution of assets of the Company referred to in this Section 15.13, the Trustee and holders of Notes will be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to holders of Notes for the purpose of ascertaining the Persons entitled to participate in such distribution, the Senior Parties and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 15.13.

(h) Rights of Trustee and Paying Agent. Notwithstanding the provisions of this Article 15.13 or any other provision of this Indenture, the Trustee will not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments of the Subordinated Note Obligations, unless the Trustee has received at the Corporate Trust Office of the Trustee at least five Business Days prior to the date of such payment written notice of facts that would cause the payment of any Subordinated Note Obligations to violate this Section 15.13. Only the Company or a representative may give the notice. Nothing in this Section 15.13 will impair the claims of, or payments to, the Trustee under or pursuant to Section 7.07 hereof. The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee. Any agent may do the same with like rights.

(i) Authorization to Effect Subordination. Each Holder, by the Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Section 15.13, and appoints the Trustee to act as such holder’s attorney-in-fact for any and all such purposes.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

ALLIED NEVADA GOLD CORP., a Delaware corporation

By:
Name:
Title:

TRUSTEE:

[●]

By:
Name:
Title:

EXHIBIT A

CUSIP NUMBER [●]

ISIN NUMBER [●]

(Face of Note)

ALLIED NEVADA GOLD CORP.

SENIOR SECURED CONVERTIBLE NOTES DUE 2020

No.

$

ALLIED NEVADA GOLD CORP., a Delaware corporation, for value received, hereby promises to pay to                      or registered assigns, the principal sum of          Dollars on [            ], 2020 [or such greater or lesser amount as may from time to time be endorsed on the Schedule of Increases and Decreases of Interests in the Global Note attached hereto (but in no event may such amount exceed the aggregate principal amount of Notes authenticated pursuant to Section 2.02 of the Indenture referred to below and then outstanding pursuant to Section 2.08 of the Indenture]1 [or such greater amount as may from time to time be reflected on the books and records of the Trustee or the Registrar to reflect an increase in principal amount as a result of the payment of PIK Interest on this Note as described below]2.

Interest Payment Date: March 31, June 30, September 30 and December 31

First Interest Payment Date: [            ], 20[●]

Record Date: March 15, June 15, September 15 and December 15

[Signature Pages Follow]

[1]	Applicable if Global Note
[2]	Applicable if Certificated Note

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers, as of the date set forth below.

Dated:             ,         ,

ALLIED NEVADA GOLD CORP.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within mentioned Indenture:

Dated: ,

[ ], as Trustee

By:
Authorized Signatory

(Back of Note)

ALLIED NEVADA GOLD CORP.

SENIOR SECURED CONVERTIBLE NOTES DUE 2020

[THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT DATED AS OF [            ], 2015 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED, MODIFIED, EXTENDED, RENEWED, REPLACED, REFINANCED OR RESTRUCTURED FROM TIME TO TIME) BY AND AMONG [SCOTIA BANK, N.A.], AS AGENT FOR THE [FIRST LIEN SECURED PARTIES] (AS DEFINED THEREIN), [                    ], AS TRUSTEE AND COLLATERAL AGENT FOR THE [SECOND LIEN SECURED PARTIES] (AS DEFINED THEREIN), ALLIED NEVADA GOLD CORP. AND EACH OF THE OTHER [GRANTORS] (AS DEFINED THEREIN) PARTY THERETO (THE “INTERCREDITOR AGREEMENT”), AND EACH PARTY TO OR HOLDER UNDER THIS NOTE, BY ITS ACCEPTANCE OF THIS NOTE, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. TO THE EXTENT THERE IS A CONFLICT BETWEEN THIS AGREEMENT AND THE INTERCREDITOR AGREEMENT, THE TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.

[THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF Section 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF ALLIED NEVADA GOLD CORP. (THE “COMPANY”) THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES

ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (d) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.]

[UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF,

AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(g) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.]

[THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: [                    ], ATTENTION: [                    ].]

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated. The Notes are general obligations of the Company, secured by Liens on the Collateral as described in the Indenture. This Note is entitled to the benefits of the Note Guarantees by the Guarantors on the terms set forth in the Indenture.

1. Interest. Allied Nevada Gold Corp., a Delaware corporation (such corporation, and its successors and assigns under the Indenture, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum set forth below from [                    ], until maturity. The Company shall pay interest annually on March 31, June 30, September 30 and December 31 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, however, that the first Interest Payment Date shall be [            ], 201[●]. The Company shall pay, to the extent lawful, interest in the manner and to the extent set forth in the Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

PIK Interest on the Notes will be payable [(x) by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded to the nearest whole dollar) as provided in an Authentication Order from the Company to the Trustee or (y) if so required by the procedures of the Depositary, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded to the nearest whole dollar).]3 [(x) by increasing the principal amount of the outstanding Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded to the nearest whole dollar) as provided

[3]	Applicable if Global Note

in an Authentication Order from the Company to the Trustee or (y) if so required by the procedures of the Trustee or Registrar, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded to the nearest whole dollar). Holders shall be entitled to surrender to the Registrar for transfer or exchange Notes to receive one or more new Certificated Notes reflecting such increase in principal amount in accordance with the terms of the Indenture.]4 Following an increase in the principal amount of the outstanding Notes as a result of a PIK Interest Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Interest Payment. Any PIK Notes will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Interest Payment will mature on [            ], 2020, and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Initial Issuance Date. Any PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

2. Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on March 15, June 15, September 15 and December 15 preceding the next Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date. The Notes will be payable as to principal, premium, if any, and interest (to the extent payable in cash), at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of cash interest (if applicable) may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required to the extent permitted by the Indenture with respect to cash payments of principal of and interest and premium, if any, on all Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Except with respect to PIK Interest, such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent, Conversion Agent and Registrar. Initially, the Trustee under the Indenture will act as Paying Agent, Conversion Agent and Registrar. The Company may change any Paying Agent, Conversion Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity; provided, that if the Company or such Subsidiary is acting as Paying Agent, the Company or such Subsidiary shall segregate all funds held by it as Paying Agent and hold them in a separate trust fund for the benefit of the Holders.

4. Indenture. The Company issued the Notes under an Indenture dated as of [●], 2015 (the “Indenture”), among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.

The summary of the terms of this Note contained herein does not purport to be complete and is qualified by reference to the Indenture. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

[4]	Applicable if Certificated Note

The Indenture restricts, among other things, the Company’s and the Guarantors’ ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company or enter into certain transactions with affiliates.

5. Conversion.

The Holder of this Note shall have the right to convert this Note into the Common Stock of the Company on the terms set forth in the Indenture.

To convert a Note, a Holder must (a) complete and sign the conversion notice set forth below and deliver such notice to the Conversion Agent, (b) surrender the Note to the Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by the Registrar or the Conversion Agent, (d) pay any transfer or similar tax, if required by Section 10.04 of the Indenture, (e) complete and manually sign, or, if such Holder requests that shares be issued in a name other than such Holder’s name, cause such other Person to complete and manually sign, a Joinder Agreement and deliver such Joinder Agreement to the Conversion Agent, and (f) if the Note is held in book-entry form, complete and deliver to the Depositary appropriate instructions pursuant to the Depositary’s book-entry conversion programs.

6. Mandatory Redemption.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. Repurchase at Option of Holder. If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer as described in the Indenture.

8. [Reserved].

9. [Reserved].

10. Denominations, Transfer, Exchange. Subject to the issuance of certificated PIK Notes as set forth in Section 1 hereof, the Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or register the transfer of or to exchange a Note during the period between a record date and the corresponding Interest Payment Date.

11. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver. The Indenture, this Note, the Note Guarantees and the Collateral Documents may be amended, supplemented and/or waived as set forth in the Indenture.

13. Defaults and Remedies. The Indenture contains certain Events of Default. The Note Obligations may be accelerated following an Event of Default in the manner provided in the Indenture.

14. Trustee and Collateral Agent Dealings with Company. Each of the Trustee and the Collateral Agent, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee and/or the Collateral Agent, as the case may be.

15. No Recourse Against Others. No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JE TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18. Discharge. The obligations under this Note may be discharged in accordance with the Indenture.

19. [CUSIP Numbers;]5Copy of Indenture.

[Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.]6

[5]	Applicable if Global Note
[6]	Applicable if Global Note

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

[                    ]

Attention: [                    ]

20. Unclaimed Money. Subject to certain conditions, if money for the payment of principal, premium, if any, or interest, remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request in accordance with the Indenture unless any abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment unless such abandoned property law designates another Person.

21. Governing Law. THE INDENTURE AND THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert Assignee’s legal name)

(Insert assignee’s soc, sec, or tax I.D. no.)

(Print or type assignee’s name, address and zip code) and irrevocably appoint to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

Participant in a recognized Signature Guarantee Medallion Program

(or other signature guarantor acceptable to the Trustee).

A Notice of Assignment in the form attached hereto must be submitted to the Trustee and Registrar.

NOTICE OF ASSIGNMENT

[ASSIGNING HOLDER]

[                    ]

Facsimile No.: [                    ]

Attention: [                    ]

[Date]

[●]:

This letter is to notify you that [name of assigning holder] has assigned and transferred to [name of assignee] its Senior Secured Convertible Note due 2020, No. [    ] issued by Allied Nevada Gold Corp. to [name of assigning holder], dated [            ], 2015 (the “Note”).

Please address any and all communications under or with respect to the Note to [name of assignee] at the following address:

[Assignee’s Address]

Please make all payments of principal and interest on the Note to [Name of Assignee], whose Form [W-9/W-8] and wire transfer instructions are attached to this letter.

[Attach copy of Note as assigned, and Assignee’s Form W-9/W-8 and wire transfer instructions.]

Sincerely,

CONVERSION NOTICE

To convert this Note into Common Stock of the Company, check the box:  ☐

In addition, if this Note shall be converted into Common Stock of the Company only upon the occurrence of a Change of Control, check the box:  ☐

To convert only part of this Note, state the principal amount to be converted (which must be $1.00 or an integral multiple of $1.00 thereof): $

If you want the stock certificate made out in another Person’s name fill in the form below:

(Insert the other Person’s soc. sec. tax ID no.)

(Print or type other Person’s name, address and zip code)

Your Signature:

Date:

(Sign exactly as your name appears on the other side of this Note)

Signature Guaranteed

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.14 of the Indenture, check the following box below:  ☐

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

[SCHEDULE OF INCREASES AND DECREASES OF INTERESTS

IN THE GLOBAL NOTE]7

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

[7]	Applicable if Global Note.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

[Company]

[Trustee]

Re:	Senior Secured Convertible Notes due 2020

Reference is hereby made to the Indenture, dated as of [            ], 2015 (the “Indenture”), among ALLIED NEVADA GOLD CORP., as issuer (the “Company”), the guarantors named therein and [                    ], as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $         in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Certificated Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Certificated Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Certificated Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Certificated Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Certificated Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention

Exh. B-1

of the requirements of Rule 903 (b) or Rule 904(b) of Regulation S under the Securities Act and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Certificated Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Certificated Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Certificated Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Certificated Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an opinion of counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Certificated Notes and in the Indenture and the Securities Act.

Exh. B-2

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Certificated Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Certificated Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Certificated Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Certificated Notes and in the Indenture.

Exh. B-3

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

Exh. B-4

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

	(a)	☐	a beneficial interest in the:

			(i)	☐	144A Global Note (CUSIP ), or

			(ii)	☐	Regulation S Global Note (CUSIP ), or

			(iii)	☐	IAI Global Note (CUSIP ); or

	(b)	☐	a Restricted Certificated Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

	(a)	☐	a beneficial interest in the:

			(i)	☐	144A Global Note (CUSIP ), or

			(ii)	☐	Regulation S Global Note (CUSIP ), or

			(iii)	☐	IAI Global Note (CUSIP ); or

			(iv)	☐	Unrestricted Global Note (CUSIP ); or

	(b)	☐	a Restricted Certificated Note; or

	(c)	☐	an Unrestricted Certificated Note,

in accordance with the terms of the Indenture.

Exh. B-5

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

[Company]

Re:	Senior Secured Convertible Notes due 2020

(CUSIP         )

Reference is hereby made to the Indenture, dated as of [            ], 2015 (the “Indenture”), by and among ALLIED NEVADA GOLD CORP., as issuer (the “Company”), the guarantors named therein and [                    ], as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $         in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Certificated Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Certificated Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Certificated Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Certificated Note, the Owner hereby certifies (i) the Certificated Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Certificated Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Certificated Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a

Exh. C-1

Restricted Certificated Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Certificated Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Certificated Note to Unrestricted Certificated Note. In connection with the Owner’s Exchange of a Restricted Certificated Note for an Unrestricted Certificated Note, the Owner hereby certifies (i) the Unrestricted Certificated Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Certificated Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Certificated Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Certificated Notes or Beneficial Interests in Restricted Global Notes for Restricted Certificated Notes or Beneficial Interests in Restricted Global Notes

(a) Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Certificated Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Certificated Note with an equal principal amount, the Owner hereby certifies that the Restricted Certificated Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Certificated Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Certificated Note and in the Indenture and the Securities Act.

(b) Check if Exchange is from Restricted Certificated Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Certificated Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

Exh. C-2

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

Exh. C-3

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

[Company]

[Trustee]

Re:	Senior Secured Convertible Notes due 2020

Reference is hereby made to the Indenture, dated as of [            ], 2015 (the “Indenture”), among ALLIED NEVADA GOLD CORP., as issuer (the “Company”), the guarantors named therein and [                    ], as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $         aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Certificated Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an opinion of counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to and in accordance with the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing the Certificated Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

Exh. D-1

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501 (a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

Exh. D-2

EXHIBIT E

FORM OF NOTE GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, fully and unconditionally, guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, (a) the due and punctual payment of the Note Obligations and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations (including the Note Obligations), that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article XII of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

GUARANTORS:

[GUARANTORS]

By:
Name:
Title:

Exh. E-1

EXHIBIT F

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                     , among                     (the “Guaranteeing Subsidiary”), a subsidiary of ALLIED NEVADA GOLD CORP., a Delaware corporation (the “Company”), the Company and the other Guarantors (as defined in the Indenture referred to herein) and [                    ], as trustee under the indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of [            ], 2015, providing for the issuance of its Senior Secured Convertible Notes due 2020 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees jointly and severally, fully and unconditionally, with all other Guarantors, to guarantee the Note Obligations on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture. From and after the date hereof, the Guaranteeing Subsidiary shall be a Guarantor for all purposes under the Indenture and the Notes.

3. EXECUTION AND DELIVERY. Each Guaranteeing Subsidiary agrees that the Note Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

4. GUARANTEEING SUBSIDIARY MAY CONSOLIDATE, ETC. ON CERTAIN TERMS. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, except in accordance the Indenture.

Exh. F-1

5. RELEASES. A Note Guarantee shall be released in accordance with Section 12.04 of the Indenture.

6. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator, stockholder, member, manager or partner of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, the Indenture, this Supplemental Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

7. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

8. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

10. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

Exh. F-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

[Guaranteeing Subsidiary]

By:
Name:
Title:

ALLIED NEVADA GOLD CORP.

By:
Name:
Title:

[Existing Guarantors]

By:
Name:
Title:

[●], as Trustee

By:
Authorized Signatory

Exh. F-3

SCHEDULE I

List of Guarantors

SCHEDULE II

List of Initial Mortgaged Properties

EXHIBIT F

New Warrant Agreement

WARRANT AGREEMENT1

THIS WARRANT AGREEMENT (as amended, restated, amended and restated or otherwise modified from time to time, this “Agreement”) is made as of the [●] day of [●], 2015, between Allied Nevada Gold Corp., a Delaware corporation (herein called the “Company”), and [●], as Warrant Agent (together with its successors and assigns, the “Warrant Agent”).

WHEREAS, on March 10, 2015, the Company and certain of its domestic direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, the Company proposes to issue shares of New Common Stock (as defined below) pursuant to the order of the Bankruptcy Court, Case No. 15-110503, and under the Plan of Reorganization (as defined below) in connection with the reorganization of the Debtors under the Bankruptcy Code;

WHEREAS, the Company proposes to issue under the Plan of Reorganization, on the Effective Date (as defined below), warrants (the “Warrants”) to purchase, in the aggregate, that number of shares of New Common Stock equal to the Warrant Share Number, which number initially equals [                ] shares of New Common Stock (such number being the “Initial Warrant Share Number” referred to herein), each Warrant initially entitling the Holder (as defined below) thereof to purchase one (1) share of New Common Stock, at the Exercise Price (as defined below), such Warrants being issued under the Plan of Reorganization to all holders of Subordinated Securities Claims (as defined below) and Existing Common Stock (as defined below) on a Pro Rata (as defined below) basis;

WHEREAS, the Warrants are being issued under, and upon the terms and conditions set forth in, the Plan of Reorganization in an offering in reliance on the exemption afforded by section 1145 of the Bankruptcy Code from the registration and prospectus delivery requirements of the Securities Act and of any applicable states securities or “blue sky” laws;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, exercise and cancellation of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

[1]	NTD: This Agreement is subject to the review and comment by the Warrant Agent and the Depositary and may be further revised to address any comments provided by such parties.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms. As used in this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Accredited Investor” shall mean an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

(b) “Adjusted Equity Value” shall mean, on any Exercise Date, the sum of (i) the product of (A) all of the outstanding unsecured debt of the Debtors immediately prior to the Effective Date (including, but not limited to, (x) all principal and accrued and unpaid interest (including post-petition interest at the default rate) on the Notes, and (y) all other Unsecured Claims) and (B) 1.10,2 plus (ii) the aggregate amount of New Second Lien Convertible Notes (including all PIK Interest and accrued and unpaid interest) that were converted into shares of New Common Stock prior to 5:00 p.m. (New York City time) on such Exercise Date plus (iii) the aggregate amount of New Second Lien Convertible Notes (including all PIK Interest and accrued and unpaid interest) that is outstanding as of 5:00 p.m. (New York City time) on such Exercise Date. The Adjusted Equity Value with respect to any Exercise Date during any Liquidity Event Exercise Period shall be determined by treating any conversion, repayment or retirement of New Second Lien Convertible Notes that takes place in connection with such Liquidity Event as having occurred prior to 5:00 p.m. (New York City time) on such Exercise Date. As of the date of this Agreement, the Adjusted Equity Value is $[        ].

(c) “Affiliate” shall mean, with respect to any Person, any other Person that (either directly or indirectly) controls, is controlled by, or is under direct or indirect common control with the specified Person. The term “control” includes the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(d) “Beneficial Holder” shall mean any Person that holds beneficial interests in a Global Warrant Certificate.

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized by applicable law to remain closed.

(g) “Cheap Stock Factor” shall mean, on any Exercise Date, one (1), as the same may be adjusted from time to time pursuant to Section 5.1(c) prior to 5:00 p.m. (New York City time) on such Exercise Date.

(h) “Company” shall have the meaning set forth in the preamble until a successor Person shall have become such pursuant to the applicable provisions of this Agreement and thereafter “Company” shall mean such successor Person.

(i) “Consenting Noteholders” shall have the meaning set forth in the Plan of Reorganization.

[2]	NTD: The Debtors estimate that the amount in clause (i) of the definition of “Adjusted Equity Value” is estimated to be in a range of $383,335,000 to $434,280,000.

2

(j) “Conversion Share Number” shall mean, on any Exercise Date, with respect to any conversion of the New Second Lien Convertible Notes, the number of shares of New Common Stock that were issued upon conversion of such New Second Lien Convertible Notes prior to 5:00 p.m. (New York City time) on such Exercise Date, as such number may be adjusted from time to time pursuant to Article V prior to 5:00 p.m. (New York City time) on such Exercise Date.

(k) “Converted Share Number” shall mean, on any Exercise Date, the sum of the respective Conversion Share Numbers as of such Exercise Date with respect to each conversion of New Second Lien Convertible Notes that has occurred prior to 5:00 p.m. (New York City time) on such Exercise Date.

(l) “Convertible Securities” shall mean any securities (directly or indirectly) convertible into or exchangeable for New Common Stock, but excluding Options.

(m) “Delivery Deadline” shall mean, with respect to exercise of any Warrant, the date that is five (5) Business Days after the Exercise Effective Date.

(n) “Effective Date” shall mean the date upon which all conditions precedent to the effectiveness of the Plan of Reorganization have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the transactions to occur on the Effective Date pursuant to the Plan of Reorganization become effective or are consummated.

(o) “Eligible Party” shall mean any entity in which, as of immediately after the corresponding Liquidity Event transaction, either (i) the Company’s stockholders as of immediately prior to such transaction and their Affiliates own, directly or indirectly (including by or through the Company or any other entity), an aggregate of 10% or less of the total voting power of the Voting Securities of such entity, or (ii) an aggregate of 90% or more of the total voting power of the Voting Securities of such entity is owned, directly or indirectly, by Persons that owned in the aggregate 5% or less of the total voting power of the Voting Securities of the Company as of immediately prior to such transaction or Affiliates of such Persons, provided, however, that this clause (ii) shall not apply if any of the Persons described in this clause (ii) are Liquidity Event Restricted Persons.

(p) “Equity Committee” shall have the meaning set forth in the Plan of Reorganization.

(q) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(r) “Excluded Issuance” shall mean (i) issuances of the New Second Lien Convertible Notes and issuances of Securities upon conversion of the New Second Lien Convertible Notes, (ii) issuances of stock, Options and Convertible Securities to any Person in connection with the refinancing or repayment of the New Second Lien Convertible Notes (or of any indebtedness, debt securities or equity securities issued pursuant to any initial or successive refinancing of the New Second Lien Convertible Notes) so long as such stock, Options or Convertible Securities that are issued to such Person(s) are no more dilutive to the Warrants than the indebtedness, debt securities or equity securities being refinanced (except for increased dilution that results from (x) the principal or stated amount of the refinancing indebtedness, debt securities or equity securities being greater than the principal or stated amount of the indebtedness, debt securities or equity securities being refinanced on account of the repayment of accrued interest or dividends, premiums and fees and expenses in connection with such refinancing and (y) the refinancing indebtedness, debt securities or equity securities having a later maturity date than the indebtedness, debt securities or equity securities being refinanced), and (iii) issuances of stock, Options and Convertible Securities upon exercise, conversion or exchange of any stock, Options and Convertible Securities that were issued in any issuance described in clause (i) or (ii) above.

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(s) “Exercise Date” shall mean, in connection with the exercise of any Warrant, any Business Day on or prior to the Expiration Date on which all conditions to due exercise of such Warrant specified in this Article IV have been satisfied.

(t) “Exercise Deadline” shall mean 5:00 p.m. New York City time on the earlier of (i) the seven (7) year anniversary of the Effective Date and (ii) if a Liquidity Event occurs prior to the date specified in clause (i), the date that is the later of (x) the date that is twenty (20) Business Days after the Company delivers a Liquidity Event Notice in respect of such Liquidity Event to each Registered Holder at such Registered Holder’s address appearing on the Warrant Registrar in accordance with Section 10.2 and (y) the date that is three (3) Business Days prior to the date of consummation of such Liquidity Event.

(u) “Exercise Period” shall mean the period commencing on the Effective Date and ending at the Exercise Deadline.

(v) “Exercise Price” shall mean, on any Exercise Date, the price per Warrant Share at the time of exercise of the Warrants, equal to the product of (i) the amount obtained by dividing (A) the Adjusted Equity Value on such Exercise Date by (B) the Total Share Number on such Exercise Date multiplied by (ii) the Cheap Stock Factor on such Exercise Date. Upon any adjustment from time to time to the Initial Share Number or any Conversion Share Number in accordance with Article V, the Exercise Price shall adjust automatically by virtue of, and in accordance with, the definition of Total Share Number.

(w) “Existing Common Stock” shall mean the common stock, par value $0.001 per share, of the Company outstanding immediately prior to the Effective Date.

(x) “Expiration Date” shall mean the day on which the Exercise Deadline occurs.

(y) “Fair Market Value” shall mean, on any date, the fair market value per share of New Common Stock as determined by the Board in good faith. In determining Fair Market Value of the New Common Stock, an orderly sale transaction between a willing buyer and a willing seller shall be assumed, without regard to the lack of liquidity of the New Common Stock due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming full disclosure to the buyer of all relevant information and a reasonable period of time for effectuating such sale and assuming the sale of all of the issued and outstanding New Common Stock (including fractional interests) calculated on a fully diluted basis to include the conversion or exchange of all Securities then outstanding that are convertible into or exchangeable for New Common Stock and the exercise of all rights and warrants then outstanding and exercisable to purchase shares of New Common Stock or Securities convertible into or exchangeable for shares of New Common Stock; provided, that such assumption shall not include those Securities, rights and warrants (i) owned or held by or for the account of the Company or any of its direct or indirect subsidiaries, or (ii) convertible or exchangeable into New Common Stock where the conversion, exchange or exercise price per share is greater than the Fair Market Value. The Company shall not be required to obtain a fairness, valuation or other opinion in connection with any determination of Fair Market Value.

(z) “Family Member” shall mean, with respect to any individual, (i) any Related Person of such individual or (ii) any trust the sole beneficiaries of which are such individual or one or more of such individual’s Related Persons.

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(aa) “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(bb) “Initial Share Number” shall mean, on any Exercise Date, the number of shares of New Common Stock that were issued and outstanding as of the Effective Date to the holders of Unsecured Claims (or [                ] shares), as the same may be adjusted from time to time pursuant to Article V prior to 5:00 p.m. (New York City time) on such Exercise Date.

(cc) “Initial Warrant Share Number” shall mean the product of (i) [                ] (i.e., the Total Share Number on the Effective Date) multiplied by (ii) the quotient of (A) 17.5 divided by (B) 82.5.

(dd) “Joinder Agreement” shall mean a joinder agreement to the Stockholders Agreement, the form of which is attached as an exhibit to the Stockholders Agreement.

(ee) “Liquidity Event” shall mean the consummation of:

(i) a sale, conveyance or disposition of all or substantially all of the assets of the Reorganized Debtors and any direct and/or indirect subsidiaries of the Company taken as a whole (including by or through the sale or other disposition of the outstanding capital stock or other outstanding equity interests of, or reorganization, merger, share exchange, consolidation or other business combination involving, any direct and/or indirect subsidiary or subsidiaries of the Company, if (A) substantially all of the assets of the Reorganized Debtors and any direct and/or indirect subsidiaries of the Company, taken as a whole, are held by such subsidiary or subsidiaries and (B) immediately after any such transaction either (1) the Company’s stockholders as of immediately prior to such transaction and their Affiliates own, directly or indirectly (including by or through the Company or any other entity), an aggregate of 10% or less of the total voting power of the Voting Securities of such subsidiary or subsidiaries, or (2) an aggregate of 90% or more of the total voting power of the Voting Securities of such subsidiary or subsidiaries is owned, directly or indirectly, by Persons that owned in the aggregate 5% or less of the total voting power of the Voting Securities of the Company as of immediately prior to such transaction or Affiliates of such Persons, provided, however, that this clause (2) shall not apply if any of the Persons described in this clause (2) are Liquidity Event Restricted Persons), in any case under this clause (i), to or with an Eligible Party;

(ii) a reorganization, merger, share exchange, consolidation or other business combination of the Company with or into any other entity in which transaction either (A) the Company’s stockholders as of immediately prior to such transaction and their Affiliates own, directly or indirectly, immediately after such transaction an aggregate of 10% or less of the total voting power of the Voting Securities of the Company or, if the Company is not the acquiring, resulting or surviving entity in such transaction, such other entity, or (B) Persons that owned in the aggregate 5% or less of the total voting power of the Voting Securities of the Company as of immediately prior to such transaction, or Affiliates of such Persons, own immediately after such transaction an aggregate of 90% or more of the total voting power of the Voting Securities of the Company or, if the Company is not the acquiring, resulting or surviving entity in such transaction, such other entity, provided, however, that this clause (B) shall not apply if any of the Persons described in this clause (B) are Liquidity Event Restricted Persons; or

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(iii) the sale or other disposition (in one transaction or a series of related transactions) of outstanding Voting Securities of the Company representing in the aggregate 90% or more of the total voting power of the Voting Securities of the Company (after giving effect to such sale or other disposition) to any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of Persons, but only if as of immediately following such sale or other disposition the Company would constitute an Eligible Party.

For purposes of determining the Company’s stockholders as of immediately prior to any transaction that is described in clause (i), (ii) or (iii) above, if any such transaction is consummated through a series of related transactions (including a combination of different types or forms of transactions described in any of clauses (i), (ii) or (iii) above), then such determination shall be made as of immediately prior to the first transaction in such series of related transactions.

(ff) “Liquidity Event Exercise Period” shall mean, for any Liquidity Event, the period commencing on the date the Liquidity Event Notice in respect thereof is given pursuant to Section 4.2(c) and ending on the Exercise Deadline.

(gg) “Liquidity Event Restricted Person” shall mean any Person who is (i) a member, or has the right to appoint or designate a member, of the board of directors (or similar governing body) of the Reorganized Debtors or of any direct and/or indirect subsidiary of the Company, (ii) a member of management of the Reorganized Debtors or of any direct and/or indirect subsidiary of the Company, (iii) a Consenting Noteholder who owned Notes as of immediately prior to the Effective Date, or (iv) any Affiliate of any Person described in clause (i), (ii), or (iii).

(hh) “Management Incentive Plan” shall mean any management incentive plan that the Board implements that provides for the issuance of Options and/or other equity-based compensation to the management and directors of the Company.

(ii) “National Securities Exchange” shall mean any national securities exchange that is registered with the Securities Exchange Commission under Section 6(a) of the Exchange Act.

(jj) “New Common Stock” shall mean the class of common stock, $0.001 par value per share, authorized for issuance by the Company on the Effective Date.

(kk) “New Second Lien Convertible Note Indenture” shall mean the Indenture, dated as of the Effective Date, between the Company, as issuer, and [                    ], as trustee and collateral agent, as amended, supplemented or otherwise modified from time to time.

(ll) “New Second Lien Convertible Notes” shall mean those notes issued by the Company pursuant to the New Second Lien Convertible Note Indenture, as such notes may be amended, supplemented, amended and restated, modified, increased, replaced, reissued or extended from time to time.

(mm) “Notes” shall mean the 8.75% senior unsecured notes due 2019 issued by the Company pursuant to that certain indenture, dated as of May 25, 2012, between the Company and Computershare Trust Company of Canada, as trustee.

(nn) “Options” shall mean any warrants or other rights or options to subscribe for or purchase New Common Stock or Convertible Securities.

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(oo) “Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

(pp) “Per Warrant Share Number” shall mean, on any Exercise Date, the product of (i) the quotient of (A) the Warrant Share Number on such Exercise Date divided by (B) the Initial Warrant Share Number on such Exercise Date, multiplied by (ii) the quotient of (x) one (1) divided by (y) the Cheap Stock Factor on such Exercise Date. Upon any adjustment from time to time to the Initial Share Number or any Conversion Share Number in accordance with Article V, the Per Warrant Share Number shall adjust automatically by virtue of, and in accordance with, the definition of Total Share Number and, thus, the definition of Warrant Share Number.

(qq) “Petition Date” shall mean March 10, 2015.

(rr) “PIK Interest” shall mean the interest on the New Second Lien Convertible Notes that is paid in kind.

(ss) “Plan of Reorganization” shall mean the Debtors’ joint chapter 11 plan of reorganization, as may be altered, amended, modified or supplemented from time to time, in accordance with its terms, the Bankruptcy Code, the Bankruptcy Rules, the Amended and Restated Restructuring Support Agreement and the Exit Facility Commitment Letter (each as defined in the Plan of Reorganization), as finally approved by the Bankruptcy Court.

(tt) “Pro Rata” shall have the meaning set forth in the Plan of Reorganization.

(uu) “Qualified Institutional Buyer” shall mean an “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

(vv) “Related Person” shall mean, with respect to any individual, any of such individual’s parents, spouse, siblings, children and grandchildren.

(ww) “Reorganized Debtors” shall mean, collectively, (i) the Company, (ii) Allied Nevada Gold Holdings LLC, (iii) Allied VGH Inc., (iv) Allied VNC Inc., (v) ANG Central LLC, (vi) ANG Cortez LLC, (vii) ANG Eureka LLC, (viii) ANG North LLC, (ix) ANG Northeast LLC, (x) ANG Pony LLC, (xi) Hasbrouck Production Company LLC, (xii) Hycroft Resources & Development, Inc., (xiii) Victory Exploration Inc., and (xiv) Victory Gold Inc., in each case, as reorganized under the Plan of Reorganization.

(xx) “Requisite Consenting Noteholders” shall have the meaning set forth in the Plan of Reorganization.

(yy) “Requisite Exit Facility Lenders” shall have the meaning set forth in the Plan of Reorganization.

(zz) “Restricted Person” shall mean (i) a holder of a Note as of immediately prior to the Effective Date (for so long as such Person continues to hold any equity securities or debt securities of the Reorganized Debtors), (ii) an Affiliate of any holder of a Note as of immediately prior to the Effective Date or of the Reorganized Debtors; provided, however, that any Person that acquires stock, Options or Convertible Securities at different times as part of a series of related transactions shall not be deemed an Affiliate of the Reorganized Debtors for purposes of any issuance of such stock, Options or Convertible Securities if such Person was not an Affiliate of the Reorganized Debtors immediately prior to the first transaction in such series of related transactions, and (iii) an employee, officer or director of any holder of a Note as of immediately prior to the Effective Date or of the Reorganized Debtors.

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(aaa) “Securities” shall mean any instruments that constitute such under Section 2(a)(1) of the Securities Act, including the New Common Stock.

(bbb) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ccc) “Stockholders Agreement” shall mean the Stockholders Agreement, dated as of the date hereof, by and among the Company and the stockholders of the Company, as amended, supplemented, amended and restated, or otherwise modified from time to time.

(ddd) “Subordinated Securities Claims” shall have the meaning set forth in the Plan of Reorganization.

(eee) “Total Share Number” shall mean, on any Exercise Date, the sum of (without duplication) (i) the Initial Share Number as of such Exercise Date, (ii) the Converted Share Number as of such Exercise Date and (iii) the number of shares of New Common Stock that are issuable upon full conversion of the amount of New Second Lien Convertible Notes outstanding as of 5:00 p.m. (New York City time) on such Exercise Date. The Total Share Number with respect to any Exercise Date (x) during any Liquidity Event Exercise Period shall be determined by treating any conversion, repayment or retirement of New Second Lien Convertible Notes that takes place during such Liquidity Event Exercise Period as having occurred prior to 5:00 p.m. (New York City time) on such Exercise Date and (y) shall be determined after giving effect to any adjustment to the Initial Share Number or any Conversion Share Number or the Cheap Stock Factor pursuant to Sections 5.1(a), (b) or (c) the effective time for which is prior to or immediately after the open of business on such Exercise Date. For the avoidance of doubt, the Total Share Number shall not include any Warrant Shares. As of the date of this Agreement, the Total Share Number is [                ].

(fff) “Transfer” shall mean any direct or indirect sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Warrants (including the granting of any option or entering into any agreement for the future sale, transfer or other disposition of Warrants), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

(ggg) “Unsecured Claims” shall have the meaning set forth in the Plan of Reorganization.

(hhh) “Voting Securities” shall mean, with respect to any Person, the Securities of such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person.

(iii) “Warrant Share Number” shall mean, on any Exercise Date, the product of (i) Total Share Number on such Exercise Date multiplied by (ii) the quotient of (A) 17.5 divided by (B) 82.5.

(jjj) “Warrant Shares” shall mean shares of the New Common Stock or such other securities or property as shall be issuable upon exercise of Warrants as provided in Section 5.1(d).

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Section 1.2 Table of Defined Terms.

Term	Section
Additional Shares of New Common Stock	Section 5.1(c)(ii)
Agreement	Preamble
Appropriate Officer	Section 3.3(a)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Book-Entry Warrants	Section 3.1
Cashless Exercise	Section 4.4(b)
Company	Preamble
Debtors	Recitals
Delivery Deadline	Section 4.5(d)
Depositary	Section 3.2(b)
Exercise Amount	Section 4.5(a)
Exercise Form	Section 4.3(a)
Fundamental Change	Section 5.1(d)
Global Warrant Certificates	Section 3.2(a)
Holder	Section 4.1
Liquidity Event Notice	Section 4.2(d)
Recipient	Section 4.4(b)
Registered Holder	Section 3.4(d)
Warrants	Recitals
Warrant Agent	Preamble
Warrant Register	Section 3.4(b)
Warrant Representative Compensation	Section 9.2
Warrant Statements	Section 3.1

ARTICLE II

APPOINTMENT OF WARRANT AGENT

Section 2.1 Appointment. The Company hereby appoints the Warrant Agent to act as agent for the Company in respect of the Warrants upon the express terms and subject to the conditions herein set forth (and no implied terms), and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

ARTICLE III

WARRANTS

Section 3.1 Issuance of Warrants. On the terms and subject to the conditions of this Agreement and in accordance with the terms of the Plan of Reorganization, on the Effective Date the Company will issue Warrants to purchase Warrant Shares in an aggregate number equal to the Warrant Share Number, which number is subject to adjustment in accordance with the terms of this Agreement, to holders of Subordinated Securities Claims as of the Distribution Record Date (as defined in the Plan of Reorganization) and holders of Existing Common Stock as of the Distribution Record Date on a Pro Rata basis. [As of the date of this Agreement, the Pro Rata portion of the Warrant Share Number of each holder of Subordinated Securities Claims or Existing Common Stock, expressed as a percentage, is as set

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forth on Appendix I hereto.]3 On the Effective Date, the Company will deliver, or cause to be delivered to the Depositary, one or more Global Warrant Certificates evidencing a portion of the Warrants. Upon receipt by the Warrant Agent of a written order of the Company pursuant to Section 3.4 hereof, the remainder of the Warrants shall be issued by book-entry registration on the books of the Warrant Agent (“Book-Entry Warrants”) and the issuance thereof shall be confirmed by statements delivered by the Warrant Agent from time to time, including within ten (10) days of the initial issuance thereof, to the Registered Holders of Book-Entry Warrants reflecting such book-entry position (the “Warrant Statements”). The Company shall promptly notify the Warrant Agent in writing upon the occurrence of the Effective Date and, if such notification is given orally, the Company shall confirm the same in writing on or prior to the Business Day next following. Until such notice is received by the Warrant Agent, the Warrant Agent may presume conclusively for all purposes that the Effective Date has not occurred.

Section 3.2 Form of Warrant.

(a) Subject to Section 6.1 of this Agreement, the Warrants shall be issued either (i) in uncertificated form via book-entry registration on the books and records of the Warrant Agent with the issuance thereof confirmed by Warrant Statements, in substantially the form set forth in Exhibit A-1 attached hereto, or (ii) in certificated form in the form of one or more global certificates (the “Global Warrant Certificates”), with the forms of election to exercise and of assignment printed on the reverse thereof, in substantially the form set forth in Exhibit A-2 attached hereto. The Warrant Statements and Global Warrant Certificates may bear such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, may have such letters, numbers or other marks of identification if required to comply with any law or with any rules made pursuant thereto or with any rules of any securities exchange.

(b) The Global Warrant Certificates shall be deposited on or after the Effective Date with the Warrant Agent and registered in the name of Cede & Co., as the nominee of The Depository Trust Company (the “Depositary”), and held for the benefit of the Beneficial Holders thereof. Each Global Warrant Certificate shall represent such number of the outstanding Warrants as specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Warrants from time to time endorsed thereon and that the aggregate amount of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, in accordance with the terms of this Agreement.

(c) Book-Entry Warrants shall be issued in, and Global Warrant Certificates shall represent, only whole numbers of Warrants.

Section 3.3 Execution of Global Warrant Certificates.

(a) The Global Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its Chief Financial Officer, any Vice President, its Treasurer or any other officer approved by the Board (each, an “Appropriate Officer”). Each such signature upon the Global Warrant Certificates may be in the form of a facsimile signature of any such Appropriate Officer and may be imprinted or otherwise reproduced on the Global Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any Appropriate Officer.

(b) If any Appropriate Officer who shall have signed any of the Global Warrant Certificates shall cease to be such Appropriate Officer before the Global Warrant Certificates so signed shall have been countersigned by the Warrant Agent or delivered or disposed of by the Company, such

[3]	NTD: Debtors to confirm whether the information for Appendix I can be obtained.

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Global Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such Appropriate Officer had not ceased to be such Appropriate Officer; and any Global Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Global Warrant Certificate, shall be an Appropriate Officer, although at the date of the execution of this Agreement any such person was not an Appropriate Officer.

Section 3.4 Registration and Countersignature.

(a) Upon receipt of a written order of the Company, the Warrant Agent shall (i) register in the Warrant Register the Book-Entry Warrants and deliver Warrant Statements to the Registered Holders of Book-Entry Warrants and (ii) upon receipt of the Global Warrant Certificates duly executed on behalf of the Company, either manually or by facsimile signature countersign one or more Global Warrant Certificates evidencing Warrants and deliver such Global Warrant Certificates to or upon the written order of the Company. Such written order of the Company shall specifically state the number of Warrants that are to be issued as Book-Entry Warrants and the number of Warrants that are to be issued as one or more Global Warrant Certificates, and the Company is delivering such a written order to the Warrant Agent contemporaneously with its execution and delivery of this Agreement. A Global Warrant Certificate shall be, and shall remain, subject to the provisions of this Agreement until such time as all of the Warrants evidenced thereby shall have been duly exercised or shall have expired or been cancelled in accordance with the terms hereof.

(b) No Global Warrant Certificate shall be valid for any purpose, and no Warrant evidenced thereby shall be exercisable, until such Global Warrant Certificate has been either manually or by facsimile signature countersigned by the Warrant Agent. Such signature by the Warrant Agent upon any Global Warrant Certificate executed by the Company shall be conclusive evidence that such Global Warrant Certificate so countersigned has been duly issued hereunder.

(c) The Warrant Agent shall keep, at an office designated for such purpose, books (the “Warrant Register”) in which, subject to such reasonable regulations as it may prescribe, it shall register the Book-Entry Warrants as well as any Global Warrant Certificates and exchanges and transfers of outstanding Warrants in accordance with the procedures set forth in Section 6.1 of this Agreement, all in form satisfactory to the Company and the Warrant Agent. Subject to Section 8.1, no service charge shall be made for any exchange or registration of transfer of the Warrants, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other charge that may be imposed on the Registered Holder in connection with any such exchange or registration of transfer. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent shall have no obligation to take any action whatsoever with respect to an exchange or registration of transfer of Warrants unless and until it is reasonably satisfied that all such payments required by the immediately preceding sentence have been made.

(d) Prior to due presentment for registration of transfer or exchange of any Global Warrant Certificate evidencing any Warrant or an instruction requesting registration of transfer of any Book-Entry Warrant in accordance with the procedures set forth in this Agreement, the Company and the Warrant Agent may deem and treat the Person in whose name any Warrant is registered upon the Warrant Register (the “Registered Holder” of such Warrant) as the absolute owner of such Warrant (notwithstanding any notation of ownership or other writing on a Global Warrant Certificate or Warrant Statement made by anyone), for the purpose of any exercise thereof, any distribution in respect thereof and for all other purposes, and neither the Warrant Agent nor the Company shall be affected by notice to the contrary.

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(e) The Book-Entry Warrants constitute “uncertificated securities” under the Uniform Commercial Code, and Warrant Statements delivered by the Warrant Agent in respect of Book-Entry Warrants shall solely confirm the registration in the name of the Registered Holders of, but shall in no event represent or evidence, Book-Entry Warrants.

Section 3.5 Legends. Each Global Warrant Certificate originally issued to a Holder, or issued upon registration of transfer of, or upon exchange for or in lieu of, any Book-Entry Warrant or Global Warrant Certificate shall bear (and the Warrants evidenced thereby shall be subject to the restrictions set forth in) and any Book-Entry Warrants originally issued to a Holder, or issued upon registration of transfer of, or upon exchange for or in lieu of, any Book-Entry Warrant or Global Warrant Certificate shall be subject to the restrictions set forth in (and any Warrant Statements delivered in respect of such Book-Entry Warrants shall bear) the following legend:

“THIS WARRANT HAS BEEN, AND THE WARRANT SHARES WHICH MAY BE PURCHASED PURSUANT TO THE EXERCISE OF THIS WARRANT WILL BE, ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SECTION 1145 OF CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”). THE WARRANTS AND SUCH WARRANT SHARES MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), PROVIDED THAT THE HOLDER IS NOT DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE. IF THE HOLDER IS DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE, THEN THE SECURITIES MAY ONLY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UPON REGISTRATION UNDER THE SECURITIES ACT OR RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO ALLIED NEVADA GOLD CORP. (THE “COMPANY”) AND ITS COUNSEL THAT SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT, AND OF ANY APPLICABLE STATE SECURITIES LAWS.

THE WARRANT SHARES WHICH MAY BE PURCHASED PURSUANT TO THE EXERCISE OF THIS WARRANT ARE SUBJECT TO VARIOUS CONDITIONS, INCLUDING CERTAIN RESTRICTIONS ON SALE, DISPOSITION OR TRANSFER, AS SET FORTH IN THE COMPANY’S CERTIFICATE OF INCORPORATION AND A STOCKHOLDERS AGREEMENT MADE AS OF [            ], 2015, TO WHICH THE COMPANY AND ALL STOCKHOLDERS ARE PARTY. NO REGISTRATION OF TRANSFER OF THESE WARRANT SHARES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH HOLDER OF RECORD OF THE WARRANT SHARES WHICH MAY BE PURCHASED PURSUANT TO THE EXERCISE OF THIS WARRANT A COPY OF THE CERTIFICATE OF INCORPORATION AND THE STOCKHOLDERS AGREEMENT, CONTAINING THE ABOVE-REFERENCED RESTRICTIONS ON TRANSFERS OF STOCK, UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

ARTICLE IV

TERMS AND EXERCISE OF WARRANTS

Section 4.1 Exercise Price. From time to time on any Business Day during the Exercise Period, each Warrant shall entitle (i) in the case of the Book-Entry Warrants, the Registered Holder thereof and (ii) in the case of Warrants held through the book-entry facilities of the Depositary or by or

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through Persons that are direct participants in the Depositary, the Beneficial Holder thereof (any Registered Holder or Beneficial Holder described in clause (i) or clause (ii), a “Holder”), subject to the provisions of such Warrant and of this Agreement, to purchase from the Company (and the Company shall issue and sell to each Holder) a number of Warrant Shares equal to the Per Warrant Share Number on such Exercise Date at a purchase price per Warrant Share equal to the Exercise Price on such Exercise Date.

Section 4.2 Exercise Period; Expiration Date; Liquidity Event.

(a) All or any whole number of Warrants may be exercised in accordance with Section 4.3 below by the Holder thereof at any time and from time to time during the Exercise Period. Any Warrant not exercised prior to the Exercise Deadline shall (i) not be exercisable after the Exercise Deadline (such right to exercise being deemed permanently and irrevocably waived following the Exercise Deadline), (ii) become permanently and irrevocably null and void at the Exercise Deadline, and all rights thereunder and all rights in respect thereof under this Agreement shall cease and terminate at such time, and (iii) not entitle the Holder thereof to any distribution, payment or other amount on or in respect thereof.

(b) Any solicitation, negotiation or closing of a Liquidity Event shall be subject to the sole and absolute discretion of the Company and the holders of New Common Stock. The Company and/or holders of New Common Stock will determine in their sole discretion whether to effect or consummate a Liquidity Event.

(c) The Company shall use commercially reasonable efforts to provide at least ten (10) Business Days prior written notice to all Registered Holders in accordance with Section 10.2 of any Liquidity Event (a “Liquidity Event Notice”) (and that Cashless Exercise may be elected with respect thereto). If the Company uses commercially reasonable efforts to deliver such notice, then any failure of the Company to deliver such notice shall not in any way impair or affect the validity of any Liquidity Event or the expiration of Warrants on the Expiration Date. Any Liquidity Event Notice may (but shall not be required to) specify conditions to which consummation thereof is subject and, in any event, shall not give rise to any obligation of the Company or any holders of New Common Stock to consummate, or assist in the consummation of, such Liquidity Event.

Section 4.3 Method of Exercise.

(a) Subject to the provisions of the Warrants and this Agreement, a Holder may exercise such Holder’s right to purchase the Warrant Shares as to all or any whole number of Warrants, no later than the Exercise Deadline, by (i)(x) in the case of Persons who hold Book-Entry Warrants, providing an exercise form for the election to exercise such Warrant (“Exercise Form”) substantially in the form of Exhibit B-1 hereto, properly completed and duly executed by the Registered Holder thereof, and, in the case of an exercise for cash pursuant to Section 4.5(a), providing payment of the Exercise Amount, to the Warrant Agent, and (y) in the case of Warrants evidenced by a Global Warrant Certificate held through the book-entry facilities of the Depositary or by or through Persons that are direct participants in the Depositary, providing an Exercise Form substantially in the form of Exhibit B-2 hereto, properly completed and duly executed by the Beneficial Holder thereof, and, in the case of an exercise for cash pursuant to Section 4.5(a), providing payment of the Exercise Amount, to its broker for further distribution to the Warrant Agent, and causing the exercising participant whose name appears on a securities position listing of the Depositary as the holder of such interest in such Warrants held through the Depositary to comply with the Depositary’s procedures relating to the exercise of such interest in such Warrants held through the Depositary, and (ii) delivering to the Warrant Agent a Joinder Agreement that has been duly executed and delivered by the Recipient of the Warrant Shares issuable upon exercise of such Warrants.

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Upon any exercise of Warrants held through the Depositary as specified in clause (y) of the preceding paragraph, the Warrant Agent shall cause, in accordance with the standing instructions and procedures existing between the Depositary and Warrant Agent, the number of Warrants represented by the Global Warrant Certificate to be reduced by the number of Warrants so exercised.

(b) Any exercise of a Warrant pursuant to the terms of this Agreement shall be irrevocable and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with its terms; provided, however, that if such exercise is made in connection with a Liquidity Event, such exercise shall be deemed conditioned on the consummation of such Liquidity Event.

(c) The Warrant Agent shall:

(i) examine all Exercise Forms and all other documents delivered to it by or on behalf of Holders as contemplated hereunder to ascertain whether or not, on their face, such Exercise Forms and any such other documents have been executed and completed in accordance with their terms and the terms hereof;

(ii) where an Exercise Form or other document appears on its face to have been improperly completed or executed or some other irregularity in connection with the exercise of the Warrants exists, endeavor to inform the appropriate parties (including the Person submitting such Exercise Form or other document) of the need for fulfillment of all requirements, specifying those requirements which appear to be unfulfilled;

(iii) inform the Company of and cooperate with and assist the Company in resolving any reconciliation problems between Exercise Forms received and the delivery of Warrants to the Warrant Agent’s account;

(iv) advise the Company, no later than five (5) Business Days after receipt of an Exercise Form, of (A) the receipt of such Exercise Form and the number of Warrants exercised in accordance with the terms and conditions of this Agreement, (B) the instructions with respect to delivery of the Warrant Shares deliverable upon such exercise, subject to timely receipt from the Depositary of the necessary information and (C) such other information as the Company shall reasonably require;

(v) if requested by the Company and provided with the Warrant Shares and all other necessary information, liaise with the Depositary and endeavor to deliver the Warrant Shares to the relevant accounts at the Depositary in accordance with its customary requirements; and

(vi) account promptly to the Company with respect to Warrants exercised and promptly deposit all monies received by the Warrant Agent for the purchase of Warrant Shares through the exercise of Warrants in the account of the Company maintained with the Warrant Agent for such purpose.

(d) The Company reserves the right to reasonably reject any and all Exercise Forms that are not in proper form in any material respect (including if an Exercise Form specifies delivery of Warrant Shares to an Improper Recipient) and the Company shall not incur any liability for any such rejection. Such determination by the Company shall be final and binding on the Holders, absent manifest error. Moreover, the Company reserves the absolute right to waive any of the conditions to the exercise of Warrants or defects in Exercise Forms with regard to any particular exercise of Warrants. The

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Company shall give prompt written notice of rejection to each Holder whose Exercise Form is rejected in accordance with the first sentence of this Section 4.3(d). Subject to the immediately preceding sentence, neither the Company nor the Warrant Agent shall be under any duty to give notice to the Holders of any irregularities in any exercise of Warrants, nor shall it incur any liability for the failure to give such notice.

Section 4.4 Issuance of Shares of New Common Stock.

(a) Upon exercise of any Warrants pursuant to Section 4.3, the delivery to the Warrant Agent of a Joinder Agreement that has been duly executed and delivered by the applicable Recipient and, if applicable, clearance of the funds in payment of the Exercise Price, the Company shall promptly at its expense, and in no event later than the applicable Delivery Deadline, calculate and cause to be issued to or upon the order of the Holder of such Warrants the total number of whole Warrant Shares for which such Warrants are being exercised:

(i) in the case of a Beneficial Holder who holds the Warrants being exercised through the Depositary’s book-entry transfer facilities, by same-day or next-day credit to the Depositary for the account of such Beneficial Holder or for the account of a participant in the Depositary the number of Warrant Shares to which such Person is entitled, in each case registered in such name and delivered to such account as directed in the Exercise Form by such Beneficial Holder or by the direct participant in the Depositary through which such Beneficial Holder is acting, or

(ii) in the case of a Registered Holder who holds the Warrants being exercised in the form of Book-Entry Warrants, a book-entry interest in the shares of New Common Stock registered on the books of the Company’s transfer agent or, at the Registered Holder’s option, by delivery to the address designated by such Registered Holder on its Exercise Form of a physical certificate representing the number of Warrant Shares to which such Registered Holder is entitled, in fully registered form, registered in such name or names as may be directed by such Registered Holder;

provided, however, that (x) no Exercise Form shall specify that Warrant Shares be delivered to, or for the account of, any Person to whom the Holder would not have been permitted to sell or otherwise transfer Warrants pursuant to Section 6.1(g) (any such Person, an “Improper Recipient”) and (y) if any exercise of a Warrant is made during a Liquidity Event Exercise Period and all shares of New Common Stock are to be cancelled, terminated or exchanged in connection with the applicable Liquidity Event, then the Company may, at its option, elect not to issue Warrant Shares to the Recipient so long as appropriate provision is made such that the Recipient receives the cash, securities or other property that the Recipient would have received in connection with such Liquidity Event if it held the Warrant Shares for which such Warrants are being exercised (but the Recipient shall be deemed to be bound by the terms and provisions of the Stockholders Agreement, including the terms and provisions set forth in Article III thereof).

(b) As to any Warrant that has been properly and timely exercised, the Holder of such Warrant or the person directed by such Holder as specified in Section 4.4(a) (which shall not be an Improper Recipient) (the “Recipient”) shall be deemed to be the holder of record of the Warrant Shares issuable upon exercise of such Warrant as of immediately prior to 5:00 p.m. (New York City time) on the applicable Exercise Date. At such time, subject to Section 5.1(i), the Warrant Shares issuable upon such exercise as provided in Section 4.5 shall be deemed to have been issued and, for all purposes of this Agreement, the Recipient shall, as between such Person and the Company, be deemed to be and entitled to all rights of the holder of record of such Warrant Shares, subject to the terms of the Stockholders Agreement. Warrants may not be exercised by, or securities issued to, any Holder in any state in which such exercise or issuance would be unlawful.

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Section 4.5 Exercise of Warrant.

(a) Right to Exercise by Cash Payment. Warrants may be exercised by the Holders thereof at any time and from time to time during the Exercise Period by delivery of payment to the Warrant Agent, for the account of the Company, in cash by certified or bank cashier’s check payable to the order of the Company (or as otherwise agreed to by the Company), in lawful money of the United States of America, of the full Exercise Price for the number of Warrant Shares specified in the Exercise Form (which shall be equal to the Exercise Price on the Exercise Date multiplied by the product of the number of Warrants being exercised and the Per Warrant Share Number on such Exercise Date and, to the extent required by Section 8.1 hereof, any and all applicable taxes and charges due in connection with the exercise of Warrants and the exchange of Warrants for Warrant Shares (the “Exercise Amount”)).

(b) Cashless Exercise. In lieu of exercising Warrants by cash payment pursuant to Section 4.5(a), Holders may exercise Warrants for shares of New Common Stock as provided in this Section 4.5(b) (a “Cashless Exercise”) at any time and from time to time prior to the Exercise Deadline only (i) during a Liquidity Event Exercise Period; provided, however, that any such Cashless Exercise during a Liquidity Event Exercise Period shall be subject to, and conditioned upon, the consummation of such Liquidity Event, or (ii) if on the applicable Exercise Date the Warrant Shares are then listed for trading on a National Securities Exchange, by the surrender in the case of each of clause (i) and clause (ii), to the Warrant Agent of a duly executed and properly completed Exercise Form marked to reflect election of a Cashless Exercise with respect to a specified number of Warrants. Upon a Cashless Exercise with respect to a particular number of Warrants and elected on the Exercise Form, the Company shall calculate and, subject to the terms of Section 4.4, deliver or cause to be delivered to the Holder (without delivery by the Holder of any Exercise Amount or any cash or other consideration (except to the extent set forth in Section 8.1)) that number of fully paid and nonassessable Warrant Shares (subject to the provisions of Section 4.7) equal to the quotient obtained by dividing (x) the value of such Warrants on the Exercise Date to which the Exercise Form relates, which value shall be determined by subtracting (A) the aggregate Exercise Amount of the Warrant Shares immediately prior to the Cashless Exercise from (B) the aggregate Fair Market Value of the Warrant Shares issuable upon exercise of such Warrants on the Exercise Date to which the Exercise Form relates by (y) the Fair Market Value of one Warrant Share on the Exercise Date to which the Exercise Form relates. Expressed as a formula, such Cashless Exercise shall be computed as follows:

X =	B – A
Y

Where:	X =	the number of Warrant Shares issuable to the Holder in respect of such Cashless Exercise

	Y =	the Fair Market Value of one Warrant Share on the Exercise Date to which the Exercise Form relates

	A =	the aggregate Exercise Amount for the Warrants as to which Cashless Exercise has been elected (i.e., the Exercise Price on the applicable Exercise Date multiplied by the product of the number of such Warrants as to which Cashless Exercise has been elected and the Per Warrant Share Number on the applicable Exercise Date, plus, to the extent required by Section 8.1 hereof, any and all applicable taxes and charges due in connection with the exercise of the applicable Warrants and the exchange of such Warrants for Warrant Shares)

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B =	the aggregate Fair Market Value of the Warrant Shares as to which Cashless Exercise has been elected (i.e., Fair Market Value of one Warrant Share on the applicable Exercise Date multiplied by the product of the number of Warrants as to which Cashless Exercise has been elected and the Per Warrant Share Number on the applicable Exercise Date)

If the foregoing calculation results in a negative number, then no Warrant Shares shall be issuable upon Cashless Exercise by the applicable Holder.

(c) Determination of the Number of Shares of New Common Stock to be Issued. The number of Warrant Shares to be issued on each Cashless Exercise of Warrants will be determined by the Company (with written notice thereof to the Warrant Agent) using the formula set forth in this Section 4.5. The Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of Warrant Shares to be issued on such exercise, pursuant to this Section 4.5, is accurate or correct.

Section 4.6 Reservation of Shares. The Company covenants that, prior to the Exercise Deadline, the Company will at all times reserve and keep available, from its authorized and unissued New Common Stock solely for issuance and delivery upon the exercise of the Warrants and free of preemptive rights, such number of Warrant Shares and other securities, cash or property as from time to time shall be issuable upon the exercise in full of all outstanding Warrants. The Company further covenants that it shall, from time to time, use commercially reasonable efforts to take all steps necessary to increase the authorized number of shares of New Common Stock if at any time the authorized number of shares of New Common Stock remaining unissued would otherwise be insufficient to allow delivery of all the Warrant Shares then deliverable upon the exercise in full of all outstanding Warrants. The Company covenants that all Warrant Shares issuable upon exercise of the Warrants will, upon issuance, be validly issued, fully paid and non-assessable, free and clear of all taxes (subject to Section 8.1), liens, security interests, charges and other encumbrances or restrictions of any kind (other than (x) restrictions set forth in the Stockholders Agreement and (y) any applicable restrictions under federal and state securities laws) and free and clear of all preemptive rights or similar rights of stockholders, and the Company shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue all Warrant Shares in compliance with this sentence. The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic stock exchange upon which Warrant Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company covenants that all Warrant Shares will, at all times that Warrants are exercisable, be duly approved for listing subject to official notice of issuance on each securities exchange, if any, on which the Warrant Shares are then listed. The Company covenants that the stock certificates, if any, issued to evidence any Warrant Shares issued upon exercise of Warrants will comply with applicable law.

Section 4.7 Fractional Shares. If any exercise of a Warrant results in a fraction of a share of Common Stock, the Company shall have the option, in its sole discretion, to elect to make a cash payment in respect of such fractional share in lieu of issuing such fractional share. If the Company elects to make such a cash payment, the Company shall notify the Warrant Agent in writing of the amount to be paid in lieu of the fraction of a share of Common Stock and concurrently pay or provide to the Warrant Agent for payment to the Holder of the Warrant an amount in cash equal to the product of (a) such fraction of a

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share of Common Stock and (b) the Fair Market Value of a share of Common Stock on the applicable Exercise Date. All shares of Common Stock issuable upon exercise of more than one Warrant by a Holder thereof shall be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share.

Section 4.8 Redemption. The Warrants shall not be redeemable by the Company or any other Person.

ARTICLE V

ADJUSTMENT OF WARRANT SHARES AND

OF EXERCISE PRICE

The Initial Share Number and any Conversion Share Number and the Cheap Stock Factor (and, thus, by virtue of and in accordance with the definitions thereof, the Exercise Price and the Per Warrant Share Number) shall be subject to adjustment from time to time upon the happening of certain events as provided in this Article V.

Section 5.1 Mechanical Adjustments.

(a) If at any time prior to the exercise in full of the Warrants, the Company shall pay or declare a dividend or make a distribution on the New Common Stock payable in shares of New Common Stock (other than a dividend or distribution upon a Fundamental Change to which Section 5.1(d) applies), then the Initial Share Number and any Conversion Share Number in effect at the open of business on the day after the record date of such event shall be adjusted upward by multiplying (i) the Initial Share Number or such Conversion Share Number, as applicable, in effect at the open of business on the day after the record date of such event by (ii) a fraction the numerator of which is the total number of shares of New Common Stock a holder of one share of New Common Stock would hold immediately after such event as a result of such event and the denominator of which is one, such that the resulting adjustment reflects a proportionate increase to the Initial Share Number or any Conversion Share Number, as applicable. Any adjustment required by this Section 5.1(a) shall be made immediately after the open of business on the day after the record date of such event, whenever any event in this Section 5.1(a) shall occur. If any dividend or distribution of the type described in this Section 5.1(a) is declared or authorized but not so paid or made, the Initial Share Number and any Conversion Share Number shall again be adjusted to the Initial Share Number and the Conversion Share Number that would then be in effect if such dividend or distribution had not been so declared or authorized.

(b) If at any time prior to the exercise in full of the Warrants, the Company shall (i) subdivide, split, reclassify or recapitalize its outstanding New Common Stock into a greater number of shares of New Common Stock, or (ii) combine, reclassify or recapitalize its outstanding New Common Stock into a smaller number of shares of New Common Stock, then the Initial Share Number and any Conversion Share Number in effect at the open of business on the day after the record date of such event shall be adjusted (either upward or downward, as the case may be) by multiplying (x) the Initial Share Number or such Conversion Share Number, as applicable, in effect at the open of business on the day after the record date of such event by (y) a fraction the numerator of which is the total number of shares of New Common Stock a holder of one share of New Common Stock would hold immediately after such event as a result of such event and the denominator of which is one, such that the resulting adjustment reflects a proportionate increase or decrease, as applicable, to the Initial Share Number or Conversion Share Number, as applicable. Any adjustment required by this Section 5.1(b) shall be made immediately after the open of business on the day after the record date of such event, whenever any event in this Section 5.1(b) shall occur. If any subdivision, split, reclassification, recapitalization or combination of

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the type described in this Section 5.1(b) is declared or authorized but not so paid or effected, the Initial Share Number or Conversion Share Number, as applicable, shall again be adjusted to the Initial Share Number or Conversion Share Number, as applicable, that would then be in effect if such subdivision, split, reclassification, recapitalization or combination had not been so declared or authorized.

(c) (i) In the event the Company at any time or from time to time after the Effective Date shall issue Additional Shares of New Common Stock (including Additional Shares of New Common Stock deemed to be issued pursuant to Section 5.1(c)(iv)) without consideration or for consideration per share less than the Fair Market Value of the New Common Stock on the date of, and immediately prior to, such issuance or, if such Additional Shares of New Common Stock are issued (or, pursuant to Section 5.1(c)(iv), deemed to be issued) to a Restricted Person, the Exercise Price in effect on the date of, and immediately prior to, such issuance, then the Cheap Stock Factor shall be reduced, concurrently with such issuance, by multiplying (x) the Cheap Stock Factor then in effect by (y) a fraction, (A) the numerator of which shall be the sum of (I) the number of shares of New Common Stock outstanding immediately prior to such issuance plus (II) the number of shares of New Common Stock which the aggregate consideration received by or payable to the Company for the total number of Additional Shares of New Common Stock so issued would purchase at the Fair Market Value of the New Common Stock on the date of, and immediately prior to, such issuance or, if such Additional Shares of New Common Stock are issued (or, pursuant to Section 5.1(c)(iv), deemed to be issued) to a Restricted Person, the Exercise Price in effect on the date of, and immediately prior to, such issuance, and (B) the denominator of which shall be the sum of (I) number of shares of New Common Stock outstanding immediately prior to such issuance plus (II) the number of Additional Shares of New Common Stock so issued. For purposes of the above calculation, the number of shares of New Common Stock outstanding immediately prior to such issuance shall be calculated on a fully diluted basis, as if all outstanding Convertible Securities had been fully converted into shares of New Common Stock and any outstanding Options had been fully exercised (and the resulting securities fully converted into shares of New Common Stock, if so convertible) as of such date; provided, that any stock, Convertible Securities or Options owned or held by or for the account of the Company or any of its direct or indirect subsidiaries shall not be included in such calculation.

(ii) For purposes of this Section 5.1(c), the “Additional Shares of New Common Stock” shall mean all shares of New Common Stock issued (or, pursuant to Section 5.1(c)(iv), deemed to be issued) by the Company after the Effective Date, other than:

(A) shares of New Common Stock or other Securities issued or issuable upon exercise of Warrants;

(B) shares of New Common Stock issued or issuable in a dividend or distribution to which Section 5.1(a) applies, in a subdivision, split, reclassification or recapitalization to which Section 5.1(b) applies, or a merger, consolidation or sale of substantially all assets to which Section 5.1(d) applies;

(C) any Excluded Issuance; or

(D) shares of New Common Stock issued or issuable in an issuance for which adjustment of the Cheap Stock Factor has previously been made pursuant to Section 5.1(c)(i).

(iii) Notwithstanding any provision herein to the contrary, no adjustment in the Cheap Stock Factor shall be made in respect of the issuance of Additional Shares of New Common Stock unless the consideration per share (determined pursuant to Section 5.1(c)(v) hereof) for an Additional Share of New Common Stock issued or deemed to be issued by the Company is less than

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either (x) the Fair Market Value of the New Common Stock on the date of such issuance or (y) if, and only if, such Additional Shares of New Common Stock are issued (or, pursuant to Section 5.1(c)(iv), deemed to be issued) to a Restricted Person, the Exercise Price in effect on the date of, and immediately prior to, such issuance.

(iv) In the event the Company at any time or from time to time after the Effective Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of New Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of New Common Stock issued (x) as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date and (y) to the Persons to which such Options or Convertible Securities are issued or, in case such a record date shall have been fixed, such holders of record; provided, further, that in any such case in which Additional Shares of New Common Stock are deemed to be issued:

(A) no further adjustments in the Cheap Stock Factor shall be made upon the subsequent issue of shares of New Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities (or, in the case of Options for the purchase of Convertible Securities, the subsequent issue of the Convertible Securities or the shares of New Common Stock issuable upon conversion or exchange thereof);

(B) if such Options or Convertible Securities by their terms (other than terms designed to protect against dilution) provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of shares of New Common Stock issuable, upon the exercise, conversion or exchange thereof, the Cheap Stock Factor computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided, however, that no such adjustment of the Cheap Stock Factor shall apply to New Common Stock previously issued upon exercise of any Warrants;

(C) on the expiration, termination or surrender of any such Options or Convertible Securities, any previous adjustment to the Cheap Stock Factor shall be rescinded and annulled and the Cheap Stock Factor shall be readjusted to the Cheap Stock Factor that would have been obtained had the adjustment made upon the issuance of such Options or Convertible Securities been made upon the basis of the issuance of only the number of shares of New Common Stock actually issued upon the exercise, conversion or exchange of such Options or Convertible Securities; provided, however, that no such adjustment of the Cheap Stock Factor shall apply to shares of New Common Stock previously issued upon exercise of any Warrants; and

(D) no readjustment pursuant to clause (B) or clause (C) above shall have the effect of increasing the Cheap Stock Factor to an amount that exceeds the initial Cheap Stock Factor on the Effective Date.

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(v) For purposes of this Section 5.1(c), the consideration received by or payable to the Company in connection with the issuance of any Additional Shares of New Common Stock shall be computed as follows:

(A) Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by or payable to the Company therefor prior to deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board (irrespective of any accounting treatment), except where such consideration consists of securities that are listed on a National Securities Exchange or quoted on the Nasdaq Stock Market, in which case the amount of consideration received by or payable to the Company shall be the daily volume-weighted average price of such securities (as reflected on such National Securities Exchange or quoted by the Nasdaq Stock Market) for the ten (10) consecutive Business Days immediately preceding the date of receipt of such securities; and

(3) in the event Additional Shares of New Common Stock are issued together with other securities or property of the Company for consideration which covers both the Additional Shares of New Common Stock and such other securities or property, be the proportion of such consideration so received in respect of the Additional Shares of New Common Stock, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board (irrespective of any accounting treatment).

(B) The consideration per share received by or payable to the Company for Additional Shares of New Common Stock deemed to have been issued pursuant to Section 5.1(c)(iv) relating to Options and Convertible Securities shall be determined by dividing:

(1) the total amount, if any, received by or payable to the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) received by or payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2) the maximum number of shares of New Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(d) If (i) the Company shall be a party to or otherwise engage in any transaction or series of related transactions constituting (x) a merger of the Company into, a consolidation of the Company with, or a sale of all or substantially all of the Company’s assets to, any other Person, or (y) any merger of another Person into the Company in which, in the case of clause (x) or clause (y), the previously outstanding shares of New Common Stock shall be cancelled, reclassified or converted or changed into or exchanged for securities of the Company or other property (including cash) or any combination of the foregoing; and (ii) such transaction or series of related transactions is not a Liquidity Event (any such transaction or series of related transactions, a “Fundamental Change”), the Holder of each Warrant outstanding immediately prior to the occurrence of such Fundamental Change will have the right upon any subsequent exercise (and payment of the applicable Exercise Price) to receive (but only

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out of legally available funds, to the extent required by applicable law) the kind and amount (subject to the proviso of this sentence) of stock, other securities, cash and assets that such Holder would have received if such Warrant had been exercised pursuant to the terms hereof immediately prior thereto (assuming such Holder failed to exercise his rights of election, if any, as to the kind or amount of stock, securities, cash or other property receivable upon such Fundamental Change); provided, however, that the amount of such stock, other securities, cash and assets that would be received upon exercise of a Warrant following the consummation of such Fundamental Change shall be calculated on the applicable Exercise Date in a manner consistent with, and on terms as nearly as equivalent as practicable to, the provisions of Section 1.1(pp) and Section 4.1 with respect to the aggregate consideration received by the holders of shares of New Common Stock in such Fundamental Change. Upon each Fundamental Change, appropriate adjustment shall be deemed to be made with respect to the Holders’ rights under this Agreement, including, without limitation, with respect to the kind and amount of stock, securities, cash or assets thereafter acquirable upon exercise of each Warrant, such that the provisions of this Agreement shall thereafter be applicable, as nearly as possible, to any shares of stock, securities, cash or assets thereafter acquirable upon exercise of each Warrant, and the Company shall notify the Warrant Agent of any such adjustments promptly following the consummation of such Fundamental Change. The provisions of this Section 5.1(d) shall similarly apply to successive Fundamental Changes. The Company shall not effect any Fundamental Change unless, prior to the consummation thereof, the successor Person (if the Company is not the surviving or resulting Person from such Fundamental Change) shall assume, by written instrument substantially similar in form and substance to this Agreement, the obligation to deliver to the Holders such shares of stock, securities, cash or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of each Warrant.

(e) Whenever (i) the Initial Share Number or any Conversion Share Number or the Cheap Stock Factor is adjusted pursuant to Section 5.1(a), (b), or (c) (but subject to the provisions of such Sections relating to readjustment) or (ii) any New Second Lien Convertible Notes are repaid or otherwise become no longer outstanding, the Exercise Price and the Per Warrant Share Number (i.e., the number of shares of New Common Stock issuable upon exercise of each Warrant) shall simultaneously be adjusted by virtue of and in accordance with the provisions of the respective definitions thereof in Section 1.1.

(f) If, at any time after the issuance of the Warrants on the Effective Date, any adjustment is made to the Initial Share Number or any Conversion Share Number or the Cheap Stock Factor pursuant to this Section 5.1, such adjustment to the Initial Share Number or any Conversion Share Number or the Cheap Stock Factor (and, thus, the Exercise Price and the Per Warrant Share Number) will be applicable with respect to all then outstanding Warrants and all Warrants issued in exchange or substitution therefor on or after the date of the adjustment to the Initial Share Number or any Conversion Share Number or the Cheap Stock Factor, but no such adjustment shall apply to any Warrants that were exercised prior to such adjustment or any Warrant Shares issued upon exercise of such Warrants.

(g) All calculations under this Section 5.1 shall be made to the nearest cent ($0.01) (with $0.005 being rounded upward) or to the nearest one-hundredth of a share (with 0.005 of a share being rounded upward), as the case may be. Notwithstanding anything in this Section 5.1 to the contrary, the Initial Share Number or any Conversion Share Number shall not be increased, and the Cheap Stock Factor shall not be decreased, so as to result in the Exercise Price being reduced to less than the then-existing par value of the New Common Stock as a result of any adjustment made hereunder; provided, that the Company shall not increase the par value of the New Common Stock above the Exercise Price then in effect and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of New Common Stock upon the exercise of any Warrant.

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(h) The Company will not take any action specified in Section 5.1(a), (b) or (c) that would otherwise result in any adjustment in the Initial Share Number or any Conversion Share Number or the Cheap Stock Factor (and, thus, the Exercise Price or the Per Warrant Share Number) hereunder if the total number of shares of New Common Stock issuable after such action upon exercise in full of the Warrants, together with all shares of New Common Stock then outstanding and all shares of New Common Stock then issuable upon exercise of all Options and upon conversion of all Convertible Securities then outstanding (other than the Warrants), would exceed the total number of shares of New Common Stock authorized for issuance by the Company’s then effective Certificate of Incorporation.

(i) In any case in which Section 5.1(a) or Section 5.1(b) shall result in an adjustment to the Per Warrant Share Number and the Exercise Price becoming effective prior to the occurrence of a specified event and any Warrant is exercised after the time at which the adjustment becomes effective but prior to the occurrence of such specified event, the Company may elect to defer until the occurrence of such specified event (A) the issuance to the Holder of such Warrant (or other Person entitled thereto) of, and the registration of such Holder (or other Person) as the record holder of, the Warrant Shares over and above the Warrant Shares issuable upon such exercise on the basis of the number of Warrant Shares obtainable upon exercise of such Warrant immediately prior to such adjustment and to require payment in respect of such number of Warrant Shares the issuance of which is not deferred on the basis of the Exercise Price in effect immediately prior to such adjustment and (B) the corresponding reduction in the Exercise Price; provided, however, that the Company shall deliver to such Holder or other Person a due bill or other appropriate instrument that meets any applicable requirements of the principal national securities exchange or other market on which the Warrant Shares are then traded and evidences the right of such Holder or other Person to receive, and to become the record holder of, such additional Warrant Shares, upon the occurrence of such specified event requiring such adjustment (without payment of any additional Exercise Price in respect of such additional Warrant Shares).

(j) The Company may at its option, at any time during the term of the Warrants, increase the number of Warrant Shares into which each Warrant is exercisable, or decrease the Exercise Price, in addition to those changes required by Section 5.1(a), (b) or (c) as deemed advisable by the Board, in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

(k) [Intentionally deleted.]

(l) The Initial Share Number and any Conversion Share Number and the Cheap Stock Factor (and, thus, the Exercise Price and the Per Warrant Share Number) shall not be adjusted as a result of any issuance of any shares of New Common Stock, Options, or Convertible Securities or any other securities (whether pursuant to the Management Incentive Plan or otherwise) except as expressly specified in Sections 5.1(a), (b), and (c).

(m) The Company shall cause any record of persons entitled to participate in an event specified in Section 5.1(a), (b) or (d) to be taken only as of the close of business on the record date for such event.

(n) Notwithstanding anything to the contrary contained herein, there shall be no adjustment to the Initial Share Number, any Conversion Share Number or the Cheap Stock Factor with respect to any Excluded Issuance.

(o) In the event that at any time, as a result of any adjustment made pursuant to Section 5.1(d), each Holder thereafter shall become entitled to receive any securities or property other than New Common Stock, thereafter the number of such other securities or property so receivable upon

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exercise of any Warrant and the Exercise Price shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the New Common Stock contained in this Section 5.1 and this Agreement shall be amended so to provide.

Section 5.2 Notices of Adjustment. Whenever the Initial Share Number or any Conversion Share Number or the Cheap Stock Factor (and, thus, the Per Warrant Share Number and the Exercise Price) is adjusted, or the kind of securities or property constituting Warrant Shares is changed as herein provided, the Company shall (i) prepare and deliver, or cause to be prepared and delivered, forthwith to the Warrant Agent a certificate signed by an Appropriate Officer setting forth the Initial Share Number or Converted Share Number or the Cheap Stock Factor (and, thus, the Per Warrant Share Number and the Exercise Price) as so adjusted, and any change in the kind of securities or property constituting Warrant Shares, the facts requiring such adjustment or change and the computation by which such adjustment or change was made, and (ii) direct the Warrant Agent to give written notice to each Registered Holder in the manner provided in Section 10.2, which notice shall state the Initial Share Number or Converted Share Number or the Cheap Stock Factor (and, thus, the Per Warrant Share Number and the Exercise Price) as so adjusted, and any change in the kind of securities or property constituting Warrant Shares, the facts requiring such adjustment or change and the computation by which such adjustment or change was made and a description of the procedures and method of payment in respect thereof. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event. The Warrant Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of, any adjustments, unless and until the Warrant Agent shall have received such a certificate.

Section 5.3 Form of Global Warrant Certificates After Adjustments. Irrespective of any adjustment in the Initial Share Number and any Conversion Share Number (and, thus, by virtue of and in accordance with the definitions thereof, the Exercise Price and the Per Warrant Share Number) or amount or kind of Warrant Shares into which the Warrants are exercisable, Global Warrant Certificates theretofore or thereafter issued may continue to express the same Initial Share Number and any Conversion Share Number (and, thus, by virtue of and in accordance with the definitions thereof, the Exercise Price and the Per Warrant Share Number) initially applicable or amount or kind of Warrant Shares initially issuable upon exercise of the Warrants evidenced thereby pursuant to this Agreement. The Company, however, may at any time in its sole discretion make any change in the form of Global Warrant Certificate that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Global Warrant Certificate (including the rights, duties, immunities or obligations of the Warrant Agent), and any Global Warrant Certificate thereafter issued, whether in exchange or substitution for an outstanding Global Warrant Certificate or otherwise, may be in the form so changed.

ARTICLE VI

TRANSFER AND EXCHANGE OF WARRANTS

Section 6.1 Registration of Transfers and Exchanges.

(a) Transfer and Exchange of Global Warrant Certificates or Beneficial Interests Therein. The transfer and exchange of Global Warrant Certificates or beneficial interests therein shall be effected through the Depositary, in accordance with this Agreement and the procedures of the Depositary therefor.

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(b) Exchange of a Beneficial Interest in a Global Warrant Certificate for a Book-Entry Warrant.

(i) Any Holder of a beneficial interest in any whole number of Warrants represented by a Global Warrant Certificate may, upon request, exchange such beneficial interest for a Book-Entry Warrant. Upon receipt by the Warrant Agent from the Depositary or its nominee of written instructions or such other form of instructions as is customary for the Depositary on behalf of any Person having a beneficial interest in a Global Warrant Certificate, and all other necessary information, the Warrant Agent shall cause, in accordance with the standing instructions and procedures existing between the Depositary and the Warrant Agent, the number of Warrants represented by the Global Warrant Certificate to be reduced by the number of Warrants to be represented by the Book-Entry Warrants to be issued in exchange for the beneficial interest of such Person in the Global Warrant Certificate and, following such reduction, the Warrant Agent shall register in the name of the Holder a Book-Entry Warrant and deliver to said Holder a Warrant Statement.

(ii) Book-Entry Warrants issued in exchange for a beneficial interest in a Global Warrant Certificate pursuant to this Section 6.1(b) shall be registered in such names as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Warrant Agent; provided, that such name shall not be that of a Person to whom the Holder would not have been permitted to sell or otherwise transfer Warrants pursuant to Section 6.1(g) if such exchange was a transfer of Warrants. The Warrant Agent shall deliver Warrant Statements confirming such registration to the Persons in whose names such Warrants are so registered.

(c) Transfer and Exchange of Book-Entry Warrants. When the Registered Holder of Book-Entry Warrants has presented to the Warrant Agent a written request:

(i) to register the transfer of any Book-Entry Warrants; or

(ii) to exchange any Book-Entry Warrants for an equal number of Book-Entry Warrants of other authorized denominations,

the Warrant Agent shall register the transfer or make the exchange as requested if (x) its customary requirements for such transactions are met and (y) such transfer or exchange otherwise satisfies the provisions of this Agreement (including, without limitation, Section 6.1(g)); provided, however, that the Warrant Agent has received a written instruction of transfer or exchange, as applicable, in form satisfactory to the Warrant Agent, properly completed and duly executed by the Registered Holder thereof or by his attorney, duly authorized in writing.

(d) Restrictions on Exchange or Transfer of a Book-Entry Warrant for a Beneficial Interest in a Global Warrant Certificate. A Book-Entry Warrant may not be exchanged for a beneficial interest in a Global Warrant Certificate except upon satisfaction of the requirements set forth below. Upon receipt by the Warrant Agent of appropriate instruments of transfer with respect to a Book-Entry Warrant, in form satisfactory to the Warrant Agent, together with written instructions directing the Warrant Agent to make, or to direct the Depositary to make, an endorsement on the Global Warrant Certificate to reflect an increase in the number of Warrants represented by the Global Warrant Certificate equal to the number of Warrants represented by such Book-Entry Warrant, and all other necessary information, then the Warrant Agent shall cancel such Book-Entry Warrant on the Warrant Register and cause, or direct the Depositary to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Warrant Agent, the number of Warrants represented by the Global Warrant Certificate to be increased accordingly. If no Global Warrant Certificates are then outstanding, the Company shall issue and the Warrant Agent shall either manually or by facsimile countersign a new Global Warrant Certificate representing the appropriate number of Warrants.

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(e) Restrictions on Transfer and Exchange of Global Warrant Certificates. Notwithstanding any other provisions of this Agreement (other than the provisions set forth in Section 6.1(f)), unless and until it is exchanged in whole for a Book-Entry Warrant, a Global Warrant Certificate may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary with the prior written consent of the Company.

(f) Book-Entry Warrants. If at any time, (i) the Depositary for the Global Warrant Certificates notifies the Company that the Depositary is unwilling or unable to continue as Depositary for the Global Warrant Certificates and a successor Depositary for the Global Warrant Certificates is not appointed by the Company within 90 days after delivery of such notice or (ii) the Company, in its sole discretion, notifies the Warrant Agent in writing that it elects to exclusively cause the issuance of Book-Entry Warrants under this Agreement, then the Warrant Agent, upon receipt of written instructions signed by an Appropriate Officer, shall register Book-Entry Warrants, in an aggregate number equal to the number of Warrants represented by the Global Warrant Certificates, in exchange for such Global Warrant Certificates in such names and in such amounts as directed by the Depositary or, in the absence of instructions from the Depositary, by the Company.

(g) Restrictions on Transfer. No Warrants shall be Transferred if:

(i) such Transfer would result in any violation of the Securities Act or any state securities laws or regulations, or any other applicable federal or state laws or order of any Governmental Authority having jurisdiction over the Company;

(ii) such Transfer would, if consummated (after taking into account any other proposed Transfers or transfers of Convertible Notes or shares of New Common Stock for which a notice thereof has been previously delivered to the Board, but not yet consummated), result in the Company having, in the aggregate, [400]4 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) of shares of New Common Stock, Convertible Notes and Warrants, unless at the time of such Transfer the Company is already subject to the reporting obligations under Sections 13 or 15(d) of the Exchange Act; provided, that (x) the number [400] as used in this Section 6.1(g)(ii) shall be increased by the number of such holders that acquire shares of Common Stock from the Company other than on account of an exercise or conversion of Convertible Notes or Warrants and (y) the provisions of this Section 6.1(g)(ii) shall not apply to a Transfer to a transferee that is a Qualified Institutional Buyer and an Accredited Investor so long as (A) the transferor certifies in writing to the Company that such transferee is a Qualified Institutional Buyer and an Accredited Investor, (B) the transferee certifies in writing to the Company that it is a Qualified Institutional Buyer and an Accredited Investor and (C) such Transfer would, if consummated (after taking into account any other proposed Transfers or transfers of Convertible Notes or shares of New Common Stock for which a notice thereof has been previously delivered to the Board, but not yet consummated), not result in the Company having, in the aggregate, 1,900 or more holders of record (as such concept is understood for purposes of Section 12(g) of the

[4]	NTD: Subject to confirmation of the number of record holders of shares of Common Stock, Convertible Notes and Warrants.

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Exchange Act) of shares of Common Stock, Convertible Notes and Warrants, unless at the time of such Transfer the Company is already subject to the reporting obligations under Sections 13 or 15(d) of the Exchange Act; provided, further that any such transferee that is a Qualified Institutional Buyer and an Accredited Investor described in the foregoing clause (y) shall not be counted for purposes of determining whether any Transfer made after the date the Transfer is made to such transferee would, if consummated (after taking into account any other proposed Transfers or transfers of Convertible Notes or shares of New Common Stock for which a notice thereof has been previously delivered to the Board, but not yet consummated), result in the Company having, in the aggregate, [400] or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) of shares of Common Stock, Convertible Notes and Warrants (unless the Company obtains knowledge that such transferee ceases to be an Accredited Investor); or

(iii) such Transfer would, if consummated (after taking into account any other proposed Transfers or transfers of Convertible Notes or shares of New Common Stock for which a notice thereof has been previously delivered to the Board, but not yet consummated), require the Company to register the New Common Stock or any other equity securities of the Company under the Exchange Act (as a result of the number of stockholders or otherwise), unless at the time of such Transfer, the Company is already subject to the reporting obligations under Sections 13 or 15(d) of the Exchange Act.

Any purported Transfer of Warrants in violation of this Section 6.1(g) shall be void ab initio and shall not be recognized by the Company or the Warrant Agent.

(h) Cancellation of Global Warrant Certificate. At such time as all beneficial interests in Global Warrant Certificates have been exchanged for Book-Entry Warrants, repurchased or cancelled, all Global Warrant Certificates shall be returned to, or retained and cancelled by, the Warrant Agent, upon written instructions from the Company satisfactory to the Warrant Agent.

Section 6.2 Obligations with Respect to Transfers and Exchanges of Warrants.

(i) To permit registrations of transfers and exchanges, the Company shall execute Global Warrant Certificates, if applicable, and the Warrant Agent is hereby authorized, in accordance with the provisions of Section 3.4 and this Article VI, to countersign such Global Warrant Certificates, if applicable, or register Book-Entry Warrants, if applicable, as required pursuant to the provisions of this Article VI and for the purpose of any distribution of new Global Warrant Certificates contemplated by Section 7.2 or additional Global Warrant Certificates contemplated by Article V.

(ii) All Book-Entry Warrants and Global Warrant Certificates issued upon any registration of transfer or exchange of Book-Entry Warrants or Global Warrant Certificates shall be the valid obligations of the Company, entitled to the same benefits under this Agreement as the Book-Entry Warrants or Global Warrant Certificates surrendered upon such registration of transfer or exchange.

(iii) Subject to Section 8.1, no service charge shall be made to a Holder for any registration, transfer or exchange of Warrants, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other charge that may be imposed on the Holder in connection with any such transfer, exchange or registration of transfer.

(iv) So long as the Depositary, or its nominee, is the Registered Holder of a Global Warrant Certificate, the Depositary or such nominee, as the case may be, will be considered the

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sole owner or holder of the Warrants represented by such Global Warrant Certificate for all purposes under this Agreement. Except as provided in Section 6.1(b) and Section 6.1(f) upon the exchange of a beneficial interest in a Global Warrant Certificate for Book-Entry Warrants, Beneficial Holders will not be entitled to have any Warrants registered in their names, and will under no circumstances be entitled to receive physical delivery of any such Warrants and will not be considered the Registered Holder thereof under the Warrants or this Agreement. Neither the Company nor the Warrant Agent, in its capacity as registrar for such Warrants, will have any responsibility or liability for any aspect of the records relating to beneficial interests in a Global Warrant Certificate or for maintaining, supervising or reviewing any records relating to such beneficial interests.

(v) Subject to Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(g), and this Section 6.2, the Warrant Agent shall, upon receipt of all information required to be delivered hereunder, from time to time register the transfer of any outstanding Warrants in the Warrant Register, upon delivery to the Warrant Agent, at its office designated for such purpose, of a properly completed form of assignment substantially in the form of Exhibit C-1 or Exhibit C-2 hereto, duly signed by the Registered Holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program and, in the case of a transfer of a Global Warrant Certificate pursuant to Section 6.1(e), upon surrender to the Warrant Agent of such Global Warrant Certificate, duly endorsed. Upon any such registration of transfer, a new Global Warrant Certificate (solely in the case of a transfer pursuant to Section 6.1(e)) or otherwise a Warrant Statement, as the case may be, shall be delivered to the transferee.

Section 6.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Global Warrant Certificate or Book-Entry Warrant for a fraction of a Warrant.

ARTICLE VII

OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANTS

Section 7.1 No Rights or Liability as Stockholder; Notice to Registered Holders. Except as provided in Section 7.4, nothing contained in the Warrants or this Agreement shall be construed as conferring upon any Holder or his, her or its transferees the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as stockholders of the Company (including appraisal rights, dissenters rights, subscription rights or otherwise), or be deemed the holder of capital stock of the Company. No provision of the Warrants or this Agreement and no mere enumeration therein or herein of the rights or privileges of any Holder shall give rise to any liability of such Holder for the Exercise Price hereunder or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company. A Warrant does not entitle any Holder thereof to any of the rights of a stockholder or any other securities of the Company. To the extent not covered by any statement delivered pursuant to Section 5.2, the Company shall give notice to Registered Holders in accordance with Section 10.2 if at any time prior to the expiration or exercise in full of the Warrants:

(a) any dividend or distribution payable in shares of New Common Stock upon the New Common Stock shall be proposed;

(b) an offer for subscription pro rata to the holders of New Common Stock of any additional shares of stock of any class or other securities or rights shall be proposed; or

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(c) any Fundamental Change or a dissolution, liquidation or winding up of the Company shall be proposed.

The Company shall use commercially reasonable efforts to provide such notice at least ten (10) Business Days prior to the date fixed as a record date or effective date or the date of closing of the Company’s stock transfer books for the determination of the stockholders entitled to vote on any of the events described in clauses (a)-(c) immediately above. Such notice shall specify such record date or the date of closing the stock transfer books or the anticipated date the relevant event shall take place, as the case may be, a reasonably detailed description of such event, and the anticipated timing thereof (provided, that, with respect to any Fundamental Change, the Company may elect to omit from such notice any such terms and conditions of such Fundamental Change if (x) the Company determines that the disclosure thereof to the Holders would have an adverse effect on such Fundamental Change or the consummation thereof or (y) the disclosure of either or both terms and conditions would violate any confidentiality obligations to which the Company is bound; provided, however, that the Company may not omit any information that relates to any election that a holder of Common Stock is entitled to make prior to the consummation of such Fundamental Change that relates to the consideration that can be received by such holder in connection with such Fundamental Change). If the Company uses commercially reasonable efforts to deliver such notice, then failure to provide such notice shall not affect the validity of any action taken in connection with such proposed event. For the avoidance of doubt, no such notice shall supersede or limit any adjustment called for by Section 5.1 by reason of any event as to which notice is required by this Section 7.1.

Section 7.2 Lost, Stolen, Mutilated or Destroyed Warrants. If any Global Warrant Certificate is lost, wrongfully taken, mutilated or destroyed, the Company shall issue, and the Warrant Agent shall countersign and deliver, in exchange and substitution for and upon cancellation of the mutilated Global Warrant Certificate, or in lieu of and substitution for such Global Warrant Certificate lost, wrongfully taken or destroyed, a new Global Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence and an affidavit reasonably satisfactory to the Company and the Warrant Agent of the loss, wrongful taking or destruction of such Global Warrant Certificate and/or the posting of a surety bond, indemnifying the Company and Warrant Agent for any losses in connection therewith, if requested by the Company, also satisfactory to it. Applicants for such substitute Global Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe and as required by Section 8-405 of the Uniform Commercial Code as in effect in the State of Delaware.

Upon the issuance of any new Global Warrant Certificate under this Section 7.2, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and other expenses (including the fees and expenses of the Warrant Agent and of counsel to the Company) in connection therewith.

Every new Global Warrant Certificate issued pursuant to this Section 7.2 in lieu of any lost, wrongfully taken, mutilated or destroyed Global Warrant Certificate shall constitute an additional contractual obligation of the Company, whether or not the allegedly lost, wrongfully taken, mutilated or destroyed Global Warrant Certificate shall be at any time enforceable by anyone, and the Warrants evidenced thereby shall be entitled to the benefits of this Agreement equally and proportionately with any and all other Warrants evidenced by Global Warrant Certificates or Book-Entry Warrants duly issued hereunder.

The provisions of this Section 7.2 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, lost, wrongfully taken, or destroyed Global Warrant Certificates.

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Section 7.3 Cancellation of Warrants. The Warrant Agent shall cancel all Global Warrant Certificates surrendered for exchange, substitution, transfer or exercise in whole or in part. Such cancelled Global Warrant Certificates shall thereafter be disposed of in a manner satisfactory to the Company provided in writing to the Warrant Agent.

Section 7.4 Purchase Rights.

(a) If, after the Effective Date, the Company issues or sells equity securities to any Person who was a stockholder of the Company on the Effective Date for consideration per share that is greater than the Exercise Price, then each Registered Holder of Book-Entry Warrants and Beneficial Holder of Warrants evidenced by a Global Warrant Certificate that, in each case, is an Accredited Investor (any such holder, an “Eligible Holder”) shall have the right (such right, the “Purchase Right”), for a period of twenty (20) days after the Company delivers notice of such issuance or sale to such Eligible Holder, to participate in such issuance or sale on a pro rata basis (based on such Eligible Holder’s percentage ownership of shares of New Common Stock assuming full conversion, exercise or exchange of the Warrants, the New Second Lien Convertible Notes (and all indebtedness, debt securities or equity securities issued pursuant to any initial or successive refinancing of the New Second Lien Convertible Notes), and all other outstanding options, warrants, or convertible securities that also have a pro rata right to participate in such issuance or sale). A Registered Holder of Book-Entry Warrants and Beneficial Holder of Warrants evidenced by a Global Warrant Certificate shall be permitted to transfer such holder’s Purchase Rights to any Affiliate or Family Member of such Holder so long as (x) such Affiliate or Family Member is an Accredited Investor, and (y) such transfer of Purchase Rights would not violate Section 6.1(g) if such transfer was a transfer of Warrants. Eligible Holders shall not be entitled to Purchase Rights with respect to any of the following exempted issuances: (i) issuances of the New Second Lien Convertible Notes and issuances of equity securities upon conversion of the New Second Lien Convertible Notes, (ii) issuances of equity securities in connection with the refinancing or repayment of any indebtedness or debt securities of the Company or any of its subsidiaries, (iii) issuances of equity securities to employees, directors, consultants and other service providers pursuant to an equity compensation plan approved by the Board, (iv) issuances of equity securities by means of a pro rata distribution to all holders of New Common Stock, (v) issuances of equity securities in a public offering, and (vi) issuances of equity securities upon exercise, conversion or exchange of any equity securities that were issued in any issuance described in any of the foregoing exempted issuances.

(b) In the event that the sale of equity securities by the Company triggers the Purchase Rights, the Company shall be permitted to sell all of such equity securities to one or more stockholders of the Company without first offering to sell such equity securities to the Eligible Holders pursuant to their respective Purchase Rights so long as, within a reasonable period of time following the sale of such equity securities to such stockholder(s), the Company offers to sell to the Eligible Holders their respective pro rata shares (as determined above) of such equity securities pursuant to their respective Purchase Rights.

Section 7.5 Listing on National Securities Exchange. If the New Common Stock is listed for trading on a National Securities Exchange, then the Company will use commercially reasonable efforts to list the Warrants for trading on such National Securities Exchange (subject to the listing requirements for such National Securities Exchange).

Section 7.6 Piggyback Registration Rights. If any holder of shares of New Common Stock is granted piggy-back registration rights, the holders of New Common Stock issued upon exercise of the Warrants will also be granted piggyback registration rights on substantially the same terms as such other holder.

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ARTICLE VIII

CONCERNING THE WARRANT AGENT AND OTHER MATTERS

Section 8.1 Payment of Taxes. The Company will from time to time promptly pay all transfer taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of the Warrant Shares upon the exercise of Warrants, but any such taxes or charges in connection with the issuance or registration of Warrants or Warrant Shares in (or payment of cash or other property to) any name other than that of the Holder of the Warrants shall be paid by such Holder; and in any such case, the Company and the Warrant Agent shall not be required to issue or deliver any Warrants or Warrant Shares (or pay any cash or other property) until such taxes or charges shall have been paid or it is established to the Company’s and the Warrant Agent’s reasonable satisfaction that no tax or charge is due. Notwithstanding any other provision of this Agreement, the Company and any applicable withholding agent, as defined under the Internal Revenue Code of 1986, as amended, shall be permitted to comply with applicable law regarding withholding taxes, if any, and any amounts so withheld shall be treated as being paid or transferred to the Person against whom such withholding is made for all purposes of this Agreement.

Section 8.2 Resignation, Consolidation or Merger of Warrant Agent.

(a) Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company. The Company may remove the Warrant Agent at any time after giving thirty (30) days’ notice in writing to the Warrant Agent. If the office of the Warrant Agent becomes vacant by resignation or removal, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. In the case of a resignation, if the Company shall fail to make such appointment within a period of thirty (30) calendar days after it has been notified in writing of such resignation by the Warrant Agent or by the Registered Holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the Registered Holder of any Warrant may apply to any court of competent jurisdiction located in the State of Delaware for appointment of a successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a Person organized and existing under the laws of any state or of the United States of America, and shall be authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, rights, immunities, duties and obligations of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations. For the avoidance of doubt, any predecessor Warrant Agent shall deliver and transfer to its successor Warrant Agent any property at the time held by it hereunder and execute and deliver, at the expense of the Company, any further assurance, conveyance, act or deed necessary for the purpose of delivering and transferring such property.

(b) Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall (i) give notice thereof to the predecessor Warrant Agent and the transfer agent for the New Common Stock not later than the effective date of any such appointment, and (ii) cause written notice thereof to be delivered to each Registered Holder at such holder’s address appearing on the

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Warrant Register. Failure to give any notice provided for in this Section 8.2(b) or any defect therein shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of a successor Warrant Agent, as the case may be.

(c) Merger, Consolidation or Name Change of Warrant Agent.

(i) Any Person or other entity into which the Warrant Agent may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion, or consolidation to which the Warrant Agent shall be a party or any Person succeeding to the shareholder services business of the Warrant Agent or any successor Warrant Agent, shall be the successor Warrant Agent under this Agreement, without any further act or deed, if such Person would be eligible for appointment as a successor Warrant Agent under the provisions of Section 8.2(a). If any of the Global Warrant Certificates have been countersigned but not delivered at the time such successor to the Warrant Agent succeeds under this Agreement, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and if at that time any of the Global Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Global Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Global Warrant Certificates shall have the full force provided in the Global Warrant Certificates and in this Agreement.

(ii) If at any time the name of the Warrant Agent is changed and at such time any of the Global Warrant Certificates have been countersigned but not delivered, the Warrant Agent whose name has changed may adopt the countersignature under its prior name; and if at that time any of the Global Warrant Certificates have not been countersigned, the Warrant Agent may countersign such Global Warrant Certificates either in its prior name or in its changed name; and in all such cases such Global Warrant Certificates shall have the full force provided in the Global Warrant Certificates and in this Agreement.

Section 8.3 Fees and Expenses of Warrant Agent.

(a) Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration to be agreed upon between the Warrant Agent and the Company for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all out-of-pocket third party expenses (including reasonable outside counsel fees and expenses) that the Warrant Agent may reasonably incur in the preparation, delivery, administration, execution and amendment of this Agreement and the exercise and performance of its duties hereunder.

(b) Further Assurances. The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

Section 8.4 Liability of Warrant Agent.

(a) Reliance on Company Statement. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by any Appropriate Officer and delivered to the Warrant Agent; and such certificate will be full authorization to the Warrant Agent for any action taken, suffered or omitted by it under the provisions of this Agreement in reliance upon such certificate. The Warrant Agent is hereby authorized and directed to accept

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instructions with respect to the performance of its duties hereunder from any Appropriate Officer, and to apply to such officers for advice or instructions in connection with its duties, and it may rely upon such advice and instructions and will not be liable for any action taken, suffered or omitted to be taken by it in accordance therewith or pursuant to the provisions of this Agreement.

(b) Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). The Company agrees to indemnify the Warrant Agent for, and to hold it harmless against, any loss, liability, suit, action, proceeding, judgment, claim, settlement, cost or expense (including reasonable counsel fees and expenses), incurred without gross negligence, willful misconduct or bad faith on the part of the Warrant Agent (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) as a result of a third party claim against the Warrant Agent for any action taken, suffered or omitted by the Warrant Agent in connection with the preparation, delivery, acceptance, administration, execution and amendment of this Agreement and the exercise and performance of its duties hereunder. No provision in this Agreement shall be construed to relieve the Warrant Agent from liability for its own gross negligence, willful misconduct or bad faith (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

(c) Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible or have any duty to make any calculation or adjustment, or to determine when any calculation or adjustment required under the provisions of Article IV or Article V hereof should be made, how it should be made or what it should be, or have any responsibility or liability for the manner, method or amount of any such calculation or adjustment or the ascertaining of the existence of facts that would require any such calculation or adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Warrant Shares will, when issued, be valid and fully paid and nonassessable.

Section 8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for and pay to the Company all moneys received by the Warrant Agent for the purchase of Warrant Shares through the exercise of Warrants.

Section 8.6 Agent for the Company. In acting in the capacity of Warrant Agent under this Agreement, the Warrant Agent is acting solely as agent of the Company and does not assume any obligation or relationship of agency or trust with any of the owners or holders of the Warrants.

Section 8.7 Counsel. The Warrant Agent may consult with counsel satisfactory to it (which may be counsel to the Company), and the advice of such counsel shall be full and complete authorization to and protection of the Warrant Agent in respect of any action taken, suffered or omitted by it hereunder in accordance with the advice of such counsel.

Section 8.8 Documents. The Warrant Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in reliance upon any notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties.

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Section 8.9 Certain Transactions. The Warrant Agent, and its officers, directors and employees, may become the owner of, or acquire any interest in, any Warrant, with the same rights that it or they would have were it not the Warrant Agent hereunder, and, to the extent permitted by applicable law, it or they may engage or be interested in any financial or other transaction with the Company and may act on, or as a depositary, trustee or agent for, any committee or body of holders of Warrants, or other securities or obligations of the Company as freely as if it were not the Warrant Agent hereunder. Nothing in this Agreement shall be deemed to prevent the Warrant Agent from acting as trustee under an indenture.

Section 8.10 No Liability for Interest. The Warrant Agent shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement.

Section 8.11 No Liability for Invalidity. The Warrant Agent shall not be under any responsibility with respect to the validity or sufficiency of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Warrant Agent) or with respect to the validity or execution of the Global Warrant Certificates (except its countersignature thereon).

Section 8.12 No Responsibilities for Recitals. The recitals contained herein and in the Global Warrant Certificates (except as to the Warrant Agent’s countersignature thereon) shall be taken as the statements of the Company and the Warrant Agent assumes no responsibility hereby for the correctness of the same.

Section 8.13 No Implied Obligations. The Warrant Agent shall be obligated to perform such duties as are explicitly set forth herein and no implied duties or obligations shall be read into this Agreement against the Warrant Agent. The Warrant Agent shall not be under any obligation to take any action hereunder that may involve it in any expense or liability, the payment of which within a reasonable time is not, in its opinion, assured to it. The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any Global Warrant Certificate authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Agreement or for the application by the Company of the proceeds of the issue and sale, or exercise, of the Warrants. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained herein or in any Global Warrant Certificate or in the case of the receipt of any written demand from a Holder with respect to such default, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or, to make any demand upon the Company.

Section 8.14 Agents. The Warrant Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys-in-fact, and the Warrant Agent shall not be responsible for any loss or expense arising out of, or in connection with, the actions or omissions to act of its agents or attorneys-in-fact, so long as the Warrant Agent acts without gross negligence, willful misconduct or bad faith (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) in connection with the selection of, and assignment of tasks to, such agents or attorneys-in-fact; provided, that this provision shall not permit the Warrant Agent to assign all or substantially all of its primary record-keeping responsibilities hereunder to any third party provider without the Company’s prior written consent.

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Section 8.15 Force Majeure. In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

ARTICLE IX

WARRANT REPRESENTATIVE

Section 9.1 Appointment. The Equity Committee shall be entitled to appoint a representative for the holders of the Warrants, which representative shall be acceptable to the Debtors, the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders (such representative, the “Warrant Representative”).

Section 9.2 Warrant Representative Rights. The Warrant Representative shall have the right to monitor any sale process the Company or its direct or indirect subsidiaries may commence in seeking to sell substantially all of their business and operations after the Effective Date solely in an observer capacity (it being understood that the Warrant Representative (i) may monitor, observe, attend, and, if requested by the Board, participate in any discussions or meetings of the Board or stockholders relating to, any aspect of such sale process or any terms or conditions of any related sale, but shall have no right to vote on any matter relating to any such sale process or such related sale, and (ii) shall not have any right to monitor, observe, vote on, participate in any discussions or meetings of the Board or stockholders relating to, or otherwise be involved with, any other transaction, decision or other matter relating to the Company or any of its subsidiaries). The Warrant Representative shall be required to enter into a confidentiality and non-use agreement that is acceptable to the Company, the Requisite Consenting Noteholders, the Requisite Exit Facility Lenders and, with respect to any confidentiality and non-use agreement that will be entered into by the Warrant Representative on the Effective Date, the Equity Committee. The Company shall pay the Warrant Representative the Warrant Representative Compensation within 30 days following the Company’s receipt of an invoice therefor. For the purposes of this Section 9.2, “Warrant Representative Compensation” shall mean the actual expenses (but not fees) incurred by the Warrant Representative, which shall be limited to (x) $50,000 minus (y) the amount of fees and expenses that the Company pays to Gordian Group LLC in its capacity as investment banker to the Equity Committee.

Section 9.3 Notices of Issuance, Adjusted Equity Value, and Total Share Number. Promptly following each issuance (or, pursuant to Section 5.1(c)(iv), deemed issuance in respect of any issuance of Options or Convertible Securities) of Additional Shares of New Common Stock, the Company shall deliver to the Warrant Representative a writing signed by an executive officer of the Company (solely in such officer’s capacity as a duly authorized officer of the Company and not in his or her individual capacity and without personal liability) certifying the Board’s determination of (i) the consideration per share received by the Company in connection with such issuance of Additional Shares of New Common Stock (as computed pursuant to Section 5.1(c)(v)) and (ii) the Fair Market Value per share of the New Common Stock immediately prior to such issuance, as determined by the Board (it being understood that (1) the Company shall not be required to obtain a fairness, valuation or other opinion in connection with any such issuance and (2) any determination certified to by the executive officer of the Company would be a determination of the Board and not a determination of such executive officer). In addition, (x) within 15 days after the end of each calendar quarter and (y) on a date that is between 10 and 15 days prior to the Expiration Date, the Company shall deliver to the Warrant Representative a writing signed by an executive officer of the Company (solely in such officer’s capacity as a duly authorized officer of the

35

Company and not in his or her individual capacity and without personal liability) certifying to the Adjusted Equity Value and the Total Share Number as of, in the case of clause (x), such calendar quarter end or, in the case of clause (y), a date specified in such writing that is within 15 days prior to the Expiration Date, as applicable, and containing a calculation of the Adjusted Equity Value and the Total Share Number as of such date.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Binding Effects; Benefits. This Agreement shall inure to the benefit of and shall be binding upon the Company, the Warrant Agent and the Holders and their respective heirs, legal representatives, successors and permitted assigns, subject to the terms of this Agreement (including Article VI and Section 7.4). Nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the Company, the Warrant Agent and the Holders, or their respective heirs, legal representatives, successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by certified or registered mail, by private national courier service (return receipt requested, postage prepaid), by personal delivery or by electronic or facsimile transmission. Such notice or communication shall be deemed given, delivered, provided or received (a) if mailed, two Business Days after the date of mailing, (b) if sent by national courier service, one Business Day after being sent, (c) if delivered personally, when so delivered, or (d) if sent by electronic or facsimile transmission, on the Business Day such transmission is sent if such transmission is sent prior to 5:00 p.m. (New York City time) on the Business Day it is sent (and if such transmission is sent after 5:00 p.m. (New York City time), such transmission shall be deemed sent on the Business Day immediately following the Business Day on which such transmission is sent), in each case as follows:

if to the Warrant Agent, to:

[●]

Tel: [●]

Facsimile: [●]

E-mail: [●]

if to the Warrant Representative, to:

[●]

Tel: [●]

Facsimile: [●]

E-mail: [●]

if to the Company, to:

Allied Nevada Gold Corp.

9790 Gateway Drive, Suite 200

Reno, NV 89521

Attention: Stephen M. Jones

Facsimile: 775 358 4458

E-mail: [●]

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with a copy (which shall not constitute notice) to:

[●]

Attention: [●]

Facsimile: [●]

E-mail: [●]

if to Registered Holders, at their addresses as they appear in the Warrant Register.

The Company shall not have any obligation to deliver any notice of any event or matter to any Beneficial Holder, whether or not any notice thereof is required to be given to any Registered Holder.

In any case where notice is given to Registered Holders, neither the failure to give such notice, nor any defect in any notice so given, to any particular Registered Holder shall affect the sufficiency of such notice with respect to other Registered Holders.

Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.

If the Company fails to maintain such office or agency or fails to give such notice of any change in the location thereof, presentation may be made and notices and demands may be served at the office of the Warrant Agent designated for such purpose.

Section 10.3 Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any Person other than the parties hereto and the Registered Holders (and, solely as and to the extent specified herein, the Beneficial Holders), any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns and the Holders.

Section 10.4 Examination of this Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent designated for such purpose, for examination by the Holder of any Warrant. Prior to such examination, the Warrant Agent may require any such Holder to submit his Warrant for inspection by it.

Section 10.5 Counterparts. This Agreement may be executed in any number of original, facsimile, PDF or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 10.6 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation hereof.

Section 10.7 Amendments.

(a) Subject to Section 10.7(b) below, this Agreement may not be amended except in writing signed by the Company and the Warrant Agent.

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(b) Subject to the terms of Sections 5.1(d) and 5.1(o) (it being understood that adjustments made to this Agreement and the Warrants described in Sections 5.1(d) and 5.1(o) are not subject to the provisions of this Section 10.7), the Company and the Warrant Agent may from time to time supplement or amend this Agreement or the Warrants with the prior written consent of the Registered Holders of a majority of the Warrants then outstanding; provided, however, that the consent of each Registered Holder affected thereby shall be required for any supplement or amendment to this Agreement or the Warrants that would: (i) increase the Exercise Price or change how the Exercise Price is payable; (ii) decrease the Warrant Share Number or the Per Warrant Share Number; (iii) shorten the Exercise Deadline; (iv) waive the application of the adjustment provisions contained in Article V in connection with any events to which such provisions apply or otherwise modify the adjustment provisions contained in Article V in a manner adverse in any material respect to the Holders; (v) change the type of stock, other securities, cash, or assets issuable upon exercise of the Warrants; (vi) change the definitions of Eligible Party, Liquidity Event, Liquidity Event Exercise Period, Liquidity Event Restricted Persons, or Restricted Persons; (vii) change Sections 4.2(c), 4.7, 7.4, 7.5, 7.6 or 10.7 or Article IX, or (viii) treat such Holder differently in an adverse way from any other Holder of Warrants (without regard to any effect resulting from (A) the individual circumstances of any such Holder or (B) the differences in the respective percentages of ownership of Warrants of the Holders); provided, further that any adjustments to this Agreement or any of the Warrants made pursuant to the provisions of Article V shall not be deemed to be a supplement or amendment to this Agreement or the Warrants that is covered by this Section 10.7. In determining whether Registered Holders of the required number of Warrants have consented to any supplement or amendment to this Agreement or the Warrants, the Warrants owned by the Reorganized Debtors, their Affiliates, and each Liquidity Event Restricted Person shall be disregarded and deemed not to be outstanding.

(c) Any amendment, modification or waiver effected pursuant to and in accordance with the provisions of this Section 10.7 will be binding upon all Holders and upon each future Holder, the Company and the Warrant Agent. In the event of any amendment, modification or waiver, the Company will give prompt notice thereof to all Registered Holders and, if appropriate, notation thereof will be made on all Global Warrant Certificates thereafter surrendered for registration of transfer or exchange.

Section 10.8 No Inconsistent Agreements. The Company will not, on or after the date hereof, enter into any agreement with respect to its securities which expressly conflicts with the rights granted to the Holders in the Warrants pursuant to the provisions hereof. The Company represents and warrants to the Holders that, as of the date hereof, the rights granted hereunder do not in any way conflict with the rights granted to holders of the Company’s securities under any other agreements.

Section 10.9 Integration/Entire Agreement. This Agreement, the Warrants and the other agreements and documents referenced herein and therein constitute the complete agreement among the Company, the Warrant Agent and the Holders with respect to the subject matter hereof and supersede all prior agreements, oral or written, between or among the parties with respect thereto.

Section 10.10 GOVERNING LAW, ETC. THIS AGREEMENT AND EACH WARRANT ISSUED HEREUNDER SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF. EACH PARTY HERETO CONSENTS AND SUBMITS TO (AND EACH HOLDER, BY ITS ACCEPTANCE OF WARRANTS, SHALL BE DEEMED TO HAVE CONSENTED AND SUBMITTED TO) THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (UNLESS THE DELAWARE COURT OF CHANCERY SHALL DECLINE TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER,

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IN WHICH CASE, OF ANY DELAWARE STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE) IN CONNECTION WITH ANY ACTION OR PROCEEDING BROUGHT AGAINST IT THAT ARISES OUT OF OR IN CONNECTION WITH, THAT IS BASED UPON, OR THAT RELATES TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY WAIVES (AND EACH HOLDER, BY ITS ACCEPTANCE OF WARRANTS, SHALL BE DEEMED TO HAVE WAIVED) ANY OBJECTION TO JURISDICTION OR VENUE IN ANY SUCH COURT IN ANY SUCH ACTION OR PROCEEDING AND AGREES (AND EACH HOLDER, BY ITS ACCEPTANCE OF WARRANTS, SHALL BE DEEMED TO HAVE AGREED) NOT TO ASSERT ANY DEFENSE BASED ON FORUM NON CONVENIENS OR LACK OF JURISDICTION OR VENUE IN ANY SUCH COURT IN ANY SUCH ACTION OR PROCEEDING.

Section 10.11 Termination. This Agreement shall terminate at the Exercise Deadline. Notwithstanding the foregoing, this Agreement will terminate on any earlier date when all Warrants have been exercised or have expired or been cancelled. The provisions of Section 8.4 and this Article X shall survive such termination and the resignation or removal of the Warrant Agent.

Section 10.12 WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (AND EACH HOLDER, BY ITS ACCEPTANCE OF WARRANTS, SHALL BE DEEMED TO HAVE IRREVOCABLY AND UNCONDITIONALLY WAIVED) THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.13 Severability. In the event that any one or more of the provisions contained herein or in the Warrants, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions contained herein and therein shall not be affected or impaired thereby; provided, that if any such excluded term, provision, covenant or restriction shall materially adversely affect the rights, immunities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately. Furthermore, subject to the preceding sentence, in lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms and commercial effect to such invalid, illegal or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

ALLIED NEVADA GOLD CORP.

By:
Name:
Title:

[●]

By:
Name:
Title:

APPENDIX I

Initial Pro Rata Portions of Warrant Share Number

[TO BE COMPLETED]

EXHIBIT A-1

FORM OF WARRANT STATEMENT5

The Warrant Agreement, (the “Warrant Agreement”) dated as of [●], 2015, between Allied Nevada Gold Corp., a Delaware corporation (the “Company”), and [●], as Warrant Agent (the “Warrant Agent”), hereby is incorporated by reference in and made a part of this statement and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the Registered Holders of the Warrants, and this statement is qualified in its entirety by reference to the Warrant Agreement. A copy of the Warrant Agreement may be inspected at the Warrant Agent’s office designated for such purpose. All capitalized terms used herein but not defined that are defined in the Warrant Agreement shall have the meanings assigned to them therein.

Each Book-Entry Warrant shall entitle the Registered Holder thereof, subject to the provisions of this Warrant and of the Warrant Agreement, to purchase from the Company at any time and from time to time prior to the Exercise Deadline (and the Company shall issue and sell to each Holder) the number of fully paid and non-assessable shares of New Common Stock (or such other securities or property as shall from time to time constitute Warrant Shares) equal to the Per Warrant Share Number on such Exercise Date at a purchase price per Warrant Share equal to the Exercise Price on such Exercise Date. The Exercise Price and the Per Warrant Share Number and the number and kind of shares purchasable under each Book-Entry Warrant are subject to adjustment from time to time as provided in Article V of the Warrant Agreement. All or any whole number of Warrants may be exercised in accordance with Article IV of the Warrant Agreement, by the Holder thereof at any time prior to the Exercise Deadline. Any Warrant not exercised prior to the Exercise Deadline shall (i) not be exercisable after the Exercise Deadline (such right to exercise being deemed permanently and irrevocably waived following the Exercise Deadline), (ii) become permanently and irrevocably null and void at the Exercise Deadline, and all rights thereunder and all rights in respect thereof under the Warrant Agreement shall cease and terminate at such time, and (iii) not entitle the Holder thereof to any distribution, payment or other amount on or in respect thereof.

The Company shall not be required to issue any fraction of a Warrant Share or any certificates that evidence fractional Warrant Shares if the Company makes the cash payment described in Section 4.7 of the Warrant Agreement.

No Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws, or otherwise in a manner that is prohibited by Article VI of the Warrant Agreement.

A Book-Entry Warrant does not entitle the Holder thereof to any of the rights of a stockholder of the Company.

The Company and Warrant Agent may deem and treat the Registered Holder of any Book-Entry Warrant as the absolute owner of such Warrant (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, any distribution in respect thereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

[5]	NTD: Warrant Agent to prepare in proper format.

EXHIBIT A-2

FORM OF FACE OF GLOBAL WARRANT CERTIFICATE

VOID AFTER THE DATES AND TIMES SET FORTH IN THE WARRANT AGREEMENT

THIS WARRANT HAS BEEN, AND THE WARRANT SHARES WHICH MAY BE PURCHASED PURSUANT TO THE EXERCISE OF THIS WARRANT WILL BE, ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SECTION 1145 OF CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”). THE WARRANTS AND SUCH WARRANT SHARES MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), PROVIDED THAT THE HOLDER IS NOT DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE. IF THE HOLDER IS DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE, THEN THE SECURITIES MAY ONLY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UPON REGISTRATION UNDER THE SECURITIES ACT OR RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO ALLIED NEVADA GOLD CORP. (THE “COMPANY”) AND ITS COUNSEL THAT SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT, AND OF ANY APPLICABLE STATE SECURITIES LAWS.

THE WARRANT SHARES WHICH MAY BE PURCHASED PURSUANT TO THE EXERCISE OF THIS WARRANT ARE SUBJECT TO VARIOUS CONDITIONS, INCLUDING CERTAIN RESTRICTIONS ON SALE, DISPOSITION OR TRANSFER, AS SET FORTH IN THE COMPANY’S CERTIFICATE OF INCORPORATION AND A STOCKHOLDERS AGREEMENT MADE AS OF [ ], 2015, TO WHICH THE COMPANY AND ALL STOCKHOLDERS ARE PARTY. NO REGISTRATION OF TRANSFER OF THESE WARRANT SHARES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH HOLDER OF RECORD OF THE WARRANT SHARES WHICH MAY BE PURCHASED PURSUANT TO THE EXERCISE OF THIS WARRANT A COPY OF THE CERTIFICATE OF INCORPORATION AND THE STOCKHOLDERS AGREEMENT, CONTAINING THE ABOVE-REFERENCED RESTRICTIONS ON TRANSFERS OF STOCK, UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.

This Global Warrant Certificate is held by The Depository Trust Company (the “Depositary”) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any Person under any circumstances except that (i) this Global Warrant Certificate may be exchanged for Book-Entry Warrants in whole but not in part pursuant to Section 6.1(f) of the Warrant Agreement or upon request of a Beneficial Holder of a beneficial interest in any whole number of Warrants represented hereby pursuant to Section 6.1(b) of the Warrant Agreement, (ii) this Global Warrant Certificate may be delivered to the Warrant Agent for cancellation pursuant to Section 6.1(h) of the Warrant Agreement and (iii) this Global Warrant Certificate may be transferred by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary with the prior written consent of the Company.

Unless this Global Warrant Certificate is presented by an authorized representative of the Depositary to the Company or the Warrant Agent for registration of transfer, exchange or payment and any certificate issued is registered in the name of Cede & Co., or such other entity as is requested by an authorized representative of the Depositary (and any payment hereon is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depositary), any transfer, pledge or other use hereof for value or otherwise by or to any Person is wrongful because the registered owner hereof, Cede & Co., has an interest herein.

Transfers of this Global Warrant Certificate shall be limited to transfers in whole, but not in part, to nominees of the Depositary or to a successor thereof or such successor’s nominee, and transfers of portions of this Global Warrant Certificate shall be limited to transfers made in accordance with the restrictions set forth in Article VI of the Warrant Agreement.

No registration or transfer of the securities issuable pursuant to the Warrant will be recorded on the books of the Company until these provisions have been complied with.

2

THE SECURITIES REPRESENTED BY THIS GLOBAL WARRANT CERTIFICATE (INCLUDING THE SECURITIES ISSUABLE UPON EXERCISE OF THE WARRANTS) ARE SUBJECT TO ADDITIONAL AGREEMENTS SET FORTH IN THE WARRANT AGREEMENT DATED AS OF [●], 2015 BY AND BETWEEN THE COMPANY AND THE WARRANT AGENT (THE “WARRANT AGREEMENT”).

THIS WARRANT WILL BE VOID AFTER THE DATES AND TIMES

SET FORTH IN THE WARRANT AGREEMENT

WARRANT TO PURCHASE

WARRANT SHARES OF

ALLIED NEVADA GOLD CORP.

CUSIP: [●]

DISTRIBUTION DATE: [●], 2015

No.

This certifies that, for value received, Cede & Co., and its registered assigns (collectively, the “Registered Holder”), is the Registered Holder of                      (                    ) (or such greater or lesser number as may be indicated on the “Schedule of Changes of Warrants Evidenced by the Global Warrant Certificate” attached hereto) Warrants, each such Warrant entitling the Registered Holder to purchase from Allied Nevada Gold Corp., a corporation incorporated under the laws of the State of Delaware (the “Company”), subject to the terms and conditions hereof and as more fully described in Article IV of the Warrant Agreement, at any time and from time to time prior to the Exercise Deadline the number of fully paid and non-assessable shares of New Common Stock (or such other securities or property as shall from time to time constitute Warrant Shares) equal to the Per Warrant Share Number on the Exercise Date at a purchase price per Warrant Share equal to the Exercise Price on the Exercise Date. The Exercise Price and the Per Warrant Share Number and the number and kind of shares purchasable hereunder are subject to adjustment from time to time as provided in Article V of the Warrant Agreement. Any Warrant not exercised prior to the Exercise Deadline shall (i) not be exercisable after the Exercise Deadline (such right to exercise being deemed permanently and irrevocably waived following the Exercise Deadline), (ii) become permanently and irrevocably null and void at the Exercise Deadline, and all rights thereunder and all rights in respect thereof under the Warrant Agreement shall cease and terminate at such time, and (iii) not entitle the Holder thereof to any distribution, payment or other amount on or in respect thereof. Warrants evidenced by this Global Warrant Certificate may be exercised only in a whole number of Warrants.

Capitalized terms used herein without definitions shall have the meanings given to such terms in the Warrant Agreement.

This Global Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

IN WITNESS WHEREOF, this Global Warrant Certificate has been duly executed by the Company under its corporate seal as of the      day of         , 2015.

ALLIED NEVADA GOLD CORP.

By:
Name:
Title:

Attest:
Secretary

[●], as Warrant Agent

By:
Name:
Title:

Address of Registered Holder for Notices (until changed in accordance with this Global Warrant Certificate):

Cede & Co.

55 Water Street

New York, New York 10041

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS GLOBAL WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

FORM OF REVERSE OF GLOBAL WARRANT CERTIFICATE

The Warrants evidenced by this Global Warrant Certificate are a part of a duly authorized issue of Warrants to purchase Warrant Shares issued pursuant to the Warrant Agreement, a copy of which may be inspected at the Warrant Agent’s office designated for such purpose. The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the Holders of the Warrants, and this Global Warrant Certificate is qualified in its entirety by reference to the Warrant Agreement. All capitalized terms used in this Global Warrant Certificate herein but not defined that are defined in the Warrant Agreement shall have the meanings assigned to them therein.

The Company shall not be required to issue fractions of Warrant Shares or any certificates that evidence fractional Warrant Shares if the Company makes the cash payment described in Section 4.7 of the Warrant Agreement.

No Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws, or otherwise in a manner that is prohibited by Article VI of the Warrant Agreement.

A Warrant does not entitle the Holder to any of the rights of a stockholder of the Company.

The Company and Warrant Agent may deem and treat the Registered Holder hereof as the absolute owner of this Global Warrant Certificate and the Warrants evidenced hereby (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof, any distribution in respect thereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

SCHEDULE OF CHANGES OF WARRANTS EVIDENCED

BY THE GLOBAL WARRANT CERTIFICATE

The following changes in the number of Warrants evidenced by this Global Warrant Certificate as a result of exchanges of all or any part hereof for Book-Entry Warrants, or upon the exercise, expiration or cancellation of Warrants, have been made:

Date of Change	Amount of Decrease in Number of Warrants of this Global Warrant Certificate	Amount of Increase in Number of Warrants of this Global Warrant Certificate	Number of Warrants of this Global Warrant Certificate Following such Decrease (or Increase)

EXHIBIT B-1

EXERCISE FORM FOR REGISTERED HOLDERS

HOLDING BOOK-ENTRY WARRANTS

(To be executed upon exercise of Book-Entry Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by                      Book-Entry Warrants, to purchase Warrant Shares and (check one):

☐	herewith tenders payment for the Warrant Shares to the order of Allied Nevada Gold Corp. in the amount of $ in accordance with the terms of the Warrant Agreement; provided, however, that any such exercise during a Liquidity Event Exercise Period shall be subject to, and conditioned upon, the consummation of the applicable Liquidity Event;

☐	if during a Liquidity Event Exercise Period, herewith tenders, pursuant to the cashless exercise provisions of Section 4.5(b) of the Warrant Agreement, that number of the Book-Entry Warrants specified above equal to the quotient obtained by dividing (x) the aggregate Exercise Amount for the Book-Entry Warrants specified above by (y) the Fair Market Value of one Warrant Share as of the Exercise Date, all determined in accordance with the terms of the Warrant Agreement; provided, however, that any such Cashless Exercise during a Liquidity Event Exercise Period shall be subject to, and conditioned upon, the consummation of the applicable Liquidity Event; or

☐	if on the applicable Exercise Date the Warrant Shares are then listed for trading on a National Securities Exchange, herewith tenders, pursuant to the cashless exercise provisions of Section 4.5(b) of the Warrant Agreement, that number of the Book-Entry Warrants specified above equal to the quotient obtained by dividing (x) the aggregate Exercise Amount for the Book-Entry Warrants specified above by (y) the Fair Market Value of one Warrant Share as of the Exercise Date, all determined in accordance with the terms of the Warrant Agreement.

The undersigned requests that the Warrant Shares issuable upon exercise of the Book-Entry Warrants specified above be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below; provided, that (x) if the Warrant Shares are evidenced by global securities, the Warrant Shares shall be registered in the name of the Depositary or its nominee and (y) no Warrant Shares shall be delivered to, or for the account of, any Person to whom the undersigned would not have been permitted to sell or otherwise transfer Warrants pursuant to Section 6.1(g) of the Warrant Agreement.

NOTE: THIS EXERCISE FORM MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EARLIER OF (i) THE SEVEN (7) YEAR ANNIVERSARY OF THE EFFECTIVE DATE OR (ii) IF A LIQUIDITY EVENT OCCURS PRIOR TO THE DATE SPECIFIED IN CLAUSE (i), THE DATE THAT IS THE LATER OF (X) THE DATE THAT IS TWENTY (20) BUSINESS DAYS AFTER THE COMPANY DELIVERS A LIQUIDITY EVENT NOTICE IN RESPECT OF SUCH LIQUIDITY EVENT TO EACH REGISTERED HOLDER AT SUCH HOLDER’S ADDRESS APPEARING ON THE WARRANT REGISTRAR AND (Y) THE DATE THAT IS THREE (3) BUSINESS DAYS PRIOR TO THE DATE OF CONSUMMATION OF SUCH LIQUIDITY EVENT. THE WARRANT AGENT SHALL NOTIFY YOU (THROUGH THE CLEARING SYSTEM) OF (1) THE WARRANT AGENT’S ACCOUNT AT THE DEPOSITARY TO WHICH YOU MUST DELIVER YOUR WARRANTS ON THE EXERCISE DATE AND (2) THE ADDRESS, PHONE NUMBER AND FACSIMILE NUMBER WHERE YOU CAN CONTACT THE

WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED. NAME OF DIRECT PARTICIPANT IN THE DEPOSITARY:

Name
Address

Delivery Address (if different)

Signature
Social Security or Other Taxpayer
Identification Number of Holder

Note: If the Warrant Shares are to be registered in a name other than that in which the Book-Entry Warrants are registered, the signature of the holder hereof must be guaranteed.

SIGNATURE GUARANTEED BY:

Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.

2

EXHIBIT B-2

EXERCISE FORM FOR BENEFICIAL HOLDERS

HOLDING WARRANTS THROUGH THE DEPOSITORY TRUST COMPANY

TO BE COMPLETED BY DIRECT PARTICIPANT

IN THE DEPOSITORY TRUST COMPANY

(To be executed upon exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by                      Warrants held for its benefit through the book-entry facilities of Depository Trust Company (the “Depositary”), to purchase Warrant Shares and (check one):

☐	herewith tenders payment for Warrant Shares to the order of Allied Nevada Gold Corp. in the amount of $ in accordance with the terms of the Warrant Agreement; provided, however, that any such exercise during a Liquidity Event Exercise Period shall be subject to, and conditioned upon, the consummation of the applicable Liquidity Event;

☐	if during a Liquidity Event Exercise Period, herewith tenders, pursuant to the cashless exercise provisions of Section 4.5(b) of the Warrant Agreement, that number of the Warrants specified above equal to the quotient obtained by dividing (x) the aggregate Exercise Amount for the Warrants specified above by (y) the Fair Market Value of one Warrant Share as of the Exercise Date, all determined in accordance with the terms of the Warrant Agreement; provided, however, that any such Cashless Exercise during a Liquidity Event Exercise Period shall be subject to, and conditioned upon, the consummation of the applicable Liquidity Event; or

☐	if on the applicable Exercise Date the Warrant Shares are then listed for trading on a National Securities Exchange, herewith tenders, pursuant to the cashless exercise provisions of Section 4.5(b) of the Warrant Agreement, that number of the Warrants specified above equal to the quotient obtained by dividing (x) the aggregate Exercise Amount for the Warrants specified above by (y) the Fair Market Value of one Warrant Share as of the Exercise Date, all determined in accordance with the terms of the Warrant Agreement.

The undersigned requests that the Warrant Shares issuable upon exercise of the Warrants specified above be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below; provided, that (x) if the Warrant Shares are evidenced by global securities, the Warrant Shares shall be registered in the name of the Depositary or its nominee and (y) no Warrant Shares shall be delivered to, or for the account of, any Person to whom the undersigned would not have been permitted to sell or otherwise transfer Warrants pursuant to Section 6.1(g) of the Warrant Agreement.

Dated:

NOTE: THIS EXERCISE FORM MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EARLIER OF (i) THE SEVEN (7) YEAR ANNIVERSARY OF THE EFFECTIVE DATE OR (ii) IF A LIQUIDITY EVENT OCCURS PRIOR TO THE DATE SPECIFIED IN CLAUSE (i), THE DATE THAT IS THE LATER OF (X) THE DATE THAT IS TWENTY (20) BUSINESS DAYS AFTER THE COMPANY DELIVERS A LIQUIDITY

EVENT NOTICE IN RESPECT OF SUCH LIQUIDITY EVENT TO EACH REGISTERED HOLDER AT SUCH HOLDER’S ADDRESS APPEARING ON THE WARRANT REGISTRAR AND (Y) THE DATE THAT IS THREE (3) BUSINESS DAYS PRIOR TO THE DATE OF CONSUMMATION OF SUCH LIQUIDITY EVENT. THE WARRANT AGENT SHALL NOTIFY YOU (THROUGH THE CLEARING SYSTEM) OF (1) THE WARRANT AGENT’S ACCOUNT AT THE DEPOSITARY TO WHICH YOU MUST DELIVER YOUR WARRANTS ON THE EXERCISE DATE AND (2) THE ADDRESS, PHONE NUMBER AND FACSIMILE NUMBER WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED. NAME OF DIRECT PARTICIPANT IN THE DEPOSITARY:

(PLEASE PRINT)

ADDRESS:

CONTACT NAME:

ADDRESS:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT FROM WHICH WARRANTS ARE BEING DELIVERED:

DEPOSITARY ACCOUNT NO.

WARRANT EXERCISE FORMS WILL BE VALID ONLY IF DELIVERED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THIS FORM (OR AS OTHERWISE DIRECTED), MARKED TO THE ATTENTION OF “WARRANT EXERCISE”. WARRANT BENEFICIAL HOLDER DELIVERING WARRANTS, IF OTHER THAN THE DIRECT DEPOSITARY PARTICIPANT DELIVERING THIS WARRANT EXERCISE FORM:

NAME:
(PLEASE PRINT)

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT TO WHICH THE WARRANT SHARES ARE TO BE CREDITED:

DEPOSITARY ACCOUNT NO.

2

FILL IN FOR DELIVERY OF THE WARRANT SHARES, IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE FORM:

NAME:

              (PLEASE PRINT)

ADDRESS:

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

NUMBER OF WARRANTS BEING EXERCISED:

(ONLY ONE EXERCISE PER WARRANT EXERCISE NOTICE)

Signature:

Name:

Capacity in which Signing:

SIGNATURE GUARANTEED BY:

Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.

3

EXHIBIT C-1

FORM OF ASSIGNMENT

(To be executed only upon assignment of Book-Entry Warrants)

For value received,                      hereby sells, assigns and transfers unto the Assignee(s) named below the rights represented by the Book-Entry Warrants listed opposite the respective name(s) of the Assignee(s) named below and all other rights of the Registered Holder under such Book-Entry Warrants, and does hereby irrevocably constitute and appoint                      attorney, to transfer said Book-Entry Warrant on the books of the within-named Company, with full power of substitution in the premises:

Name(s) of Assignee(s)	Address	No. of Book-Entry Warrants

Dated: , 20	Signature
		Note:	The above signature should correspond exactly with the name of the Registered Holder of the above-specified Book-Entry Warrants

EXHIBIT C-2

FORM OF ASSIGNMENT

(To be executed only upon assignment of Global Warrant Certificate)*

For value received,                      hereby sells, assigns and transfers unto the Assignee(s) named below the rights represented by the Warrants evidenced by such Global Warrant Certificate listed opposite the respective name(s) of the Assignee(s) named below and all other rights of the Registered Holder under the within Global Warrant Certificate with respect to such Warrants, and does hereby irrevocably constitute and appoint                      attorney, to transfer said Global Warrant Certificate on the books of the within-named Company with respect to the number of Warrants set forth below, with full power of substitution in the premises:

Name(s) of Assignee(s)	Address	No. of Warrants

And if said number of Warrants shall not be all the Warrants represented by the Global Warrant Certificate, a new Global Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the Warrants represented by said Global Warrant Certificate.

Dated: , 20	Signature
		Note:	The above signature should correspond exactly with the name on the face of this Global Warrant Certificate

*	To be used only in circumstances specified in Section 6.1(e) of Warrant Agreement.

EXHIBIT G

List of Reorganized Debtors’ Directors and Officers

List of Reorganized Debtors’ Directors and Officers

A.	Board of Directors of Reorganized Debtors

As of the Effective Date, the board of directors of the Reorganized Debtors will consist of the following individuals:

Randy Buffington (Chief Executive Officer and Chairman)

David Kirsch

Jacob Mercer

Jonathan Segal

The remaining member of the board of directors has not yet been identified, and shall be disclosed as soon as such member is selected.

B.	Officers of Reorganized Debtors

As of the Effective Date, the officers of the Reorganized Debtors will consist of the following individuals, to the extent they continue to serve as officers immediately prior to the Effective Date:1

Officer	Position
Randy Buffington	Chief Executive Officer and Chairman
Stephen M. Jones	Executive Vice President, Secretary and Chief Financial Officer
Joseph Doherty	Corporate Treasurer
Theresa Marie Thom	Vice President of Investor Relations
Brandon Long	Vice President and Corporate Controller
Jeffery Snyder	Vice President and General Manager

[1]	The officers employed by the Reorganized Debtors as of and after the Effective Date will continue to receive the same base salaries that those officers received during the Chapter 11 Cases and will have such other benefits and other terms and conditions of employment as shall be agreed between such officers and the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders.

EXHIBIT H

Schedule of Retained Causes of Action

Schedule of Retained Causes of Action1

This schedule represents the most current list of Causes of Action to be retained in connection with the Plan (subject to the terms thereof). The Debtors expressly reserve the right to alter, modify, remove, augment or supplement this schedule at any time in accordance with the Plan, and with the consent of the Requisite Consenting Parties.

As set forth in Article 9.7 of the Plan, except as otherwise expressly provided in the Plan, or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with Bankruptcy Code section 1123(b), the Debtors and their Estates shall retain the Causes of Action, including, without limitation, the Causes of Action identified herein (the “Retained Causes of Action”). The Reorganized Debtors, as the successors in interest to the Debtors and their Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all Causes of Action, including the Retained Causes of Action, notwithstanding the occurrence of the Effective Date. The Debtors or the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action, including the Retained Causes of Action, against any Person, except as otherwise expressly provided in the Plan, and no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Cause of Action or Retained Cause of Action upon, after, or as a consequence of Confirmation or the occurrence of the Effective Date. No entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors, as applicable, shall not pursue any and all available Causes of Action against them.

Certain Categories of Causes of Action

The categories of Causes of Action listed below are indicative, but are in no way exclusive, of the Causes of Action retained in connection with the Plan.

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Debtors’ Amended Joint Chapter 11 Plan of Reorganization (as amended, modified, or supplemented).

Causes of Action

1.	Causes of Action in connection with asserting or exercising rights of setoff, counterclaim, or recoupment.

2.	Causes of Action in connection with asserting or exercising claims on contracts or for breaches of duties imposed by law or in equity.

3.	Causes of Action in connection with executory contracts and unexpired leases, including in connection with disputes regarding cure amounts under the Plan.

4.	Causes of Action in connection with asserting or exercising the right to object to Claims or Existing Equity Interests.

5.	Causes of Action in connection with asserting or exercising any and all claims and rights pursuant to sections 105 or 362 of the Bankruptcy Code.

6.	Causes of Action in connection with asserting or exercising claims or defenses, including, without limitation, fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

7.	Causes of Action in connection with Avoidance Actions.

8.	Causes of Action in connection with asserting or exercising claims, causes of action, controversies, demands, rights, actions, Liens, indemnities, guaranties, suits, obligations, liabilities, damages, judgments, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law.

EXHIBIT I

Schedule of Assumed Executory Contracts and Unexpired Leases

Assumed Contracts

Contracting Party	Alt Name	Description	ANV Cure Amount
ABB Enterprise	Ventyx	Software License - primary management information system software	$14,783.00
ACE American Insurance Company		Insurance Policy - D&O - Excess	0
ACE American Insurance Company		Insurance Policy - Commercial Property Excess	0
Acquire Technology Solutions Pty Ltd	Liquidity Solutions	Software License - Geology	$3,070.00
ADP, LLC		Payroll Services Provider	0
ADP, LLC		Reporting Agent Authorization (payroll related)	0
ADP, LLC		Human resources and benefits tracking platform provider (links to payroll system)	0
American Gurantee & Liability Ins Co		Insurance Policy - Umbrella Liability	0
American International Group		Worker’s compensation insurance provider and claim administrator	0
AON/Hewitt		Health and Welfare Consulting	$13,125.00
AON/Hewitt		401(k) Broker Services	$1,250.00
AssayNet		Software License - Lab	$8,272.53
AT&T		Internet circuit - Midas building - Winnemucca	0
AT&T		Local and Long distance service rate agreement	$3.15
AT&T		Centrex Business Lines	$4,453.58
Auramet Trading LLC		Trading Agreement	0
Auramet Trading LLC		Metal Sales Contract	0
Barracude Networks, Inc.		Software License - email protection	$1,750.00
Barracude Networks, Inc.		Software License - email archiving	0
Bentley Sysstems, Inc.		Geology Software (Annual payment in March)	$122.00
Berkley Regional Insurance Company		Insurance policy - Crime - primary	0
Bertling Logistics Inc.		Storage contract - Houston	0
Randy Buffington		Employment Agreement*	0
James Cameron		Employment Agreement*	0
Robert Chaudoin		Employment Agreement*	0
Brandi Cotroneo		Employment Agreement*	0
Caterpillar Financial Services		CAT 16 M Motor Grader - S/N R9H00665	$5,242.14
Caterpillar Financial Services		CAT D10 T Dozer- S/N RJG02882	$6,623.05
Caterpillar Financial Services		CAT 16 M Motor Grader - S/N R9H00303	$12,221.23
Charter Communications		Internet Service Provider	0
Cigna Healthcare		Medical, dental and vision plan administration and stop loss insurance	0
Computershare		Corporate Stock Administrator	$1,437.65
Continental Casualty Company		Insurance Policy - D&O - Excess Side A	0
Cyanco Company LLC		Long-term cyanide supply contract	0
Dell Sonicwall, Inc.		Software License - (firewall - Reno)	0
DeLange Landen Financial Services		Copier Lease Agreement (Accounting)	$637.00
DeLange Landen Financial Services		Copier Lease Agreement (Process Ops)	0
D. I. Denman Construction Inc.		Storage Heating Provider	0
Daniel M. Crofoot and Henry C. Crofoot		Patented and Unpatended Mining Claims (royalties) and deeds	0
Discovery Benefits		COBRA Insurane Provider	$304.00
Joe Doherty		Employent Agreement*	0
EHS Data Limited	Fair Harbor Capital	Software License (environmental)	$8,610.37
Elko Inc.		Employee Transportation Services	$54,483.26
Federal Insurance Company		Insurance Policy - D&O - Excess	0
Federal Insurance Company		Insurance Policy - Financial Package	0
Fidelity Investments		401(k) Plan Administration	0
General Security Indemnitee Co of Arizona		Insurance Policy - Commercial Property Coverage	0
Great Lakes Reinsurance (UK) Plc		Insurance Policy - Commercial Property Coverage	0
Donald Harris		Employment Agreement*	0
High Sierra Communications		Microwave tower rentals	$1,918.00
HireRight, Inc.		Background screening services (per background check)	0
Industrial Scientific Coporation		Software License - monitoring system	$9,098.14
InTouch		Ethics hotline services	$2,000.00
Iron Planet		Broker for equipment sales agreement	0
Stephen M. Jones		Employment Agreement*	0
Just Refiners		Carbon and slag refining agreement	0
Asahi Refing (formerly Johnson Matthey)		Dore Refining agreement	0
Key Equipment Finance Inc.		Lease - Cat Dozer D11 - S/N JEL00296	$37,954.22
Komatsu Financial		Lease - Komatsu Dozer D475A - S/N 30163	$38,126.42
Kronos Incorporated		Software License - Security at the mine	0
Lexington Insurance Company		Insurance Policy - Commercial and Property Coverage	0
Lincoln National Life Insurance		Life Insurance Provider	0
Lloyds Syndicate No. 1414		Insurance Policy - Commercial Property Coverage	0
Brandon Long		Employment Agreement*	0
Maptek Systems Ltd		Software License (Mine Planning)	0
Mines and Associates		Employee Assistane Program Provider	$1,664.97
Modular Mining Systems, Inc.		Software License (Dispatch) amended to be on care and maintenance	$34,774.54
Modular Space Corporation (1 agreements)		Contract 2566559	0
National Union Fire Ins. Co. of Pittsburgh		Insurance Policy - D&O primary	0
National Union Fire Ins. Co. of Pittsburgh		Insurance Policy - Business Auto Coverage	0
National Union Fire Ins. Co. of Pittsburgh		Insurance Policy - General Liability Coverage	0
National Union Fire Ins. Co. of Pittsburgh		Insurance Policy - Reclamation Bond	0
New Hampshire Ins. Co		Insurance Policy - workers compensation	0
PACGWL, LLC		Storage contract - expires November 2015	0
Pacific States Communication		Shoretel Phone System (Reno)	0
Pac Machine Co. Inc.		Equipment lease - Pump 31, 4” FLYGT	$85,181.57
PBS Wage Works, Inc.		Flexible Spending plan administration	0
People’s Capital Leasing Corp.		Lease - Cat Dozer D11T - S/N JEL00248	0
Pitney Bowes		Postage machine rental and postage services	$1,015.00
Pitney Bowes		Postage machine rental and postage services	$269.00
Pulitz Records Management		Shredding & recycling services	0
Rail Acres, LLC		Terminal Access agreement as amended	0
Reese River Associates, LLC		Microwave tower rentals	0
Sierra Office Solutions		Office Equipment Services Contract	$201.00
Sierra Office Solutions		Office Equipment Leases	0
Jeffrey Snyder		Employment Agreement*	0
Sonoma Property Management		Midas House Lease Agreement (month-to-month)	$1,280.00
Swiss RE International SE		Insurance Policy - commercial property space	0
Symantec		Software License (antivirus)	0
Todd Sylvester		Employment Agreement*	0
Therasa Marie Thom		Employment Agreement*	0
Vogue Laundry & Cleaners, Inc.		Equipment lease and cleaning agreement (floor mats, coveralls, gloves, lab coats)	$5,391.00
Westchester Fire Insurance Company		Insurance Policy - Reclamation Bond	0

Westchester Fire Insurance Company		Insurance Policy - License and Permit Bond	0
XL Specialty Insurance Co		Insurance Policy - D&O - Excess	0
Zurich American Ins. Co.		Insurance Policy - Commercial Property Coverage	0

*	Employment Agreements by and among the Debtors and each individual named above, as amended and restated in form and substance acceptable to the Requisite Consenting Noteholders and the Requisite Exit Facility Lenders and in accordance with Section 4.5 (c) of the Plan.

EXHIBIT J

Stockholders Agreement

ALLIED NEVADA GOLD CORP.

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is made as of the [        ] day of [    ], 2015, by and among (a) ALLIED NEVADA GOLD CORP., a Delaware corporation (the “Corporation”), and (b) (i) each of the holders of Common Stock (as defined below) on the date hereof (which, pursuant to Section 8.8, is deemed to have entered into this Agreement pursuant to the Plan (as defined below) regardless of whether such holder has actually executed this Agreement) and (ii) each Person (as defined below) who hereafter becomes a holder of Common Stock and is thereby required to sign a Joinder Agreement (as defined below) pursuant to the terms hereof, the Certificate of Incorporation (as defined below) or any Benefit Plan (as defined below) (such holders of Common Stock referred to in the foregoing clause (b) are each, a “Stockholder” and, collectively, the “Stockholders”).

W I T N E S S E T H :

WHEREAS, the Corporation and certain of its direct and indirect subsidiaries filed a joint plan of reorganization (as amended, supplemented or otherwise modified from time to time, the “Plan”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, on the date hereof, the Plan became effective;

WHEREAS, pursuant to the Plan and the Confirmation Order (as defined in the Plan), the Corporation is authorized to enter into this Agreement; and

WHEREAS, the parties hereto are entering into this Agreement (and, pursuant to the Plan, each of the Stockholders is deemed to have entered into this Agreement) to set forth certain rights and obligations with respect to the affairs of the Corporation and the shares of Common Stock owned or held by the Stockholders.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the definitions set forth below:

(a) “Accredited Investor” means an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

(b) “Affiliate” means, with respect to any Person, any other Person that (either directly or indirectly) controls, is controlled by, or is under direct or indirect common control with the specified Person, and shall also include (i) any Related Fund of such Person and (ii) in the case of a specified Person who is an individual, any Family Member of such Person. The term “control” includes the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. No Stockholder shall be deemed an Affiliate of another Person solely by virtue of being a party to this Agreement or by being a lender to or creditor of such other Person.

(c) “Affiliate Transaction” has the meaning specified in Section 5.1(a).

(d) “Agreement” has the meaning specified in the preamble of this Agreement.

(e) “Bankruptcy Code” has the meaning specified in the recitals to this Agreement.

(f) “Bankruptcy Court” has the meaning specified in the recitals to this Agreement.

(g) “Benefit Plan” means any employee benefit plan or program, incentive compensation plan or program, executive compensation agreement or directors’ compensation program, in each case approved by the Board of Directors.

(h) “Board of Directors” means the board of directors of the Corporation.

(i) “Business Day” means any day other than a day which is a Saturday, Sunday or legal holiday on which banks in the City of New York are authorized or obligated by law to close.

(j) “Bylaws” means the Amended and Restated Bylaws of the Corporation in the form attached hereto as Exhibit A, as amended, amended and restated, supplemented or otherwise modified and in effect from time to time.

(k) “Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A, as amended, amended and restated, supplemented or otherwise modified and in effect from time to time.

(l) “Common Stock” has the meaning specified in the Certificate of Incorporation. For purposes of this Agreement, if the Common Stock has been reclassified or changed, or if the Corporation pays a dividend or makes a distribution on the Common Stock in shares of capital stock, or subdivides (or combines) its outstanding shares of Common Stock into a greater (or smaller) number of shares of Common Stock, a share of Common Stock shall be deemed to be such number of shares of stock and amount of other securities to which a holder of a share of Common Stock outstanding immediately prior to such change, reclassification, dividend, distribution, subdivision or combination would be entitled to hold as a result of such change, reclassification, dividend, distribution, subdivision or combination.

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(m) “Competitor” means a Person that is engaged in competition with the Corporation, as determined by the Board of Directors.

(n) “Confidential Information” has the meaning specified in Section 8.3(a).

(o) “Confidentiality Period” has the meaning specified in Section 8.3(a).

(p) “Convertible Notes” means the Senior Secured Convertible Notes due 2020 issued by the Corporation pursuant to the Convertible Notes Indenture, as amended, supplemented, amended and restated, modified, increased, replaced, reissued or extended from time to time.

(q) “Convertible Notes Indenture” means the Indenture, dated as of the Effective Date, between the Corporation, as issuer, and [            ], as trustee and collateral agent, as amended, supplemented or otherwise modified from time to time.

(r) “Corporation” has the meaning specified in the preamble of this Agreement.

(s) “Derivative Securities” means direct or indirect options, rights, warrants or securities convertible into, or redeemable, exercisable or exchangeable for, shares of Common Stock.

(t) “DGCL” means the Delaware General Corporation Law, as amended from time to time.

(u) “Drag-Along Documents” has the meaning specified in Section 3.1(g).

(v) “Dragged Holders” has the meaning specified in Section 3.1(a).

(w) “Drag Notice” has the meaning specified in Section 3.1(a).

(x) “Effective Date” means the “Effective Date” as defined in the Plan.

(y) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(z) “Excluded Transfer” means, with respect to any Person, any Transfer of shares of Common Stock made by such Person: (i) to any Affiliate of such Person, or (ii) in the case of any Stockholder that is an investment fund, account or other investment vehicle, as an in-kind distribution to its partners, members or accountholders.

(aa) “Family Member” means, with respect to any individual, (i) any Related Person of such individual or (ii) any trust the sole beneficiaries of which are such individual or one or more of such individual’s Related Persons.

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(bb) “Fully Diluted Common Stock” means, as of any time of determination, all issued and outstanding shares of Common Stock as of such time (other than any shares of Common Stock owned by the Corporation or any Subsidiary of the Corporation), assuming that all Derivative Securities (including the Convertible Notes but expressly excluding the Warrants) existing as of such time were converted into, or redeemed, exercised or exchanged for, shares of Common Stock as of such time. Any reference in this Agreement to shares of Fully Diluted Common Stock owned or held by any Person (or group of Persons) as of any particular time shall mean the sum of (i) the shares of Common Stock owned or held by such Person (or group of Persons) as of such time and (ii) the shares of Common Stock that such Person (or group of Persons) would own or hold as of such time if all Derivative Securities (including the Convertible Notes but expressly excluding the Warrants) owned or held by such Person (or group of Persons) as of such time were converted into, or redeemed, exercised or exchanged for, shares of Common Stock as of such time.

(cc) “GAAP” means generally accepted accounting principles in effect in the United States from time to time consistently applied, as recommended by the American Institute of Certified Public Accountants.

(dd) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, body, commission or instrumentality of the U.S. or any other nation, or any state or other political subdivision thereof, any court, tribunal or arbitrator and any self-regulatory organization.

(ee) “Highbridge” means, as of any time of determination, the Affiliates of Highbridge Capital Management, LLC that are Stockholders and/or holders of Derivative Securities as of such time.

(ff) “Highbridge Director” has the meaning specified in Section 4.1(a)(ii).

(gg) “Holder Directors” means, collectively, the Highbridge Director, the Mudrick Director and the Whitebox Director, and each of the Highbridge Director, the Mudrick Director and the Whitebox Director, individually, shall be referred to as a “Holder Director”.

(hh) “Indebtedness” has the meaning specified in Section 5.1(b).

(ii) “Identified Person” has the meaning specified in Section 5.2(a).

(jj) “Initiating Holders” has the meaning specified in Section 7.1(a).

(kk) “Joinder Agreement” means a Joinder Agreement in the form attached hereto as Exhibit C.

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(ll) “Liens” means any lien, encumbrance, claim, right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interest, title defect, hypothecation, easement, right of way, restrictive covenant, encroachment, right of first refusal, preemptive right, judgment, conditional sale or other title retention agreement and all other impositions, imperfections, defects, limitations or restrictions of any nature or kind whatsoever.

(mm) “Mudrick” means, as of any time of determination, the Affiliates of Mudrick Capital Management, LP that are Stockholders and/or holders of Derivative Securities as of such time.

(nn) “Mudrick Director” has the meaning specified in Section 4.1(a)(iii).

(oo) “Permitted Liens” means Liens that are imposed (i) by this Agreement, (ii) by the Certificate of Incorporation, or (iii) under applicable securities laws.

(pp) “Person” means an individual, partnership, corporation, unincorporated organization, joint stock company, limited liability company, partnership, association, trust, joint venture or any other entity, or a governmental agency or political subdivision thereof.

(qq) “Plan” has the meaning specified in the recitals to this Agreement.

(rr) “Qualified Institutional Buyer” means an “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

(ss) “Qualified Public Offering” means the first underwritten public offering pursuant to an effective registration statement covering a sale of shares of Common Stock to the public that (i) results in shares of Common Stock being listed on a national securities exchange or quoted on the Nasdaq Stock Market, and (ii) involves gross cash proceeds of at least $100 million.

(tt) “Related Fund” means, with respect to any Person, any fund, account or investment vehicle that is controlled or managed by (i) such Person or (ii) the same investment manager or advisor as such Person or an Affiliate of such investment manager or advisor.

(uu) “Related Person” means, with respect to any individual, any of such individual’s parents, spouse, siblings, children and grandchildren.

(vv) “Representatives” has the meaning specified in Section 8.3(b)(i).

(ww) “Sale Notice” has the meaning specified in Section 7.1(a).

(xx) “Sale Transaction” means the sale, lease, transfer, issuance or other disposition, in one transaction or a series of related transactions, of (i) all or substantially all of the consolidated assets of the Corporation and its Subsidiaries (including by or through the issuance, sale, contribution, transfer or other disposition (including by way of

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reorganization, merger, share exchange, consolidation or other business combination) of a majority of the capital stock or other equity interests of any direct and/or indirect Subsidiary or Subsidiaries of the Corporation if substantially all of the consolidated assets of the Corporation and its Subsidiaries are held by such Subsidiary or Subsidiaries) or (ii) at least a majority of the then-issued and outstanding shares of Common Stock, to (in either case of clause (i) or clause (ii)) any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of Persons (other than the Selling Holders or any Affiliates thereof) (a “Third Party Purchaser”), whether directly or indirectly or by way of any merger, statutory share exchange, recapitalization, sale or contribution of equity, tender offer, reclassification, consolidation or other business combination transaction or purchase of beneficial ownership.

(yy) “Sale Transaction Documents” has the meaning specified in Section 3.1(b)(iv).

(zz) “SEC” means the United States Securities and Exchange Commission.

(aaa) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(bbb) “Selling Holders” has the meaning specified in Section 3.1(a).

(ccc) “Significant Holder” means each of the following: (i) Highbridge, (ii) Mudrick, and (iii) Whitebox; provided, that any Significant Holder will cease to be a Significant Holder at such time when the Persons included within the definition of such Significant Holder own or hold less than ten percent (10%) of the Fully Diluted Common Stock. No right of a Person (or group of Persons) that is determined with reference to such Person (or group of Persons) being a “Significant Holder” may be assigned or transferred to any other Person, other than a Person that is included within such Person’s (or such group’s) definition of “Significant Holder”.

(ddd) “Subsidiary Governing Body” means the board of directors, the board of managers or other similar governing body (including any committee of any such governing body) of each Subsidiary of the Corporation.

(eee) “Super-Majority Stockholders” has the meaning specified in Section 8.6.

(fff) “Stockholders” has the meaning specified in the preamble; provided, however, for the avoidance of doubt, any Person shall cease to be a Stockholder under this Agreement at such time that such Person becomes a Terminated Party (subject to the proviso set forth in Section 8.1). The term “Stockholder” means any one of the Stockholders.

(ggg) “Subsidiary” means any Person in which the Corporation, directly or indirectly through one or more Subsidiaries or otherwise, beneficially owns more than 50% of the voting power of the securities of such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person.

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(hhh) “Tag-Along Percentage Interest” means, with respect to any Initiating Holder or any Tag-Along Seller in connection with any Tag-Along Transaction, the percentage derived by dividing (i) the total number of shares of Fully Diluted Common Stock owned and held by (without double counting in any respect) such Initiating Holder and its Affiliates (other than any Affiliates that are Initiating Holders or Tag-Along Sellers) or such Tag-Along Seller and its Affiliates (other than any Affiliates that are Initiating Holders or Tag-Along Sellers), as applicable, by (ii) the total number of shares of Fully Diluted Common Stock owned or held by (without double counting in any respect) all Initiating Holders, Tag-Along Sellers and their respective Affiliates.

(iii) “Tag-Along Sellers” has the meaning specified in Section 7.1(a).

(jjj) “Tag-Along Transaction” means any transaction or series of related transactions involving a sale by one or more Stockholders of shares of Common Stock representing at least twenty-five percent (25%) of the Fully Diluted Common Stock (excluding any Excluded Transfer) to a single Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of Persons.

(kkk) “Tag-Along Transaction Documents” has the meaning specified in Section 7.1(c).

(lll) “Terminated Party” has the meaning specified in Section 8.1.

(mmm) “Third Party Purchaser” has the meaning specified in the definition of “Sale Transaction.”

(nnn) “Transfer” means any direct or indirect sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Common Stock (including (x) the granting of any option or entering into any agreement for the future sale, transfer or other disposition of Common Stock, or (y) the sale, transfer, assignment or other disposition of any securities or rights convertible into, or exchangeable or exercisable for, Common Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise, including by recapitalization, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise. Notwithstanding the foregoing, any transaction in which a Stockholder lends or borrows any shares of Common Stock to or from brokers, banks, or other financial institutions for the purpose of effecting margin transactions, or pledges or otherwise encumbers shares of Common Stock in connection with such Stockholder’s financing arrangements, in any case in the ordinary course of business, shall not constitute a Transfer of shares of Common Stock for purposes of this Agreement; provided, however, that any foreclosure (including the retention of shares of Common Stock in satisfaction of any obligations) on shares of Common Stock by any such broker, bank or other financial institution shall be deemed a Transfer of shares of Common Stock for purposes of this Agreement. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

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(ooo) “Warrants” means the Warrants to purchase shares of Common Stock issued pursuant to the Warrant Agreement, as any of the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

(ppp) “Warrant Agreement” means the Warrant Agreement, dated as of the Effective Date, between the Corporation and [            ], as warrant agent, as amended, supplemented or otherwise modified from time to time.

(qqq) “Whitebox” means, as of any time of determination, the Affiliates of Whitebox Advisors LLC that are Stockholders and/or holders of Derivative Securities as of such time.

(rrr) “Whitebox Director” has the meaning specified in Section 4.1(a)(iv).

ARTICLE II

TRANSFERS OF SHARES

SECTION 2.1 Restrictions on Transfer.

(a) Prohibited Transfers. Without limiting any other provisions or restrictions or conditions of this Article II, unless otherwise waived by the Board of Directors in its sole discretion, no shares of Common Stock shall be Transferred by any Stockholder (regardless of the manner in which the Transferor initially acquired such shares of Common Stock), if:

(i) such Transfer would, if consummated, result in any violation of the Securities Act or any state securities laws or regulations, or any other applicable federal or state laws or order of any Governmental Authority having jurisdiction over the Corporation;

(ii) such Transfer would, if consummated (after taking into account any other proposed Transfers or transfers of Convertible Notes or Warrants for which a notice thereof has been previously delivered to the Board of Directors, but not yet consummated), result in the Corporation having, in the aggregate, [400]1 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) of shares of Common Stock, Convertible Notes and Warrants, unless at the time of such Transfer the Corporation is already subject to the reporting obligations under Sections 13 or 15(d) of the Exchange Act; provided, that (x) the number [400] as used in this Section 2.1(a)(ii) shall be increased by the number of such holders that acquire shares of Common Stock from the Corporation other than on account of an exercise or conversion of

[1]	NTD: Subject to confirmation of the number of record holders of shares of Common Stock, Convertible Notes and Warrants.

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Convertible Notes or Warrants and (y) the provisions of this Section 2.1(a)(ii) shall not apply to a Transfer to a Transferee that is a Qualified Institutional Buyer and an Accredited Investor so long as (A) the Transferor certifies to the Corporation in the applicable Transfer Notice that such Transferee is a Qualified Institutional Buyer and an Accredited Investor, (B) the Transferee certifies to the Corporation in the representation letter delivered to the Corporation pursuant to Section 2.1(b)(ii)(B)(1) that it is a Qualified Institutional Buyer and an Accredited Investor and (C) such Transfer would, if consummated (after taking into account any other proposed Transfers or transfers of Convertible Notes or Warrants for which a notice thereof has been previously delivered to the Board of Directors, but not yet consummated), not result in the Corporation having, in the aggregate, 1,900 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) of shares of Common Stock, Convertible Notes and Warrants, unless at the time of such Transfer the Corporation is already subject to the reporting obligations under Sections 13 or 15(d) of the Exchange Act; provided, further that any such Transferee that is a Qualified Institutional Buyer and an Accredited Investor described in the foregoing clause (y) shall not be counted for purposes of determining whether any Transfer made after the date the Transfer is made to such Transferee would, if consummated (after taking into account any other proposed Transfers or transfers of Convertible Notes or Warrants for which a notice thereof has been previously delivered to the Board of Directors, but not yet consummated), result in the Corporation having, in the aggregate, [400] or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) of shares of Common Stock, Convertible Notes and Warrants (unless the Corporation obtains knowledge that such Transferee ceases to be an Accredited Investor);

(iii) such Transfer would, if consummated (after taking into account any other proposed Transfers or transfers of Convertible Notes or Warrants for which a notice thereof has been previously delivered to the Board of Directors, but not yet consummated), require the Corporation to register its Common Stock or any other equity securities of the Corporation under the Exchange Act (as a result of the number of stockholders or otherwise), unless at the time of such Transfer the Corporation is already subject to the reporting obligations under Sections 13 or 15(d) of the Exchange Act; or

(iv) such Transfer is to a Competitor or an Affiliate of a Competitor, except if any such Affiliate is a holder of any of the Convertible Notes on the Effective Date or any Affiliate of any such holder.

(b) Certificates; Legal Opinion. In addition to the restrictions set forth in Section 2.1(a), no shares of Common Stock shall be Transferred by any Stockholder unless (i) the certificates (if any) representing such shares bear legends as provided in Section 2.1(e) (and, with respect to uncertificated shares, notice of such legends is provided in accordance with applicable law), for so long as such legends are applicable, and (ii) either (A) the Transferee is an Affiliate of the Transferor or (B) prior to such Transfer (1) the Transferee and the Transferor shall have delivered to the Corporation

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representation letters in such form as may be approved from time to time by the Board of Directors and available from the Secretary of the Corporation and (2) the Transferor shall have delivered to the Corporation a legal opinion reasonably acceptable to the Board of Directors, stating that the registration of the shares of Common Stock that are the subject of such proposed Transfer is not required under the Securities Act or any applicable state securities or “blue sky” laws. Any of the requirements set forth in clause (B) of the immediately preceding sentence may be waived by the Board of Directors in its sole discretion.

(c) Notice of Transfer. Subject to Section 3.1, and unless otherwise provided by the Board of Directors, any Stockholder, or group of Stockholders, effecting a Transfer of Common Stock must submit to the Corporation, prior to such Transfer, a written notice (a “Transfer Notice”) of such Transfer. A Transfer Notice shall be mailed or delivered to (i) the Secretary or Chief Financial Officer of the Corporation, or any of their designees, and (ii) the Chairman of the Board (the “Transfer Notice Recipients”), in each case in accordance with Section 8.2. A Transfer Notice shall include or be accompanied by (A) the name, address and telephone number of the Transferor and the Transferee, (B) whether the Transferee is an Affiliate of the Transferor and whether the Transferee is an Accredited Investor, (C) the number of shares of Common Stock proposed to be Transferred to, and acquired by, the Transferee, (D) the date on which the Transfer is expected to take place, (E) the percentage of the Transferor’s total number of shares of Common Stock to be Transferred, (F) a Joinder Agreement, duly completed and executed by the Transferee to the extent such Transferee has not already signed a counterpart of the Stockholders Agreement and (G) a request that the Corporation register the Transfer on the books of the Corporation and inform the Corporation’s stock transfer agent of the Transfer. So long as the other provisions of this Article II are satisfied and complied with, the Board of Directors (or an officer of the Corporation to whom such determination has been delegated by the Board of Directors) shall, within ten (10) Business Days after a Transfer Notice is submitted to the Corporation, cause the Transfer to be registered on the books of the Corporation and inform the Corporation’s stock transfer agent of such Transfer unless, prior to the expiration of such ten (10) Business Day period, the Board of Directors (or such delegated officer) or any of the Transfer Notice Recipients request information demonstrating that the Transfer complies with this Article II (including information demonstrating that the Transferee or any of its Affiliates (other than any Affiliate that is a holder of any of the Convertible Notes on the Effective Date or any Affiliate of any such holder) is not a Competitor), in which case the Transfer shall be registered on the books of the Corporation no later than ten (10) Business Days after the Board of Directors (or such delegated officer) or such Transfer Notice Recipient receives such information, unless the Board of Directors (or such delegated officer) determines that the Transfer is not permitted pursuant to the terms of this Article II, in which case the Board of Directors (or such delegated officer) shall promptly inform the Transferor of such determination.

(d) Prohibited Transfers Void. The Corporation shall not record upon its books any Transfer of any shares of Common Stock except in accordance with the provisions of this Agreement and the Certificate of Incorporation. Any purported Transfer of shares of Common Stock in violation of such provisions shall be void ab initio and shall not be recognized by the Corporation.

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(e) Legend on Certificates.

(i) All certificates (if any) evidencing shares of Common Stock shall conspicuously bear the following legend (subject to Section 2.1(e)(iii) below):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.”

(ii) In addition to the legend required by Section 2.1(e)(i) above, all certificates (if any) evidencing shares of Common Stock shall conspicuously bear the following legend (subject to Section 2.1(e)(iii) below):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VARIOUS CONDITIONS, INCLUDING CERTAIN RESTRICTIONS ON SALE, DISPOSITION OR TRANSFER AS SET FORTH IN THE CORPORATION’S CERTIFICATE OF INCORPORATION AND A STOCKHOLDERS AGREEMENT DATED AS OF [            ], 2015, TO WHICH THE CORPORATION AND ALL STOCKHOLDERS ARE PARTY. NO REGISTRATION OR TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE CORPORATION UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION AND THE STOCKHOLDERS AGREEMENT, CONTAINING THE ABOVE-REFERENCED RESTRICTIONS ON TRANSFERS OF STOCK, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

(iii) In the event that any shares of Common Stock represented by a certificate shall be registered for Transfer under the Securities Act, the Corporation shall, upon the written request of the holder of such shares, issue to such holder a new certificate evidencing such shares without the legend required by Section 2.1(e)(i). In the event that any shares of Common Stock represented by a certificate shall cease to be subject to the restrictions on Transfer set forth in this Section 2.1, the Corporation shall, upon the written request of the holder of such shares, issue to such holder a new certificate evidencing such shares without the legend required by Section 2.1(e)(ii).

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(iv) In the case of uncertificated shares of Common Stock, the Corporation shall provide notice of the legend required by Sections 2.1(e)(i) and 2.1(e)(ii) above in accordance with applicable law.

(f) Transfer Agents and Registrars; Regulations. The Corporation, by resolution of the Board of Directors, may from time to time appoint a transfer agent and a registrar, under such arrangements and upon such terms and conditions as the Board of Directors deems advisable. Unless and until the Board of Directors appoints some other Person as its transfer agent (and upon the revocation of any such appointment, thereafter until a new appointment is similarly made) the Secretary shall be the transfer agent of the Corporation without the necessity of any formal action of the Board of Directors, and the Secretary, or any Person designated by the Secretary, shall perform all of the duties of such transfer agent. The Board of Directors may make such rules and regulations as it may deem expedient and as are not inconsistent with this Agreement, concerning the issue, registration and Transfer of shares of Common Stock.

SECTION 2.2 Certain Stockholders. If any Stockholder is an entity that was formed for the primary purpose of acquiring indebtedness of, or securities in, the Corporation (including any predecessor to the Corporation), or that has no substantial assets other than shares of Common Stock and indebtedness of, or securities in, the Corporation, then such Stockholder agrees that no shares of capital stock of, or other equity interests in, such Stockholder may be sold, transferred or otherwise disposed to any Person other than in accordance with the terms and provisions of this Article II as if such capital stock or other equity interests were shares of Common Stock.

ARTICLE III

DRAG-ALONG

SECTION 3.1 Drag-Along Rights in Sale Transaction.

(a) In the event that one or more Stockholders that own or hold, together with their Affiliates, a majority of the Fully Diluted Common Stock (the “Selling Holders”) determine to effect, approve or otherwise take any action that would cause the occurrence of, or desire to consummate, a Sale Transaction, the Corporation or the Selling Holders (or a designated representative acting on behalf of the Selling Holders) will have the right (but not the obligation) to deliver written notice thereof (a “Drag Notice”) to all other Stockholders (the “Dragged Holders”). Such written notice shall be delivered in accordance with Section 8.2, and shall contain a general description of the material terms and conditions of the Sale Transaction, including the identity of the Third Party Purchaser, the amount and form of consideration to be paid by the Third Party Purchaser and the proposed date (which may be an estimated date or range of dates) for the closing of the Sale Transaction.

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(b) If a Drag Notice is delivered by the Corporation or by or on behalf of the Selling Holders to the Dragged Holders in accordance with Section 3.1(a), each of the Dragged Holders shall:

(i) if such Sale Transaction is structured as a Transfer of shares of Common Stock, be obligated to Transfer to the Third Party Purchaser (subject to the other terms of this Section 3.1(b)), at the closing of such Sale Transaction, all shares of Common Stock held by such Dragged Holder (or the applicable portion of such Dragged Holder’s shares of Common Stock that are required to be Transferred in connection with such Sale Transaction, as determined in accordance with Section 3.1(c)) on the same terms and conditions as the Selling Holders (excluding any investment or reinvestment opportunity given to management of the Corporation or any of its Subsidiaries), free and clear of any Liens (other than Permitted Liens); provided, that each Stockholder will receive the same form of consideration in respect of such Stockholder’s shares of Common Stock (or, if any Stockholder is given an option as to the form of consideration to be received in exchange for each share of Common Stock held by such Stockholder, each other Stockholder holding shares of Common Stock of the same class, series or type shall be given the same option (excluding any investment or reinvestment opportunity given to employees of the Corporation or any of its Subsidiaries)) and the same portion of the aggregate consideration in respect of such Stockholder’s shares of Common Stock that such Stockholder would have received if such aggregate consideration had been distributed by the Corporation in complete liquidation pursuant to the rights and preferences set forth in the Certificate of Incorporation as in effect immediately prior to such Sale Transaction;

(ii) if such Sale Transaction is structured as a Transfer of assets (including by or through the sale, issuance or other disposition of the outstanding capital stock or other outstanding equity interests of, or reorganization, merger, share exchange, consolidation or other business combination involving, any direct and/or indirect Subsidiary or Subsidiaries of the Corporation), approve any subsequent dissolution and liquidation of the Corporation or any of its Subsidiaries in connection therewith and execute and/or deliver any applicable documents, instruments or agreements related thereto; provided, that, in any liquidation, each Stockholder shall receive on account of its shares of Common Stock the distributions pursuant to the rights and preferences set forth in the Certificate of Incorporation as in effect immediately prior to such Sale Transaction;

(iii) (A) be required to vote (including by written consent) such Dragged Holder’s shares of Common Stock, whether by proxy, voting agreement or otherwise, in favor of such Sale Transaction, and (B) not raise any objection against such Sale Transaction or the process pursuant to which it was arranged;

(iv) execute and deliver any purchase agreement, merger agreement, indemnity agreement, escrow agreement, letter of transmittal or other agreements or documents governing or relating to such Sale Transaction that the Corporation, the Selling Holders or the Third Party Purchaser may request (the “Sale Transaction Documents”); provided, however, that no Dragged Holder shall be required to become liable for any indemnification obligations that exceed the total consideration payable to such Dragged Holder in connection with such Sale Transaction;

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(v) use commercially reasonable efforts to obtain or make any consents or filings necessary to be obtained or made by such Dragged Holder to effectuate such Sale Transaction;

(vi) waive and refrain from exercising any appraisal, dissenters or similar rights with respect to such Sale Transaction (and each Stockholder shall be deemed to have irrevocably waived any appraisal, dissenters or similar rights arising from or relating to any Sale Transaction);

(vii) not (A) take any action that might impede, be prejudicial to or be inconsistent with, such Sale Transaction, (B) assert, to the extent that an advance waiver is permitted by applicable non-waiveable law, at any time, any claim against the Corporation, any member of the Board of Directors (or any committee thereof), any member of any Subsidiary Governing Body or any other Stockholder or any of its Affiliates (including any Selling Holder and any of its Affiliates) in connection with such Sale Transaction, or (C) disclose to any Person any information related to such Sale Transaction (including, without limitation, the fact that discussions or negotiations are taking place concerning such Sale Transaction, or any of the terms, conditions or other facts with respect to such Sale Transaction); and

(viii) take all necessary or desirable actions reasonably requested by the Selling Holders and/or the Corporation in connection with the consummation of such Sale Transaction.

(c) In the case of a Sale Transaction involving less than 100% of the then-issued and outstanding shares of Common Stock, a percentage of the shares of Common Stock owned or held by each Dragged Holder and each Selling Holder shall be Transferred in such Sale Transaction, which percentage shall be derived by dividing (i) the total number of shares of Common Stock owned or held by the Selling Holders (in the aggregate) that are proposed to be included in such Sale Transaction by (ii) the total number of shares of Common Stock owned or held by the Selling Holders (in the aggregate).

(d) At the closing of any Sale Transaction that is structured as a sale or other Transfer of shares of Common Stock in which the Selling Holders have exercised their rights under this Section 3.1, each Dragged Holder shall deliver at such closing, against payment of the purchase price therefor in accordance with the terms of the Sale Transaction Documents, certificates or other documentation (or other evidence thereof reasonably acceptable to the Third Party Purchaser) representing such Dragged Holder’s Common Stock to be sold, duly endorsed for transfer or accompanied by duly endorsed stock powers, and such other documents as are deemed reasonably necessary by any one or more of the Selling Holders, the Third Party Purchaser and/or the Corporation for the proper transfer of such Common Stock on the books of the Corporation, free and clear of any Liens (other than Permitted Liens).

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(e) Each Selling Holder and each Dragged Holder will bear its pro rata share (based upon its relative percentage ownership of shares of Common Stock) of the costs and expenses of any Sale Transaction to the extent such costs and expenses are incurred for the benefit of all Stockholders or the Corporation and are not otherwise paid by the Corporation or the Third Party Purchaser; provided, however, that no Dragged Holder shall be directly and personally liable for any costs and expenses of any Sale Transaction that is not consummated (other than if such failure to consummate such Sale Transaction is a result of such Dragged Holder breaching its obligations under this Agreement). Costs and expenses incurred by any Stockholder on its own behalf will not be considered costs and expenses of the Sale Transaction and will be borne solely by such Stockholder.

(f) The Corporation shall, and shall use its commercially reasonable efforts to cause its officers, employees, agents, contractors and others under its control to, cooperate and assist in any proposed Sale Transaction and not to take any action which might impede, be prejudicial to or be inconsistent with, any such Sale Transaction. Pending the completion of any proposed Sale Transaction, the Corporation shall use commercially reasonable efforts to operate in the ordinary course of business and to maintain all existing business relationships in good standing.

(g) The Selling Holders shall have the power and authority to cause the Corporation to enter into a Sale Transaction and to take any and all such further action in connection therewith as the Selling Holders may deem necessary or appropriate in order to consummate (or, if directed by the Selling Holders, abandon) any such Sale Transaction. Neither the Corporation nor any of the Selling Holders shall have any liability if any such Sale Transaction is not consummated for any reason. Subject to the provisions of this Section 3.1, the Selling Holders, in exercising their rights under this Section 3.1, shall have complete discretion over the terms and conditions of any Sale Transaction effected thereby, including price, payment terms, conditions to closing, representations, warranties, affirmative covenants, negative covenants, indemnification, holdbacks and escrows. Without limitation of the foregoing, the Selling Holders may authorize and cause the Corporation or any now or hereafter created Subsidiary to execute such agreements, documents, applications, authorizations, registration statements and instruments (collectively “Drag-Along Documents”) as they may deem necessary or appropriate in connection with any Sale Transaction, and each third person who is party to any such Drag-Along Documents may rely on the authority vested in the Selling Holders under this Section 3.1 for all purposes.

(h) IN ORDER TO SECURE THE OBLIGATIONS OF EACH DRAGGED HOLDER TO VOTE SUCH DRAGGED HOLDER’S SHARES OF COMMON STOCK IN FAVOR OF A SALE TRANSACTION AND TO WAIVE ANY APPRAISAL, DISSENTERS OR SIMILAR RIGHTS THAT SUCH DRAGGED HOLDER HAS (OR MAY HAVE) WITH RESPECT TO ANY SALE TRANSACTION, IN EACH CASE AS SET FORTH IN SECTION 3.1(b), EACH DRAGGED HOLDER HEREBY IRREVOCABLY APPOINTS THE SELLING HOLDERS (AND EACH OF THEM) AS

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SUCH DRAGGED HOLDER’S TRUE AND LAWFUL PROXY AND ATTORNEY, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL SHARES OF COMMON STOCK OWNED OR HELD BY SUCH DRAGGED HOLDER OR OVER WHICH SUCH DRAGGED HOLDER HAS VOTING CONTROL TO EFFECTUATE SUCH VOTES AND WAIVERS FOR THE DURATION OF THE EXISTENCE OF THE CORPORATION. IN ADDITION, IN ORDER TO SECURE THE OBLIGATIONS OF EACH DRAGGED HOLDER TO EXECUTE AND DELIVER THE SALE TRANSACTION DOCUMENTS, AND TO TAKE ACTIONS IN CONNECTION WITH THE CONSUMMATION OF A SALE TRANSACTION, IN EACH CASE AS SET FORTH IN SECTION 3.1(b), EACH DRAGGED HOLDER HEREBY IRREVOCABLY GRANTS TO THE SELLING HOLDERS (AND EACH OF THEM) A POWER-OF-ATTORNEY TO SIGN ANY AND ALL SUCH SALE TRANSACTION DOCUMENTS AND TO TAKE ANY AND ALL SUCH ACTIONS, IN THE NAME AND ON BEHALF OF SUCH DRAGGED HOLDER. THE PROXIES AND POWERS OF ATTORNEY GRANTED BY EACH DRAGGED HOLDER PURSUANT TO THIS SECTION 3.1(h) ARE COUPLED WITH AN INTEREST, ARE IRREVOCABLE, SHALL NOT BE AFFECTED BY AND SHALL SURVIVE THE DEATH, INCOMPETENCY, INCAPACITY, DISABILITY, BANKRUPTCY OR INSOLVENCY OF ANY DRAGGED HOLDER WHO IS AN INDIVIDUAL AND THE MERGER, CONSOLIDATION, LIQUIDATION, BANKRUPTCY, INSOLVENCY OR DISSOLUTION OF ANY DRAGGED HOLDER THAT IS NOT AN INDIVIDUAL. ANY SELLING HOLDER MAY EXERCISE THE PROXIES AND POWERS OF ATTORNEY GRANTED BY ANY DRAGGED HOLDER HEREUNDER AT ANY TIME SUCH DRAGGED HOLDER FAILS TO COMPLY WITH THE PROVISIONS OF THIS ARTICLE III.

(i) If the Selling Holders enter into any negotiation or transaction for which Rule 506 of Regulation D (or any similar rule then in effect) promulgated by the SEC may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Dragged Holder who is not an Accredited Investor shall, at the request of the Corporation or the Selling Holders (as applicable), appoint a “purchaser representative” (as such term is defined in Rule 501 of Regulation D) reasonably acceptable to the Corporation or the Selling Holders in connection with such negotiation or transaction and the Corporation shall pay the fees and expenses of such purchaser representative.

(j) The provisions of this Section 3.1 shall be in addition to, and not in limitation of, the provisions of Section 7 of the Certificate of Incorporation.

(k) A Transfer of shares of Common Stock in a Sale Transaction by a Selling Holder or a Dragged Holder pursuant to this Section 3.1 shall not be subject to the requirements of Article II other than Section 2.1(a)(i).

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ARTICLE IV

BOARD OF DIRECTORS

SECTION 4.1 Election of Directors; Number and Composition.

(a) Designees. Each Stockholder agrees to vote, execute proxies or written consents, or otherwise cause to be voted all of its Common Stock (and any other shares of Common Stock over which it exercises voting control), and to take such other actions as are necessary, so as to (x) fix the number of directors of the Corporation at five (5) persons and (y) elect and continue in office as directors and to take all other action within its control to cause such election and continuance (including using its commercially reasonable efforts to cause the Corporation to call a special meeting of Stockholders) of the following:

(i) one (1) director who shall be the individual serving as the Chief Executive Officer of the Corporation on the Effective Date, provided, that if for any reason such individual shall cease to serve as the Chief Executive Officer of the Corporation, each Stockholder shall (A) vote, execute proxies or written consents or otherwise cause to be voted all of its Common Stock (and any other shares of Common Stock over which such Stockholder exercises voting control), and take any other action necessary, to remove such individual from the Board of Directors if such individual has not resigned as a member of the Board of Directors, and (B) elect as a director an individual nominated and designated by the Stockholders that own or hold, together with their Affiliates, a majority of the Fully Diluted Common Stock;

(ii) for so long as Highbridge continues to be a Significant Holder, one (1) director nominated and designated by Highbridge (such person, the “Highbridge Director”);

(iii) for so long as Mudrick continues to be a Significant Holder, one (1) director nominated and designated by Mudrick (such person, the “Mudrick Director”);

(iv) for so long as Whitebox continues to be a Significant Holder, one (1) director nominated and designated by Whitebox (such person, the “Whitebox Director”); and

(v) one (1) director, who qualifies, as of the date of such director’s election or appointment, as an “Independent Director” under the listing requirements of NYSE MKT LLC, in effect as of such date, nominated and designated by the vote of Stockholders that own or hold, together with their Affiliates, a majority of the Fully Diluted Common Stock.

(b) Lapse of Nomination and Designation Right. If at any time a nomination and designation right of a Significant Holder set forth in clause (ii), (iii) or (iv) of Section 4.1(a)

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lapses because the Persons included within the definition of such Significant Holder own or hold less than ten percent (10%) of the Fully Diluted Common Stock, each Stockholder agrees to vote, execute proxies or written consents or otherwise cause to be voted all of its Common Stock (and any other shares of Common Stock over which such Stockholder exercises voting control), and to take any other action necessary, for the removal of the director previously nominated pursuant to such clause and to elect as a director on the Board of Directors an individual nominated and designated by the Stockholders that own or hold, together with their Affiliates, a majority of the Fully Diluted Common Stock; and the Corporation shall cause such removal or election to be made with respect to each Subsidiary Governing Body to give effect to Section 4.2.

(c) Committees. Each Holder Director shall have the right (but shall not be obligated) to serve on any committee of the Board of Directors other than any committee that is established to evaluate, consider or otherwise deal with a contract, transaction or other matter with respect to which such Holder Director has a conflict of interest.

(d) Transferability of Nomination and Designation Right. The right of a Significant Holder to nominate and designate a Holder Director as set forth in this Section 4.1 shall not be transferable to any Person other than to any Person included within the definition of such Significant Holder.

(e) Removal; Replacement. Each Stockholder agrees to vote, execute proxies or written consents or otherwise cause to be voted all of its Common Stock (and any other shares of Common Stock over which such Stockholder exercises voting control), and take any other action necessary, for the removal of any director upon the request of the Person(s) then entitled to nominate and designate such director as set forth in this Section 4.1, and for the election or appointment to the Board of Directors of a substitute nominated and designated by such Person(s) in accordance with the provisions hereof. The Person(s) entitled to nominate and designate a director pursuant to this Section 4.1 shall have the exclusive right to remove, whether with or without cause, such director. Each Stockholder further agrees to vote, execute proxies or written consents or otherwise cause to be voted all of its Common Stock (and any other shares of Common Stock over which he, she or it exercises voting control), and take any other action as shall be necessary or appropriate, to ensure that any vacancy on the Board of Directors resulting from the resignation or removal of a director, or resulting from a director becoming unable to serve as a result of death, disability or otherwise, shall be filled by the Person(s) then entitled to nominate and designate such director as set forth in this Section 4.1.

(f) Quorum. A quorum for meetings of the Board of Directors will require the attendance (telephonically or in person) of at least one (1) plus a majority of the directors then in office; provided, however, that if the number of directors in office at any particular time shall be less than three (3), then a quorum for meetings of the Board of Directors at such time will require the attendance (telephonically or in person) of all of the directors in office at such time. The vote of a majority of the directors present and entitled to vote at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the express provision of a statute requires a different vote, in which case such express provision shall govern and control. In the absence of a quorum at any such

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meeting, a majority of the directors present and entitled to vote may adjourn the meeting from time to time without further notice, other than announcement at the meeting, until a quorum shall be present.

(g) No Liability for Election of Recommended Director. None of the Stockholders and Significant Holders, and no officer, director, manager, stockholder, partner, member, employee or agent of any Stockholder or Significant Holder, makes any representation or warranty as to the fitness or competence of the designee of any party hereunder to serve on the Board of Directors or any Subsidiary Governing Body by virtue of being a party to this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

(h) Compensation. Each non-employee director shall be paid such amount per annum or such fixed sum, in such form (including cash, securities or a combination thereof) as reasonably determined by the Board of Directors from time to time to be market-rate compensation for attendance at meetings of the Board of Directors, audit, compensation, nominating and corporate governance or other committees, together with reimbursement for the reasonable and necessary expenses incurred by such director in connection with the performance of such director’s duties (including, but not limited to, expenses incurred in attending meetings of the Board of Directors). Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity or any of its Subsidiaries in any other capacity and receiving proper compensation therefor.

SECTION 4.2 Subsidiary Governing Bodies. The Corporation agrees to take all necessary and desirable actions (including the voting of any and all of the capital stock of the Subsidiaries owned or held by the Corporation (or over which the Corporation has voting control), the execution of written consents, the calling of special meetings, the removal of directors, the filling of vacancies on the Subsidiary Governing Bodies, the waiving of notice and the attending of meetings) so that the Subsidiary Governing Body of any Subsidiary of the Corporation shall be comprised of the same individuals who serve on the Board of Directors or any committee thereof, as applicable, and that the provisions set forth in Section 4.1(f) apply to such Subsidiary Governing Body; provided, however, that (i) the Corporation may exclude any individual as a director of a Subsidiary if the Board of Directors shall determine that the best interests of the Corporation are reasonably likely to require that such individual be so excluded and (ii) the obligations of the Corporation under this Section 4.2 shall not apply to any Subsidiary of the Corporation which is a single-member limited liability company that managed by its sole member.

SECTION 4.3 PROXY AND POWER OF ATTORNEY. IN ORDER TO SECURE THE OBLIGATIONS OF EACH STOCKHOLDER TO VOTE SUCH STOCKHOLDER’S SHARES OF COMMON STOCK IN ACCORDANCE WITH THE PROVISIONS OF THIS ARTICLE IV, EACH STOCKHOLDER HEREBY IRREVOCABLY APPOINTS EACH OFFICER OF THE CORPORATION AS SUCH STOCKHOLDER’S TRUE AND LAWFUL PROXY AND ATTORNEY, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL SHARES OF COMMON STOCK OWNED OR HELD BY SUCH STOCKHOLDER OR OVER WHICH SUCH STOCKHOLDER HAS VOTING CONTROL TO EFFECTUATE

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SUCH VOTES FOR THE DURATION OF THE EXISTENCE OF THE CORPORATION. IN ADDITION, IN ORDER TO SECURE THE OBLIGATIONS OF EACH STOCKHOLDER TO EXECUTE AND DELIVER PROXIES AND WRITTEN CONSENTS, AND TO TAKE ACTIONS REQUIRED TO BE TAKEN BY SUCH STOCKHOLDER SET FORTH IN THIS ARTICLE IV, EACH STOCKHOLDER HEREBY IRREVOCABLY GRANTS TO EACH OFFICER OF THE CORPORATION A POWER-OF-ATTORNEY TO SIGN ANY AND ALL SUCH PROXIES AND WRITTEN CONSENTS AND TO TAKE ANY AND ALL SUCH ACTIONS, IN THE NAME AND ON BEHALF OF SUCH STOCKHOLDER. THE PROXIES AND POWERS OF ATTORNEY GRANTED BY EACH STOCKHOLDER PURSUANT TO THIS SECTION 4.3 ARE COUPLED WITH AN INTEREST, ARE IRREVOCABLE, SHALL NOT BE AFFECTED BY AND SHALL SURVIVE THE DEATH, INCOMPETENCY, INCAPACITY, DISABILITY, BANKRUPTCY OR INSOLVENCY OF ANY STOCKHOLDER WHO IS AN INDIVIDUAL AND THE MERGER, CONSOLIDATION, LIQUIDATION, BANKRUPTCY, INSOLVENCY OR DISSOLUTION OF ANY STOCKHOLDER THAT IS NOT AN INDIVIDUAL. ANY OFFICER OF THE CORPORATION MAY EXERCISE THE PROXIES AND POWERS OF ATTORNEY GRANTED BY ANY STOCKHOLDER HEREUNDER AT ANY TIME SUCH STOCKHOLDER FAILS TO COMPLY WITH THE PROVISIONS OF THIS ARTICLE IV.

ARTICLE V

AFFILIATE TRANSACTIONS; CORPORATE OPPORTUNITIES

SECTION 5.1 Affiliate Transactions.

(a) Other than any transaction or agreement (i) entered into, consummated or effected on the Effective Date or (ii) entered into, consummated or effected between the Corporation and any of the Corporation’s Subsidiaries or between Subsidiaries of the Corporation, the Corporation shall not, and shall cause each Subsidiary of the Corporation not to, take any action, enter into any agreement, contract or other arrangement, amend, supplement or otherwise modify any existing agreement, contract or other arrangement, effect any transaction, or commit to enter into or otherwise effect any of the foregoing, with or for the benefit of an Affiliate of the Corporation (or any employee, agent, officer, director, manager, stockholder, member or partner of an Affiliate of the Corporation) (each, an “Affiliate Transaction”) without the prior written consent of each Significant Holder.

(b) Anything in this Section 5.1 or elsewhere in this Agreement to the contrary notwithstanding, the Corporation and the Stockholders each hereby agree and acknowledge that certain Stockholders and/or their Affiliates are also holders of indebtedness and debt securities and guarantees thereof of the Corporation and its Subsidiaries (collectively, “Indebtedness”), and in such capacity may have interests that are divergent from the Corporation or the other Stockholders, and that under no circumstances will any such Stockholder or any such Affiliate be prohibited from taking any action or enforcing any right entitled to it under the terms of the documentation relating to or governing the Indebtedness held by such Stockholder or such Affiliate. To the fullest extent permitted by law, no holder of Indebtedness shall be liable to the

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Corporation or the other Stockholders for breach of any fiduciary duty by reason of any such activities of such holder, including exercising any rights of such holder under documentation relating to or governing such Indebtedness, and each Stockholder hereby irrevocably waives any and all rights to claim any such actions are a breach of this Agreement, or the fiduciary duties (if any) of such holder. In addition, any holder of Indebtedness, in exercising its rights as a lender or creditor of the Corporation or any of its Subsidiaries, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (i) its status or the status of any of its Affiliates as a Stockholder, (ii) the interests of the Corporation or any of its Subsidiaries, or (iii) any duty it may have to any other Stockholder, except as may be required under the applicable financing documents relating to such Indebtedness.

SECTION 5.2 Corporate Opportunities.

(a) The Corporation and each Stockholder acknowledge that each Stockholder (who is not also an employee of the Corporation or any of its Subsidiaries), each member of the Board of Directors or any committee thereof (other than an employee of the Corporation or any of its Subsidiaries), each member of any Subsidiary Governing Body (other than an employee of the Corporation or any of its Subsidiaries), and any one or more of the respective Affiliates, managers, directors, principals, officers, employees and other representatives of each such Stockholder, member of the Board of Directors (or committee thereof) or member of any Subsidiary Governing Body who is not (in any such case) also an employee of the Corporation or any of its Subsidiaries (the foregoing Persons being referred to, collectively, as “Identified Persons” and, each individually, as an “Identified Person”) may now engage, may continue to engage, or may, in the future, decide to engage, in the same or similar activities or lines of business as those in which the Corporation or any of its Affiliates, directly or indirectly, now engage or may engage or other business activities that overlap with, are complementary to, or compete with those in which the Corporation or any of its Affiliates, directly or indirectly, now engage or may engage (any such activity or line of business, an “Opportunity”). No Identified Person shall have any duty to refrain, directly or indirectly, from (i) engaging in any Opportunity or (ii) otherwise competing with the Corporation or any of its Affiliates. No Identified Person shall have any duty or obligation to refer or offer to the Corporation or any of its Affiliates any Opportunity, and the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered, an opportunity to participate in any Opportunity which may be a corporate (or analogous) or business opportunity for the Corporation or any of its Affiliates.

(b) In the event that any Identified Person acquires knowledge of a potential transaction or other corporate (or analogous) or business opportunity which may be an Opportunity for the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such Opportunity to the Corporation or any of its Affiliates and shall not be liable to the Corporation or the Stockholders for breach of any purported fiduciary duty by reason of the fact that such Identified Person pursues or acquires such Opportunity for itself, or offers or directs such Opportunity to another Person (including any Affiliate of such Identified Person).

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(c) The Corporation and each Stockholder (i) acknowledge that the Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more other entities (such entities, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Corporation, any of the Stockholders or any of their respective Affiliates, and (ii) agree that (A) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Agreement shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Agreement shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (x) the ownership by an Identified Person of any interest in any Related Company, (y) the affiliation of any Related Company with an Identified Person or (z) any action taken or omitted by an Identified Person in respect of any Related Company, (B) no Identified Person shall, by reason of such ownership, affiliation or action, become subject to any fiduciary duty to the Corporation, any of the Stockholders or any of their respective Affiliates, (C) none of the duties imposed on an Identified Person, whether by contract or law, do or shall limit or impair the right of any Identified Person lawfully to compete with the Corporation, any of the Stockholders or any of their respective Affiliates as if the Identified Persons were not a party to this Agreement and (D) the Identified Persons are not and shall not be obligated to disclose to the Corporation, any of the Stockholders or any of their respective Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against the Corporation, any of the Stockholders or any of their respective Affiliates in any such business or as to any such opportunities.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Company and each Stockholder (including each Stockholder that is deemed to have entered into this Agreement), severally and not jointly, as of the date hereof or, with respect to any Stockholder that becomes a party hereto after the date hereof, the date any such Stockholder executes and delivers a Joinder Agreement, represents and warrants that:

SECTION 6.1 Ownership and Authority. This Agreement constitutes the valid and binding obligation of such party, enforceable in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws relating to or affecting creditors’ rights generally and the effect and application of general principles of equity and the availability of equitable remedies).

SECTION 6.2 Organization. If an entity, such party is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization.

SECTION 6.3 Authority. Such party has the full power, right and authority to enter into this Agreement, to perform, observe and comply with all of such party’s agreements and obligations hereunder, and to consummate the transactions contemplated hereby. If an entity, such party has taken all action required to be taken by it with respect to the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby.

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SECTION 6.4 No Conflict. The execution, delivery and performance by such party of this Agreement does not and will not, and the consummation of the transactions contemplated hereby in compliance with the terms and provisions hereof will not, to the best knowledge of such party, with or without the giving of notice, the passage of time, or both, conflict with, result in a breach of, or constitute a violation or default of or give any third party the right to terminate, accelerate or modify any obligation under (i) any material agreement or other document or instrument to which such party is a party or by which such party is bound or affected, (ii) if an entity, the organizational documents of such party, or (iii) any law, statute, rule, regulation, ordinance, writ, order or judgment to which such party is bound or affected.

The representations and warranties contained in this Agreement shall survive the execution of this Agreement and continue in full force and effect indefinitely.

ARTICLE VII

TAG-ALONG

SECTION 7.1 Tag-Along Rights.

(a) In the event that one or more Stockholders (the “Initiating Holders”) desire to effect a Tag-Along Transaction (and such Initiating Holders have not exercised the drag-along rights set forth in Article III), the Initiating Holders (or a designated representative acting on their behalf) shall deliver written notice (a “Sale Notice”) to all other Stockholders (the “Tag-Along Sellers”) and the Corporation, in accordance with Section 8.2, at least ten (10) Business Days prior to the consummation of such Tag-Along Transaction, offering the Tag-Along Sellers the opportunity to participate in such Tag-Along Transaction on the terms and conditions set forth in the Sale Notice (which terms and conditions shall be substantially the same as those terms and conditions applicable to the Initiating Holders). The Sale Notice shall contain a general description of the material terms and conditions of the Tag-Along Transaction, including the identity of the parties to the proposed Tag-Along Transaction, the total number of shares of Common Stock proposed to be sold, the proposed amount and form of consideration and whether any termination fee would be payable by the Initiating Holders and the Tag-Along Sellers if the Tag-Along Transaction is not consummated.

(b) Each Tag-Along Seller may, by written notice to the Initiating Holders (or their designated representative) delivered within five (5) Business Days after delivery of the Sale Notice to such Tag-Along Seller, elect to sell shares of Common Stock in such Tag-Along Transaction, on the terms and conditions set forth in the Sale Notice; provided, however, that if such proposed Transferee desires to purchase a number of shares of Common Stock that is less than the aggregate number of shares of Common Stock proposed to be sold by the Initiating Holders and any Tag-Along Sellers electing to sell shares of Common Stock in the Tag-Along Transaction, then the Initiating Holders may elect to either (i) terminate such Tag-Along Transaction with respect to the Initiating Holders and each Tag-Along Seller or (ii) consummate such Tag-Along Transaction on

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the basis of such lesser number of shares of Common Stock and, upon such election to consummate the Tag-Along Transaction, each Initiating Holder and each electing Tag-Along Seller shall be permitted to sell to such Transferee up to that number of shares of Common Stock owned by such Initiating Holder or such Tag-Along Seller, as the case may be, equal to the product of (x) the total number of shares of Common Stock to be acquired by the Transferee in the proposed Tag-Along Transaction and (y) the Tag-Along Percentage Interest of such Initiating Holder or such Tag-Along Seller, as the case may be.

(c) In connection with any Tag-Along Transaction in which any Tag-Along Seller elects to participate pursuant to this Section 7.1, each such Tag-Along Seller will take all necessary or desirable actions reasonably requested by the Initiating Holders and/or the Corporation in connection with the consummation of such Tag-Along Transaction, including executing and delivering the applicable purchase agreement, merger agreement, indemnity agreement, escrow agreement, letter of transmittal or other agreements or documents governing or relating to such Tag-Along Transaction that the Initiating Holders or the Transferee in such Tag-Along Transaction may request (the “Tag-Along Transaction Documents”). No Tag-Along Seller shall (i) take any action that might impede, be prejudicial to or be inconsistent with, any Tag-Along Transaction, (ii) assert, to the extent that an advance waiver is permitted by applicable non-waiveable law, at any time, any claim against the Corporation or any other Stockholder (including any Initiating Holder) in connection with such Tag-Along Transaction, or (iii) disclose to any Person any information related to such Tag-Along Transaction (including, without limitation, the fact that discussions or negotiations are taking place concerning such Tag-Along Transaction, or any of the terms, conditions or other facts with respect to such Tag-Along Transaction).

(d) At the closing of any Tag-Along Transaction in which any Tag-Along Seller has exercised its rights under this Section 7.1, such Tag-Along Seller shall deliver at such closing, against payment of the consideration therefor in accordance with the terms of the Tag-Along Transaction Documents, certificates or other documentation (or other evidence thereof reasonably acceptable to the Transferee of such shares of Common Stock) representing its shares of Common Stock to be sold, duly endorsed for transfer or accompanied by duly endorsed stock powers, and such other documents as are deemed reasonably necessary by the Initiating Holders, the Transferee and/or the Corporation for the proper Transfer of such shares of Common Stock on the books of the Corporation, free and clear of any Liens (other than Permitted Liens).

(e) Each Initiating Holder and each Tag-Along Seller electing to participate in a Tag-Along Transaction will bear its pro rata share (based upon its relative percentage ownership of shares of Common Stock to be sold in such Tag-Along Transaction) of the costs and expenses of any such Tag-Along Transaction to the extent such costs and expenses are incurred for the benefit of all such Stockholders and are not otherwise paid by the Corporation or the Transferee. Costs and expenses incurred by any such Stockholder on its own behalf will not be considered costs of the Tag-Along Transaction and will be borne solely by such Stockholder.

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(f) Subject to the provisions of this Section 7.1, the Initiating Holders shall have complete discretion over the terms and conditions of any Tag-Along Transaction, including price, payment terms, conditions to closing, representations, warranties, affirmative covenants, negative covenants, indemnification, holdbacks and escrows. Neither the Corporation nor any of the Initiating Holders shall have any liability if any Tag-Along Transaction is not consummated for any reason.

(g) The Corporation shall, and shall use its commercially reasonable efforts to cause its officers, employees, agents, contractors and others under its control to, cooperate and assist in any proposed Tag-Along Transaction and not to take any action which might impede, be prejudicial to or be inconsistent with, any such Tag-Along Transaction. Pending the completion of any proposed Tag-Along Transaction, the Corporation shall use commercially reasonable efforts to operate in the ordinary course of business and to maintain all existing business relationships in good standing and otherwise comply with the terms of the Tag-Along Transaction Documents to which it is a party.

(h) If any Tag-Along Seller electing to participate in a Tag-Along Transaction breaches any of its obligations under this Section 7.1 or under any of the Tag-Along Transaction Documents, then such Tag-Along Seller will not be permitted to participate in such Tag-Along Transaction and the Initiating Holders can proceed to close such Tag-Along Transaction excluding the sale of such Tag-Along Seller’s shares of Common Stock therefrom.

(i) In no event shall any Tag-Along Seller have any rights under this Section 7.1 or otherwise with respect to a sale or other Transfer by any Initiating Holders of any debt or equity securities of the Company other than shares of Common Stock.

(j) A Transfer of shares of Common Stock by an Initiating Holder or a Tag-Along Seller pursuant to this Section 7.1 shall not be subject to the requirements of Article II (other than Section 2.1(a)(ii)) and the provisions of this Section 7.1 shall not apply in the event that Selling Holders Transfer shares of Common Stock in a Sale Transaction in which such Selling Holders exercise their rights under Section 3.1.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Term and Termination. At such time as any Stockholder shall cease to own, hold or control Common Stock (a “Terminated Party”), such Terminated Party shall automatically no longer be a party to this Agreement and shall cease to be a Stockholder hereunder; provided, however, that such Terminated Party shall continue to be bound by the provisions of Section 8.3 in accordance with the terms thereof. Except for the legend requirements set forth in Section 2.1(e) (to the extent still applicable) and, to the extent still applicable, Section 8.3, all the rights and obligations of the parties set forth in this Agreement shall terminate automatically upon the earliest of: (i) each of the Significant Holders and the Stockholders that own or hold, together with their Affiliates, a majority of the Fully Diluted Common Stock electing to terminate this Agreement, (ii) the consummation of a Qualified Public Offering and (iii) all shares of Common Stock being owned by a single Person.

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SECTION 8.2 Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given and delivered (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) three (3) Business Days after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, addressed to the party to be notified; or (d) one (1) Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified with next-Business Day delivery guaranteed, in each case as follows: (i) in the case of any Stockholder, to such Stockholder at its address or facsimile number set forth in the stock records of the Corporation; and (ii) in the case of the Corporation, to the Secretary of the Corporation at the Corporation’s principal place of business. A party may change its address for purposes of notice hereunder by giving notice of such change in the manner provided in this Section 8.2.

SECTION 8.3 Confidentiality.

(a) Each Stockholder hereby agrees that, during the period commencing on the Effective Date and ending on the second anniversary of the date on which such Stockholder became a Terminated Party (such period, the “Confidentiality Period”), such Stockholder will keep strictly confidential and will not disclose or divulge to any other Person (other than as permitted by this Section 8.3) any (x) confidential, business, financial or proprietary information regarding the Corporation or any of its Subsidiaries, or any confidential, business, financial or proprietary information regarding the business or affairs of any other Stockholder in respect of the Corporation or any of its Subsidiaries (in any such case, whether in written, oral or electronic form), that is obtained from, or on behalf of, the Corporation or any of its Subsidiaries, the Corporation’s or any such Subsidiary’s legal and financial advisors or any other agents or advisors engaged by the Corporation or any of its Subsidiaries or from any other Stockholder and (y) notes, analyses, compilations, studies, interpretations or other documents prepared by such Stockholder or its Representatives which contain, reflect or are based upon the information referred to in clause (x) above (collectively, “Confidential Information”). Confidential Information shall not include information which (A) is known or becomes known to the public in general (other than as a result of a breach of this Section 8.3 by a Stockholder or any of its Representatives) or (B) is or becomes available to a Stockholder on a non-confidential basis from a source other than the Corporation, its Affiliates or its Representatives or any other Stockholder (provided that such Stockholder is not aware that such source is under an obligation to keep such Confidential Information confidential) prior to such information being provided to such Stockholder by or on behalf of (or obtained from) the Corporation, its Affiliate or its Representatives or any other Stockholder.

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(b) Notwithstanding clause (a) of this Section 8.3, a Stockholder may disclose Confidential Information as follows:

(i) Confidential Information may be provided, on a confidential basis, to a Stockholder’s managers, officers, directors, employees, partners, members, representatives, attorneys, accountants, other professional advisors and financing sources (collectively, “Representatives”), to the extent reasonably necessary in connection with such Stockholder’s investment in the Corporation; provided, however, that such Stockholder shall cause its Representatives to comply, and such Stockholder shall be responsible for ensuring that its Representatives comply, with the restrictions in this Section 8.3.

(ii) Confidential Information may be provided, on a confidential basis, to an actual or potential Transferee of all or a portion of the Common Stock owned, held or controlled by such Stockholder, to the extent reasonably necessary to consummate a Transfer of such Common Stock permitted under this Agreement; provided, however, that (x) in the case that such actual or potential transferee is a Competitor, such disclosure shall be permitted only if such Competitor has been expressly authorized by the Board of Directors to receive Confidential Information, and (y) prior to such Stockholder’s delivery of Confidential Information to an actual or potential Transferee of Common Stock pursuant to this paragraph, such actual or potential Transferee shall have executed and delivered to such Stockholder and the Corporation a transferee confidentiality agreement in a form approved by the Board of Directors.

(iii) In the event that such Stockholder (x) determines, in good faith upon the advice of counsel, that disclosure of Confidential Information is required under applicable law or regulation, or (y) is requested or required (by oral questions, interrogatories, request for information or documents in legal proceedings, subpoena, civil investigative demand or similar process, or by regulatory authorities having jurisdiction over such Stockholder) to disclose any of the Confidential Information, such Stockholder, to the extent legally permitted, will promptly provide the Corporation with written notice (which shall be, to the extent legally permitted, prior to any such disclosure) so that the Corporation may seek an appropriate protective order or other remedy and/or waive compliance with this Agreement. Provided that such notice (to the extent legally permitted) is furnished, if, in the absence of a protective order, other remedy or receipt of a waiver by the Corporation, such Stockholder is, in the opinion of its counsel, legally compelled to disclose Confidential Information or else be held liable for contempt or suffer other censure or penalty, such Stockholder may disclose pursuant to this Section 8.3(b)(iii) only that portion of such Confidential Information, and only to those parties, that such counsel has advised must be disclosed, without liability under this Agreement.

(c) Termination. All the rights and obligations of the Stockholders set forth in this Section 8.3 shall terminate automatically upon the expiration of the Confidentiality Period; provided, however, that no such termination shall relieve any Stockholder from any liability relating to any breach of this Section 8.3.

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SECTION 8.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

SECTION 8.5 Entire Agreement. This Agreement, together with the Certificate of Incorporation and the Bylaws, supersedes all prior discussions and agreements among any of the parties hereto (and their Affiliates) with respect to the subject matter hereof and contains the sole entire understanding of the parties with respect to the subject matter hereof.

SECTION 8.6 Amendment. This Agreement may be amended, modified or waived only with the written approval of (a) the Corporation, (b) Stockholders that own or hold, together with their respective Affiliates, at least 66.67% of the Fully Diluted Common Stock (such Stockholders, the “Super-Majority Stockholders”), and (c) each Significant Holder. Notwithstanding the foregoing sentence, no amendment, modification to or waiver of this Agreement that would materially and adversely affect the rights or increase the obligations of any Stockholder set forth in this Agreement in a manner that is disproportionate in any material respect to the comparable rights and obligations of the Super-Majority Stockholders (without regard to any effect resulting from (x) the individual circumstances of any such Stockholder or (y) the differences in the respective percentages of ownership of shares of Common Stock of the Stockholders) shall be made without the affirmative vote or written consent of such affected Stockholder; provided, however, that, for the avoidance of doubt, neither the creation of a new class or series of shares of Common Stock or other equity or equity-based securities of the Corporation, nor the issuance of any additional shares of Common Stock or other equity or equity-based securities of the Corporation, shall be deemed to adversely affect the rights or obligations of any Stockholder. In addition, no amendment, modification or waiver of the Certificate of Incorporation or the Bylaws may be made without the prior written approval of the Super-Majority Stockholders and each Significant Holder; and each Stockholder agrees to vote, execute proxies or written consents, or otherwise cause to be voted all of its Common Stock (and any other shares of Common Stock over which it exercises voting control), and to take such other actions as are necessary, so as to amend, modify or waive any provision of the Certificate of Incorporation or the Bylaws as is requested by the Super-Majority Stockholders and each Significant Holder.

SECTION 8.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto or identified herein and its successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

SECTION 8.8 Deemed Execution; Effective Date. On the Effective Date, pursuant to Section 4.5(a) of the Plan, each holder of then-issued and outstanding shares of Common Stock shall be deemed to have entered into this Agreement, regardless of whether any such holder has executed this Agreement, and this Agreement shall be deemed to be a valid, binding and enforceable obligation of such holder (including any obligation set forth herein to waive or refrain from exercising any appraisal, dissenters or similar rights) even if such holder has not actually executed and delivered a counterpart hereof. No additional shares of Common Stock shall be issued by the Corporation unless the Person to whom such shares are issued is an existing party to this Agreement or executes and delivers to the Corporation a Joinder Agreement. This Agreement shall apply to all shares of Common Stock owned by a Stockholder, no matter when or how acquired. This Agreement shall take effect immediately and automatically on the Effective Date without any further action on the part of any Person.

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SECTION 8.9 Interpretation. The titles and section headings set forth in this Agreement are for convenience only and shall not be considered as part of the agreement of the parties hereto. When the context requires, the plural shall include the singular and the singular the plural, and any gender shall include all other genders or neuter. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” No provision of this Agreement shall be interpreted or construed against any party because such party or its counsel was the drafter thereof. Any reference to the DGCL or other statutes or laws will include all amendments, modifications or replacements of the specific sections and provisions concerned. Numbered or lettered articles, sections, and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

SECTION 8.10 Governing Law; Consent to Jurisdiction and Service of Process. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICTS OF LAW DOCTRINE. THE CORPORATION AND EACH STOCKHOLDER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (UNLESS THE DELAWARE COURT OF CHANCERY SHALL DECLINE TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, IN WHICH CASE, OF ANY DELAWARE STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE), AND ANY JUDICIAL PROCEEDING BROUGHT AGAINST THE CORPORATION OR ANY STOCKHOLDER WITH RESPECT TO ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR ANY MATTER RELATED HERETO SHALL BE BROUGHT ONLY IN SUCH COURTS. THE CORPORATION AND EACH STOCKHOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE CORPORATION AND EACH STOCKHOLDER HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUCH PROCEEDING BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADDRESS SPECIFIED IN SECTION 8.2, OR IN ANY OTHER MANNER PERMITTED BY LAW. THE CORPORATION AND EACH STOCKHOLDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

SECTION 8.11 Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties to this Agreement fail to comply with any of the obligations imposed on them by this Agreement and that in the event of any such failure, a non-breaching party hereto will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the

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parties hereto shall raise the defense that there is an adequate remedy at law and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies. The parties hereby waive, and shall cause their respective representatives to waive, any requirement for the securing or posting of any bond in connection with any action brought for injunctive relief hereunder.

SECTION 8.12 Enforceability; Severability. Each provision of this Agreement shall be enforceable in accordance with its terms to the fullest extent permitted by law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

SECTION 8.13 Recapitalization. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, shares of capital stock of the Corporation by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of Common Stock or any other change in the Corporation’s capital structure, appropriate adjustments shall be made to the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

SECTION 8.14 Conflict with Bylaws. The Stockholders agree that in the event any term or provision of the Bylaws conflict with this Agreement, this Agreement shall control.

SECTION 8.15 Additional Actions and Documents. The parties agree to execute and deliver any further instruments or perform any additional acts that are or may become reasonably necessary to carry out the purposes and intent of this Agreement.

SECTION 8.16 Information Rights.

(a) Subject to the obligations of the Stockholders under Section 8.3, the Company shall make available to the Stockholders the following information:

(i) within 90 days after the end of each fiscal year of the Corporation, copies of the audited consolidated financial statements of the Corporation for such fiscal year together with the auditors’ report on such audited consolidated financial statements in accordance with GAAP; and

(ii) within 30 days after the end of each month in each fiscal year of the Corporation, the unaudited consolidated balance sheet and income statement [and statement of cash flows]2 of the Corporation for such month, in accordance with GAAP, subject to periodic adjustments.

(b) The Company shall make available the information described in Section 8.16(a) on a password-protected website that is only available to Stockholders. As a

[2]	NTD: To be determined.

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condition to gaining access to the information posted on such website, a Stockholder shall be required to “click through” or take other affirmative action pursuant to which such Stockholder shall (i) confirm and ratify that it is a party to, any bound by all of the terms and provisions of, the Stockholders Agreement, (ii) acknowledge its confidentiality obligations in respect of such information and (iii) certify its status as a Stockholder hereunder.

(c) Unless terminated earlier pursuant to the terms of Section 8.1, the requirements of this Section 8.16 shall cease to apply at such time as the Corporation becomes obligated to file reports with the SEC under Section 13 or Section 15(d) of the Exchange Act or as a voluntary filer pursuant to contractual obligations (so long as the Corporation makes such filings).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, or are deemed to have executed this Agreement, as of the Effective Date.

CORPORATION:

ALLIED NEVADA GOLD CORP.

By:
Name:
Title:

STOCKHOLDERS:

[ ]

By:
Name:
Title:

Exhibit A

Second Amended and Restated

Bylaws of the Corporation

Exhibit B

Second Amended and Restated

Certificate of Incorporation of the Corporation

Exhibit C

Form of Joinder Agreement

This Joinder Agreement (this “Joinder”) is executed pursuant to the terms of that certain Stockholders Agreement dated as of [                 ], 2015 (as amended, the “Agreement”), by and among Allied Nevada Gold Corp. (the “Corporation”) and the Stockholders (as defined in the Agreement). Capitalized terms used and not defined herein shall have the meanings set forth in the Agreement. By the execution of this Joinder, the undersigned agrees as follows:

(1) Acknowledgement. The undersigned acknowledges that the undersigned is acquiring Common Stock subject to the terms and conditions of the Agreement.

(2) Agreement. The undersigned agrees that for all purposes of the Agreement the undersigned shall, effective as of the date hereof, be bound by all of the terms and provisions thereof, with the same force and effect as if the undersigned were originally a party thereto as a “Stockholder” (as defined in the Agreement).

The address and facsimile number to which notices required or permitted by the Agreement may be sent to the undersigned is as follows:

Facsimile No.:

Address:

Date:
Name:

EXHIBIT K

Management Incentive Plan

Allied Nevada Gold Corp.

Management Incentive Plan

Section 1. Purpose

The purpose of the Allied Nevada Gold Corp. Management Incentive Plan is to provide incentives to certain directors, officers and employees of the Company Group upon the consummation of a qualifying Sale Transaction. The Plan is designed to promote the interests of the Company and its shareholders by providing an additional incentive to directors, officers and employees of the Company Group to maximize the value of the Company Group.

Section 2. Definitions

When used in this Plan, unless the context otherwise requires, the following terms shall have the meanings set forth next to such terms:

(a) “Award” shall mean the contingent right of a Participant to receive a payment under the Plan, subject to the terms and conditions of the Plan.

(b) “Award Agreement” shall mean a written agreement entered into between the Company and the Participant in connection with an Award (including any notice of an Award executed and delivered by the Company to a Participant and which is countersigned or acknowledged by such Participant).

(c) “Award Percentage” shall mean the percentage of the Award Pool granted to a Participant pursuant to an Award as provided in Section 5.

(d) “Award Pool” shall mean the incentive pool established in accordance with Section 5.

(e) “Board” shall mean the Board of Directors of the Company or a committee established by the Board with the authority to oversee, administer, interpret and implement the Plan.

(f) “Cause” shall mean, with respect to any Participant, that one or more of the following has occurred: (i) the Participant is convicted of a felony or pleads guilty or nolo contendere to a felony (whether or not with respect to the Company Group or any of its affiliates); (ii) a failure of the Participant to substantially perform his responsibilities and duties to the Company Group which, to the extent curable, is not remedied within ten (10) days after the Participant’s receipt of written notice given by any member of the Company Group identifying the failure in reasonable detail and granting the Participant an opportunity to cure such failure within such ten (10) day period; (iii) the failure of the Participant to carry out or comply with any lawful and reasonable directive of the Board (or any committee of the Board), any governing body of any member of the Company Group, or the Chief Executive Officer of

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any member of the Company Group, which, to the extent curable, is not remedied within ten (10) days after the Participant’s receipt of written notice given by any member of the Company Group identifying the failure in reasonable detail and granting the Participant an opportunity to cure such failure within such ten (10) day period; (iv) the Participant engages in illegal conduct, any breach of fiduciary duty (if any), any act of material dishonesty or other misconduct, in each case in this clause (iv), against the Company Group or any of its affiliates; (v) a material violation or willful breach by the Participant of any of the policies or procedures of the Company Group, including, without any limitation, any employee manual, handbook or code of conduct of the Company Group which, to the extent curable, is not remedied within ten (10) days after the Participant’s receipt of written notice given by any member of the Company Group identifying the violation or breach in reasonable detail and granting the Participant an opportunity to cure such violation or breach within such ten (10) day period; (vi) the Participant fails to meet any material obligation the Participant may have under any agreement entered into with any member of the Company Group which, to the extent curable, is not remedied within ten (10) days after the Participant’s receipt of written notice given by any member of the Company Group identifying the failure in reasonable detail and granting the Participant an opportunity to cure such failure within such ten (10) day period; (vii) the Participant’s failure to maintain any applicable license, permit or card required by the federal or state authorities or a political subdivision or agency thereof (or the suspension, revocation or denial of such license, permit or card); (viii) the Participant’s habitual abuse of narcotics or alcohol; or (ix) the Participant’s breach of any non-compete, non-solicit, confidentiality or other restrictive covenant to which the Participant may be subject, pursuant to an employment agreement or otherwise.

(g) “Closing Date” shall mean the date of the consummation of the Sale Transaction.

(h) “Company” shall mean Allied Nevada Gold Corp., a Delaware corporation.

(i) “Company Group” shall mean, collectively or individually (as the context may require), the Company and its direct and indirect subsidiaries.

(j) “Contingent Amount” shall mean any consideration payable to the Shareholders after the closing date of a Sale Transaction as consideration for Shares or assets of the Company Group that is either (i) placed in escrow or otherwise held back to support indemnification obligations, purchase price adjustments, or other similar obligations, (ii) contingent consideration to be paid in the future (including, without limitation, any installment payments, milestone payments and “earn-outs”), or (iii) set aside in a separate account for use by a representative of the Shareholders to manage, address, monitor or otherwise deal with post-closing matters relating to such Sale Transaction. Notwithstanding the foregoing, to the extent required by Section 409A of the Internal Revenue Code, the term “Contingent Amount” shall not include any amounts due or payable more than five years following the Closing Date or not permitted under Treasury Regulation § 1.409A-3(i)(5)(iv)(A).

(k) “Participant” shall mean a director, an officer or an employee of the Company Group who has been granted an Award under the Plan.

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(l) “Plan” shall mean the Allied Nevada Gold Corp. Management Incentive Plan, as it may be amended or supplemented from time to time.

(m) “Sale Proceeds” shall mean, with respect to a Sale Transaction, without duplication of any of the amounts set forth herein, (i) the total gross cash proceeds and the fair value of property other than cash actually received on the Closing Date of such Sale Transaction by the Shareholders on account of their Shares or the Company Group on account of their assets; plus (ii) all indebtedness for borrowed money, guarantees and capitalized leases (but not any other liabilities) assumed, refinanced, retired or extinguished by the acquirer in connection with such Sale Transaction; plus (iii) any Contingent Amounts; plus (iv) in the case such Sale Transaction takes the form of a sale, exchange or purchase of Shares, the value of any retained equity interest, if applicable, of the Shareholders in the Company based on the value paid for or ascribed to the Shares transferred in such Sale Transaction. In no event shall Sale Proceeds include (x) any consideration received by a Shareholder that is not directly attributable to the Shares owned by such Shareholder, including, but not limited to, payments made by the counterparty to a Sale Transaction in respect of retention arrangements, consulting agreements, and agreements not to compete or other restrictive arrangements, or (y) any portion of the consideration that is used to pay fees and expenses, brokers’ commissions or similar fees or other similar liabilities of the Company Group (other than change in control or similar payments to employees). The Board in its sole discretion shall determine the Sale Proceeds and the fair value of property received in connection with a Sale Transaction and any such determinations by the Board shall be final and binding and shall be solely for purposes of administering the Plan. Such determinations are not intended to be reflective of value for any other purpose.

(n) “Sale Transaction” shall mean the sale, lease, transfer, issuance or other disposition, in one transaction or a series of related transactions, of (i) all or substantially all of the consolidated assets of the Company Group (including by or through the issuance, sale, contribution, transfer or other disposition (including by way of reorganization, merger, share exchange, consolidation or other business combination) of a majority of the capital stock or other equity interests of any direct and/or indirect subsidiary or subsidiaries of the Company if substantially all of the consolidated assets of the Company Group are held by such subsidiary or subsidiaries) or (ii) at least a majority of the then-issued and outstanding Shares, to (in either case of clause (i) or clause (ii)) any person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(3) of the Securities Exchange Act of 1934, or any successor provision) of persons, other than an affiliate of a member of the Company Group, whether directly or indirectly or by way of any merger, statutory share exchange, recapitalization, sale or contribution of equity, tender offer, reclassification, consolidation or other business combination transaction or purchase of beneficial ownership. Notwithstanding the foregoing, in no event shall a transaction be considered a “Sale Transaction” unless such transaction would also be a “change in control” (whether by change in ownership, effective control or change in the ownership of a substantial portion of the assets) under Section 409A of the Internal Revenue Code (and the rules and regulations thereunder).

(o) “Shares” shall mean the shares of common stock, par value $0.001 per share, of the Company.

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(p) “Shareholder” shall mean a holder of Shares.

Section 3. Plan Administration

The Plan shall be administered by the Board. The Board shall have such powers and authority as may be necessary or appropriate for the Board to carry out its functions as described herein, including, but not limited to, (i) complete authority to interpret and administer the Plan, any Awards granted under the Plan and, if applicable, any Award Agreements evidencing Awards granted under the Plan, (ii) exercise all of the powers granted to it under the Plan, (iii) construe, interpret and implement the Plan and, if applicable, any Award Agreements, (iv) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (v) make all determinations necessary or advisable in administering the Plan, (vi) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vii) amend the Plan to reflect changes in applicable law, (viii) delegate such powers and authority to such person as it deems appropriate, and (ix) waive any conditions under any Awards or, if applicable, any Award Agreements. The determination of the Board on all matters relating to the Plan or, if applicable, any Award Agreement shall be final, binding and conclusive. No member of the Board shall be liable for any action or determination made in good faith by the Board with respect to the Plan, any Award or any Award Agreement.

Section 4. Grant of Awards

The Board shall determine the Participants to whom Awards are granted under the Plan and the terms of such Awards, in accordance with, and not inconsistent with the terms of the Plan. Exhibit A to the Plan shall list the eligible Participants and identify each eligible Participant’s Award Percentage next to such Participant’s name. The Board (in consultation with the Chief Executive Officer of the Company) may supplement Exhibit A from time to time in its sole discretion with additional Participants or may grant additional Awards, but shall not reduce the entitlement of any Participant under any previously granted Award, subject to the terms and conditions of the Plan. In the event any Award is forfeited as a result of a Participant’s termination of employment with (or service to) any member of the Company Group or otherwise, the Chief Executive Officer of the Company, in consultation with the Board and subject to the Board’s approval (such approval not to be unreasonably withheld), may reallocate all or any portion of such Award Percentage or assign all or any portion of such Award Percentage to a new or existing Participant, which reallocation or assignment will be reflected on a revised Exhibit A hereto. In the event the Chief Executive Officer of the Company, in consultation with the Board and subject to its approval, does not so reallocate or assign all or any portion of such Award Percentage, such Award Percentage (or portion thereof) shall be reallocated to the other Participants, pro rata, according to each Participant’s Award Percentage in relation to the total non-forfeited Award Percentages of all Participants under the Award Pool.

Section 5. Award

(a) Award Pool. In the event of the consummation of a Sale Transaction, an incentive pool (the “Award Pool”) shall be established. Such Award Pool shall be equal to (i) 1% of Sale Proceeds up to (and including) $200,000,000, plus (ii) 2% of Sale Proceeds, if any, above $200,000,000 up to (and including) $300,000,000, plus (iii) 3% of Sale Proceeds, if any, above $300,000,000.

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(b) Award Percentage. Each Participant who is granted an Award shall be granted a percentage share of the Award Pool (“Award Percentage”) as indicated for such Participant on Exhibit A, subject to the terms and conditions of the Plan.

Section 6. Entitlement to Awards and Payment

(a) Entitlement to Payments. Payments pursuant to Awards shall be made only upon the consummation of a Sale Transaction which results in an Award Pool, as determined by the Board in its sole discretion, and a Participant shall only be eligible to receive payments pursuant to his or her Award, if

(i) the Participant has signed and returned the Award Agreement (or related acknowledgement) in the time period specified in such Award Agreement;

(ii) except as provided in Section 7 below, the Participant remains employed by (or in service to) the Company Group at the time of the consummation of the Sale Transaction;

(iii) the Participant (A) has executed and delivered to the Company on the Closing Date of the Sale Transaction an enforceable release of claims in the form provided by the Company, which shall be in substantially the form attached as Exhibit B hereto (the “General Release”), and (B) shall have not, directly or indirectly, disavowed or contested in any manner the effectiveness, validity or enforceability of such Participant’s General Release at any time on or prior to the payment of any amount of the Award;

(iv) the Participant, if requested by the Company, promptly resigns from his or her position as an officer (or equivalent position), director or employee of the Company Group effective as of any time on or prior to the Closing Date of the Sale Transaction, as specified by the Company; provided, however, that no such resignation shall have any effect on the rights or obligations of such Participant with respect to the Award or under any employment agreement or other arrangement with the Company Group; and

(v) the Participant, if requested by the Company Group, signs and delivers to the Board (A) at the time the agreement for such Sale Transaction is executed, a certification that the representations and warranties contained in the agreement for such Sale Transaction are true and correct to the best of the Participant’s knowledge, after reasonable investigation and due inquiry, and (B) on or prior to the Closing Date of such Sale Transaction, such other documents as are reasonably requested by the Company Group (including any certification referred to in clause (A), but made as of such Closing Date).

In no event shall a Participant be entitled to payment under an Award (x) if a Sale Transaction is not consummated on or before March 31, 2017 or (y) on account of more than one Sale Transaction.

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(b) Form. Except as otherwise provided for herein, all payments due under the Plan shall be made in cash and may be made through the Company Group’s payroll system. In the event the Shareholders or the Company Group receives Sale Proceeds in a form other than cash, the Board, in its sole discretion, may instead pay a portion of any Award to a Participant with property with a fair market value equal to such portion of such Award; provided, however, that (x) the percentage of such Award paid in such property cannot exceed the percentage of aggregate Sale Proceeds paid in such property and (y) such property shall be in the same form of property received by the Shareholders or the Company Group, as applicable. In no event shall any such property provide for any further deferral of income.

(c) Timing of Payments.

(i) Except as provided in Section 6(c)(ii) below, payments to a Participant hereunder shall be paid in a single, lump-sum on the thirtieth (30th) day following the Closing Date.

(ii) Notwithstanding any other provision of the Plan to the contrary, the payment of any portion of an Award which is attributable to a Contingent Amount shall be paid at the following times and shall be subject to the following requirements (in addition to the requirements set forth in Section 6(a) above and Section 7 below): (A) the payment shall be made only if, and to the extent that, payment of the related Contingent Amount is made directly to the Shareholders with respect to such Sale Transaction, and the payment to a Participant shall be made on (or as soon as practicable after) the date on which payment is actually made directly to the Shareholders (the “Contingent Payment Date”) and subject to the same terms and conditions as apply to the Shareholders, and (B) the Participant shall have not, directly or indirectly, disavowed or contested in any manner the effectiveness, validity or enforceability of such Participant’s General Release at any time on or prior to the Contingent Payment Date.

Section 7. Service Requirement

(a) Any payment to a Participant under the Plan pursuant to an Award shall be conditioned upon such Participant’s continued employment with (or service to) the Company Group from the date of grant of such Award until the consummation of the Sale Transaction.

(b) Notwithstanding Section 7(a), above, unless otherwise provided in an Award Agreement, in the event a Participant is terminated by the Company Group without Cause (provided the requirements of Section 6 are otherwise met):

(i) within thirty (30) days prior to the Closing Date, such Participant shall be entitled to receive an amount equal to 100% of his Award;

(ii) on or following the sixtieth (60th) day prior to the Closing Date and prior to the thirtieth (30th) day prior to the Closing Date, such Participant shall be entitled to receive an amount equal to 75% of his Award; or

(iii) on or following the ninetieth (90th) day prior to the Closing Date and prior to the sixtieth (60th) day prior to the Closing Date, an amount equal to 50% of his Award.

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Any portion of the Award which a Participant does not become entitled to under this Section 7(b) shall be deemed forfeited and the Participant shall have no rights or interests in such portion of his Award.

(c) A Participant shall not be entitled to the payment of an Award if his or her employment (or service) is terminated by the Participant at any time prior to the consummation of a Sale Transaction or if a Participant’s employment with (or service to) the Company Group is terminated by the Company for Cause. In such events, the Participant shall be deemed to have forfeited any and all interest in any Award held by the Participant.

Section 8. Unfunded Status

All amounts which become payable pursuant to this Plan remain general obligations of the Company and at all times the Plan shall be considered unfunded for both tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended. All payments made pursuant to this Plan shall come from the general assets of the Company. The payment of any amount is not secured by any specific assets of the Company Group and a Participant’s right to payment under the Plan shall be an unsecured claim against the general assets of the Company, including in the event of any rabbi trust established pursuant to this Section 8. No Participant shall be entitled to or have any rights of a stockholder of the Company with respect to any Award granted under this Plan. In the event of a Sale Transaction, assets shall be contributed to a “rabbi trust” (within the meaning of Internal Revenue Service Rev. Proc. 92-64, as modified by Notice 2000-56) on the Closing Date of the Sale Transaction. The amount of such assets to be contributed shall be equal to the aggregate amount of payments pursuant to Awards to be paid shortly (i.e., on the thirtieth (30th) day) following the Closing Date, less applicable withholdings or similar deductions. In no event shall any amounts attributable to Contingent Amounts be required to be contributed to such trust. Any distributions from the trust that are made to Participants shall be treated as payments made from the Company to the Participants pursuant to Awards under the Plan. Notwithstanding the foregoing or any provision of the Plan to the contrary no assets shall be contributed to the trust if contributing such assets to the trust would result in the imposition of additional taxes by reason of Section 409A(b) of the Internal Revenue Code.

Section 9. General Rules Applicable to Awards

All Awards shall be subject to the following:

(a) The obligation of the Company to make payment with respect to an Award shall be subject to all applicable laws, rules and regulations and to such approvals by government agencies as may be required.

(b) The Company shall have the right to withhold from payment made under any Awards any federal, state or local taxes as required by law to be withheld with respect to such Awards. Any taxes related to an Award are the sole responsibility of the Participant and the Participant shall have no right to indemnification for any or all taxes owed in connection with such Awards.

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(c) All Awards shall expire and be forfeited if the consummation of a Sale Transaction has not occurred on or before March 31, 2017.

(d) No Participant shall receive payment with respect to an Award on account of more than one Sale Transaction.

(e) No Award may be assigned, transferred or in any other way alienated (or be subject to garnishment, attachment, execution or levy of any kind) by a Participant other than by will or by the laws of descent and distribution.

Section 10. General Provisions

(a) No Right to Employment. Nothing contained in this Plan shall confer upon any Participant the right to continue in the employ of or service with the Company Group, or affect any rights which the Company Group may have to terminate such employment or service for any reason at any time.

(b) Non-Uniform Determinations. The Board’s determinations of Awards under the Plan need not be uniform and may be made by it selectively among persons who receive or are eligible to receive Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Board shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Awards, as to the person to receive Awards under the Plan.

(c) Section Headings; Construction. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections. All words used in this Plan shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(d) Governing Law. This Plan, any Award hereunder, any Award Agreement and any conflicts arising hereunder or thereunder or related hereto or thereto shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws, regardless of the laws that might otherwise govern under applicable principles, to the fullest extent permitted by law, of conflicts of laws.

(e) Confidentiality. By acceptance of an Award, each Participant agrees to maintain in confidence and not disclose the terms of this Plan, any Award granted hereunder or any Award Agreement (except to the Participant’s immediate family and his or her professional advisors).

(f) Severability; Entire Agreement. In the event any provision of this Plan, any Award or any Award Agreement shall be held illegal, invalid or unenforceable for any reason, the illegality, invalidity or unenforceability shall not affect the remaining provisions of this Plan, such Award or such Award Agreement (as applicable) and such illegal, invalid or unenforceable provision shall be deemed modified as if the illegal, invalid or unenforceable provisions had not been included. The Plan, any Award and, if applicable, any Award Agreement, contain the

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entire agreement of the parties with respect to the subject matter hereof and thereof, and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof and thereof.

(g) No Third-Party Beneficiaries. Except as expressly provided herein or therein, none of the Plan, any Award or, if applicable, any Award Agreement shall confer on any person other than the Company and the applicable Participant any rights or remedies hereunder or thereunder.

(h) Freedom of Action. Nothing contained in the Plan, any Award or, if applicable, any Award Agreement shall be construed to prevent the Company Group, its affiliates, or any of the Shareholders from taking any corporate action, including, but not limited to, any recapitalization, reorganization, merger, consolidation, joint venture, dissolution or sale (including any Sale Transaction), which is deemed by the Company Group, its affiliates or any of the Shareholders to be appropriate or in its or their best interest, whether or not such action would have an adverse effect on the Plan or any Awards thereunder. Any solicitation, negotiation or closing of any such corporation action shall be subject to the sole and absolute discretion of the Company Group, its affiliates or any of the Shareholders and there will be no liability on the part of the Company Group, its affiliates or the Shareholders if a Sale Transaction is not consummated for any reason or the amount of the Award Pool that results from the consummation thereof. The Company Group, its affiliates, and/or the Shareholders will determine in their sole discretion whether to effect or consummate a Sale Transaction and no Participant shall have any rights to (i) require the Company Group to enter into a Sale Transaction, (ii) question the price, timing or form of consideration in connection with a Sale Transaction or otherwise object to any Sale Transaction or (iii) object to any third party to a Sale Transaction.

(i) Section 409A. It is the intention of the Board that all payments and benefits under this Plan shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A of the Internal Revenue Code and the rules and regulations thereunder, to the extent applicable, and that the benefits hereunder shall, if applicable, constitute “transaction-based compensation” that complies with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A). Any ambiguity in this Plan shall be interpreted to comply with the foregoing. Each amount payable pursuant to this Plan shall be deemed to be a separate payment for purposes of Section 409A of the Internal Revenue Code. For all purposes under the Plan, any iteration of the word “termination” (e.g., “terminated”) with respect to a Participant’s employment or service, shall mean a separation from service within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder. Notwithstanding the foregoing, no member of the Company Group, any Shareholder nor any of their respective affiliates shall be liable to, and each Participant shall be solely liable and responsible for, any taxes (or interest or penalties) that may be imposed on such Participant under Section 409A of the Internal Revenue Code with respect to such Participant’s receipt of any Award and payment thereunder.

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(j) Amendment, Suspension or Termination of the Plan. The Board may from time to time suspend, discontinue, terminate, revise or amend (i) the Plan in any respect whatsoever and (ii) any Award Agreement; provided, however, that in no event shall any such action adversely affect the rights of any Participant in any material respect (without regard to any effect resulting from the individual circumstances of such Participant) with respect to any previously granted Award without such Participant’s consent, except to the extent such action is required by, or is necessary to comply with, law. The Plan shall automatically terminate on the earlier of (i) March 31, 2017, if a Sale Transaction is not consummated prior to such date, and (ii) the date all Awards are either paid or forfeited.

(k) Successors and Assigns. The terms of this Plan shall be binding upon and inure to the benefit of the Company, its subsidiaries and their successors and assigns.

(l) Effective Date. The Plan is effective                     .

[Remainder of Page Intentionally Left Blank]

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Exhibit A

PARTICIPANTS

Ex. A-1

Exhibit B

RELEASE AGREEMENT

Dated as of [            ], 201[  ]

Reference is hereby made to (a) the Allied Nevada Gold Corp. Management Incentive Plan effective as of [            ], 2015 (as amended, supplemented or otherwise modified from time to time, the “Plan”), and (b) the Award Notice/ Allied Nevada Gold Corp. Management Incentive Plan (the “Award Agreement”) executed and delivered by Allied Nevada Gold Corp. (the “Company”) to [                    ] (the “Participant”), and acknowledged by the Participant, pursuant to which the Participant was granted an Award under the Plan (the “Specified Award”). Capitalized terms used in this Release Agreement (this “Release Agreement”) without definitions shall have the meanings given to such terms in the Plan.

The Participant hereby acknowledges and agrees that he would not have otherwise been entitled to any amounts received in connection with the Specified Award but for executing and delivering this Release Agreement and granting the releases set forth herein (the “Release”) and such Release Agreement becoming effective and enforceable.

Effective as of [            ], 201[  ] (which date is the Closing Date of the applicable Sale Transaction, the “Release Date”), and for and in consideration of the benefits described above and for other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), the Participant, on behalf of himself and his successors, assigns, heirs and beneficiaries (together with the Participant, the “Releasing Parties”), fully, finally and irrevocably releases, acquits and forever discharges (i) the Company, (ii) the subsidiaries of the Company, (iii) each member of the board of directors or board of managers (or other governing body) of the Company or any of its subsidiaries, and (iv) each of the affiliates of the persons and entities described in clauses (i), (ii) and/or (iii) above, and (v) each of the officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, related investment funds, representatives, employees, principals, agents, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives and attorneys any of the persons and entities described in clauses (i), (ii), (iii) and/or (iv) above (collectively, the “Released Parties”), from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, and obligations of every kind and nature whatsoever (including, without limitation, any of the foregoing arising under or relating to any agreement (including the Award Agreement), document, plan (including any employee benefit plan), certificate or instrument governing or evidencing the terms of the Specified Award), at law or in equity, whether known or unknown, direct or derivative, contingent or otherwise, or whether or not such Releasing Party is aware of such claims or suspects them to exist in such Releasing Party’s favor, which any Releasing Party had, has, or may have had at any time prior to (and including) the Release Date against any of the Released Parties (“Released Claims”), but only to the extent that such Released Claims arise from or in connection with the Company or any of its subsidiaries prior to (and including) the Release Date or the conduct of the business or operations of the Company or any of its subsidiaries prior to (and including) the Release Date; provided,

Ex. B-1

however, that nothing contained herein shall operate to release, and Released Claims shall not include, (x) any obligations of the Company or any of its subsidiaries to a Releasing Party with respect to accrued and unpaid salary, vested and accrued employee benefits (including any incentive compensation under any other equity or cash incentive or retention plan to which a Releasing Party has been granted an award thereunder), and unreimbursed travel and entertainment expenses, (y) any rights of a Releasing Party to indemnification, exculpation and/or reimbursement and advancement of expenses arising under the articles or certificate of incorporation or formation, by-laws, limited liability company agreement, partnership agreement or other organizational documents of the Company or any of its subsidiaries, or (z) any obligations of the Company or any of its subsidiaries under any employment agreement or offer letter between the Company or any such subsidiary and any Releasing Party.

The Participant hereby acknowledges and agrees that [he][she] has had a sufficient period of time of at least twenty-one (21) days within which to review the Release, including, without limitation, with the Participant’s attorney, and that, to the extent the Participant has executed this Release Agreement within less than twenty-one (21) days after its delivery to the Participant, the decision to execute this Release Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary; provided, however, that the Participant may not sign this Release Agreement until on or after the Sale Transaction is consummated. The Participant hereby further acknowledges that [he][she] was advised to seek the advice of an attorney prior to signing this Release Agreement and granting the Release; that the Participant has had sufficient time to consider the Release and to consult with an attorney, or to consult with any other person of [his][her] choosing before signing this Release Agreement and granting the Release; and that the Participant is signing this Release Agreement and granting the Release voluntarily and with a full understanding of its terms.

The Participant hereby acknowledges and agrees that the Release shall become effective as of the Release Date; provided, however, that the Release shall not become effective with respect to the Age Discrimination in Employment Act until the 8th day after the Release Date (the “ADEA Release Effective Date”) and that the Participant may, at any time before the ADEA Release Effective Date, revoke the Release with respect to claims relating to the Age Discrimination in Employment Act by hand delivering, or sending via overnight mail, a written notice of revocation to the Company at: [ADDRESS].

[Remainder of Page Intentionally Left Blank]

Ex. B-2

IN WITNESS WHEREOF, the undersigned has executed this Release Agreement as of the [    ] day of [            ], 201[  ].

Name:

[Signature Page to Release Agreement]

[Form of Award Notice]

[NAME]

[ADDRESS]

[ADDRESS]

Re:	Award Notice / Allied Nevada Gold Corp. Management Incentive Plan

Dear [NAME]:

Allied Nevada Gold Corp. recently approved the Management Incentive Plan, as may be amended and restated (the “Plan”, a copy of which is attached hereto), the purpose of which is to provide incentives to certain directors, officers and employees of the Company Group upon the consummation of a qualifying Sale Transaction.

Capitalized terms used in this Award Notice that are not defined herein have the meanings set forth in the Plan.

Pursuant to Section 4 of the Plan, you are hereby notified that you have been selected to be a Participant in the Plan and are eligible for an Award with an Award Percentage of     %. This Award and your rights and obligations hereunder are subject to all of the terms and conditions of the Plan, the terms and conditions of which are incorporated herein by reference to the same extent as if fully set forth herein.

Below is an Acknowledgment that we are requesting you to sign as a condition to the effectiveness of this Award Agreement. Please sign and date this Acknowledgment, keep a copy for your file and return an original executed copy to [                    ] at your earliest convenience but no later than             , 2015. Should you have any questions about this Award please do not hesitate to contact me.

We value your commitment to the success of the Company and hope that you continue to find your involvement with the Company enjoyable and professionally rewarding.

Sincerely,

Chief Executive Officer

Enc. Allied Nevada Gold Corp. Management Incentive Plan

ACKNOWLEDGMENT:

By executing this acknowledgment, the undersigned acknowledges that he or she has received a copy of the Allied Nevada Gold Corp. Management Incentive Plan (the “Plan”), has read the terms and provisions of the Plan and has been given an opportunity to ask questions of or request additional information from Allied Nevada Gold Corp. The undersigned further agrees that this acknowledgment, together with the Plan, represent the entire agreement of the parties with respect to the subject matter thereof.

Signature	Date

EXHIBIT L

Post-Emergence Key Employee Retention Plan

Allied Nevada Gold Corp.

Key Employee Retention Plan

Section 1. Purpose

The purpose of the Allied Nevada Gold Corp. Key Employee Retention Plan is to aid in the retention of certain key employees of the Company Group during the critical period following the Company Group’s emergence from its Chapter 11 bankruptcy proceedings.

Section 2. Definitions

When used in this Plan, unless the context otherwise requires, the following terms shall have the meanings set forth next to such terms:

(a) “Board” shall mean the Board of Directors of the Company or a committee established by the Board with the authority to oversee, administer, interpret and implement the Plan.

(b) “Cause” shall mean, with respect to any Participant, that one or more of the following has occurred: (i) the Participant is convicted of a felony or pleads guilty or nolo contendere to a felony (whether or not with respect to the Company Group or any of its affiliates); (ii) a failure of the Participant to substantially perform his responsibilities and duties to the Company Group which, to the extent curable, is not remedied within ten (10) days after the Participant’s receipt of written notice given by any member of the Company Group identifying the failure in reasonable detail and granting the Participant an opportunity to cure such failure within such ten (10) day period; (iii) the failure of the Participant to carry out or comply with any lawful and reasonable directive of the Board (or any committee of the Board), any governing body of any member of the Company Group, or the Chief Executive Officer of any member of the Company Group, which, to the extent curable, is not remedied within ten (10) days after the Participant’s receipt of written notice given by any member of the Company Group identifying the failure in reasonable detail and granting the Participant an opportunity to cure such failure within such ten (10) day period; (iv) the Participant engages in illegal conduct, any breach of fiduciary duty (if any), any act of material dishonesty or other misconduct, in each case in this clause (iv), against the Company Group or any of its affiliates; (v) a material violation or willful breach by the Participant of any of the policies or procedures of the Company Group, including, without any limitation, any employee manual, handbook or code of conduct of the Company Group which, to the extent curable, is not remedied within ten (10) days after the Participant’s receipt of written notice given by any member of the Company Group identifying the violation or breach in reasonable detail and granting the Participant an opportunity to cure such violation or breach within such ten (10) day period; (vi) the Participant fails to meet any material obligation the Participant may have under any agreement entered into with any member of the Company Group which, to the extent curable, is not remedied within ten (10) days after the Participant’s receipt of written notice given by any member of the Company Group identifying the failure in reasonable detail and granting the Participant an opportunity to cure

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such failure within such ten (10) day period; (vii) the Participant’s failure to maintain any applicable license, permit or card required by the federal or state authorities or a political subdivision or agency thereof (or the suspension, revocation or denial of such license, permit or card); (viii) the Participant’s habitual abuse of narcotics or alcohol; or (ix) the Participant’s breach of any non-compete, non-solicit, confidentiality or other restrictive covenant to which the Participant may be subject, pursuant to an employment agreement or otherwise.

(c) “Company” shall mean Allied Nevada Gold Corp., a Delaware corporation.

(d) “Company Group” shall mean, collectively or individually (as the context may require), the Company and its direct and indirect subsidiaries.

(e) “Disability” shall mean that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(f) “Earned Date” shall mean the earlier of (i) the consummation of a Sale Transaction, and (ii) June 30, 2016.

(g) “Participant” shall mean an officer or an employee of the Company Group who has been granted a Retention Award under the Plan.

(h) “Plan” shall mean the Allied Nevada Gold Corp. Key Employee Retention Plan, as it may be amended or supplemented from time to time.

(i) “Qualifying Termination” shall mean, with respect to any Participant, such Participant’s termination of employment (i) on account of such Participant’s death or Disability or (ii) by the Company Group without Cause. For avoidance of doubt, a Participant’s termination on account of the Company Group’s elimination of such Participant’s job constitutes a termination by a member of the Company Group without Cause.

(j) “Retention Award” shall mean the contingent right of a Participant to receive a retention bonus under the Plan, subject to the terms and conditions of the Plan.

(k) “Retention Award Agreement” shall mean a written agreement entered into between the Company and the Participant in connection with a Retention Award (including any notice of a Retention Award executed and delivered by the Company to a Participant and which is countersigned or acknowledged by such Participant).

(l) “Retention Award Amount” shall mean an amount granted to a Participant pursuant to a Retention Award, as provided in Section 5.

(m) “Sale Transaction” shall mean the sale, lease, transfer, issuance or other disposition, in one transaction or a series of related transactions, of (i) all or substantially all of the consolidated assets of the Company Group (including by or through the issuance, sale, contribution, transfer or other disposition (including by way of reorganization, merger, share

2

exchange, consolidation or other business combination) of a majority of the capital stock or other equity interests of any direct and/or indirect subsidiary or subsidiaries of the Company if substantially all of the consolidated assets of the Company Group are held by such subsidiary or subsidiaries) or (ii) at least a majority of the then-issued and outstanding Shares, to (in either case of clause (i) or clause (ii)) any person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(3) of the Securities Exchange Act of 1934, or any successor provision) of persons, other than an affiliate of a member of the Company Group, whether directly or indirectly or by way of any merger, statutory share exchange, recapitalization, sale or contribution of equity, tender offer, reclassification, consolidation or other business combination transaction or purchase of beneficial ownership. Notwithstanding the foregoing, in no event shall a transaction be considered a “Sale Transaction” unless such transaction would also be a “change in control” (whether by change in ownership, effective control or change in the ownership of a substantial portion of the assets) under Section 409A of the Internal Revenue Code (and the rules and regulations thereunder).

(n) “Share” shall mean the shares of common stock, par value $0.001 per share, of the Company.

(o) “Shareholder” shall mean a holder of Shares.

Section 3. Plan Administration

The Plan shall be administered by the Board. The Board shall have such powers and authority as may be necessary or appropriate for the Board to carry out its functions as described herein, including, but not limited to, (i) complete authority to interpret and administer the Plan, any Retention Awards granted under the Plan and, if applicable, any Retention Award Agreements evidencing Retention Awards granted under the Plan, (ii) exercise all of the powers granted to it under the Plan, (iii) construe, interpret and implement the Plan and, if applicable, any Retention Award Agreements, (iv) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (v) make all determinations necessary or advisable in administering the Plan, (vi) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vii) amend the Plan to reflect changes in applicable law, (viii) delegate such powers and authority to such person as it deems appropriate, and (ix) waive any conditions under any Retention Awards or, if applicable, any Retention Award Agreements. The determination of the Board on all matters relating to the Plan or, if applicable, any Retention Award Agreement shall be final, binding and conclusive. No member of the Board shall be liable for any action or determination made in good faith by the Board with respect to the Plan, any Retention Award or any Retention Award Agreement.

Section 4. Grant of Retention Awards

The Board shall determine the Participants to whom Retention Awards are granted under the Plan and the terms of such Retention Awards, in accordance with, and not inconsistent with the terms of the Plan. Exhibit A to the Plan shall list the eligible Participants and identify each eligible Participant’s Retention Award Amount next to such Participants name. The Board may supplement Exhibit A from time to time in its sole discretion with additional Participants or may

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grant additional Retention Awards, but shall not reduce the entitlement of any Participant under any previously granted Retention Award, subject to the terms and conditions of the Plan. In the event any Retention Award is forfeited (in full or in part) as a result of a Participant’s termination of employment with any member of the Company Group or otherwise, the Board, in its sole discretion, may (but is not obligated or required to) reallocate all or any portion of such Retention Award Amount or assign all or any portion of such Retention Award Amount to a new or existing Participant. In the event the Board does not so reallocate or assign all or any portion of such Retention Award Amount, such Retention Award Amount (or portion thereof) shall be deemed cancelled and no payment shall be made with respect thereto.

Section 5. Retention Award

Each Participant who is granted a Retention Award shall be granted a right to receive an amount (such amount being the Retention Award Amount) as indicated for such Participant on Exhibit A, subject to the terms and conditions of the Plan (and subject to reduction under Section 6 below).

Section 6. Entitlement to Retention Awards and Payment

(a) Service Requirement and Payment.

(i) Each Participant who has remained continuously employed with the Company Group from the date of grant of the Retention Award through and including the Earned Date and who satisfies the terms and conditions of Section 6(b) below, shall be entitled to receive such Participant’s Retention Award in an amount equal to the Retention Award Amount unless such Participant was on an approved leave of absence or short term disability at any time between the date of grant of the Retention Award and the Earned Date. If the Participant was on an approved leave of absence or short term disability at any time between the date of grant of the Retention Award and the Earned Date, the Participant shall be eligible to receive his or her Retention Award (provided the Participant has not terminated employment with the Company Group for any reason other than a Qualifying Termination prior to the Earned Date and the terms and conditions of Section 6(b) are satisfied) and the Participant’s Retention Award Amount shall be reduced by an amount equal to the product of (x) the Retention Award Amount and (y) a fraction, the numerator of which is the number of days the Participant was on such approved leave and/or short term disability between the date of grant and the Earned Date and the denominator of which is the number of days between the date of grant of the Retention Award and the Earned Date. Any Retention Award payable under this Section shall be payable in a lump sum (as provided in Section 7 below) on the first payroll date on or after the thirtieth (30th) day following the Earned Date (but in no event later than the March 15th of the year following the year in which the Earned Date occurs).

(ii) If Participant experiences a Qualifying Termination prior to an Earned Date and the Participant otherwise satisfies the terms and conditions of Section 6(b) below, such Participant shall be entitled to receive his or her Retention Award payable in a lump sum (as provided in Section 7 below) on the first payroll date on or after the thirtieth day following the Participant’s termination of employment (but in no event later than the March 15th of the year

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following the year in which the Earned Date occurs), provided, however, that the Retention Award Amount for any Participant who was on an approved leave and/or short term disability shall be reduced as provided in Section 6(a)(i) above.

(iii) If at any time prior to the occurrence of an Earned Date, a Participant’s employment is terminated for any reason other than a Qualifying Termination, including but not limited to, a termination by the Company for Cause or the Participant’s voluntary resignation, such Participant shall not be eligible to receive a Retention Award and shall forfeit all rights and interests in such Retention Award.

(b) Other Requirements. In addition to the service requirements described in Section 6(a) above, a Participant shall only be eligible to receive payments pursuant to his or her Retention Award if,

(i) the Participant has signed and returned the Retention Award Agreement (or related acknowledgement) in the time period specified in such Retention Award Agreement; and

(ii) the Participant (or, if applicable, the Participant’s estate) (A) has executed and delivered to the Company on the Earned Date (or termination of employment, whichever is applicable) an enforceable release of claims in the form provided by the Company, which shall be in substantially the form attached as Exhibit B hereto (the “General Release”), and (B) shall have not, directly or indirectly, disavowed or contested in any manner the effectiveness, validity or enforceability of such Participant’s General Release at any time on or prior to the payment of the Retention Award Amount.

Section 7. Form of Payment

Except as otherwise provided for herein, all payments due under the Plan shall be made in cash and may be made through the Company Group’s payroll system. In the event that a Participant receives payment of his or her Retention Award on account of the consummation of a Sale Transaction and the Shareholders or the Company Group receive proceeds from such Sale Transaction in a form other than cash, the Board, in its sole discretion, may instead pay a portion of any Retention Award to a Participant with property with a fair market value equal to such portion of such Retention Award; provided, however, that (x) the percentage of such Retention Award paid in such property cannot exceed the percentage of aggregate proceeds from a Sale Transaction paid in such property and (y) such property shall be in the same form of property received by the Shareholders or the Company Group, as applicable. In no event shall any such property provide for any further deferral of income.

Section 8. Unfunded Status

All amounts which become payable pursuant to this Plan remain general obligations of the Company and at all times the Plan shall be considered unfunded for both tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended. All payments made pursuant to this Plan shall come from the general assets of the Company. The payment of

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any amount is not secured by any specific assets of the Company Group and a Participant’s right to payment under the Plan shall be an unsecured claim against the general assets of the Company, including in the event of any rabbi trust established pursuant to this Section 8. No Participant shall be entitled to or have any rights of a stockholder of the Company with respect to any Retention Award granted under this Plan. In the event of a Sale Transaction, assets shall be contributed to a “rabbi trust” (within the meaning of Internal Revenue Service Rev. Proc. 92-64, as modified by Notice 2000-56) on the consummation of the Sale Transaction. The amount of such assets to be contributed shall be equal to the aggregate amount of payments that are to be paid on the thirtieth (30th) day following the consummation of the Sale Transaction pursuant to Retention Awards, less applicable withholdings or similar deductions. Any distributions from the trust that are made to Participants shall be treated as payments made from the Company to the Participants pursuant to Retention Awards under the Plan. Notwithstanding the foregoing or any provision of the Plan to the contrary no assets shall be contributed to the trust if contributing such assets to the trust would result in the imposition of additional taxes by reason of Section 409A(b) of the Internal Revenue Code.

Section 9. General Rules Applicable to Retention Awards

All Retention Awards shall be subject to the following:

(a) The obligation of the Company to make payment with respect to a Retention Award shall be subject to all applicable laws, rules and regulations and to such approvals by government agencies as may be required.

(b) The Company shall have the right to withhold from payment made under any Retention Awards any federal, state or local taxes as required by law to be withheld with respect to such Retention Awards. Any taxes related to a Retention Award are the sole responsibility of the Participant and the Participant shall have no right to indemnification for any or all taxes owed in connection with such Retention Awards.

(c) No Retention Award may be assigned, transferred or in any other way alienated (or be subject to garnishment, attachment, execution or levy of any kind) by a Participant other than by will or by the laws of descent and distribution.

Section 10. General Provisions

(a) No Right to Employment. Nothing contained in this Plan shall confer upon any Participant the right to continue in the employ of or service with the Company Group, or affect any rights which the Company Group may have to terminate such employment or service for any reason at any time.

(b) Non-Uniform Determinations. The Board’s determinations of Retention Awards under the Plan need not be uniform and may be made by it selectively among persons who receive or are eligible to receive Retention Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Board shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Retention Awards, as to the person to receive Retention Awards under the Plan.

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(c) Section Headings; Construction. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections. All words used in this Plan shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(d) Governing Law. This Plan, any Retention Award hereunder, any Retention Award Agreement and any conflicts arising hereunder or thereunder or related hereto or thereto shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws, regardless of the laws that might otherwise govern under applicable principles, to the fullest extent permitted by law, of conflicts of laws.

(e) Confidentiality. By acceptance of a Retention Award, each Participant agrees to maintain in confidence and not disclose the terms of this Plan, any Retention Award granted hereunder or any Retention Award Agreement (except to the Participant’s immediate family and his or her professional advisors).

(f) Severability; Entire Agreement. In the event any provision of this Plan, any Retention Award or any Retention Award Agreement shall be held illegal, invalid or unenforceable for any reason, the illegality, invalidity or unenforceability shall not affect the remaining provisions of this Plan, such Retention Award or such Retention Award Agreement (as applicable) and such illegal, invalid or unenforceable provision shall be deemed modified as if the illegal, invalid or unenforceable provisions had not been included. The Plan, any Retention Award and, if applicable, any Retention Award Agreement, contain the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof and thereof.

(g) No Third-Party Beneficiaries. Except as expressly provided herein or therein, none of the Plan, any Retention Award or, if applicable, any Retention Award Agreement shall confer on any person other than the Company and the applicable Participant any rights or remedies hereunder or thereunder.

(h) Freedom of Action. Nothing contained in the Plan, any Retention Award or, if applicable, any Retention Award Agreement shall be construed to prevent the Company Group, its affiliates, or any of the Shareholders from taking any corporate action, including, but not limited to, any recapitalization, reorganization, merger, consolidation, joint venture, dissolution or sale (including any Sale Transaction), which is deemed by the Company Group, its affiliates or any of the Shareholders to be appropriate or in its or their best interest, whether or not such action would have an adverse effect on the Plan or any Retention Awards thereunder. The Company Group, its affiliates, and/or the Shareholders will determine in their sole discretion whether to effect or consummate a Sale Transaction and no Participant shall have any rights to (i) require the Company Group to enter into a Sale Transaction, (ii) question the price, timing or form of consideration in connection with a Sale Transaction or otherwise object to any Sale Transaction or (iii) object to any third party to a Sale Transaction.

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(i) Section 409A. It is the intention of the Board that all payments and benefits under this Plan shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A of the Internal Revenue Code and the rules and regulations thereunder, to the extent applicable. Any ambiguity in this Plan shall be interpreted to comply with the foregoing. Each amount payable pursuant to this Plan shall be deemed to be a separate payment for purposes of Section 409A of the Internal Revenue Code. For all purposes under the Plan, any iteration of the word “termination” (e.g., “terminated”) with respect to a Participant’s employment or service, shall mean a separation from service within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder. Notwithstanding the foregoing, no member of the Company Group, any Shareholder nor any of their respective affiliates shall be liable to, and each Participant shall be solely liable and responsible for, any taxes (or interest or penalties) that may be imposed on such Participant under Section 409A of the Internal Revenue Code with respect to such Participant’s receipt of any Retention Award and payment thereunder.

(j) Amendment, Suspension or Termination of the Plan. The Board may from time to time suspend, discontinue, terminate, revise or amend (i) the Plan in any respect whatsoever and (ii) any Retention Award Agreement; provided, however, that in no event shall any such action adversely affect the rights of any Participant in any material respect (without regard to any effect resulting from the individual circumstances of such Participant) with respect to any previously granted Retention Award without such Participant’s consent, except to the extent such action is required by, or is necessary to comply with, law. The Plan shall automatically terminate once all Retention Awards are either paid or forfeited.

(k) Successors and Assigns. The terms of this Plan shall be binding upon and inure to the benefit of the Company, its subsidiaries and their successors and assigns.

(l) Effective Date. The Plan is effective                     . The Plan applies only to periods following the Company’s emergence from bankruptcy.

[Remainder of Page Intentionally Left Blank]

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Exhibit A

PARTICIPANTS

Ex. A-1

Exhibit B

RELEASE AGREEMENT

Dated as of [            ], 201[  ]

Reference is hereby made to (a) the Allied Nevada Gold Corp. Key Employee Retention Plan effective as of [            ], 2015 (as amended, supplemented or otherwise modified from time to time, the “Plan”), and (b) the Retention Award Notice/ Allied Nevada Gold Corp. . Key Employee Retention (the “Award Agreement”) executed and delivered by Allied Nevada Gold Corp. (the “Company”) to [                    ] (the “Participant”), and acknowledged by the Participant, pursuant to which the Participant was granted a Retention Award under the Plan (the “Specified Award”). Capitalized terms used in this Release Agreement (this “Release Agreement”) without definitions shall have the meanings given to such terms in the Plan.

The Participant hereby acknowledges and agrees that he would not have otherwise been entitled to any amounts received in connection with the Specified Award but for executing and delivering this Release Agreement and granting the releases set forth herein (the “Release”) and such Release Agreement becoming effective and enforceable.

Effective as of [            ], 201[  ] (which date is the Earned Date under the Plan, the “Release Date”), and for and in consideration of the benefits described above and for other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), the Participant, on behalf of himself and his successors, assigns, heirs and beneficiaries (together with the Participant, the “Releasing Parties”), fully, finally and irrevocably releases, acquits and forever discharges (i) the Company, (ii) the subsidiaries of the Company, (iii) each member of the board of directors or board of managers (or other governing body) of the Company or any of its subsidiaries, and (iv) each of the affiliates of the persons and entities described in clauses (i), (ii) and/or (iii) above, and (v) each of the officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, related investment funds, representatives, employees, principals, agents, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives and attorneys any of the persons and entities described in clauses (i), (ii), (iii) and/or (iv) above (collectively, the “Released Parties”), from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, and obligations of every kind and nature whatsoever (including, without limitation, any of the foregoing arising under or relating to any agreement (including the Retention Award Agreement), document, plan (including any employee benefit plan), certificate or instrument governing or evidencing the terms of the Specified Award), at law or in equity, whether known or unknown, direct or derivative, contingent or otherwise, or whether or not such Releasing Party is aware of such claims or suspects them to exist in such Releasing Party’s favor, which any Releasing Party had, has, or may have had at any time prior to (and including) the Release Date against any of the Released Parties (“Released Claims”), but only to the extent that such Released Claims arise from or in connection with the Company or any of its subsidiaries prior to (and including) the Release Date or the conduct of the business or operations of the Company or any of its subsidiaries prior to (and including) the Release Date; provided, however, that nothing

Ex. B-1

contained herein shall operate to release, and Released Claims shall not include, (x) any obligations of the Company or any of its subsidiaries to a Releasing Party with respect to accrued and unpaid salary, vested and accrued employee benefits (including any incentive compensation under any other equity or cash incentive or retention plan to which a Releasing Party has been granted an award thereunder), and unreimbursed travel and entertainment expenses, (y) any rights of a Releasing Party to indemnification, exculpation and/or reimbursement and advancement of expenses arising under the articles or certificate of incorporation or formation, by-laws, limited liability company agreement, partnership agreement or other organizational documents of the Company or any of its subsidiaries, or (z) any obligations of the Company or any of its subsidiaries under any employment agreement or offer letter between the Company or any such subsidiary and any Releasing Party.

The Participant hereby acknowledges and agrees that [he][she] has had a sufficient period of time of at least twenty-one (21) days within which to review the Release, including, without limitation, with the Participant’s attorney, and that, to the extent the Participant has executed this Release Agreement within less than twenty-one (21) days after its delivery to the Participant, the decision to execute this Release Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary. The Participant hereby further acknowledges that [he][she] was advised to seek the advice of an attorney prior to signing this Release Agreement and granting the Release; that the Participant has had sufficient time to consider the Release and to consult with an attorney, or to consult with any other person of [his][her] choosing before signing this Release Agreement and granting the Release; and that the Participant is signing this Release Agreement and granting the Release voluntarily and with a full understanding of its terms.

The Participant hereby acknowledges and agrees that the Release shall become effective as of the Release Date; provided, however, that the Release shall not become effective with respect to the Age Discrimination in Employment Act until the 8th day after the Release Date (the “ADEA Release Effective Date”) and that the Participant may, at any time before the ADEA Release Effective Date, revoke the Release with respect to claims relating to the Age Discrimination in Employment Act by hand delivering, or sending via overnight mail, a written notice of revocation to the Company at: [ADDRESS].

[Remainder of Page Intentionally Left Blank]

Ex. B-2

IN WITNESS WHEREOF, the undersigned has executed this Release Agreement as of the [    ] day of [            ], 201[  ].

Name:

[Signature Page to Release Agreement]

[Form of Retention Award Notice]

[NAME]

[ADDRESS]

[ADDRESS]

Re:	Retention Award Notice / Allied Nevada Gold Corp. Key Employee Retention Plan

Dear [NAME]:

Allied Nevada Corp. recently approved the Key Employee Retention Plan, as may be amended and restated (the “Plan”, a copy of which is attached hereto), the purpose of which is to provide incentives to certain officers and employees of the Company Group following the Company’s emergence from bankruptcy. The Plan only applies to periods following the Company’s emergence from bankruptcy. You have already received your retention bonus of $         under the Company’s pre-emergence retention plan.

Capitalized terms used in this Retention Award Notice that are not defined herein have the meanings set forth in the Plan.

Pursuant to Section 4 of the Plan, you are hereby notified that you have been selected to be a Participant in the Plan and are eligible for a Retention Award with a Retention Award Amount of $        . This Retention Award and your rights and obligations hereunder are subject to all of the terms and conditions of the Plan, the terms and conditions of which are incorporated herein by reference to the same extent as if fully set forth herein.

Below is an Acknowledgment that we are requesting you to sign as a condition to the effectiveness of this Retention Award Agreement. Please sign and date this Acknowledgment, keep a copy for your file and return an original executed copy to [                    ] at your earliest convenience but no later than             , 2015. Should you have any questions about this Retention Award please do not hesitate to contact me.

We value your commitment to the success of the Company and hope that you continue to find your involvement with the Company enjoyable and professionally rewarding.

Sincerely,

Chief Executive Officer

Enc. Allied Nevada Gold Corp. Key Employee Retention Plan

ACKNOWLEDGMENT:

By executing this acknowledgment, the undersigned acknowledges that he or she has received a copy of the Allied Nevada Gold Corp. Key Employee Retention Plan (the “Plan”), has read the terms and provisions of the Plan and has been given an opportunity to ask questions of or request additional information from the Company. The undersigned further acknowledges and agrees that (i) this letter, together with the Plan, represents the entire agreement of the parties with respect to the subject matter hereof and thereof, and (ii) he or she received on the effective date of the Company’s emergence from bankruptcy (or shortly thereafter), all payments under any key employee retention plans implemented during the Company’s Chapter 11 proceedings and this Plan applies only to periods following the Company’s emergence from bankruptcy.

Signature	Date

EXHIBIT M

Identity of Creditor Representative

The Creditor Representative shall be David MacGreevey, Zolfo Cooper, LLC.

EXHIBIT N

Identity of New Warrant Representative

The New Warrant Representative shall be James Anderson. John Connor shall be the designated alternate/successor to James Anderson.